 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-258691
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS AND SPECIAL MEETING OF PUBLIC AND PRIVATE PLACEMENT WARRANT HOLDERS OF IVANHOE CAPITAL ACQUISITION CORP.
PROSPECTUS FOR
378,094,156 SHARES OF CLASS A COMMON STOCK,
43,921,639 SHARES OF CLASS B COMMON STOCK
AND 14,213,333 WARRANTS OF
IVANHOE CAPITAL ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,
WHICH WILL BE RENAMED SES AI CORPORATION IN CONNECTION WITH THE
DOMESTICATION DESCRIBED HEREIN)

The board of directors of Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Parent”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated July 12, 2021 (as amended on September 20, 2021, and as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Parent, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and wholly owned subsidiary of Parent (“Amalgamation Sub”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the transfer by way of continuation and deregistration of Parent under Part XII of the Cayman Islands Companies Act and the domestication under Section 388 of the Delaware General Corporation Law ( “DGCL”), pursuant to which Parent’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). As described in this proxy statement/prospectus, Parent’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New SES” refers to Parent after giving effect to the Domestication. Parent is also seeking approval from the holders of its outstanding public and private placement warrants, to amend certain provisions of its outstanding public and private placement warrants, as further described in this proxy statement/prospectus.
As a consequence of the Domestication and in accordance with the terms and conditions of the Business Combination Agreement (i) each issued and outstanding Class A ordinary share, par value $0.0001 per-share (the “Class A ordinary shares”), of Parent will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per-share, of New SES (the “New SES Class A common stock”), (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per-share of Parent (the “Class B ordinary shares”), will be converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of New SES Class B common stock, par value $0.0001 per-share, of New SES (the “New SES Class B common stock”), and (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Parent will automatically convert into a warrant to purchase one share of Class A common stock at an exercise price of $11.50 per-share on the terms and conditions set forth in the applicable warrant agreement. In addition, in connection with the Domestication, the governing documents of Parent will be amended and restated and become the certificate of incorporation (the “Proposed Charter”) and the bylaws of New SES (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) as described in this proxy statement/prospectus and Parent will change its name to “SES AI Corporation.” In connection with the Domestication, each issued and outstanding unit of Parent that has not been previously separated into the underlying Class A ordinary shares of Parent and the underlying warrants of Parent prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New SES Class A common stock and one-third of one warrant, with a whole warrant representing the right to purchase one share of New SES Class A common stock at an exercise price of $11.50 per-share, on the terms and subject to the conditions set forth in the applicable warrant agreement. Immediately following the Domestication, each issued and outstanding share of New SES Class B common stock will be converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of New SES Class A common stock.
On the Closing Date, Amalgamation Sub and SES will amalgamate (the “Amalgamation”) with SES surviving the Amalgamation as the amalgamated company (such transaction, the “Amalgamation”) (the time that the Amalgamation becomes effective being referred to as the “Effective Time”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each ordinary share and each preference share of SES issued and outstanding immediately prior to the Effective Time (collectively, the “SES Shares”) (other than SES Shares held in SES’s treasury (collectively, the “Excluded Shares”), the SES Restricted Shares (as defined below) and the SES Shares held by Dr. Qichao Hu and certain entities affiliated with Dr. Hu (collectively, the “SES Founder Group”)) will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class A common stock equal to the Exchange Ratio (as defined below), plus cash in lieu of fractional shares. Additionally, each SES Share held by the SES Founder Group issued and outstanding immediately prior to the Effective Time will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class B common stock equal to the Exchange Ratio, plus cash in lieu of fractional shares. The shares of New SES Class B common stock will have the same economic rights as the shares of New SES Class A common stock, but following the Effective Time, each share of New SES Class B common stock will be entitled to 10 votes, and each share of New SES Class A common stock will be entitled to 1 vote, in each case, on each matter submitted for a vote of the New SES stockholders. The New SES Class B common stock will automatically convert into New SES Class A common stock upon the occurrence of certain events, including if the SES Founder Group, and other Qualified Holders (as defined in the Proposed Charter) of New SES Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New SES Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the New SES Class B common stock) collectively held by the SES Founder Group and Qualified Holders of New SES Class B common stock as of the Effective Time. For purposes of the Business Combination Agreement, “Exchange Ratio” means the quotient obtained by dividing 281,000,000 by (a) the aggregate number of SES Shares that are issued and outstanding immediately prior to the Effective Time and that are issuable upon the exercise of all vested SES Options (as defined below) and SES Restricted Shares issued and outstanding as of immediately prior to the Effective Time minus (b) the Excluded Shares.
In addition to the consideration described above, the SES shareholders, optionholders and holders of restricted shares will be entitled to receive 30,000,000 shares of New SES common stock (valued at $10.00 per-share), including 23,694,652 shares of New SES Class A common stock reserved for issuance to investors, 2,304,966 New SES Class A common stock reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards and 4,000,382 shares of New SES Class B common stock reserved for issuance to the SES Founder Group (the “Earn-Out Shares”). The closing price of shares of New SES Class A common stock of New SES is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Business Combination (the “Closing”) and ending on the date that is five years following the Closing. SES optionholders and holders of restricted shares will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such recipient’s service with New SES terminates prior to the vesting.
In connection with the Amalgamation, each SES share that is subject to any vesting, forfeiture, repurchase or other lapse restriction according to the 2021 SES Share Incentive Plan or otherwise (the “SES Restricted Shares”) that is issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time will be assumed by New SES and converted into a number of shares of restricted New SES Class A common stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of SES ordinary shares subject to such SES Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. The terms of the SES Restricted Shares will otherwise remain unchanged (including with respect to applicable vesting, expiration and forfeiture conditions), subject to the terms of the Business Combination Agreement. In addition, each SES option (the “SES Options”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be assumed by New SES and converted into an option to acquire New SES Class A common stock at an adjusted exercise price per-share, with the number of shares of New SES Class A common stock subject to each option determined by multiplying the number of SES Shares subject to the corresponding SES Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New SES Class A common stock. The per-share exercise price for the shares of New SES Class A common stock issuable upon the exercise of New SES options will be determined by dividing the per-share exercise price for the SES Shares subject to the SES Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.
Concurrently with the execution of the Business Combination Agreement, Parent entered into subscription agreements with certain institutional and accredited investors (the “Original PIPE Investors”), pursuant to which the Original PIPE Investors have agreed to purchase, immediately prior to the Closing, an aggregate of 20,000,000 shares of New SES Class A common stock at a purchase price of $10.00 per-share, for aggregate gross proceeds of $200.00 million. On October 22, Parent entered into a subscription agreement with an additional accredited investor (the ‘‘Additional PIPE Investor,’’ and, together with the Original PIPE Investors, the ‘‘PIPE Investors’’), pursuant to which the Additional PIPE Investor has agreed to purchase an aggregate of 7,500,000 shares of New SES Class A common stock at a price of $10.00 per share, for aggregate proceeds of $75.0 million.
The total number of shares of New SES Class A common stock expected to be outstanding immediately following the Closing is approximately 326,650,598 assuming no redemptions. The total number of shares of New SES Class B common stock expected to be outstanding immediately following the Closing is approximately 43,921,639. Holders of SES Shares will hold, in the aggregate, 83.3% of the issued and outstanding shares of New SES common stock immediately following the Closing (assuming no redemptions).
The SES Founder Group is expected to hold approximately 57.3% of the combined voting power of New SES assuming no redemptions. Accordingly, immediately following the Closing, the SES Founder Group will control New SES and New SES will be a controlled company within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). For a description of the exemptions from NYSE’s corporate governance standards that are available to controlled companies, please see the section titled “Risk Factors — Risks Relating to Parent, the Business Combination and New SES —  The SES Founder Group is a large and significant stockholder and, as a result, New SES will be a “controlled company” upon the consummation of the Business Combination, which would exempt New SES from certain obligations to comply with certain corporate governance requirements.”
Parent’s units, public shares and public warrants are currently listed on the NYSE under the symbols “IVAN.U,” “IVAN” and “IVAN WS,” respectively. Parent will apply for listing, to be effective at the time of the Business Combination, of New SES Class A common stock and warrants on the NYSE under the proposed symbols “SES” and “SES WS,” respectively. It is a condition to the consummation of the Business Combination that Parent receive confirmation from the NYSE that New SES has been conditionally approved for listing on the NYSE, but there can be no assurance such listing condition will be met or that Parent will obtain such confirmation from the NYSE.
The accompanying proxy statement/prospectus provides detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Parent’s shareholders and the special meeting of holders of Parent’s public warrants and private placement warrants. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the “Risk Factors” section of the accompanying proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this proxy statement/prospectus does not constitute an offer to members of the public of our shares, whether by way of sale or subscription, in the Cayman Islands. Our shares have not been offered or sold, will not be offered or sold and no invitation to subscribe for our shares will be made, directly or indirectly, to members of the public in the Cayman Islands.

IVANHOE CAPITAL ACQUISITION CORP.
1177 Avenue of the Americas
5th Floor
New York, NY 10036
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON FEBRUARY 1, 2022
TO THE SHAREHOLDERS OF IVANHOE CAPITAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Parent”), will be held at 9:00 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/ivanhoecapital/2022. In the interest of public health, and due to the impact of the coronavirus (COVID-19), the extraordinary general meeting may also be attended through a “virtual” or online method. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the Business Combination Agreement, dated July 12, 2021 (as amended on September 20, 2021, and as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Ivanhoe Capital Acquisition Corp., Wormhole Merger Sub Pte. Ltd. (“Amalgamation Sub”) and SES Holdings Pte. Ltd. (“SES”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, immediately following the de-registration of Parent as an exempted company in the Cayman Islands and the continuation and domestication of Parent as a corporation in the State of Delaware, Amalgamation Sub and SES will amalgamate (the “Amalgamation”) with SES surviving the Amalgamation as the amalgamated company (such transaction, the “Amalgamation”) (the time that the Amalgamation becomes effective being referred to as the “Effective Time”).

•
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, that Parent be transferred by way of continuation to Delaware pursuant to Part XII of the Cayman Islands Companies Act and Article 49 of the amended and restated memorandum and articles of association of Parent (the “Current Articles”) and Section 388 of the DGCL and, immediately upon being de-registered in the Cayman Islands, Parent be continued and domesticated as a corporation under the laws of the State of Delaware.

•
Proposal No. 3 — The Organizational Documents Proposal — to consider and vote upon a proposal to approve and adopt by special resolution under Cayman Islands law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Current Articles by their deletion and replacement with the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of New SES, which, if approved, would take effect immediately after the Domestication (the “Organizational Documents Proposal”).

•
Proposal No. 4 — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (we refer to such proposals as the “Advisory Charter Proposals”):

•
Advisory Charter Proposal 4A — to increase the share capital authorized under the Current Articles from (i) 221,000,000 shares of capital stock divided into (a) 200,000,000 Class A ordinary shares, par value $0.0001 per-share (the “Class A ordinary shares”), (b) 20,000,000 Class B ordinary shares, par value $0.0001 per-share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and (c) 1,000,000 preference shares, par value

$0.0001 per share (the “preference shares”), to (ii) 2,300,000,000 shares of capital stock authorized under the Proposed Charter, consisting of (a) 2,100,000,000 shares of Class A common stock, par value $0.0001 per share (the “New SES Class A common stock”), (b) 200,000,000 shares of New SES Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the New SES Class A common stock, the “common stock”), and (c) 20,000,000 shares of preferred stock, par value $0.0001 per share;
•
Advisory Charter Proposal 4B — to provide in the Proposed Charter that holders of shares of New SES Class A common stock will be entitled to cast one (1) vote for each share of New SES Class A common stock, and holders of shares of New SES Class B common stock will be entitled to cast ten (10) votes for each share of New SES Class B common stock, in each case with respect to all matters submitted to a vote of stockholders generally, as opposed to the Current Articles, which provide that each Class A ordinary share, and each Class B ordinary share is entitled to one vote per share on each matter properly submitted to Parent’s shareholders entitled to vote;

•
Advisory Charter Proposal 4C — to provide in the Proposed Charter that any action required or permitted to be taken by the stockholders of New SES must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstanding shares of New SES Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote for the election of directors at an annual meeting of New SES stockholders, any action required or permitted to be taken at any annual or special meeting of New SES may be taken without a meeting and by written consent if such written consent sets forth the action so taken and is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted, as opposed to the Current Articles, which provide that a resolution in writing (in one or more counterparts) signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting;

•
Advisory Charter Proposal 4D — to provide that certain provisions of the Proposed Charter relating to the rights of New SES Class A common stock and Class B common stock may be amended, altered, changed, adopted or repealed. Under the Proposed Charter, in addition to any vote required by the DGCL, amendments, alterations, changes, adoptions or repeals to certain provisions of the Proposed Charter will require the affirmative vote of the holders of two-thirds (2/3) of the voting power of all shares of capital stock then outstanding and entitled to vote generally in the election of directors, voting together as a single class; provided, however, that (i) so long as any shares of New SES Class B common stock remain outstanding, following the consummation of a Business Combination (as defined in the Proposed Charter), the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New SES Class B common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes any of the voting, conversion, dividend or liquidation provisions of the shares of New SES Class B common stock or other rights, powers, preferences or privileges of the shares of New SES Class B common stock, (2) to provide for each share of New SES Class A common stock or any other class of New SES common stock to have more than one (1) vote per-share or any rights to a separate class vote of the holders of shares of New SES Class A common stock other than as provided by the Proposed Charter or required by the DGCL or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of New SES Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New SES Class A common stock; and (ii) so long as any shares of New SES Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of New SES Class A common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New SES Class A common stock so as to affect them adversely, or (2) to provide for each share of New SES Class B common stock to have more than ten (10) votes per-share or any rights to a separate class vote of the holders of shares of New SES Class B common stock other than as provided by the Proposed Charter or required by the DGCL, as opposed to the Current Articles, which provide that alterations or additions may be made by a special resolution under Cayman Islands law, being a resolution passed by a majority of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting;
•
Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New SES (the “New SES Board”) present at any regular or special meeting of the New SES Board at which a quorum is present or (y) (i) on or after the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New SES or, prior to such time, (ii) by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of New SES then outstanding and entitled to vote in the election of directors at an annual meeting of New SES stockholders, as opposed to the Current Articles, which only require such an amendment to be approved by a special resolution passed by holders of at least two-thirds (2/3) of the ordinary shares of Parent who, being present in person or by proxy and entitled to vote thereon, cast votes at a general meeting;

•
Advisory Charter Proposal 4F — to provide in the Proposed Charter that the number of directors will be fixed from time to time by a majority of the New SES Board, as opposed to the Current Articles, which provide that the number of directors of Parent may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting;

•
Advisory Charter Proposal 4G — to provide in the Proposed Charter that any or all directors of New SES may be removed from office at any time with or without cause and for any or no reason prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders; provided, however, that from or after the occurrence of the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, any director on the New SES Board may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, as opposed to the Current Articles, which provide that (x) prior to the closing of a Business Combination (as defined in the Current Articles), holders of the Class B ordinary shares of Parent may remove any director of the board of directors of Parent (the “Parent Board”) by ordinary resolution, being a resolution passed by a simple majority of the holders of Class B ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting, and holders of Class A ordinary shares of Parent have no right to vote on the removal of any director of the Parent Board and (y) following the closing of a Business Combination, directors of Parent Board may be removed by ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting;

•
Advisory Charter Proposal 4H — to eliminate various provisions in the Current Articles applicable only to blank check companies and the Parent’s operations as a special purpose acquisition company immediately prior to consummation of a Business Combination (as defined in the Current Articles), including the provisions requiring that Parent have net tangible assets of at least $5,000,001 immediately prior to such a Business Combination; and
•
Advisory Charter Proposal 4I — to provide in the Proposed Charter that special meetings of stockholders for any purpose or purposes may be called at any time by the New SES Board, the Chairperson of the New SES Board or the Chief Executive Officer of New SES; provided, however, that prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the holders of a majority of voting power of the shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders; as opposed to the Current Articles, which provide that extraordinary general meetings may be called by a majority in number of the shareholders having the right to attend and vote at such meeting, together not holding less than ninety-five (95) percent in par value of the shares giving that right.

•
Proposal No. 5 — The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, that for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of shares of New SES Class A common stock and New SES Class B common stock pursuant to the Business Combination, shares of New SES Class A common stock in connection with the PIPE Financing and any additional shares pursuant to subscription agreements we may enter into prior to Closing, be approved.

•
Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the Equity Incentive Plan.

•
Proposal No. 7 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the election of six directors who, effective immediately after the Effective Time, will become the directors of New SES until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter.

•
Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the extraordinary general meeting (i) to ensure that any supplement or amendment to the proxy statement/prospectus that the Parent Board has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the extraordinary general meeting; (ii) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient Parent ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; or (iii) in order to solicit additional proxies from shareholders in favor of one or more of the Condition Precedent Proposals (as defined below).

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Each of the Advisory Charter Proposals and the Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in the proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on December 14, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card is being provided to Parent’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Parent’s shareholders are urged to read the proxy statement/prospectus, including the Annexes and the documents referred to therein carefully and in their entirety. You should also carefully consider the risk factors described in the “Risk Factors” section of the proxy statement/prospectus.
After careful consideration, the board of directors of Parent has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Domestication and the Amalgamation, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Domestication and the Amalgamation, and “FOR” all other proposals presented to Parent’s shareholders in the proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Parent, you should keep in mind that Parent’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Parent’s Directors and Executive Officers in the Business Combination” in the proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Current Articles, a public shareholder may request that Parent redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Parent’s transfer agent, in which you (i) request that Parent redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your share certificates (if any) to Continental, Parent’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 28, 2022 (two business days before the scheduled date of the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Parent’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) to Continental, Parent’s transfer agent, New SES will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Parent’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New SES Class A common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting and Warrant Holders Meeting of Parent — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Pursuant to the Sponsor Letter Agreement (as defined in the proxy statement/prospectus), the Sponsor, among other things, has agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the proxy statement/prospectus for more information related to the Sponsor Support Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Parent redeem public shares in an amount that would cause New SES’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Each of the Domestication Proposal and the Organizational Documents Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Each of the Business Combination Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the NYSE Proposal and the Adjournment Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. The Director Election Proposal requires the approval of an ordinary resolution of the holders of the Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Class B ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal, except the NYSE Proposal and the Incentive Plan Proposal, for which abstentions will count as votes “AGAINST” the proposal.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you fail to instruct your broker or bank how to vote, your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. Since we believe that none of the proposals to be voted on at the extraordinary general meeting is a “routine” matter for which brokers may have discretionary authority to vote, there can be no broker non-votes at the extraordinary general meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IVAN.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Ivanhoe Capital Acquisition Corp.,
Robert Friedland
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PARENT’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

IVANHOE CAPITAL ACQUISITION CORP.
1177 Avenue of the Americas 5th
Floor
New York, NY 10036
NOTICE OF SPECIAL MEETING OF PUBLIC AND PRIVATE
PLACEMENT WARRANT HOLDERS OF IVANHOE CAPITAL
ACQUISITION CORP.
TO BE HELD ON FEBRUARY 1, 2022
TO THE PUBLIC AND PRIVATE PLACEMENT WARRANT HOLDERS OF IVANHOE CAPITAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that the special meeting of public and private placement warrant holders (the “Warrant Holders Meeting”) of Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Parent”), will be held at 9:15 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/ivanhoecapital/2022. In the interest of public health, and due to the impact of the coronavirus (COVID-19), the Warrant Holders Meeting may also be attended through a “virtual” or online method. You are cordially invited to attend the Warrant Holders Meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Warrant Amendment Proposal — to consider and vote upon a proposal to amend the Warrant Agreement, dated as of January 6, 2021 (the “Warrant Agreement”), between Parent and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (“Warrant Agent”), to amend and restate the terms of Parent’s public warrants and private placement warrants to implement certain changes that are intended to result in such warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”); and

•
Proposal No. 2 — The Warrant Holders Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”, and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

These Warrant Holder Proposals are described in this proxy statement/prospectus, which we encourage you to read in its entirety before voting.
Only holders of Parent’s public warrants and private placement warrants at the close of business on December 14, 2021 are entitled to notice of and to vote and have their votes counted at the Warrant Holders Meeting and any adjournments of the Warrant Holders Meeting.
This proxy statement/prospectus and accompanying Warrant Holders Meeting proxy card is being provided to holders of public warrants and private placement warrants in connection with the solicitation of proxies to be voted at the Warrant Holders Meeting and at any adjournments of the Warrant Holders Meeting. Whether or not you plan to attend the Warrant Holders Meeting, all holders of Parent public warrants and private placement warrants are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of this proxy statement/prospectus.
After careful consideration, the board of directors of Parent unanimously approved the Warrant Holder Proposals and unanimously recommends that the holders of public warrants and private placement warrants vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, if presented. When you consider the recommendation of these proposals by the board of directors of Parent, you should keep in mind that Parent’s directors and officers have interests in the business combination that may conflict with your interests as a holder of public warrants or private placement warrants. See the section entitled “Proposal No.1— The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Warrant Agreement, the Warrant Amendment is required to be approved by 50% of the outstanding public warrants and, solely with respect to the amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants set forth in the Warrant Amendment, 50% of the outstanding private placement warrants.
As of the date of this proxy statement/prospectus, there are 9,200,000 public warrants issued and outstanding and 5,013,333 private placement warrants issued and outstanding. Parent does not beneficially own any of the public warrants, and, none of the Sponsor, Parent’s directors, executive officers and affiliates hold public warrants. The Sponsor, an affiliate of Parent, currently holds all of the private placement warrants. The Sponsor intends to approve the Warrant Amendment by written consent, and has agreed to use commercially reasonable efforts to revise the terms of the public warrants and private placement warrants such that the warrants will be treated as equity under the rules and guidelines of the SEC at and after the closing of the Business Combination, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing.
Your vote is very important. Whether or not you plan to attend the Warrant Holders Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your warrants are represented at the Warrant Holders Meeting. If you hold your public warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your public warrants are represented and voted at the Warrant Holders Meeting. The Warrant Amendment Proposal is conditioned on the approval of the proposals set forth at the extraordinary general meeting, which are further described in the proxy statement/prospectus, and the consummation of the business combination. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your Warrant Holders Meeting proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Warrant Holders Meeting. If you fail to return your Warrant Holders Meeting proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Warrant Holders Meeting, the effect will be, among other things, that your public warrants will not be voted. An abstention will not count as a vote cast at the Warrant Holders Meeting, and will have no effect on the Warrant Holder Adjournment Proposal, if presented. If you are a public warrant holder of record and you attend the Warrant Holders Meeting and wish to vote, you may withdraw your proxy and vote at the Warrant Holders Meeting.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes there to) for a more complete description of the Warrant Holder Proposals. You are encouraged to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IVAN.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Ivanhoe Capital Acquisition Corp.,
Robert Friedland
Chairman of the Board of Directors
Important Notice Regarding the Availability of Proxy Materials for the Warrant Holders Meeting to be held on February 1, 2022: This notice of meeting and the related proxy statement/prospectus will be available at https://www.cstproxy.com/ivanhoecapital/2022.

i

ii

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus.This information is available for you to review through the SEC’s website at www.sec.report.
You may request copies of this proxy statement/prospectus or other information concerning Parent, without charge, by written request to Parent’s Chief Executive Officer at c/o Ivanhoe Capital Acquisition Corp., 1177 Avenue of Americas, 5th Floor, New York, NY 10026; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing IVAN.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting and/or Warrant Holders Meeting of Parent to be held virtually on February 1, 2022, at https://www.cstproxy.com/ivanhoecapital/2022, you must request the information no later than five business days prior to the date of the extraordinary general meeting and/or Warrant Holders Meeting, by January 25, 2022.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The use or display of other companies’ trade names, trademarks or service marks is not intended to imply a relationship with, or endorsement or sponsorship of Parent or SES by any other companies.
FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:
•
‘‘Additional PIPE Financing’’ means the PIPE Financing entered into by the Additional PIPE Investor on October 22, pursuant to which the Additional PIPE Investor agreed to purchase an aggregate of 7,500,000 shares of New SES Class A common stock at a purchase price of $10.00 per share, for aggregate gross proceeds of $75.0 million, in a private placement to be consummated in connection with the Closing.

•
‘‘Additional PIPE Investor’’ means the PIPE Investor that entered into a Subscription Agreement in connection with the Additional PIPE Financing.

•
“Amalgamation” means the Amalgamation of Amalgamation Sub and SES, with SES continuing as the Amalgamated Company;

•
“Amalgamated Company” means SES, as the amalgamated company resulting from the Amalgamation;

•
“Amalgamation Sub” means Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and wholly owned subsidiary of Parent;

•
“Ah” means amp-hour;

•
“AI” means artificial intelligence;

•
“Boston” means Boston, Massachusetts, U.S.A.

•
“Business Combination” means the Domestication, the Amalgamation and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•
“Business Combination Agreement” means that certain Business Combination Agreement, dated July 12, 2021 (as amended on September 20, 2021, and as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Parent, Amalgamation Sub, and SES;
•
“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised), as amended and restated from time to time;

•
“China” means the People’s Republic of China;

•
“Class A ordinary shares” means the Class A ordinary fully paid shares, par value $0.0001 per-share, in the capital of Parent, which will automatically convert into a number of shares of New SES Class A common stock, on a one-for-one basis, in connection with the Domestication;

•
“Class B ordinary shares” or “founder shares” means the 6,900,000 Class B ordinary shares fully paid, par value $0.0001 per-share, in the capital of Parent outstanding as of the date of this proxy statement/prospectus that were initially issued to Ivanhoe Capital Sponsor LLC in a private placement prior to our initial public offering, and, immediately prior to the Domestication, will convert, on a one-for-one basis, into Class A ordinary shares of Parent (5,520,000 of which are subject to certain vesting and forfeiture terms as described in this proxy statement/prospectus);

•
“Closing” means the closing of the Business Combination;

•
“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination,” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other date as Parent and Seller may agree in writing;

•
“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal, collectively;

•
“Continental” means Continental Stock Transfer & Trust Company;

•
“Current Articles” means the Amended and Restated Memorandum and Articles of Association of Parent adopted by special resolution on January 6, 2021;

•
“DGCL” means the Delaware General Corporation Law), as amended and restated from time to time.

•
“Domestication” means the transfer by way of continuation and deregistration of Parent from the Cayman Islands and the continuation and domestication of Parent as a corporation incorporated in the State of Delaware;

•
“Effective Time” means the time at which the Amalgamation becomes effective;

•
“Equity Incentive Plan” means the SES AI Corporation 2021 Incentive Award Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Plan Proposal;

•
“Expansion I Facility” means SES’s proposed 10 GWh joint venture plant expected to be operational by 2025, which is expected to ramp up to 30 GWh capabilities by 2027;

•
“Expansion II Facility” means SES’s proposed 30 GWh facility expected to be operational by 2026, which is expected to ramp to 70 GWh capabilities by 2028;

•
“extraordinary general meeting” means the extraordinary general meeting of Parent at 9:00 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting at https://www.cstproxy.com/ivanhoecapital/2022 unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•
“GAAP” means generally accepted accounting principles, as in effect in the United States;

•
“GM” means General Motors Company and its subsidiaries;

•
“GWh” means Gigawatt-hour;

•
“Hyundai” means Hyundai Motor Company, including its affiliate Kia Corporation;

•
“initial public offering” means Parent’s initial public offering that was consummated on January 6, 2021;

•
“kWh” means kilowatt-hour;

•
“Li-ion” means lithium-ion battery technology;

•
“Li-Metal” means lithium-metal battery cell technology;

•
“Minimum Available Parent Cash Amount” means the amount of cash available in the trust account immediately prior to Closing, after deducting the amounts required to satisfy the Parent shareholder redemptions (and after taking into account the payment of all Parent transaction costs and SES transaction costs), plus (ii) the PIPE Financing proceeds actually received by Parent prior to or substantially concurrently with the Closing, which must be equal to or greater than $200,000,000;

•
“New SES” means Parent, upon and after the Domestication;

•
“New SES Board” means the board of directors of New SES;

•
“New SES Class A common stock” or “Class A common stock” means New SES’s Class A common stock, par value $0.0001 per-share;

•
“New SES Class B common stock” or “Class B common stock” means New SES’s Class B common stock, par value $0.0001 per-share;

•
“New SES common stock” means the New SES Class A common stock and the New SES Class B common stock;

•
“NYSE” means the New York Stock Exchange;

•
“OEM” means an automotive original equipment manufacturer;

•
“ordinary shares” refer to our Class A ordinary shares and our Class B ordinary shares;

•
‘‘Original PIPE Investors’’ means the PIPE Investors that entered into subscription agreements in connection with the original PIPE Financing.

•
‘‘Original PIPE Financing’’ means the PIPE Financing entered into by the Original PIPE Investors simultaneously with the execution of the Business Combination Agreement pursuant to which the Original PIPE Investors agreed to purchase an aggregate of 20,000,000 shares of New SES Class A common stock at a purchase price of $10.00 per share, for aggregate gross proceeds of $200.00 million, in a private placement to be consummated in connection with the Closing.

•
“Parent,” “we,” “us” or “our” means Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•
“Parent Board” means Parent’s board of directors;

•
“Parent Warrant Agreement” means the warrant agreement, dated January 6, 2021, between Parent and Continental Stock Transfer & Trust Company, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

•
“Pilot Facility” means SES’s proposed 1 GWh pilot facility that is expected to be completed by 2023 and operational by 2024;

•
“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which shares of New SES Class A common stock are sold to PIPE Investors for aggregate gross proceeds of $275.0 million in a private placement to be consummated in connection with the Closing;

•
“PIPE Investors” means the investors who agreed to participate in the PIPE Financing and entered into the Subscription Agreements, including, for the avoidance of doubt, the Original PIPE Investors and the Additional PIPE Investor;

•
“private placement shares” means Class A ordinary shares of Parent underlying the private placement warrants;

•
“private placement warrants” means the 5,013,333 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to Ivanhoe Capital Sponsor LLC part of the private placement consummated simultaneously with the initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•
“pro forma” means giving pro forma effect to the Business Combination, including the Amalgamation, the PIPE Financing, and SES’s Series D and D plus preferred stock financings;

•
“Proposed Bylaws” means the proposed bylaws of New SES to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•
“Proposed Charter” means the proposed certificate of incorporation of New SES to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•
“Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;

•
“public shareholders” means holders of public shares, whether acquired in Parent’s initial public offering or acquired in the secondary market;

•
“public shares” means the currently outstanding 27,600,000 Class A ordinary shares of Parent, whether acquired in Parent’s initial public offering or acquired in the secondary market;

•
“public warrants” means, prior to the Domestication, the currently outstanding 9,200,000 redeemable warrants to purchase Class A ordinary shares of Parent that were issued by Parent in its initial public offering, and immediately following the Domestication, the “public warrants” that automatically convert into a warrant to purchase one share of New SES Class A common stock on the terms and conditions set forth in the applicable warrant agreement;

•
“redemption” means each redemption of public shares for cash pursuant to the Current Articles;

•
“SEC” means the Securities and Exchange Commission;

•
“Securities Act” means the Securities Act of 1933, as amended;

•
“SES” means SES Holdings Pte. Ltd., a Singapore private company limited by shares, prior to the consummation of the Business Combination;

•
“SES Group” means SES and each of its subsidiaries;

•
“SES Holders” means holders of SES Common Shares, options, restricted shares and SES Preference Shares immediately prior to Closing;

•
“Sponsor” means Ivanhoe Capital Sponsor LLC;

•
“Subscription Agreements” means the subscription agreements, entered into by Parent and each of the PIPE Investors in connection with the PIPE Financing;

•
“transfer agent” means Continental, Parent’s transfer agent;

•
“trust account” means the trust account established at the consummation of Parent’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•
“units” means the units of Parent, each unit representing one Class A ordinary share and one-third of one warrant, with a whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by Parent in its initial public offering and in its concurrent private placement;

•
“Warrant Amendment” are to the proposed amendment and restatement of the Parent Warrant Agreement in the form attached hereto as Annex E;

•
“Warrant Holders Meeting” means the special warrant holders meeting of Parent at 9:15 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/ivanhoecapital/2022, unless the Warrant Holders Meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned; and

•
“warrants” means the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
All statements other than statements of historical facts contained in this proxy statement/prospectus are forward-looking statements. Statements that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business, and the timing and ability for us to complete the Business Combination and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics, projections of market opportunity and market share. The information included in this proxy statement/prospectus in relation to SES has been provided by SES and its management, and forward-looking statements include statements relating to SES’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “would,” “will,” “forecast,” “seem,” “seek,” “future,” “outlook,” “target” and similar expressions that predict or indicate future events or trends that are not historical matters can identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about the benefits of the Business Combination and the future financial performance of New SES following the Business Combination.
The forward-looking statements contained in this proxy statement/prospectus are based on various assumptions, and on our current expectations concerning future developments and their potential effects on us and/or SES and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. We cannot assure you that future developments affecting us and/or SES will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control or the control of SES) or other assumptions that may cause actual events and circumstances to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our and/or SES’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Some of these risks and uncertainties include, but are not limited to:
•
changes in domestic and foreign business, market, financial, political and legal conditions;

•
the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination or that the approval of the shareholders of SES or Parent is not obtained;

•
the failure to realize the anticipated benefits of the Business Combination;

•
risks relating to the uncertainty of the projected financial information with respect to SES;

•
the risk that the proposed transactions disrupt SES’s current plans and operations

•
risks related to the development and commercialization of SES’s battery technology and the timing and achievement of expected business milestones;

•
the effects of competition on SES’s business;

•
the amount of redemption requests made by Parent’s public shareholders;

•
the ability of Parent or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the Business Combination or in the future;

•
the ability to obtain equity treatment for the Parent warrants based on the proposed Warrant Amendment;

•
those factors discussed in Parent’s annual report on Form 10-K, filed with the SEC on March 31, 2021, under the heading “Risk Factors,” and other documents of Parent filed, or to be filed, with the SEC;

•
the ability of SES to integrate its products into electric vehicles (“EVs”);

•
the risk that delays in the pre-manufacturing development of SES’s battery cells could adversely affect SES’s business and prospects;

•
potential supply chain difficulties;

•
risks resulting from SES’s JDAs and other strategic alliances, if such alliances are unsuccessful;

•
the quickly evolving battery market;

•
SES’s ability to accurately estimate future supply and demand for its batteries;

•
SES’s ability to develop new products on an ongoing basis in a timely manner;

•
product liability and other potential litigation, regulation and legal compliance;

•
SES’s ability to effectively manage its growth;

•
SES’s ability to attract, train and retain highly skilled employees and key personnel;

•
the willingness of vehicle operators and consumers to adopt EVs;

•
developments in alternative technology or other fossil fuel alternatives;

•
SES’s ability to meet certain motor vehicle standards;

•
a potential shortage of metals required for manufacturing batteries;

•
risks related to SES’s intellectual property;

•
risks related to SES’s business operations outside the United States, including in China;

•
compliance with certain health and safety laws; and

•
changes in U.S. and foreign tax laws.

There may be additional risks that neither us nor SES presently know or that we and SES currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.
In addition, forward-looking statements reflect Parent’s and SES’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. Parent and SES anticipate that subsequent events and developments will cause Parent’s and SES’s assessments to change. However, while Parent and SES may elect to update these forward-looking statements at some point in the future, Parent and SES specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Parent’s and SES’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS AND WARRANT HOLDERS
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting and Warrant Holders Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Parent’s shareholders and holders of public warrants and private placement warrants. We urge shareholders and warrant holders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting and Warrant Holders Meeting, which will be held at 9:00 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting at https://www.cstproxy.com/ivanhoecapital/2022, unless the extraordinary general meeting or Warrant Holders Meeting is adjourned.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Parent shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

In addition, warrant holders are being asked to consider and vote upon a proposal to implement certain changes that are intended to result in the warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period (such amendment, the “Warrant Amendment” and such proposal the “Warrant Amendment Proposal”). The form of Warrant Amendment is attached to this proxy statement/prospectus as Annex E. See the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”
Warrant holders are also being asked to consider and vote upon the Warrant Holders Adjournment Proposal to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”). See the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal.”
Each of the Business Combination Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the NYSE Proposal and the Adjournment Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy, and entitled to vote, at the extraordinary general meeting, cast votes at the meeting, and each of the Domestication Proposal and the Organizational Documents Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy, and entitled to vote, at the extraordinary general meeting, cast votes at the meeting. The Warrant Amendment Proposal requires the approval of 50% of the outstanding public warrants and, solely with respect to the amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants set forth in the Warrant Amendment, 50% of the outstanding private placement warrants. The Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal at the extraordinary general meeting or Warrant Holders Meeting and otherwise will have no effect on any proposal, except the Incentive Plan Proposal, for which abstentions will count as votes “AGAINST” the proposal.
YOUR VOTE IS IMPORTANT. SHAREHOLDERS AND WARRANT HOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:
What proposals are shareholders of Parent being asked to vote upon?

A:
At the extraordinary general meeting, Parent is asking holders of its ordinary shares to consider and vote upon eight (8) separate proposals:

•
a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Amalgamation, and the transactions contemplated thereby;

•
a proposal to approve by special resolution the Domestication;

•
a proposal to approve by special resolution the Proposed Organizational Documents:

•
eight (8) separate sub-proposals to approve on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with the SEC’s guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions;

•
a proposal to approve by ordinary resolution the issuance of shares of New SES Class A common stock and New SES Class B common stock in connection with the Business Combination, shares of New SES Class A common stock in connection with the PIPE Financing and any additional shares pursuant to subscription agreements we may enter into prior to Closing, in compliance with the NYSE Listing Rule 312.03;

•
a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan;

•
a proposal to elect six directors, effective as of and contingent upon the consummation of the Business Combination, to serve on Parent’s Board, until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate if the conditions to consummate the Closing are not satisfied and the Business Combination may not be consummated.
For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Advisory Charter Proposals,” “NYSE Proposal,” “Incentive Plan Proposal” “Director Election Proposal,”and “Adjournment Proposal.”
Parent will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Parent should read it carefully.
After careful consideration, the Parent Board has determined that the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of Parent and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Parent’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Parent’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:
Why is Parent holding the Warrant Holders Meeting?

A:
Parent is holding the Warrant Holders Meeting to seek approval from warrant holders to a proposal to amend the Warrant Agreement to implement certain changes that are intended to result in the warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. A summary of the Warrant Amendment Proposal is set forth in the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal” of this proxy statement/prospectus and a complete copy of the Warrant Amendment is attached hereto as Annex E.

The board of directors of Parent believes it is in the best interests of Parent and the warrant holders that the warrants are accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. The accounting treatment of the amended and restated warrant terms is currently under evaluation.
In addition, at the Warrant Holders Meeting, the warrant holders will also be asked to approve a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. This is referred to herein as the Warrant Holders Adjournment Proposal. This proposal will only be presented at the Warrant Holders Meeting if there are not sufficient votes to approve the Warrant Amendment Proposal.
Q:
What is being voted on at the Warrant Holders Meeting?

A:
At the Warrant Holders Meeting, the warrant holders are being asked to vote on the following Warrant Holder Proposals:

•
a proposal to amend the Warrant Agreement to implement certain changes that are intended to result in the warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period; and

•
a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

Parent will hold the Warrant Holders Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Warrant Amendment and the other matters to be acted upon at the Warrant Holders Meeting. Warrant holders should read it carefully.
After careful consideration, Parent’s Board has determined that the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal are in the best interests of Parent and its warrant holders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
Q:
What factors did Parent’s Board consider in connection with its decision to recommend voting in favor of the business combination?

A:
Parent’s Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•
SES’s Large and Growing Addressable Market.   The rapidly growing global market for EV batteries represent an estimated addressable market of approximately $350 billion by 2040, excluding any further upside from ancillary uses. The Parent Board believes that SES is well-positioned to play a critical role in decarbonizing global energy and electrifying transportation and can leverage the strong growth in battery demand to the benefit of its shareholders.

•
SES’s Differentiated Technology.   The unique and differentiated design of SES’s hybrid Li-Metal battery, enabled by advanced, proprietary and patented materials and software breakthroughs, could potentially allow SES to deliver batteries to its customers at scale while matching or exceeding their expectations on performance, safety and cost. SES’s claims regarding its Li-Metal battery technology, including its safety, lifetime, fast-charging capability, temperature discharge capability, rate performance and energy density, were subject to diligence by Parent’s external expert battery advisors, who found such claims to be supported. Representatives of Parent also had discussions with GM, a long-standing partner of SES and reviewed other data including test results from testing undertaken by third party testing facilities under instructions provided by Parent and SES. Additionally, representatives of Parent also evaluated the intellectual property portfolio that supports SES’s battery cell technology.
•
Cost-Effective, Large-Scale Manufacturability.   SES’s hybrid Li-Metal batteries are expected to be manufactured using processes that are similar to those that have been proven at scale in the manufacture of Li-ion batteries, but are expected to be more cost-effective due to Li-Metal’s high energy density. As of September 30, 2021, SES had produced more than 15,000 multi-layer Li-Metal battery cells using its Li-ion-like production line.

•
SES’s Scale Ambition.   SES is targeting the development of up to 10 GWh of battery cell production capacity by 2025 and more than 100 GWh of capacity by 2028 in order to position itself as a leading supplier of hybrid Li-Metal battery cells.

•
Experienced and Proven Management Team and Board Members.   The Parent Board believes that SES’s management team and board members have experience in key aspects of the battery technology industry. SES’s management team includes both scientists and engineers with training from the world’s foremost academic institutions and exceptional industry experience. Leading SES’s business operations are Founder and Chief Executive Officer Dr. Qichao Hu, who earned his PhD in Applied Physics from Harvard University and his BS in Physics from MIT, and President and Chief Operating Officer Rohit Makharia, who previously spent 19 years with GM, 12 of which he spent focusing on fuel cell and battery EVs. SES’s research, development, engineering and manufacturing efforts are spearheaded by Chief Technology Officer Yongkyu Son, who has 19 years of experience in cell development including with Apple, SK Innovation and Samsung SDI, and Chief Science Officer Dr. Hong Gan, who has 25 years of battery research and development experience in both national labs and industry, during which he made key contributions to silicon based Li-ion and Li- sulfur technologies. The Parent Board believes that under the management team’s leadership, SES will build a battery technology company that offers consumers the proposition of better outcomes and lower costs. For more information, see “Combined Company Management and Governance After the Business Combination.”

•
Best Available Opportunity.   The Parent Board determined, after a thorough review of other business combination opportunities reasonably available to Parent, that the proposed Business Combination represents the best potential business combination for Parent based upon the process utilized to evaluate and assess other potential acquisition targets, and the Parent Board’s belief that such processes had not presented a better alternative.

•
Continued Ownership By Sellers.   The Parent Board considered that 100% of the existing equity of SES is “rolling over” into equity interests in New SES, which would represent approximately 83.1% of the pro forma ownership of the combined company after the Closing, assuming, amongst other things, (i) that no current public shareholders exercise their redemption rights in connection with the Business Combination and (ii) New SES issues 27,500,000 shares of New SES Class A common stock to the PIPE Investors pursuant to the Original PIPE Financing. If the actual facts are different from these assumptions, the percentage ownership retained by SES’s existing shareholders in the combined company will be different.

Further, a majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from Parent’s trust account and from the PIPE Financing), are expected to remain on the balance sheet of the combined company after Closing in order to fund New SES’s existing operations and support new and existing growth initiatives. The Parent Board considered this as a strong sign of confidence in New SES following the Business Combination and the benefits to be realized as a result of the Business Combination.
•
Investment by Third Parties.   The Parent Board considered that certain third parties, including top- tier institutional investors and leading global automotive original equipment manufacturers (“OEMs”), such as GM and Hyundai, are also investing an additional $200 million in the combined company pursuant to their participation in the PIPE Financing. The Parent Board considered this another strong sign of confidence in New SES following the Business Combination and the benefits to be realized as a result of the Business Combination.
•
Strategic Partnerships. Furthermore, the Parent Board considered SES’s strong strategic partnerships with leading global OEMs GM and Hyundai, both of which are parties to existing automotive A-sample joint development agreements (“JDAs”) with SES. The Parent Board considered that these JDAs would facilitate further collaboration in designing and developing SES’s technology and products.

•
Terms of the Business Combination Agreement. The Parent Board reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section titled “Proposal No. 1 — The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

•
Valuation Supported by Financial Analysis and Due Diligence. The Parent Board determined that the valuation analysis conducted by Parent, based on the materials and financial projections provided by SES, supported the equity valuation of SES. As part of this determination, Parent’s management, financial and technical advisors and legal counsel conducted due diligence examinations of SES and discussed with SES’s management the financial, technical, manufacturing and legal outlook of SES.

•
Deal Certainty. Concurrently with the execution of the Business Combination Agreement, certain shareholders of SES representing the requisite votes necessary to approve the Business Combination entered into a Support Agreement with Parent, pursuant to which such shareholders agreed to, among other things, (i) vote at any meeting of SES’s shareholders, and in any action by written consent of SES’s shareholders, all of its SES equity securities in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities.

Although the Parent Board believes that the Business Combination with SES presents a unique business combination opportunity and is in the best interests of Parent and its shareholders, the Parent Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The Parent Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to the Business Following the Business Combination.”
Q:
Did the Parent Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The Parent Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, Parent’s management, the members of the Parent Board and other representatives of Parent have substantial experience in evaluating the operating and financial merits of companies and reviewed certain financial information of SES and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of Parent’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of Parent’s management and the Parent Board in valuing SES’s business and assuming the risk that Parent’s management and the Parent Board may not have properly valued such business.

Q:
What interests do the current officers and directors have in the Business Combination?

A:
In considering the recommendation of Parent’s Board to vote in favor of the Business Combination, shareholders and warrant holders should be aware that, aside from their interests as shareholders and warrant holders, as applicable, Sponsor and certain of Parent’s directors and officers have interests in the business combination that are different from, or in addition to, those of other shareholders and warrant holders generally. As a result of such interests, the Sponsor and other initial shareholders may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Parent. Parent’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders and warrant holders that they approve the business combination and/or the Warrant Holder Proposals, as applicable. Shareholders and warrant holders should take these interests into account in deciding whether to approve the business combination and/or the Warrant Holder Proposals, as applicable. These interests include, among other things:
•
the fact that our Sponsor has agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 6,900,000 Class B ordinary shares, all of which are currently owned by the Sponsor and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that Sponsor paid approximately $7,520,000 for its private placement warrants, and the private placement warrants would be worthless if a business combination is not consummated by January 6, 2023 (unless such date is extended in accordance with the Current Articles);

•
the fact that Sponsor paid an aggregate of $7,545,000 for its investment in Parent, as summarized in the table below, and, following the consummation of the business combination, the aggregate value of Sponsor’s investment will be $77,854,732.74, based upon the respective closing prices on NYSE on October 21, 2021, as indicated below;

Sponsor Ownership of Parent Prior to Closing	Securities held by Sponsor	Sponsor Cost ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	25,000
Parent Private Placement Warrants	5,013,333	7,520,000
Total	11,913,333	7,545,000
Sponsor Ownership of SES Post-Closing	Units held by Sponsor	Value per Unit ($)	Total Value ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	9.99	68,931,000.00
Parent Private Placement Warrants	5,013,333	1.78	8,923,732.74
Total	11,913,333		77,854,732.75

•
the fact that Eric Friedland, the brother of our Chief Executive Officer, Robert Friedland, has agreed to purchase an aggregate of 150,000 shares of New SES Class A common stock, for an aggregate purchase price of $1,500,000 on the date of the Closing, contingent upon the closing of the business combination;

•
the fact that the Company has issued an unsecured convertible promissory note to the Company’s Chief Executive Officer, Robert Friedland, pursuant to which the Company has borrowed $500,000 from Mr. Friedland as of September 21, 2021, and pursuant to which Mr. Friedland may convert outstanding amounts under the convertible note into warrants to purchase Class A ordinary shares at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per-share. The ability of Parent to repay the amounts drawn under the convertible note is dependent upon the consummation of an initial business combination;

•
the fact that Robert Friedland currently holds 79,166 public warrants and 200,000 Class A ordinary shares, all of which were purchased on the open market at market prices at the time of purchase, and each of our directors and officers may purchase public warrants and Class A ordinary shares in the open market leading up to the time of the business combination and thereafter;

•
the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Parent fails to complete an initial business combination by January 6, 2023;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Parent;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Parent in an aggregate amount of up to $1,500,000 may be converted into units in connection with the consummation of the Business Combination;

•
the right of Sponsor to hold shares of New SES Class A common stock, as well as New SES Warrants, following the business combination, subject to certain lock-up periods;

•
the continued indemnification of Parent’s directors and officers and the continuation of Parent’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that if Parent is able to complete a business combination within the required time period, Sponsor, its affiliates and certain of Parent’s directors may receive a positive return on the 6,900,000 Class B ordinary shares and/or 5,013,333 private placement warrants that they currently hold, even if the holders of Class A ordinary shares experience a negative return on their investment after consummation of the Business Combination.

•
the fact that the Sponsor and Parent’s officers and directors will lose their entire investment in Parent and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 6, 2023;

•
the fact that if the trust account is liquidated, including in the event Parent is unable to complete an initial business combination by January 6, 2023, the Sponsor has agreed to indemnify Parent to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Parent has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Parent, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that Parent may be entitled to distribute or pay over funds held by Parent outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their affiliates, see “Risk Factors — Risks Relating to Parent, the Business Combination and New SES — Our Sponsor, directors and officers may have a conflict of interest in determining to pursue the acquisition of SES, since certain of their interests are different from or in addition to (and which may conflict with) the interests of our public shareholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that our shareholders approve the Business Combination Proposal.”
Q:
What will SES’s equityholders receive in return for the Business Combination with Parent?

A:
On the Closing Date, immediately, following the consummation of the Domestication, the Amalgamation will occur.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each ordinary share and each preferred share of SES issued and outstanding immediately prior to the Effective Time (collectively, the “SES Shares”) (other than SES Shares held in SES’s treasury (collectively, the “Excluded Shares”), the SES Restricted Shares (as defined below) and the SES Shares held by Dr. Qichao Hu and certain entities affiliated with Dr. Hu (collectively, the “SES Founder Group”)) will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class A common stock equal to the Exchange Ratio (as defined below), plus cash in lieu of fractional shares. Additionally, each SES Share held by the SES Founder Group issued and outstanding immediately prior to the Effective Time will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES

Class B common stock equal to the Exchange Ratio, plus cash in lieu of fractional shares. The shares of New SES Class B common stock will have the same economic rights as the shares of New SES Class A common stock, but following the Effective Time, each share of New SES Class B common stock will be entitled to 10 votes, and each share of New SES Class A common stock will be entitled to 1 vote, in each case, on each matter submitted for a vote of the New SES stockholders. New SES Class B common stock will be subject to a “sunset” provision if the SES Founder Group, and other Qualified Holders (as defined in the Proposed Charter) of New SES Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New SES Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of New SES Class B common stock) collectively held by the Founder Group and Qualified Holders of New SES Class B common stock as of the Effective Time. For purposes of the Business Combination Agreement, “Exchange Ratio” means the quotient obtained by dividing 281,000,000 by (a) the aggregate number of SES Shares that are issued and outstanding immediately prior to the Effective Time and that are issuable upon the exercise of all vested SES Options (as defined below) and SES Restricted Shares issued and outstanding as of immediately prior to the Effective Time minus (b) the Excluded Shares.
In addition to the consideration described above, the SES shareholders, optionholders and holders of restricted shares will be entitled to receive 30,000,000 shares of New SES common stock (valued at $10.00 per-share) including 23,694,652 shares of New SES Class A common stock reserved for issuance to investors, 2,304,966 New SES Class A common stock reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards and 4,000,382 shares of New SES Class B common stock reserved for issuance to the SES Founder Group (the “Earn-Out Shares”) in the aggregate if the closing price of shares of New SES Class A common stock of New SES is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Business Combination (the “Closing”) and ending on the date that is five years following the Closing. SES optionholders and holders of restricted shares will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such recipients’ service with New SES terminates prior to the vesting.
In connection with the Amalgamation, each SES share that is subject to any vesting, forfeiture, repurchase or other lapse restriction according to the 2021 SES Share Incentive Plan or otherwise (the “SES Restricted Shares”) that is issued and outstanding immediately prior to the Effective Time will be assumed by New SES and converted into a number of shares of restricted New SES Class A common stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of SES ordinary shares subject to such SES Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. In addition, each SES option (the “SES Options”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be assumed by New SES and converted into an option to acquire New SES Class A common stock at an adjusted exercise price per-share, with the number of shares of New SES Class A common stock subject to each option determined by multiplying the number of SES Shares subject to the corresponding SES Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New SES Class A common stock. For further details, see “Business Combination Proposal — Consideration to SES Equityholders in the Business Combination.”
Q:
How will the Combined Company be managed following the Business Combination?

A:
Following the Closing, it is expected that the current management of SES will become the management of New SES, and the New SES Board will consist of up to seven (7) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of three (3) directors and each of Classes II and III consisting of two directors. Pursuant to the Business Combination Agreement, the New SES Board will consist of (i) Dr. Hu, (ii) Mr. Friedland and (iii) up to five (5) individuals designated by SES. Among the five (5) individuals designated by SES, one director will be nominated by General Motors Ventures LLC (“GM Ventures”) (to serve as a Class II director) pursuant to its contractual nominating rights, who will initially be Kent Helfrich. Please see the section entitled “Management of New SES Following the Business Combination” for further information.

Q:
What equity stake will current Parent shareholders and current equityholders of SES hold in New SES immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are 34,500,000 ordinary shares issued and outstanding, which includes an aggregate of 6,900,000 Class B ordinary shares held by the Sponsor, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,213,333 warrants to acquire ordinary shares, comprised of 5,013,333 private placement warrants held by the Sponsor and 9,200,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New SES Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Domestication and assuming that none of Parent’s outstanding public shares are redeemed in connection with the Business Combination), Parent’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 48,713,333 Class A ordinary shares.

The following table illustrates varying ownership levels in New SES common stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 264,650,598 shares of New SES Class A common stock are issued to the SES Holders (other than the SES Founder Group) at Closing and 43,921,639 shares of New SES Class B common stock are issued to the SES Founder Group at Closing; (ii) 27,500,000 shares of New SES Class A common stock are issued in the PIPE Financing; (iii) no Parent warrants to purchase New SES Class A common stock that will be outstanding immediately following Closing have been exercised; and (iv) no options to purchase New SES common stock that will be held by equityholders of SES immediately following Closing have been exercised. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Parent will be different and totals may not add up to 100% due to rounding.
	Share Ownership in New SES (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions(1)
SES Holders (other than SES Founder Group)(2)	71.4%	77.2%
SES Founder Group(3)	11.9%	12.8%
PIPE Investors(4)	7.4%	8.0%
Parent public shareholders(5)	7.4%	0.0%
Ivanhoe Capital Sponsor LLC(6)	1.9%	2.0%

(1)
Assumes that all of Parent’s outstanding public shares are redeemed in connection with the Business Combination

(2)
Assumes that the number of shares of New SES Class A common stock to be held by SES Holders (other than the SES Founder Group) is 264,650,598 shares in either scenario. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(3)
Assumes that the number of shares of New SES Class A common stock to be held by SES Founder Group is 43,921,639 shares in either scenario. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)
Consists of 20,000,000 shares to be acquired in connection with the Original PIPE Financing, which includes 6,700,000 shares of New SES Class A common stock to be issued to existing SES shareholders that participated in the Original PIPE Financing and 7,500,000 shares to be acquired in connection with the Additional PIPE Financing.

(5)
Consists of (i) 24,000,000 shares issued in connection with Parent’s initial public offering and (ii) an additional 3,600,000 shares issued pursuant to the exercise by the underwriters of their over-allotment option in connection with Parent’s initial public offering.

(6)
Consists of 6,900,000 shares of New SES Class A common stock.

For further details, see “Business Combination Proposal — Consideration to SES Equityholders in the Business Combination.”
Q:
What voting power will current Parent shareholders and current equityholders of SES hold in New SES immediately after the consummation of the Business Combination?

A:
Except as noted below, the table below was prepared using the same assumptions as the immediately preceding table.

	Voting Power in New SES(1)
	No redemptions	Maximum redemptions
SES Holders (other than SES Founder Group)	34.6%	35.8%
SES Founder Group	57.3%	59.5%
PIPE Investors	3.6%	3.7%
Parent public shareholders	3.6%	—
Ivanhoe Capital Sponsor LLC	0.9%	1.0%

(1)
Percentage of voting power following the Closing of the Business Combination is calculated based on one vote per share for each share of New SES Class A common stock and ten votes per share for each share of New SES Class B common stock.

Q:
How do redemptions affect the value of my New SES Class A common stock?

A:
The value of shares of New SES Class A common stock held by non-redeeming holders of Parent public shares may be impacted by the number of shares that are redeemed, as well as other events that may significantly dilute the value of such shares of New SES Class A common stock. For example, the following table shows the potential impact of varying levels of redemptions and certain dilutive events on the per share value of the New SES Class A common stock by non-redeeming holders of Parent public shares.

	No redemptions	Interim redemptions(1)	Maximum redemptions(2)
Shares held by SES Holders (other than SES Founder Group)(3)	264,650,598	264,650,598	264,650,598
Shares held by SES Founder Group(4)	43,921,639	43,921,639	43,921,639
Shares held by PIPE Investors(5)	27,500,000	27,500,000	27,500,000
Shares held by Parent public shareholders(6)	27,600,000	13,800,000	—
Shares held by Ivanhoe Capital Sponsor LLC(7)	6,900,000	6,900,000	6,900,000
Total Shares (projected to be issued and outstanding)	370,572,237	356,772,237	342,972,237
Implied Value Per Share
Shares issued and outstanding(8)	8.71	8.66	8.60
Shares issued, outstanding and fully diluted(9)	8.38	8.32	8.26
Shares issued, outstanding, fully diluted assuming full earn out(10)	7.78	7.70	7.62

(1)
Assumes that 13,800,000 of Parent’s outstanding public shares are redeemed in connection with the Business Combination.

(2)
Assumes that all of Parent’s outstanding public shares are redeemed in connection with the Business Combination.

(3)
Assumes that the number of shares of New SES Class A common stock to be held by SES

Holders (other than the SES Founder Group) is 264,650,598 shares in either scenario. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.
(4)
Assumes that the number of shares of New SES Class A common stock to be held by SES Founder Group is 43,921,639 shares in either scenario. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(5)
Consists of 20,000,000 shares to be acquired in connection with the Original PIPE Financing, which includes 6,700,000 shares of New SES Class A common stock to be issued to existing SES shareholders that participated in the Original PIPE Financing and 7,500,000 shares to be acquired in connection with the Additional PIPE Financing.

(6)
Consists of (i) 24,000,000 shares issued in connection with Parent’s initial public offering and (ii) an additional 3,600,000 shares issued pursuant to the exercise by the underwriters of their over- allotment option in connection with Parent’s initial public offering.

(7)
Consists of 6,900,000 shares of New SES Class A common stock.

(8)
Calculation of implied value per share assumes (i) enterprise value of approximately $2.675 billion of New SES upon consummation of the merger, (ii) $275 million of cash proceeds received from the PIPE Financing upon consummation of the merger, (iii) approximately $276 million of funds in the trust account immediately prior to any redemptions and (iv) no exercise of the public warrants and private placement warrants that will remain outstanding after consummation of the merger regardless of the level of redemptions.

(9)
Calculation of implied value per share assumes (i) enterprise value of approximately $2.675 billion of New SES upon consummation of the merger, (ii) $275 million of cash proceeds received from the PIPE Financing upon consummation of the merger, (iii) approximately $276 million of funds in the trust account immediately prior to any redemptions and (iv) full exercise of the 9,200,000 public warrants and 5,013,333 private placement warrants that will remain outstanding after consummation of the merger regardless of the level of redemptions.

(10)
Calculation of implied value per share assumes (i) enterprise value of $2.675 billion upon consummation of the merger, (ii) $275 million of cash proceeds received from the PIPE Financing upon consummation of the merger, (iii) approximately $276 million of funds in the trust account immediately prior to any redemptions, (iv) full exercise of the 9,200,000 public warrants and 5,013,333 private placement warrants that will remain outstanding after consummation of the merger regardless of the level of redemptions, and (v) issuance of all of the 30,000,000 Earn-Out Shares.

Q:
Why is Parent proposing the Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of Parent and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. The foregoing is discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The Domestication Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

Q:
What is involved with the Domestication?

A:
The Domestication will require Parent to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be on the day immediately preceding the Closing Date, Parent will cease to be a company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, Parent will continue as a Delaware corporation. The Articles of Association will be replaced by the Proposed Charter and Proposed Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will instead be governed by Delaware law.

Q:
How will the Domestication affect my ordinary shares, warrants and units?

A:
In connection with the Domestication, on the Closing Date, prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into a share of New SES Class A common stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares that is outstanding immediately prior to the consummation of the Domestication will automatically represent the right to purchase one share of New SES Class A common stock at an exercise price of $11.50 per-share on the terms and conditions set forth in the applicable warrant agreement; (iii) each issued and outstanding Class B ordinary share of Parent will be converted on a one-for-one basis, into a duly authorized validly issued, fully paid and nonassessable share of New SES Class B common stock and (iv) the governing documents of Parent will be amended and restated and be the Proposed Charter and the Proposed Bylaws as described in this proxy statement/prospectus. In connection with the Domestication, Parent will change it name to “SES AI Corporation.” In connection with clause (i) and (ii), each issued and outstanding unit of Parent that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New SES Class A common stock and one-third of one warrant, with a whole warrant representing the right to acquire one share of New SES Class A common stock. Immediately following the Domestication, each issued and outstanding share of new SES Class B common stock will be converted on a one-for-one basis, into a duly authorized validly issued, fully paid and nonassessable share of New SES Class A common stock. See “The Business Combination Proposal” and “Domestication Proposal.”

Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Subject to the application of Section 367 and the “passive foreign investment company” (“PFIC”) rules discussed below, U.S. Holders and Non-U.S. Holders should not recognize taxable gain or loss on the Domestication. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Parent, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, subject to the PFIC rules discussed below, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•
a U.S. Holder that holds public shares that have a fair market value of less than $50,000 on the date of the Domestication and that, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our ordinary shares entitled to vote and less than 10% of the total value of all classes of our ordinary shares, generally will not recognize any gain or loss and will not be required to include any part of Parent’s earnings in income;

•
a U.S. Holder that holds public shares that have a fair market value of $50,000 on the date of the Domestication or more and that, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our ordinary shares entitled to vote and less than 10% of the total value of all classes of our ordinary shares generally will recognize gain (but not loss) on the exchange of public shares for shares of New SES Class A common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by Parent the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares, provided certain other requirements are satisfied; and
•
a U.S. Holder that, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or 10% or more of the total value of all classes of our ordinary shares generally will be required to include in income as a deemed dividend deemed paid by Parent the “all earnings and profits amount” attributable to its public shares. Any such U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may, under certain circumstances, effectively be exempt from U.S. federal income taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

Parent does not expect to have significant cumulative earnings and profits through the date of the Domestication. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.
Parent believes that it is likely classified as a PFIC. If Parent is a PFIC, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, a U.S. Holder may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares or public warrants for New SES Class A common stock or public warrants of New SES pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New SES Class A common stock or public warrants of New SES received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New SES Class A common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”
Q:
What are the U.S. federal income tax consequences of the adoption of the Warrant Amendment?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” we intend to treat the adoption of the Warrant Amendment as a deemed exchange, solely for applicable income tax purposes, of public warrants for “new” warrants that qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(E) of the Code to the facts and circumstances relating to the Warrant Amendment, this result is not entirely clear. For a more complete discussion of the U.S. federal income tax considerations of the adoption of the Warrant Amendment, see “U.S. Federal Income Tax Considerations.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?” A shareholder holding both public shares and public warrants may redeem its public shares but retain the public warrants, which if the Business Combination closes, will become warrants of New SES.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into shares of New SES Class A common stock in connection with the Business Combination.
In connection with Parent’s initial public offering, Sponsor agreed to waive its redemption rights with respect to all of its ordinary shares in connection with the consummation of the Business Combination. No additional consideration was provided to Sponsor in exchange for this waiver. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
In connection with the proposed Business Combination, pursuant to the Current Articles, Parent’s public shareholders may request that Parent redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Parent’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your share certificates (if any) to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 28, 2022 (two business days before the scheduled date of the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, Parent’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, this would have amounted to approximately $10.00 per issued and outstanding public share, based on 27,600,000 shares subject to possible redemption as of September 30, 2021. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your share certificates (if any) for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates (if any) for public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the certificates (if any) for public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of New SES Class A common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of Parent’s warrants have no redemption rights with respect to such warrants.

Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m. Eastern Time, on January 28, 2022 (two business days before the scheduled date of the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New SES Class A common stock will generally be treated as selling such shares of New SES Class A common stock resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New SES Class A common stock that such U.S. Holder owns or is deemed to own (including through the ownership of public warrants of New SES) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of a

U.S. Holder’s exercise of redemption rights, see “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of U.S. Holders of Exercising Redemption Rights.”
For a description of the tax consequences for Non-U.S. Holders exercising redemption rights in connection with the Business Combination, see the sections entitled “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects of Non-U.S. Holders of Exercising Redemption Rights.”
Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of Parent’s initial public offering and the exercise of the underwriters’ over-allotment option, an amount equal to $276,000,000 ($10.00 per unit) of the net proceeds from our initial public offering was placed in the trust account. As of September 30, 2021, funds in the trust account totaled $276,052,152. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by January 6, 2023 (unless such date is extended in accordance with the Current Articles), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New SES, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy statement/prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders, subject to the satisfaction or waiver of the Minimum Available Parent Cash Amount.

In no event will Parent redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Additionally, as a result of redemptions, the trading market for the New SES Class A common stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for the NYSE or another national securities exchange.

Q:
What conditions must be satisfied to complete the Business Combination?

A:
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the Parent shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the Minimum Available Parent Cash Amount; and (iv) the New SES common stock to be issued in connection with the Business Combination having been approved for listing on the NYSE. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the first quarter of 2022. This date depends on, among other things, the approval of the proposals to be put to Parent shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to ensure that any supplement or amendment to the proxy statement/prospectus that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the extraordinary general meeting; (B) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient Parent ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; or (C) in order to solicit additional proxies from shareholders in favor of one or more of the Condition Precedent Proposals. For a description of the conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:
What happens if the Business Combination is not consummated?

A:
Parent will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Parent is not able to consummate the Business Combination with SES nor able to complete another business combination by January 6, 2023, as such date may be extended pursuant to our Current Articles, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or how the Warrant Amendment will affect you as a warrant holder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card(s), as applicable, or, if you hold your shares and/or warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares or warrants on December 14, 2021, the record date for the extraordinary general meeting and/or Warrant Holders Meeting, respectively, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting and/or Warrant Holders Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to Parent shareholders or warrant holders that hold their shares or warrants in registered form and are registered as shareholders in Parent’s register of members. All holders of shares or warrants in registered form on the day of the extraordinary general meeting and/or Warrant Holders Meeting are entitled to vote at the extraordinary general meeting and/or Warrant Holders Meeting.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares and/or warrants are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares or warrants held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and/or warrants. If a proposal is determined to be discretionary, your broker, bank or other nominee is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary (i.e., a “routine” matter), your broker, bank or nominee is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

We believe that each of the proposals to be voted on at the extraordinary general meeting is a non-discretionary proposal. Since none of the proposals to be voted on at the extraordinary general meeting are “routine” matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the extraordinary general meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the extraordinary general meeting.
Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at 9:00 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/ivanhoecapital/2022, unless the extraordinary general meeting is adjourned. As part of our precautions regarding COVID-19, we are also planning for the meeting to be held virtually over the Internet. We will post the details for such meeting on our website that will also be filed with the SEC as proxy material. Only shareholders who held ordinary shares of Parent at the close of business on the record date will be entitled to vote at the extraordinary general meeting. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://www.cstproxy.com/ivanhoecapital/2022, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:
When and where will the Warrant Holders Meeting be held?

A:
The Warrant Holders Meeting will be held at 9:15 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/ivanhoecapital/2022, unless the Warrant Holders Meeting is adjourned. As part of our precautions regarding COVID-19, we are also planning for the meeting to be held virtually over the Internet. We will post the details for such meeting on our website that will also be filed with the SEC as proxy material. Only shareholders who held warrants of Parent at the close of business on the record date will be entitled to vote at the Warrant Holders Meeting. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://www.cstproxy.com/ivanhoecapital/2022, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:
Who is entitled to vote at the extraordinary general meeting and Warrant Holders Meeting?

A:
We have fixed December 14, 2021 as the record date for the extraordinary general meeting and the Warrant Holders Meeting. If you were a shareholder of Parent at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. Similarly, if you were a warrant holder of Parent as of the close of business on the record date, you are entitled to vote on matters that come before the Warrant Holders Meeting. However, a shareholder may only vote his or her shares and/or warrants if he or she is present in person or is represented by proxy and entitled to vote at the extraordinary general meeting and/or Warrant Holders Meeting.

Q:
How many votes do I have?

A:
Parent shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 34,500,000 ordinary shares issued and outstanding, of which 27,600,000 were issued and outstanding public shares.

Holders of warrants are entitled to one vote at the Warrant Holders Meeting for each public warrant held of record as of the record date. As of the date of this proxy statement/prospectus, there are 9,200,000 public warrants issued and outstanding.
Q:
What constitutes a quorum?

A:
A quorum of Parent shareholders and warrant holders is necessary to hold a valid meeting. The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the extraordinary general meeting. A quorum will be present at the Warrant Holders Meeting if a majority of public warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum. The Sponsor, who currently owns approximately 20.0% of the issued and outstanding Parent ordinary shares, will count towards this quorum provided they attend the extraordinary general meeting in person or by proxy. As of the record date for the Warrant Holders Meeting, 4,600,001 public warrants would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting of Parent’s shareholders?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
Business Combination Proposal:   The Business Combination Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(ii)
Domestication Proposal:   The Domestication Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(iii)
Organizational Documents Proposal:   The Organizational Documents Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(iv)
Advisory Charter Proposals:   Each of the Advisory Charter Proposals requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(v)
NYSE Proposal:   The NYSE Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(vi)
Incentive Plan Proposal:   The Incentive Plan Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(vii)
Director Election Proposal:   This proposal requires the approval of an ordinary resolution of the holders of the Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Class B ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(viii)
Adjournment Proposal:   The Adjournment Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

Each of the Condition Precedent Proposals is conditioned on the approval of the other Condition Precedent Proposals, and if any Condition Precedent Proposal is not approved, then the other Condition Precedent Proposals will have no effect, even if approved by our public shareholders. The Adjournment Proposal is not conditioned upon any other proposal.
As of the record date, Parent had 34,500,000 ordinary shares issued and outstanding. Parent shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 6,900,000 ordinary shares are subject to the Sponsor Letter Agreement, pursuant to which the Sponsor has agreed to vote all of its shares in favor of the Business Combination. For additional information regarding the Sponsor Letter Agreement, see “Business Combination Proposal — Related Agreements — Sponsor Letter Agreements.”
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 17,250,001 shares, of which 10,350,001 shares are not subject to the Sponsor Support Agreement, will need to be voted in favor of each of the Business Combination Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 23,000,001 shares, of which 16,100,001 shares are not subject to the Sponsor Support Agreement, will need to be voted in favor of each of the Domestication Proposal and the Organizational Documents Proposals in order to approve the such proposals.
Q:
What will happen if I abstain from voting or fail to vote at the extraordinary general meeting of Parent’s shareholders?

A:
At the extraordinary general meeting, Parent will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will not count as a vote cast, and otherwise will have no effect on a particular proposal, except the NYSE Proposal and the Incentive Plan Proposal, for which abstentions will count as votes “against” the proposal.
Q:
What are the recommendations of the Parent Board?

A:
The Parent Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting and Warrant Holders Meeting are in the best interest of Parent and its shareholders and warrant holders and unanimously recommends that its shareholders and warrant holders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting, and “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting.

The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and warrant holders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Parent’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Parent’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What vote is required to approve the Warrant Holder Proposals presented at the Warrant Holders Meeting?

A:
The Warrant Amendment Proposal must be approved by 50% of the outstanding public warrants (which represents at least 4,600,000 out of 9,200,000 outstanding public warrants) and, solely with respect to the amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants set forth in the Warrant Amendment, 50% of the outstanding private placement warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

As of the date of this proxy statement/prospectus, there are 9,200,000 public warrants issued and outstanding and 5,013,333 private placement warrants issued and outstanding.
Q:
How does the Sponsor intend to vote its shares and/or warrants?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor has agreed to vote all of its shares and warrants in favor of all the proposals being presented at the extraordinary general meeting and Warrant Holders Meeting. As of the date of this proxy statement/prospectus, our Sponsor owns 20.0% of the issued and outstanding ordinary shares. Parent does not beneficially own any of the public warrants, and, none of the Sponsor, Parent’s directors, executive officers and affiliates hold public warrants. The Sponsor, an affiliate of Parent, currently holds all of the private placement warrants. The Sponsor intends to approve the Warrant Amendment Proposal by written consent.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, SES and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, SES and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting, (ii) the Domestication Proposal and the Organizational Documents Proposal, is approved by the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New SES’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
Why is Parent proposing the Incentive Plan Proposal?

A:
The purpose of the Equity Incentive Plan is to provide eligible employees, directors and consultants of Parent the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of Parent and align their economic interests with those of its stockholders. NYSE Listing Rule 5635(c) requires stockholder approval of certain equity compensation plans. Accordingly, we are proposing the Incentive Plan Proposal to request such stockholder approval of the Equity Incentive Plan. In addition, pursuant to the Business Combination Agreement, approval of the Incentive Plan Proposal is a condition to consummation of the Transactions.

Q:
What happens if I sell my Parent ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to our secretary at our address set forth below so that it is received prior to the vote at the extraordinary general meeting (which is scheduled to take place on February 1, 2022) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our secretary, which must be received prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder of New SES. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder of Parent. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:
What will happen if I abstain from voting or fail to vote at the Warrant Holders Meeting?

A:
At the Warrant Holders Meeting, Parent will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will not count as a vote cast at the Warrant Holders Meeting, and will have no effect on the Warrant Holder Adjournment Proposal, if presented.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders and warrant holders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares and or/warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares and/or warrants.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting and Warrant Holders Meeting?

A:
Parent will pay the cost of soliciting proxies for the extraordinary general meeting and Warrant Holders Meeting. Parent has engaged Morrow Sodali LLC, as proxy solicitor (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting and Warrant Holders Meeting. Parent has agreed to pay Morrow a fee of $30,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Parent will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares and/or warrants for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and/or warrants and in obtaining voting instructions from those owners. Parent’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting and Warrant Holders Meeting?

A:
The preliminary voting results will be announced at the extraordinary general meeting and Warrant Holders Meeting. Parent will publish final voting results of the extraordinary general meeting and Warrant Holders Meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting and Warrant Holders Meeting.

Q:
What happens if I sell my Parent warrants prior to the record date for the Warrant Holders Meeting?

A:
The record date for the Warrant Holders Meeting is December 14, 2021. If you transfer your warrants after the record date, unless the transferee obtains from you a proxy to vote as to those warrants, you will retain your right to vote on Warrant Holder Proposals. If you transfer your warrants prior to the record date, you will have no right to participate in the Warrant Holders Meeting.

Q:
What happens to the Business Combination if the Warrant Amendment is not approved?

A:
The success or failure of the adoption of the Warrant Amendment will have no effect on the completion of the Business Combination or the Proposals. Adoption of the Warrant Amendment is not a condition to the Business Combination or the Proposals.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call: (203) 658-9400
Email: IVAN.info@investor.morrowsodali.com
You also may obtain additional information about Parent from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (either physically or electronically) to Continental, Parent’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 28, 2022 (two business days before the scheduled date of the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend the extraordinary general meeting, we urge you to read this entire proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors.” See also the section entitled “Where You Can Find More Information.”
Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public shareholders, (ii) assume that approximately 317.88 million shares of SES common stock will be issued to SES Holders (including the SES Founder Group) as consideration in the Business Combination, based on SES’s current capitalization, and (iii) do not include (a) any warrants to purchase SES common stock that will be outstanding following the Business Combination, or (b) any equity awards that may be issued under our proposed Equity Incentive Plan following the Business Combination.
Information About the Parties to the Business Combination
Ivanhoe Capital Acquisition Corp.
1177 Avenue of Americas 5th Floor
New York, New York 10026
Tel: (646) 458-7037
We are a blank check company incorporated as a Cayman Islands exempted company on July 8, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Our securities are traded on the NYSE under the ticker symbols “IVAN.U,” “IVAN WS” and “IVAN.” Following the Business Combination, we expect to change our name to “SES AI Corporation” Following the Business Combination, we will change our ticker symbols to “SES” for our New SES Class A common stock and “SES WS” for our warrants.
The mailing address of our principal executive office is 1177 Avenue of the Americas, 5th Floor, New York, NY 10036 and our telephone number is +65 6337 1818.
c/o Ivanhoe Capital Acquisition Corp.
1177 Avenue of Americas 5th Floor
New York, New York 10026
Tel: (646) 458-7037
Wormhole Merger Sub Pte. Ltd. is a Singapore private company limited by shares and wholly owned subsidiary of Parent formed in June 2021 to consummate the Amalgamation. In the Amalgamation, Amalgamation Sub will amalgamate with SES, with SES surviving as the Amalgamated Company. Amalgamation Sub owns no material assets and does not operate any business.
The mailing address of Amalgamation Sub’s principal executive office is 150 Beach Road, 25-03 The Gateway West, 189720 Singapore and its telephone number is +65 6337 1818.
SES Holdings Pte. Ltd.
1, Robinson Road, #18-00 AIA Tower
Singapore, 048542 Singapore
Tel: +65 6535 1944
SES Group founded in 2012 is engaged in the development and production of high-performance, hybrid Li-Metal rechargeable battery technology for EVs and other applications. Since its founding, SES Group has been committed to developing the world’s most advanced EV batteries, which have been designed to combine the high energy density of Li-Metal with cost-effective, large-scale manufacturability of conventional Li-ion batteries.

Proposals to be put to the Shareholders of Parent at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of Parent and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Advisory Charter Proposals and the Adjournment Proposal, is cross-conditioned on the approval of other proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
Business Combination Proposal
As discussed in this proxy statement/prospectus, Parent is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, immediately following the consummation of the Domestication, the Amalgamation will occur.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each SES Share (other than the Excluded Shares, SES Restricted Shares and SES Shares held by the SES Founder Group) issued and outstanding immediately prior to the Effective Time will convert into the number of shares of New SES Class A common stock equal to the Exchange Ratio; (ii) each SES Share held by the SES Founder Group issued and outstanding immediately prior to the Effective Time will convert into the number of fully paid and nonassessable shares of New SES Class B common stock equal to the Exchange Ratio.
After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The Parent Board’s Reasons for the Business Combination,” the Parent Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Parent’s initial public offering, including that the businesses of SES had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”
Structure of the Business Combination
The following diagrams illustrate in simplified terms the current structure of Parent and SES and the expected structure of New SES (formerly Parent) upon the Closing.

Simplified Pre-Combination Structure
Simplified Post-Combination Structure
Consideration to SES Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each SES Share (other than Excluded Shares, the SES Restricted Shares and the SES Shares held by the SES Founder Group) will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class A common stock equal to the Exchange Ratio, plus cash in lieu of fractional shares. Additionally, each SES Share held by the SES Founder Group issued and outstanding immediately prior to the Effective Time will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class B common stock equal to the Exchange Ratio, plus cash in lieu of fractional shares. The shares of New SES Class B common stock will have the same economic rights as the shares of New SES Class A common stock, but following the Effective Time, each share of New SES Class B common stock will be entitled to 10 votes, and each share of New SES Class A common stock will be entitled to 1 vote, in each case, on each matter submitted for a vote of the New SES stockholders. The New SES Class B common stock will be subject to a “sunset” provision if the SES Founder Group, and other Qualified Holders (as defined in the Proposed Charter) of New SES Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New SES Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of New SES Class B common stock) collectively held by the Founder Group and Qualified Holders of New SES Class B common stock as of the Effective Time.
In addition to the consideration described above, the SES shareholders, optionholders and holders of restricted shares will be entitled to receive 30,000,000 shares of New SES common stock (valued at $10.00 per share), including 23,694,652 shares of New SES Class A common stock reserved for issuance to investors, 2,304,966 New SES Class A common stock reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards and 4,000,382 shares of New SES Class B common stock reserved for issuance to the SES Founder Group (the “Earn-Out Shares”), the closing price of shares of New SES Class A common stock of New SES is equal to or greater than $18.00 during the period beginning on the date that is one year following the Closing and ending on the date that is five years following the Closing. SES optionholders and holders of restricted shares will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such recipients’ service with New SES terminates prior to the vesting.
In connection with the Amalgamation, each SES Restricted Share that is issued and outstanding immediately prior to the Effective Time will be assumed by New SES and converted into a number of shares of restricted New SES Class A common stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of SES ordinary shares subject to such SES Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. The terms of the SES Restricted Shares will otherwise remain unchanged (including with respect to applicable vesting, expiration and forfeiture conditions), subject to the terms of the Business Combination Agreement. In addition, each SES Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be assumed by New SES and converted into an option to acquire New SES Class A common stock at an adjusted exercise price per-share, with the number of shares of New SES Class A common stock subject to each option determined by multiplying the number of SES Shares subject to the corresponding SES Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New SES Class A common stock. The per-share exercise price for the shares of New SES Class A common stock issuable upon the exercise of New SES options will be determined by dividing the per-share exercise price for the SES Shares subject to the SES Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the SES Shareholder Written Consents having been received; (iii) applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) the Minimum Available Parent Cash Amount; (v) the approval by the NYSE of our initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.
For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Domestication Proposal
As discussed in this proxy statement/prospectus, Parent will ask its shareholders to approve by special resolution, that Parent be transferred by way of continuation to Delaware pursuant to Article 49 of the amended and restated memorandum and articles of association of Parent (the “Current Articles”) and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Parent be continued and domesticated as a corporation under the laws of the State of Delaware. Accordingly, we encourage shareholders to carefully consider the information set out below under “Comparison of Corporate Governance and Stockholders’ Rights.”
For further details, see “Domestication Proposal” and “Governing Documents Proposals.”
Organizational Documents Proposals
Parent will ask its shareholders to approve and adopt by special resolution under Cayman Islands law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Current Articles by their deletion and replacement with the Proposed Organizational Documents of New SES, which, if approved, would take effect immediately after the Domestication.
Advisory Charter Proposals
Parent will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following eight sub-proposals
•
Advisory Charter Proposal 4A — to increase the share capital authorized under the Current Articles from (i) 221,000,000 shares of share capital divided into (a) 200,000,000 Class A ordinary shares, (b) 20,000,000 Class B ordinary shares and (c) 1,000,000 preference shares under the Current Articles to (ii) 2,300,000,000 shares of capital stock authorized under the Proposed Charter, consisting of (a) 2,100,000,000 shares of New SES Class A common stock, (b) 200,000,000 shares of New SES Class B common stock and (c) 20,000,000 shares of preferred stock;

•
Advisory Charter Proposal 4B — to provide in the Proposed Charter that holders of shares of New SES Class A common stock will be entitled to cast one (1) vote for each share of New SES Class A common stock, and holders of shares of New SES Class B common stock will be entitled to cast ten (10) votes for each share of New SES Class B common stock, in each case with respect to all matters submitted to a vote of stockholders generally, as opposed to the Current Articles, which provide that each Class A ordinary share, and each Class B ordinary share is entitled to one vote per-share on each matter properly submitted to Parent’s shareholders entitled to vote;

•
Advisory Charter Proposal 4C — to provide in the Proposed Charter that any action required or permitted to be taken by the stockholders of New SES must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstanding shares of New SES Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote for the election of directors at an annual meeting of New SES stockholders, any action required or permitted to be taken at any annual or special meeting of New SES may be taken without a meeting and by written consent if such written consent sets forth the action so taken and is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted, as opposed to the Current Articles, which provide that a resolution in writing (in one or more counterparts) signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting;

•
Advisory Charter Proposal 4D — to provide that certain provisions of the Proposed Charter relating to the rights of New SES Class A common stock and Class B common stock may be amended,

altered, changed, adopted or repealed. Under the Proposed Charter, in addition to any vote required by the DGCL, amendments, alterations, changes, adoptions or repeals to certain provisions of the Proposed Charter will require the affirmative vote of the holders of two-thirds (2/3) of the voting power of all shares of capital stock then outstanding and entitled to vote generally in the election of directors, voting together as a single class; provided, however, that (i) so long as any shares of New SES Class B common stock remain outstanding, following the consummation of a Business Combination (as defined in the Proposed Charter), the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New SES Class B common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes any of the voting, conversion, dividend or liquidation provisions of the shares of New SES Class B common stock or other rights, powers, preferences or privileges of the shares of New SES Class B common stock, (2) to provide for each share of New SES Class A common stock or any other class of New SES common stock to have more than one (1) vote per-share or any rights to a separate class vote of the holders of shares of New SES Class A common stock other than as provided by the Proposed Charter or required by the DGCL or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of New SES Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New SES Class A common stock; and (ii) so long as any shares of New SES Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of New SES Class A common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New SES Class A common stock so as to affect them adversely, or (2) to provide for each share of New SES Class B common stock to have more than ten (10) votes per-share or any rights to a separate class vote of the holders of shares of New SES Class B common stock other than as provided by the Proposed Charter or required by the DGCL, as opposed to the Current Articles, which provide that alterations or additions may be made by a special resolution under Cayman Islands law, being a resolution passed by a majority of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting;
•
Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New SES (the “New SES Board’’) present at any regular or special meeting of the New SES Board at which a quorum is present or (y) (i) on or after the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New SES or, prior to such time, (ii) by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of New SES then outstanding and entitled to vote in the election of directors at an annual meeting of New SES stockholders, as opposed to the Current Articles, which only require such an amendment to be approved by a special resolution passed by holders of at least two-thirds (2/3) of the ordinary shares of Parent who, being present in person or by proxy and entitled to vote thereon, cast votes at a general meeting;

•
Advisory Charter Proposal 4F — to provide in the Proposed Charter that the number of directors will be fixed from time to time by a majority of the New SES Board, as opposed to the Current Articles, which provide that the number of directors of Parent may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting;

•
Advisory Charter Proposal 4G — to provide in the Proposed Charter that any or all directors of New SES may be removed from office at any time with or without cause and for any or no reason prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New

SES stockholders; provided, however, that from or after the occurrence of the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, any director on the New SES Board may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, as opposed to the Current Articles, which provide that (x) prior to the closing of a Business Combination (as defined in the Current Articles), holders of the Class B ordinary shares of Parent may remove any director of the Parent Board by ordinary resolution, being a resolution passed by a simple majority of the holders of Class B ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting, and holders of Class A ordinary shares of Parent have no right to vote on the removal of any director of the Parent Board and (y) following the closing of a Business Combination, directors of Parent Board may be removed by ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting;
•
Advisory Charter Proposal 4H — to eliminate various provisions in the Current Articles applicable only to blank check companies and the Parent’s operations as a special purpose acquisition company immediately prior to consummation of a Business Combination (as defined in the Current Articles), including the provisions requiring that Parent have net tangible assets of at least $5,000,001 immediately prior to such a Business Combination; and

•
Advisory Charter Proposal 4I  —  to provide in the Proposed Charter that special meetings of stockholders for any purpose or purposes may be called at any time by the New SES Board, the Chairperson of the New SES Board or the Chief Executive Officer of New SES; provided, however, that prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the holders of a majority of voting power of the shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders; as opposed to the Current Articles, which provide that extraordinary general meetings may be called by a majority in number of the shareholders having the right to attend and vote at such meeting, together not holding less than ninety-five (95) percent in par value of the shares giving that right. We encourage shareholders to carefully consider the information set out in the section entitled “Advisory Charter Proposals” and the full text of the Proposed Governing Documents of New SES, attached hereto as Annexes C and D.

NYSE Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal. Our units, public shares and public warrants are listed on the NYSE and, as such, we are seeking shareholder approval for issuance of New SES Class A common stock and New SES Class B common stock in connection with the Business Combination and shares of New SES Class A common stock in connection with the PIPE Financing pursuant to NYSE Listing Rule 312.03.
For additional information, see “NYSE Proposal.”
Incentive Plan Proposal
If each of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Organizational Documents Proposal is approved, Parent is proposing that its shareholders approve by ordinary resolution the Equity Incentive Plan, which will become effective upon the Closing and will be used by New SES on a going-forward basis following the Closing.
The Director Election Proposal
Our Class B shareholders are also being asked to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the election of six directors who, effective immediately after the Effective Time, will become the directors of New SES until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter
For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Adjournment Proposal
The Parent Board may submit a proposal to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the extraordinary general meeting (i) to ensure that any supplement or amendment to the proxy statement/prospectus that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the extraordinary general meeting; (ii) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient Parent ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; or (iii) in order to solicit additional proxies from shareholders in favor of one or more of the Condition Precedent Proposals
The Adjournment Proposal is not conditioned on any other proposal.
For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
The Parent Board’s Reasons for the Business Combination
Parent was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Parent Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Parent Board and management to identify, acquire and operate one or more businesses.
As described under “Background to the Business Combination”, the Parent Board, in evaluating the Business Combination, consulted with Parent’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the Parent Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Parent Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Parent Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Parent’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the combination, the Parent Board decided not to obtain a fairness opinion. Parent’s management, the members of the Parent Board and other representatives of Parent have substantial experience in evaluating the operating and financial merits of companies and reviewed certain financial information of SES and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of Parent’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination.
The Parent Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: SES’s large and growing addressable market, the unique and differentiated design of SES’s hybrid Li-Metal batteries, as well as their expected ability to be manufactured cost-effectively at scale; the experience of the SES management team and current board members; SES’s strategic partnerships with GM and Hyundai, both of which are parties to existing automotive A-sample joint development agreements with SES, and the fact that 100% of the existing equity in SES would “roll over” into equity interests in the combined company. The Parent Board and management team alike were impressed with the SES team during the diligence process and in their own investigation of the broader EV and battery sectors. The Parent Board also took into consideration the factors set forth in “The Business Combination Proposal — The Parent Board’s Reasons for the Business Combination.”
The Parent Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination, including, but not limited to, the following: redemptions by Parent shareholders, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the potential for downturns in the industry in which SES operates, and the possibility that there could be unanticipated production issues, or that high energy density Li-Metal batteries could prove unworkable when used in actual EVs. The Parent Board considered the other issues and risks set forth in “The Business Combination Proposal — The Parent Board’s Reasons for the Business Combination.”
In addition to considering the factors described above, the Parent Board also considered that some officers and directors of Parent might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Parent’s shareholders. Parent’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Parent Board, the Business Combination Agreement and the transactions contemplated thereby, including the Domestication, Amalgamation and Business Combination.
The Parent Board concluded that the potential benefits that it expected Parent and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Parent Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Domestication, Amalgamation and Business Combination, were in the best interests of Parent and its shareholders.
For more information about the Parent Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — The Parent Board’s Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement.
PIPE Financing
Simultaneously with the execution of the Business Combination Agreement, Parent entered into Subscription Agreements with the Original PIPE Investors to consummate the Original PIPE Financing, pursuant to which the Original PIPE Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Original PIPE Investors, an aggregate of 20,000,000 shares of New SES Class A common stock at a price of $10.00 per-share, for aggregate gross proceeds of $200,000,000. On October 22, Parent entered into a Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor has agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Additional PIPE Investor an aggregate of 7,500,000 shares of New SES Class A common stock at a price of $10.00 per share, for aggregate proceeds of $75.0 million. The shares of New SES Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Parent has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a letter agreement (the “Sponsor Letter Agreement”) with Parent, pursuant to which the Sponsor agreed, among other things, (i) to vote at any meeting of Parent’s shareholders, and in any action by written consent or resolution of Parent’s shareholders, all of its Class B ordinary shares in favor of the Condition Precedent

Proposals to be voted upon at the extraordinary general meeting; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) waive for itself and for its successors, heirs and assigns, the anti-dilution protection with respect to the Class B ordinary shares and Class A ordinary shares underlying its private placement warrants, in each case, on the terms and subject to the conditions set forth in Sponsor Letter Agreement. Pursuant to the Sponsor Letter Agreement the Sponsor further agreed not to, directly or indirectly, (i) enter into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any ordinary shares or other equity securities of Parent owned by Sponsor or deposit any such equity securities into a voting trust, (ii) grant any proxy, consent or power of attorney with respect to any ordinary shares or other equity securities of Parent owned by Sponsor (including any shares of Class A common stock or Parent warrants) (iii) enter into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to Sponsor Letter Agreement or (iv) subject to certain exceptions, sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of (by amalgamation, merger, by scheme of arrangement, by testamentary disposition, by operation of law or otherwise) or otherwise encumber any of its ordinary shares or other equity securities of Parent voluntarily or involuntarily, or otherwise agree to do any of the foregoing. Additionally, pursuant to the Sponsor Letter Agreement, the Sponsor made certain representation and warranties to Parent and agreed to be bound by certain provisions of the Business Combination Agreement related to confidentiality and non-solicitation. Any Parent ordinary shares or Parent warrants that the Sponsor acquires after the date of the Sponsor Agreement will be subject to the terms of the Sponsor Agreement.
SES Shareholder Support Agreement
Concurrently with the execution of the Business Combination Agreement, certain shareholders of SES representing the requisite votes necessary to approve the Business Combination entered into a support agreement with Parent and SES, pursuant to which each such holder agreed to (i) vote at any meeting of SES’s shareholders, and in any action by written consent of SES’s shareholders, all of its SES equity securities in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation, and not withdraw or rescind such vote or otherwise take action to make such vote ineffective, (ii) be bound by certain other covenants and agreements related to the Business Combination, (iii) waive and not to exercise or assert any rights, or make any demand or claims of oppression relating to the Amalgamation or any other transaction contemplated by the Business Combination Agreement that such Shareholder may have (under the Singapore Companies Act or otherwise) by virtue of, or with respect to, any outstanding equity securities of SES legally or beneficially owned by such shareholder and (iv) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Support Agreements. Each SES shareholder party to the support agreement makes certain representations and warranties to Parent. The support agreement terminates upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the mutual written agreement of Parent and the SES shareholders party to the support agreement.
IPO Letter Agreement Amendment
Concurrently with the execution of the Business Combination Agreement, Parent, Sponsor and Parent’s directors and officers (collectively, the “Parent Insiders”) entered into an amendment (the “IPO Letter Agreement Amendment”) to that certain letter agreement, dated as of January 6, 2021, delivered to Parent by the Sponsor and the Parent Insiders in connection with Parent’s initial public offering, pursuant to which the Sponsor and the Parent Insiders agreed to certain lock-up restrictions on the New SES Class A common stock to be received by such parties in connection with the Domestication (the “Subject Shares”). In particular, the Sponsor and the Parent Insiders agreed not to transfer, sell or assign the Subject Shares until the earlier of (i) (v) with respect to 20% of such Subject Shares, until the date that is 180 days after the Closing, (w) with respect to 20% of such Subject Shares, until the closing price of New SES Class A common stock equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the date that is 150 days after the Closing (the “Requisite Trading Period”), (x) with respect to 20% of such Subject Shares, until the closing price of the New SES Class A common stock equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such Subject Shares, until the closing price of the New SES Class A common stock equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such Subject Shares, until the closing price of the New SES Class A common stock equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which New SES completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the shareholders having the right to exchange their common stock for cash, securities or other property; provided that in the event that the per-share value of the cash, securities or other property to be received by the holders of New SES Class A common stock in such liquidation, merger, capital stock exchange or other similar transaction (the “Per-share Transaction Value”) is less than $18.00, then the Subject Shares will be released from these transfer restrictions to the Sponsor and the Insiders on a pro rata basis as follows: (i) to the extent not previously released, all Subject Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per-Share Transaction Value will be released and (ii) the number of Subject Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per-Share Transaction Value (the “Release Threshold”), multiplied by a fraction, the numerator of which equals (a) 2, minus (b) the amount by which the Release Threshold exceeds the Per-share Transaction Value, and the denominator of which equals 2, will be released. Any Subject Shares not released pursuant to the preceding sentence will be forfeited and cancelled.
Registration Rights Agreement
At the Closing, New SES, the Sponsor and certain other holders of New SES will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement,” which will supersede the registration and shareholder rights agreement between Parent and its initial shareholders), pursuant to which, among other things, the Sponsor and such other holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New SES Class A common stock and any other equity securities of New SES. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the shares of New SES common stock held by the Sponsor and the other holders party to the Registration Rights Agreement, in each case for a period of 180 days following the Closing. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Director Nomination Agreement and Board Observation Agreement
Concurrently with the execution of the Business Combination Agreement, Parent and SES entered into a director nomination agreement (the “Director Nomination Agreement”) with GM Ventures, a subsidiary of GM, pursuant to which, among other things, GM Ventures will have the right to nominate one person for election to the New SES Board from and after the Effective Time for so long as GM Ventures, together with its affiliates, collectively continue to beneficially own at least 5% of the fully diluted outstanding equity securities of New SES. Additionally, concurrently with the execution of the Agreement, Parent and SES entered into a board observation agreement (the “Board Observation Agreement”) with Hyundai, pursuant to which, among other things, Hyundai will have the right to appoint one person to act as a non-voting observer to the New SES Board from and after the Effective Time for so long as Hyundai, together with its affiliates, collectively continue to beneficially own at least 2% of the fully diluted outstanding equity securities of New SES.
Ownership and Control of New SES
The following table illustrates varying ownership levels in New SES common stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 264,650,598 shares of New SES Class A common stock are issued to the SES Holders (other than the SES Founder Group) at Closing, including 23,694,652 shares of New SES Class A common stock reserved for issuance to investors for Earn-out Shares, 2,304,966 New SES Class A common stock reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards and 2,193,455 restricted shares of New SES Class A common stock are issued to pre-Closing recipients of SES restricted share awards, (ii) 43,921,639 shares of New SES Class B common stock reserved for issuance to the SES Founder Group, including 4,000,382 shares of New SES Class B common stock reserved for issuance for Earn-out Shares; (iii) 27,500,000 shares of New SES Class A common stock are issued in the PIPE Financing; (iv) no Parent warrants to purchase New SES Class A common stock that will be outstanding immediately following Closing have been exercised;

and (v) no options to purchase New SES common stock that will be held by equityholders of SES immediately following Closing have been exercised. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Parent will be different and totals may not add up to 100% due to rounding.
	Share Ownership in New SES (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions(1)
SES Holders (other than SES Founder Group)(2)	71.4%	77.2%
SES Founder Group(3)	11.9%	12.8%
PIPE Investors(4)	7.4%	8.0%
Parent public shareholders(5)	7.4%	0.0%
Ivanhoe Capital Sponsor LLC(6)	1.9%	2.0%

(1)
Assumes that all of Parent’s outstanding public shares are redeemed in connection with the Business Combination

(2)
Assumes that the number of shares of New SES Class A common stock to be held by SES Holders (other than the SES Founder Group) is 264,650,598 shares in either scenario. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(3)
Assumes that the number of shares of New SES Class A common stock to be held by SES Founder Group is 43,921,639 shares in either scenario. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)
Consists of 20,000,000 shares to be acquired in connection with the Original PIPE Financing, which includes 6,700,000 shares of New SES Class A common stock to be issued to existing SES shareholders that participated in the Original PIPE Financing and 7,500,000 shares to be acquired in connection with the Additional PIPE Financing.

(5)
Consists of (i) 24,000,000 shares issued in connection with Parent’s initial public offering and (ii) an additional 3,600,000 shares issued pursuant to the exercise by the underwriters of their over-allotment option in connection with Parent’s initial public offering.

(6)
Consists of 6,900,000 shares of New SES Class A common stock.

For further details, see “Business Combination Proposal — Consideration to SES Equityholders in the Business Combination.”
Except as noted below, the table below was prepared using the same assumptions as the immediately preceding table.
	Voting Power in New SES(1)
	No redemptions	Maximum redemptions
SES Holders (other than SES Founder Group)	34.6%	35.8%
SES Founder Group	57.3%	59.5%
PIPE Investors	3.6%	3.7%
Parent public shareholders	3.6%	—
Ivanhoe Capital Sponsor LLC	0.9%	1.0%

(1)
Percentage of voting power following the Closing of the Business Combination is calculated based on one vote per share for each share of New SES Class A common stock and ten votes per share for each share of New SES Class B common stock.

For further details, see “Business Combination Proposal — Consideration to SES Equityholders in the Business Combination.”
Information About the Parties to the Business Combination
Ivanhoe Capital Acquisition Corp.
1177 Avenue of Americas 5th Floor
New York, New York 10026
Tel: (646) 458-7037
We are a blank check company incorporated as a Cayman Islands exempted company on July 8, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Our securities are traded on the NYSE under the ticker symbols “IVAN.U,” “IVAN WS” and “IVAN.” Following the Business Combination, we expect to change our name to “SES AI Corporation” Following the Business Combination, we will change our ticker symbols to “SES” for our New SES Class A common stock and “SES WS” for our warrants.
The mailing address of our principal executive office is 1177 Avenue of the Americas, 5th Floor, New York, NY 10036 and our telephone number is +65 6337 1818.
c/o Ivanhoe Capital Acquisition Corp. 1177
Avenue of Americas 5th Floor New York,
New York 10026
Tel: (646) 458-7037
Wormhole Merger Sub Pte. Ltd. is a Singapore private company limited by shares and wholly owned subsidiary of Parent formed in June 2021 to consummate the Amalgamation. In the Amalgamation, Amalgamation Sub will amalgamate with SES, with SES surviving as the Amalgamated Company. Amalgamation Sub owns no material assets and does not operate any business.
The mailing address of Amalgamation Sub’s principal executive office is 150 Beach Road, 25-03 The Gateway West, 189720 Singapore and its telephone number is +65 6337 1818.
SES Holdings Pte. Ltd.
1, Robinson Road, #18-00 AIA Tower
Singapore, 048542 Singapore
Tel: +65 6535 1944
SES Group founded in 2012 is engaged in the development and production of high-performance, hybrid Li-Metal rechargeable battery technology for EVs and other applications. Since its founding, SES Group has been committed to developing the world’s most advanced EV batteries, which have been designed to combine the high energy density of Li-Metal with cost-effective, large-scale manufacturability of conventional Li-ion batteries. SES has a history of no revenues, net losses and expects to continue to incur losses until at least 2026. To date, SES has not produced any commercial-ready Li-Metal batteries, as they are still in development.
Proposals to be Put to the Warrant Holders of Parent at the Warrant Holders Meeting
The following is a summary of the proposals to be put to the Warrant Holders Meeting. The Warrant Amendment Proposal is conditioned on the approval of the proposals set forth at the extraordinary general meeting and the consummation of the Business Combination. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Warrant Amendment Proposal
Parent is proposing that its warrant holders approve a proposal to amend the Warrant Agreement to amend and restate the terms of the warrants to implement certain changes that are intended to result in the warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. The accounting treatment of the amended and restated warrant terms is currently under evaluation.
Warrant Holders Adjournment Proposal
The Warrant Holders Adjournment Proposal, if adopted, will allow the Parent board to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary to permit further solicitation and vote of proxies if it is determined by Parent that more time is necessary or appropriate to approve the Warrant Amendment Proposal. A summary of the Warrant Holders Adjournment Proposal is set forth in the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal” of this proxy statement/prospectus.
Date, Time and Place of Extraordinary General Meeting of Parent’s Shareholders
The extraordinary general meeting of Parent, will be held at 9:00 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/ivanhoecapital/2022, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Date, Time and Place of Warrant Holders Meeting
The Warrant Holders Meeting of Parent, will be held at 9:15 a.m. Eastern Time, on February 1, 2022, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/ivanhoecapital/2022, unless the Warrant Holders Meeting is adjourned, to consider and vote upon the proposals to be put to the Warrant Holders Meeting, including if necessary, the Warrant Holders Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Warrant Holders Meeting, the Warrant Amendment Proposal has not been approved.
Voting Power; Record Date for the Extraordinary General Meeting
Parent shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on December 14, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 34,500,000 ordinary shares issued and outstanding, of which 27,600,000 were issued and outstanding public shares.
Voting Power; Record Date for the Warrant Holders Meeting
You will be entitled to vote or direct votes to be cast at the Warrant Holders Meetings if you owned warrants at the close of business on December 14, 2021, which is the record date for the Warrant Holders Meeting. You are entitled to one vote for each public warrant that you owned as of the close of business on the record date. If your public warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the public warrants you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there are 9,200,000 public warrants issued and outstanding.
Quorum and Vote of Parent Shareholders at the Extraordinary General Meeting
A quorum of Parent shareholders is necessary to hold a valid meeting. The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the extraordinary general meeting As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum.
The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements —  Sponsor Support Agreement” in this proxy statement/prospectus for more information related to the Sponsor Support Agreement.
The proposals presented at the extraordinary general meeting require the following votes:
(i)
Business Combination Proposal:   The Business Combination Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(ii)
Domestication Proposal:   The Domestication Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(iii)
Organizational Documents Proposal:   The Organizational Documents Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(iv)
Advisory Charter Proposals:   Each of the Advisory Charter Proposals requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(v)
NYSE Proposal:   The NYSE Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(vi)
Incentive Plan Proposal:   The Incentive Plan Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(vii)
Director Election Proposal:   This proposal requires the approval of an ordinary resolution of the holders of the Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Class B ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

(viii)
Adjournment Proposal:   The Adjournment Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting.

Quorum and Vote of Parent Warrant Holders at the Warrant Holders Meeting
A quorum of public warrant holders is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if a majority of the public warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting and will have no effect on the Warrant Holder Adjournment Proposal, if presented. As we believe all proposals to be voted on at the Warrant Holders Meeting will be considered nondiscretionary, there can be no broker non-votes at the

Warrant Holders Meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your warrants not being counted as represented for purposes of establishing a quorum at the Warrant Holders Meeting. As of the record date for the Warrant Holders Meeting, 4,600,001 public warrants would be required to achieve a quorum.
The Warrant Amendment Proposal must be approved by 50% of the outstanding public warrants (which represents at least 4,600,000 out of 9,200,000 outstanding public warrants) and, solely with respect to the amendments to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants set forth in the Warrant Amendment, 50% of the outstanding private placement warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.
As of the date of this proxy statement/prospectus, there are 9,200,000 public warrants issued and outstanding and 5,013,333 private placement warrants issued and outstanding. Parent does not beneficially own any of the public warrants, and, none of the Sponsor, Parent’s directors, executive officers and affiliates hold public warrants. The Sponsor, an affiliate of Parent, currently holds all of the private placement warrants. The Sponsor intends to approve the Warrant Amendment Proposal by written consent.
Redemption Rights
Pursuant to the Current Articles, a public shareholder may request that Parent redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Parent’s transfer agent, in which you (i) request that Parent redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your share certificates (if any) to Continental, Parent’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 28, 2022 (two business days before the scheduled date of the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Parent’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) to Continental, Parent’s transfer agent, New SES will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $10.00 per issued and outstanding public share, based on 27,600,000 shares subject to possible redemption as of September 30, 2021. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and accordingly it is shares of New SES Class A common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting and Warrant Holders Meeting of Parent — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. A shareholder holding both public shares and public warrants may redeem its public shares but retain the public warrants, which if the Business Combination closes, will become warrants of New SES.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither Parent shareholders nor Parent warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Parent has engaged Morrow to assist in the solicitation of proxies. If a shareholder or warrant holder grants a proxy, it may still vote its shares and/or warrants, as applicable, at the extraordinary general meeting or Warrant Holders Meeting if it revokes its proxy before the extraordinary general meeting or Warrant Holders Meeting, as applicable. A shareholder or warrant holder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Parent — Revoking Your Proxy.”
Interests of Parent Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Parent Board in favor of approval of the Business Combination Proposal and the Warrant Amendment Proposal, you should keep in mind that the Sponsor, including Parent’s directors, have interests in such proposal that are different from, or in addition to, those of Parent shareholders and warrant holders generally. As a result of such interests, the Sponsor and other initial shareholders may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Parent. These interests include, among other things, the interests listed below:
•
the fact that our Sponsor has agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 6,900,000 Class B ordinary shares, all of which are currently owned by the Sponsor and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that Sponsor paid approximately $7,520,000 for its private placement warrants, and the private placement warrants would be worthless if a business combination is not consummated by January 6, 2023 (unless such date is extended in accordance with the Current Articles);

•
the fact that Sponsor paid an aggregate of $7,545,000 for its investment in Parent, as summarized in the table below, and, following the consummation of the business combination, the aggregate value of Sponsor’s investment will be $77,854,732.75, based upon the respective closing prices on NYSE on October 21, 2021, as indicated below;

Sponsor Ownership of Parent Prior to Closing	Securities held by Sponsor	Sponsor Cost ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	25,000
Parent Private Placement Warrants	5,013,333	7,520,000
Total	11,913,333	7,545,000
Sponsor Ownership of SES Post-Closing	Units held by Sponsor	Value per Unit ($)	Total Value ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	9.99	68,931,000.00
Parent Private Placement Warrants	5,013,333	1.78	8,923,732.74
Total	11,913,333		77,854,732.75

•
the fact that Eric Friedland, the brother of our Chief Executive Officer, Robert Friedland, has agreed to purchase an aggregate of 150,000 shares of New SES Class A common stock, for an aggregate purchase price of $1,500,000 on the date of the Closing, contingent upon the closing of the business combination;

•
the fact that the Company has issued an unsecured convertible promissory note to the Company’s Chief Executive Officer, Robert Friedland, pursuant to which the Company has borrowed $500,000 from Mr. Friedland as of September 21, 2021, and pursuant to which Mr. Friedland may convert outstanding amounts under the convertible note into warrants to purchase Class A ordinary shares at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per-share. The ability of Parent to repay the amounts drawn under the convertible note is dependent upon the consummation of an initial business combination;

•
the fact that Robert Friedland currently holds 79,166 public warrants and 200,000 Class A ordinary shares, all of which were purchased on the open market at market prices at the time of purchase, and each of our directors and officers may purchase public warrants and Class A ordinary shares in the open market leading up to the time of the business combination and thereafter;

•
the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Parent fails to complete an initial business combination by January 6, 2023;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Parent;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Parent in an aggregate amount of up to $1,500,000 may be converted into units in connection with the consummation of the Business Combination;

•
the right of Sponsor to hold shares of New SES Class A common stock, as well as New SES Warrants, following the business combination, subject to certain lock-up periods;

•
the continued indemnification of Parent’s directors and officers and the continuation of Parent’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that if Parent is able to complete a business combination within the required time period, Sponsor, its affiliates and certain of Parent’s directors may receive a positive return on the 6,900,000 Class B ordinary shares and/or 5,013,333 private placement warrants that they currently hold, even if the holders of Class A ordinary shares experience a negative return on their investment after consummation of the Business Combination;

•
the fact that the Sponsor and Parent’s officers and directors will lose their entire investment in Parent and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 6, 2023;

•
the fact that if the trust account is liquidated, including in the event Parent is unable to complete an initial business combination by January 6, 2023, the Sponsor has agreed to indemnify Parent to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Parent has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Parent, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that Parent may be entitled to distribute or pay over funds held by Parent outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in this proxy statement/prospectus for more information related to the Sponsor Support Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, SES and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, SES and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting, (ii) the Domestication Proposal is approved by the affirmative vote of a majority of at least a two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) New SES’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders or warrant holders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders or warrant holders vote for the proposals. In addition, Parent’s officers have interests in the Business Combination that may conflict with your interests as a shareholder or warrant holder.
Recommendation to Shareholders and Warrant Holders of Parent
The Parent Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Parent and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the Organizational Documents Proposal, “FOR” the Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The Parent Board believes that the Warrant Amendment Proposal is in the best interest of warrant holders and unanimously recommends that warrant holders vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting.
For a more complete description of Parent’s reasons for the approval of the business combination and the recommendation of the Parent’s board of directors, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Parent’s Board of Directors’ Reasons for the Approval of the Business Combination.”
The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and warrant holders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders and warrant holders vote for the proposals. In addition, Parent’s officers have interests in the Business Combination that may conflict with your interests as a shareholder and/or warrant holder. See the section entitled “Business Combination Proposal — Interests of Parent’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Stock Exchange Listing
Parent’s units, Class A common stock and public warrants are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbols “IVAN” and “IVAN.WS”, respectively. Parent intends to apply to list the New SES Class A common stock and public warrants on the NYSE under the symbols “SES” and “SES.WS”, respectively, upon the Closing of the Business Combination. New SES will not have units traded following the Closing of the Business Combination.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of Parent’s outstanding public shares are redeemed in connection with the Business Combination and (ii) all of Parent’s outstanding public shares are redeemed in connection with the Business Combination.
(in millions, unless otherwise noted)	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Sources
Newly Issued SES Equity	$2,810	$2,810
SPAC Cash in Trust Account	276	0
PIPE Cash	275	275
Total Sources	$3,361	$3,085
Uses

(in millions, unless otherwise noted)	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Equity Consideration to Existing Investors	$2,810	$2,810
Cash to Balance Sheet	489	213
Estimated Transaction Costs and other Payments	62	62
Total Uses	$3,361	$3,085

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Parent as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New SES immediately following the Domestication will be the same as those of Parent immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, Parent has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing SES stockholders comprising a relative majority of the voting power of the combined company, SES’s operations prior to the acquisition comprising the only ongoing operations of New SES, SES’s senior management comprising a majority of the senior management of New SES, and SES will initially designate a majority of the board of directors of New SES. Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of SES with the Business Combination being treated as the equivalent of SES issuing stock for the net assets of Parent, accompanied by a recapitalization. The net assets of Parent will be stated at historical costs, with no goodwill or other intangible assets recorded.
Comparison of Stockholders’ Rights
Following the consummation of the Business Combination, the rights of the shareholders of Parent who become New SES stockholders in the Business Combination will no longer be governed by the Current Articles and instead will be governed by the Proposed Charter and Proposed Bylaws. See “Comparison of Corporate Governance and Stockholders’ Rights” for more information.
Risk Factors
Our shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.
Risks Related to SES’s Business
•
SES has a history of no revenues and of net losses, and expect to continue to incur losses for the foreseeable future. While SES expects to become profitable eventually, its projections are based on internal assumptions that may prove incorrect, and it may never achieve or maintain profitability.

•
Delays in the pre-manufacturing development of SES’s battery cells could adversely affect its business and prospects.

•
If SES is unable to integrate its products into EVs manufactured by OEM customers, its results of operations could be impaired.

•
SES may not be able to establish supply relationships for necessary raw materials, components or equipment or may be required to pay costs for raw materials, components or equipment that are more expensive than anticipated, which could delay the introduction of its products and negatively impact its business.

•
SES has pursued and may continue to pursue JDAs and other strategic alliances, which could have an adverse impact on its business if they are unsuccessful.

•
The EV battery market continues to evolve and is highly competitive, and certain other battery manufacturers have significantly greater resources than SES does.

•
SES may not be able to estimate accurately the future supply and demand for its batteries, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If SES fails to predict accurately its manufacturing requirements, it could incur additional costs or experience delays.

•
If SES cannot develop new products on an ongoing basis in a timely manner and at favorable margins, including those not currently contemplated by its growth plan, SES may not be able to compete effectively.

•
Certain components of SES’s batteries pose safety risks that may cause accidents. SES may be subject to financial and reputational risks due to product recalls and product liability claims, and could face substantial liabilities that exceed its resources.

•
SES may incur significant costs based on the warranties it may supply in its products and services.

•
If SES fails to effectively manage eventual growth, then its business, results of operations and financial condition could be adversely affected.

•
SES’s business depends substantially on the continuing efforts of its senior executives and other key personnel as well as the ability to attract, train and retain highly skilled employees and key personnel.

•
SES’s future growth and success depend on the willingness of vehicle operators and consumers to adopt EVs.

•
Developments in alternative technology or other fossil fuel alternatives may adversely affect the demand for SES’s battery products.

•
If the EVs in which SES’s batteries are installed do not meet certain motor vehicle standards, its business, operating results and prospects could be adversely affected.

•
The Biden administration has put forth ambitious goals for advancing new battery technology, which may lead to a shortage of the metals required for manufacturing batteries.

•
SES’s patent applications may not result in issued patents or SES’s patent rights may be challenged, invalidated or limited in scope, any of which could have a material adverse effect on its ability to prevent others from competing or interfering with the commercialization of its products.

•
SES may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial costs.

•
International expansion of SES’s business exposes it to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

•
Changes in the economic and political policies of the Chinese government could have a significant impact on our operations in China, where we conduct research and development.

•
We could experience losses associated with our intellectual property in relation to our operations in China.

•
Implementation of labor laws and regulations in China may adversely affect our business and results of operations.

•
The unavailability, reduction or elimination of, or uncertainty regarding, government and economic incentives or subsidies available to SES, end-users or OEMs could have a material adverse effect on SES’s business, financial condition, operating results and prospects.

•
SES’s operations expose it to litigation, environmental and other legal compliance risks. Compliance with laws and regulations can be expensive, and SES’s failure to comply with these laws and regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on its business.

•
Failure to comply with certain health and production safety laws and regulations governing hazardous materials could materially adversely affect SES’s business and results of operations.

•
SES is subject to U.S. and foreign anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. SES can face criminal liability and other serious consequences for violations, which can harm its business.

•
Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject SES to liability or loss of contracting privileges, limit its ability to transfer technology or compete in certain markets and affect its ability to hire qualified personnel.

•
Changes in U.S. and foreign tax laws, particularly since the recent change in U.S. presidential administration, could have a material adverse effect on SES’s business, cash flow, results of operations or financial conditions.

•
The uncertainty in global economic conditions and the risks relating to health epidemics, including the COVID-19 pandemic, could have a material adverse effect on SES’s business and results of operations. SES’s ability to operate in any respect may be interrupted by the current COVID-19 pandemic.

Risks Related to Parent and the Business Combination
•
Following the consummation of the Business Combination, Parent’s only significant asset will be ownership of SES’s business. If SES’s business is not profitably operated, SES may be unable to pay us dividends or make distributions or loans to enable Parent to pay any dividends on its common stock or satisfy its other financial obligations.

•
Even if we consummate the Business Combination, the public warrants may never be in the money, and they may expire worthless

•
Our Sponsor, directors, officers and consultants may have a conflict of interest in determining to pursue the acquisition of SES and in engaging in other activities for us, since certain of their interests are different from or in addition to (and which may conflict with) the interests of our public shareholders, and the interests of our directors may have influenced their decisions to approve the Business Combination and recommend that our shareholders approve the Business Combination Proposal.

•
If we are unable to complete the Business Combination with SES or another business combination by January 11, 2023, we will cease all operations except for the purpose of winding up our affairs, redeem our outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by our shareholders could be less than $10.00 per-share.

Risks Related to the Redemption
•
If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A ordinary shares for a pro rata portion of the funds held in our trust account.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Parent and SES have filed the required forms under the HSR Act with the Antitrust Division and the FTC in accordance with the Business Combination Agreement. The statutory HSR waiting period for the HSR Act is set to expire on August 13, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New SES’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Parent cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Parent cannot assure you as to its result.
None of Parent and SES are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
Parent is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Parent has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Parent, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Parent’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Parent’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Parent will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SES will represent a continuation of the financial statements of SES with the Business Combination treated as the equivalent of SES issuing stock for the net assets of Parent, accompanied by a recapitalization. The net assets of Parent will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of SES in future reports of New SES.
The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2021 gives pro forma effect to the Business Combination as if it had occurred on September 30, 2021. The selected unaudited pro forma condensed combined statements of operations and comprehensive loss data for the nine months ended September 30, 2021 and twelve months ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.
The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New SES appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The selected pro forma information is derived from, and should be read in conjunction with, the historical financial statements of Parent and SES and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what New SES’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. The selected pro forma information does not purport to project the future financial position or operating results of New SES.
The unaudited pro forma condensed combined financial statements have been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:
•
Assuming No Redemption — this scenario assumes that none of Parent’s Class A ordinary shares are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that Parent stockholders holding Parent’s 27,600,000 Class A ordinary shares are redeemed for an aggregate payment of approximately $276.0 million from Parent’s trust account. The Business Combination Agreement includes a minimum available cash amount that requires Parent to have a minimum of $200.0 million in cash comprising the gross proceeds from the PIPE Financing, after giving effect to the redemption of 100% of Parent’s Class A ordinary shares and payment of Parent’s and SES’s transaction costs. Based on the amount of $276.0 million in the trust account and taking into account the anticipated proceeds of $275.0 million from the PIPE Financing and transaction expenses of approximately $52.7 million, if 27,600,000 of Parent’s Class A ordinary shares are redeemed, Parent will have sufficient cash to satisfy the minimum cash available requirement in the Business Combination Agreement.

The following summarizes the pro forma New SES Class A and Class B common stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios. The below includes 2,193,455 restricted shares of New SES Class A common stock to be issued at Closing to pre-Closing recipients of SES restricted share awards, 25,999,618 Earn-Out Shares in the form of New SES Class A common stock, all of which will be issued and held in escrow and will have voting rights in escrow (including the estimated 23,694,652 shares to be reserved for issuance to investors and the estimated 2,304,966 shares to be reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards) and 4,000,382 Earn-Out Shares in the form of New SES Class B common stock, all of which will be issued and held in escrow and will have voting rights in escrow (identical to those of other shares of New SES Class B common stock).

	Pro Forma Combined Assuming No Redemption		Pro Forma Combined Assuming Maximum Redemption
	Shares	%	Shares	%
SES Holders (other than the SES Founder Group) – Class A common stock(1)	264,650,598	71.4%	264,650,598	77.2%
SES Founder Group – Class B common stock(2)	43,921,639	11.9%	43,921,639	12.8%
PIPE Investors – Class A common stock(3)	27,500,000	7.4%	27,500,000	8.0%
Parent stockholders – Class A common stock	27,600,000	7.4%	—	0.0%
Ivanhoe Capital Sponsor LLC – Class B common stock (converted to Class A common stock at Closing)(4)	6,900,000	1.9%	6,900,000	2.0%
Total Shares at Closing (excluding shares below)	370,572,237	100.0%	342,972,237	100.0%

(1)
Former SES stockholders, option holders and restricted shareholders, after considering 23,694,652 Earn-Out Shares reserved for issuance to investors, 2,193,455 restricted shares to be issued at Closing to pre-Closing recipients of SES restricted share awards and 2,304,966 Earn-Out Shares reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards but excluding their 6,700,000 shares of New SES Class A common stock purchased in the PIPE Financing (see note 3 below), will own 83.3% and 90.0% of New SES’s total common stock issued and outstanding at Closing under the no redemption and maximum redemption scenario, respectively.

(2)
New SES Class B common stock to be issued to SES Founder Group, which will carry 10 votes per share, and will allow SES Founder Group to have approximately 57.3% and 59.5% of the total voting power of the New SES’s capital stock, after considering the 4,000,382 Earn-Out Shares to be issued and held in escrow at Closing, under the no redemption and maximum redemption scenario, respectively.

(3)
Includes 6,700,000 shares of New SES Class A common stock to be issued to existing SES stockholders that participated in the PIPE Financing.

(4)
Subject to certain transfer restrictions and/or forfeiture terms as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss are based on the assumption that there are no adjustments for the estimated 20,808,586 shares reserved for the potential future issuance of New SES Class A common stock upon the exercise of New SES stock options to be issued to SES’s option-holders upon the consummation of the Business Combination, as such events have not yet occurred.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss Data for Nine Months Ended September 30, 2021
Net loss	$(32,527)	$(32,527)
Net loss per share – Class A and Class B common stock – basic and diluted	$(0.10)	$(0.11)
Weighted-average Class A and Class B common stock outstanding – basic and diluted	332,858,782	305,258,782
Selected Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss Data for Twelve Months Ended December 31, 2020
Net loss	$(43,443)	$(48,488)
Net loss per share – Class A and Class B common stock – basic and diluted	$(0.13)	$(0.16)
Weighted-average Class A and Class B common stock outstanding – basic and diluted	332,858,782	305,258,782
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2021
Total assets	$685,358	$409,306
Total liabilities	$99,444	$99,444
Total stockholders’ equity	$585,914	$309,862

COMPARATIVE PER SHARE INFORMATION
The comparative per share information sets forth summary historical per share information for Parent and SES, respectively and selected unaudited pro forma condensed combined per share information of New SES after giving effect to the Business Combination, presented under two redemption scenarios:
•
Assuming No Redemption — this scenario assumes that no shares of Parent Class A ordinary shares are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that Parent stockholders holding 27,600,000 Class A ordinary shares are redeemed for an aggregate payment of approximately $276.0 million from Parent’s trust account. The Business Combination Agreement includes a minimum available cash amount that requires Parent to have a minimum of $200.0 million in cash comprising the gross proceeds from the PIPE Financing, after giving effect to the redemption of 100% shares of Parent Class A ordinary shares and payment of Parent and SES transaction costs. Based on the amount of $276.0 million in the trust account and taking into account the anticipated proceeds of $275.0 million from the PIPE Financing and transaction expenses of approximately $52.7 million, if 27,600,000 shares of Parent’s Class A ordinary shares are redeemed, Parent will have sufficient cash to satisfy the minimum cash available requirement in the Business Combination Agreement.

The selected unaudited pro forma condensed combined book value information as of September 30, 2021 gives pro forma effect to the Business Combination as if it had occurred on September 30, 2021. The selected unaudited pro forma condensed combined net loss per share and the weighted average shares outstanding information for the nine months ended September 30, 2021 and twelve months ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.
The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the estimated 20,808,586 shares reserved for the potential future issuance of New SES Class A common stock upon the exercise of New SES stock options upon the consummation of the business combination, as such events have not yet occurred.
This information is only a summary and should be read in conjunction with the historical financial statements of Parent and SES and related notes included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”.
The selected unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The selected unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Parent and SES would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Equivalent Pro Forma per share data(3)
	Parent Historical	SES Historical	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
As of and for the Nine Months Ended September 30, 2021(1)
Book value per-share(2)	$(5.09)	$(7.80)	$1.76	$1.02	$10.45	$6.06
Net loss per share of New SES Class A and Class B common stock- basic and diluted			$(0.10)	$(0.11)	$(0.59)	$(0.65)
Weighted average shares of New SES Class A and Class B common stock outstanding – basic and diluted			332,858,782	305,258,782
Net loss per share of Parent Class A ordinary shares – basic and diluted	$(0.17)
Weighted average shares of Parent Class A ordinary shares outstanding – basic and diluted	26,589,011
Net loss per share of Parent Class B ordinary shares – basic and diluted	$(0.17)
Weighted average shares of Parent Class B ordinary shares outstanding – basic and diluted	6,867,033
Net loss per SES common stock – basic and diluted		$(1.78)
Weighted average shares of SES common stock outstanding – basic and diluted		10,249,586
For the Twelve Months Ended December 31, 2020(1)
Net loss per share of New SES Class A and Class B common stock – basic and diluted			$(0.13)	$(0.16)	$(0.77)	$(0.95)
Weighted average shares of New SES Class A and Class B common stock outstanding – basic and diluted			332,858,782	305,258,782
Net loss per share of Parent Class B ordinary shares – basic and diluted	$(0.01)
Weighted average shares of Parent Class B ordinary shares outstanding – basic and diluted	6,000,000
Net loss per SES common stock – basic and diluted		$(1.36)
Weighted average shares of SES common stock outstanding – basic and diluted		10,245,074

(1)
There were no cash dividends declared in the period presented.

(2)
Book value per share is calculated as (a) total shareholders’ permanent equity (deficit) divided by (b) the total number of shares outstanding in shareholders’ permanent equity (deficit) as calculated below:

	Parent	SES	Pro forma Combined
	Historical	Historical	Assuming No Redemption	Assuming Maximum Redemption
As of September 30, 2021:
Book value per-share	$(5.09)	$(7.80)	$1.76	$1.02
Total shareholders’ equity (deficit)	$(35,151,000)	$(79,877,000)	$585,913,634	$309,861,634
Class A and Class B common stock outstanding – pro forma combined			332,858,782	305,258,782
Parent’s Class B ordinary shares outstanding in permanent shareholders’ equity (deficit)	6,900,000
SES common stock outstanding in permanent stockholders’ deficit		10,245,074

(3)
The equivalent pro forma per share data (columns five and six on the table above) is calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio as defined in the Business Combination Agreement which is calculated to be 5.9387.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes market and industry data and forecasts that SES has derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which SES operates and SES plans to operate and SES’s respective management’s understanding of industry conditions. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.
Sources of certain key industry and market data contained in this proxy statement/prospectus are listed below:
•
Alliance Bernstein, Electric Revolution 2020: Driving the Infinite Loop, March 2020.

•
Alliance Bernstein, EV Tracker – Full Year 2020: EV sales hit 3 million (+40% YoY) despite pandemic, as December hits all-time high (+120% YoY), February 2021.

•
BlackRock, Insights: Here to Stay, February 2021.

•
International Energy Agency, Global EV Outlook 2021: Trends and developments in electric vehicle markets, 2021.

•
U.S. Department of Energy, Alternative Fuels Data Center: Batteries for Hybrid and Plug-In Electric Vehicles.

RISK FACTORS
Our shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain factors may have a material adverse effect on our business, financial condition, operating results and prospects. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair the business of New SES following the Business Combination. If any of the following risks actually occurs, our business, financial condition, results of operations, business and financial projections and other future prospects could be adversely affected. In that event, you could lose part or all of your investment. In addition, the risks relating to the COVID-19 pandemic may have the effect of heightening many of the other risks associated with our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this proxy statement/prospectus.
Risks Relating to SES’s Business and Industry
Unless the context otherwise requires, all references in this section to “we,” “our” or “us” refer to SES and its subsidiaries prior to the Closing and to the combined public company and its subsidiaries after the Closing.
Risks Relating to our Business Plan
We have a history of no revenues and of net losses, and expect to continue to incur losses for the foreseeable future. While we expect to become profitable eventually, our projections are based on internal assumptions that may prove incorrect, and we may never achieve or maintain profitability.
We incurred net losses of approximately $13.9 million for the year ended December 31, 2020 and $18.2 million for the nine months ended September 30, 2021, and had an accumulated deficit of approximately $63.0 million from our inception through December 31, 2020 and $81.3 million from our inception through September 30, 2021. As discussed in “Information About SES — Our Technology,” to date, we have only validated capabilities of our Li-Metal battery cell technology and have not produced Li-Metal batteries for sale. As a result, we have yet to generate any revenue from our business operations, and since inception, we have not achieved profitable operations or positive cash flows from our operations.
Our plan is to effect the production at scale and commercialization of our battery technology in three phases, each involving manufacturing capacity with higher output (under current plans, more than 100 GWh), over multiple years (under current plans, through 2028). Under this growth plan, we believe that we will continue to incur operating and net losses each quarter until at least 2026, the year following the one in which we expect to begin generating revenue as part of our Expansion I Facility becomes operational at 10 GWh of capability. For more information, see “Information About SES — Our Growth Strategy” and “Certain Company Projected Financial Information”. This plan and the related revenue and other financial projections reflect current estimates of future performance, based on certain financial and operational assumptions. Given our limited operating history, there can be no assurance that the actual results will be in line with our expectations. As discussed in other risk factors in this section, factors that could impact the timing and levels of our profitability include, but are not limited to: the level of demand for our products; the performance of our products; the projected supply materials for our products; a reduction in the cost of Li-ion; average selling prices of EVs and our products; projected production capacities of our facilities; our collaboration with OEMs; the projected gross margin achievable upon sale of our products; and the extent to which growth of EV markets and continued shift in consumer preference will conform with projections. As discussed in “Information About SES — Certain Company Projected Financial Information,” this plan also assumes certain proceeds of the Business Combination and the PIPE Financing, which, if lower than anticipated, could limit or delay our growth and delay profitability further.
Additionally, we expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our batteries, including any significant unplanned or accelerated expenses and new strategic investments expand our research and development activities; invest in manufacturing capabilities; build up inventories of components for our batteries; invest in supply chain; increase our sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses, thus affecting the value of your investment.
We will need substantial additional capital in the future to fund our business, and may be unable to meet our future capital requirements, impairing our financial position and results of operations.
The development, design, manufacture and sale of batteries is a capital-intensive business. We expect to require financing and to sustain substantial operating expenses, without generating sufficient revenues, to cover expenditures for a number of years.
We plan to finance our operations with a combination of proceeds from the Business Combination, capital from investors, and if required, loans from financial institutions, as well as anticipated future revenue from product sales. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations. Assuming no redemptions, we believe that our cash on hand following the Business Combination will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months, and also sufficient to fund our operations and our construction of our Pilot Facility and the majority of our Expansion I Facility. However, additional funding may be required for a variety of reasons, including, but not limited to, the proceeds of the Business Combination being less than anticipated due to redemption or the PIPE Financing being consummated for less than the full committed amount and delays in expected development. For more information, see “Information About SES — Certain Company Projected Financial Information.”
Over time, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, the issuance of equity, equity-related or debt securities or receipt of credit from financial institutions. These funds are expected to finance our principal sources of liquidity, ongoing costs such as research and development relating to our batteries and the construction of manufacturing facilities, including the creation of the remainder of our Expansion I Facility and all of our Expansion II Facility. For more information, see “Information About SES — Our Growth Strategy.” We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. We may be forced to decrease our level of investment in product development or scale back our operations, which could have an adverse impact on our business and financial prospects. Furthermore, the cost of debt could be higher than anticipated, which could negatively affect our earnings.
Our Li-Metal technology is untested in actual EVs, and may ultimately prove unworkable.
To our knowledge, our hybrid Li-Metal battery cells are the only Li-Metal cells with published performance and safety test results from tests conducted by third party testing facilities. The results of these tests, which were conducted under instructions, provided by Parent and SES, show that our multi-layer cells meet or exceed the preliminary OEM target requirements for energy density, low temperature discharge, room temperature fast charge and discharge, cycle life and safety. Additionally, Li-Metal is widely considered and accepted as the EV battery technology capable of achieving the highest energy density. However, we have not produced Li-Metal batteries for use by an actual EV, and no one has successfully demonstrated use of high energy density Li-Metal batteries in EVs. Our hybrid Li-Metal battery cell technology may prove unworkable when used in actual EVs, which would substantially undercut our business, operating results, financial condition and prospects, and could effectively eliminate the value of your investment.
If our batteries fail to perform as expected, our ability to develop, market and sell our batteries could be harmed.
Once commercial production of our Li-Metal battery technology commences, our batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls, and design changes. Our battery cells are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. For more information, see “Information About SES — Our

Technology.” Due to our limited operating history, we have a restricted frame of reference from which to evaluate the long-term performance of our Li-Metal batteries. There can be no assurance that we will be able to detect and fix any defects in our batteries prior to the sale to potential consumers. If our batteries fail to perform as expected, we could lose design wins and customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, financial condition, operating results and prospects.
We are unable to predict user behavior when driving EVs with Li-Metal technology
While conventional Li-ion battery technology has been tested in many applications for several decades, Li-Metal is completely new. Even if we work with OEMs to thoroughly test Li-Metal cells using pre-determined conditions, there is no guarantee that users in the field will not drive outside of recommended driving conditions and unintentionally abuse the batteries. In such events, performance and safety may be compromised, thus having a materially negative impact on our business, financial condition, operating results and prospects.
Delays in the pre-manufacturing development of our battery cells could adversely affect our business and prospects.
We have entered into JDAs with GM and Hyundai to jointly develop A-Sample Li-Metal batteries, with the expectation that such development will culminate in the widespread use of our technology in future EVs with these major OEMs, and eventually with other large OEMs. For more information, see “Information About SES — Our Partnerships.” However, as we are still in the developmental stages with both GM and Hyundai, we do not currently have existing arrangements to produce our Li-Metal cells for their vehicles, and production-ready models of our batteries will not be available until sufficiently tested and approved for inclusion in future OEMs’ EVs. Each time we produce a battery with a higher output, the product must undergo extensive pre-manufacturing development and testing. Anything that delays the consistent development and testing of pre-manufacturing battery cells samples at increasingly higher outputs, such as technology or engineering issues, could alter our prospects and adversely affect our business.
We may not be able to engage target OEM customers successfully and to convert such contacts into meaningful orders in the future.
Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to identify OEM target customers and convert such contacts into meaningful orders or expand on current customer relationships. In some cases, our battery cells may be delivered to certain customers on a sampling basis, where they have the ability to evaluate whether our products meet their performance requirements before committing to joint development and meaningful orders. Our ongoing success depends on whether our target customers are willing to begin and continue using our battery technology, as well as whether their product lines continue to incorporate our products. Thus, our efforts to expand our manufacturing and sales to GM and Hyundai (with whom we have JDAs) or to other OEMs may not be successful, and may never result in products that achieve market acceptance, create additional revenue or become profitable, thus harming our financial results and prospects.
Our research and development efforts strive to create products that are on the cutting edge of technology and meeting the evolving requirements of our customers, but competition in our industry is high. To secure acceptance of our products, we must also constantly develop and introduce cost-effective, increasingly more scalable Li-Metal batteries with enhanced functionality and performance to meet evolving industry standards. If we are unable to retain target customers, or convert early trial deployments into meaningful orders, our business, financial condition, operating results and prospects could be materially adversely affected. In addition, we may not receive adequate assistance from OEMs to commercialize our products successfully, which could impair our results of operations.
If we are unable to integrate our products into EVs manufactured by OEM customers, our results of operations could be impaired.
Our batteries will be composed of modules assembled from battery cells, which we produce and intend to manufacture at scale. OEMs often require unique configurations or custom designs for batteries for their

EVs. Once we enter into contracts with OEMs to produce batteries for their EVs, we expect to tailor the design of our batteries specifically to the EVs that these OEM customers manufacture. This development process requires not only substantial lead time between the commencement of design efforts for customized batteries and the commencement of volume shipments of the battery cells to the customer, but also the cooperation and assistance of the OEMs in order to determine the requirements for each specific application. Technical problems may arise that affect the acceptance of our product by the OEMs. If we are unable to design and develop products that meet the OEMs’ requirements, we may lose opportunities to obtain purchase orders, and our reputation and prospects may be damaged.
We may not be able to establish new, or maintain existing, supply relationships for necessary raw materials, components or equipment or may be required to pay costs for raw materials, components or equipment that are more expensive than anticipated, which could delay the introduction of our product and negatively impact our business.
Currently, we are in product development and our product design has yet to be finalized, so our volume demand is limited and we do not have long-term supply arrangements. As volume demand grows, we expect to negotiate long-term supply contracts. For our current product development needs, we source from third-party suppliers for raw materials, components and equipment necessary to develop and manufacture our Li-Metal battery cells. For more information, see “Information About SES — Our Suppliers.”
To the extent that, when our volume demand so requires, we are unable to enter into long-term agreements with our current or future suppliers on beneficial terms, or such suppliers experience difficulties ramping up their supply to meet our long-term requirements, we may need to seek alternative sources for necessary raw materials, components or equipment necessary to develop and manufacture our Li-Metal battery cells, produce the raw materials or additional components in-house, or redesign our proposed products to accommodate available substitutes or at reasonable cost. To the extent that our suppliers experience any delays in providing or developing their products, we could also experience delays in delivering on our timelines.
Moreover, the price of purchased raw materials, components and equipment could fluctuate significantly due to circumstances beyond our control. Substantial increases in prices would increase our operating costs and negatively impact our prospects. Any disruption in supply could also temporarily disrupt future research and development activities or production of our batteries until an alternative supplier is able to meet our requirements.
Changes in business conditions, unforeseen circumstances and governmental changes, as well as other factors beyond our control or which we do not presently anticipate, could affect our suppliers’ ability to deliver raw materials, components or equipment to us on a timely basis. For instance, we may be impacted by currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key raw materials or components for our Li-Metal batteries or significantly increase freight charges and other costs and expenses associated with our business. Any of the foregoing could materially and adversely affect our business, financial condition, operating results and prospects.
Our ability to manufacture our Li-Metal batteries at scale depends on our ability to build, operate and staff our facilities successfully.
We expect to start building our Pilot Facility in 2022 in Shanghai and to build additional facilities in other countries to meet the expected demand for our products. For more information, see “Information About SES — Our Growth Strategy” and “— Our Facilities.” Because we expect to rely heavily on complex machinery, well-trained personnel and well-managed supply chain for our operations in these facilities, our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs.
Our manufacturing facilities are expected to consist of large-scale machinery combining many components. Such machinery will require us to make intensive capital expenditures prior to our ability to earn any revenues. The manufacturing facility machinery may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Additionally, unexpected malfunctions of the manufacturing facility equipment may significantly affect the intended operational efficiency, thus materially and adversely affecting our business, financial condition and operating results.
The production of our facilities will also require us to hire and train highly-skilled personnel to operate such facilities, including engineers, workers, and indirect laborers. Recruiting and training such skilled staff will take significant cost and time, and an inability to do so timely or at all will inhibit the successful operation of these facilities, thus negatively affecting our business. In addition, the manufacturing of our Li-Metal batteries at our Pilot Facility and other facilities will require us to obtain various production licenses and permits, receive the necessary internal approvals from our customers regarding specifications and enter into agreements for the supply of raw materials, components and manufacturing tools and supplies. If we do not complete such steps timely, our manufacturing timeline or output could be significantly delayed or inhibited.
Finally, the production of our Li-Metal batteries at scale with our forecasted cost advantage, compared to conventional Li-ion cells, will require us to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature batteries and battery material. As we have not produced Li-Metal batteries at scale, our ability to achieve such rates is untested and subject to significant constraints and uncertainties. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, environmental hazards and remediation, costs associated with commissioning of machines, damages or defects in electronic systems, industrial accidents, fire and seismic activity and natural disasters, and problems with equipment vendors. Should operational risks materialize, they may result in lower yield, which would negatively affect our revenue growth and profitability as projected. Additionally, they could cause personal injury to or death of workers, the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all of which could have a material adverse effect on our business, financial condition, operating results and prospects.
We have pursued and may continue to pursue JDAs and other strategic alliances, which could have an adverse impact on our business if they are unsuccessful.
We have entered into strategic alliances, and may in the future enter into additional strategic alliances. For example, as further discussed in “Information About SES — Our Partnerships,” we have JDAs with GM and Hyundai. We expect to form strategic joint ventures with one or more battery makers or OEMs to support the build-out of our Expansion I Facility.
While offering potential benefits, these current and future strategic alliances with battery manufacturers, OEMs and others could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by our partners and costs of establishing and maintaining new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of our partners and, to the extent any of them suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with them. For example, if we rely on our partners’ manufacturing facilities, those operations would be outside of our control. We could experience delays if our partners do not meet agreed-upon timelines or experience capacity constraints, and in turn, we could lose customers and face reputational harm.
Further, there is risk of potential disputes with any partners with whom we collaborate, and we could be affected by adverse publicity related to our partners, whether or not such publicity is related to their collaboration with us. Our ability to build a premium brand successfully could also be adversely affected by perceptions about the quality of our partners’ products. In addition, because we rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards. Any of the foregoing could adversely affect our business, financial condition, operating results and prospects.

The EV battery market continues to evolve and is highly competitive, and certain other battery manufacturers have significantly greater resources than we do.
The EV battery market, like the EV market it services, is fast-growing, extremely competitive and driven by the innovation of both large incumbents and emerging entrants like SES. For more information, see “Information About SES — Competition.” Li-ion battery technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, Li-ion battery manufacturers may continue to reduce cost and expand supply of conventional batteries and therefore reduce the prospects for our business or negatively impact our ability to sell our products at a market-competitive price and yet with sufficient margins.
A number of development-stage companies are also seeking to develop new technologies for Li-Metal batteries. Potential new entrants are seeking to develop new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with OEMs and are in varying stages of development. Additionally, many OEMs are researching and investing in conventional Li-ion batteries and/or Li-Metal battery efforts and, in some cases, in battery development and production. Furthermore, other companies are developing alternative technologies such as advanced diesel, ethanol, fuel cells or compressed natural gas, as well as potential improvements in the fuel economy of the internal combustion engine. We expect competition in battery technology and EVs to intensify due to increased demand for these vehicles and a regulatory push for EVs, continuing globalization, and consolidation in the worldwide automotive industry. Developments in alternative technologies or improvements in battery technology made by competitors may materially adversely affect the sales, pricing and gross margins of our batteries. If a competing technology is developed that has superior operational or price performance, our business will be harmed. Similarly, if we fail to accurately predict and ensure that our battery technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our Li-Metal batteries, our business will be harmed.
We may not be able to estimate accurately the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to predict accurately our manufacturing requirements, we could incur additional costs or experience delays.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our batteries or our ability to develop, manufacture, and deliver batteries, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which may increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues or potential liability for late delivery. In addition, lead times for raw materials. components and manufacturing equipment may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each raw material, component or manufacturing equipment at a given time. Any of the foregoing could result in delays in the delivery of batteries to our potential customers, which would harm our business, financial condition, operating results and prospects.
We may not be able to plan accurately our manufacturing based on our future sales contracts, which may result in excess product inventory or product shortages.
Once we begin commercializing our products, our customers’ final purchase orders may not be consistent with our estimates. If these final purchase orders substantially differ from our estimates at that point in time, we may have excess product inventory or product shortages. Excess product inventory could result in unprofitable sales or write-offs, as our products, which are customized, are susceptible to obsolescence due to their limited shelf life. Because we have no operating history with respect to manufacturing for sale for any OEM, we may also be unable to forecast accurately the pace of manufacturing or the take-up of our products by them. Additionally, EV batteries are susceptible to price declines. Producing additional products to make up for any product shortages within a short time frame may be difficult, making us unable to fulfill the purchase orders, especially due to the customized nature of our products. In either case, our business, financial condition, operating results and prospects may be adversely affected.
If we cannot develop new products on an ongoing basis in a timely manner and at favorable margins, including those not currently contemplated by our growth plan, we may not be able to compete effectively.
We have made and continue to make investments in research and development with the goal of further innovation and cost reduction. For information on our current technology, see “Information About SES — Our Technology” and “— Our Research and Development.” Our ability to create newer products and line extensions and to sustain currently contemplated products is affected by whether we can, amongst other things:
•
develop and fund research and technological innovations;

•
receive and maintain necessary intellectual property protections;

•
obtain governmental approvals and registrations;

•
comply with governmental regulations; and

•
anticipate customer needs and preferences successfully.

The failure to develop and launch successful new products could hinder the growth of our business and any delay in the development or launch of a new product could also compromise our competitive position. If competitors introduce new or enhanced products that significantly outperform ours, or if they develop or apply manufacturing technology that permits them to manufacture at a significantly lower cost relative to ours, we may be unable to compete successfully in the market segments affected by these changes.
Certain components of our batteries pose safety risks that may cause accidents. We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.
Due to the high energy density inherent in lithium-based batteries, our batteries can pose certain safety risks, including the risk of fire. Our state-of-the-art software is designed to accurately monitor and predict most safety incidents. Nevertheless, accidents causing death or personal injury or property damage, can occur, and no high energy density battery will ever be 100% safe. For example, with repeated charge and discharge cycles, Li-Metal anodes are known to develop needle-like mossy structures known as “dendrites,” which can penetrate the separator and short-circuit the battery cell. Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks — for example, our Li-Metal battery technology is designed to slow down the growth of dendrites and change their morphology — the manufacture or use of our products may still cause accidents. Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.
Product liability claims, even those without merit or those that do not involve our products, could harm our business, financial condition, operating results and prospects. The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event that our battery products do not perform or are claimed not to have performed as expected. As is true for other commercial vehicle suppliers, we expect in the future that our battery products will be installed on vehicles that will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect our competitors may cause indirect adverse publicity for us and our products.
A successful product liability claim against us could require us to pay a substantial monetary award. We may not be able to cover any substantial monetary judgment against us. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, business, prospects, financial condition and operating results.

We may incur significant costs based on the warranties we may supply in our products and services.
Battery manufacturers are expected to give warranties that are reflective of the warranties given by OEMs to buyers of their vehicles. With respect to our battery products, we expect to offer warranties against any defects due to product malfunction or workmanship. We expect to provide a reserve for these potential warranty expenses, which is based on an analysis of historical warranty issues. There will be no assurance that future warranty claims will be consistent with past history, and in the event we experience a significant increase in warranty claims, there is no assurance that our reserves will be sufficient. This could have a material adverse effect on our business, financial condition and operating results.
If we fail to effectively manage eventual growth, then our business, results of operations and financial condition could be adversely affected.
Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our eventual customers’ requirements, all of which could materially adversely affect our business, financial condition, operating results and prospects. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of scientists, engineers, sales and marketing personnel, customer support personnel, professional services personnel, technical personnel and management personnel, and the availability of such personnel may be constrained. For more information, see “— Our business depends substantially on the continuing efforts of our senior executives and other key personnel as well as the ability to attract, train and retain highly skilled employees and key personnel.”
As we continue to grow, including from the integration of employees and businesses acquired in connection with future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our growth plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or manufacture high-quality products. Additionally, we may not be able to expand and upgrade our infrastructure to accommodate future growth.
Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures, which may lower our earnings, and may divert financial resources from other projects such as the development of new products and services. If we are unable to manage our growth effectively, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy.
Our business depends substantially on the continuing efforts of our senior executives and other key personnel as well as the ability to attract, train and retain highly skilled employees and key personnel.
Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become better known, there is increased risk that competitors or other companies will seek to hire our personnel. All of our executives and engineering staff are subject to non-competition agreements, but we may face the challenge that many companies face of enforcing these non-competition agreements. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.
To execute our business plan, we must attract and retain highly qualified personnel in research and development, sales and marketing, production and other leadership roles. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications in relevant industries. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the equity they are to receive in connection with their employment. Employees may be more likely to leave us if the shares they own or the shares underlying their equity incentive awards have significantly appreciated or significantly reduced in value. A significant talent pool consists of nationals from countries that may require a license from the United States Bureau of Industry and Security to work with our technology, which raises the cost of hiring due to the uncertainty that a license may not be granted and the candidate would be unemployable in the role envisioned. For more information, see “— Risks Relating to Regulation and Legal Compliance — Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject us to liability or loss of contracting privileges, limit our ability to transfer technology or compete in certain markets and affect our ability to hire qualified personnel.” If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business and growth prospects could be harmed.
In addition, we are highly dependent on the services of Dr. Qichao Hu, our Founder and Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who may take significant amounts of time to replace. If Dr. Hu or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business.
If we do not maintain and continue to develop our corporate culture as we grow and evolve, it could also harm our ability to foster the innovation, creativity and teamwork we believe that we need to support our growth. Additions of executive-level management, significant numbers of new employees, our workforce reduction and higher employee turnover could significantly and adversely impact our culture.
Risks Relating to the EV Industry
Our future growth and success depend on the willingness of vehicle operators and consumers to adopt EVs.
Our growth is highly dependent upon the adoption of EVs by commercial vehicle and specialty vehicle operators and consumers. If the markets for EVs do not develop as we expect or develop more slowly than we expect, our business, prospects, financial condition and operating results will be harmed, because demand for our products and services will not increase as expected or may even be reduced. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors.
Other factors may influence the adoption of EVs, including, but not limited to:
•
perceptions about EV quality, design and performance, especially if adverse events or accidents occur that are linked to the quality or safety of EVs;

•
volatility in sales of EVs;

•
the costs of purchasing and maintaining EVs;

•
perceptions about vehicle safety in general, namely, safety issues that may be attributed to the use of advanced technology, including vehicle electronics;

•
negative perceptions of EVs, such as that they are more expensive than nonelectric vehicles and are only affordable with government subsidies or that they have failed to meet customer expectations;

•
the limited range over which EVs may be driven on a single battery charge and the effects of weather on this range;

•
the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•
concerns about electric charging infrastructure availability and reliability, which could derail past and present efforts to promote EVs as a practical solution to vehicles which require gasoline;

•
concerns about charging station standardizations, convenience and cost influencing consumers’ perceptions regarding the convenience of EV charging stations;

•
concerns of potential customers about the susceptibility of battery packs to damage from improper charging, as well as the lifespan of battery packs and the cost of their replacement;

•
concerns regarding comprehensive vehicular insurance coverage related to EVs;

•
developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, which could adversely affect sales of EVs;

•
the environmental consciousness of consumers;

•
the availability and volatility in the cost of natural gas, diesel, coal, oil, gasoline and other fuels relative to electricity, such as the sharp reduction in prices for gasoline in 2020;

•
the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles;

•
concerns regarding the value and costs for upkeep of EVs in the used car market;

•
the availability of enough skilled labor in after-sale maintenance and repair services of EVs; and

•
macroeconomic factors.

Any of these factors could impair the development of the EV market, lowering demand. In anticipation of an expected increase in the demand for EVs in the next few years, we plan to develop, test, manufacture and commercialize our Li-Metal battery technology. However, the markets we expect to target, primarily those in North America, Europe and Asia may not achieve the level of growth we expect. If any market fails to achieve our expected level of growth, we may have excess manufacturing capacity and may not be able to generate enough revenue to achieve or sustain our profitability.
Developments in alternative technology or other fossil fuel alternatives may adversely affect the demand for our battery products.
Significant developments in alternative technologies, such as fuel cell technology, advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, financial condition, operating results and prospects in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and a loss of market share to our competitors.
Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and EV technology. As technologies evolve, we plan to upgrade or adapt our energy solutions with the latest technology, in particular lighter weight modules and packs, advanced cooling methods, more sophisticated safety management software, more efficient manufacturing process, and advanced battery chemistry, which may also negatively impact the adoption of our other products. However, we may not compete effectively with alternative systems if we are not able to develop, source and integrate the latest technology into our battery products.
The battery efficiency of EVs declines over time, which may negatively influence potential customers’ decisions whether to purchase an EV.
Over time, vehicles using our batteries will see performance decline as the battery ages. Furthermore, excessive fast charging (for example, repeatedly using super chargers) can adversely affect the performance of our Li-Metal battery technology by degrading the battery over time. If these sources of performance decline dissuade potential customers from buying EVs built using our batteries, it could negatively impact our capacity for future sales.
If the EVs in which our batteries are installed do not meet certain motor vehicle standards, our business, operating results and prospects could be adversely affected.
Our products are expected to be used as components in EVs. All vehicles sold must comply with applicable international, federal, and state motor vehicle safety standards, which vary by national and other jurisdictions. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by our eventual EV manufacturing customers to satisfy motor vehicle standards could have a material adverse effect on our business and operating results.
Moreover, we may incur our own significant costs in complying with these regulations. Laws and regulations related to the EV industry and alternative energy are currently evolving and we face risks associated with changes to these laws and regulations.
To the extent laws and regulations become more stringent or otherwise change, our products or the vehicles into which they are incorporated may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing laws and regulations could be burdensome, time consuming and expensive. To the extent compliance with new laws and regulations is cost prohibitive, our business, financial condition, operating results and prospects would be adversely affected.
Internationally, there may be laws and regulations in jurisdictions we have not yet entered or laws of which we are unaware in jurisdictions we have entered that may restrict our sales or other business practices. Even for those jurisdictions we have analyzed, the laws and regulations in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our or our eventual customers’ ability to sell products could have a negative and material impact on our business, financial condition, operating results and prospects.
Our ability to market our products will depend on the establishment of charging station networks meeting the needs of EVs using our products. If any of the charging station networks are not compatible with such products and technologies, our sales could be adversely affected.
We design, develop, and manufacture electric power batteries for EVs. However, we do not manufacture chargers or charging poles that are necessary for using our products. In addition, we will rely on third parties, such as city governments, utility providers and private investors, to build charging stations for EVs using our products. If no charging station networks are built in markets in which OEMs using our products target their EVs, there would be little demand for electric battery products in those areas.
Further, existing charging station networks have not been established under a uniform standard and it could diminish our sales if any of the networks are not compatible with EVs using our products and technologies. In order for our fast-charging batteries to become widely adopted in electric passenger cars, a critical mass of compatible fast-charging stations must be installed and in operation in any given urban area where our OEM customers plan to enter. Establishing a network of fast-charging stations requires significant capital investment and government approvals. It also requires government regulators to believe that the merits of fast-charging stations support the costs of such construction. If a sufficient number of charging stations that accommodate EVs using our products and technologies cannot be built up and be functional in a timely manner, it will be difficult for us to retain our existing customers and to attract new customers. As a result, our business, financial condition, operating results and prospects may be materially and adversely affected.
If emerging standards in charging station networks are not compatible with our current products or in development products and technologies, we may miss market opportunities and our financial performance will suffer. If other EV battery companies’ products and services, including industry-standard technologies or other new standards, emerge or become dominant in any of these areas, or differing standards emerge in global markets, demand for our technology and products could diminish. As standards emerge, such as those in China including specifications for hardware, connecting equipment and service networks, and standards for communication and inspection, compatibility of prior fast-charging stations could be made obsolete.
We also incorporate materials and components manufactured by third parties into our products. If there are quality issues with respect to these third-party materials and components included in our batteries, we may not discover the issue until after our products have been shipped and installed. In addition, we may have little or no recourse against these third-party suppliers arising out of warranty claims made by our customers.

The Biden administration has put forth ambitious goals for advancing new battery technology, which may lead to a shortage of the metals required for manufacturing batteries.
The Biden administration has put forth ambitious goals for investing in “clean energy,” including goals to replace gasoline-operated vehicles with EVs, which would likely depend significantly on battery technology. In order to meet these ambitious goals, a secure supply chain of raw materials, including copper and nickel, will need to be obtained. Developing mines for these materials can take a significant amount of time. If production of battery technology increases faster than this supply chain can be secured, it may lead to a shortage of these raw materials, which could negatively affect our business.
Risks Relating to Intellectual Property
Our patent applications may not result in issued patents or our patent rights may be challenged, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from competing or interfering with the commercialization of our products.
Our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in our issued patents and pending patent applications, as well as patent applications that we plan to file in the future. For more information, see “Information About SES — Intellectual Property.” The process of applying for and obtaining a patent is expensive, time consuming and does not always result in patent claims as expected or needed. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we financially may not be able to protect our proprietary rights at all. There is also no assurance that the pending applications will result in issued patents.
In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our products and practicing our technology. Alternatively, third parties may seek to market their products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. We do not currently co-own any patents, but under the terms of our JDAs, co-ownership of patents and patent applications with third parties is possible in the future. If the other owners are unwilling to join us in an enforcement action, we may be unable to enforce our jointly owned patent rights against infringers. Such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
Further, to the extent that we endeavor to enforce our currently issued patent or any patents that are issued in the future, the alleged infringer is likely to assert that it has not infringed any claim of the applicable patent(s) and that the applicable patent(s) is in any event invalid or unenforceable. There can be no assurance that we will overcome those defenses. If one or more of our patents are held to be invalid or unenforceable, or if claims of those patents are interpreted narrowly, or if patents fail to issue from our pending applications, our competitiveness and value may also be undermined.
We rely heavily on our intellectual property portfolio, including unpatented proprietary technology. If we are unable to protect our intellectual property rights from unauthorized use, our business and competitive position would be harmed.
We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. For more information, see “Information About SES — Our Intellectual Property.”

We also rely substantially on unpatented proprietary technology, including know-how or trade secrets. We seek to protect our intellectual property rights in various ways, including through nondisclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties. We cannot ensure that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how or other proprietary information. There can be no assurance that employees, consultants, vendors and customers have executed such agreements or have not breached or will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. The theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our products and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information. Any of the foregoing could materially and adversely affect our business.
Additionally, despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.
We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.
Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our products, which could make it more difficult for us to operate our business. From time to time, we may receive claims or inquiries from holders of patents or trademarks claiming that and/or inquiring whether we are infringing their proprietary rights and/or seeking court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
•
cease selling, incorporating or using products that incorporate the challenged intellectual property;

•
pay damages;

•
obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•
redesign our batteries.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.
We may face risks relating to protecting our intellectual property in various countries.
Patent, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology, and other proprietary rights may be more expensive and difficult outside of the United States. Some courts inside and outside the United States may be less willing or unwilling to protect trade secrets and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition, operating results and prospects.
We may face risks relating to protecting our intellectual property due to the ongoing COVID-19 pandemic.
As a result of the ongoing COVID-19 pandemic, certain domestic and foreign intellectual property authorities have amended their filing requirements and other procedures, including, but not limited to, extending deadlines and waiving fees. These accommodations have not been applied uniformly across all intellectual property authorities globally, and the effectiveness and duration of existing action is unclear. Further, the ongoing COVID-19 pandemic has created uncertainty with respect to the uninterrupted operation of domestic and foreign intellectual property authorities, which, among other things, may cause delayed processing of renewal and application filings. Our inability to establish and maintain current and future intellectual property rights may have an adverse effect on the growth and reputation of our business. Further, the constantly evolving nature of the COVID-19 pandemic may change its effect on our intellectual property rights over time in ways that cannot be reasonably anticipated or mitigated. This could have an adverse effect on our business, results of operations, and financial condition.
Risks Relating to our International Operations
International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.
While we will be incorporated as a Delaware corporation following the Domestication, we have significant operations outside the United States. Battery manufacturing is capital intensive, and to reduce dilution and financial burden, SES has been applying for appropriate government financial support. We currently have an operating facility in Shanghai focused on indigenous research and development, manufacturing process development, and supply chain development. We also plan to do business, build facilities or otherwise commence operations in other countries including South Korea. We plan to seek government financial support to cover the expense of facility construction and operation as much as possible. Also, due to geopolitical considerations, we may be required to introduce certain commercial inefficiencies into our operations.
We are subject to, and could become further subject to, various legal, political, regulatory and social requirements and economic conditions both inside and outside the United States. Expansion into new markets requires significant resources and management’s attention, as well as significant expenditures, including for the establishment of local operating entities, hiring of local employees and establishment of facilities in advance of generating any revenue. Some of the risks associated with international operations in China and/or other countries, such as in the development, manufacturing, marketing or sale of our products, include, but are not limited to:
•
general trade tensions between the United States and China have been escalating, and new legislation or regulations in either jurisdiction could impose additional restrictions and costs on our ability to operate in one or both jurisdictions, or even foreclose operations entirely;

•
non-U.S. countries have enacted and could enact legislation or impose regulations or other restrictions, including unfavorable labor regulations or tax policies (such as Chinese regulations prohibiting our operating company from paying dividends out of accumulated distributable profits unless 10% of such profits (up to half of the company’s registered capital) are set aside annually, under Article 166 of China’s Company Law), which could have an adverse effect on our ability to conduct business in or expatriate profits from those countries;

•
tax rates in certain non-U.S. countries may exceed those in the United States and non-U.S. earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls, or other restrictions, including restrictions on repatriation;

•
the regulatory or judicial authorities of non-U.S. countries may not enforce legal rights and recognize business procedures in a manner to which we are accustomed or would reasonably expect;

•
we may have difficulty complying with a variety of laws and regulations in non-U.S. countries, some of which may conflict with laws in the United States;

•
changes in political and economic conditions may lead to changes in the business environment in which we operate, as well as changes in currency exchange rates;

•
in the case of China, the degree of significant government control over China’s economic growth through restrictions and limitations on foreign investment in certain industries, control over the allocation of resources, control over payment of foreign currency-denominated obligations, implementation of monetary policy, data localization and privacy requirements, technology transfer requirements, national security laws, influence over the courts and preferential treatment of particular industries or companies, could materially affect our liquidity, access to capital, intellectual property and ability to operate our business;

•
in the case of China, data localization requirements and restrictions on the use of foreign technology applications have already been enacted by the Chinese government, and restrictions on the use of Chinese technology and applications that have been or may be adopted in the future by the United States, may make it difficult to efficiently coordinate complex manufacturing supply chains in a global setting;

•
restrictions or denials on visas for our personnel, limiting our ability to train and pass along proprietary information efficiently;

•
differences in software usage and export controls, making it difficult to share certain engineering documents and resources between global subsidiaries;

•
the adoption and expansion of trade restrictions, the occurrence or escalation of a “trade war,” or other governmental action related to tariffs or trade agreements or policies among the governments of the United States and other countries, such as China, could adversely impact our raw material prices, our ability to manufacture our products, and demand for our products in China, the U.S. and other global markets;

•
changes to export controls and/or failure to obtain export licenses in the United States, China or other countries in which we do business could adversely affect our access to raw materials, ability to manufacture and ship our products or increase our costs to conduct research & development;

•
regulatory changes and economic conditions following “Brexit” (the United Kingdom’s exit from the European Union), including uncertainties as to its effect on trade laws, tariffs, and taxes, could create instability and volatility in the global financial and currency markets, conflicting or redundant regulatory regimes in Europe and political instability; and

•
natural disasters or international conflict, including terrorist acts, could interrupt our research and development, manufacturing or commercialization or endanger our personnel.

Our ability to deal with these issues could be affected by existing or new U.S. laws and the need to protect our intellectual property and assets. In addition, we may be more susceptible to these risks to the extent we target emerging countries and regions, which may be subject to a relatively higher risk of political instability, economic volatility, crime, corruption, and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced. The materialization of any such risks could have an adverse impact on our business, financial condition, operating results and prospects.
Changes in the economic and political policies of the Chinese government could have a significant impact on our operations in China, where we conduct research and development.
We conduct certain research and development activities in our facility in Shanghai, China. We believe that our research and development activities at our current facility in Shanghai and our direct ownership in our wholly-owned Chinese subsidiary, SolidEnergy Systems (Shanghai) Co., Ltd. (“SES Shanghai”),

materially comply with all applicable legal and regulatory requirements. However, our ability to carry out our research and development activities in China may be materially harmed by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs and controls, the environment, land use rights, property and other matters. The Chinese government, including at both the national and local levels, has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy via regulation and state ownership. Although China’s government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, it continues to regulate economic growth heavily in China by, among other things, allocating resources, controlling the payment of foreign currency-denominated obligations and setting monetary policy. Future governmental actions, including any decision not to continue to support recent economic reforms and/or to return to a more centrally planned economy, regional or local variations in the implementation of such economic policies, or new, stricter regulations or interpretations of existing regulations could significantly affect economic conditions in China and materially impair our ability to conduct research and development activities there. These actions could make it more difficult for us to operate our current research and development facility or Pilot Facility in Shanghai in an efficient and cost-effective manner or empower the Chinese government or the provincial or local governments of the Shanghai jurisdiction where we operate to enact a temporary or permanent shut-down of those facilities. If that were to occur, we would need to redirect our research and development efforts to facilities in other locations, which, although feasible, could result in certain additional expenditures and possible unexpected delays in our research and development efforts, thus negatively impacting our business and results of operations.
As we may be subject to additional, yet undetermined, laws and regulations in China, compliance may also require us to obtain additional permits and licenses, complete or update registrations with relevant regulatory authorities, adjust our research and development operations, and/or allocate additional internal resources to monitor developments in the relevant regulatory environment. Under the stringent regulatory environment in China, it may take much more time for the relevant regulatory authorities to approve new applications for permits and licenses, and complete or update registrations, and we cannot assure you that we will be able to comply with these laws and regulations in a timely manner or at all. The failure to comply with these laws and regulations may delay, or possibly prevent, our ability to conduct our research and development activities in China. The occurrence of any of these events could materially impair our business and results of operations.
Additionally, we may be subject to Chinese export control laws and regulations, which may prevent the export of certain technologies and services outside of China without a license for the export of such technologies and/or services. Complying with such export control laws and regulations may be time-consuming and result in the delay of our production timelines and have a materially adverse effect on our business and results of operations. If we fail to comply with these laws and regulations, we and even some of our employees may be subject to both civil or criminal penalties, including the loss of export or import privileges, fines and, in extreme cases, the incarceration of responsible employees or managers. Moreover, we cannot assure you that will be able to obtain any required export control licenses. Any decreased use of our technology and products, limitation on our ability to export or sell our technology and products, or limitation on our ability to import raw materials, components or equipment would likely adversely affect our business, financial condition, operating results and prospects.
We could experience losses associated with our intellectual property in relation to our operations in China.
We rely upon the fair interpretation and enforcement of patent, copyright, trademark and trade secret laws in the U.S., similar laws in other countries, and agreements with employees, customers, suppliers, licensors and other parties. Such reliance serves to establish and maintain the intellectual property rights associated with the technology that we develop and ultimately sell. However, the laws and courts of certain countries at times do not protect intellectual property rights or respect contractual agreements to the same extent as the laws of the U.S. Therefore, in certain jurisdictions we may not be able to protect our intellectual property rights against counterfeiting or enforce our contractual agreements with other parties. Specifically, as discussed above, the Company conducts research and development operations in China. Article VII of the National Intelligence Law of China requires every commercial entity in China, by simple order of the Chinese government, to act as an agent of the government by committing espionage, technology theft, or whatever else the government deems to be in the national interest of China. If the Chinese government were to require the appropriation of certain of our intellectual property in the national interest, this could lead to material adverse effects on our operations and competitive positions.
Implementation of labor laws and regulations in China may adversely affect our business and results of operations.
Pursuant to the labor contract law of China that took effect in January 2008, its implementation rules that took effect in September 2008 and its amendment that took effect in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Due to lack of detailed interpretative rules and uniform implementation practices and broad discretion of the local competent authorities, it is uncertain as to how the labor contract law and its implementation rules will affect our current employment policies and practices. Our employment policies and practices may violate the labor contract law or its implementation rules, and we may thus be subject to related penalties, fines or legal fees. Compliance with the labor contract law and its implementation rules may increase our operating expenses, in particular our personnel expenses. In the event that we decide to terminate some of our employees or otherwise changes our employment or labor practices, the labor contract law and its implementation rules may also limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.
As the interpretation and implementation of these laws and regulations are still evolving, we cannot assure you that our employment practice will at all times be deemed in full compliance with labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be adversely affected.
Further, labor disputes, work stoppages or slowdowns at our operations facilities or any of our third-party service providers could significantly disrupt daily operation or our battery development plans and have materially adverse effects on our business.
The unavailability, reduction or elimination of, or uncertainty regarding, government and economic incentives or subsidies available to us, end-users or OEMs could have a material adverse effect on our business, financial condition, operating results and prospects.
In 2019, in connection with our establishment of our Shanghai facility, the first two years of rent on the facility totaling approximately RMB7.1 million was borne by the Jiading district local government who also took on certain renovations to the facility at the cost of approximately RMB4.3 million such that it is suitable for our use. In 2020, we also received an incentive award of RMB10,000 under the Jiading Industrial Zone Development Potential Award from the Jiading district local government. We intend to apply for further grants in the future in the jurisdictions in which we operate. Government incentives and subsidies are granted in connection with government’s efforts to promote the development of the local economy and other policies. Some local government incentives and subsidies may also be challenged by higher-level government authorities. Therefore, government incentives and subsidies may be modified or terminated at the sole discretion of the relevant governmental authorities. Additionally, because laws, regulations and policies with respect to incentives and subsidies may change, we cannot be sure that government incentives and subsidies will continue to be available. In the event that we cease to receive any government incentives or subsidies, any current or future incentive or subsidy is reduced, or any of our current or future incentives or subsidies are challenged, our business, financial condition and operating results may be adversely affected.
Additionally, we believe that, currently, the availability of government incentives and subsidies available to end-users and OEMs is an important factor considered by customers when purchasing EVs, and that growth in the battery market will depend in part on the availability and amounts of these subsidies and incentives for EVs. Any further reduction or elimination of government and economic incentives or subsidies may result in the diminished competitiveness of the alternative fuel vehicle industry generally or EVs that use our batteries in particular.

Currently, government programs, including in China and Europe, favor the purchase of EVs, including through disincentives that discourage the use of gasoline-powered vehicles. If such government programs are reduced or eliminated, or the available benefits thereunder are exhausted earlier than anticipated, demand for EVs may decrease and our anticipated sales of EV battery products could be adversely affected. In addition, OEM customers may delay taking delivery of our battery products if they believe that certain EV incentives will be available at a later date, which may adversely affect our business, financial condition, operating results and prospects.
Risks Relating to Regulation and Legal Compliance
Our operations expose us to litigation, environmental and other legal compliance risks. Compliance with laws and regulations can be expensive, and our failure to comply with these laws and regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on our business.
We are subject to a variety of litigation, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices.
Our operations in the United States and China may be subject environmental laws and regulations, including laws and regulations relating to water, discharges, emissions, chemicals, hazardous materials, natural resources, remediation and contamination. Compliance with these laws can be difficult and costly. For example, battery life cycle management regulations and regulations governing the transport of batteries may impose substantial requirements on our operations in the United States. Our operations may be required to obtain and comply with environmental permits, many of which may be difficult and expensive to obtain and must be renewed on a periodic basis. A failure to comply with these laws, regulations or permits could result in substantial liabilities, including fines, penalties, the suspension or loss of permits, and possibly orders to cease the non-compliant operations.
As a business with international reach, we are subject to complex laws and regulations in jurisdictions in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.
Changes in environmental and climate laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in manufacturing designs, subject us to additional costs and restrictions, including increased energy and raw materials costs, and could increase environmental compliance expenditures. We are subject to various environmental laws and regulations on air emission, waste water discharge, solid waste, noise and the disposal of hazardous materials. Cobalt and lithium are toxic materials that are important raw materials in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. Under China and U.S. environmental regulations, we are required to maintain the pollutant emission levels at the facility within the levels prescribed by the relevant governmental authorities and obtain a pollution discharge permit for water and air emissions. In addition, certain laws and regulations require enterprises like us that generate hazardous wastes to engage companies which are licensed and qualified to process the hazardous wastes, and to collect, store, dispose of and transfer the hazardous waste.
If we fail to comply with national and local environmental protection laws and regulations, the relevant governmental authorities may impose fines or deadlines to cure instances of noncompliance, and may even order us to cease operations if we fail to comply with their requirements. In particular, any breach by us in connection with requirements relating to the handling of hazardous wastes may subject us to monetary damages and fines. In addition, if any third party suffers any loss as a result of our pollutant emission practices, our improper handling of hazardous wastes or our noncompliance with environmental regulations, such third parties may seek damages from us.

We cannot assure you that we will be able to comply with all environmental laws and regulations at all times as the environmental legal regime is evolving and becoming more stringent, especially in China and the United States. Therefore, if these or other governments where we do business impose more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in any material aspect or cause any loss to any third parties due to our pollutant emission practices, improper handling of hazardous wastes or other environmental noncompliance, we may suffer from negative publicity and may be required to pay substantial fines, pay damages to such third parties, or suspend or even cease operations Failure to comply with environmental laws and regulations may materially and adversely affect our business, financial condition, operating results and prospects.
Failure to comply with certain health and production safety laws and regulations governing hazardous materials could materially adversely affect our business and results of operations.
In the sourcing of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials. As a result, we are subject to extensive and evolving health and production safety laws and regulations governing, among other things: the health of our employees and safety production requirements regarding the generation, handling, storage, use and transportation of hazardous materials. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with the relevant permits, could result in fines, criminal charges or other sanctions by regulators. Furthermore, we may be ordered to rectify a noncompliance within a stipulated deadline; and if we fail to do so, we may be ordered to cease operations. Our ongoing compliance with health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue manufacturing and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.
We are subject to U.S. and foreign anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations in countries in which we conduct activities. Anti-corruption laws prohibit us and our officers, directors, employees, contractors and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing, directly or indirectly, anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. These laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of any of these laws or regulations could result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences and adversely affect our business, financial condition, operating results and reputation. Our policies and procedures designed to ensure compliance with these laws and regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners, suppliers and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.
Detecting, investigating and resolving actual or alleged violations of anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws can require a significant diversion of time, resources and attention from management. Non-compliance with these laws could subject us to whistleblower complaints, adverse media coverage, investigations, subpoenas received, enforcement actions, prosecution and severe fines, damages and administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, financial condition, operating results and reputation. In addition, changes in these laws in the future could adversely impact our business and investments in the New SES securities.
Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject us to liability or loss of contracting privileges, limit our ability to transfer technology or compete in certain markets and affect our ability to hire qualified personnel.
Our technology and products, including components of our products, are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain U.S. products, technologies and services to U.S. embargoed or sanctioned countries, governments and persons, as well as to various countries and persons due to national security and foreign policy concerns. In particular, U.S. export control laws apply to cells with an energy density greater than 350 Wh/kg, and require a license for the export of technology and cells exceeding that threshold to many locations outside the United States, including China and Singapore. Some of our technology and products are thus presently subject to this license requirement under U.S. export controls.
Complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. We have set up an export controls compliance program internally. If we fail to comply with these laws and regulations, we and even some of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.
A significant talent pool is comprised of nationals from countries that may require a license from the Bureau of Industry and Security to work with our technology (such as China, India, Russia, South Korea and Japan), which raises the cost of hiring due to the uncertainty that a license may not be granted and the candidate would be unemployable in the role envisioned. In addition, changes in our products or solutions or changes in applicable export or import laws and regulations may create delays or prohibitions in the introduction and sale of our products and solutions in international markets, increase costs due to changes in import and export duties and taxes, prevent our customers from deploying our products and solutions or, in some cases, prevent the export or import of our products and solutions to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and solutions, decreased ability to export or sell our products and solutions to customers, and decreased ability to import components or parts critical to the manufacture of our products. Any decreased use of our technology and products, limitation on our ability to export or sell our technology and products, or limitation on our ability to import raw materials, components or equipment would likely adversely affect our business, financial condition, operating results and prospects.
Changes in U.S. and foreign tax laws, particularly since the recent change in U.S. presidential administration, could have a material adverse effect on our business, cash flow, results of operations or financial conditions.
We (as well as certain of our subsidiaries, including our subsidiary that is organized as a Singapore company) are subject to federal, state and local taxes in the United States and are also subject to tax in certain foreign jurisdictions. Changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. federal income tax laws that may be enacted in the future, especially under the Biden administration, could impact the tax treatment of our foreign earnings. Due to our international business activities, any changes in the taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.
Significant judgment is required in evaluating our tax positions and our worldwide provision for taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, if our earnings are lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where it has higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have a material adverse effect on our operating results or cash flows in the period or periods for which a determination is made.
Other Risks
The uncertainty in global economic conditions and the risks relating to health epidemics, including the COVID-19 pandemic, could have a material adverse effect on our business and results of operations. Our ability to operate in any respect may be interrupted by the current COVID-19 pandemic.
We face various risks relating to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19, include, but are not limited to, its impact on general economic conditions, trade and financing markets and changes in customer behavior, and significant uncertainty in the overall continuity in business operations. The spread of COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of EV manufacturers and suppliers and EV batteries, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for EV batteries if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain at levels that do not create an incentive to accelerate the migration from internal combustion engine vehicles to EVs, an increase in costs resulting from the efforts of manufacturers of EVs or EV batteries to mitigate the effects of COVID-19, delays in EV manufacturers’ schedules to full commercial production of EVs and disruptions to these supply chains, among other negative effects.
The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, business closures and other public health safety measures. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect our start-up and manufacturing plans. As a precaution, we took certain preventive measures in light of this pandemic and reduced our operational activities during the year ended December 31, 2020. In particular, we temporarily reduced employee compensation, recommended that all non-essential personnel work from home, and reduced in-person participation in research and development activities. As a result, our personnel costs and travel related costs were lower in 2020. We also were required to implement additional safety protocols for essential workers, which resulted in delays in the timing of project execution.
Following the re-opening of non-essential businesses and the easing of restrictions on non-essential in-person work, since the beginning of the year ending December 31, 2021, we have ramped up research and development hiring and increased our investment in in-person work. However, measures that have been relaxed may be reimplemented if COVID-19 continues to spread. If, as a result of these measures, we have to limit the number of employees and contractors at any research and development or manufacturing facility at a given time, it could cause a delay in our development, testing and manufacturing efforts and a delay in our product schedule. If our workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, our operations will be adversely affected.
The extent to which the COVID-19 pandemic may continue to affect our business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, we may continue to suffer an adverse effect to our business due to its global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to EV purchases and other governmental support programs. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.
Theft, loss or misuse of personal data about our employees, contractors, customers, or other third parties could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.
Any claim that our products are subject to a cybersecurity risk, whether valid or not, could damage our reputation and adversely impact our revenues and results of operations. We manage and store various proprietary information and sensitive or confidential data relating to our business as well as information from our suppliers and customers. Despite the security measures and compliance programs we currently maintain and monitor, breaches of our or any of our third party suppliers’ security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers or suppliers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception, could expose us or our customers or suppliers to a risk of loss or misuse of this information, disruption of business operations, result in litigation, regulatory scrutiny, and potential liability for us, damage our brand and reputation or otherwise harm our business.
If we experience a significant cybersecurity breach or disruption in our information systems or any of our partners’ information systems, our business could be adversely affected.
Malicious actors may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Malicious actors also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. While we employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on our systems due to the frequent evolving nature of cybersecurity attacks. Although these measures are designed to ensure the confidentiality, integrity and availability of our information and technology systems, there is no assurance that these measures will detect all threats or prevent a cybersecurity attack in the future, which could adversely affect our business, reputation, operations or products.
In addition, our hardware and software or third party components and software that we utilize in our products may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the products. The costs to us to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if our efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions.
To the extent we experience cybersecurity incidents in the future, our relationships with our partners, suppliers and eventual customers may be materially impacted, our brand and reputation may be harmed and we could incur substantial costs in investigating, responding to and remediating the incidents, and in resolving any regulatory investigations or disputes that may arise with respect to them, any of which would cause our business, operations, or products to be adversely affected. In addition, the cost and operational consequences of implementing and adding further data protection measures could be significant.

Risks Relating to Parent, the Business Combination and New SES
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” means Parent prior to the Closing and New SES after the Closing.
Following the consummation of the Business Combination, Parent’s only significant asset will be ownership of SES’s business. If SES’s business is not profitably operated, SES may be unable to pay us dividends or make distributions or loans to enable Parent to pay any dividends on its common stock or satisfy its other financial obligations.
Following the consummation of the Business Combination, Parent will have no direct operations and no significant assets other than the ownership of SES. Parent will depend on profits generated by SES’s business for distributions, debt repayment and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its capital stock. Legal and contractual restrictions in agreements entered into by Parent, as well as the financial condition and operating requirements of Parent, may limit its ability to receive distributions from SES and the SES business following the Business Combination.
The Domestication may result in adverse tax consequences for holders of Parent public shares and public warrants, including holders exercising redemption rights.
As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders” below, the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Parent, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules discussed below. U.S. Holders of Parent public shares will be subject to Section 367(b) of the Code and, as a result:
•
a U.S. Holder of Parent public shares whose Parent public shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of Parent ordinary shares entitled to vote and less than 10% of the total value of all classes of Parent ordinary shares, will generally not recognize any gain or loss and will generally not be required to include any part of Parent’s earnings in income pursuant to the Domestication;

•
a U.S. Holder of Parent public shares whose Parent public shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of Parent ordinary shares entitled to vote and less than 10% of the total value of all classes of Parent ordinary shares will generally recognize gain (but not loss) on the exchange of Parent public shares for shares in New SES (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by Parent the “all earnings and profits amounts” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Parent public shares, provided certain other requirements are satisfied. Parent does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•
a U.S. Holder of Parent public shares who on the date of the Domestication, owns (actually and constructively) 10% or more of the total combined voting power of all classes of Parent ordinary shares entitled to vote or 10% or more of the total value of all classes of Parent ordinary shares will generally be required to include in income as a deemed dividend deemed paid by Parent the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Parent public shares. Any such U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may, under certain circumstances, effectively be exempt from U.S. federal income taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Parent does not expect to have significant cumulative earnings and profits on the date of the Domestication.
If the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Parent public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Parent public shares or public warrants for the common stock or warrants of New SES pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued public warrants of New SES in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New SES received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Parent public shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Parent is a blank check company with no current active business, we believe that Parent likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Parent public shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New SES pursuant to the Domestication, unless, in the case of only public shares, such U.S. holder has made certain tax elections with respect to such U.S. Holder’s public shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Parent. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders to become subject to U.S. federal withholding taxes on any dividends paid in respect of such non-U.S. Holder’s New SES Class A common stock after the Domestication.
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of U.S. Holders of Exercising Redemption Rights” and “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects of Non-U.S. Holders of Exercising Redemption Rights.”
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “U.S. Federal Income Tax Considerations.”
Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, operating results and prospects.
Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future tax expense, which could have a material adverse effect on our business, financial condition, operating results, and prospects.
Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.
There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes.

If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.
Provisions in New SES’s charter and Delaware law may inhibit a takeover of New SES which could limit the price investors might be willing to pay in the future for its common stock and could entrench management.
New SES’s certificate of incorporation and bylaws will contain provisions to limit the ability of others to acquire control of New SES or cause New SES to engage in change-of-control transactions, including, among other things:
•
provisions that authorize New SES’s board of directors, without action by New SES’s shareholders, to authorize by resolution the issuance of shares of preferred stock and to establish the number of shares to be included in such series, along with the preferential rights determined by New SES’s board of directors; provided that, New SES’s board of directors may also, subject to the rights of the holders of preferred stock, authorize shares of preferred stock to be increased or decreased by the approval of the board of directors and the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the corporation;

•
provisions that permit only a majority of New SES’s board of directors, the chief executive officer of New SES or the chairman of New SES’s board of directors to call special stockholder meetings; provided, that for so long as the SES Founder Group beneficially owns at least 50% of the voting power of the then outstanding shares of capital stock of New SES, special meetings of stockholders may also be called by or at the request of New SES stockholders holding a majority of the voting power of the issued and outstanding shares of capital stock of New SES;

•
provisions that impose advance notice requirements and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings; and

•
a staggered board whereby New SES’s directors are divided into three classes, with each class subject to retirement and reelection once every three years on a rotating basis.

These provisions could have the effect of depriving New SES’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of New SES in a tender offer or similar transaction. With New SES’s staggered board of directors, at least two annual meetings of stockholders will generally be required in order to effect a change in a majority of New SES’s directors. New SES’s staggered board of directors can discourage proxy contests for the election of New SES’s directors and purchases of substantial blocks of New SES’s shares by making it more difficult for a potential acquirer to gain control of New SES’s board of directors in a relatively short period of time.
SES’s Founder and Chief Executive Officer, Dr. Qichao Hu, will have control over all stockholder decisions because he controls a substantial majority of our voting stock due to the dual class stock structure in place following the Domestication.
As discussed in “Proposal No. 1 — The Business Combination Proposal,” in accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each SES Share held by the SES Founder Group (our Founder and Chief Executive Officer, Dr. Qichao Hu, and certain entities affiliated with him) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class B common stock equal to the Exchange Ratio. The shares of New SES Class B common stock will have the same economic rights as the shares of New SES Class A common stock, but following the Effective Time, each share of New SES Class B common stock will be entitled to 10 votes, and each share of New SES Class A common stock will be entitled to 1 vote, in each case, on each matter submitted for a vote of the New SES stockholders. The New SES Class B common stock will automatically convert into New SES Class A common stock upon the occurrence of certain events, including if the SES Founder Group and other Qualified Holders (as defined in the Proposed Charter) of New SES Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New SES Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the New SES Class B common stock) collectively held by the SES Founder Group and Qualified Holders of New SES Class B common stock as of the Effective Time.
As a result, until the New SES Class B common stock converts into New SES Class A common stock such that the SES Founder Group and other Qualified Holders cease to own more than 50% of our outstanding voting interests, Dr. Hu, directly or indirectly through entities affiliated with him, will have the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of directors and any merger, consolidation, or sale of all or substantially all of our assets. As our Chief Executive Officer, Dr. Hu will have control over our day-to-day management and the implementation of major strategic investments of New SES, subject to authorization and oversight by our board of directors. As a board member and officer, Dr. Hu will also owe a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. However, Dr. Hu will still be entitled to vote his shares, and his concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support. Conversely, this concentrated control could allow the SES Founder Group and Qualified Holders to consummate such a transaction or otherwise vote in a way that our other stockholders do not support. This was designed to shepherd SES for long-term growth amidst significant near term fluctuations and uncertainty in the market.
New SES’s certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with New SES or its directors, officers, employees or stockholders.
New SES’s certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (the “Chancery Court”) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the Chancery Court and having service of process made upon such stockholder in any such action on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of New SES’s capital stock shall be deemed to have notice of and consented to the forum provisions in its certificate of incorporation. Notwithstanding the foregoing, New SES’s certificate of incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. However, there is uncertainty as to whether a court would enforce the exclusive forum provisions relating to causes of actions arising under the Securities Act.
Although we believe this exclusive forum provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New SES or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in New SES’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, New SES may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.
A market for New SES’s securities may not develop, which would adversely affect the liquidity and price of its securities.
Following the Business Combination, the price of New SES’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for New SES’s securities following the Business Combination may never develop or, if developed, it may not be sustained.

We have incurred and will continue to incur increased costs related to becoming and operating as a public company, and our management will be required to devote substantial additional time to new compliance initiatives and corporate governance practices. Moreover, if we experience any material weaknesses or significant deficiencies in the future or otherwise fail to develop or maintain an effective system of internal controls in the future, we may not be able to report accurately our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our securities.
As we prepare to operate as a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Our management and other personnel have devoted and will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make certain activities more time-consuming and costly, which will increase our operating expenses. For example, these rules and regulations applicable to public companies may make it more difficult and more expensive for us to obtain director and officer liability insurance and we will likely incur additional costs to maintain sufficient insurance coverage as a public company.
Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and errors in our financial statements and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud and errors in our financial statements, our reputation and operating results could be materially adversely affected. We are required to make changes to our internal control over financial reporting and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company, including the hiring of additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge. The measures we take to implement effective internal controls may not be sufficient to satisfy our obligations as a public company and produce reliable financial reports, and we may not be able to implement the required controls in a timely fashion. If we experience any material weaknesses or significant deficiencies in the future or otherwise fail to develop or maintain an effective system of internal controls in the future, we may need to disclose such matters, which may adversely affect investor confidence in us and our financial statements, and as a result, the value of our securities.
In addition, as a public company, we will be required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, as a public company, we will be required to make a formal assessment of the effectiveness of our internal control over financial reporting in connection with the filing of our annual reports, and once we cease to be an emerging growth company, we will be required to include a report on internal control over financial reporting issued by our independent registered public accounting firm. To support our efforts towards compliance with Section 404, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to dedicate additional resources and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its implementation and evaluation, our management may identify material weaknesses or other deficiencies, which may or may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act.
For as long as New SES remains an “emerging growth company” as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” New SES will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Parent’s initial public offering, (b) in which it has total annual gross revenue of at least $1.07 billion, or (c) in which New SES is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. To the extent New SES chooses not to use exemptions from various reporting requirements under the JOBS Act, or if it no longer can be classified as an “emerging growth company,” we expect that New SES will incur additional compliance costs, which will reduce its ability to operate profitably.
As an “emerging growth company,” New SES cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make its common stock less attractive to investors.
As an “emerging growth company,” New SES may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to obtain an assessment of the effectiveness of its internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which New SES has elected to do.
Parent (and New SES following the Business Combination) cannot predict if investors will find New SES’s common stock less attractive because it will rely on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active market for its common stock, its share price may be more volatile and the price at which its securities trade could be less than if Parent (and New SES following the Business Combination) did not use these exemptions.
As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and the NYSE regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.
We are a public reporting company subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Public company reporting obligations place a considerable burden on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, if we are an “accelerated filer” or “large accelerated filer” at such time.
We expect to incur costs related to our internal control over financial reporting in the upcoming years to further improve our internal control environment. If we identify deficiencies in our internal control over financial reporting or if we are unable to comply with the requirements applicable to us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. If this occurs, we also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, or express an adverse opinion, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

We identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations. These material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we conclude that a material weakness occurred or is occurring, we expect to evaluate and pursue steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
We identified a material weakness in our internal control over financial reporting relating to our classification of our warrants as components of equity instead of as derivative liabilities, as more fully described in our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2021. In addition, we identified a material weakness in our internal control over financial reporting relating to our classification of a portion of our Class A ordinary shares in permanent equity rather than temporary equity, as further described in our Second Amendment to our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2021. Specifically, our management has concluded that our control around the interpretation and accounting for certain complex financial instruments issued by us was not effectively designed or maintained. This material weakness resulted in the restatement of our audited balance sheet as of January 11, 2021, included in our Current Report on Form 8-K, filed with the SEC on January 15, 2021, and our interim financial statements for the quarters ended March 31, 2021 and June 30, 2021. Additionally, this material weakness could result in a misstatement of the warrant liability, Class A ordinary shares and related accounts and disclosures that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of March 31, 2021, June 30, 2021 and September 30, 2021.
In light of the foregoing, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
The NYSE may delist New SES’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New SES to additional trading restrictions.
Currently, Parent’s units, Class A ordinary shares and public warrants are publicly traded on the NYSE. We intend to list the combined company’s common stock and public warrants on the NYSE under the symbols “SES” and “SES WS”, respectively, upon the closing of the Business Combination. Parent will not have units traded following closing of the Business Combination. Parent cannot assure you that its securities will continue to be listed on the NYSE following the Business Combination. In order to continue listing its securities on the NYSE following the Business Combination, New SES will be required to maintain certain financial, distribution and stock price levels. Generally, New SES will be required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with the Business Combination, New SES will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements, in order to continue to maintain the listing of its securities on the NYSE. For instance, New SES’s stock price would generally be required to be at least $4.00 per-share and New SES’s market capitalization would generally be required to be at least $200.0 million. In addition to the listing requirements for the New SES common stock, the NYSE imposes listing standards on warrants. We cannot assure you that New SES will be able to meet those initial listing requirements at that time.
If NYSE delists New SES’s securities from trading on its exchange and New SES is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•
a limited availability of market quotations for our securities;

•
reduced liquidity for our securities;

•
a determination that the New SES common stock is a “penny stock” which will require brokers trading in New SES common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Parent’s units, Class A ordinary shares and public warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Parent is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Parent was no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.
The Parent warrants are accounted for as liabilities and the changes in value of such warrants could have a material effect on New SES’s financial results following the Business Combination.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (“SPACs”) (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the Parent warrants.
As a result of the SEC Statement, Parent reevaluated the accounting treatment of its public warrants and private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. Following the Business Combination, New SES’s consolidated financial statements and results of operations may fluctuate quarterly, as a result of the recurring fair value measurement of the Parent warrants, based on factors which are outside of New SES’s control. Due to the recurring fair value measurement, New SES may recognize non-cash gains or losses on the Parent warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of New SES’s securities.
We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your public warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a public warrant could be decreased, all without a public warrant holder’s approval.
Our public warrants are issued in registered form under the Parent Warrant Agreement between Continental, as warrant agent, and Parent. The Parent Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or Class A ordinary shares, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a public warrant.
If New SES’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.
If New SES’s performance following the Business Combination does not meet market expectations, the price of New SES common stock may decline. The market value of New SES common stock at the time of the Business Combination may vary significantly from the price of our Class A ordinary shares on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of shares of New SES common stock issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of our Class A ordinary shares, the value of New SES common stock issued in the Business Combination may be higher or lower than the values of our shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of New SES common stock could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the equity interests of SES, and trading in our Class A ordinary shares has not been active. Accordingly, the valuation ascribed to SES and New SES common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New SES common stock develops and continues, the trading price of New SES common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in New SES common stock and it may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of New SES common stock following the Business Combination may include:
•
actual or anticipated fluctuations in New SES’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•
changes in the market’s expectations about its operating results;

•
success of competitors;

•
its operating results failing to meet market expectations in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning New SES or the payments industry and market in general;

•
operating and stock price performance of other companies that investors deem comparable to New SES;

•
its ability to market new and enhanced products on a timely basis;

•
changes in laws and regulations affecting its business;

•
commencement of, or involvement in, litigation involving New SES;

•
changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of its common stock available for public sale;

•
any significant change in its board or management;

•
sales of substantial amounts of common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of New SES common stock irrespective of its operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Parent’s securities, may not be predictable. A loss of investor confidence in the market for EV battery stocks or the stocks of other companies which investors perceive to be similar to New SES could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of New SES common stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.
Even if we consummate the Business Combination, the public warrants may never be in the money, and they may expire worthless.
The exercise price for our warrants is $11.50 per-share, subject to adjustment, which exceeds the market price of our Class A ordinary shares, which was $9.99 per-share based on the closing price of our Class A ordinary shares on the NYSE on October 21, 2021. There can be no assurance that the public warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless.
Parent may amend the terms of its warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of New SES Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.
The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of the New SES Class A common stock purchasable upon exercise of a warrant.
Parent may redeem outstanding public warrants and private placement warrants prior to their exercise at a time that is disadvantageous to warrant holders.
Parent may redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at $0.10 per warrant, provided that the last reported sales price (or the closing bid price of its common stock in the event the shares of its common stock are not traded on any specific trading day)of its ordinary shares equals or exceeds $10.00 per-share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date Parent sends proper notice of such redemption, provided that on the date it gives notice of redemption and during the entire period thereafter until the time it redeems the warrants, Parent has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants. If and when the warrants become redeemable by Parent, it may exercise its redemption right even if Parent is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.
As of September 10, 2021, the sales price of Parent ordinary shares was below the $10.00 redemption threshold for each of the 30 trading days prior. In the event that the redemption price threshold is satisfied, Parent will fix a date for the redemption and mail notice of redemption by first class mail, postage prepaid, to all shareholders, including beneficial owners, not less than 30 days prior to such redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided above will be conclusively presumed to have been duly given whether or not the registered holder of the warrants received such notice. Parent is not contractually obligated to notify investors when its warrants become eligible for redemption, and does not intend to so notify investors upon eligibility of the warrants for redemption.
New SES may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Following the Business Combination, New SES will have the ability to redeem outstanding warrants (excluding any private placement warrants held by our Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of its common stock in the event the shares of its common stock are not traded on any specific trading day) of its common stock equals or exceeds $18.00 per-share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date Parent sends proper notice of such redemption, provided that on the date it gives notice of redemption and during the entire period thereafter until the time it redeems the warrants, Parent has an effective registration statement under the Securities Act covering the shares of New SES common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by Parent, it may exercise its redemption right even if Parent is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.
Warrants to purchase New SES common stock will become exercisable following the Business Combination, which could increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.
Outstanding warrants to purchase an aggregate of 14,213,333 shares of New SES common stock will become exercisable on January 11, 2022 in accordance with the terms of the warrant agreement governing those securities, assuming the closing of the Business Combination occurs at least 30 days prior to that date. These warrants consist of 9,200,000 warrants originally included in the units issued in our initial public offering and 5,013,333 private placement warrants. Each warrant entitles its holder to purchase one Class A ordinary share at an exercise price of $11.50 per-share and will expire at 5:00 p.m., New York time, five years after the closing of the Business Combination or earlier upon redemption of our Class A ordinary shares or our liquidation. To the extent warrants are exercised, additional shares of New SES common stock will be issued, which will result in dilution to its then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of New SES common stock.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New SES common stock to drop significantly, even if New SES’s business is doing well.
Sales of a substantial number of shares of New SES common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New SES common stock.
It is anticipated that, upon completion of the Business Combination, (i) the SES shareholders, including the SES Founder Group, will own, collectively, approximately 83.3% of all outstanding New SES common stock, and (ii) Parent’s Sponsor, directors and officers will own approximately 1.9% of all outstanding New SES common stock, in each case, assuming that none of Parent’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 90.0% and 2.0%, respectively, assuming that, 100% of Parent’s outstanding public shares are redeemed in connection with the Business Combination. In either case, the SES Founder Group will have the power to vote a majority of the outstanding New SES common stock. These percentages (i) assume that 308,572,237 shares of New SES common stock are issued to the holders of shares of common stock of SES at Closing, including 27,695,034 shares of New SES Class A common stock and Class B common stock to be issued at Closing for SES Earn-Out Shares, 2,304,966 restricted shares issued to SES option holders and pre-Closing recipients of SES restricted share awards at Closing and 2,193,455 restricted shares issued at Closing to pre-Closing recipients of SES restricted share awards, which would be the number of shares of New SES common stock issued to these holders if Closing were to occur on September 30, 2021; (ii) are based on 27,500,000 shares of New SES common stock to be issued in the PIPE Financing (and exclude 6,700,000 shares of New SES Class A common stock to be issued to existing SES stockholders that participated in the PIPE Financing); (iii) do not take into account any exercise of public warrants, private placement warrants or working capital warrants to purchase New SES common stock that will be outstanding immediately following Closing; and (iv) do not take into account any shares of New SES common stock underlying vested and unvested options that will be held by equityholders of SES immediately following Closing.
Although the SES Founder Group, the Sponsor and each other shareholder party to the Registration Rights Agreement is prohibited from transferring any securities of New SES until the earlier of the date that is 180 days following the Closing Date, these shares may be sold after the expiration or early termination or release of the respective applicable lock-up under the Registration Rights Agreement. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New SES common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our stockholders will experience immediate dilution due to the issuance of New SES common stock to SES equityholders and the PIPE Investors in connection with the Business Combination. Having a minority share position likely reduces the influence that our current shareholders have on the management of New SES.
Based on SES’s current capitalization and assuming no redemptions, we anticipate issuing an aggregate of approximately 309 million shares of New SES common stock to SES equityholders as partial consideration in the Business Combination and an aggregate of 27.5 million shares of New SES common stock to the PIPE Investors. We anticipate that, immediately following completion of the Business Combination and assuming no redemptions, our existing shareholders will hold in the aggregate approximately 9.3% of the outstanding New SES common stock (7.4% held by our public stockholders and 1.9% held by the Sponsor), SES equityholders, including Founder Group, will hold approximately 83.3% of the outstanding New SES common stock and the PIPE Investors will hold approximately 7.4% of the outstanding New SES common stock. These ownership percentages do not take into account:
•
the exercise of any warrants or options to purchase New SES common stock that will be outstanding following the Business Combination; or

•
any equity awards that may be issued under the proposed Equity Incentive Plan following the Business Combination.

If any Class A ordinary shares are redeemed in connection with the Business Combination, the percentage of outstanding New SES common stock held by our existing public shareholders will decrease and the percentages of outstanding New SES common stock held immediately following the closing of the business combination by our Sponsor will increase. See the section entitled “Summary — Impact of the Business Combination on Parent’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of New SES common stock, or awards are issued under the proposed Equity Incentive Plan, our existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current shareholders to influence Parent’s management through the election of directors following the Business Combination.
Our Sponsor, directors, officers and consultants may have a conflict of interest in determining to pursue the acquisition of SES and in engaging in other activities for us, since certain of their interests are different from or in addition to (and which may conflict with) the interests of our public shareholders and warrant holders, and the interests of our directors may have influenced their decisions to approve the Business Combination and recommend that our shareholders approve the Business Combination Proposal and Warrant Holder Proposals.
Our Sponsor, directors, officers and one of our consultants have interests in and arising from the Business Combination that are different from or in addition to, and which may conflict with, the interests of our public shareholders and warrant holders, which may result in a conflict of interest. As a result of such interests, the Sponsor and other initial shareholders may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Parent. These interests include:
•
the fact that our Sponsor has agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 6,900,000 Class B ordinary shares, all of which are currently owned by the Sponsor and such securities will have a significantly higher value at the time of the Business Combination.

•
the fact that Sponsor paid approximately $7,520,000 for its private placement warrants, and the private placement warrants would be worthless if a business combination is not consummated by January 6, 2023 (unless such date is extended in accordance with the Current Articles);

•
the fact that Sponsor paid an aggregate of $7,545,000 for its investment in Parent, as summarized in the table below, and,following the consummation of the business combination, the aggregate value of Sponsor’s investment will be $77,854,732.75, based upon the respective closing prices on NYSE on October 21, 2021, as indicated below;

Sponsor Ownership of Parent Prior to Closing	Securities held by Sponsor	Sponsor Cost ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	25,000
Parent Private Placement Warrants	5,013,333	7,520,000
Total	11,913,333	7,545,000
Sponsor Ownership of SES Post-Closing	Units held by Sponsor	Value per Unit ($)	Total Value ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	9.99	68,931,000.00
Parent Private Placement Warrants	5,013,333	1.78	8,923,732.74
Total	11,913,333		77,854,732.75

•
the fact that Eric Friedland, the brother of our Chief Executive Officer, Robert Friedland, has agreed to purchase an aggregate of 150,000 shares of New SES Class A common stock, for an aggregate purchase price of $1,500,000 on the date of the Closing, contingent upon the closing of the business combination;

•
the fact that the Company has issued an unsecured convertible promissory note to the Company’s Chief Executive Officer, Robert Friedland, pursuant to which the Company has borrowed $500,000 from Mr. Friedland as of September 21, 2021, and pursuant to which Mr. Friedland may convert outstanding amounts under the convertible note into warrants to purchase Class A ordinary shares at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per-share. The ability of Parent to repay the amounts drawn under the convertible note is dependent upon the consummation of an initial business combination;

•
the fact that Robert Friedland currently holds 79,166 public warrants and 200,000 Class A ordinary shares, all of which were purchased on the open market at market prices at the time of purchase, and each of our directors and officers may purchase public warrants and Class A ordinary shares in the open market leading up to the time of the business combination and thereafter;

•
the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Parent fails to complete an initial business combination by January 6, 2023;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Parent;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Parent in an aggregate amount of up to $1,500,000 may be converted into units in connection with the consummation of the Business Combination;

•
the right of Sponsor to hold shares of New SES Class A common stock, as well as New SES Warrants, following the business combination, subject to certain lock-up periods;

•
the continued indemnification of Parent’s directors’ and officers’ and the continuation of Parent’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
that Mark Newman, our battery technology consultant, has been engaged by SES to perform public and investor relations services for SES on a going-forward basis;

•
the fact that if Parent is able to complete a business combination within the required time period, Sponsor, its affiliates and certain of Parent’s directors may receive a positive return on the 6,900,000 Class B ordinary shares and/or 5,013,333 private placement warrants that they currently hold, even if the holders of Class A ordinary shares experience a negative return on their investment after consummation of the Business Combination;
•
the fact that the Sponsor and Parent’s officers and directors will lose their entire investment in Parent and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 6, 2023;

•
the fact that if the trust account is liquidated, including in the event Parent is unable to complete an initial business combination by January 6, 2023, the Sponsor has agreed to indemnify Parent to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Parent has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Parent, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that Parent may be entitled to distribute or pay over funds held by Parent outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

The interests of our directors may have influenced them in making their recommendation that you vote in favor of the Business Combination Proposal, Warrant Holder Proposals and the other proposals in this proxy statement/prospectus, as applicable. For more information on conflicts of interest see “Interests of Parent Directors and Executive Officers in the Business Combination”.
Our directors and officers have discretion in agreeing to changes or waivers to the terms of the Business Combination Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our public shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require us to agree to amend the Business Combination Agreement, to consent to certain actions taken by SES or to waive rights to which we are entitled under the Business Combination Agreement. These events could arise because of changes in SES’s business, a request by SES to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on SES’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be at our discretion, acting through our board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public shareholders and what he or she may believe is best for himself or herself in determining whether or not to take the requested action or waive our rights. As of the date of this proxy statement/ prospectus, we do not believe there will be any requests, actions or waivers that our directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, we will circulate a new or amended proxy statement/prospectus and resolicit our shareholders if changes to the terms of the Amalgamation and other related transactions that would have a material impact on our shareholders are required prior to the vote on the Business Combination Proposal.
Certain of our directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete the Business Combination.
Our directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and the closing of the Business Combination and their other businesses. Our independent directors may serve as officers or board members for other entities. If our directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete the Business Combination. For a complete discussion of our directors’ other business affairs, please see the section of this proxy statement/prospectus entitled “Information about Parent — Management.”

Our Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor, officers and directors have agreed to vote any ordinary shares owned by them in favor of the Business Combination. As of the date hereof, our Sponsor, officers and directors hold 20.9% of our issued and outstanding ordinary shares. Accordingly, it is more likely that the requisite shareholder approval will be received for the Business Combination than would be the case if our Sponsor, officers and directors agreed to vote any ordinary shares owned by them in accordance with the majority of the votes cast by our public shareholders.
Neither the Parent Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the Parent Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Parent is paying for SES is fair to Parent from a financial point of view. Neither the Parent Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Parent Board and management conducted due diligence on SES and researched the industry in which SES operates. The Parent Board reviewed, among other things, historical financial information of SES, certain prospective financial information and other forecasted financial information of SES, due diligence reports prepared by third party advisors to Parent Board, due diligence materials prepared by professional advisors, the SPAC merger markets, and financial and market data information on selected comparable companies; initial investor feedback on SES and the proposed transactions; and the implied purchase price multiple of SES and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Parent Board and management in valuing SES, and the Parent Board and management may not have properly valued SES’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.
We expect to incur significant, non-recurring costs in connection with consummating the Amalgamation and other related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Amalgamation). Additionally, the Business Combination Agreement provides that if the Business Combination is consummated, we will pay all fees, expenses and costs incurred by SES or on SES’s behalf, subject to certain limited exceptions, in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Amalgamation and the PIPE Financing). We currently estimate that transaction expenses will be approximately $52.5 million.
If we are unable to complete the Business Combination with SES or another business combination by January 11, 2023, we will cease all operations except for the purpose of winding up our affairs, redeem our outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by our shareholders could be less than $10.00 per-share.
Our Current Articles provides that we must complete the Business Combination or another business combination by January 11, 2023, or we must cease all operations except for the purposes of winding up, redeem our outstanding public shares and, subject to approval by our remaining shareholders and our board, dissolve and liquidate. In the event that we do not consummate a business combination or obtain an extension by January 11, 2023, third parties may bring claims against us for monies we owe for products or services provided to us. Although we have obtained waiver agreements from SES and from certain vendors and service providers that we have engaged and to which we owe money pursuant to which such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of our public shareholders. If we are unable to complete the Business Combination or another business combination within the required time period, the Sponsor has agreed it will be personally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, the Sponsor may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share distribution from the trust account may be less than $10.00.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.
If we are unable to complete the Business Combination with SES or another business combination within the required time period, we must dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us, nor can we assure you that third parties will not seek to recover from our shareholders amounts owed to them by us. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our shareholders may extend well beyond the third anniversary of the date of distribution.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public shareholders promptly after January 11, 2023, if we do not consummate an initial business combination, this may be viewed or interpreted as giving preference to our public shareholders over any potential creditors with respect to access to or distributions from our assets. Moreover, our board may be viewed as having breached its fiduciary duties to our creditors and/or having acted in bad faith, and thereby exposing the board and us to claims for punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us or you for these reasons.
Actions taken by the Sponsor, our officers and directors to increase the likelihood of approval of the Business Combination Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of our or New SES common stock.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, our directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire our Class A ordinary shares or vote their shares in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, no such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price of our or New SES common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Business Combination for a price below market value.
The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Our ability to successfully effect the Business Combination and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of SES, all of whom we expect to stay with New SES following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of Parent’s business.
Our ability to recognize certain benefits of the Business Combination and successfully operate SES’s business following the Business Combination will depend upon the efforts of certain key personnel of SES. Although we expect all of such key personnel to remain with New SES following the Business Combination, the unexpected loss of key personnel may adversely affect the operations and profitability of Parent. In addition, New SES’s future success depends in part on its ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key SES personnel that will be employed by New SES, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of New SES’s business may be negatively impacted.
Following the Business Combination, New SES’s ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for its common stock.
The trading market for New SES common stock will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. If no securities or industry analysts commence coverage of New SES, its stock price would likely be less than that which would be obtained if it had such coverage and the liquidity, or trading volume of its common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover New SES, their projections may vary widely and may not accurately predict the results it actually achieves. New SES’s share price may decline if its actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on New SES downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of New SES or fails to publish reports on it regularly, its share price or trading volume could decline.
Future sales of New SES common stock issued to SES equityholders may reduce the market price of common stock that you might otherwise obtain.
Under the Business Combination Agreement, SES equityholders will exchange their equity interests in SES for, among other things, an estimated 309 million shares of New SES common stock, assuming no redemptions.
The Business Combination Agreement provides that, at the closing of the Business Combination, Parent will enter into a registration rights agreement with certain of our existing shareholders and SES equityholders, which we refer to as the Registration Rights Agreement, with respect to the shares of our common stock that will be issued pursuant to the Business Combination Agreement. The SES equityholders, as parties to the Registration Rights Agreement, will be restricted from transferring (subject to limited exceptions) any shares of New SES common stock that it receives as a result of the Business Combination for a period of 180 days following the closing.
Upon expiration of the lockup period applicable to shares of New SES common stock held by SES equityholders, these parties may sell large amounts of New SES common stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in New SES’s stock price or put significant downward pressure on the price of its stock. In addition, New SES may use shares of its common stock as consideration for future acquisitions, which could further dilute its stockholders.
The SES Founder Group is a large and significant stockholder and, as a result, New SES will be a “controlled company” upon the consummation of the Business Combination, which would exempt New SES from certain obligations to comply with certain corporate governance requirements.
Upon the consummation of the Business Combination, the SES Founder Group will own approximately 11.9% of New SES’s outstanding common stock, assuming that none of Parent’s outstanding public shares are redeemed in connection with the Business Combination. Accordingly, we expect that New SES will be a “controlled company” for purposes of the NYSE listing requirements. As such, New SES would be exempt from the obligation to comply with certain corporate governance requirements, including the requirements that a majority of its board of directors consists of independent directors, and that it has nominating and compensation committees that are each composed entirely of independent directors. These exemptions do not modify the requirement for a fully independent audit committee. If New SES ceases to be a “controlled company,” it must comply with the independent board committee requirements as they relate to the nominating and compensation committees, subject to certain “phase-in” periods.
We will be controlled or substantially influenced by the SES Founder Group, whose interests may conflict with yours. The concentrated ownership of New SES common stock could prevent you and other shareholders from influencing significant decisions.
Following the consummation of the Business Combination, we expect that the SES Founder Group will control the voting of greater than 50% of New SES’s outstanding common stock. As a result, the SES Founder Group would have the ability to control the outcome of most matters requiring stockholder consent. This was designed to help shepherd SES for long-term growth. Moreover, for so long as it holds at least a majority of New SES’s outstanding common stock, the SES Founder Group would have the ability, through the board of directors, to control decision-making with respect to New SES’s business direction and policies. Matters over which the SES Founder Group will, directly or indirectly, exercise control following the Business Combination include:
•
the election of New SES’s board of directors and the appointment and removal of our officers;

•
mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in our stockholders receiving a premium price for their shares; and

•
amendments to New SES’s certificate of incorporation or increases or decreases in the size of our board of directors.

Even if the SES Founder Group’s ownership subsequently falls below 50%, the SES Founder Group may continue to be able to strongly influence or effectively control our decisions.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by the shareholders of Parent, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal  —  Conditions to Closing of the Business Combination.” Parent and SES may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Parent and SES to each lose some or all of the intended benefits of the Business Combination.
Termination of the Business Combination Agreement could negatively impact Parent and SES.
If the Business Combination is not completed for any reason, including as a result of Parent shareholders declining to adopt the Business Combination Agreement or declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Parent and SES may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Parent and SES would be subject to a number of risks, including the following:
•
Parent or SES may experience negative reactions from the financial markets, including negative impacts on Parent’s stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•
SES may experience negative reactions from its customers, vendors and employees;

•
Parent and SES will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•
since the Business Combination Agreement restricts the conduct of Parent’s and SES’s businesses prior to completion of the Business Combination, each of Parent and SES may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Business Combination Proposal — The Business Combination Agreement  —  Covenants of the Parties” for a description of the restrictive covenants applicable to Parent and SES).

If the Business Combination Agreement is terminated and the SES Board seeks another business combination, SES shareholders cannot be certain that SES will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Parent has agreed to provide in the Business Combination or that such other business combination is completed. If the Business Combination Agreement is terminated and Parent Board seeks another business combination, Parent shareholders cannot be certain that Parent will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “The Business Combination Agreement  —  Termination”.
Under the Business Combination Agreement, we have no right to seek indemnification from SES following the Business Combination.
The representations, warranties and covenants made by SES in the Business Combination Agreement do not survive closing and are not subject to indemnification. As a result, if SES is found to have breached any of its representations, warranties or covenants contained in the Business Combination Agreement, other than those covenants that by their terms apply or are to be performed in whole or in part at or after the closing of the Business Combination, we will have no recourse against any shareholder of SES.
Parent may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.
Parent has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Parent’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and not to seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Parent only if (i) Parent has sufficient funds outside of the trust account or (ii) Parent consummates an initial business combination. Parent’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Parent’s officers and directors, even though such an action, if successful, might otherwise benefit Parent and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Parent pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
Subsequent to the consummation of the Business Combination, New SES may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although we have conducted a due diligence examination of SES, we cannot assure you that this examination revealed all material issues that may be present in SES’s business, or that factors outside of our and SES’s control will not later arise. As a result, New SES may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New SES’s liquidity, the fact that it reports charges of this nature could contribute to negative market perceptions about New SES or its securities. In addition, charges of this nature may cause New SES to be unable to obtain future financing on favorable terms or at all.
New SES may be subject to securities litigation, which is expensive and could divert management’s attention.
Following the Business Combination, New SES’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New SES may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject New SES to significant liabilities.
Risks Relating to the Redemption
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” means Parent prior to the Closing and New SES after the Closing.
Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the public shares.
A public shareholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to an aggregate of 15% or more of the public shares. Accordingly, if you hold 15% or more of the public shares and the Business Combination Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. If the Business Combination is consummated, the value of such excess shares may not appreciate over time and the market price of New SES common stock may not exceed the per-share redemption price paid in connection with the Business Combination.
A shareholder’s decision as to whether to redeem his, her, or its shares for a pro rata portion of the trust account may not put the shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell his, her or its public shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, such as the Business Combination, may cause an increase in New SES’s share price, and may result in a lower value realized upon redemption than a shareholder might realize in the future had the shareholder not redeemed his, her or its shares. Similarly, if a shareholder does not redeem his, her or its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and the risk that the shareholder may not be able, in the future to sell his, her or its shares, for a greater amount than the redemption price described in this proxy statement/

prospectus. A shareholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A ordinary shares for a pro rata portion of the funds held in our trust account.
In order to exercise redemption rights, holders of public shares are required to, among other requirements, submit a request in writing and deliver their share certificates (either physically or electronically) to our transfer agent at least two business days prior to the extraordinary general meeting. Shareholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the trust account as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Parent — Redemption Rights” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your share certificates and comply with the other redemption requirements, you will not be entitled to redeem your Class A ordinary shares.
Risks if the Adjournment Proposal Is Not Approved
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” means Parent prior to the Closing and New SES after the Closing.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Business Combination, the Parent Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The Parent Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Parent Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination Are not Consummated
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” means Parent prior to the Closing and New SES after the Closing.
If we are not able to complete the Business Combination with SES nor able to complete another business combination by January 11, 2023, in each case, as such date may be extended pursuant to our Current Articles, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per-share and our warrants will expire worthless.
If we are not able to consummate the Business Combination with SES nor able to complete another business combination by January 11, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Current Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 11, 2023 or (B) with respect to any other provisions shareholder’s rights or pre-business combination activity, and (iii) the redemption of our public shares if we have not completed an initial business by January 11, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by January 11, 2023, with respect to such public shares so redeemed. In no other circumstances will a public shareholder have any right or interest of any kind to the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
If we do not consummate an initial business combination by January 11, 2023, our public shareholders may be forced to wait until after January 11, 2023 before redemption from the trust account.
Our amended and restated memorandum and articles of association provide that we have only 24 months from the closing of the initial public offering, or until January 11, 2023, to consummate an initial business combination. If we have not consummated an initial business combination within 24 months from the closing of the initial public offering, or January 11, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 24 months from the closing of the initial public offering. Our amended and restated memorandum and articles of association provide that, if a resolution of Parent’s shareholders is passed pursuant to the Cayman islands Companies Act to commence the voluntary liquidation of Parent, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
As a result, investors may be forced to wait beyond January 11, 2023 (as such date may be extended pursuant to our Current Articles), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Current Articles, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Current Articles.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through January 11, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per-share, and our warrants will expire worthless.
As of September 30, 2021, we had approximately $255,000 in our operating bank account held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2021, we had total current liabilities of approximately $251,405. The funds available to us outside of the trust account may not be sufficient to allow us to operate until January 11, 2023, assuming that our initial business combination is not completed during that time.
Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from the Sponsor, its affiliates, officer or directors or other third parties to operate or may be forced to liquidate. Neither the Sponsor, officer or directors nor their affiliates is under any obligation to us in such circumstances. Any such advances may be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we have not consummated our initial business combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive an estimated $10.00 per public share, or possibly less, on our redemption of our public shares, and our warrants will expire worthless.
Investors may not have the same benefits as an investor in an underwritten public offering.
New SES will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of New SES’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings.
Because New SES will become publicly traded through the Business Combination with Parent, a special purpose acquisition company, rather through an underwritten offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on SES or Parent in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. Investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.
While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of SES’s business or material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing of New SES’s securities, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold securities to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing securities. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New SES securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New SES securities or helping to stabilize, maintain or affect the public price of New SES securities following the closing. Moreover, New SES will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New SES securities that will be outstanding immediately following the closing. In addition, since New SES will become public through a merger, securities analysts of major brokerage firms may not provide coverage of New SES since there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New SES’s behalf. All of these differences from an underwritten public offering of New SES’s securities could result in a more volatile price for the New SES’s securities.
In addition, the Sponsor, certain members of Parent’s board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New SES’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New SES’s securities. Such interests may have influenced the board of directors of Parent in making their recommendation that Parent shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New SES became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information present the combination of the financial information of Parent and SES adjusted to give effect to the Business Combination and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786.
The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:
•
the issuance and sale of 27,500,000 shares of New SES Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $275.0 million pursuant to the Subscription Agreements; and

•
The Business Combination and other events contemplated by the Business Combination Agreement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical unaudited condensed balance sheet of Parent as of September 30, 2021 and the historical unaudited condensed consolidated balance sheet of SES as of September 30, 2021 on a pro forma basis as if the Business Combination and other events contemplated by the Business Combination Agreement, summarized below had been consummated on September 30, 2021.
The unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2021 combines the historical unaudited condensed statement of operations of Parent and the historical unaudited condensed consolidated statement of operations and comprehensive loss of SES for the nine months ended September 30, 2021. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the twelve months ended December 31, 2020 combines the historical audited statement of operations of Parent for the period from July 8, 2020 (inception) through December 31, 2020 and the historical audited consolidated statement of operations and comprehensive loss of SES for the year ended December 31, 2020. The unaudited pro forma condensed combined statements of operations and comprehensive loss have been prepared on a pro forma basis as if the Business Combination and other events contemplated by the Business Combination Agreement, summarized below had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information does not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
Parent
(i)
historical audited financial statements of Parent as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020 and

(ii)
historical unaudited condensed financial statements of Parent as of and for the nine months ended September 30, 2021.

SES
(i)
historical audited consolidated financial statements of SES as of and for the year ended December 31, 2020; and

(ii)
historical unaudited condensed consolidated financial statements of SES as of and for the nine months ended September 30, 2021.

and other information relating to Parent and SES included in this proxy statement/prospectus including the Business Combination Agreement.
The unaudited pro forma condensed combined financial information should also be read together with “Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SES’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
Pursuant to the Business Combination Agreement, Parent shall migrate out of the Cayman Islands and domesticate as a Delaware corporation prior to the Closing (the “Domestication”) and will change its name to “SES AI Corporation” (hereinafter referred to as New SES). Further, Amalgamation Sub will amalgamate with and into SES, with SES surviving the Amalgamation as the amalgamated company. As a result, SES will become a wholly owned subsidiary of New SES. For further details, see “Business Combination Proposal”, “Domestication Proposal” and “Governing Documents Proposals.” Upon the consummation of the Business Combination, the following shall occur:
•
Each SES common stock, excluding shares held by the SES Founder Group, and each redeemable convertible preference share that is outstanding immediately prior to the Closing will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class A common stock equal to the Exchange Ratio;

•
Each SES common stock held by the SES Founder Group that is outstanding immediately prior to the Closing will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class B common stock equal to the Exchange Ratio;

•
Each SES restricted share that is issued, outstanding and subject to restrictions (including vesting) immediately prior to the Closing shall automatically be assumed by Parent and converted into a number of shares of new SES Class A common stock equal to the Exchange Ratio and shall be subject to the same terms and conditions as were applicable prior to the Closing; and

•
SES options that are outstanding immediately prior to the Closing, whether vested or unvested, will be assumed by New SES and converted into an option to acquire New SES Class A common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio.

Other Events in connection with the Business Combination
Other events that are contemplated to take place in connection with the Business Combination are summarized below:
•
Legacy SES common stock and preferred stock shareholders (hereinafter referred to as “SES shareholders”) and legacy SES option and restricted shareholders will be entitled to receive 30,000,000 Earn-Out Shares of New SES Class A common stock (valued at $10.00 per share), including 23,694,652 shares of New SES Class A common stock reserved for issuance to investors, 2,304,966 New SES Class A common stock reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards and 4,000,382 shares of New SES Class B common stock reserved for issuance to the SES Founder Group, if the closing price of shares of New SES Class A common stock of New SES is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Business Combination and ending on the date that is five years following the Closing. SES option holders and restricted shareholders will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such option holder’s service with New SES terminates prior to the vesting.

•
6,900,000 shares of Parent’s Class B ordinary shares (the “Sponsor Earn-Out Shares”) held by Ivanhoe Capital Sponsor LLC’s ( the “Sponsor”) will convert automatically, on a one-for-one basis, into shares of Parent Class B common stock by virtue of the Domestication and, immediately following the Domestication, will convert to Parent Class A common stock and at Closing will convert into a right to receive an equal number of Class A common stock of New SES. The equivalent Class A common stock of New SES will continue to be legally issued and outstanding. These Sponsor shares are currently subject to lock-up and shall continue to be subject to the certain restrictions and forfeiture terms following the Closing and released as follows:
•
20% are subject to transfer restrictions until the date that is 180 days after the Closing (“Tranche 1”);

•
20% are subject to transfer restrictions until New SES’s closing stock price equals or exceeds $12.00 for 20 out of 30 consecutive trading days following the date that is 150 days after the Closing (“Tranche 2”);

•
20% are subject to transfer restrictions until New SES’s closing stock price equals or exceeds $14.00 for 20 out of 30 consecutive trading days following the date that is 150 days after the Closing (“Tranche 3”);

•
20% are subject to transfer restrictions until New SES’s closing stock price equals or exceeds $16.00 for 20 out of 30 consecutive trading days following the date that is 150 days after the Closing (“Tranche 4”); and

•
20% are subject to transfer restrictions until New SES’s closing stock price equals or exceeds $18.00 for 20 out of 30 consecutive trading days following the date that is 150 days after the Closing (“Tranche 5”).

As a result, all holders of SES common stock, options and restricted shares will have the right to receive shares of New SES Class A and Class B common stock, after giving effect to the Exchange Ratio, resulting in an estimated 264,650,598 shares of New SES Class A common stock, including 25,999,618 Earn-Out Shares in the form of New SES Class A common stock to be issued and held in escrow, 2,193,455 restricted shares of New SES Class A common stock to be issued at Closing to pre-Closing recipients of SES restricted share awards and 43,921,639 shares of New SES Class B common stock to be immediately issued and outstanding, including 4,000,382 Earn-Out Shares to be issued and held in escrow. Additionally, an estimated 20,808,586 shares will be reserved for the potential future issuance of New SES Class A common stock upon the exercise of New SES stock options.
If there is a change in control of New SES after the Business Combination at a per share value of greater than $18.00, then 100% of the Sponsor Earn-Out Shares will be released from these transfer restrictions, however if the per share value is less than $18.00 upon a change in control, then these Sponsor Earn-out Shares will be released on a pro rata basis and any Sponsor Earn-Out Shares not released pursuant to the preceding sentence will be forfeited and cancelled. Refer to “Parent Related Person Transactions” included in this proxy statement/prospectus for more details.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Parent will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing SES stockholders comprising a relative majority of the voting power of New SES and having the ability to designate a majority of the board of directors of New SES, SES’s operations prior to the acquisition comprising the only ongoing operations of New SES, and SES’s senior management comprising a majority of the senior management of New SES. Accordingly, for accounting purposes, the financial statements of New SES will represent a continuation of the financial statements of SES with the Business Combination being treated as the equivalent of SES issuing stock for the net assets of Parent, accompanied by a recapitalization. The net assets of Parent will be stated at historical costs, with no goodwill or other intangible assets recorded.
As mentioned above, SES option holders and restricted share award recipients will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such pre-Closing restricted share award recipients’ service with New SES terminates prior to the vesting. These restricted shares will be accounted for as equity awards issued to employees subject to time and market vesting conditions. The

Earn-Out shares to be issued to SES shareholders upon achievement of vesting condition will be classified as an equity instrument as it would be indexed to the common stock of New SES. See Note 4 for further information.
The Sponsor Earn-Out Shares under Tranche 2 to Tranche 5 which are contingently forfeitable as mentioned above will be accounted for as a derivative liability because the earn back events that determine the number of shares issuable upon settlement include events that are not solely indexed to the fair value of common stock of New SES. See Note 5 for further information.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that provide relevant information consistent with GAAP necessary for an illustrative understanding of New SES upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Parent following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent Parent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma condensed combined information contained herein assumes that the Parent stockholders approve the Business Combination. Pursuant to the Current Articles, Parent’s public stockholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. Parent cannot predict how many of its public stockholders will exercise their right to redeem their Class A Ordinary Shares for cash.
The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no Parent Class A ordinary shares are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that Ivanhoe stockholders holding 27,600,000 Class A ordinary shares are redeemed for an aggregate payment of approximately $276.0 million from Parent’s trust account. The Business Combination Agreement includes a minimum available cash amount requirement that requires Parent to have a minimum of $200.0 million in cash comprising the gross proceeds from the PIPE Financing, after giving effect to the redemption of 100% of Parent Class A ordinary shares, and payment of Parent and SES transaction costs. Based on the amount of $276.0 million in the trust account and taking into account the anticipated proceeds of $275.0 million from the PIPE Financing and transaction expenses of approximately $52.7 million, if 27,600,000 of Parent’s Class A ordinary shares are redeemed, Parent will have sufficient cash to satisfy the minimum cash available requirement in the Business Combination Agreement.

The following summarizes the pro forma New SES Class A and Class B common stock issued and outstanding under the two redemption scenarios immediately after the Closing. The below includes 2,193,455 restricted shares of New SES Class A common stock to be issued at Closing to pre-Closing recipients of SES restricted share awards, 25,999,618 Earn-Out Shares in the form of New SES Class A common stock, all of which will be issued and held in escrow and will have voting rights in escrow (including the estimated 23,694,652 shares to be reserved for issuance to investors and the estimated 2,304,966 shares to be reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards) and 4,000,382

Earn-Out Shares in the form of New SES Class B common stock, all of which will be issued and held in escrow and will have voting rights in escrow (identical to those of other shares of New SES Class B common stock).
	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
SES stockholders (other than the SES Founder Group) – Class A common stock(1)	264,650,598	71.4%	264,650,598	77.2%
SES Founder Group – Class B common stock(2)	43,921,639	11.9%	43,921,639	12.8%
PIPE Investors – Class A common stock(3)	27,500,000	7.4%	27,500,000	8.0%
Parent stockholders – Class A common stock	27,600,000	7.4%	—	0.0%
Ivanhoe Capital Sponsor LLC – Class B common stock (converted to Class A common stock at Closing)(4)	6,900,000	1.9%	6,900,000	2.0%
Total Shares at Closing (excluding shares described below)	370,572,237	100.0%	342,972,237	100.0%

(1)
Former SES stockholders, option holders and restricted shareholders, after considering 23,694,652 Earn-Out Shares reserved for issuance to investors, 2,193,455 restricted shares to be issued at Closing to pre-Closing recipients of SES restricted share awards and 2,304,966 Earn-Out Shares reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards, but excluding their 6,700,000 shares of New SES Class A common stock purchased in the PIPE Financing (see note 3 below), will own 83.3% and 90.0% of New SES’s total common stock issued and outstanding at Closing under the no redemption and maximum redemption scenario, respectively.

(2)
New SES Class B common stock to be issued to SES Founder Group, which will carry 10 votes per share, and will allow SES Founder Group to have approximately 57.3% and 59.5% of the total voting power of the New SES’s capital stock, after considering the 4,000,382 Earn-Out Shares to be issued and held in escrow at Closing, under the no redemption and maximum redemption scenario, respectively.

(3)
Includes 6,700,000 shares of New SES Class A common stock to be issued to existing SES stockholders that participated in the PIPE Financing.

(4)
Subject to certain transfer restrictions and/or forfeiture terms as described above.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss are based on the assumption that there are no adjustments for the estimated 20,808,586 shares reserved for the potential future issuance of New SES Class A common stock upon the exercise of New SES stock options upon the consummation of the Business Combination, as such events have not yet occurred.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021
(in thousands)
	September 30 2021	September 30 2021	Assuming No Redemption			Assuming Maximum Redemption
	Parent (Historical)	SES (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$255	$30,093	$276,052	A	$519,635	$276,052	A	$243,583
			(9,660)	B		(9,660)	B
			(29,115)	C		(29,115)	C
			(22,980)	D		(22,980)	D
			275,000	F		275,000	F
			(10)	L		(10)	L
						(276,052)	O
Short-term investments	—	150,000	—		150,000	—		150,000
Receivable from related party	—	1,138	—		1,138	—		1,138
Prepaid expenses and other current assets	761	953	—		1,714	—		1,714
Total current assets	1,016	182,184	489,287		672,487	213,235		396,435
Investments held in Trust Account	276,052	—	(276,052)	A	—	(276,052)	A	—
Property and equipment, net	—	5,656	—		5,656	—		5,656
Intangible assets, net	—	1,632	—		1,632	—		1,632
Restricted cash	—	475	—		475	—		475
Deferred offering costs	—	2,679	(2,679)	C	—	(2,679)	C	—
Other assets	—	5,108	—		5,108	—		5,108
Total Assets	$277,068	$197,734	$210,556		$685,358	$(65,496)		$409,306
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$43	$3,637	$(2,016)	C	$1,664	$(2,016)	C	$1,664
Accrued compensation	—	2,009	—		2,009	—		2,009
Strategic premium liability related to an investor	—	—	7,493	F	7,493	7,493	F	7,493
Accrued expenses and other current liabilities	198	1,352	(87)	C	1,463	(87)	C	1,463
Due to related party	10	—	(10)	L	—	(10)	L	—
Total current liabilities	251	6,998	5,379		12,628	5,379		12,628
Accrued liabilities	4,484	—	—		4,484	—		4,484
Convertible note – related party	1,064	—	—		1,064	—		1,064
Deferred underwriting commissions	9,660	—	(9,660)	B	—	(9,660)	B	—
Derivative warrant liabilities	20,760	—	—		20,760	—		20,760
Other liabilities	—	672	—		672	—		672
Strategic premium liability related to an investor, long-term	—	—	11,239	F	11,239	11,239	F	11,239
Sponsor earn out liability	—	—	48,597	M	48,597	48,597	M	48,597
Total liabilities	36,219	7,670	55,555		99,444	55,555		99,444
See accompanying notes to the unaudited pro forma condensed combined financial information.

	September 30 2021	September 30 2021	Assuming No Redemption			Assuming Maximum Redemption
	Parent (Historical)	SES (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Commitments and contingencies
Redeemable convertible preferred stock	—	269,941	(269,941)	H	—	(269,941)	H	—
Class A ordinary shares, subject to possible redemption	276,000	—	(276,000)	E	—	(276,000)	E	—
Class A common stock, subject to possible redemption	—	—	276,000	E	—	276,000	E	—
			(276,000)	G		(276,000)	O
Stockholders’ equity (deficit):
Class A ordinary shares	—	—	—	E	—	—	E	—
Class A common stock	—	—	—	E	34	—	E	31
			3	F		3	F
			3	G
			21	H		21	H
			1	I		1	I
			6	J		6	J
Class B ordinary shares	1	—	(1)	E	—	(1)	E	—
Class B common stock	—	—	1	E	—	1	E	—
			(1)	I		(1)	I
SES common stock	—	—	—	J	—	—	J	—
Additional paid-in capital	—	1,199	(29,691)	C	672,869	(29,691)	C	401,865
			(22,980)	D		(22,980)	D
			256,266	F		256,266	F
			275,997	G
			269,920	H		269,920	H
			(6)	J		(6)	J
			(35,152)	K		(35,152)	K
			(48,597)	M		(48,597)	M
			5,914	N		10,959	N
						(52)	O
Accumulated other comprehensive income	—	181	—		181	—		181
Accumulated deficit	(35,152)	(81,257)	35,152	K	(87,171)	35,152	K	(92,216)
			(5,914)	N		(10,959)	N
Total stockholders’ equity (deficit)	(35,151)	(79,877)	700,942		585,914	424,890		309,862
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$277,068	$197,734	$210,556		$685,358	$(65,496)		$409,306

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the nine months ended September 30, 2021
(in thousands, except share and per share amounts)
	Nine months ended September 30, 2021		Assuming No Redemption			Assuming Maximum Redemption
	Parent (Historical)	SES (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Research and development	$—	$10,175	$1,841	AA	$16,881	$1,841	AA	$16,881
			10,484	BB		10,484	BB
			(5,619)	BB		(5,619)	BB
General and administrative	5,919	8,879	2,097	AA	16,895	2,097	AA	16,895
General and administrative expenses – related party	90	—	(90)	CC	—	(90)	CC	—
Total operating expenses	6,009	19,054	8,713		33,776	8,713		33,776
Loss from operations	(6,009)	(19,054)	(8,713)		(33,776)	(8,713)		(33,776)
Other income (expense), net:
Interest income	—	163	—		163	—		163
Other (expense) income, net	—	694			694			694
Income from investments held in Trust Account	52	—	(52)	DD	—	(52)	DD	—
Change in fair value of convertible note – related party	(119)	—	—		(119)	—		(119)
Change in fair value of derivative warrant liabilities	1,388	—	—		1,388	—		1,388
Offering costs – derivative warrant liabilities	(855)	—	—		(855)	—		(855)
Other income (expense), net	466	857	(52)		1,271	(52)		1,271
Loss before provision of income taxes	(5,543)	(18,197)	(8,765)		(32,505)	(8,765)		(32,505)
Provision for income taxes	—	(22)	—		(22)	—		(22)
Net loss	(5,543)	(18,219)	(8,765)		(32,527)	(8,765)		(32,527)
Other comprehensive loss:
Foreign currency translation adjustment	—	48	—		48	—		48
Net and comprehensive loss	$(5,543)	$(18,171)	$(8,765)		$(32,479)	$(8,765)		$(32,479)
Net loss per share – Class A and Class B common stock – basic and diluted	—	—	—		$(0.10)	—		$(0.11)
Weighted-average Class A and Class B common stock outstanding – basic and diluted	—	—	—		332,858,782	—		305,258,782
Net loss per share of Parent Class A ordinary shares – basic and diluted	$(0.17)	—	—		—	—		—
Weighted average shares of Parent Class A ordinary shares outstanding, subject to possible redemption – basic and diluted	26,589,011	—	—		—	—		—
Net loss per share of Parent Class B ordinary shares – basic and diluted	$(0.17)	—	—		—	—		—
Weighted average shares of Parent Class B ordinary shares outstanding – basic and diluted	6,867,033	—	—		—	—		—
Net loss per SES common stock – basic and diluted	—	$(1.78)	—		—	—		—
Weighted average shares of SES common stock outstanding – basic and diluted	—	10,249,586	—		—	—		—
See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the twelve months ended December 31, 2020
(in thousands, except share and per share amounts)
	For the period from July 8, 2020 (inception) through December 31, 2020	Twelve months ended December 31, 2020	Assuming No Redemption			Assuming Maximum Redemption
	Parent (Historical)	SES (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Research and development	$—	$9,443	$8,005	AA	$23,934	$8,005	AA	$23,934
			13,979	BB		13,979	BB
			(7,493)	BB		(7,493)	BB
General and administrative	33	4,460	9,116	AA	13,609	9,116	AA	13,609
Total operating expenses	33	13,903	23,607		37,543	23,607		37,543
Loss from operations	(33)	(13,903)	(23,607)		(37,543)	(23,607)		(37,543)
Other income (expense), net:
Interest (expense) income	—	76	—		76	—		76
Other (expense) income, net	—	(55)	(5,914)	EE	(5,969)	(10,959)	EE	(11,014)
Other income (expense), net	—	21	(5,914)		(5,893)	(10,959)		(10,938)
Loss before provision of income taxes	(33)	(13,882)	(29,521)		(43,436)	(34,566)		(48,481)
Provision for income taxes	—	(7)	—		(7)	—		(7)
Net loss	(33)	(13,889)	(29,521)		(43,443)	(34,566)		(48,488)
Other comprehensive loss:
Foreign currency translation adjustment	—	188	—		188	—		188
Net and comprehensive loss	$(33)	$(13,701)	$(29,521)		$(43,255)	$(34,566)		$(48,300)
Net loss per share – Class A and Class B common stock – basic and diluted	—	—	—		(0.13)	—		(0.16)
Weighted-average Class A and Class B common stock outstanding – basic and diluted	—	—	—		332,858,782	—		305,258,782
Net loss per share of Parent Class B ordinary shares – basic and diluted	$(0.01)	—	—		—	—		—
Weighted average shares of Parent Class B ordinary shares outstanding – basic and diluted	6,000,000	—	—		—	—		—
Net loss per SES common stock – basic and diluted	—	$(1.36)	—		—	—		—
Weighted average shares of SES common stock outstanding – basic and diluted	—	10,245,074	—		—	—		—

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Parent will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SES issuing stock for the net assets of Parent, accompanied by a recapitalization. The net assets of Parent will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of SES in future reports of New SES.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination and other events contemplated by the Business Combination Agreement as if these transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2021 and for the twelve months ended December 31, 2020 give pro forma effect to the Business Combination and other events contemplated by the Business Combination Agreement as if these transactions had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
Parent
(i)
historical audited financial statements of Parent as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020; and

(ii)
historical unaudited condensed financial statements of Parent as of and for the nine months ended September 30, 2021.

SES
(i)
historical audited consolidated financial statements of SES as of and for the year ended December 31, 2020; and

(ii)
historical unaudited condensed consolidated financial statements of SES as of and for the nine months ended September 30, 2021.

and other information relating to Parent and SES included in this proxy statement/prospectus including the Business Combination.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and other events contemplated by the Business Combination Agreement. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other events contemplated by the Business Combination Agreement and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786

replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”).
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 were as follows:
(A)
Reflects the liquidation and reclassification of $276.0 million of investments held in the Trust Account to cash and cash equivalents that becomes available following the Closing.

(B)
Reflects the repayment and settlement of deferred underwriter commission liability of $9.7 million.

(C)
Represents estimated direct and incremental transaction costs of $29.7 million for financial advisory, legal, accounting and other professional services incurred by SES prior to, or concurrent with the Closing. Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New SES’s APIC and are assumed to be cash settled. As of September 30, 2021, SES recorded $2.7 million as deferred offering costs, of which $2.1 million was unpaid as of that date and $0.6 million was paid during the three months ended September 30, 2021 and has been reflected in the historical financial statements.

(D)
Represents estimated direct and incremental transaction costs of $23.0 million for financial advisory, legal, accounting and other professional services incurred by Parent prior to, or concurrent with the Closing. Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New SES’s APIC and are assumed to be cash settled. Included within the $23.0 million is approximately $8.3 million of expenses to be incurred for the PIPE Financing.

(E)
Reflects conversion of Parent’s Class A ordinary shares and Class B ordinary shares into Parent’s Class A common stock and Class B common stock upon Domestication.

(F)
Reflects the proceeds of $275.0 million from the issuance and sale of 27.5 million shares of Parent Class A common stock at $10.00 per share pursuant to the Subscription Agreements entered into in connection with the PIPE Financing. In relation to a PIPE Financing by a strategic investor, New SES will provide certain benefits to such strategic investor pursuant to a development agreement entered between such strategic investor and SES which is over and above the value that would be expected to be realized from the equity investment itself. We believe that SES is providing additional benefits in the form of funded research and development activities (“R&D Activities”) to the strategic investor which is over and above the value that would be expected to be realized from the equity investment itself. Thus, the sale of the shares of New SES Class A common stock to such strategic investor reflects a higher price (the “strategic premium”) than a market participant who did not receive these strategic benefits would be willing to pay. As a result, New SES has allocated on a relative fair value basis the relevant proceeds between the shares of New SES Class A common stock and the strategic premium, resulting in an estimated $18.7 million of strategic premium which is recorded as a liability in the unaudited pro forma condensed combined balance sheet. Of the total $18.7 million, $7.5 million was classified as short-term liability and $11.2 million was classified as long-term liability. Based on the nature of the strategic premium it has been treated for accounting purposes as a payment for research and development efforts. New SES will amortize the strategic premium liability over the estimated period of the development agreement with the investor which is 2.5 years. Such amortization would be recorded as an offset to research and development expense. See Note (BB) below.

In deciding how to account for the value of the strategic premium allocated to the R&D Activities, we concluded that:
(i)
the R&D Activities do not amount to a Collaboration Agreement under the scope of ASC 808, Collaboration Agreements, as neither of the parties are exposed to significant risks and rewards of the activities contemplated under the R&D Activities, and under no circumstances would we be required to repay or refund of any money whatsoever to the strategic investor irrespective of the outcome of the research and development efforts; and
(ii)
the strategic investor would not be considered our customer under ASC 606, Revenue from Contracts with Customer, because activities performed under the R&D Activities are not SES’s ordinary activities of producing and distributing goods or services at prices that would enable us to pay for cost of the goods and services used and to provide a return to our investors; rather, such arrangements are commonplace with the goal of establishing a strategic collaboration to further explore the potential to exploit our and strategic investor’s existing technology.

All operating costs and capital expenses related to the R&D Activities will be recorded as research and development expenses as it would meet the definition of such costs under ASC 730, Research and Development. We applied the guidance in ASC 410-30-45-4 by analogy, which states that “credits arising from recoveries of environmental losses from other parties shall be reflected in the same income statement line.” Further, based on the nature of the strategic premium, it is considered as the strategic investor’s contribution or payment for its share of research and development. As a result, we concluded to record the amortization of the strategic premium as an offset to research and development expenses, which will be amortized over the initial estimated term of the R&D Activities of 30 months and will accrue to the investor over those 30 months.
(G)
Reflects the reclassification of Parent’s Class A common stock subject to possible redemption to permanent equity immediately prior to the Closing under the no redemption scenario.

(H)
Reflects the conversion of SES redeemable convertible preferred stock into New SES Class A common stock pursuant to the conversion rate effective immediately prior to the Effective Time.

(I)
Reflects the conversion of Parent’s 6,900,000 shares of Class B common stock into shares of Class A common stock concurrent with the Closing.

(J)
Reflects the recapitalization of common shares between SES’s common stock, Class A common stock and APIC.

(K)
Reflects the elimination of Parent’s historical retained earnings.

(L)
Reflects the repayment and settlement of Parent’s related party liability.

(M)
Reflects the fair value of the Sponsor Earn-Out Shares contingently issuable to the Sponsor as of the Closing. The fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information. Refer to Note 5 for more information.

(N)
Reflects the transaction costs allocated to Sponsor Earn-out Shares derivative liability and the strategic premium liability and expensed immediately as other expense at Closing. See Note (EE) below.

(O)
Reflects the maximum redemptions scenario in which 27,600,000 shares of Class A common stock are redeemed for $276.1 million allocated to common stock and APIC, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share (based on the fair value of marketable securities held in the trust account as of September 30, 2021 of $276.0 million).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and twelve months ended December 31, 2020 were as follows:
(AA)
Represents the stock-based compensation charge related to the restricted shares granted to SES option holders at Closing which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such option holder’s service with New

SES terminates prior to the vesting. The grant date fair values of these equity awards were determined using Monte Carlo simulation valuation model. See Note 4 for further information.
(BB)
Represents estimated incremental research and development expense related to the development agreement with the strategic investor and amortization of strategic premium liability over the estimated period of the development agreement with the strategic investor. See Note (F) above.

(CC)
Reflects elimination of Ivanhoe’s historical general and administrative expenses — related party charge related to fee paid to Ivanhoe’s Sponsor for office space, utilities, secretarial and administrative support services, that will cease upon consummation of the Business Combination.

(DD)
Reflects elimination of income earned by Ivanhoe investments held in Trust Account.

(EE)
Reflects the transaction costs allocated to Sponsor shares derivative liability and the strategic premium and expensed immediately as other expense at Closing. See Note (N) above.

3.
Loss per share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of new shares in connection with the Business Combination and other related events, assuming such new shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of Class A common stock assumed to be redeemed by Parent’s public stockholders are eliminated as of January l, 2020. Outstanding options and Parent warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.
Following the Closing, the legacy SES stockholders, option holders and holders of restricted shares will be entitled to receive 30,000,000 Earn-out Shares, consisting of 27,695,034 shares for legacy SES stockholders and 2,304,966 shares for legacy SES option holders and restricted shareholders, subject to achieving certain share price targets of New SES as described in Note 4 below. Because the Earn-out Shares are contingently issuable based upon the share price of New SES reaching specified thresholds that have not been achieved, the Earn-out Shares have been excluded from basic and diluted pro forma net loss per share. Additionally, 5,520,000 Parent’s Sponsor Earn-out Shares are excluded from basic and diluted pro forma net loss per share as they are also contingently issuable subject to certain transfer restrictions and forfeiture terms as described in Note 5 below.
The unaudited pro forma condensed combined financial information has been prepared assuming the no redemption and maximum redemption scenarios:
	Twelve Months Ended December 31, 2020		Nine Months Ended September 30, 2021
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
	(in thousands, except share and per share amounts)
Pro forma net loss	$(43,443)	$(48,488)	$(32,527)	$(32,527)
Weighted average shares outstanding – basic and diluted	332,858,782	305,258,782	332,858,782	305,258,782
Net loss per share – basic and diluted(1)	$(0.13)	$(0.16)	$(0.10)	$(0.11)
Weighted average shares outstanding – basic and diluted
SES stockholders (other than SES Founder Group) – Class A common stock	236,457,525	236,457,525	236,457,525	236,457,525
SES Founder Group – Class B common stock	39,921,257	39,921,257	39,921,257	39,921,257

	Twelve Months Ended December 31, 2020		Nine Months Ended September 30, 2021
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
	(in thousands, except share and per share amounts)
PIPE Investors – Class A common stock	27,500,000	27,500,000	27,500,000	27,500,000
Parent stockholders – Class A common stock	27,600,000	—	27,600,000	—
Parent Capital Sponsor LLC – Class B common stock (converted to Class A common stock at Closing)	1,380,000	1,380,000	1,380,000	1,380,000
Total	332,858,782	305,258,782	332,858,782	305,258,782

(1)
The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	Twelve Months Ended December 31, 2020		Nine Months Ended September 30, 2021
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Options and restricted shares to purchase Class A common stock by SES stockholders	23,002,041	23,002,041	23,002,041	23,002,041
Parent public warrants to purchase Class A common stock	9,200,000	9,200,000	9,200,000	9,200,000
Parent Capital Sponsor LLC private placement warrants to purchase Class A common stock	5,013,333	5,013,333	5,013,333	5,013,333
Total	37,215,374	37,215,374	37,215,374	37,215,374

4.
SES Earn-out Shares

SES common stock, preferred stock, option holders and holders of restricted shares will be entitled to receive 30,000,000 Earn-Out Shares of Class A common stock in the aggregate if the closing price of shares of Class A common stock of New SES is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Business Combination and ending on the date that is five years following the Closing. SES option holders and restricted shareholders will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such recipients’ service with New SES terminates prior to the vesting.
The Earn-Out shares to be issued to legacy SES stockholders upon achievement of vesting condition will be classified as an equity instrument at inception and recorded at fair value as it would be indexed to the common stock of New SES.
The restricted shares which will be issued to SES option holders and restricted shareholders will be accounted for as equity awards issued to employees subject to time and market vesting conditions.
The aggregate estimated grant date fair value of the restricted shares to option holders is $21.1 million. The estimated grant date fair value of Earn-out Shares is determined by using the Monte Carlo Simulation valuation model and the assumptions below. The valuation models incorporated the following key assumptions:

Earn-out Shares
Expected stock price	$9.84
Expected volatility	80.0%
Risk-free rate	0.72%
Expected term (in years)	5.0
Expected stock price:   The price of Class A common stock as of the valuation date was simulated from the Closing Date through the end of the earn-out period following Geometric Brownian Motion.
Expected volatility:   The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to SES’s business corresponding to the expected term of the awards.
Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five- year term of the earn-out period.
Expected term:   The expected term is the five-year term of the earn-out period.
The derived service period under the Monte Carlo Simulation models was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense related to these restricted shares is recognized on a straight-line basis over the over the derived service period which is 1.23 years.
5.
Sponsor Earn-Out Shares

The Sponsor Earn-Out Shares are subject to lock-up and restrictions following the Closing as mentioned above. Sponsor Earn-out Shares under Tranche 1 will be accounted for as equity because they are legally owned by the Sponsor and is subject only to transfer restrictions that lapse 180 days after the Closing and are considered outstanding shares, however Sponsor Earn-Out Shares under Tranche 2 to Tranche 5 are expected to be accounted for as derivative liability classified instruments because the earn-out triggering events that determine the number of Sponsor Earn-Out Shares to be earned back by the Sponsor include events that are not solely indexed to the common stock of New SES. The preliminary estimated fair value of the Sponsor Earn-Out Shares is $48.6 million.
The preliminary estimated fair value of the Sponsor Earn-Out Shares was determined using a Monte Carlo simulation valuation model using the following assumptions:
Expected stock price:   The price of Class A common stock as of the valuation date was simulated from the Closing Date through the end of the earn-out period following Geometric Brownian Motion.
Expected volatility:   The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to SES’s business corresponding to the expected term of the awards.
Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five- year term of the earn-out period.
Expected term:   The expected term is the five-year term of the earn-out period

EXTRAORDINARY GENERAL MEETING AND WARRANT HOLDERS MEETING OF PARENT
General
Parent is furnishing this proxy statement/prospectus to Parent’s shareholders and warrant holders as part of the solicitation of proxies by Parent’s board of directors for use at the extraordinary general meeting and at the Warrant Holders Meeting, each to be held on February 1, 2022, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Parent’s shareholders and warrant holders on or about January 7, 2022 in connection with the vote on the Shareholder Proposals. This proxy statement/prospectus provides Parent’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting and/or at the Warrant Holders Meeting.
Date, Time and Place of Extraordinary General Meeting
The extraordinary general meeting will be held on February 1, 2022, at 9:00 a.m. Eastern Time, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002. In light of the coronavirus pandemic and to support the well-being of Parent’s shareholders, directors and officers, Parent encourages you to use remote methods of attending the extraordinary general meeting or to attend via proxy. You may attend the extraordinary general meeting and vote your shares electronically during the extraordinary general meeting via live webcast by visiting https://www.cstproxy.com/ivanhoecapital/2022. You will need the meeting control number that is printed on your proxy card to enter the extraordinary general meeting. You may also attend the meeting telephonically by dialing within the U.S. and Canada 1 800- 450-7155 (toll-free); outside of the U.S. and Canada +1 857-999-9155. When prompted enter the pin number 3489842#. This is listen-only, you will not be able to vote or enter questions during the extraordinary general meeting.
Date, Time and Place of Warrant Holders Meeting
The Warrant Holders Meeting will be held on February 1, 2022, at 9:15 a.m. Eastern Time, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002. In light of the corona virus pandemic and to support the well-being of Parent’s warrant holders, directors and officers, Parent encourages you to use remote methods of attending the extraordinary general meeting or to attend via proxy. You may attend the Warrant Holders Meeting and vote your shares electronically during the Warrant Holders Meeting via live webcast by visiting https://www.cstproxy.com/ivanhoecapital/2022. You will need the meeting control number that is printed on your proxy card to enter the Warrant Holders Meeting.You may also attend the meeting telephonically by dialing within the U.S. and Canada 1 800- 450-7155 (toll-free); outside of the U.S. and Canada +1 857-999-9155. When prompted enter the pin number 3489842#. This is listen-only, you will not be able to vote or enter questions during the extraordinary general meeting.
Purpose of the Extraordinary General Meeting
At the extraordinary general meeting, Parent is asking holders of ordinary shares to:
•
consider and vote upon a proposal to approve and adopt by ordinary resolution under the Cayman Islands law the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) and to approve the transactions contemplated by the Business Combination Agreement (the “Business Combination Proposal”);

•
consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of Parent’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•
consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the approval and adoption of the Proposed Charter and the Proposed Bylaws as the certificate of incorporation and bylaws of New SES thereby replacing the Current Articles from and after the Domestication is effective (the “Organizational Documents Proposal”);

•
consider and vote upon eight separate proposals (collectively, as the “Advisory Charter Proposals”) to approve, on a non-binding advisory basis, the following material differences between the Current Articles and the Proposed Charter and Proposed Bylaws of New SES:

•
to increase the share capital authorized under the Current Articles from (i) 221,000,000 shares of capital stock divided into (a) 200,000,000 Class A ordinary shares, (b) 20,000,000 Class B ordinary shares, and (c) 1,000,000 preference shares, to (ii) 2,300,000,000 shares of capital stock authorized under the Proposed Charter, consisting of (a) 2,100,000,000 shares of New SES Class A common stock, (b) 200,000,000 shares of New SES Class B common stock, and (c) 20,000,000 shares of preferred stock;

•
to provide in the Proposed Charter that holders of shares of New SES Class A common stock will be entitled to cast one vote per-share of New SES Class A common stock and (i) prior to the Effective Time, holders of shares of New SES Class B common stock will have the right to one vote per-share of New SES Class B common stock, and (ii) effective upon the Effective Time, holders of shares of New SES Class B common stock will be entitled to cast 10 votes per-share of New SES Class B common stock on each matter properly submitted to New SES’s stockholders entitled to vote, as opposed to the Current Articles, which provides that each Class A ordinary share and each Class B ordinary share is entitled to one vote per-share on each matter properly submitted to SES’s shareholders entitled to vote;

•
to provide in the Proposed Charter that any action required or permitted to be taken by the stockholders of New SES at any annual or special meeting of stockholders of New SES may be taken by written consent until the time the issued and outstanding shares of New SES Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that a resolution in writing signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting;

•
to provide that amendments to certain provisions of the Proposed Charter relating to the rights of New SES Class A common stock and Class B common stock will require, depending on the content of such amendments, (i) so long as any shares of New SES Class B common stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the outstanding shares of New SES Class B common stock, voting as a separate class, (ii) so long as any shares of New SES Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of New SES Class A common stock, voting as a separate class, and/or (iii) the affirmative vote of the holders of two-thirds of the voting power of the then outstanding capital stock of New SES entitled to vote generally in the election of directors, voting together as a single class, as opposed to the Current Articles, which only require such an amendment to be approved by a special resolution passed by holders of at least two-thirds of Parent’s ordinary shares who attend and vote in person or by proxy at a general meeting;

•
to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New SES Board present at any regular or special meeting of the New SES Board at which a quorum is present or (y) (i) when the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New SES that would be entitled to vote in the election of directors or, prior to such time, (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors;

•
to provide in the Proposed Charter that the number of directors will be fixed and may be modified by the New SES Board, as opposed to the Current Articles, which provide that the number of directors will be determined by an ordinary resolution passed by holders of a majority of Parent’s ordinary shares who attend and vote in person or by proxy at a general meeting; to provide in the Proposed Charter that any or all directors of New SES may be removed from office at any time with or without prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors, and that after such date, any director on the New SES Board may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, as opposed to the Current Articles, which provide that (i) prior to the consummation of a business combination, directors may be removed by an ordinary resolution passed by a majority of the holders of the Class B ordinary shares or (ii) following the consummation of a business combination, directors may be removed by an ordinary resolution passed by a simple majority of all Parent shareholders entitled to vote;
•
to eliminate in the Proposed Charter various provisions in the Current Articles applicable only to blank check companies, including the provisions requiring that Parent have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination;

•
to provide in the Proposed Charter that prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors, special meetings of stockholders for any purpose or purposes may be called by or at the request of the holders of a majority of voting power of the shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders (or by the New SES Board, the Chairperson of the New SES Board or the Chief Executive Officer of New SES), and that after such date, special meetings of stockholders for any purpose or purposes may be called at any time only by the New SES Board, the Chairperson of the New SES Board or the Chief Executive Officer of New SES, as opposed to the Current Articles, which provide that extraordinary general meetings may be called by a majority in number of the shareholders having the right to attend and vote at such meeting, together not holding less than ninety-five (95) percent in par value of the shares giving that right.

•
consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable NYSE listing rules, the issuance of shares of New SES Class A common stock and New SES Class B common stock pursuant to the terms of the Business Combination Agreement, shares of New SES Class A common stock to the PIPE Investors in accordance with the Subscription Agreements, and any additional shares pursuant to subscription agreements we may enter into prior to Closing,;

•
consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the NYSE Proposal are approved and adopted, the election of six directors who, effective immediately after the Effective Time of the Mergers, will become the directors of New SES until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter;

•
consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adoption of the Equity Incentive Plan; and

•
consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to the proxy statement/prospectus that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the extraordinary general meeting; (ii) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient Parent ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; or (iii) in order to solicit additional proxies from shareholders in favor of one or more of the Condition Precedent Proposals.
Purpose of the Warrant Holders Meeting
At the Warrant Holders Meeting, Parent is asking warrant holders to:
•
consider and vote upon a proposal to amend the Warrant Agreement to implement certain changes that are intended to result in the warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period; and

•
consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. This proposal will only be presented at the Warrant Holders Meeting if there are not sufficient votes to approve the Warrant Amendment Proposal.

Recommendation of Parent’s Board of Directors
Parent’s board of directors has unanimously determined that the Business Combination Proposal is in the best interests of Parent and its shareholders, has unanimously approved the Business Combination Proposal, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
Parent’s board believes that the Warrant Amendment Proposal is in the best interest of warrant holders and unanimously recommends that the holders of public warrants vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting.
The existence of financial and personal interests of Parent’s directors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is in the best interests of Parent and its shareholders or warrant holders and what he or she may believe is best for himself or herself in determining to recommend that shareholders or warrant holders vote for the proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of Parent Directors and Officers in the Business Combination” for a further discussion.
Record Date; Who Is Entitled to Vote at the Extraordinary General Meeting
Parent has fixed the close of business on December 14, 2021, as the “record date” for determining which Parent shareholders are entitled to notice of and to attend and casts votes at the extraordinary general meeting. As of the close of business on December 14, 2021, there were 27,600,000 Class A ordinary shares and 6,900,000 Class B ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote per-share at the extraordinary general meeting.
In connection with our initial public offering, our initial shareholders entered into the IPO Letter Agreement to vote their founder shares, as well as any Public Shares purchased during or after our initial public offering, in favor of the Business Combination Proposal and we also expect them to vote their shares in favor of all other Shareholder Proposals. As of the date hereof, our initial shareholders own 20.9% of our total outstanding ordinary shares.
Record Date; Who Is Entitled to Vote at the Warrant Holders Meeting
You will be entitled to vote or direct votes to be cast at the Warrant Holders Meetings if you owned public warrants at the close of business on December 14, 2021, which is the record date for the Warrant

Holders Meeting. You are entitled to one vote for each warrant that you owned as of the close of business on the record date. If your public warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the public warrants you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there are 9,200,000 public warrants issued and outstanding. Parent does not beneficially own any of the public warrants, and, none of the Sponsor, Parent’s directors, executive officers and affiliates hold public warrants. The Sponsor, an affiliate of Parent, currently holds all of the private placement warrants. The Sponsor intends to approve the Warrant Amendment Proposal by written consent.
Quorum for the Extraordinary General Meeting
The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the extraordinary general meeting.
Quorum for the Warrant Holders Meeting
A quorum will be present at the Warrant Holders Meeting if a majority of the public warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy.
Abstentions and Broker Non-Votes at the Extraordinary General Meeting
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Parent but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters put to the extraordinary general meeting, but they will not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on non-discretionary proposals (i.e., not “routine” matters), leading to what is known as a “broker non-vote.”
Abstentions while considered present for the purposes of establishing a quorum, will have no effect on the outcome of any of the proposals, except the Incentive Plan Proposal, for which abstentions will count as votes “AGAINST” the proposal.
We believe that each of the proposals to be voted on at the extraordinary general meeting is a non-discretionary proposal. Accordingly, there can be no broker non-votes at the extraordinary general meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the extraordinary general meeting.
Abstentions and Broker Non-Votes at the Warrant Holders Meeting
Abstentions will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting and will have no effect on the Warrant Holder Adjournment Proposal, if presented. As we believe all proposals to be voted on at the Warrant Holders Meeting will be considered nondiscretionary, there can be no broker non-votes at the Warrant Holders Meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your warrants not being counted as represented for purposes of establishing a quorum at the Warrant Holders Meeting.
Vote Required for Approval at the Extraordinary General Meeting
The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to cast votes at the extraordinary general meeting.
The approval of each of the Domestication Proposal and Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at the extraordinary general meeting cast votes at the extraordinary general meeting.

Each of the Condition Precedent Proposals is conditioned on the approval of the other Condition Precedent Proposals, and if any Condition Precedent Proposal is not approved, then the other Condition Precedent Proposals will have no effect, even if approved by our Public Shareholders. The Adjournment Proposal is not conditioned upon the approval of any other proposal.
Vote Required for Approval at the Warrant Holders Meeting
The Warrant Amendment Proposal must be approved by 50% of the outstanding public warrants (which represents at least 4,600,000 out of 9,200,000 outstanding public warrants) and, solely with respect to the amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants set forth in the Warrant Amendment, 50% of the outstanding private placement warrants. Approval of the Warrant Holders Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the public warrants present and entitled to vote at the Warrant Holders Meeting.
Voting Your Shares at the Extraordinary General Meeting of Parent’s Shareholders
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your ordinary shares at the extraordinary general meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted as recommended by Parent’s board of directors “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
You Can Attend the Extraordinary General Meeting and Vote in Person.   You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Parent can be sure that the broker, bank or nominee has not already voted your shares.

Voting Your Warrants at the Warrant Holders Meeting
Each warrant that you own in your name entitles you to one vote. Your proxy card shows the number of warrants that you own. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the warrant you beneficially own are properly counted. There are two ways to vote your warrants at the Warrant Holders Meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted as recommended by Parent’s board of directors “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting. Votes received after a matter has been voted upon at the Warrant Holders Meeting will not be counted.

•
You Can Attend the Warrant Holders Meeting and Vote in Person.   You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Parent can be sure that the broker, bank or nominee has not already voted your warrants.

Revoking Your Proxy
If you are a Parent shareholder or warrant holder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify the Secretary of Parent in writing before the extraordinary general meeting and/or Warrant Holders Meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting and/or Warrant Holders Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares and Warrants
If you are a shareholder or warrant holder and have any questions about how to vote or direct a vote in respect of your ordinary shares or warrants, you may call our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IVAN.info@investor.morrowsodali.com.
Redemption Rights
Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any Public Shareholder may request redemption of their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest, less income taxes payable, divided by the number of then issued and outstanding Public Shares. If a Public Shareholder properly seeks redemption as described in this section and the Business Combination is consummated, such holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Our initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
hold Public Shares; and

(ii)
prior to 5:00 p.m. Eastern Time, on January 28, 2022, (a) submit a written request to the transfer agent that Parent redeem your Public Shares for cash and (b) deliver your share certificates for your Public Shares (if any) to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
A Parent shareholder may not withdraw a redemption request once submitted to Parent unless the board of directors of Parent determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a Public Shareholder delivers its certificate

(if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Parent permit the withdrawal of the redemption request and instruct its transfer agent to return the certificate (physically or electronically). The Public Shareholder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then our Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Parent will promptly return any shares previously delivered by the Public Shareholders.
The closing price of ordinary shares on December 14, 2021, was $9.98. Prior to exercising redemption rights, shareholders should verify the market price of ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per-share is higher than the redemption price. Parent cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per-share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a Public Shareholder exercises its redemption rights, then it will be exchanging its Public Shares for cash and will no longer own those Public Shares. A redeeming shareholder will be entitled to receive cash for these Public Shares only if, prior to the deadline for submitting redemption requests, it (a) properly demands redemption and (b) delivers its Public Shares (either physically or electronically) to the Transfer Agent, and the Business Combination is consummated. A shareholder holding both public shares and public warrants may redeem its public shares but retain the public warrants, which if the Business Combination closes, will become warrants of New SES. Holders of public warrants will not have redemption rights with respect to such warrants.
Appraisal Rights
Neither Parent shareholders nor Parent warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Potential Purchases of Shares
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Parent or its securities, the initial shareholders, SES and/or its affiliates may purchase shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their Public Shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, or (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by Parent’s initial shareholders for nominal value.
Proxy Solicitation Costs
Parent is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Parent and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Parent will bear the cost of the solicitation.
Parent has hired Morrow Sodali LLC to assist in the proxy solicitation process. Parent will pay that firm a fee of $30,000 plus disbursements. Such fee will be paid with non-Trust Account funds.

Parent will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Parent will reimburse them for their reasonable expenses.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the Parent extraordinary general meeting, please contact Morrow Sodali LLC, Parent’s proxy solicitor for the Parent extraordinary general meeting, at:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Shareholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: IVAN.info@investor.morrowsodali.com

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Parent shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
We may consummate the Business Combination only if the Domestication Proposal and the Organizational Documents Proposal are approved by the affirmative vote of at least two-thirds of the votes cast by the holders of the ordinary shares present in person or represented by proxy and entitled to vote, and the Business Combination Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the ordinary shares present in person or represented by proxy and entitled to vote on such matters.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Parent, Amalgamation Sub, SES or any other matter.
On July 12, 2021, Parent, Amalgamation Sub and SES entered into the Business Combination Agreement, which provides for, among other things, the following transactions:
(a)
the deregistration by way of continuation of Parent under Part XII of the Cayman Islands Companies Act and the domestication under section 388 of the DGCL, pursuant to which Parent’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware, and in connection with the Domestication, (i) Parent’s Class A ordinary shares issued and outstanding immediately prior to the Domestication will convert into an equal number of shares of New SES Class A common stock and Parent’s Class B ordinary shares issued and outstanding immediately prior to the Domestication will convert into an equal number of shares of New SES Class B common stock (“Sponsor Class B common stock”); (ii) Parent’s warrants to purchase Class A ordinary shares issued and outstanding immediately prior to the Domestication will convert into an equal number of public warrants of New SES and (iii) Parent’s units that have not been separated into Class A ordinary shares and warrants issued and outstanding immediately prior to the Domestication will convert into an equal number of New SES units. Immediately following the Domestication, each share of Sponsor Class B common stock will convert into an equal number of shares of New SES Class A common stock.
(b)
Following the Domestication, the parties will cause the Amalgamation Documents to be filed with the Registrar of Companies of Singapore, pursuant to which Amalgamation Sub and SES will amalgamate, with SES continuing as the Amalgamated Company and in connection therewith, (i) each SES Share (other than the Excluded Shares, SES Restricted Shares and SES Shares held by the SES Founder Group) issued and outstanding immediately prior to the Effective Time will convert into the number of shares of New SES Class A common stock equal to the Exchange Ratio; (ii) each SES Share held by the SES Founder Group issued and outstanding immediately prior to the Effective Time will convert into the number of shares of New SES Class B common stock equal to the Exchange Ratio.

For purposes of the Agreement, the “Exchange Ratio” equals the quotient obtained by dividing (i) the Exchange Ratio New SES common stock (as defined below), by (ii) the aggregate number of SES Shares issued and outstanding immediately prior to the Effective Time on a fully diluted basis (other than any shares held in the Company’s treasury or shares subject to any options that are issued and outstanding and that are subject to any unsatisfied performance-, service- or time-based vesting condition immediately prior to the Effective Time) calculated in the manner set forth in the Business Combination Agreement. Exchange Ratio New SES common stock means the quotient obtained by dividing (i) $2,810,000, by (ii) $10.00.
For further details, see “— Consideration to SES Equityholders in the Business Combination.”
On September 20, 2021, Parent, SES and Amalgamation Sub entered into Amendment No. 1 to the Business Combination Agreement (the “BCA Amendment”) to provide that pre-Closing recipients of SES restricted share awards will also be entitled to receive Earn-Out Shares in the form of restricted shares of New SES at the closing of the Business Combination, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such recipients’ service with New SES terminates prior to the vesting. The BCA Amendment also provides that the Earn-Out Shares payable to Qichao Hu and certain entities affiliated with Dr. Hu at the closing will be, like the other consideration payable to the such recipients under the Business Combination Agreement, in the form of shares of Class B common stock, par value $0.0001 per share, of New SES that have the same economic rights as the shares of Class A common stock, but are entitled to 10 votes instead of the one vote to which shares of Class A common stock are entitled. The BCA Amendment did not affect the aggregate number of Earn-Out Shares.
In connection with the foregoing and contemporaneously with the execution of the Business Combination Agreement, Parent entered into Subscription Agreements with each of the Original PIPE Investors, pursuant to which the Original PIPE Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Original PIPE Investors, an aggregate of 20,000,000 shares of New SES Class A common stock at a price of $10.00 per-share, for aggregate gross proceeds of $200,000,000, on the terms and subject to the conditions set forth in such Subscription Agreements and the Business Combination Agreement. On October 22, Parent entered into a Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor has agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Additional PIPE Investor an aggregate of 7,500,000 shares of New SES Class A common stock at a price of $10.00 per share, for aggregate proceeds of $75.0 million. The New SES Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Parent has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Subscription Agreements, the Sponsor Letter Agreement, the Support Agreements, the IPO Letter Agreement Amendment and the Amended and Restated Registration Rights Agreement. See “— Related Agreements” for more information.

Consideration to SES Equityholders in the Business Combination
SES Shares
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each SES Share (other than Excluded Shares, the SES Restricted Shares and the SES Shares held by the Founder Group) will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class A common stock equal to the Exchange Ratio. Additionally, each SES Share held by the SES Founder Group issued and outstanding immediately prior to the Effective Time will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of New SES Class B common stock equal to the Exchange Ratio. The shares of New SES Class B common stock will have the same economic rights as the shares of New SES New SES Class A common stock, but following the Effective Time, each share of New SES Class B common stock will be entitled to 10 votes, and each share of New SES Class A common stock will be entitled to 1 vote, in each case, on each matter submitted for a vote of the New SES stockholders. The New SES Class B common stock will automatically convert into New SES Class A common stock upon the occurrence of certain events, including if the SES Founder Group and other Qualified Holders (as defined in the Proposed Charter) of New SES Class B common stock collectively cease to beneficially own at least twenty percent (20%) of shares of New SES Class B common stock the number (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the New SES Class B common stock) collectively held by the SES Founder Group and Qualified Holders of New SES Class B common stock as of the Effective Time. No fractional shares of New SES New SES Class A common stock or New SES Class B common stock will be issued upon the conversion of SES Shares. In lieu of the issuance of fractional shares, Parent will pay to each holder of SES Shares (other than Excluded Shares) who otherwise have been entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in New SES Class A common stock or New SES Class B common stock to which such holder otherwise would have been entitled, multiplied by (ii) $10.00.
SES Equity Awards
The SES equity awards that are outstanding prior to the Closing will be adjusted in connection with the Business Combination as described below.
Each SES Restricted Share that is issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective time will automatically be assumed by Parent and converted into a number of shares of restricted New SES Class A common stock equal to the number of SES Shares subject to such SES Restricted Share immediately prior to the Business Combination multiplied by the Exchange Ratio and rounded to the nearest whole number of shares. The terms of the SES Restricted Shares will otherwise remain unchanged (including with respect to applicable vesting, expiration and forfeiture conditions), subject to the terms of the Business Combination Agreement.
Each SES Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be assumed by New SES and converted into an option that is exercisable for shares of New SES Class A common stock. The number of shares subject to each New SES option will equal the number of SES Shares subject to the corresponding SES Option prior to the Business Combination multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of New SES Class A common stock. The per-share exercise price for the New SES Class A common stock issuable upon exercise of New SES options will be determined by dividing the per-share exercise price for the SES Shares subject to such option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. The terms of the New SES options will otherwise remain unchanged (including with respect to applicable vesting, expiration and forfeiture conditions), subject to the terms of the Business Combination Agreement.
Earn Out
Immediately following the Effective Time, New SES will grant to each holder of outstanding and unexercised SES Options the number of shares of restricted New SES Class A common stock (the “Closing

Restricted Shares”) equal to such holder’s pro rata share of the product of 30,000,000 multiplied by a fraction equal to the percentage ownership in SES represented by the total number of shares that would be issued upon the exercise, on a cashless basis, of all SES Options (whether vested or unvested) immediately prior to the Closing. Each Closing Restricted Share will be subject to vesting and forfeiture conditions specified in the Business Combination Agreement.
In addition to the above consideration, at the Closing New SES will deliver to the Escrow Agent the number of shares equal to 30,000,000 minus the aggregate Closing Restricted Shares (the “Earn-Out Shares”). If the closing price of New SES Class A common stock is equal to or greater than $18.00 for one trading day (the “Triggering Event”) during the period beginning on the first Business Day one year following the Closing and ending on the fifth anniversary of the Closing Date (the “Earn-Out Period”), the SES Holders will be entitled to receive their pro rata portion of the Earn-Out Shares in respect of the SES Shares held by such SES Holders. Following the Closing, each SES Holder will be entitled to exercise the voting rights carried by its Earn-Out Shares and will be entitled to receive any dividends or other distributions in respect of such Earn-Out Share, which dividends or distributions will be retained by the Escrow Agent and released from escrow to such SES holder to the extent that such Earn-Out Share vests.
If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then (i) the Earn-Out Shares will be cancelled by New SES and none of the SES Holders will have any right to receive Earn-Out Shares and (ii) the rights to any Closing Restricted Shares will be forfeited automatically without consideration thereon.
Aggregate SES Proceeds
The aggregate amount of proceeds received by New SES in connection with the Business Combination will be used for general corporate purposes after the Business Combination.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Business Combination Agreement other than the filing of the Amalgamation Documents is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as the Parties may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:
•
the SES Shareholder Written Consent must have been delivered to Parent, and will remain in full force and effect;

•
the Requisite Parent Shareholder Approval and the Domestication Approval having been obtained at the extraordinary general meeting of Parent shareholders to be held promptly following this registration statement becoming effective;

•
Parent having at least $5,000,001 of net tangible assets remaining;

•
the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated;

•
no provision of any applicable law prohibiting, enjoining or making illegal the consummation of the Business Combination being in effect and no temporary, preliminary or permanent Order (as defined in the Business Combination Agreement) enjoining or making illegal the Business Combination will be in effect;

•
the shares of New SES common stock to be issued in connection with the Closing having been approved for listing on NYSE, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance; and

•
this registration statement/proxy statement having become effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending.

Other Conditions to the Obligations of Parent and Amalgamation Sub
The obligations of Parent and Amalgamation Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Parent of the following further conditions:
•
the representations and warranties of SES regarding organization and qualification of SES, subsidiaries of SES, capitalization of SES, brokers and third party expenses of SES, and due authority of SES to, among other things, execute and deliver the Business Combination Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of SES being true and correct (without giving effect to any limitation as to “materiality” or “SES Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a SES Material Adverse Effect;

•
SES having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•
no SES Material Adverse Effect having occurred since the date of the Business Combination Agreement; and

•
Parent having received a certificate signed by an officer of SES confirming that the conditions set forth in the first four bullet points in this section have been satisfied.

Other Conditions to the Obligations of SES
The obligations of SES to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by SES of the following further conditions:
•
the representations and warranties of Parent and Amalgamation Sub regarding organization and qualification, the authority to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, capitalization, business activities, and the trust account being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties regarding Parent and Amalgamation Sub being true and correct (without giving effect to any limitation of “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole;

•
has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as defined in the below section titled “Material Adverse Effect.”;

•
each of Parent and Amalgamation Sub having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them on or prior to the Closing Date under the Business Combination Agreement;

•
SES having received a certificate signed by an officer of Parent confirming that the conditions set forth in the first three bullet points of this section have been satisfied;

•
the Domestication having been completed and SES having received a copy of the certificate issued by the Secretary of State of Delaware in relation thereto;

•
the Minimum Available Cash Condition having satisfied; and

•
the Sponsor Agreement having not been terminated and remaining in full force and effect.

Representations and Warranties
Under the Business Combination Agreement, SES made customary representations and warranties to Parent and Amalgamation Sub relating to, among other things: organization, standing and corporate power; corporate authority; governmental approvals; capitalization; subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; contracts; employment matters; taxes; intellectual property; data protection; information technology; real property; corrupt practices; sanctions; insurance; competition and trade regulation; environmental matters; brokers; affiliate agreements; required vote; and no other representations or warranties.
Under the Business Combination Agreement, Parent and Amalgamation Sub made customary representations and warranties to SES relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; litigation; compliance with laws; financial ability; trust account; taxes; brokers; acquiror SEC reports; financial statements; Sarbanes-Oxley Act; business activities; absence of changes; registration statement; capitalization; NYSE listing; material contracts; no defaults; Investment Company Act; JOBS Act; Sponsor Agreement; PIPE investment amount; Subscription Agreements; and no other representations or warranties.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of SES, Parent and Amalgamation Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of SES are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “SES Material Adverse Effect” means any change, event, development, circumstance, or occurrence, that, individually or when aggregated with other changes, events, developments, circumstances or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the SES Group; or (b) is reasonably likely to prevent or materially delay the ability of SES to consummate the Business Combination; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a SES Material Adverse Effect has occurred pursuant to the foregoing clause (a): (i) acts of war, sabotage, strike, embargo, labor disturbance, riot, protest, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, cyberattacks or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19), epidemics or other natural or man-made disasters or weather-related or meteorological event; (iii) the taking of any action required by the Business Combination Agreement or changes attributable to the public announcement or pendency of the transactions contemplated by the Business Combination Agreement (including the impact thereof on relationships with customers, suppliers, employees or governmental Entities); (iv) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Business Combination Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) any change in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which SES Group operates including increases in interest rates, the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers; (viii) any failure of SES to meet any projections, forecasts, guidance estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, development, circumstance or occurrence underlying such failure has resulted in a SES Material Adverse Effect; or (ix) any actions permitted by or taken in compliance with the terms of the Business Combination Agreement; provided, however, that if a change or effect related to clauses (i), (ii) and (iv) through (vii) materially and disproportionately adversely affects the SES Group, compared to other businesses operating in the same industry and geographies as the SES Group, then such disproportionate impact (to the extent thereof) may be taken into account in determining whether a SES Material Adverse Effect has occurred.
Pursuant to the Business Combination Agreement, a “Parent Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences would reasonably be expected to prevent or materially delay the ability of Parent or Amalgamation Sub to consummate the transactions contemplated by the Business Combination Agreement.
Covenants of the Parties
Covenants of SES
SES made certain covenants under the Business Combination Agreement, including, among others, the following:
•
Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19) or as consented to in writing by Parent (such consent not to be unreasonably conditioned, withheld or delayed), until the earlier of the termination of the Business Combination Agreement or the Closing, SES and its subsidiaries will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, and use commercially reasonable efforts to maintain its goodwill and relationships with its material customers, suppliers, employees and other material business relations.

•
Subject to certain exceptions, until the earlier of the termination of the Business Combination Agreement or the Closing, SES will not do and will not allow any of its subsidiaries to do, and will not agree in writing or commit to do any of the following without Parent’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•
except as required by any existing benefit plan, the Business Combination Agreement or applicable law, (i) take any action to accelerate the vesting, funding or timing of, or otherwise increase or grant any increase in the compensation (including equity or equity-based compensation), bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any employee, officer, director, independent contractor or other individual service provider of SES whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000 after any increase; (ii) grant, pay or increase any material severance, change in control, deferred compensation, retention, equity or equity-based (including, without limitation, any SES Options) or other similar payment or benefit to any employee, officer, director, independent contractor or other individual service provider of SES whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000; (iii) adopt, enter into, materially amend or terminate any material benefit plan or any benefit or compensation plan, program, or similar agreement or arrangement that would be a material benefit plan if in effect as of the date thereof; (iv) accelerate the time of payment, vesting or funding of any compensation under any existing benefit plan or otherwise; (v) enter into any new employment, consulting or other compensation agreement with any employee, officer, director, independent contractor or other individual service provider of SES whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000; or (vi) hire, engage or terminate (other than for cause) the employment or service of any employee, officer, independent contractor or other individual service provider whose total annual base compensation exceeds $300,000;

•
transfer, sell, assign, license, sublicense or encumber any right, title or interest in any material SES intellectual property other than (i) non-exclusive licenses to any intellectual property granted to customers, vendors or suppliers in the ordinary course of business or (ii) otherwise in the ordinary course of business consistent with past practice;

•
except as required by GAAP or applicable law, make any change in accounting methods, principles or practices;

•
except in the ordinary course of business, (i) make, change or rescind any material tax election; (ii) settle or compromise any material tax claim; (iii) change (or request to change) any method of accounting for tax purposes; (iv) file any material amended tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material amounts of taxes may be issued; (vi) knowingly surrender any claim for a refund of material amounts of taxes; (vii) fail to pay any material amount of tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity; (ix) enter into any tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into not primarily related to taxes and excluding any such agreement or arrangements to which the entities of the SES Group are the only parties) or (x) file any material tax return inconsistent with past practice;

•
make, declare set aside, establish a record date for or pay any dividend or distribution to SES shareholders to;

•
except in connection with the exercise of any option to purchase SES Shares that is issued and outstanding as of the date of the Business Combination Agreement, authorize for issuance, grant, issue, sell or allot any additional shares in its share capital or securities convertible into or exchangeable for shares in its share capital, or otherwise effect any change in respect of any of its shares or other equity interests or securities of the SES Group;

•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its shares or other equity interest except as otherwise permitted by the terms of the Business Combination Agreement;

•
amend its charter documents, or form or establish any subsidiary;

•
merge, amalgamate, consolidate or combine with any Person (as defined in the Business Combination Agreement) or acquire or agree to acquire by merging, amalgamating or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•
sell, lease, license, sublicense, abandon, divest, transfer, cancel or otherwise dispose of any assets or properties valued in excess of $3,000,000, other than any sale, lease or disposition of assets or properties in the ordinary course of business consistent with past practice;

•
issue or sell any debt securities or rights to acquire any debt securities of the SES Group or guarantee any debt securities of another Person;

•
make, incur, create or assume any indebtedness for borrowed money, loans, advances or capital contributions to, or investments in, or guarantee any indebtedness for borrowed money of, any Person;

•
cancel or forgive any material indebtedness for borrowed money owed to the SES Group in excess of $3,000,000;

•
make, incur or commit to make or incur any material capital expenditures, other than in the ordinary course of business consistent with past practice;

•
settle or agree to settle any legal proceeding involving monetary obligations of SES Group in excess of $3,000,000;

•
except in the ordinary course of business consistent with past practice, except with respect to customer contracts, and except for any SES material contract with respect to amounts less than

$3,000,000: (A) modify, amend or terminate (other than terminations in accordance with the terms thereof) in a manner that is materially adverse to the SES Group, any SES material contract (other than any benefit plans); (B) enter into any contract that would have been a SES material contract had it been entered into prior to the date of the Business Combination Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any SES material contract; or (D) incur or enter into a contract requiring the SES Group to pay in excess of $3,000,000 in any 12-month period;
•
authorize or announce a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, reorganization or winding up of the SES Group;

•
enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders, SES insider or other affiliates, other than in the ordinary course of business consistent with past practice;

•
implement or announce any layoffs, furloughs, facility closures or material, work schedule changes affecting more than ten employees or individual service providers of the SES Group;

•
(i) negotiate, modify, extend, terminate, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the SES Group;

•
other than in the ordinary course of business consistent with past practice, intentionally and materially delay or postpone payment of any material amount of accounts payable or commissions or any other material liability, or materially accelerate sales or the collection of (or materially discount) of any material amount of accounts or notes receivable; and

•
knowingly take any action, or knowingly fail to take any commercially reasonable action within SES’s control, where such action or failure to act would reasonably be expected to impair, impede, or prevent the qualification of the Intended Tax Treatment (as defined in the Business Combination Agreement).

•
SES will use reasonable best efforts to obtain written consents of the SES Holders (holding at least 75% of the outstanding voting power of each class of SES Shares voting as a single class and on an as-converted basis and at least two-thirds (2/3) of the outstanding SES Preference Shares (voting as a single class) ) (each such SES Holder, a “Written Consent Party” and such consent the “SES Shareholder Written Consent”) approving and adopting the Business Combination Agreement and, to the extent required by law, the Business Combination and, SES, through its board of directors, will recommend to the SES shareholders, the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby (including the Amalgamation).

•
SES acknowledged that Parent is a blank check company, and subject to certain exceptions, waives any past, present or future claim of any kind against the Trust Account and agrees not to seek recourse against the Trust Account for any reason.

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, SES shall not, and shall cause its subsidiaries, and direct its representatives not to: (i) initiate, solicit or knowingly encourage or knowingly facilitate or cooperate with any inquiry regarding or submission or announcement by any Person that constitutes or would reasonably be expected to constitute a SES Acquisition Transaction (as defined in the Business Combination Agreement); (ii) furnish any information regarding the SES Group in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a SES Acquisition Transaction; (iii) engage in or otherwise participate in any discussions or negotiations with any Person with respect to any SES Acquisition Transaction or any inquiry, proposal or offer that would reasonably be expected to lead to any SES Acquisition Transaction; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any SES Acquisition Transaction.
Covenants of Parent and Amalgamation Sub
Parent and Amalgamation Sub made certain covenants under the Business Combination Agreement, including, among others, the following:

•
Subject to certain exceptions, until the earlier of the termination of the Business Combination Agreement or the Closing, Parent will not, and will cause its subsidiaries not to, do or agree in writing to do or otherwise agree or commit to do any of the following without SES’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

•
make, declare or pay any dividend or subdivision, combine or reclassify any share or share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share or capital stock or warrant, or effect any like change in capitalization;

•
other than in connection with Parent shareholders who elect to have their common stock redeemed for cash in accordance with Parent’s Current Articles, or as otherwise required by Parent’s Current Articles, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its subsidiaries;

•
except as required by GAAP or applicable law, make any change in accounting methods, principles or practices;

•
except in the ordinary course of business, (i) make, change or rescind any income or other material tax election (other than in the ordinary course for a newly formed entity); (ii) settle or compromise any material tax claim; (iii) change (or request to change) any method of accounting for tax purposes (other than in the ordinary course for a newly formed entity); (iv) file any material amended tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material amounts of taxes may be issued; (vi) knowingly surrender any claim for a refund of material amounts of taxes; (vii) fail to pay any material amount of tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any governmental entity; (ix) enter into any tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into not primarily related to Taxes and excluding any agreement or arrangements to which Parent and its subsidiaries are the only parties) or (x) file any income or other material tax return inconsistent with past practice;

•
other than pursuant to the Subscription Agreements, grant, issue, allot, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

•
amend its Current Articles or form or establish any subsidiary;

•
merge, amalgamate, consolidate or combine with any Person; or acquire or agree to acquire by merging, amalgamating or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•
incur any indebtedness or guarantee any such indebtedness of another person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent will be permitted to incur indebtedness from its affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on arm’s length terms and conditions and repayable at Closing;

•
in any event in an aggregate amount not to exceed $100,000 in the aggregate; commence, release, assign, compromise, settle or agree to settle any legal proceeding;

•
create any material liens on any material property or assets of Parent or Amalgamation Sub;

•
liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Amalgamation Sub;

•
knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to impair, impede, or prevent the qualification of the intended tax treatment;

•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate;

•
enter into any new line of business;

•
amend its trust agreement or any other agreement related to its trust account; and

•
pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements or commitments set forth on the Parent Disclosure Letter.

•
Parent will, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, duly convene and hold the extraordinary general meeting.

•
Parent will use its reasonable best efforts to ensure that Parent remains listed as a public company on the NYSE and to cause the New SES Class A common stock to be issued in connection with the transactions, to be approved for listing on the NYSE.

•
At or prior to the Closing, Parent will renew existing directors’ and officers’ liability insurance policies or purchase a “tail” policy providing liability insurance coverage for SES’s directors and officers with respect to matters occurring on or prior to the Closing.

•
Prior to the Closing, Parent will approve and adopt an Equity Incentive Plan in substantially the form attached to this proxy statement/prospectus as Annex E.

•
From and after the date of the Business Combination Agreement, Parent will not, and will cause each of its subsidiaries not to, and will direct its representatives not to, directly or indirectly, (i) make, solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent acquisition proposal; (ii) furnish any information to any Person regarding Parent or any subsidiary of Parent in connection with, for the purpose of making, soliciting, initiating, encouraging or facilitating, or in response to, a Parent acquisition proposal; (iii) engage in or otherwise participate in any discussions or negotiations with any Person with respect to any Parent acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent acquisition proposal; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent acquisition proposal.

•
Parent will, and will use its commercially reasonable efforts to cause its representatives to, cease any solicitations, discussions or negotiations with any Person conducted prior to entry into the Business Combination Agreement in connection with a business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination. Parent will also provide prompt written notice (and in no event later than 48 hours) to SES of the receipt of any inquiry, proposal, offer or request for information received after the date of the Business Combination Agreement that constitutes, or could reasonably be expected to result in or lead to, any business combination and will keep SES reasonably informed of any material developments with respect to any such proposal.

•
Unless otherwise approved by SES, neither Parent nor its affiliates will permit any amendment or modification to be made to, any waiver or provide consent to, of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to SES or Parent. Parent will also use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements. Additionally, Parent will provide SES with prompt written notice: (i) of any proposed amendment to any Subscription Agreement; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any notice or other communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (iv) if Parent does not expect to receive all or any portion of the PIPE investment amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.
•
Assuming the receipt of approval by its shareholders of the Domestication, Parent will cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and SES, together with the Certificate of Incorporation of Parent, in each case, in accordance with the provisions thereof and applicable law, (b) adopting bylaws in substantially in the form attached as Annex A hereto, (c) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication and (d) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies.

•
If reasonably requested by SES, Parent will prepare and disseminate to the holders of Parent warrants a consent solicitation in accordance with the Parent warrants, the Parent Warrant Agreement, Parent’s Charter Documents, applicable Law (including the Cayman Islands Companies Act) and NYSE rules, in form and substance reasonably acceptable to SES and Parent, to be delivered to the holders of Parent warrants (the “Consent Solicitation”) for the purpose of soliciting approvals or consents from such holders to effect such amendments to the Parent Warrant Agreement that, after consultation with SES’ independent auditors, are expected to qualify the Parent warrants for classification as equity instruments (rather than liabilities) of Parent from and after the effectiveness of such amendments under GAAP and other applicable accounting standards (the “Parent Warrant Proposal”).

•
If reasonably requested by SES, Parent will cooperate with SES to permit additional PIPE Financing of up to $75,000,000 on terms and conditions that are reasonably acceptable to SES and Parent.

•
Unless otherwise approved in writing by SES, Parent will not make any amendment or modification to, or any waiver of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
•
using reasonable best efforts to consummate the Business Combination;

•
keeping certain information confidential in accordance with the existing non-disclosure agreements;

•
intending that the Domestication and the Amalgamation will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Amalgamation to fail to qualify for such treatment; and

•
cooperating in connection with certain tax matters and filings.

In addition, Parent and SES agreed that Parent and SES will prepare and mutually agree upon and Parent will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Parent and SES intend to file the required forms under the HSR Act with the Antitrust Division and the FTC in accordance with the Business Combination Agreement. The statutory HSR waiting period for the HSR Act is set to expire on August 13, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New SES’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Parent cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Parent cannot assure you as to its result.
None of Parent and SES are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Board of Directors
Following the Closing, the current management of SES will become the management of New SES and the New SES Board will consist of up to seven (7) directors. Pursuant to the Business Combination Agreement, the New SES Board will consist of (i) Qichao Hu, (ii) Robert Friedland and (iii) up to five (5) individuals designated by SES. Among the five (5) individuals designated by SES, one director will be nominated by GM Ventures pursuant to its contractual nominating rights, who will initially be Kent Helfrich (to serve as a Class II director).
Survival of Representations, Warranties and Covenants
The representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement terminate at Closing, except for (i) those covenants and agreements that by their terms are required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms and (ii) any claim against any person with respect to actual fraud (as defined therein).
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
•
by the mutual written consent of Parent and SES;

•
by Parent, subject to certain exceptions, if any of the representations or warranties made by SES are not true and correct or if SES fails to perform any of its respective covenants or agreements under the Business Combination Agreement such that certain conditions to the obligations of Parent, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) February 12, 2022 (the “Outside Date”);
•
by SES, subject to certain exceptions, if any of the representations or warranties made by Parent or Amalgamation Sub are not true and correct or if Parent or Amalgamation Sub fails to perform any of its covenants or agreements under the Business Combination Agreement such that the condition to the obligations of SES, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Outside Date.

•
by either Parent or SES, subject to certain exceptions, if the transactions contemplated by the Business Combination Agreement are not consummated by the Outside Date;

•
by either Parent or SES, if a governmental entity has issued an order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, including the Amalgamation, which order or other action is final and nonappealable; provided that the right to terminate will not be available to a party whose breach of any representation, warranty, covenant or agreement of the Business Combination Agreement results in or causes such final, non-appealable order or other action;

•
by SES, if the Parent Board has made a Parent Change in Recommendation (as defined in the Business Combination Agreement); or

•
by either Parent or SES if at the Parent extraordinary general meeting, the Requisite Parent Shareholder Approval (as defined in the Business Combination Agreement) is not obtained.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations; except in the case of a breach of the Business Combination Agreement or Actual Fraud (as defined in the Business Combination Agreement).
Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, on the Closing Date, following the Closing, Parent will pay or cause to be paid (i) the Unpaid Transaction Costs (as defined in the Business Combination Agreement) and (ii) the Parent Transaction Costs (as defined in the Business Combination Agreement).
Additionally, Parent and SES will each bear half (50%) of all HSR filing fees, registration fees and all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Business Combination Agreement.
Governing Law
The Business Combination Agreement is governed by and constructed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication and the Company Stockholder Approvals and that the consummation and effectiveness of the Amalgamation will be governed by, and constructed in accordance with, the Singapore Companies Act).
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by the parties.

Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The forms of Subscription Agreement, Sponsor Letter Agreement, SES Shareholder Support Agreement, IPO Letter Agreement Amendment, Amended and Restated Registration Rights Agreement and Director Nomination Agreement and Board Observation Agreement are attached as Annexes F, G, H, I, J, K, L and M, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
PIPE Financing
Simultaneously with the execution of the Business Combination Agreement, Parent entered into Subscription Agreements with the Original PIPE Investors to consummate the Original PIPE Financing, pursuant to which the Original PIPE Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Original PIPE Investors, an aggregate of 20,000,000 shares of New SES Class A common stock at a price of $10.00 per-share, for aggregate gross proceeds of $200,000,000. On October 22, Parent entered into a Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor has agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Additional PIPE Investor an aggregate of 7,500,000 shares of New SES Class A common stock at a price of $10.00 per share, for aggregate gross proceeds of $75,000,000. The Subscription Agreements contain customary representations, warranties, covenants and agreements of Parent and the PIPE Investors, and are subject to customary closing conditions (including, without limitation, that there is no amendment, waiver or modification to the Business Combination Agreement that would materially and adversely affect the economic benefits of the Investor pursuant to the Subscription Agreement) and termination rights (including a termination right if the transaction contemplated by the Subscription Agreements has not been consummated by the Outside Date). The New SES Class A common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Parent has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement with Parent, pursuant to Sponsor agreed, among other things, (i) to vote at any meeting of Parent’s shareholders, and in any action by written consent or resolution of Parent’s shareholders, all of its Class B ordinary shares in favor of the Condition Precedent Proposals to be voted upon at the extraordinary general meeting; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) waive for itself and for its successors, heirs and assigns, the anti-dilution protection with respect to the Class B ordinary shares, in each case, on the terms and subject to the conditions set forth in Sponsor Letter Agreement. Pursuant to the Sponsor Letter Agreement the Sponsor further agreed not to, directly or indirectly, (i) enter into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any ordinary shares or other equity securities of Parent owned by Sponsor or deposit any such equity securities into a voting trust, (ii) grant any proxy, consent or power of attorney with respect to any ordinary shares or other equity securities of Parent owned by Sponsor, (iii) enter into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to Sponsor Letter Agreement or (iv) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of (by amalgamation, merger, by scheme of arrangement, by testamentary disposition, by operation of law or otherwise) or otherwise encumber any of its ordinary shares or other equity securities of Parent voluntarily or involuntarily, or otherwise agree to do any of the foregoing.
SES Shareholder Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain shareholders of SES representing the requisite votes necessary to approve the Business Combination entered into a support agreement with Parent and SES, pursuant to which each such holder agreed to (i) vote at any meeting of SES’s shareholders, and in any action by written consent of SES’s shareholders, all of its SES equity securities in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation, and not withdraw or rescind such vote or otherwise take action to make such vote ineffective, (ii) be bound by certain other covenants and agreements related to the Business Combination, (iii) waive and not to exercise or assert any rights, or make any demand or claims of oppression relating to the Amalgamation or any other transaction contemplated by the Business Combination Agreement that such Shareholder may have (under the Singapore Companies Act or otherwise) by virtue of, or with respect to, any outstanding equity securities of SES legally or beneficially owned by such shareholder and (iv) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Support Agreements. Each SES shareholder party to the support agreement makes certain representations and warranties to Parent. The support agreement terminates upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the mutual written agreement of Parent and the SES shareholders party to the support agreement.
IPO Letter Agreement Amendment
Concurrently with the execution of the Business Combination Agreement, Parent, Sponsor and the Parent Insiders entered into the IPO Letter Agreement Amendment, pursuant to which the Sponsor and the Parent Insiders agreed to certain lock-up restrictions on the New SES Class A common stock to be received by such parties in connection with the Domestication (the “Subject Shares”). In particular, the Sponsor and the Parent Insiders agreed not to transfer, sell or assign the Subject Shares until the earlier of (i) (v) with respect to 20% of such Subject Shares, until the date that is 180 days after the Closing, (w) with respect to 20% of such Subject Shares, until the closing price of the New SES Class A common stock equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the date that is 150 days after the Closing (the “Requisite Trading Period”), (x) with respect to 20% of such Subject Shares, until the closing price of the New SES Class A common stock equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such Subject Shares, until the closing price of the New SES Class A common stock equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such Subject Shares, until the closing price of the New SES Class A common stock equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which New SES completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the shareholders having the right to exchange their common stock for cash, securities or other property; provided that in the event that the per-share value of the cash, securities or other property to be received by the holders of Class A common stock in such liquidation, merger, capital stock exchange or other similar transaction (the “Per-share Transaction Value”) is less than $18.00, then the Subject Shares will be released from these transfer restrictions to the Sponsor and the Insiders on a pro rata basis as follows: (i) to the extent not previously released, all Subject Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per-Share Transaction Value will be released and (ii) the number of Subject Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per-Share Transaction Value (the “Release Threshold”), multiplied by a fraction, the numerator of which equals (a) 2, minus (b) the amount by which the Release Threshold exceeds the Per-share Transaction Value, and the denominator of which equals 2, will be released. Any Subject Shares not released pursuant to the preceding sentence will be forfeited and cancelled.
Registration Rights Agreement
At the Closing, New SES, the Sponsor and certain other holders of New SES (the “New SES Holders”) will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement,” which will supersede the registration and shareholder rights agreement between Parent and its initial shareholders), pursuant to which, among other things, the Sponsor and the other parties thereof will be granted certain registration rights, on the terms and subject to the conditions therein.
In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:

•
Registration rights.   Within thirty (30) calendar days after the Closing Date, New SES will use its commercially reasonable efforts to submit or file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies Parent that it will “review” the registration statement and (b) the tenth (10th) business day after the date Parent is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

•
Requests for Underwritten Shelf Takedowns.   From time to time when an effective shelf registration statement is on file with the SEC, parties to the Amended and Restated Registration Rights Agreement may request to sell all or any portion of their registrable securities in an underwritten offering that is registered pursuant to such registration statement; provided that (a) a majority-in-interest of the then outstanding number of registrable securities advises New SES that the offering shall be in the form of an underwritten offering, and (b) the offering will propose to be sold registrable securities with a total offering price of at least $50 million.

•
Piggyback registration rights.   At any time after the Closing Date, if New SES proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering for its own account or for the account of any other person, subject to certain exceptions, the New SES Holders are entitled to include their registrable securities in such registration statement.

•
Expenses and indemnification.   The registration expenses of all registrations shall be borne by New SES. The Registration Rights Agreement contains customary cross-indemnification provisions, under which New SES is obligated to indemnify New SES Holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New SES, and New SES Holders of registrable securities are obligated to indemnify New SES for material misstatements or omissions attributable to them.

•
Registrable securities.   Securities of New SES shall cease to be registrable securities upon the earliest to occur of: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement by the applicable holder; (B) such securities shall have been otherwise transferred (other than to a permitted transferee), (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

•
Lock-up.   Notwithstanding the foregoing, (i) each of the New SES Holders will not transfer any securities of New SES for the period ending on the earlier of (a) 180 days after the Closing, subject to certain customary exceptions.

Director Nomination Agreement and Board Observation Agreement
Concurrently with the execution of the Business Combination Agreement, Parent and SES entered into the Director Nomination Agreement with GM Ventures, pursuant to which, among other things, GM Ventures will have the right to nominate one person for election to the New SES Board from and after the Effective Time for so long as GM, together with its affiliates, collectively continue to beneficially own at least 5% of the fully diluted outstanding equity securities of New SES. Additionally, concurrently with the execution of the Agreement, Parent and SES entered into the Board Observation Agreement with Hyundai, pursuant to which, among other things, Hyundai will have the right to appoint one person to act as a non-voting observer to the New SES Board from and after the Effective Time for so long as Hyundai, together with its affiliates, collectively continue to beneficially own at least 2% of the fully diluted outstanding equity securities of New SES.

Background to the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of Parent, Amalgamation Sub and SES. The following is a brief description of the background of these negotiations and the resulting Business Combination.
Parent is a blank check Cayman Islands exempted company incorporated in the Cayman Islands on July 8, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Parent’s intention is to use the experience, expertise, reputation and track record of its management in disruptive technology industries to take advantage of the emerging set of disruptive investment opportunities becoming available in a wide range of fields and industries, including electrification. Parent is focused on industries susceptible to disruption through the contacts and relationships of its management which it used to generate an attractive transaction for Parent’s shareholders.
On July 22, 2020, prior to the consummation of Parent’s initial public offering, the Sponsor purchased 8,625,000 Class B ordinary shares, which are also referred to as founder shares, in exchange for a capital contribution of $25,000, or approximately $0.003 per share. On December 16, 2020, the Sponsor surrendered 2,875,000 founder shares to Parent for cancellation for no consideration, resulting in an aggregate of 5,750,000 founder shares outstanding.
On January 6, 2021, Parent consummated its initial public offering of 27,600,000 units, which included the exercise in full of the underwriters’ option to purchase an additional 3,600,000 units at the initial public offering price to cover over-allotments. Each unit consisted of one Class A ordinary share and one-fourth of a redeemable warrant, where each whole warrant entitles the holder to purchase one Class A ordinary share for $11.50 per-share. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $276,000,000. Of the proceeds received from the consummation of the initial public offering and the private placement purchase by the Sponsor, an aggregate of $276,000,000 was deposited in the trust account.
Prior to the consummation of Parent’s initial public offering, neither Parent nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Parent.
After Parent’s initial public offering, its directors and officers, at the direction of the Parent Board, commenced an active search for prospective businesses or assets to acquire in its initial business combination. Parent Board and Parent’s officers looked for potential target companies that, among other things, are harnessing and/or developing transformative technology aimed at disrupting existing industries and that have strong intellectual property and a competitive advantages in the industries in which they operate, and which can benefit from access to additional capital as well as Parent’s industry relationships and expertise.
Representatives of Parent were contacted by, and representatives of Parent contacted, numerous individuals, financial advisors and other entities regarding business combination opportunities.
During this search process, Parent reviewed over 50 business combination opportunities and entered into nondisclosure agreements with 13 companies to pursue a more detailed diligence review and evaluation. In February 2021, Mark Newman, a battery expert hired by Parent to review the global battery landscape, introduced representatives of Parent to SES. Parent also entered into substantive discussions with several other private disruptive technology companies; these discussions were terminated once Parent and SES signed a letter of intent on March 31, 2021. Throughout January 2021 through the signing of the letter of intent, the Parent Board corresponded frequently regarding potential counterparties and to discuss the business combination process and emerging transactional opportunities.
On February 8, 2021, representatives of Parent and SES met by virtual meeting to discuss SES, their interest in a potential business combination, future plans and high-level financial projections. Around that time, representatives of SES indicated a proposed, combined pre-money equity valuation of the two companies in excess of $3.6 billion.
On February 9, 2021, Parent and SES executed a Confidentiality Agreement and, on February 10, 2021, Parent was given access to SES’s confidential information to commence its diligence review.

Over the next several weeks, SES provided Parent and its representatives with due diligence materials, including financial information for Parent to use in preparing its financial model. Representatives of Parent and SES held telephonic conferences, face-to-face meetings and virtual meetings to discuss commercial and legal elements of SES’s businesses to assist Parent and its advisors in developing Parent’s financial model. Parent, SES and their respective representatives also discussed structural elements of a potential transaction.
On February 21, 2021, the Parent Board met virtually to discuss and consider a non-binding indication of interest with respect to SES. The Parent Board considered many factors, including those set forth in “— The Parent Board’s Reasons for the Business Combination.”
The Parent Board instructed representatives of Parent to finalize the terms of the non-binding letter of intent (“LOI”) and send the letter to SES. Thereafter, the Parent Board communicated via email and telephone to more quickly evaluate and respond to the counterproposals from SES to the LOI.
On February 22, 2021, Andrew Boyd, the Chief Investment Officer and a director of Parent, met with Dr. Hu and other SES representatives at SES’s headquarters and delivered a draft of the LOI indicating Parent’s proposed rationale and terms of a combination transaction among Parent and SES. The initial draft of the LOI valued SES between $2.6 billion and $3.0 billion on a pre-money, debt-free basis and included a target of available cash between $500 million and $1.275 billion.
On March 8, 2021, representatives of SES sent a revised draft of the LOI to Parent, which focused on, among other things, valuation, overall transaction structure, PIPE amount, sponsor economics, super-voting rights for shares held by Dr. Hu and his affiliates, governance, equity incentive plan and exclusivity. Specifically, the revised LOI valued SES at $3.3 billion on a pre-money, debt-free basis and included a target of available cash of $750 million.
On March 9, 2021, representatives of Parent returned a revised draft of the LOI, which focused on, among other things, overall transaction structure, waiver of sponsor anti-dilution protection, equity incentive plan and exclusivity.
The parties continued to negotiate the terms of the proposed transaction through March 31, 2021, and finalized Parent’s financial model during that time to refine the pre-money equity valuation of SES to be $3.3 billion. During the period between March 8, 2021 and March 31, 2021, representatives of Parent, SES, SES’s financial advisor, Goldman Sachs & Co. LLC (“GS”), Parent’s outside legal counsel, Kirkland & Ellis LLP (“K&E”), SES’s outside counsel, White & Case LLP (“W&C”), held numerous discussions regarding the pre-money equity valuation of SES, the transaction structure, the amount of available cash at closing, and certain other terms and conditions set forth in the LOI in order to reach an agreement that would be in the best interest of all parties and their shareholders, and would enable successful execution and consummation of the Business Combination.
On March 31, 2021, Parent and SES entered into a non-binding LOI concerning the Business Combination. The LOI contemplated that, among other things, holders of SES equity as of the Closing of the Business Combination would receive as merger consideration an aggregate of $3.3 billion in newly issued shares of Parent and that Parent would obtain PIPE Financing in an amount that, together with cash in Parent’s trust account, would result in $550 million of cash being available to New SES for its investment needs (including capital expenditures and R&D). Parent’s valuation of SES was on a pre-money, debt-free basis, and based on certain assumptions regarding SES’s projected revenues and long-term sustainable EBITDA margins and the trading levels of comparable companies. Among other things, the LOI also contemplated revised lock-up restrictions on New SES common stock held by Sponsor and Parent’s directors and officers that would not be lifted until New SES common stock crossed certain trading price thresholds. The LOI also provided that Parent and SES would negotiate exclusively for 45 days, subject to automatic extensions in certain scenarios.
On March 31, 2021, Parent engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide financial advice and assistance in connection with the Business Combination. Pursuant to the terms of its engagement, Morgan Stanley would be entitled to a customary fee upon consummation of the Business Combination and a “breakup fee” if Parent received a termination fee from SES in the event that the Business Combination was not consummated.

On April 1, 2021, representatives of Parent, SES, GS, Morgan Stanley, K&E and W&C held an “all-hands” kick-off meeting to organize business combination process, introduce members of their respective business and legal teams and discuss workstreams.
Between April 1, 2021 and July 12, 2021, Parent, its counsel and advisors commenced due diligence covering a variety of topics, including corporate, intellectual property, IT, regulatory, employee benefits, competitive, and certain other relevant subject-matters. Such due diligence included multiple due diligence calls with SES and its representatives. Parent, SES and their respective legal counsel also began to draft and prepare the definitive agreements governing the transaction.
On April 21, 2021, K&E provided to W&C an initial draft of the Business Combination Agreement providing for the proposed business combination between Parent and SES. Representatives of Parent, SES, K&E and W&C continued to negotiate the Business Combination Agreement. After discussions with representatives of Morgan Stanley, Goldman Sachs and potential PIPE Investors, Parent and SES continued to refine the valuation of SES and on July 7, 2021, Parent and SES agreed to a pre-money, debt-free valuation of approximately $2.81 billion for SES. The adjustment reflected a revised multiple being applied to SES’ projected revenues. The discussions also included a $200 million Original PIPE Financing and an earn-out to holders of SES equity as of the Closing of the Business Combination in the form of an additional 30,000,000 shares of Class A common stock of New SES (valued at $10.00 per share) in the aggregate if the closing price of New SES Class A common stock is equal to or greater than $18.00 during the period beginning on the first business day immediately following the first anniversary of Closing and ending on the fifth anniversary of Closing. Between April 21, 2021 and July 12, 2021, while Parent, SES and their respective representatives negotiated and finalized the Business Combination Agreement, the parties also exchanged drafts of and negotiated and finalized the ancillary agreements to be entered into in connection with the Business Combination Agreement.
On May 12, 2021, Parent entered into a Placement Agent Agreement with Morgan Stanley, pursuant to which Morgan Stanley agreed to serve as the sole placement agent in connection with the proposed Original PIPE Financing in exchange for a customary placement fee, payable at the Closing of the Business Combination, of a percentage of the aggregate gross proceeds received from the Original PIPE Financing.
In addition, Morgan Stanley acted as the sole-bookrunning manager in connection with Parent’s initial public offering and is entitled to deferred underwriting commissions of approximately $9.7 million in connection therewith only if Parent completes an initial business combination.
Morgan Stanley (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. Morgan Stanley and its affiliates may provide investment banking and other commercial dealings to parent and SES and their respective affiliates in the future for which they would expect to receive customary compensation. In addition, in the ordinary course of their business activities, Morgan Stanley and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Parent, SES or their respective affiliates. Morgan Stanley and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Beginning on May 12, 2021, Morgan Stanley, acting as placement agent for Parent, Parent and SES, contacted potential investors who have a track record of long-term investments and an interest in investing in similar transactions to arrange for investor meetings with Parent and SES. From May 17, 2021 through June 10, 2021, Parent and SES held over 25 investor meetings with certain potential PIPE Investors. Morgan Stanley assisted SES in establishing a digital data room to provide certain financial, technical and commercial materials of SES to prospective PIPE Investors who agreed to be brought “over the wall.”
Between June 25, 2021 and July 12, 2021, Parent and the potential PIPE Investors collectively negotiated the terms and exchanged drafts of the Subscription Agreements with the potential PIPE Investors and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, and indemnification provisions set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the Closing process and the expected timeline for consummating the Business Combination.
On July 12, 2021, the Parent Board met to consider the proposed Business Combination with SES. The Parent Board was provided information and drafts of the documentation required to give effect to the proposed Business Combination, as well as a presentation (both verbal and written) from K&E outlining the terms of the proposed transactions. After discussion and questions of management and advisors, the Parent Board voted unanimously to approve the definitive Business Combination Agreement, the Subscription Agreements and the transactions contemplated by the Business Combination Agreement. In approving the transactions, the Parent Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the net assets held in the trust account.
On July 9, 2021, the SES Board voted unanimously to approve the Business Combination Agreement, the ancillary agreements and the transactions contemplated by the Business Combination Agreement.
On July 12, 2021, the parties entered into the definitive Business Combination Agreement, the Support Agreement, the Sponsor Letter Agreement, the Director Nomination Agreement, the Board Observation Agreement and the IPO Letter Agreement Amendment, and Parent entered into the Subscription Agreements for the Original PIPE Financing. On July 13, 2021, Parent and SES issued a press release announcing the Business Combination and Parent filed a Current Report on Form 8-K announcing the execution of the Business Combination and discussing the key terms of the Business Combination Agreement.
Between September 15, 2021 and September 17, 2021, K&E and White & Case discussed an amendment to the Business Combination Agreement (“BCA Amendment”) to (i) address changes to the rollover of restricted shares and make adjustments to SES's equity awards and options upon the issuance of Earn-Out Shares and (ii) clarify that Earn-Out shares issuable to Qichao Hu and certain entities affiliated with Dr. Hu would be shares of Class B common stock of New SES with 10 votes per share instead of the one vote per share to which shares of Class A common stock are entitled.
On September 17, 2021, following consideration of the BCA Amendment, Parent Board unanimously adopted resolutions by written consent determining that it was in the best interests of Parent and its shareholders for Parent to enter into the BCA Amendment. Following such adoption, the parties executed the BCA Amendment on September 20, 2021.
On October 22, Parent entered into a Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor has agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Additional PIPE Investor an aggregate of 7,500,000 shares of New SES Class A common stock at a price of $10.00 per share, for aggregate gross proceeds of $75,000,000.
Parent Board’s Reasons for the Approval of the Business Combination
On July 12, 2021, the Parent Board unanimously (i) approved the signing of the Business Combination Agreement and the transactions contemplated thereby and (ii) directed that the Business Combination Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to Parent stockholders for approval and adoption, and recommended that Parent stockholders (i) approve and adopt the Business Combination Agreement and the Proposed Articles, (ii) elect the director nominees pursuant to the Director Election Proposal, and (iii) approve the issuance of shares of New SES Class A common stock and New SES Class B common stock pursuant to the transactions. Before reaching its decision, Parent Board reviewed the results of management’s due diligence, which included:
•
diligence on SES’s claims regarding the energy density, safety, cycle life, fast charging capability, temperature performance and rate performance of its Li-Metal battery technology;

•
research on SES’s business strategy, including diligence on primary competitive advantages, target markets, business models, manufacturability, customers, sales, marketing and partnership strategy, among other topics;

•
research on the regulatory landscape, hiring and retention and other customary due diligence matters;

•
review of each of SES’s material business contracts and certain other legal and commercial diligence;

•
review of SES’s regulatory compliance;

•
review of SES’s intellectual property portfolios, including patents, trademarks and trade secrets;

•
financial and accounting diligence; and

•
diligence on SES’s financial model in conjunction with management of SES and each party’s respective financial advisors.

In the prospectus for its initial public offering, Parent identified the following general criteria and guidelines that Parent believed would be important in evaluating prospective target businesses, although Parent indicated that it may enter into a business combination with a target business that does not meet these criteria and guidelines. Parent sought to acquire companies that it believes:
•
have a market capitalization of between $1 billion and $3 billion;

•
operate in industries in which Parent’s management team has technical, strategic and operational expertise to impart significant value;

•
are in a position to take advantage of paradigm shifts created by electrification or the use of disruptive technologies;

•
will experience substantial growth post-acquisition;

•
will have leading positions within the targeted industries that exhibit strong fundamentals;

•
are prepared to be public companies and will benefit from having a public currency in order to enhance their ability to pursue accretive acquisitions, high-return capital projects, and/or strengthen their balance sheet;

•
are positioned to capitalize on unique or specialized technologies or business platforms;

•
exhibit value that has been discounted or disregarded by the marketplace; and

•
will offer an attractive, risk-adjusted return on investment for Parent’s shareholders.

In considering the Business Combination, the Parent Board concluded that it met the above criteria. In particular, the Parent Board considered the following positive factors, although not weighted or in any order of significance:
•
SES’s Large and Growing Addressable Market.   The rapidly growing global market for EV batteries represent an estimated addressable market of approximately $350 billion by 2040, excluding any further upside from ancillary uses. The Parent Board believes that SES is well-positioned to play a critical role in decarbonizing global energy and electrifying transportation and can leverage the strong growth in battery demand to the benefit of its shareholders.

•
SES’s Differentiated Technology.   The unique and differentiated design of SES’s hybrid Li-Metal battery, enabled by advanced, proprietary and patented materials and software breakthroughs, could potentially allow SES to deliver batteries to its customers at scale while matching or exceeding their expectations on performance, safety and cost. SES’s claims regarding its Li-Metal battery technology, including its safety, lifetime, fast-charging capability, temperature discharge capability, rate performance and energy density, were subject to diligence by Parent’s external expert battery advisors, who found such claims to be supported. Representatives of Parent also had discussions with GM, a long-standing partner of SES and reviewed other data including test results from testing undertaken by third party testing facilities under instructions provided by Parent and SES. Additionally, representatives of Parent also evaluated the intellectual property portfolio that supports SES’s battery cell technology.

•
Cost-Effective, Large-Scale Manufacturability.   SES’s hybrid Li-Metal batteries are expected to be manufactured using processes that are similar to those that have been proven at scale in the manufacture of Li-ion batteries, but are expected to be more cost-effective due to Li-Metal’s high energy density. As of September 30, 2021, SES had produced more than 15,000 multi-layer Li-Metal battery cells using its Li-ion-like production line.
•
SES’s Scale Ambition.   SES is targeting the development of up to 10 GWh of battery cell production capacity by 2025 and more than 100 GWh of capacity by 2028 in order to position itself as a leading supplier of hybrid Li-Metal battery cells.

•
Experienced and Proven Management Team and Board Members.   The Parent Board believes that SES’s management team and board members have experience in key aspects of the battery technology industry. SES’s management team includes both scientists and engineers with training from the world’s foremost academic institutions and exceptional industry experience. Leading SES’s business operations are Founder and Chief Executive Officer Dr. Qichao Hu, who earned his PhD in Applied Physics from Harvard University and his BS in Physics from MIT, and President and Chief Operating Officer Rohit Makharia, who previously spent 19 years with GM, 12 of which he spent focusing on fuel cell and battery EVs. SES’s research, development, engineering and manufacturing efforts are spearheaded by Chief Technology Officer Yongkyu Son, who has 19 years of experience in cell development including with Apple, SK Innovation and Samsung SDI, and Chief Science Officer Dr. Hong Gan, who has 25 years of battery research and development experience in both national labs and industry, during which he made key contributions to silicon based Li-ion and Li-sulfur technologies. The Parent Board believes that under the management team’s leadership, SES will build a battery technology company that offers consumers the proposition of better outcomes and lower costs. For more information, see “Combined Company Management and Governance After the Business Combination.”

•
Best Available Opportunity.   The Parent Board determined, after a thorough review of other business combination opportunities reasonably available to Parent, that the proposed Business Combination represents the best potential business combination for Parent based upon the process utilized to evaluate and assess other potential acquisition targets, and the Parent Board’s belief that such processes had not presented a better alternative.

•
Continued Ownership By Sellers.   The Parent Board considered that 100% of the existing equity of SES is “rolling over” into equity interests in New SES, which would represent approximately 83.1% of the pro forma ownership of the combined company after the Closing, assuming, amongst other things, (i) that no current public shareholders exercise their redemption rights in connection with the Business Combination and (ii) New SES issues 27,500,000 shares of New SES Class A common stock to the PIPE Investors pursuant to the Original PIPE Financing. If the actual facts are different from these assumptions, the percentage ownership retained by SES’s existing shareholders in the combined company will be different.

Further, a majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from Parent’s trust account and from the PIPE Financing), are expected to remain on the balance sheet of the combined company after Closing in order to fund New SES’s existing operations and support new and existing growth initiatives. The Parent Board considered this as a strong sign of confidence in New SES following the Business Combination and the benefits to be realized as a result of the Business Combination.
•
Investment by Third Parties.   The Parent Board considered that certain third parties, including top-tier institutional investors and leading global automotive original equipment manufacturers (“OEMs”), such as GM and Hyundai, are also investing an additional $200 million in the combined company pursuant to their participation in the PIPE Financing. The Parent Board considered this another strong sign of confidence in New SES following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Strategic Partnerships.   Furthermore, the Parent Board considered SES’s strong strategic partnerships with leading global OEMs GM and Hyundai, both of which are parties to existing automotive A-sample joint development agreements (“JDAs”) with SES. The Parent Board considered that these JDAs would facilitate further collaboration in designing and developing SES’s technology and products.

•
Terms of the Business Combination Agreement.   The Parent Board reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section titled “Proposal No. 1 — The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

•
Valuation Supported by Financial Analysis and Due Diligence.   The Parent Board determined that the valuation analysis conducted by Parent, based on the materials and financial projections provided by SES, supported the equity valuation of SES. As part of this determination, Parent’s management, financial and technical advisors and legal counsel conducted due diligence examinations of SES and discussed with SES’s management the financial, technical, manufacturing and legal outlook of SES.

•
Deal Certainty.   Concurrently with the execution of the Business Combination Agreement, certain shareholders of SES representing the requisite votes necessary to approve the Business Combination entered into a Support Agreement with Parent, pursuant to which such shareholders agreed to, among other things, (i) vote at any meeting of SES’s shareholders, and in any action by written consent of SES’s shareholders, all of its SES equity securities in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities.

The Parent Board also considered the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:
•
Potential Inability to Complete the Mergers.   The Parent Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Parent if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval).

In addition, the Parent Board considered the risk that the current public shareholders of Parent would redeem their shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to SES following the consummation of the Business Combination. Although the consummation of the Business Combination is conditioned upon satisfaction of the Minimum Available Parent Cash Amount, which is for the sole benefit of SES, this condition will be satisfied at Closing regardless of any exercise by Parent’s current public shareholders of their redemption rights, due to the size of the PIPE Financing. Further, the Parent Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because SES will be acquired at an attractive aggregate purchase price.
•
SES’s Business Risks.   The Parent Board considered that Parent shareholders would be subject to the execution risks associated with SES if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Parent prior to the Closing. In this regard, the Parent Board considered that there were risks associated with successful implementation of SES’s long-term business plan and strategy and SES realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as new regulatory requirements or changes to existing regulatory requirements or economic conditions in the EV battery industry, and the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The Parent Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Parent shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section titled “Risk Factors.”

•
Li-Metal Technology Has Not Been Used in EVs Previously.   The Parent Board considered that SES has not produced Li-Metal batteries for use by an actual EV, and that no one has successfully demonstrated use of high energy density Li-Metal batteries in EVs. SES’s hybrid Li-Metal battery cell technology may have unanticipated production issues and may prove unworkable when used in actual EVs, which would substantially undercut SES’s business, operating results, financial condition and prospects.

•
SES’s Management.   The Parent Board considered that Parent’s ability to assess SES’s management may have been limited due to a lack of resources or information. There is, therefore, a risk that Parent’s assessment of the capabilities of SES’s management may prove to be incomplete or incorrect and SES management may lack the skills, qualifications or abilities that Parent believed SES management had, and the operations and profitability of New SES post-Business Combination could be negatively impacted. For additional description of these risks, please see the section titled “Risk Factors.”

•
Controlled Company.   Because New SES will be a “controlled company” for purposes of the NYSE listing requirements, New SES’s stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

•
Litigation.   The Parent Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•
Fees and Expenses.   The Parent Board considered the fees and expenses associated with completing the Business Combination.

•
Interests of Parent’s Directors and Officers.   The interests of the Parent Board and officers in the Business Combination (see “Business Combination Proposal — Interests of Parent’s Directors and Executive Officers in the Business Combination”); and

•
Other Risks Factors.   Various other risk factors associated with SES’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/information statement.

Certain Company Projected Financial and Other Information
The prospective financial information and other forecasted financial information included herein (referred to as “SES Forecasts”) were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of SES’s management, were prepared on a reasonable basis and reflected the best currently available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of SES management’s knowledge and belief, the reasonable projections of the future financial performance of SES. The SES Forecasts were prepared utilizing SES’s historical internal forecast approach and do not give effect to the adoption of any new accounting pronouncements. These projections were prepared solely for internal use, capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders, or the Parent Board. SES does not, as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. Furthermore, the projections do not take into account any circumstances or events occurring after the date on which the projections were prepared, which was on or about May 13, 2021.
The projections reflect numerous qualitative estimates and assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond SES’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections are not predictive of SES’s actual future results and should not be construed as financial guidance for any future period.
The financial projections for revenue, gross profit, EBITDA, and free cash flow are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond SES’s control. While all projections are necessarily speculative, SES believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that SES or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.
While SES prepared the SES Forecasts for SES’s internal use and not for use by the Parent Board, the projections were requested by, and disclosed to, the Parent Board for use as a component of the Parent Board’s overall evaluation of SES and are included in this proxy statement/prospectus because they were provided to the Parent Board for its evaluation of the Business Combination. SES has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including the Parent Board. None of the directors, members of management, representatives, advisors or affiliates of SES has made or makes any representation to any person regarding the ultimate performance of SES compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. SES will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
The SES Forecasts included in this proxy statement/prospectus were prepared by, and are the responsibility of, the management of SES. KPMG LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying SES Forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in this proxy statement/prospectus relates to the Company’s previously issued financial statements. It does not extend to the SES Forecasts and should not be read to do so.
BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS, NEITHER PARENT, NOR SES, NOR ANY OF THEIR RESPECTIVE AFFILIATES UNDERTAKE(S) ANY OBLIGATIONS AND EACH OF THE FOREGOING EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS.
Projected Financial Information
The table below includes the projected financial information which SES management provided in the online data room to Parent as part of Parent’s due diligence (in millions of dollars).
	Fiscal Year Ending December 31,
	2022	2023	2024	2025	2026	2027	2028
	($ in millions, unless otherwise noted)
Total Revenue(1)	—	—	80	494	3,182	5,678	7,028
Gross Profit	—	—	(12)	58	666	1,821	2,243
EBITDA(2)	(74)	(88)	(109)	(77)	522	1,606	1,971
EBITDA %(3)	nm	nm	nm	nm	16%	28%	28%
Net Income (Loss)	(74)	(89)	(128)	(141)	288	996	1,150
Free Cash Flow(4)	(99)	(144)	(180)	(666)	(189)	695	854
Free Cash Flow (assuming no capacity expansion after SES Expansion I (30GWh))(5)	(99)	(144)	(180)	(190)	(36)	319	305

(1)
Revenue includes margin for sale of coated anodes and electrolyte to the Expansion I Facility.

(2)
SES defines EBITDA as net income (loss), before interest expense, income tax provision (benefits), depreciation and amortization expense. EBITDA is not a financial measure prepare in accordance with GAAP and should not be considered a substitute for the net income (loss) prepared in accordance with GAAP.

(3)
SES defines EBITDA % as EBITDA divided by total revenue. EBITDA % is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for the net income (loss) margin prepared in accordance with GAAP; “nm” means not meaningful.

(4)
SES defines free cash flow as cash provided by operating activities less payments for capital expenditures net of asset financing. Free cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations prepared in accordance with GAAP.

(5)
SES forecasts free cash flow assuming no additional expansion after the Expansion I Facility. Free cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations prepared in accordance with GAAP

Projected Non-Financial Information
The table below includes the projected production capacity of each of SES’s planned facilities through 2028.
	Fiscal Year Ending December 31,
	2022	2023	2024	2025	2026	2027	2028
	(in GWh)
Pilot Facility (1 GWh, 100% SES Ownership)	—	—	1	1	1	1	1
Expansion I Facility (target of 30 GWh, 50% SES Ownership)	—	—	—	10	20	30	30
Expansion II Facility (target of 70 GWh, 100% SES Ownership)	—	—	—	—	30	50	70
Total Manufacturing Capacity	—	—	1	11	51	81	101
Management uses non-GAAP financial measures to compare SES’s performance relative to forecasts and strategic plans and to benchmark SES’s performance, including EBITDA, Adjusted EBITDA and free cash flow. SES believes that each of its non-GAAP financial measures is an important tool for financial and operational decision making. The non-GAAP financial measures do not represent SES’s projected financial performance under GAAP and should not be considered as alternatives to operating income (loss) or net income (loss) or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in SES’s industry, as such other companies may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, and exclude expenses that may have a material impact on SES’s reported financial results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SES’s operating results as reported under GAAP. Not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable efforts at this time. Specifically, SES does not provide such quantitative reconciliation due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Assumptions
The projections were developed in good faith by SES’s management based on its reasonable best estimates and the following material assumptions:

•
Selling prices of SES’s Li-Metal battery cells and costs of production will decline year over year.

•
The Expansion I Facility will be owned and operated by a joint venture between SES and an OEM strategic partner, SES will separately own and operate the coated anode and electrolyte factory for the Expansion I Facility, and SES will solely own and operate the Pilot Facility and Expansion II Facility.

•
The debt financing SES receives to fund the remainder of its Expansion I Facility (after applying the proceeds of the Business Combination) and its Expansion II Facility will be supported by offtake agreements with investment grade partners.

•
There will be continued capacity growth after 2028, with run-rate capital expenditures of $450 million in 2028.

Other key assumptions impacting the forecast include projected cost of material and manufacturing, research and development, selling, general and administrative expenses, capital expenditures and asset financing, among others.
Basis of the SES Forecasts
SES expects that its hybrid Li-Metal will offer next-generation battery technology for the EV market. SES’s approach to Li-Metal is designed to deliver high energy density batteries and high manufacturability at the same time. The unique and differentiated design of SES’s hybrid Li-Metal battery, enabled by advanced, proprietary and patented materials and software breakthroughs, gives SES the confidence that it will be able to deliver batteries to its customers at scale while matching or exceeding their expectations on performance, safety and cost. However, SES has not yet developed batteries for sale in current EVs, as the Li-Metal batteries need to be fitted and tested for specific OEMs. Its revenue forecasts are contingent on its ability to fully develop its batteries for use in OEM EVs, commercialize its technology and ramp up its manufacturing efforts, as its projection period is based on the commercialization roadmap it has developed internally.
Although SES has not historically generated revenue, its revenue forecasts are based on the assumption that it will see meaningful revenue growth by 2025, which is when it expects to have commercial-ready batteries. As part of its commercialization roadmap, assuming SES is able to scale up its operations to meet its goal of 101 GWh by 2028, its projections were based off of its analysis of the total addressable market (“TAM”) for EV batteries, of which its projections represent less than a 5% market share based on 2030 passenger EV Battery TAM. SES’s management believes that a large TAM will drive significant growth in demand, with OEMs and consumers expecting better performance and reliability out of their battery-powered EVs.
While SES’s management has embedded some schedule and cost buffers into the financial projections to account for risks that it has identified as well as unforeseen difficulties, it is possible that its provisions will prove insufficient. Development program delays, development or manufacturing cost overruns, or any of numerous other potential issues could result in a worsened financial outlook relative to what SES has projected. Additionally, because the revenue forecasts are partially contingent upon market adoption as SES proves its capabilities, and because SES’s ability to fund its development efforts are partially contingent upon its ability to generate revenue, any obstacles that delay its plans or negatively affect its near-term profitability could result in lower revenue generation and thus lower profitability far into the future. For more information, see “Risk Factors — Risks Relating to SES’s Business and Industry — We have a history of no revenues and of net losses, and expect to continue to incur losses for the foreseeable future. While we expect to become profitable eventually, our projections are based on internal assumptions that may prove incorrect, and we may never achieve or maintain profitability.”
Contingencies and Risks to the SES Forecasts
SES’s financial projections are contingent upon many assumptions, some of which may prove incorrect. In general, these contingencies include, but are not limited to:
•
the ability to successfully develop SES’s products;

•
the ability to successfully develop SES’s Pilot, Expansion I and II Facilities;

•
the ability to achieve SES’s desired capacity at each of its Pilot, Expansion I and II Facilities;

•
the ability to achieve certain milestones with SES’s current OEM partners;

•
the ability to stay within the limits of SES’s planned capital expenditures;

•
the ability to secure debt financing to fund the construction of the remainder of SES’s planned Expansion I Facility as well as its Expansion II Facility;

•
the ability to develop a supply chain that can keep up with SES’s manufacturing plan;

•
the ability to generate positive cash flows from operations;

•
the ability to obtain competitive pricing for Li-Metal battery components;

•
the ability to maintain a competitive market selling price;

•
the ability to increase SES’s manufacturing yield while growing its capacity;

•
market evolution in accordance with forecasted TAM, which is based on market research and may not be accurate; and

•
the ability to successfully offer a more cost-effective product than SES’s peers in the market space as the market continues to evolve.

Some of the key contingencies to SES’s financial projections are discussed in greater detail below.
SES’s financial forecasts are contingent upon its ability to successfully develop its products and facilities.
SES is currently working to develop and produce A-Sample batteries with specifications required by certain OEMs for their EVs, with the goal of enabling commercial production in 2025. As SES remains focused on A-Sample battery development, it does not yet have any arrangements with OEMs to manufacture consumer-ready batteries for their EVs. The assumptions used in SES’s financial forecasts are tied to its ability to successfully develop Li-Metal batteries for mass production by 2028. This in turn will be affected by SES’s ability to ramp up its GWh capabilities, beginning with a 1 GWh Pilot Facility expected to be completed in 2023 and culminating in the completion of its 70 GWh Expansion II Facility in 2028.
SES’s revenue stream forecasts are based on the assumption that it will be able to cost-effectively produce Li-Metal batteries.
SES’s continued success is contingent on its ability to produce more efficient and cost-effective battery cell technology than that of its competitors. SES continues to invest in research and development in areas such as cell chemistry and structure, battery material, AI software and advanced manufacturing methods. SES has assumed that its projected capacity ramp-up, coupled with its investments in research and development, will result in the cost of manufacturing Li-Metal batteries scaling down, which will likewise result in lower prices to SES’s customer base. Li-Metal batteries use similar manufacturing processes as are required of Li-ion, but are expected to be substantially less costly than conventional Li-ion at scale due to Li-Metal’s high energy density. SES expects that it will be able to capitalize on continued cost reduction of conventional Li-ion batteries; SES has also assumed that conventional Li-ion batteries cost will reduce over time by 2028. As part of its assumptions, SES expects that the cost of Li-Metal batteries will be approximately 18% lower than that of conventional Li-ion batteries. Additionally, SES has assumed an improvement in manufacturing yield from 80 to 95% during the production ramp-up lasting through the completion of the Expansion II Facility in 2028. However, if the manufacturing yield rate is significantly lower, this will affect SES’s projected revenue margins in the short- and long-term. SES assumes that it will continue to invest in research and development, that its sales, general and administrative expenses will also increase over time, and that operating expenses will be approximately 8% of revenue by 2028.
Satisfaction of 80% Test
It is a requirement under the Existing Governing Documents that any business acquired by Parent have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of SES generally used to approve the transaction, the Parent Board determined that this requirement was met. The Parent Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of Parent and its shareholders and appropriately reflected SES’s value. In reaching this determination, the Parent Board concluded that it was appropriate to base such valuation in part on qualitative factors, such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as SES’s potential for future growth in revenue and profits. The Parent Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of SES met this requirement.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Parent Board in favor of approval of the Business Combination Proposal and/or Warrant Holder Proposals, as applicable, you should keep in mind that the Sponsor, including Parent’s directors, have interests in such proposal that are different from, or in addition to, those of Parent shareholders and warrant holders generally. As a result of such interests, the Sponsor and other initial shareholders may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Parent. These interests include, among other things, the interests listed below:
•
the fact that our Sponsor has agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 6,900,000 Class B ordinary shares, all of which are currently owned by the Sponsor and such securities will have a significantly higher value at the time of the Business Combination.

•
the fact that Sponsor paid approximately $7,520,000 for its private placement warrants, and the private placement warrants would be worthless if a business combination is not consummated by January 6, 2023 (unless such date is extended in accordance with the Current Articles);

•
the fact that Sponsor paid an aggregate of $7,545,000 for its investment in Parent, as summarized in the table below, and, following the consummation of the business combination, the aggregate value of Sponsor’s investment will be $77,854,732.75, based upon the respective closing prices on NYSE on October 21, 2021, as indicated below;

Sponsor Ownership of Parent Prior to Closing
	Securities held by Sponsor	Sponsor Cost ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	25,000
Parent Private Placement Warrants	5,013,333	7,520,000
Total	11,913,333	7,545,000
Sponsor Ownership of SES Post-Closing
	Units held by Sponsor	Value per Unit ($)	Total Value ($)
Parent Class B ordinary shares (Sponsor Shares)	6,900,000	9.99	68,931,000.00
Parent Private Placement Warrants	5,013,333	1.78	8,923,732.74
Total	11,913,333		77,854,732.75

•
the fact that Eric Friedland, the brother of our Chief Executive Officer, Robert Friedland, has agreed to purchase an aggregate of 150,000 shares of New SES Class A common stock, for an aggregate purchase price of $1,500,000 on the date of the Closing, contingent upon the closing of the business combination;

•
the fact that the Company has issued an unsecured convertible promissory note to the Company’s Chief Executive Officer, Robert Friedland, pursuant to which the Company has borrowed $500,000 from Mr. Friedland as of September 21, 2021, and pursuant to which Mr. Friedland may convert outstanding amounts under the convertible note into warrants to purchase Class A ordinary shares at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per-share. The ability of Parent to repay the amounts drawn under the convertible note is dependent upon the consummation of an initial business combination;

•
the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Parent fails to complete an initial business combination by January 6, 2023;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Parent;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Parent in an aggregate amount of up to $1,500,000 may be converted into units in connection with the consummation of the Business Combination;

•
the right of Sponsor to hold shares of New SES Class A common stock, as well as New SES Warrants, following the business combination, subject to certain lock-up periods;

•
the continued indemnification of Parent’s directors and officers and the continuation of Parent’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that if Parent is able to complete a business combination within the required time period, Sponsor, its affiliates and certain of Parent’s directors may receive a positive return on the 6,900,000 Class B ordinary shares and/or 5,013,333 private placement warrants that they currently hold, even if the holders of Class A ordinary shares experience a negative return on their investment after consummation of the Business Combination.

•
the fact that the Sponsor and Parent’s officers and directors will lose their entire investment in Parent and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 6, 2023;

•
the fact that if the trust account is liquidated, including in the event Parent is unable to complete an initial business combination by January 6, 2023, the Sponsor has agreed to indemnify Parent to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Parent has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Parent, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that Parent may be entitled to distribute or pay over funds held by Parent outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
Potential Purchases of Public Shares
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Business Combination Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus , they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or SES, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.
The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares and cause us to be unable to pay the cash consideration in the Business Combination and other amounts required under the Business Combination Agreement.
Redemption Rights
Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per-share calculated in accordance with our charter. As of September 30, 2021, this would have amounted to approximately $10.00 per public share. If a holder of public shares exercises redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of our Class A common stock and will not own shares of the common stock of Parent following completion of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described in this proxy statement/prospectus . See the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Parent — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
This proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast, and otherwise will have no effect on any proposal to be voted on at the extraordinary general meeting, except the NYSE Proposal and the Incentive Plan Proposal, for which abstentions will count as votes “against” such proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Parent’s entry into the Business Combination Agreement, dated July 12, 2021 (as amended on September 20, 2021, and as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Ivanhoe Capital Acquisition Corp., Amalgamation Sub, and SES Holdings Pte. Ltd., a copy of which is attached to the proxy statement/prospectus as Annex A, be and hereby are confirmed, ratified and approved in all respects and that the consummation of the transactions contemplated by the Business Combination Agreement be and hereby are authorized and approved in all respects.”
This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Domestication and the Amalgamation) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock vote “FOR” the Business Combination Proposal.
As of the record date, our Sponsor has agreed to vote any of our ordinary shares owned by them in favor of the Business Combination.

Recommendation of the Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, Parent is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the Parent Board has unanimously approved, and Parent shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Parent’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Parent will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Parent will be domesticated and continue as a Delaware corporation.
As a consequence of the Domestication, (i) each issued and outstanding Class A ordinary share will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of New SES Class A common stock, (ii) each issued and outstanding Class B ordinary share will be converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of New SES Class B common stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares that is outstanding immediately prior to the consummation of the Domestication will automatically convert into a warrant purchase one share of New SES Class A common stock at an exercise price of $11.50 per-share of New SES Class A common stock on the terms and conditions set forth in the applicable warrant agreement, (iv) the governing documents of Parent will be amended and restated and become the certificate of incorporation and the bylaws of New SES as described in this proxy statement/prospectus and (v) each issued and outstanding unit of Parent that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New SES Class A common stock and one-third of one warrant, with a whole warrant representing the right to acquire one share of New SES Class A common stock.
The Domestication Proposal, if approved, will approve a change of Parent’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Parent is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New SES will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Stockholders’ Rights.” Additionally, we note that if the Domestication Proposal is approved, then Parent will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Current Articles with a new certificate of incorporation and bylaws of New SES under the DGCL. The Proposed Governing Documents differ in certain material respects from the Current Articles and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Current Articles of Parent, attached hereto as Annex B and the Proposed Governing Documents of New SES, attached hereto as Annex C and Annex D.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Parent and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•
Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•
Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New SES, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New SES’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. New SES’s incorporation in Delaware may make New SES more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New SES to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Parent as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New SES immediately following the Domestication will be the same as those of Parent immediately prior to the Domestication.
Comparison of Corporate Governance and Stockholders’ Rights
Parent is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and Parent’s Current Articles govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Current Articles will differ in certain material respects from the Proposed Governing Documents. As a result, the rights of a stockholder of New SES will differ in some regards as compared to the rights of a shareholder of Parent.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Parent and New SES according to applicable law and/or the organizational documents of Parent and New SES. You also should review the Proposed Charter and Proposed Bylaws attached to this proxy statement/prospectus as Annex C and Annex D, respectively, as well as the DGCL and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Parent and New SES.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.	Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.	All statutory mergers (other than parent/subsidiary mergers) require shareholder approval by special resolution — there is no exception for smaller mergers.
	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” transaction which is approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholder meeting convened by the Cayman Islands court. Once shareholder approval has been obtained, the scheme of arrangement is then sanctioned by a Cayman Islands court.
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Act the Current Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

	Delaware	Cayman Islands
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to avoid conflicts of interest and to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be eliminated, except with regard to their own fraud or willful default.
Vote Required for Approval
The Domestication Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect, on, the proposal.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Parent be transferred by way of continuation to Delaware pursuant to Article 49 of the Amended and Restated Memorandum and Articles of Association of Parent and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Parent be continued and domesticated as a corporation under the laws of the State of Delaware.”
Recommendation of the Parent Board
THE PARENT BOARD UNANIMOUSLY RECOMMENDS THAT PARENT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Parent’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 — ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal and the Domestication Proposal are approved, then Parent is asking its shareholders to approve the Organizational Documents Proposal. Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but either the Business Combination Proposal or the Domestication Proposal is not approved, then neither the Business Combination nor the Domestication will be consummated.
If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex C and Annex D, respectively, and each of the matters contemplated by the Advisory Charter Proposals will be included in the Proposed Charter adopted by New SES. The approval or lack thereof of any of the Advisory Charter Proposals will not affect the effectiveness of the Organizational Documents Proposal, if approved by Parent’s shareholders.
All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Organizational Documents Proposal
Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Board’s specific reasons for each of the Advisory Charter Proposals (each of which are included in the Proposed Charter) are set forth in the section titled “Proposal No. 4 — The Advisory Charter Proposals.”
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED as a special resolution, that the memorandum and articles of association of the Company be amended and restated by their deletion in their entirety and their replacement by the certificate of incorporation and bylaws of New SES (annexed to the proxy statement/prospectus as Annex C and Annex D, respectively) and that these be approved as the certificate of incorporation and bylaws, respectively, of New SES, effective upon the effectiveness of the Domestication.”
Vote Required for Approval
If the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will not be presented at the extraordinary general meeting. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote a on such matter, cast votes at the extraordinary general meeting. Abstentions, while considered present for purposes of establishing quorum, will not count as a vote cast with respect to, and otherwise will have no effect on, these two proposals.
Recommendation of the Parent Board
THE PARENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Parent’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 — ADVISORY CHARTER PROPOSALS
In connection with the Business Combination, Parent is asking its shareholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Organizational Documents Proposal but, pursuant to SEC guidance, Parent is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on Parent or the Parent Board (separate and apart from the approval of the Organizational Documents Proposal). In the judgment of the Parent Board, these provisions are necessary to adequately address the needs of the post-combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).
Advisory Charter Proposal	Current Articles	Proposed Charter
Advisory Charter Proposal A — Changes in Share Capital	Under the Current Articles, Parent is authorized to issue 221,000,000 shares of capital stock, consisting of (i) 220,000,000 ordinary, fully paid shares, including 200,000,000 Class A ordinary shares, par value $0.0001 each per-share, and 20,000,000 Class B ordinary shares, par value $0.0001 each per-share and (ii) 1,000,000 preference shares, par value $0.0001 each per-share.	Under the Proposed Charter, New SES will be authorized to issue 2,300,000,000 shares of capital stock, consisting of (i) 2,100,000,000 shares of New SES Class A common stock, par value $0.0001 per-share, (ii) 200,000,000 shares of New SES Class B common stock, par value $0.0001 per-share and (iii) 20,000,000 shares of preferred stock, par value $0.0001 per-share.
Advisory Charter Proposal B — Changes in Common Stock Voting Power	Under the Current Articles, the holders of Class A ordinary shares and Class B ordinary shares are entitled to one (1) vote for each such share on all matters.	Under the Proposed Charter, holders of New SES Class A common stock will be entitled to cast one (1) vote for each share of New SES Class A common stock and holders of New SES Class B common stock will be entitled to cast ten (10) votes for each share of New SES Class B common stock, in each case with respect to all matters submitted to a vote of stockholders generally.
Advisory Charter Proposal C — Limiting the Ability to Act by Written Consent	Under the Current Articles, a resolution in writing (in one or more counterparts) signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New SES must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstanding shares of New SES Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would

Advisory Charter Proposal	Current Articles	Proposed Charter
then be entitled to vote for the election of directors at an annual meeting of New SES stockholders, any action required or permitted to be taken at any annual or special meeting of New SES may be taken without a meeting and by written consent if such written consent sets forth the action so taken and is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.
Advisory Charter Proposal D — Supermajority Vote Required to Amend the Charter	Under the Current Articles, alterations or additions may be made by a special resolution under Cayman Islands law, being a resolution passed by a majority of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting.	Under the Proposed Charter, in addition to any vote required by the DGCL, amendments, alterations, changes, adoptions or repeals to certain provisions of the Proposed Charter will require the affirmative vote of the holders of two-thirds (2/3) of the voting power of all shares of capital stock then outstanding and entitled to vote generally in the election of directors, voting together as a single class; provided, however, that (i) so long as any shares of New SES Class B common stock remain outstanding, following the consummation of a Business Combination (as defined in the Proposed Charter), the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New SES Class B common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes any of the voting, conversion, dividend or liquidation provisions of the shares of New SES Class B common stock or other rights, powers, preferences or privileges

Advisory Charter Proposal	Current Articles	Proposed Charter
of the shares of New SES Class B common stock, (2) to provide for each share of New SES Class A common stock or any other class of New SES common stock to have more than one (1) vote per-share or any rights to a separate class vote of the holders of shares of New SES Class A common stock other than as provided by the Proposed Charter or required by the DGCL or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of New SES Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New SES Class A common stock; and (ii) so long as any shares of New SES Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of New SES Class A common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New SES Class A common stock so as to affect them adversely, or (2) to provide for each share of New SES Class B common stock to have more than ten (10) votes per-share or any rights to a separate class vote of the holders of shares of New SES Class B common stock other than as provided by the Proposed Charter or required by the DGCL.
Any amendment to a provision of the Proposed Charter that contemplates a specific approval requirement by the stockholders shall require the greater of (x) the specific approval requirement by

Advisory Charter Proposal	Current Articles	Proposed Charter

the stockholders (or any class of New SES capital stock) contemplated in that provision and (y) the approval requirements contemplated in the provisions immediately above.
Articles IV, V, VI, VII, VIII, IX, X, XI and XII of the Proposed Charter require a two-thirds (2/3) supermajority vote to be amended, and include the provisions:
•
regarding a change with respect to the capital stock and the amount of share capital;

•
requiring that the above provisions be amended by a supermajority two-thirds (2/3) vote;

•
requiring that a stockholder vote on an amendment to the bylaws be approved by a supermajority two-thirds (2/3) vote;

•
providing for a classified board of directors (the election and term of the New SES Board);

•
regarding filling vacancies on the New SES Board and newly-created directorships;

•
regarding the resignation and removal of directors;

•
eliminating directors’ liability for monetary damages for breaches of fiduciary duty;

•
regarding indemnification;

•
regarding stockholder action by written consent;

•
regarding calling special meetings of stockholders; and

•
requiring exclusive forum in Delaware.

Advisory Charter Proposal E — Supermajority Vote Required to Amend the Bylaws	Under the Current Articles, alterations or additions may be made by a special resolution	Under the Proposed Charter, subject to the terms of any series of preferred stock, the New SES

Advisory Charter Proposal	Current Articles	Proposed Charter
	under Cayman Islands law, being a resolution passed by the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to thereon, cast votes at a general meeting.	Board is expressly authorized to adopt, amend, alter or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New SES Board at which a quorum is present. The Proposed Bylaws may also be adopted, amended, altered or repealed, (i) on or after the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New SES or, prior to such time, (ii) by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of New SES then outstanding and entitled to vote in the election of directors at an annual meeting of New SES stockholders.
Advisory Charter Proposal F — Required Vote to Change Number of Directors	Under the Current Articles, the number of directors of Parent may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting.	Under the Proposed Charter, and subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New SES Board.
Advisory Charter Proposal G — Changes in Removal of Directors and Appointments for Newly-Created Directorships and Vacancies	Under the Current Articles, prior to the closing of a Business Combination (as defined in the Current Articles), holders of the Class B ordinary shares of Parent may remove any director of the Parent Board by ordinary resolution, being a resolution passed by a simple majority of the holders of Class B ordinary	Under the Proposed Charter, subject to the rights of the holders of any series of preferred stock, any or all directors of the New SES Board may be removed from office at any time with or without cause and for any or no reason prior to the first date on which the issued and outstanding shares of New SES Class B

Advisory Charter Proposal	Current Articles	Proposed Charter
	shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting, and holders of Class A ordinary shares of Parent have no right to vote on the removal of any director of the Parent Board. Following the closing of a business combination, directors of Parent Board may be removed by ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting.	common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders; provided, however, that from or after the occurrence of the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, any director on the New SES Board may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders.
Advisory Charter Proposal H — Removal of Provisions Specific to Blank Check and Special Purpose Acquisition Companies	The Current Articles contain various provisions applicable only to blank check companies and the Parent’s operations as a special purpose acquisition company prior to a Business Combination (as defined in the Current Articles).	The Proposed Charter does not include these provisions applicable only to blank check companies and to operations as a special purpose acquisition company because, upon consummation of the Business Combination, the combined company will not be a special purpose acquisition company. In addition, the provisions in the Current Articles requiring that Parent have net tangible assets of at least $5,000,001 immediately prior to a Business Combination (as defined in the Current Articles) will not be applicable to the combined company following consummation of the Business Combination.
Advisory Charter Proposal I — Shareholder Ability to Call Special Meetings	Under the Current Articles, extraordinary general meetings of shareholders (i.e., all general	Under the Proposed Charter, special meetings of stockholders for any purpose or purposes may

Advisory Charter Proposal	Current Articles	Proposed Charter
	meetings other than annual meetings) may be called by a majority in number of the shareholders having the right to attend and vote at such meeting, together not holding less than ninety-five (95) percent in par value of the shares giving that right.	only be called at any time by the New SES Board, the Chairperson of the New SES Board or the Chief Executive Officer of New SES; provided, however, that prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the holders of a majority of voting power of the shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
Reasons for Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of New SES Class A common stock and New SES Class B common stock as part of the consideration in the Business Combination, (ii) provide flexibility for future issuances of shares of New SES stock if determined by the New SES Board to be in the best interests of New SES after the consummation of the Business Combination and (iii) to have additional shares for purposes of financing its business, acquiring other businesses, forming strategic partnerships and alliances, and for stock dividends and stock splits, if applicable, in each case, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Proposal B — Changes in Common Stock Voting Power
The Proposed Charter provides that holders of shares of New SES Class B common stock will have ten (10) votes on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, the SES Founder Group will be the sole beneficial owner of shares of New SES Class B common stock, and those shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure provides the SES Founder Group with the ability to control the outcome of matters requiring stockholder approval even though it owns significantly less than a majority of the shares of outstanding New SES Class A common stock. We believe that our success rests on our ability to undertake a long-term view of value creation and the SES Founder Group’s controlling interest will enhance New SES’s ability to focus on this goal and help insulate New SES from short-term outside influences. The SES Founder Group’s voting control also provides New SES with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the SES Founder Group’s control.
Advisory Charter Proposals C and I — Limiting the Ability of Shareholders to Act by Written Consent and to Call Special Meetings
The Parent Board believes that prohibiting stockholders to act by written consent and to call special meetings after the time that the SES Founder Group no longer beneficially owns at least a majority of the voting power of the capital stock of New SES are appropriate governance measures to protect New SES from unwarranted attempts to gain corporate control in its post-Business Combination phase, including for purposes of seeking to implement an opportunistic change in control of New SES without the support of the then-incumbent directors and without the benefit of a stockholder meeting to consider important corporate issues which is called and held in accordance with the Proposed Charter and Proposed Bylaws. Prohibiting stockholders from taking action by written consent and from calling special meetings will help to reduce the possibility of such unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and Proposed Bylaws.
Advisory Charter Proposal D — Supermajority Vote Required to Amend the Charter
The Parent Board believes that it is important to require a supermajority vote of New SES Class B common stock, voting as a separate class, particularly in order to amend provisions in the Proposed Charter relating to the voting and other rights of New SES Class B common stock. As noted above, our dual class structure provides us with the ability to take a long-term view of value creation, and the SES Founder Group’s controlling interest, including protections of this controlling interest, will enhance New SES’s ability to focus on this goal.
In addition to enhancing the ability of the New SES Board to maximize shareholder value in connection with any unsolicited offer to acquire New SES, the proposed amendments to the voting requirements are desirable for New SES to enhance the likelihood of continuity and stability in the composition of the New SES Board, avoid costly takeover battles and reduce its vulnerability to a hostile change of control. The Parent Board believes that such proposed amendments are a prudent corporate governance measure to reduce the possibility that a relatively small number of New SES stockholders could take action to change the Proposed Charter in a manner that the New SES Board deems undesirable, including for purposes of seeking to implement an opportunistic change in control of New SES without the support of the then incumbent New SES Board.
Advisory Charter Proposals E  — Supermajority Votes Required to Amend the Bylaws
The Parent Board believes that the supermajority voting requirements described in Advisory Charter Proposal E is appropriate to protect all stockholders of New SES, if the SES Founder Group ceases to beneficially own shares of New SES stock representing at least a majority of the total voting power. In reaching this conclusion, the Parent Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination, particularly after the time the SES Founder Group ceases to beneficially own shares of New SES stock representing at least a majority of the voting power of the capital stock of New SES. The Parent Board further believes that going forward, if, and after, the SES Founder Group ceases to beneficially own shares of New SES stock representing at least a majority of the voting power of the capital stock of New SES, a supermajority voting requirement encourages the person seeking control of New SES to negotiate with the New SES Board to reach terms that are appropriate for all stockholders and will help to maximize stockholder value in the long-term.
Advisory Charter Proposal F — Required Vote to Change Number of Directors
The Parent Board believes that the change giving exclusive authority to a majority of the New SES Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of New SES to a hostile change of control by large stockholders and to enhance the ability of the New SES Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire New SES.
Advisory Charter Proposal G — Changes in Removal of Directors
The Parent Board believes that the change permitting removal of New SES directors with or without cause when the SES Founder Group beneficially owns shares of New SES stock representing at least a majority of the voting power of the capital stock of New SES and permitting stockholders to retain appropriate oversight of the New SES Board (removal only for cause and only upon a supermajority vote of all New SES common stock) when that is no longer the case incentivizes the directors of the New SES Board to align their actions with the interests of the SES Founder Group when the SES Founder Group owns a controlling interest, and with New SES generally at all times thereafter. Additionally, the Parent Board believes that the above-mentioned requirements for removal of directors after the SES Founder Group ceases to beneficially owns shares of New SES stock representing at least a majority of the voting power of the capital stock of New SES are a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the New SES Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the New SES Board, avoid costly takeover battles, reduce New SES’s vulnerability to a hostile change of control and enhance the ability of the New SES Board to maximize shareholder value in connection with any unsolicited offer to acquire New SES.
Advisory Charter Proposal H — Removal of Provisions Specific to Blank Check and Special Purpose Acquisition Companies
The Parent Board believes eliminating certain provisions in the Current Articles relating to Parent’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination, and many of these provisions will terminate upon the consummation of the Company’s Business Combination. For example, these proposed amendments remove the provisions requiring that Parent have net tangible assets of at least $5,000,001 immediately prior to a business combination (as defined in the Current Articles) and requirement to dissolve Parent and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination, among others. Perpetual existence is the usual period of existence for corporations, and the Parent Board believes it is the most appropriate period for Parent following the Business Combination. In addition, certain other provisions in the Current Articles require that proceeds from Parent’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions will cease to apply once the Business Combination is consummated.
Vote Required for Approval
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, casts votes at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal.
The Sponsor and Parent’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of each of the Advisor Charter Proposals. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the Parent Board
THE PARENT BOARD UNANIMOUSLY RECOMMENDS THAT PARENT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 5 — NYSE PROPOSAL
Overview
The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the New York Stock Exchange Listing Rules (each, a “NYSE Listing Rule”) 312.03(b), (b) and (d), the issuance of shares of New SES Class A common stock and New SES Class B common stock in connection with the Business Combination, shares of New SES Class A common stock in connection with the PIPE Financing and any additional shares pursuant to subscription agreements we may enter into prior to Closing, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03(a), (b) or (d) (such proposal, the “NYSE Proposal”).
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Under NYSE Listing Rule 312.03(c)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under NYSE Listing Rule 312.03(d), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under NYSE Listing Rule 312.03(c), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official NYSE closing price immediately before signing of the binding agreement and the average official NYSE closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, Parent currently expects to issue an estimated 412,494,156 shares of New SES Class A common stock (including shares underlying warrants to acquire shares of New SES Class A common stock) and 43,921,639 shares of New SES Class B common stock in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal — Consideration to SES Equityholders in the Business Combination” and “Incentive Plan Proposal.”
In the event that this proposal is not approved by Parent shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Parent shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New SES Class A common stock and New SES Class B common stock pursuant to the Business Combination Agreement, New SES will not issue such shares of New SES Class A common stock.
Vote Required for Approval
The NYSE Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Abstentions will count as votes “AGAINST” the proposal.
The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New SES Class A common stock be approved.”
Recommendation of the Parent Board
THE PARENT BOARD UNANIMOUSLY RECOMMENDS THAT PARENT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.
The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Parent’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL
Overview
The Parent Board has approved and adopted, subject to stockholder approval, the Equity Incentive Plan, under which New SES would be authorized to grant cash and equity incentive awards to certain eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Equity Incentive Plan is attached to this proxy statement as Annex B.
Purpose of the Equity Incentive Plan
The purpose of the Equity Incentive Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, officers, directors, consultants and advisors, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the awards to be issued under the Equity Incentive Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent; if the Equity Incentive Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.
Reasons for the Approval of the Incentive Award Plan Proposal
Stockholder approval of the Equity Incentive Plan is necessary in order for us to (i) meet the stockholder approval requirements of the New York Stock Exchange and (ii) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Equity Incentive Plan will constitute approval of the material terms of the Equity Incentive Plan pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.
The Equity Incentive Plan will become effective, if at all, upon the closing of the Business Combination, subject to consummation of the Business Combination and subject to stockholder approval. If the Equity Incentive Plan is not approved by Parent’s stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the Equity Incentive Plan will not become effective and we will not be able to grant equity awards under the Equity Incentive Plan.
Material Terms of the Equity Incentive Plan
The material terms of the Equity Incentive Plan are summarized below, which is qualified in its entirety by reference to the full text of the Equity Incentive Plan, which is attached as Annex B to this proxy statement.
Administration.   A committee of at least two people appointed by the Parent Board (or, if no such committee has been appointed, the Parent Board) (the “Committee”) will administer the Equity Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Equity Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the Equity Incentive Plan. The Committee will have full discretion to administer and interpret the Equity Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Equity Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of New SES or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the Equity Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.
Eligibility.   Certain employees, directors, officers, advisors or consultants of the Company or its affiliates are eligible to participate in the Equity Incentive Plan. Following the consummation of the transaction, it is expected that approximately 110 employees, five consultants and five advisors and all of our non-executive officer directors will be eligible to participate in the Equity Incentive Plan.

Number of Shares Authorized.   The Equity Incentive Plan provides for an aggregate of 36,388,082 shares of New SES Class A common stock to be delivered, plus the number of New SES Class A common stock underlying awards under the SES Holdings Pte Ltd. 2021 Share Incentive Plan that on or after the Closing Date expire or become unexercisable, or are forfeited, cancelled, settled in cash or otherwise terminated, in each case, without delivery of shares therefor, approximately 23,002,041 shares of New SES Class A common stock in the aggregate, plus any Optionholder Earn-Out Shares (as defined in the Business Combination Agreement), as applicable, which are forfeited by reason of a termination of service or employment following the effective date, approximately 2,304,966 shares of New SES Class A common stock in the aggregate); provided that the total number of shares that will be reserved, and that may be issued, under the Equity Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares equal to two percent (2%) of the total outstanding shares of New SES Class A common stock on the last day of the prior calendar year or such lesser amount as determined by the Parent Board. The maximum aggregate fair market value on the date of grant for awards granted to any non-employee director pursuant to the Equity Incentive Plan during any fiscal year, when added to any cash compensation paid to the director in such fiscal year, may not exceed a total value of $750,000, provided that the non-employee directors who are considered independent (under the rules of the New York Stock Exchange or other securities exchange on which the shares of New SES Class A common stock are traded) may make exceptions to this limit (up to $1,500,000) for a non-executive chair of the Parent Board, if any, or the chair of a committee of the Parent Board, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Shares of New SES Class A common stock underlying awards under the Equity Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash, tendered or withheld to pay the exercise price of options or satisfy tax or other withholding obligations will be available again for new awards under the Equity Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of New SES Class A common stock reserved for issuance under the Equity Incentive Plan, the number of shares of New SES Class A common stock covered by awards then outstanding under the Equity Incentive Plan, the limitations on awards under the Equity Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.
The Equity Incentive Plan will have a term of not more than 10 years from the date it is approved by stockholders, and no further awards may be granted under the Equity Incentive Plan after that date, provided, however, in the case of an ISO, no ISO shall be granted on or after 10 years from the earlier of (i) the date the Equity Incentive Plan is approved by the Parent Board and (ii) date the Parent’s stockholders approve the Equity Incentive Plan.
Awards Available for Grant.   The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.
Options.   The Committee will be authorized to grant options to purchase shares of New SES Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Equity Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum aggregate number of shares of New SES Class A common stock that may be issued through the exercise of ISOs granted under the Equity Incentive Plan is 23,002,041 shares of New SES Class A common stock, and the number of shares authorized for issuance as ISOs shall not be subject to the annual automatic share increase provisions described above. In general, the exercise price per share of New SES Class A common stock for each option granted under the Equity Incentive Plan will not be less than the fair market value of such share at the time of grant or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of our classes of stock, or of any parent or subsidiary (a “10% Stockholder”), less than 110% of the fair market value of such share at the time of grant. The maximum term of an option granted under the Equity Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% Stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash, by check or other cash equivalent, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, the surrender of other property having a fair market value on the date of exercise equal to the exercise price or by such other method as the Committee may determine to be appropriate.
Stock Appreciation Rights.   The Committee will be authorized to award SARs under the Equity Incentive Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of New SES Class A common stock or any combination of cash and shares of New SES Class A common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Equity Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The exercise price of SARs cannot be less than 100% of the fair market value of a share of New SES Class A common stock at the time of grant.
Restricted Stock.   The Committee will be authorized to award restricted stock under the Equity Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights. Restricted stock awards are shares of New SES Class A common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of New SES Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards.   The Committee will be authorized to award restricted stock unit awards under the Equity Incentive Plan. The Committee will determine the terms of such restricted stock unit awards, including any dividend rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of New SES Class A common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of New SES Class A common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of New SES Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Other Stock-Based Awards.   The Committee may grant to participants other stock-based awards under the Equity Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of New SES Class A common stock. The form of any other stock-based awards will be determined by the Committee and may include a grant or sale of unrestricted shares of New SES Class A common stock. The number of shares of New SES Class A common stock related to other stock-based awards and the terms and conditions, including vesting conditions, of such other stock-based awards will be determined by the

Committee when the award in made. Other stock-based awards will be paid in cash, shares of New SES Class A common stock, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.
Other Cash-Based Awards.   The Committee may grant to participants a cash award that is not otherwise described by the terms of the Equity Incentive Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Equity Incentive Plan. The form, terms, and conditions, including vesting conditions, of any other cash-based awards will be established by the Committee when the award is made, and any other cash-based awards will be paid to participants in cash. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-
Dividend Equivalents.   The Committee may provide for the payment of dividend equivalents with respect to shares of New SES Class A common stock subject to an award, such as restricted stock units, but not on awards of stock options or SARs. However, no dividend equivalents will be paid prior to the issuance of stock. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid on a current or deferred basis, in cash, additional shares of New SES Class A common stock, or converted to full-value awards, calculated and subject to such limitations and restrictions as the Committee may determine.
Performance Compensation Awards.   The Committee will be authorized to grant any award, including in the form of cash, under the Equity Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The Committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:
•
net earnings or net income (before or after taxes);

•
basic or diluted earnings per share (before or after taxes);

•
revenue or revenue growth (measured on a net or gross basis);

•
gross profit or gross profit growth;

•
operating profit (before or after taxes);

•
return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•
cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

•
financing and other capital-raising transactions (including, but not limited to, sales of New SES’s equity or debt securities);

•
earnings before or after taxes, interest, depreciation, and/or amortization;

•
gross or operating margins;

•
productivity ratios;

•
share price (including, but not limited to, growth measures and total stockholder return);

•
expense targets;

•
margins;

•
productivity and operating efficiencies;

•
measures of customer satisfaction;

•
customer growth;

•
working capital targets;

•
measures of economic value added;

•
inventory control;

•
enterprise value;

•
sales;

•
debt levels and net debt;

•
combined ratio;

•
timely launch of new facilities;

•
client retention;

•
employee retention;

•
timely completion of new product rollouts;

•
cost targets;

•
reductions and savings;

•
productivity and efficiencies;

•
strategic partnerships or transactions;

•
measures of personal targets, goals or completion of projects;

•
such other criteria as established by the Committee in its discretion from time to time; or

•
any combination of the foregoing.

The Committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period, including, without limitation, one or more of the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in New SES’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in New SES’s fiscal year.
Transferability.   Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination; Repricing.   In general, the Parent Board may amend, alter, suspend, discontinue or terminate the Equity Incentive Plan at any time. However, stockholder approval to amend the Equity Incentive Plan may be necessary if the law or the Equity Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Stockholder approval will not be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of New SES

Class A common stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Change in Control.   In the event of a “Change in Control” (as defined in the Equity Incentive Plan), the Committee may adjust the number of shares of New SES Class A common stock or other securities of New SES (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of New SES in connection with such Change in Control transaction.
Material U.S. Federal Income Tax Consequences of the Proposal
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Equity Incentive Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply (based upon provisions of the Code and the applicable Treasury Regulations issued thereunder, as well as judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date of this proxy statement, and all of which are subject to change (possibly on a retroactive basis) or different interpretation) and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.   If a participant is granted a non-qualified stock option under the Equity Incentive Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction, subject to applicable limitations, at the same time and for the same amount as the participant recognizes as ordinary income. Any subsequent gain or loss generally will be taxable as long-term or short-term capital gain or loss for which we generally should not be entitled to a deduction.
Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of New SES Class A common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.
If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified stock option, and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified stock options. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Special Rule if Exercise Price is Paid for in Shares.   If a participant pays the exercise price of a nonqualified stock option with previously-owned shares of our common stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The number of shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.
If the use of previously acquired shares to pay the exercise price of a stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired upon exercise of the ISOs, over the aggregate exercise price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the requisite holding period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.
Stock Appreciation Rights.   Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any New SES Class A common stock received. Subject to applicable limitations, we or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock.   A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted stock.
If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted stock, and we or our subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.
Restricted Stock Units.   A participant generally will not recognize taxable income at the time of the grant of restricted stock units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.
Other Stock-Based Awards; Other Cash-Based Awards; Dividend Equivalents.   Generally, the granting of other stock-based awards, other cash-based awards, or dividend equivalent rights should not result in the recognition of taxable income by the recipient or a tax deduction by us, our subsidiaries, or affiliates. The payment or settlement of other stock-based awards, other cash-based awards, or dividend equivalent rights generally should result in immediate recognition of taxable ordinary income by the recipient, equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of any New SES Class A common stock received, and a corresponding tax deduction by us, subject to applicable limitations. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to us generally will be similar to the tax consequences of restricted stock awards, as described above. If any other stock-based award consists of unrestricted shares, the recipient of those shares generally will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we generally will be entitled to a corresponding tax deduction, subject to applicable limitations.
Federal Tax Withholding.   Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the Equity Incentive Plan, as applicable, is subject to withholding of federal, state, and local income taxes and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy our federal income tax withholding requirements, we (or, if applicable, any of our subsidiaries or affiliates) will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy the withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if we consent, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding amount. Withholding does not represent an increase in the participant’s total income tax obligation because it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by us to employees no later than January 31 of the following year. Deferred compensation that is subject to Section 409A of the Code (discussed below) will also be subject to certain federal income tax withholding and reporting requirements.
Million Dollar Deduction Limit and Other Tax Matters.   We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (ii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017.
If an individual’s rights under the Equity Incentive Plan are accelerated as a result of a Change in Control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes, if applicable) payable by the individual on the value of such accelerated rights and (ii) the loss by us of a compensation deduction.
Section 409A of the Code.   Certain types of awards under the Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Equity Incentive Plan and awards granted under the Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury Regulations and other authoritative guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Interest of Directors and Executive Officers
All continuing members of the Parent Board and all of our executive officers are eligible for awards under the Equity Incentive Plan and, thus, have a personal interest in the approval of the Equity Incentive Plan. Nevertheless, the Parent Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Equity Incentive Plan.

New Plan Benefits
Grants of awards under the Equity Incentive Plan are subject to the discretion of the Committee and are not currently determinable. The value of the awards granted under the Equity Incentive Plan will depend on a number of factors, including the fair market value of New SES Class A common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Vote Required for Approval
The Incentive Plan Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Abstentions will count as votes “AGAINST” the proposal.
The Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
‘‘RESOLVED, as an ordinary resolution, the SES AI Corporation 2021 Incentive Award Plan is hereby approved.’’
Recommendation of the Parent Board
The Parent Board believes that the Equity Incentive Plan will provide us with the continued ability to link participants’ pay to stockholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of our stockholders.
THE PARENT BOARD UNANIMOUSLY RECOMMENDS THAT PARENT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Parent’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “— Interests of Directors and Executive Officers” above for a further discussion of these considerations.

PROPOSAL NO. 7 — THE DIRECTOR ELECTION PROPOSAL
Overview
We intend for New SES’s board of directors to consist of seven (7) directors, with each director having a term that expires as described below until the applicable annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
New SES’s directors will be divided into three classes designated as Class I, Class II and Class III. At Parent’s 2022 annual meeting of stockholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At New SES’s 2023 annual meeting of stockholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At New SES’s 2024 annual meeting of stockholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
New SES’s directors will be divided among the three classes as follows, in each case, until their successors are elected and qualified:
•
Dr. Jiong Ma, Michael Noonen and Eric Luo will be Class I directors serving until the general meeting to be held in 2022;

•
Dr. Jang Wook Choi and Kent Helfrich will be Class II directors serving until the general meeting to be held in 2023; and

•
Dr. Qichao Hu and Robert Friedland will be Class III directors serving until the general meeting to be held in 2024.

For more information on the experience of New SES’s director nominees, see the section entitled “Management Following the Business Combination” of this proxy statement/prospectus.
If the Business Combination Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of Parent’s existing directors will resign upon the closing of the Business Combination. See the section entitled “Management Following the Business Combination” of this proxy statement/prospectus for more information.
Vote Required for Approval
This proposal requires the approval of an ordinary resolution of the holders of the Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Class B ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, this proposal.
The Director Election Proposal is conditioned on the approval and completion of the other Conditions Precedent Proposals. If any of the Conditions Precedent Proposals are not approved, this proposal will have no effect even if approved by our shareholders.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Robert Friedland, Dr. Qichao Hu, Dr. Jang Wook Choi, Kent Helfrich, Eric Luo, Dr. Jiong Ma and Michael Noonen are elected to serve on the New SES Board upon the consummation of the Business Combination, until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.”

Recommendation of the Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS OF NEW SES AS PART OF THIS PROPOSAL.
The existence of financial and personal interests of one or more of Parent’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Parent and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Parent’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the extraordinary general meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders (i) to ensure that any supplement or amendment to the proxy statement/prospectus that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the extraordinary general meeting; (ii) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient Parent ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; or (iii) in order to solicit additional proxies from shareholders in favor of one or more of the Condition Precedent Proposals.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our shareholders, the chairman will not adjourn the extraordinary general meeting to a later date.
Vote Required for Approval
This proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, cast votes at the meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, this proposal.
The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”
Recommendation of the Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

WARRANT HOLDER PROPOSAL NO. 1 — WARRANT AMENDMENT PROPOSAL
This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex E hereto. You are urged to read the Warrant Amendment in its entirety before voting on this proposal.
General Terms
In connection with the Business Combination, warrant holders are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the Warrant Agreement (the “Warrant Amendment Proposal”). As of the date of this proxy statement/prospectus, there are 9,200,000 public warrants issued and outstanding and 5,013,333 private placement warrants issued and outstanding. The proposed Warrant Amendment intends to amend and restate the Parent warrants, as contemplated by the Business Combination Agreement, to implement certain changes that are intended to result in the Parent warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. The accounting treatment of the amended and restated warrant terms is currently under evaluation. The Warrant Amendment, among other things, implements the following amendments to the Parent warrants:
•
amends the rights specific to the private placement warrants such that (A) the rights specific to such warrants are retained by the holder thereof regardless of such holder’s identity, (B) such warrants are no longer subject to redemption by Parent when such warrants are trading at a price equal to or in excess of $10.00 per share but less than $18.00 per share and (C) such warrants are no longer generally exercisable on a “cashless basis”;

•
eliminates Parent’s ability to redeem any public warrants unless the Class A ordinary shares are trading at a price equal to or in excess of $18.00 per share; and

•
removes certain language related to the treatment of Parent warrants in the event of a tender offer for the shares underlying such warrants.

A copy of the Warrant Amendment is attached hereto as Annex E. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Parent Warrant Agreement, the Warrant Amendment requires the vote or written consent of holders of at least 50% of then outstanding public warrants and, solely with respect to the amendments in the Warrant Amendment to the terms of the private placement warrants or any provision of the Parent Warrant Agreement with respect to the private placement warrants, 50% of the outstanding private placement warrants. Effectiveness of the Warrant Amendment is not conditioned upon consummation of the Business Combination, and the closing of the Business Combination is not conditioned upon the approval of the Warrant Amendment.
Reason for the Warrant Amendment Proposal
On April 12, 2021, the Staff issued the SEC Statement, which provided their views on the interpretation and application of accounting guidance related to certain instruments that are commonly issued by SPACs. Following review of the SEC Statement, Parent reevaluated the accounting treatment of the warrants as equity, and concluded that, based on the SEC Statement, the warrants should be, and should previously have been, classified as a liability measured at fair value, with non-cash fair value adjustments recorded in earnings at each reporting period. Accordingly, Parent corrected the accounting for the warrants in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on June 14, 2021. The Warrant Amendment, if adopted and as of the time of such adoption, would amend and restate the warrants to implement certain changes that are intended to result in the warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. The accounting treatment of the amended and restated warrant terms is currently under evaluation. A copy of the Warrant Amendment is attached to the accompanying proxy statement/prospectus as Annex E.
Proposed Warrant Amendment
Set forth below is a brief description of the Warrant Amendment. The following description is qualified in its entirety by reference to the proposed form of the Warrant Amendment (which may be modified or supplemented prior to the execution thereof in a manner that would not require additional votes under the Parent Warrant Agreement), which is attached hereto as Annex E. If the required vote is obtained from holders of the Parent warrants, the Warrant Amendment will be effected by an amendment in the form of Annex E attached to the accompanying proxy statement/prospectus, which is to be executed by Parent and the Warrant Agent promptly following receipt of the required vote. Effectiveness of the Warrant Amendment is not conditioned upon consummation of the Business Combination.
The amendments described below constitute a single proposal, and a consenting holder of Parent warrants must vote to approve the Warrant Amendment in its entirety. Capitalized terms in the description below have the meanings ascribed to them in the Parent Warrant Agreement.
Certain Changes to Private Placement Warrants
Section 2.6 (Private Placement Warrants and Working Capital Warrants) of the Parent Warrant Agreement prevents the transfer of the special rights of the private placement warrants and working capital warrants except when such warrants are transferred to certain recipients, permits the “cashless exercise” of such warrants and allows for redemption of such warrants in certain scenarios when the shares underlying such warrants are trading at a price equal to or in excess of $10.00 per share but less than $18.00 per share. Section 3.3.1 (Exercise of Warrants — Payment) of the Parent Warrant Agreement provides additional detail regarding scenarios where “cashless exercise” of the private placement warrants and working capital warrants is permissible. The Warrant Amendment will, in substance, eliminate the restrictions on transferability of the special rights of the private placement warrants and working capital warrants, delete language generally permitting “cashless exercise of such warrants, and delete language allowing for the redemption of such warrants by amending and restating Section 2.6 and Section 3.3.1 of the Parent Warrant Agreement in their entirety to read as follows:
2.6.
Private Placement Warrants and Working Capital Warrants. The Private Placement Warrants and Working Capital Warrants shall be identical to the Public Warrants, except that the Private Placement Warrants and Working Capital Warrants (i) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (ii) shall not be redeemable by the Company; provided, however, that the Private Placement Warrants or Working Capital Warrants, such warrants may be transferred by the holders thereof:

(a)
to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor or any of their affiliates;

(b)
in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

(c)
in the case of an individual, by virtue of laws of descent and distribution upon death of such person;

(d)
in the case of an individual, pursuant to a qualified domestic relations order;

(e)
by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the Private Placement Warrants or Working Capital Warrants, as applicable, were originally purchased;

(f)
by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

(g)
to the Company for no value for cancellation in connection with the consummation of an initial Business Combination;

(h)
in the event of the Company’s liquidation prior to the completion of its initial Business Combination; or

(i)
in the event that, subsequent to the consummation of a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and the Company’s officers and directors.

3.3.
Exercise of Warrants.

3.3.1.
Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any ordinary shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the ordinary shares and the issuance of such ordinary shares, as follows:

(a)
in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent; or

(b)
as provided in Section 7.4 hereof.

Redemption Rights of Parent
In the Parent Warrant Agreement, Section 6.2 (Redemption of Warrants for ordinary shares) permits Parent to redeem the Parent warrants for $0.10 per share when the shares underlying such warrants are trading at a price equal to or in excess of $10.00 per share but less than $18.00 per share. Following delivery of notice of a redemption by Parent, Section 6.2 of the Parent Warrant Agreement also permits registered holders of the Parent warrants to exercise such warrants on a “cashless basis” and receive a number of Class A ordinary shares equal to the fair market value of such warrants, as set forth in a table included in Section 6.2 of the Parent Warrant Agreement. The Warrant Amendment proposes to delete this Section 6.2 in its entirety, and to make certain conforming changes by deleting Section 5.6 (Transfer of Warrants), Section 6.5 (Exclusion of Certain Warrants) and Section 7.4.2 (Cashless Exercise at Company’s Option) in their entirety and amending and restating Section 3.2 (Duration of Warrants), Section 4.3.2 (Adjustments in Warrant Price) and Section 6.4 (Exercise after Notice of Redemption) in their entirety to read as follows:
3.2.
Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Company fails to complete a Business Combination, and (z) other than with respect to the Private Placement Warrants and the Working Capital Warrants, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant or Working Capital Warrant) in the event of a redemption (as set forth in

Section 6 hereof), each Warrant (other than a Private Placement Warrant or Working Capital Warrant) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.
4.3.2
If (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial shareholders (as defined in the Prospectus) or their affiliates, without taking into account any Class B ordinary shares (as defined below) held by such shareholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Ordinary Shares during the ten (10) trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described in Section 6.1 shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

6.4.
Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.

Treatment of Parent warrants in a Tender Offer
Section 4.4 (Replacement of Securities upon Reorganization, etc.) of the Parent Warrant Agreement provides that, in connection with a tender offer for more than 50% of the outstanding Class A ordinary shares, the Parent warrants would be entitled to receive the highest amount paid in the tender offer for 100% of the shares underlying such warrants. The Warrant Amendment proposes to remove this language (requiring holders of Parent warrants, in the event of a tender offer, to exercise such warrants and tender the underlying shares in order to receive the tender consideration) by amending and restating Section 4.4 (Replacement of Securities upon Reorganization, etc.) in its entirety to read as follows:
4.4.
Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the holders of the Warrants shall have the same right of election as to the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for (x) with respect to a Public Warrant, a Capped American Call, and (y) with respect to a Private Placement Warrant or Working Capital Warrant, an Uncapped American Call, in each case, as provided on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.
In addition to the amendments and modifications to the Parent Warrant Agreement described above, the Warrant Amendment would amend the Parent Warrant Agreement to make certain conforming or other changes to the Parent Warrant Agreement and the Parent warrants, including modification or deletion of certain definitions and cross references.
Pursuant to the Warrant Agreement, the Warrant Amendment requires the affirmative vote of holders of at least 50% of the outstanding public warrants and, solely with respect to any amendments to the terms of the private placement warrants or any provision of the Parent Warrant Agreement with respect to the private placement warrants, 50% of the outstanding private placement warrants. Effectiveness of the Warrant Amendment is not conditioned upon consummation of the Business Combination.
Parent does not beneficially own any of the public warrants, and, none of the Sponsor, Parent’s directors, executive officers and affiliates hold public warrants. The Sponsor, an affiliate of Parent, currently holds all of the private placement warrants. As holder of all of the private placement warrants, the Sponsor intends to approve the Warrant Amendment by written consent.
Neither Parent, nor any of its directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in the Parent warrants in the last 60 days.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, that the Warrant Amendment is confirmed, ratified and approved in all respects.”

Recommendation of the Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR WARRANT HOLDERS VOTE “FOR” THE WARRANT AMENDMENT PROPOSAL.

WARRANT HOLDER PROPOSAL NO. 2  — WARRANT HOLDERS ADJOURNMENT PROPOSAL
At the Warrant Holders Meeting, Parent will ask its warrant holders to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. In no event will Parent solicit proxies to adjourn the Warrant Holders Meeting or complete the business combination beyond the date by which it may properly do so.
Consequences if the Warrant Holders Adjournment Proposal is Not Approved
If the Warrant Holders Adjournment Proposal is not approved by warrant holders, Parent’s board of directors may not be able to adjourn the Warrant Holders Meeting to a later date if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.
Vote Required for Approval
The Warrant Holders Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the public warrants present and entitled to vote at the Warrant Holders Meeting. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have no effect on the Warrant Holder Adjournment Proposal, if presented.
The Warrant Holders Adjournment Proposal will not be presented if the Warrant Amendment Proposal is approved. The Warrant Holders Adjournment Proposal is not conditioned upon any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, that the adjournment of the Warrant Holders Meeting to a later date or dates to be determined by the chairman of the Warrant Holders Meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”
Recommendation of the Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR WARRANT HOLDERS VOTE “FOR” THE WARRANT HOLDERS ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations applicable to holders of our units, public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of New SES Class A common stock and public warrants of New SES after the Amalgamation. This section applies only to investors that hold their public shares or public warrants, and that will hold their Class A ordinary shares or public warrants, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status, including holders that are subject to special rules under U.S. federal income tax law, such as:
•
financial institutions or financial services entities;

•
broker-dealers;

•
S corporations;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of the total voting power of all classes of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below), or, following the Business Combination, of all classes of the shares of Amalgamated Company;

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons subject to the alternative minimum tax;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations;

•
persons that purchase stock in Amalgamated Company as part of the PIPE Financing;

•
accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•
passive foreign investment companies.

This discussion is based on current U.S. federal income tax law as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in SES prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in SES. With respect to the consequences of holding Class A ordinary shares and public warrants, this discussion is limited to (i) our holders that acquire such Class A ordinary shares in connection with the Business Combination or as a result of the exercise of a public warrant, and (ii) our holders that acquire such public warrants in connection with the Business Combination, in each case who did not hold, directly or indirectly, equity interests in SES prior to the Business Combination. Parent has not sought, and neither Parent nor Amalgamated Company intends to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons that hold our securities or New SES securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Class A ordinary shares, public warrants, or units, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding any such securities, we urge you to consult your tax advisor.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES AND PUBLIC WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
For purposes of this discussion, because each unit (consisting of one Class A ordinary share and one-third of one warrant, with a whole warrant representing the right to acquire one Class A ordinary share is separable at the option of the holder, and each unit held by a holder that has not been separated prior to Domestication will be automatically separated immediately prior to the Domestication, Parent is treating each unit as separately held instruments consisting of one public share and one-third of one public warrant to acquire one public share and is assuming that the separately held instruments will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the Domestication should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Further, for purposes of this discussion, “Class A ordinary shares” means (i) prior to the Domestication, the Parent’s Class A ordinary shares, par value $0.0001 per-share, and (ii) immediately following the Domestication, New SES’s Class A common stock, par value $0.0001 per-share, which have automatically converted from Parent’s Class A ordinary Shares to shares of New SES’s Class A common stock, on a one-for-one basis, in connection with the Domestication.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of our Class A ordinary shares or public warrants, as applicable, and is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

Effects of the Domestication on U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
The Domestication
It is the opinion of Kirkland & & Ellis, United States tax counsel to Parent, that the Domestication should qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code

(an “F Reorganization”). An F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, and changing our name to “SES AI Corporation.” Due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code, whether the Domestication qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Parent (i) transferred all of its assets and liabilities to New SES in exchange for all of the outstanding common stock and warrants of New SES; and then (ii) distributed the common stock and warrants of New SES to the shareholders and warrant holders of Parent in liquidation of Parent. The taxable year of Parent should be deemed to end on the date of the Domestication.
Assuming the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New SES Class A common stock or a public warrant of New SES, as applicable, received in the Domestication should be the same as its tax basis in the corresponding public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New SES Class A common stock or a public warrant of New SES, as applicable, should include such U.S. Holder’s holding period for the corresponding public share or public warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder may recognize gain or loss with respect to a public share or a public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New SES Class A common stock or public warrant of New SES received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant, as applicable, surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New SES Class A common stock or a public warrant of New SES would be equal to the fair market value of that share of New SES Class A common stock or public warrant of New SES on the date of the Domestication, and such U.S. Holder’s holding period for the share of New SES Class A common stock or public warrant of New SES would begin on the day following the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Effects of Section 367(b) to U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a tax-deferred “reorganization” within the meaning of Section 368 of the Code, such as an F Reorganization. Assuming the Domestication qualifies as an F Reorganization, Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.
U.S. Holders That Hold 10 Percent or More (by Vote or Value) of Parent

A U.S. Holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of the Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Parent (as determined under the Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under the Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in the Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Parent does not expect to have significant cumulative earnings and profits through the date of the Domestication. If Parent’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If Parent’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by Parent under the Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may, under certain circumstances, effectively be exempt from U.S. federal income taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.
B.
U.S. Holders That Own Less Than 10 Percent (by Vote and Value) of Parent

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s public shares as described below.
Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New SES Class A common stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New SES Class A common stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from Parent establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Parent (or New SES) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. Holder must send notice of making the election to New SES no later than the date such tax return is filed. In connection with this election, we may in our discretion provide each U.S. Holder eligible to make such an election with information regarding Parent’s earnings and profits upon written request.
Parent does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Parent had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by Parent under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
C.
U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Domestication is not a U.S. Shareholder (as defined above) and, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
D.
Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC rules, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the deemed exchange of public warrants for newly issued public warrants of New SES in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A.
Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to Parent prior to the Domestication, interest income earned by Parent would be considered passive income and cash held by Parent would be considered a passive asset.
B.
PFIC Status of Parent

Because Parent is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Parent believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and likely will be considered a PFIC for its current taxable year which ends as a result of the Domestication.
C.
Effects of PFIC Rules on the Domestication

As discussed above, Parent believes that it is likely classified as a PFIC for U.S. federal income tax purposes.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Parent were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Parent was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Parent was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•
an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under

Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Parent is a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Parent, whether or not such amounts are actually distributed to such shareholders in any taxable year.
D.
QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat Parent as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Parent qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Parent is contingent upon, among other things, the provision by Parent of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders.”
The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or a non-U.S. exchange or market that meets certain criteria (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed above. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. Currently, a mark-to-market election is not available with respect to public warrants.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights
Subject to the discussion above of the potential tax consequences of Section 367(b) of the Code and the PFIC rules, the U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for Class A ordinary shares in the Domestication prior to any redemption) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Class A ordinary shares will depend on whether the redemption qualifies as a sale of the Class A ordinary shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Class A ordinary shares redeemed, such U.S. Holder holding Class A ordinary shares will generally be treated as described under “— Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants” below.
The redemption of Class A ordinary shares generally will qualify as a sale of the Class A ordinary shares redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New SES or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Class A ordinary shares actually owned by such U.S. Holder, but also Class A ordinary shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Class A ordinary shares owned directly, Class A ordinary shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Class A ordinary shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A ordinary shares which could be acquired pursuant to the exercise of the public warrants of New SES.
The redemption of Class A ordinary shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New SES’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New SES’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of Class A ordinary shares. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Class A ordinary shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the Class A ordinary shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Class A ordinary shares owned by certain family members and such U.S. Holder does not constructively own any other Class A ordinary shares. The redemption of Class A ordinary shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New SES. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Class A ordinary shares. The U.S. federal income tax consequences of a distribution with respect to Class A ordinary shares are described above under “— Distributions on Class A Ordinary Shares” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants of New SES or possibly in other shares constructively owned by it.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR CLASS A ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Domestication (discussed further above).
Distributions on Class A Ordinary Shares
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to Class A ordinary shares, to the extent the distribution is paid out of New SES current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A ordinary shares and will be treated as described under “— Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants” below.
Dividends that New SES pays to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New SES pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the Class A ordinary shares of Parent may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants
Upon a sale or other taxable disposition of Class A ordinary shares or public warrants, which, in general, would include a redemption of Class A ordinary shares or public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A ordinary shares or public warrants so disposed of exceeds one year. It is unclear whether the redemption rights described herein with respect to the Class A ordinary shares of Parent may have suspended the running of the applicable holding period for these purposes. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares or public warrants so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its Class A ordinary shares and/or public warrants following the Domestication. See “— Exercise, Lapse or Redemption of Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Class A ordinary shares acquired pursuant to the exercise of a public warrant.
Exercise, Lapse or Redemption of Public Warrants
A U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of a Class A ordinary share upon exercise of a public warrant for cash. The U.S. Holder’s tax basis in the share of Class A ordinary share received upon exercise of a public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the public warrant, and the exercise price of such public warrant. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share received upon exercise of the public warrant will commence on the date of exercise of the public warrant or the day following the date of exercise of the public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the public warrant. If a public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s adjusted tax basis in the public warrant. See “— Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its public warrant following the Domestication.

The tax consequences of a cashless exercise of a public warrant are not clear under current tax law. A cashless exercise may not be taxable because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A ordinary shares received generally should equal the U.S. Holder’s tax basis in the public warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares would be treated as commencing on the date of exercise of the public warrants or the day following the date of exercise of the public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ordinary shares received would include the holding period of the public warrants that were exercised.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of public warrants equal to the number of Class A ordinary shares having a value equal to the exercise price for the total number of public warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A ordinary shares that would have been received in a cash exercise of the public warrants deemed surrendered and the U.S. Holder’s tax basis in the public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the public warrants deemed exercised, and the aggregate exercise price of such public warrants. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares would commence on the date of exercise of the public warrants or the day following the date of exercise of the public warrants; in either case, the holding period would not include the period during which the U.S. Holder held the public warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A ordinary shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of an exercise of a public warrant occurring after New SES’s giving notice of an intention to redeem the public warrants described in the section entitled “Description of the New SES Securities — Warrants — Public Stockholders’ Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New SES redeemed such public warrant for Class A ordinary shares or as an exercise of the public warrant. If the cashless exercise of public warrants for Class A ordinary shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the Class A ordinary shares received should equal the U.S. Holder’s tax basis in the public warrants and the holding period of the Class A ordinary shares should include the holding period of the public warrants. Alternatively, if the cashless exercise of a public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of Public Warrants.” In the case of an exercise of a public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a public warrant occurring after New SES’s giving notice of an intention to redeem the public warrant as described above.
If New SES redeems public warrants for cash or if New SES purchases public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants.”
Possible Constructive Distributions
The terms of each public warrant provide for an adjustment to the exercise price of the public warrant or an increase in the Class A ordinary shares issuable on exercise in certain circumstances discussed in

“Description of the New SES Securities — Warrants — Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the public warrants would, however, be treated as receiving a constructive distribution from New SES if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New SES’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of Class A ordinary shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of Class A ordinary shares which is taxable to them as described under “— Distributions on Class A Ordinary Shares” above. For example, U.S. Holders of public warrants would generally be treated as receiving a constructive distribution from New SES where the exercise price of the public warrants is reduced in connection with the payment of certain dividends as described in “Description of the New SES Securities — Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the public warrant received a cash distribution from New SES equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a public warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a public warrant.
Effects to U.S. Holders of the Adoption of the Warrant Amendment
Parent intends to treat the adoption of the Warrant Amendment as a deemed exchange, solely for applicable income tax purposes, of public warrants for “new” warrants that qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. However, due to the absence of direct guidance to the facts and circumstances relating to the Warrant Amendment, these results are not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the event that the adoption of the Warrant Amendment qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, (i) a U.S. Holder of public warrants should not recognize gain or loss for U.S. federal income tax purposes as a result of such adoption, (ii) such U.S. Holder’s aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal the aggregate tax basis in the public warrants deemed surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” warrants deemed to be received in the exchange should include the holding period for the public warrants deemed surrendered.
In the event that the adoption of the Warrant Amendment is treated as a deemed exchange for U.S. federal income tax purposes but fails to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, a U.S. Holder of public warrants should recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the “new” warrants deemed to be received in the exchange and the adjusted tax basis in the public warrants deemed surrendered in the exchange. In such event, such U.S. Holder’s basis in the “new” warrants deemed to be received in the exchange would be equal to the fair market value of the “new” warrant on the date of the adoption of the Warrant Amendment, and such U.S. Holder’s holding period for the “new” warrant deemed to be received in the exchange would begin on the day following the date of the adoption of the Warrant Amendment.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE ADOPTION OF THE WARRANT AMENDMENT.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or Class A ordinary shares or public warrants, as applicable, that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of Class A ordinary shares and public warrants by a non-U.S. Holder after the Amalgamation.

Effects of the Domestication on Non-U.S. Holders
Parent does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.
Effects to Non-U.S. Holders of Exercising Redemption Rights
Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Class A ordinary shares will depend on whether the redemption qualifies as a sale of the Class A ordinary shares redeemed, as described above under “— U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Class A ordinary shares, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “— U.S. Holders — Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants.” If such a redemption does not qualify as a sale of Class A ordinary shares, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Distributions on Class A Ordinary Shares.”
Distributions on Class A Ordinary Shares
In general, any distributions made to a non-U.S. Holder with respect to Class A ordinary shares, to the extent paid out of New SES’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Class A ordinary shares and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Class A ordinary shares, which will be treated as described under “— Sale, Exchange or Other Disposition of Class A Ordinary Shares and public warrants.” Dividends paid by New SES to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.
Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of Class A ordinary shares or public warrants of New SES unless:
(i)
such non-U.S. Holder is an individual that was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, an additional “branch profits tax” may also apply; or

(iii)
New SES is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.

If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of Class A ordinary shares or public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Class A ordinary shares or public warrants of New SES from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New SES will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New SES to be classified as a “U.S. real property holding corporation” immediately following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New SES will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Exercise, Lapse or Redemption of Public Warrants
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a public warrant, or the lapse of a public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants.” If New SES redeems public warrants for cash or if it purchases public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants.”
Possible Constructive Distributions.
The terms of each public warrant provide for an adjustment to the exercise price of the public warrant or an increase in the Class A ordinary shares issuable on exercise in certain circumstances discussed in “Description of New SES Securities — Warrants — Public Stockholders’ Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New SES equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a public warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a public warrant.
Effects to Non-U.S. Holders of the Adoption of the Warrant Amendment
The U.S. federal income tax treatment of a non-U.S. Holder from the adoption of the Warrant Amendment generally will correspond to the U.S. federal income tax treatment of the Warrant Amendment to a U.S. Holder, as described above under “— U.S. Holders — Effects to U.S. Holders of the Adoption of the Warrant Amendment,” although to the extent that the Warrant Amendment results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Class A Ordinary Shares and Public Warrants.”
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Class A ordinary shares. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Class A ordinary shares or public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A ordinary shares or public warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Class A ordinary shares or public warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
As discussed above, under the applicable Treasury Regulations and administrative guidance, withholding under FATCA may apply to payments of dividends in respect of New SES securities. While withholding under FATCA may also apply to payments of gross proceeds from the sale or other disposition of New SES securities (including Class A ordinary shares or public warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A ordinary shares or public warrants.

INFORMATION ABOUT PARENT
General
We are a blank check company incorporated in July 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination, involving one or more businesses, which we refer to as our initial business combination.
On January 6, 2021, we sold 27,600,000 units in our initial public offering at $10.00 per unit generating gross proceeds of $276,000,000. Each unit consisted of one Class A ordinary share and one fourth of a redeemable warrant, where each whole warrant entitles the holder to purchase one Class A ordinary share for $11.50 per-share. Our Sponsor holds an aggregate of 6,900,000 founder shares, all of which were issued in private placements prior to our initial public offering.
Of the net proceeds of our initial public offering and the private placement, $276,000,000 was placed in a trust account with Continental as trustee. The trust proceeds are invested in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by us. Except for a portion of the interest income that may be released to us for the payment of franchise and income taxes and up to $100,000 to pay dissolution expenses, as applicable, if any, none of the funds held in the trust account will be released until the earlier of (i) the consummation of an initial business combination, (ii) the redemption of any public shares in connection with a shareholder vote to amend our Existing Governing Documents to (A) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete a business combination by January 6, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity; or (iii) the distribution of the trust account, if we are unable to complete a business combination by January 6, 2023 or upon any earlier liquidation of us. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of September 30, 2021, there was $276,052,152 held in the trust account and approximately $255,000 in our operating bank account and working capital of approximately $765,000.
Effecting Our Initial Business Combination
We are not presently engaged in, and we will not engage in, any operations prior to the Business Combination. We intend to effect the Business Combination using cash held in our trust account, proceeds from the PIPE Financing and cash on hand. If any of the funds released from the trust account are not used for payment of the applicable cash merger consideration, to fund the fees and expenses relating to the Amalgamation and the other transactions contemplated by the Business Combination Agreement, or to fund redemptions of our Class A ordinary shares, they will be used for general corporate purposes of Parent.
Selection of a Target Business and Structuring of our Initial Merger
NYSE rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. If our board is not independently able to determine the fair market value of the target business or businesses (including with the assistance of financial advisors), we will obtain an opinion with respect to the satisfaction of such criteria from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm.
Redemption Rights for Holders of Public Shares
We are providing our public shareholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the closing of the Business Combination, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $276 million on September 30, 2021, the estimated per-share redemption price would have been approximately $10.00.
Our Initial Shareholders have waived their redemption rights with respect to their founder shares and private placement shares in connection with the Business Combination, and our Initial Shareholders have also waived their redemption rights with respect to any public shares they hold in connection with the Business Combination. No additional consideration was provided to our Initial Shareholders in exchange for this waiver. All such shares held by our Initial Shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price.
Submission of Our Initial Business Combination to a Shareholder Vote
We are providing our public shareholders with redemption rights upon consummation of the Business Combination. Public shareholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the closing of the Business Combination, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “Extraordinary General Meeting and Warrant Holders Meeting of Parent — Redemption Rights and Procedures.” Unlike many other blank check companies, our public shareholders are not required to vote against the Business Combination in order to exercise redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise redemption rights will not be entitled to redeem the Class A ordinary shares and will not receive payment for any shares they elected to redeem.
Our Initial Shareholders have agreed to vote any ordinary shares owned by them in favor of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, our Existing Governing Documents provide that a public shareholder, together with its affiliates or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to an aggregate of 15% or more of the shares sold in our initial public offering.
Employees
We currently have no full time employees and do not intend to have any full time employees prior to consummation of the Business Combination. Each of our executive officers and directors is engaged in other business endeavors and is not obligated to contribute any specific number of hours per week to our affairs, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination.
Management
Officers and Directors
Our officers and directors are as follows:
Name	Age	Position
Robert Friedland	70	Chairman and Chief Executive Officer
Gary Gartner	64	Chief Financial Officer
Andrew Boyd	50	Chief Investment Officer and Director
Christopher Carter	71	Director
Hirofumi Katase	62	Director
Francis P. T. Leung	66	Director
Edward T. Welburn, Jr.	70	Director

Robert Friedland, 70, has been our Chairman and Chief Executive Officer since July 2020. Mr. Friedland has over 25 years of experience and has been recognized by leaders of the international financial sector and mineral resource industries as an entrepreneurial explorer, technology innovator and company builder. Mr. Friedland’s experience is extensive. Mr. Friedland is the Director, President and CEO of Ivanhoe Capital Corporation (“Ivanhoe Capital”) (since July 1988), the executive Co-Chairman (since September 2018) (previously the Executive Chairman from May 2012 until September 2018) of Ivanhoe Mines Ltd. and the Co-Chair Director of SK Global Entertainment, Inc. (since February 2017). Under Mr. Friedland’s tenure, Ivanhoe Capital has invested in a diverse portfolio of businesses. Additionally, Mr. Friedland has been the Chief Executive Officer of High Power Exploration Inc. (“HPX”) since December 2015. HPX is applying proprietary, geophysical technologies to rapidly evaluate underground geological targets and accelerate exploration programs targeting mineral and water resources. Mr. Friedland is also the Director, Chairman and President of Ivanhoe Pictures, Inc. (since May 2013), and a Director (since December 2016) and Chairman (since June 2018) of VRB Energy Inc. As one of the most recognized mining personalities and achievers in the world, Mr. Friedland is dedicated to serving on numerous boards in the natural resources sector. These positions include as a Co-Chairman and Director of Clean TeQ Holdings Limited (since September 2016), a Director of I-Pulse Inc. (since April 2008) and a Director of Kietta SAS (since November 2009), as well as the Chairman of Gold X Mining Corp. (since June 2020). Mr. Friedland graduated with a degree in political science from Reed College. We believe that Mr. Friedland is qualified to serve as on our board of directors because of his depth of experience in both executive positions and serving on numerous boards.
Gary Gartner, 64, has been our Chief Financial Officer since July 2020. As the Founding Member and Managing Director of Alchemy Capital Planning LLC since July 2013, Mr. Gartner provides sophisticated tax consulting, financial and business advisory services to a broad range of domestic and international clients. Mr. Gartner is also Senior Counsel at Dentons since February 2018 where he has experience counseling clients on the U.S. and international tax consequences of various transactions, restructurings and securities offerings, and advising generally on strategic joint ventures, mergers and acquisitions and a wide array of liquidity transactions. Prior, Mr. Gartner was a Partner, Chairman of the Firm, and Member of the Executive Committee at Kaye Scholer LLP, Chair of the U.S. Tax Practice at Torys LLP and an International Principal of Arthur Anderson LLP. Mr. Gartner is well regarded as a leading tax practitioner in both the United States and Canada and has written and lectured extensively on various topics, including the efficient structuring of business investments. Mr. Gartner’s experience also transcends to the Board of SK Global Entertainment Inc., where he is also Vice Chairman. Mr. Gartner holds a LL.M. in Taxation from the New York University and a L.L.B. from University of Ottawa Faculty of Law.
Andrew Boyd, 50, has been our Chief Investment Officer and Director since July 2020. From May 2014 to December 2019, Mr. Boyd was the Global Head of Equity Capital Markets at Fidelity Management & Research Company. Mr. Boyd has been the Managing Member of Bramalea Partners LLC since January 2020. We believe Mr. Boyd is qualified to serve on our board of directors due to his experience in the finance industry.
Christopher Carter, 71, has served on our board of directors since January 2021. Mr. Carter’s career began in 1973 at Hambros Bank Limited. Since then, Mr. Carter has held a number of senior investment banking positions. For eighteen years, Mr. Carter worked at Credit Suisse First Boston Limited where he held the titles of Managing Director from 1988 to 2005, Head of Global Equity Capital Markets from 1993 to 2000 and served as Chairman of Europe from 2001 to 2005. In 2006, Mr. Carter joined Morgan Stanley & Co. (NYSE: MS) as Vice Chairman−Institutional Securities. He served as Head of Global Capital Markets from 2007 to 2008 and since 2012, Mr. Carter has been a Senior Advisor to Morgan Stanley. He has been the Chairman of Artorious Wealth Management since 2014 and a director of Mafic S.A. since 2016. Mr. Carter holds a B.A. from the University of Toronto. We believe Mr. Carter is qualified to serve on our board of directors because of his experience as an executive in the finance industry.
Hirofumi Katase, 62, has served on our board of directors since January 2021. Mr. Katase has been the Executive Vice Chairman and a Director of I-Pulse since December 2017. Before joining I-Pulse and until July 2017, Mr. Katase served as Japan’s Vice Minister for International Affairs at the Ministry of Economy, Trade and Industry (“METI”). Having joined METI in April 1982, Mr. Katase had a successful and lengthy career, holding numerous senior positions such as the Director General of the Science and Technology Policy and Environment Policy Bureau from July 2013 to July 2015 and Trade Policy Bureau from July 2015 to June 2016. Mr. Katase previously was Deputy Secretary — General for Space Policy at the Cabinet Office from June 2010 to July 2012, where he led the development of national space policy, as well as the establishment of the Office of National Space Policy. Mr. Katase also held numerous Director and Deputy Director General positions at METI from September 2000 to June 2010. Katase earned a bachelor’s degree in law from the University of Tokyo and a master’s degree in applied economics from the University of Michigan. We believe that Mr. Katase is qualified to serve on our board of directors because of successful career in trade, energy and industrial policy.
Francis P.T. Leung, 66, has served on our board of directors since January 2021. Mr. Leung has nearly thirty years of experience in the investment banking industry, having advised many companies on corporate finance practices, including initial public offerings, mergers and acquisitions. Mr. Leung has been a director of Shanghai Industrial Holdings Limited since May 1996. Mr. Leung was also the Chairman of the Chamber of Hong Kong Listed Companies from May 2015 to June 2019. Mr. Leung was a managing partner of CVC Capital Partners, a leading international private equity group, during the period from March 2012 to September 2016, and was its non-executive Chair of China in the 5-year period prior to March 2012 and the 3-year period after September 2016. Prior to this, he was the Chairman of Citigroup Investment Banking, Asia (NYSE: C) from July 2001 to June 2006. Prior to joining Citigroup, he was successively the Chief Executive Officer and Vice Chairman of BNP Paribas Peregrine (OCTMKTS: BNPQF), which was formed in January 1998 with the merger of Peregrine Group’s (which he co-founded in 1988) Greater China equity and corporate finance team and BNP Paribas’ investment banking arm in Asia. We believe Mr. Leung is qualified to serve on our board of directors because of his experience in the finance industry.
Edward Welburn, Jr., 70, has served on our board of directors since January 2021. Mr. Welburn, is a graduate of Howard University, and began his distinguished career as an intern for GM. For over forty years, Mr. Welburn, worked at GM where he designed over 540 cars, worked in a variety of design studios, and in October 2003, became GM’s Vice President of GM Design North America, the first African American to hold that position in the industry and the highest ranking African American at GM. In March 2005, Mr. Welburn, became the Vice President of GM Global Design, as he created a network of 11 GM Design Centers in 7 countries around the world. After leaving GM in 2016, Mr. Welburn, formed The Welburn, Group with a focus on automotive design, micro mobility design, and athletic shoe design. In April 2018, Mr. Welburn, formed Welburn, Media Productions becoming CEO and Executive Producer. Mr. Welburn, has been inducted into the Automotive Hall of Fame, recipient of the Eyes On Design Lifetime Achievement Award, and the Black Engineer of The Year awards. Mr. Welburn, is committed to serving the next generation of artist and designers by serving on the board of directors for the College for Creative Studies, Tony Bennett’s Exploring The Arts foundation, as well as America On Wheels. We believe that Mr. Welburn, is qualified to serve on our board of directors because of his experience serving on the boards of various organizations within the design industry.
Number and Terms of Office of Officers and Directors
Our board of directors consists of six members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors elected prior to our first annual general meeting) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Francis P. T. Leung and Edward T. Welburn, Jr., will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Christopher Carter and Hirofumi Katase, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Robert Friedland and Andrew Boyd, will expire at the third annual general meeting.
Only holders of SES Class B ordinary shares will have the right to vote on the election of directors prior to or in connection with the completion of our initial business combination. Holders of our public shares will not be entitled to vote on the election of directors during such time. These provisions of our amended and restated memorandum and articles of association relating to the rights of holders of Class B ordinary shares to elect directors may be amended by a special resolution passed by a majority of at least 90% of our ordinary shares voting in a general meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board of directors has determined that each of Christopher Carter, Hirofumi Katase, Francis P. T. Leung and Edward T. Welburn, Jr. is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee will operate under a charter that will be approved by our board and will have the composition and responsibilities described below. The charter of each committee will be available on our website following the closing of this offering.
Audit Committee
We have established an audit committee of the board of directors. Christopher Carter, Edward T. Welburn, Jr. and Francis P. T. Leung serve as members of our audit committee, and Christopher Carter chairs the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Christopher Carter, Edward T. Welburn, Jr. and Francis P. T. Leung meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate and our board of directors has determined that Christopher Carter qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Compensation Committee
We have established a compensation committee of the board of directors. Edward T. Welburn, Jr. and Hirofumi Katase serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Edward T. Welburn, Jr. and Hirofumi Katase are independent and Edward T. Welburn, Jr. chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•
reviewing our executive compensation policies and plans;

•
implementing and administering our incentive compensation equity-based remuneration plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.
Nominating and Corporate Governance Committee
We have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Christopher Carter and Francis P. T. Leung and Francis P. T. Leung serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•
developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•
coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•
reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We will file a copy of our Code of Business Conduct and Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find Additional Information.” If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this Form S-4 or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
(i)
duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)
duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)
directors should not improperly fetter the exercise of future discretion;

(iv)
duty to exercise powers fairly as between different sections of shareholders;

(v)
duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

PARENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
References in this “Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Ivanhoe Capital Acquisition Corp.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on July 8, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our Sponsor is Ivanhoe Capital Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”). The registration statement for our Initial Public Offering was declared effective on January 6, 2021. On January 11, 2021, we consummated its Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 3,600,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million, of which approximately $9.7 million was for deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 5,013,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $7.5 million.
Upon the closing of the Initial Public Offering and the Private Placement, $276.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time we sign a definitive agreement in connection with the initial business combination. However, we will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 11, 2023 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
Proposed Business Combination
On July 12, 2021, we entered into the Business Combination Agreement with Amalgamation Sub and SES. In connection with the Business Combination Agreement, we also entered into the Subscription Agreements, Sponsor Letter Agreement, SES Shareholder Support Agreement, IPO Letter Agreement Amendment, Amended and Restated Registration Rights Agreement and Director Nomination Agreement and Board Observation Agreement. On September 20, 2021, we entered into the First Amendment to the Business Combination Agreement, by and among Parent, Amalgamation Sub and SES.
Liquidity and Capital Resources
As of September 30, 2021, we had approximately $225,000 in our operating bank account and working capital of approximately $765,000 .
Our liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of $500,000 from the Sponsor pursuant to the Note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. We repaid the Note in full on January 15, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us Working Capital Loans. On April 9, 2021, we issued an unsecured convertible promissory note to Robert Friedland, our Chief Executive Officer, pursuant to which we may borrow up to $1,500,000 for ongoing expenses reasonably related to our business and the consummation of the Business Combination. The note does not bear any interest. All unpaid principal under the note will be due and payable in full on the earlier of (i) January 11, 2023 and (ii) the effective date of the Business Combination. As of September 30, 2021, $945,000 was drawn on the convertible note-related party, presented at its fair value of approximately $1.1 million on the accompanying unaudited condensed consolidated balance sheets. There were no amounts outstanding under the note as of December 31, 2020.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Results of Operations
Our entire activity since inception up to September 30, 2021 was in preparation for our formation and our initial pubic offering, and since the closing of our initial public offering, the search for a business combination target, including activities in connection with the proposed acquisition of SES. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on the investments held in the trust account from the proceeds of the our initial public offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the three months ended September 30, 2021, we had net income of approximately $3.4 million, which consisted of net gain from the change in fair value of derivative liabilities of approximately $5.9 million, net gain from the changein fair value of convertible note to related party of approximately $12,000 and investment income on the Trust Account of approximately $4,000, offset by general and administrative expenses of approximately $2.5 million and general and administrative expenses to related party of $30,000.
For the nine months ended September 30, 2021, we had net loss of approximately $5.5 million, which consisted of general and administrative expenses of approximately $5.9 million, general and administrative expenses to related party of $90,000, net loss from the change in fair value of convertible note to related party of approximately $119,000 and offering costs to derivative warrant liabilities of approximately $855,000, partially offset by the net gain from the changein fair value of derivative liabilities of approximately $1.4 million and investment income on the Trust Account ofapproximately $52,000.
For the period from July 8, 2020 (inception) through September 30, 2020, we had a net loss of approximately $20,000, which consisted of general and administrative expenses.
Contractual Obligations
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the date of the Initial Public Offering prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On January 11, 2021, the underwriter fully exercised its over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $9.7 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
Derivative warrant liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Subtopic 815-15 “Derivatives and Hedging — Embedded Derivatives” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The 9,200,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 5,013,333 Private Placement Warrants (as defined in Note 4) (collectively, the “Warrant”) are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the carrying value of the instruments to fair value at each reporting period until they are exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of our initial public offering, 27,600,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity (deficit) section of our condensed consolidated balance sheet. As of December 31, 2020, there were no Class A ordinary shares subject to possible redemption.
Effective with the closing of our initial public offering, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income (Loss) per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. Net income (loss) per ordinary shareis calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issuedin connection with our initial public offering and the Private Placement to purchase an aggregate of 14,213,333 ClassA ordinary shares in the calculation of diluted income (loss) per ordinary share, because their exercise is contingent upon future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per share ordinary for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per ordinary share as the redemption value approximates fair value.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per-share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021 using the modified retrospective method for transition. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.
Off-Balance Sheet Arrangements
As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the unaudited condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT SES
Unless the context otherwise requires, all references in this section to “we,” “our” or “us” refer to SES and its subsidiaries prior to the Closing and to the combined public company and its subsidiaries after the Closing.
Overview
SES is a global leader in the development and initial production of high-performance, hybrid Lithium-Metal rechargeable batteries for electric vehicles and other applications.
Since our founding in 2012, we have been committed to developing the world’s most advanced EV batteries. Our Li-Metal batteries have been designed to combine the high energy density of Li-Metal with cost-effective, large-scale manufacturability of conventional Li-ion rechargeable batteries. The results of tests undertaken by third party testing facilities, under instructions provided by Parent and SES, demonstrate industry-leading Li-Metal energy density, performance and safety.
We believe that our Li-Metal batteries demonstrate industry-leading density and performance and will:
•
deliver a step-change in energy density to deliver a lightweight and compact battery, and substantially eliminate range anxiety of EVs;

•
provide fast-charge capability to reduce charging times significantly, to a charge of 80% in less than 15 minutes;

•
incorporate advanced AI-powered safety management software, which will accurately monitor state of health of the battery and apply appropriate self-healing protocols;

•
use similar manufacturing processes as required for Li-ion, but is expected to be substantially less costly than conventional Li-ion at scale due to Li-Metal’s high energy density;

•
achieve rapid market adoption due to our strategic partnerships, including with leading global OEMs, such as GM and Hyundai;

•
capitalize on the innovation occurring in Li-ion, including improvements in energy density, manufacturing efficiency and cost reduction, as Li-Metal shares similar cathode and manufacturing process with Li-ion.

We have developed what we believe to be the world’s most advanced hybrid Li-Metal battery technology, and we have the management team in place to become a leading provider of batteries. Our third-party tested, differentiated battery technology is designed for manufacturing at scale, and will help to promote the transition from the global dependence on fossil fuel-based automotive vehicles to clean and efficient EVs. SES is supported by strategic and financial investors, including energy and chemicals conglomerate SK Inc. (“SK”), mining and manufacturing company Tianqi Lithium HK Co. Ltd. (“Tianqi”), semiconductor equipment manufacturer Applied Materials, Inc., investment firms Vertex Ventures Holdings (“Vertex”) and Temasek Holdings Limited (“Temasek”), affiliates of automotive suppliers LG Corporation and Foxconn Technology Group, and global OEMs GM, Hyundai, Geely Auto Group and SAIC Motors. Among that group, both GM and Hyundai are parties to existing joint development agreements (“JDAs”) with SES. Our headquarters are located in Boston, and most of our executive management is located in the United States. Our operating facilities are located in Boston and Shanghai, and we may build additional facilities in these or other locations.
Industry and Market
The Energy Transition
Worldwide electrification is now a clear focus area, with many governments, businesses and investors around the world making commitments to change. The global energy transition will present an expansive commercial opportunity for rechargeable batteries, particularly in the automotive sector. The global number of passenger EVs sold is expected to grow from approximately 2.7 million in 2020 to approximately 90 million EVs in 2040, with the EV battery market expanding from approximately $19 billion to approximately $350 billion in the same period. New battery technology that drives costs down and increases energy density, like ours, will be the key to unlocking this opportunity.
Global Commitment to Electrification
As an impetus to global electrification efforts, several governments and leading global OEMs alike have announced robust electrification goals, precipitating imminent change. Below is a list of targets set forth, or investments already made, by countries and automobile manufacturers in their efforts to move toward vehicle electrification.
Governments
North America
•
Canada:   All new light-duty cars and passenger trucks sold to be zero-emission by 2035.

•
United States:   $174 billion proposed to boost the EV market and halve greenhouse gas emissions by 2030.

Europe and Middle East
•
Denmark:   Denmark has urged the European Union to ban the sale of all petrol and diesel cars by 2040.

•
Finland:   30% market share for EVs by 2030, including personal vehicles, trucks and buses.

•
France:   Ban on gasoline and diesel vehicle sales by 2040.

•
Germany:   10 million EVs and one million electric car charge points by 2030.

•
Iceland:   Reduce carbon emissions by 40% by 2030 and become carbon-neutral by 2040.

•
Ireland:   Ban on sales of new petrol and diesel cars by 2030 and become carbon neutral by 2050.

•
Israel:   Eliminate imports of gas and diesel vehicles and coal-fired electricity generation by 2030.

•
Netherlands:   All new petrol and diesel cars to be emission free by 2030.

•
Norway:   EVs to account for 100% of all car sales by 2025 (already accounting for 58% of all car sales in March 2019).

•
United Kingdom:   Ban on selling new petrol, diesel or hybrid cars by 2035.

Asia Pacific
•
Australia:   A$1.9 billion investment package already approved, including A$1.6 billion for renewable energy.

•
China:   20% of new cars sold by 2025 to be electrified.

•
India:   Various regulatory programs to increase EV sales to 30% of total new cars by 2030.

•
Japan:   All new passenger cars sold to be electric or hybrid by the mid-2030s.

•
Singapore:   Phase out petrol and diesel vehicles by 2040.

•
South Korea:   33% of new vehicle sold to be electric or hydrogen-fueled by 2030.

Leading Global OEMs
•
GM:   Launch more than 30 new EV models by 2025 and sell only zero-emission light-duty vehicles by 2035.

•
Hyundai:   Fully electrify lineup in major global markets by 2040.

•
Toyota:   70% of vehicle sales to be from EVs in 2030.

•
Ford:   Invest $29 billion in EVs and autonomous vehicles by 2025 and become carbon neutral by 2050.

Investors
Beyond government and corporate action, many investors around the world have increasingly focused on the energy transition as an investment opportunity and have poured record amounts into funds aimed at helping the environment. For example, from January through November 2020, investors in mutual funds and ETFs invested $288 billion globally in sustainable assets, a 96% increase over the whole of 2019, and certain investors have called on companies to disclose a plan for how their business model will be compatible with a net-zero economy. Moreover, EVs have become increasingly popular among consumers, who increased their spending on EVs to $120 billion in 2020, a 50% increase from 2019, according to the International Energy Agency’s “Global EV Outlook.”
Total Addressable Market
Thanks to these public and private sector efforts, the global market for EV batteries is anticipated to experience substantial growth characterized by increasing battery pack sizes and decreasing costs. This will be driven by growing EV adoption, as the global number of passenger EVs sold is expected to rise from approximately 2.7 million in 2020 to approximately 90 million in 2040. During this same period, the average battery pack size is projected to increase from 45 kWh / EV to 56 kWh / EV, while the cost of each EV battery pack is anticipated to fall from $150 / kWh to $70 / kWh. The resulting rise in demand for EV batteries is predicted to increase the total addressable market from its 2020 size of approximately $19 billion to an expected approximate $350 billion in 2040. We believe that our superior technology will allow us to play a leading role in this process, while creating value for both our shareholders and society at large.
Our Story
Our company was founded in 2012 by Dr. Qichao Hu through his work in the laboratory of Dr. Donald Sadoway, an accomplished professor of materials chemistry at the Massachusetts Institute of Technology (“MIT”). The following year, SES was newly formed based on the work begun at MIT. SES raised a Series A funding round, while Dr. Hu was named among the 2013 Forbes 30 Under 30 for his work on polymer ionic liquid rechargeable Li-Metal batteries. In 2013, we co-located with A123 Venture Technologies, a technology incubator, to leverage its facility to incubate SES’s early-stage technology development. SES raised Series B funding in 2015, attracting strategic investors including GM, SAIC Motors and Applied Materials. SES’s first prototyping battery facility opened in Boston in 2016, while further Series C and C+ funding rounds engaged Temasek and Tianqi in 2017 and SK in 2018, respectively. We capitalized on this momentum, inaugurating our second battery prototyping facility in Shanghai in 2019.
Our company has made strategic advances across several fronts in 2021. SES entered into JDAs with two leading global OEMs — GM and Hyundai — while simultaneously raising Series D and D+ funding. Most recently, we announced our business combination with Ivanhoe Capital Acquisition Corp. With nine years of research and development, we have ambitious plans for the future. With the start of manufacturing by our 1 GWh Pilot Facility and 30 GWh Expansion I Facility approaching, we believe that SES is on the way to becoming a global leader in hybrid Li-Metal battery production through our combination of world-class technology and manufacturability at scale.
Our Technology
We believe that SES hybrid Li-Metal is the next generation battery technology for EVs. Our unique approach to Li-Metal is designed to deliver high energy density batteries and high manufacturability at the same time. The unique and differentiated design of our hybrid Li-Metal battery, enabled by advanced, proprietary and patented materials and software breakthrough, gives us the confidence that SES will be able to deliver batteries to its customers at scale while matching or exceeding their expectations on performance, safety and cost.

Conventional Li-ion technology is currently being used in most commercially available EVs. Li-ion typically uses a metal oxide-based or phosphate-based cathode, and graphite or graphite/silicon-based anodes. The anode and cathode are separated by a polymer-based separator. Finally, the whole cell is filled with a liquid electrolyte that conducts lithium ions from anode to cathode as the vehicle is being driven (or battery is being discharged), and from cathode to anode as the vehicle (or the battery) is being charged. Conventional Li-ion cells have been instrumental in kickstarting the current EV market, and are being manufactured at scale at capacities of hundreds of GWh today. However, the automotive industry and its customers are yearning for a battery with higher energy density to improve the electric driving range (the distance that a vehicle can be driven on a single charge) while reducing battery cost to enable mass-adoption.
Li-Metal is widely considered and accepted as the EV battery technology capable of achieving the highest energy density. In fact, switching the current Li-ion graphite/silicon anode with Li-Metal will currently result in the highest possible energy density for any given cathode in lithium chemistry. Lithium metal is the lightest unengineered pure metal on earth. Also, since the lithium ions do not have to diffuse in and out of the anode host material (like in the case of graphite or silicon in conventional Li-ion), the battery cells made with lithium metal anode can be very compact and light. This combination of lightweight and compact anode results in the highest possible gravimetric (Watt-hour (“Wh”)/kg) and volumetric (Wh/liter) energy density, respectively, for any given cathode in lithium chemistry.
One approach to Li-Metal, known as “solid-state Li-Metal,” primarily relies on solid-state materials. The solid-state material refers to the phase (solid) within which lithium ions transport from anode to cathode (during discharge) or cathode to anode (during charge). Conventional Li-ion technology uses liquid electrolytes (not solid electrolytes), and such lithium ion transport is in the liquid phase. Approaches that use solid electrolytes generally suffer from either not having sufficient conductivity at room and lower than room temperatures, poor interface between electrolyte and electrode, inability to suppress lithium dendrites when the solid electrolyte film is thin, and lack of demonstrated manufacturability of thin, large format films and multi-layer cells at scale.
In stark contrast, SES’s approach to Li-Metal preserves the high energy density benefits of Li-Metal while utilizing a cell design that primarily uses a liquid electrolyte in the cathode and separator to transport the lithium ions. There is also a protective anode coating between the anode and the separator, which consists of solid-state electrolyte materials. Hence, we call our approach “hybrid Li-Metal,” as it utilizes both liquid and solid electrolyte in the cell simultaneously. This approach results not only in improved energy density due to using lithium metal anode, but also superior performance at room and lower than room temperatures, and enables manufacturing at scale just like Li-ion is manufactured at scale today. In fact, we have been successfully making multi-Ah, multi-layer cells using our hybrid Li-Metal approach for many years. In addition to materials, SES’s AI-powered safety software adds an additional layer of battery health monitoring and safety protection.
The key breakthrough in SES hybrid Li-Metal cells is its unique and patented liquid electrolyte. This electrolyte is developed internally at SES with many years of scientific research and development. We use a high-concentration, solvent-in-salt electrolyte. SES’s proprietary liquid electrolyte molecules and formula turns convention on its head. While liquid electrolyte used in conventional Li-ion cells is volatile and flammable, SES liquid electrolyte has low volatility and is self-extinguishing. Conventional liquid electrolytes are primarily made up of organic solvent with low concentration of salt to aid lithium ion conduction. SES liquid electrolyte primarily consists of salt with a very minute amount of proprietary solvent molecule. This new type of high-concentration solvent-in-salt liquid electrolyte is fundamentally different from conventional liquid electrolyte. It maintains the manufacturability advantage of liquid electrolyte in conventional Li-ion manufacturing, but can enable Li-Metal due to its stability on lithium metal.
SES’s proprietary and patented electrolyte helps resolve the issue that has plagued Li-Metal adoption and progress for decades. With repeated charge and discharge cycles, lithium metal anodes are known to develop needle-like mossy structures known as “dendrites,” which can penetrate the separator and short-circuit the battery cell. Our electrolyte not only significantly slows down the growth of dendrites, but it also changes its morphology from “mossy lithium,” or sharp dendrites, to “dense deposition,” or a smooth lithium metal surface. This significantly increases cell cycle life and safety.
In addition to the electrolyte, our hybrid Li-Metal battery cells use a proprietary anode coating that helps provide another layer of protection against dendrites and makes lithium plating denser during charging, as well as advanced AI-powered algorithm to accurately monitor the state-of-health of the battery cells and detect any impending dendrite-related (or other) safety issues much earlier.

The rest of the cell is assembled using our proprietary ultra-thin wide-width lithium metal anode, a conventional state-of-the-art separator and a cathode. With the exception of the lithium metal anode, all materials and components utilized in our battery cells are either already being manufactured at scale or have the capability to be easily manufactured at scale without the need for intensive research and development, or development of new equipment.
To our knowledge, SES hybrid Li-Metalbattery cells are the only Li-Metal cells demonstrated to meet or exceed the preliminary OEM target requirements for energy density, low temperature discharge, room temperature fast charge and discharge, cycle life and safety.
This unique combination of high-energy density Li-Metal in a hybrid design enables a battery that is expected to be:
•
light and compact, with high energy density of at least 400 Wh/kg and 1000 Wh/liter;

•
durable and safe, with the ability to meet stringent cycle life, overall lifetime and safety targets for next generation EVs;

•
capable of fast charge, charging up to 80% in less than 15 minutes;

•
capable of high power discharge, at room and low temperatures;

•
low-cost, taking advantage of existing Li-ion manufacturing scale and best-practices to enable cost-reduction;

•
capitalizing on the innovation occurring in Li-ion, in terms of incremental improvement in energy density, supply chain development, cost reduction and manufacturing efficiency, since the cathode and cell manufacturing process are the same as in Li-ion; and

•
smarter, with AI-powered health monitoring software that can predict safety incidents in real time and make appropriate safety recommendations.

Our Competitive Strengths
Differentiated battery technology.   As described above, our hybrid Li-Metal batteries are expected to be lighter, more energy dense, safer, faster-charging, and lower cost solution than Li-ion batteries, and to include smart technology. Our Li-Metal battery technology has projected energy density of 400 Wh/kg / 1,000 Wh/L (illustrative EV range of approximately 540 miles) in large 100 Amp-hour (“Ah”) cells, which we believe will help to enable the expansion of an electrified world. Our current 4 Ah multi-layer battery cells have demonstrated energy density of 370 Wh/kg / 700 Wh/L in third-party testing, along with fast charging up to 80% charge in less than 15 minutes, bolstering our confidence in our ability to achieve industry-leading performance. Our batteries are expected to be significantly cheaper in the long-term, while providing fast-charge capabilities, best-in-class durability and a high degree of safety.

Designed for manufacturing at scale.   Over the last nine years of research and development, we have strived to develop a technology that is not only differentiated, but also scalable and manufacturable. As of September 30, 2021, we had produced more than 15,000 multi-layer Li-Metal battery cells using our Li-ion-like production line demonstrating that our batteries are not only playing a leading role in the industry, but are also practical.
Strategic partnerships.   We believe that our products will experience swift market adoption due to our current strategic partnerships with leading global OEMs GM and Hyundai. To our knowledge, we are the only company working on Li-Metal technology that has entered into A-Sample JDAs for Li-Metal technology with major OEMs. We plan to collaborate with other OEMs to expedite such adoption and increase market acceptance of our hybrid Li-Metal battery over time.
High barriers to entry.   We have spent approximately $100 million of capital over the last nine years to establish high barriers to protect our technological advantage. As of September 30, 2021, we have been granted 54 patents, with 57 patent applications pending, and 25 trade secrets. For more information, see “—Our Intellectual Property” below.
World-class management team.   Our best-in-class team includes both scientists and engineers with training from the world’s foremost academic institutions and exceptional industry experience. Leading our business operations are our Founder and Chief Executive Officer Dr. Qichao Hu, who earned his PhD in Applied Physics from Harvard University and his BS in Physics from MIT, and our President and Chief Operating Officer Rohit Makharia, who previously spent 19 years with GM, 12 of which he spent focusing on fuel cell and battery EVs. Our research, development, engineering and manufacturing efforts are spearheaded by Chief Technology Officer Yongkyu Son, who has 19 years of experience in cell development including with Apple, SK Innovation and SDI, and Chief Science Officer Dr. Hong Gan, who has 25 years of battery research and development experience in both national labs and industry, during which he made key contributions to silicon based Li-ion and Li-sulfur technologies. For more information, see “Combined Company Management and Governance After the Business Combination.”
Our Growth Strategy
Our mission is to facilitate the widespread adoption of sustainable electric transportation both on land and in air by creating the best-in-class, high energy density Li-Metal batteries centered around long-range performance and safety.
Commercialization roadmap.
Battery development for OEMs.    The results of tests undertaken by third-party testing facilities under instructions provided by Parent and SES demonstrate industry-leading Li-Metal energy density, performance and safety. We are currently working to develop and produce A-Sample batteries with specifications required by OEMs for their EVs, with the goal of enabling commercial production in 2025. For more information on collaborations with these OEMs, see “— Our Partnerships” below. A-Sample batteries are prototypes developed for OEMs based on OEMs’ technical specifications, and they would fully meet those technical specifications. These are in contrast with B-Sample batteries, which would be functional prototypes allowing full drivability and tested in actual vehicles, and C-Sample batteries, which would be fully functional, mature samples for mass production. As we remain focused on A-Sample battery development, we do not yet have any arrangements with OEMs to manufacture consumer-ready batteries for their EVs.
Battery manufacturing at scale.   We will also continue to enhance our production processes to enable volume manufacturing in a cost-effective manner. We expect to complete our Pilot Facility by 2023, which we expect to be 100% SES-owned and operated. We plan to concurrently develop a 10 GWh joint venture plant that we expect to be operational in 2025 and that will ramp up to 30 GWh by 2027 (our Expansion I Facility), which we expect to be located in the United States. Additionally, we expect to complete a 30 GWh facility in 2026 that will ramp to 70 GWh by 2028 (our Expansion II Facility), which would represent an additional expansion of our existing facilities. In total, we expect to have more than 100 GWh of capacity by 2028.
Automaker partnership development and expansion.   As discussed below under “Our Partnerships,” while we will continue to strengthen our partnerships with GM and Hyundai in the use of our battery technology, we intend to work closely with other OEMs to make our hybrid Li-Metal battery widely available over time.
Cost reduction.   Cost reduction remains an important underpinning of EV market growth and our future growth. Currently, we have no long-term supply arrangements, and expect to negotiate long-term supply contracts as volume grows. For more information, see “Our Suppliers” below. However, in addition to arrangements with suppliers, we plan to explore opportunities for partial vertical integration both upstream and downstream. Vertical integration is used by Li-ion battery cell makers to reduce their costs, increase their competitiveness and streamline product development and commercialization for OEMs, by acquiring upstream and downstream participants in their supply chains. Upstream, we intend to explore integrating vendors of key materials of our cells and providers of key equipment and engineering capabilities, such as cell assembly, anode processing, chemical processing and safety testing. Downstream, we plan to explore integrating providers of key engineering capabilities, such as battery state-of-health monitoring software, charging optimization software, battery module development and recycling.
Continued battery innovation.   We intend to continue leveraging our world-class science, engineering and manufacturing expertise to innovate future products that will continue to provide leading technology coupled with manufacturability. We continue to invest in research and development in areas such as cell chemistry and structure, battery materials, AI software and advanced manufacturing, to build on our intellectual property portfolio.
Our Partnerships
We intend to work closely with OEMs and other strategic partners to develop and produce our hybrid Li-Metal battery cells, with the aim of making them widely available in EVs over time.
Existing JDAs
We have maintained a strong partnership with GM since 2015, when GM led our Series B financing, and since then, GM has invested approximately $70 million in our company, including a $50 million investment in our Series D funding round and a $10 million commitment in the PIPE Financing, via GM’s affiliates and subsidiaries. GM is one of the world’s largest car companies, and has voiced its desire to be a leader in EVs. GM has announced plans to launch more than 30 new EV models by 2025 and only sell zero-emission vehicles by 2035. Our collaboration initially involved close technical and research and development collaboration on SES’s battery technology. In February 2021, we entered into a JDA with GM, valued at over $50 million, under which we will work with GM to jointly develop an A-Sample battery cell. For more information on the GM entities party to the transaction, see “Certain Relationships and Related Transactions — SES Related Person Transactions — GM Joint Development Agreement.”
We have also fostered a partnership with Hyundai, another global automobile leader. In December 2020, we entered into a pre-A-Sample JDA with Hyundai. In May 2021, Hyundai made an investment of $50 million in our Series D plus funding round and signed an A-Sample JDA, under which we and Hyundai are collaborating to jointly develop an A-Sample battery cell. Hyundai has also committed to purchase $50 million of New SES Class A common stock in the PIPE Financing.
The JDAs with GM and Hyundai do not represent commitments by these OEMs to purchase our Li-Metal battery cells, and are focused only on development. Although the JDAs set timeframes for the attainment of certain development milestones, these timeframes are objectives only and may be subject to ongoing elaboration and change by the parties. The JDAs also do not prohibit GM, Hyundai or SES from entering into additional agreements with other third parties. To our knowledge, neither GM or Hyundai have entered into additional agreements with other third parties for the development of A-Sample Li-Metal batteries.
Other Investments and Partnerships
In addition to the above investments or commitments to invest from GM and Hyundai, we have received total investments or commitments to invest from OEMs Geely and SAIC Motors of approximately $30 million and total investments or commitments to invest from other strategic and financial investors, including SK, LG, Foxconn, Tianqi, Applied Materials, Temasek and Vertex, of approximately $165 million (in each case, inclusive of PIPE Financing commitments).
As discussed above under “Our Growth Strategy — Battery Manufacturing at Scale,” we expect to form strategic joint ventures with one or more battery makers or OEMs to support the build-out of our Expansion I Facility. We plan for our Expansion I Facility to be a joint venture with an OEM strategic partner and that we will supply our own coated anode and electrolyte to the facility, and for our Expansion II Facility to be 100% SES-owned and operated. We expect to use the proceeds from the Business Combination for our Expansion I Facility. We anticipate a combination of debt and equity financing to fund the remaining facilities. Like our current partners and shareholders, we believe that any and all future partners will provide us with important support and resources in developing and scaling our Li-Metal battery technology. For more information on the assumptions underlying these projections, see “Certain Company Projected Financial Information.”
Our Research and Development
We conduct research and development at our facilities in Boston and Shanghai, and expect to eventually build additional facilities in other parts of the world. Research and development activities concentrate on making further improvements to our battery technology, including improvements to battery performance and cost.
Our research and development efforts currently include, but are not limited to, programs in the following areas.
•
Scale-up:   Our design is further being customized with and validated by OEMs. Based on our collaborations with OEMs, we believe that a roughly 100 Ah cell-size manufactured at GWh scale (five to seven cells-per-minute) is needed to achieve commercialization in EVs at a large, global scale. We are developing processes and equipment to scale up the manufacturing of current cell design from three to nine Ah capacity to approximately 100 Ah.

•
Module and pack design:   Li-Metal cells must be integrated into modules and packs as part of their integration into vehicles. Our active development efforts are focused on the integration of our Li-Metal cells into modules to enable our hybrid Li-Metal cells perform as intended once they are integrated into modules and vehicles.

•
Advanced AI software and battery management systems (“BMS”):   Software is critical to the ongoing monitoring of battery health and safety. We continue to develop advanced AI algorithms to diagnose battery cell-related health issues, develop advanced control algorithms and charging methods to enhance cycle life and safety, and port such software on to a BMS that can integrated into a battery pack.

•
Advanced materials and coatings:   We continue to research and develop advanced electrolyte and anodes to further improve cycle life and safety. In addition, we continue to develop novel methods of laminating or depositing lithium metal anode that can be deployed at commercial GWh scale.

•
Cathode materials and design:   We continue to develop our hybrid Li-Metal cells for a variety of different cathode materials, cathode design and cathode processing methods that can provide ultra-high energy density and/or significant cost-reduction.

•
Lithium metal recycling:   Along with other battery components that are already being recycled today, Li-Metal foil will also need to be recycled in the future. We continue to explore methods of recycling that are productive and cost-effective.

Our Intellectual Property
We rely on a combination of the intellectual property protections afforded by patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. As of September 30, 2021, we have been granted 54 patents, with 57 patent applications pending, and have 44 registered or allowed trademarks, with 19 trademark applications pending. We also rely substantially on unpatented proprietary technology, including know-how or trade secrets, with 25 trade secrets as of September 30, 2021.
We possess patents, licenses and/or know-how covering the following proprietary technologies:
•
Cell design, including physical format, component layout, application tuning, cell formation and support structures.

•
Materials, including salt preparation and purification, design of synthetic solvents, state-of-the art electrolyte formulations, lithium foil production, separator composition and anodes.

•
Battery management, including charge/discharge profiles, rapid charging, safety systems and algorithms, telemetry harvesting and big data analysis.

•
Environmental, including low-impact production of cell materials and recyclability of spent materials.

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection for our designs and technology. Our policy is to protect our proprietary and intellectual property position by, in addition to filing patent applications in various jurisdictions related to our proprietary technology, relying on trade secrets, know-how and continuing technological innovation. We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. For a more comprehensive discussion of the risks related to our intellectual property, please see “Risk Factors — Risks Relating to SES’s Business and Industry — Risks Relating to Intellectual Property.”
Our Suppliers
Currently, we are in product development and our product design has yet to be finalized, so our volume demand is limited and we do not have long-term supply arrangements. As volume demand grows, we expect to negotiate long-term supply contracts. For our current product development needs, we source from third-party suppliers for raw materials, components and equipment necessary to develop and manufacture our Li-Metal battery cells. See “— Our Growth Strategy — Automaker partnership development and expansion — Cost Reduction” above.
Our Human Capital
We believe that our employees are among the best in the EV battery industry. Currently, we employ approximately 113 employees globally. By headcount, approximately two-thirds of our employees are located in the United States, approximately one-third are located in China and a remaining handful of employees are located in each of South Korea and Singapore. All of our executive management is located in the United States, other than our Chief Legal & Corporate Officer, who is located in Singapore. Although we do not currently have definitive plans, as our joint development of Li-Metal batteries with certain U.S. and South Korean OEMs continues to progress, we would expect to launch future research facilities and, eventually, commercial production manufacturing facilities, in the United States and South Korea, while also significantly increasing our employee headcount in those locations. Currently, approximately 75% of our employees worldwide are engaged in research and development and related functions, with expertise in all aspects of the development process, including materials science, chemistry, engineering and software. More than half of these employees hold advanced engineering and scientific degrees, including many from the world’s top universities, and have extensive experience from large Li-ion companies.
We understand that our industry leadership is ultimately rooted in people. Competition for qualified personnel in the technology space is intense, and our success depends in large part on our ability to recruit, develop and retain a productive and engaged workforce. Accordingly, attracting and retaining truly original thinkers and top performing doers, investing in our employees and their well-being, keeping them motivated, offering competitive compensation and benefits, promoting diversity and inclusion, and adopting progressive human capital management practices constitute core elements of our corporate strategy.
We seek team members who are passionate about electric transportation and battery technologies, and have the humility and discipline to be building blocks in our fast-paced and challenging business operations. We value diversity and recognize the importance of fostering a positive, inclusive culture. As such, we have actively taken steps toward eliminating unconscious bias in our hiring and promotion processes while enabling us to add and promote team members who demonstrate behaviors aligned with our values.
While SES has grown in size significantly, at its core it retains its early-stage start-up culture. It attracts and honors employees that want to make a dent in the universe. In addition to competitive compensation and benefits, we set challenging yet meaningful goals for our employees and help them push their limits, as we believe the best and brightest are fundamentally driven by the desire to solve tough, meaningful problems, be part of an exciting movement and make a real impact in the industry.
The health and safety of our employees is paramount at SES. As part of our continuing goal to reduce workplace incidents, we are committed to a culture of safe work practices and improving safety in all of our locations.
We intend to make significant investments in research and development and the recruitment of top technical and engineering talent to improve our battery technology.
Our Facilities
Our headquarters are located in Boston, and most of our executive management is located in the United States. Our operating facilities are located in Boston and Shanghai. Both properties are leased, with the Boston lease and the Shanghai lease each expiring in 2026. Our Boston facility focuses on chemistry, materials and algorithm research and development, as well as engaging with OEMs worldwide, including General Motors and Hyundai. Our Shanghai facility focuses on supply chain development, manufacturing process development, cell product development, software, BMS and module development. We are building our 1 GWh Pilot Facility in China for the development of pre-commercial-production battery cells, which we expect to be completed in 2023. We have also set up an office in Seoul focused on supply chain, customer relations and our collaboration with partners in the region. As our joint development of Li-Metal batteries with certain U.S. and South Korean OEMs continues to progress, we also expect to launch future research facilities and, eventually, commercial production manufacturing facilities, in the United States and South Korea, while also significantly increasing our headcount in those locations. Specifically, we expect to enter into a joint venture with one or both of our OEM partners to build our Expansion I Facility in the United States. We expect to build the first 10 GWh portion of our Expansion I Facility in the United States in 2023 and 2024, with plans for such facility to be operational by 2025. SES expects that this Expansion I Facility will be located in the United States, as the Expansion I Facility would target the U.S. automotive market (the largest EV market for its OEM partners).
In addition to our 1 GWh Pilot Facility (expected to be built in Shanghai) and our planned 30 GWh and 70 GWh facilities, we continue to assess our ongoing facilities needs and may build new facilities or lease additional facilities in our current or other locations according to our manufacturing needs and the needs of any OEMs with whom we enter into collaborations.

Competition
The battery market, like the EV market it services, is fast-growing, extremely competitive and driven by the innovation of both large incumbents and emerging entrants like SES. CATL, SKI, LGES, Panasonic and SDI are among the existing suppliers of batteries to the EV industry. Although their offerings tend to be conventional Li-ion, they could develop Li-Metal batteries that would directly compete with our offerings. Additionally, the efforts of OEMs, including Tesla, Nio, Rivian and Toyota, to develop their own EV battery production capabilities could reduce demand for SES’s technology if they are successful. Newer entrants, including Northvolt, Sila Nanotechnologies, Solid Power, QuantumScape, Ganfeng Lithium and WeLion, are supplying next-generation batteries that could compete with ours, and others could feasibly emerge.
We acknowledge that incumbents and emerging entrants may have greater resources to invest in advancing their technologies, access to more potential customers, or strategic relationships with OEMs (or other third parties) that may give them a competitive edge. We further acknowledge that these disparities, where they exist, have the potential to harm our business, results of operations or financial condition. However, SES combines the technology innovation of emerging entrants with the practical execution capability of incumbents, and we believe that SES, with its determination and focus, will be able to be successful in the competitive Li-Metal space.
Government Regulation and Compliance
There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in vehicles, factory safety and disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our batteries into the market. For more information, see “Risk Factors — Risks Relating to SES’s Business and Industry — Risks Relating to Regulation and Legal Compliance” discussing regulations and regulatory risks related to export controls (including our export controls compliance program), environmental, health and safety, anti-corruption, anti-bribery, data collection, trade and tax law compliance.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

SES’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with our “Selected Consolidated Financial Information,” our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the related notes, and our unaudited interim condensed consolidated financial statements as of September 30, 2021 and the three and nine month periods ended September 30, 2021 and 2020 and the related notes, in each case, appearing elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those express or implied in these forward-looking statements as a result of various factors, including those set forth in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/ prospectus. Unless the context otherwise requires, all references in this section to “we,” “our” or “us” refer to SES and its subsidiaries prior to the Closing and to the combined public company and its subsidiaries after the Closing.
Overview
SES is engaged in the development and production of high-performance, hybrid Li-Metal rechargeable battery technology for EVs and other applications. Since our founding in 2012, we have been committed to developing the world’s most advanced EV batteries. Our Li-Metal batteries have been designed to combine the high energy density of Li-Metal with cost-effective, large-scale manufacturability of conventional Li-ion batteries.
We are a pre-commercialization stage company with no revenue to date. We have incurred the following net losses for the periods noted:
•
$8.0 million for the three months ended September 30, 2021;

•
$3.3 million for the three months ended September 30, 2020;

•
$18.2 million for the nine months ended September 30, 2021;

•
$10.0 million for the nine months ended September 30, 2020;

•
$13.9 million for the year ended December 31, 2020; and

•
$14.7 million for the year ended December 31, 2019.

We have an accumulated deficit of approximately $81.3 million from our inception through September 30, 2021 and $63.0 million from our inception through December 31, 2020.
Key Trends, Opportunities and Uncertainties
As a pre-revenue company, we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed below and in the section titled “Risk Factors” appearing elsewhere in this proxy statement/ prospectus.
Partnering with Industry-Leading OEMs
We have maintained a strong partnership with GM since 2015, when GM led our Series B financing, and since then, GM has invested approximately $70.0 million in our company, including its commitment in the PIPE Financing. GM is one of the world’s largest car companies, and has voiced its desire to be a leader in EVs. GM has announced plans to launch more than 30 new EV models by 2025 and only sell zero-emission vehicles by 2035. Our collaboration initially involved close technical and research and development collaboration on SES’s battery technology. In February 2021, we entered into a JDA with GM, valued at over $50.0 million, under which we will work with GM to develop an A-Sample battery cell with a capacity of almost 100 Ah. For more information on the GM entities party to the transaction, see “Certain Relationships and Related Transactions — SES Related Person Transactions — GM Joint Development Agreement.”
We have also fostered a partnership with Hyundai, another global automobile leader. In December 2020, we entered into a pre-A sample JDA with Hyundai. In May 2021, Hyundai made an investment of $50.0 million in our Series D plus funding round and signed an A-Sample JDA, under which we and Hyundai are collaborating to develop an A-Sample battery cell. We believe the Hyundai JDAs align our interests with those of Hyundai and will facilitate further collaboration in designing and developing our technology and products. Hyundai has also committed to purchase $50.0 million of New SES Class A common stock in the PIPE Financing.
We believe that our products will experience swift market adoption due to our current strategic partnerships with global leading OEMs GM and Hyundai. We plan to collaborate with other OEMs to expedite such adoption and increase market acceptance of our hybrid Li-Metal battery over time. We also expect to form strategic joint ventures with one or more battery makers or OEMs to support build-out of our Expansion I Facility.
Product and Manufacturing Process Development
Our product development activities concentrate on making further improvements to our battery technology, including improvements to battery performance and cost. Major development efforts include, but not limited to:
•
Scale-up:   Our design is further being customized with and validated by several OEMs. Based on our collaborations with OEMs, we believe that a roughly 100 Ah cell-size manufactured at GWh scale (five to seven cells-per-minute) is needed to achieve commercialization in EVs at a large, global scale. We are developing processes and equipment to scale up the manufacturing of current cell design from three to nine Ah capacity to approximately 100 Ah.

•
Module and pack design:   Li-Metal cells must be integrated into modules and packs as part of their integration into vehicles. We have active development in integration of our Li-Metal cells in modules to ensure that our hybrid Li-Metal cells perform as intended once they are integrated into modules and vehicles.

•
Advanced AI software and battery management systems:   Software is critical to ongoing monitoring of battery health and safety. We continue to develop advanced AI algorithms to diagnose battery cell- related health issues, develop advanced control algorithms and charging methods to enhance cycle life and safety, and port such software on to a BMS that could be integrated into a battery pack.

•
Advanced materials and coatings:   We continue to research and develop advanced electrolyte and anodes to further improve cycle life and safety. In addition, we also continue to develop novel methods of laminating or depositing lithium metal anode that can be deployed at commercial GWh scale.

•
Cathode materials and design:   We develop our hybrid Li-Metal cells for a variety of different cathode materials, cathode design and cathode processing methods that can provide ultra-high energy density and/or significant cost-reduction.

•
Lithium metal recycling:   Along with other battery components that are already being recycled today, Li-Metal foil will also need to be recycled in the future. We continue to explore methods of recycling that are productive and cost-effective.

With 51 granted patents, 59 pending patent applications (as of September 30, 2021) and nine years of research and development experience, we have a history of technological innovation. We have a strong research and development team, including employees with expertise in all aspects of the development process, including materials science, chemistry, engineering and software. We intend to make significant investments in research and development and the recruitment of top technical and engineering talent to improve our battery technology. As we grow our team, the size of our Pilot Facility, our materials consumption and the rate of cash utilization as a function of time will also increase significantly.

Commercialization
We are currently working to develop and produce A-Sample batteries with specifications required by OEMs for their EVs, with the goal of enabling commercial production in 2025. We will continue to enhance our production processes to enable volume manufacturing in a cost-effective manner. We expect to complete our 1 GWh Pilot Facility by 2023, followed by a 10 GWh joint venture plant, which is expected to be built in 2023 and 2024 and operational by 2025 and to ramp up to 30 GWh by 2027 (our Expansion I Facility). Additionally, we expect to complete a 30 GWh facility in 2026 that will ramp to 70 GWh by 2028 (our Expansion II Facility), which would represent an additional expansion of our existing facilities. In total, we expect to have more than 100 GWh of capacity by 2028.
Competition
The battery market, like the EV market it services, is fast-growing, extremely competitive and driven by the innovation of both large incumbents and emerging entrants like SES. We acknowledge that the incumbents and other emerging entrants may have greater resources to invest in advancing their technologies, access to more potential customers, or strategic relationships with OEMs (or other third parties) that may give them a competitive edge. We further acknowledge that these disparities, where they exist, have the potential to harm our business, results of operations or financial condition.
Capital Needs
Following the Business Combination and assuming we experience no significant delays in the research and development of our hybrid Li-Metal battery and no redemption at closing of the Business Combination, we believe that our cash resources will be sufficient to fund the creation of our Pilot Facility and the majority of our Expansion I Facility. For more information, see “— Liquidity and Capital Resources” below.
Government Regulation and Compliance
There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in vehicles, factory safety and disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our batteries into the market. For more information, see “Risk Factors — Risks Relating to our Business and Industry — Risks Relating to Regulation and Legal Compliance” discussing regulations and regulatory risks related to export controls (including our export controls compliance program), environmental, health and safety, anti-corruption, anti-bribery, data collection, trade and tax law compliance.
Impact of COVID-19
On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a pandemic. Since that point, the COVID-19 pandemic has caused general business disruption throughout the United States and worldwide. The effects and potential effects of COVID-19, include, but are not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and has created significant uncertainty in the overall continuity in business operations. The spread of COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of EV manufacturers and suppliers and EV batteries, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for EV batteries if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain at levels that do not create an incentive to accelerate the migration from internal combustion engine vehicles to EVs, an increase in costs resulting from efforts of manufacturers of EVs or EV batteries to mitigate the effects of COVID- 19, delays in EV manufacturers’ schedule to full commercial production of EVs, as well as disruptions to these supply chains, among other negative effects.
The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect our start-up and manufacturing plans.

As a precaution, we took certain preventive measures in light of this pandemic and reduced our operational activities during the year ended December 31, 2020. In particular, we temporarily reduced employee compensation, recommended that all non-essential personnel work from home, and reduce in-person participation in research and development activities. As a result, our personnel costs and travel related costs were lower in 2020. We also were required to implement additional safety protocols for essential workers, which resulted in delays in the timing of project execution.
Following the re-opening of non-essential businesses and the easing of restrictions on non-essential in-person work, since January 1, 2021, we have ramped up research and development hiring and increased our investment in in-person work. Currently, we anticipate that research and development expenses will increase significantly for the foreseeable future as a result of additional hiring of scientists, engineers and technicians and investment in additional plant and equipment for product development, building prototypes and testing of battery cells. However, measures that have been relaxed may be reimplemented if COVID-19 continues to spread. If, as a result of these measures, we have to limit the number of employees and contractors at any research and development or manufacturing facility at a given time, it could cause a delay in our development, testing and manufacturing efforts and a delay in our product schedule. If our workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, our operations will be adversely affected.
We continue to monitor closely the impact of COVID-19 on all aspects of our business and geographies, including its impact on our employees, suppliers, business partners and potential eventual distribution channels and customers. The extent to which the COVID-19 pandemic may continue to affect our business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, we may continue to suffer an adverse effect to our business due to its global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to EV purchases and other governmental support programs. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.
Basis of Presentation
Our historical results are reported under U.S. Generally Accepted Accounting Principles (“GAAP”) and in U.S. dollars. Currently, we conduct our business through one operating segment. For more information about our basis of presentation, refer to Note 2 in our accompanying audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and our condensed consolidated financial statements for the three and nine months ended September 30, 2021 and 2020.
Components of Results of Operations
We are an early-stage growth company in the pre-commercialization stage of development. We have not generated any revenue from sales to customers, and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Our ability in the future to generate revenue sufficient to achieve profitability will depend largely on the successful development of our products. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical results of operations.
Research and Development
Research and development expenses consist primarily of costs incurred for salaries and personnel- related expenses, including stock-based compensation expense, for scientists, experienced engineers and technicians including the material and supplies used in product research and development, process engineering efforts and testing, as well as payments to consultants, patent related legal costs, depreciation, and allocated facilities and information technology costs. As we attempt to develop a battery cell with acceptable performance, yields and costs, we anticipate that research and development and related expenses will increase significantly for the foreseeable future as a result of additional hiring of scientists, engineers and technicians and investment in additional plant and equipment for product development, building prototypes and testing of battery cells.

General and Administrative
General and administrative expenses consist primarily of costs incurred for salaries and personnel- related expenses, including stock-based compensation expense, for our finance, legal and human resource functions, expenses for director and officer insurance, outside contractor and professional service fees, audit and compliance expenses, legal, accounting and other advisory services, as well as allocated facilities and information technology costs including depreciation. We are rapidly expanding our personnel headcount, in anticipation of planning for and supporting our growth and operating as a public company. Accordingly, we expect our general and administrative expenses to increase significantly in the near term and for the foreseeable future.
Upon commencement of commercial operations, we also expect to incur customer and sales support and advertising costs.
Interest income
Interest income primarily consists of interest earned on our cash and cash equivalents, which are primarily invested in money market funds and interest income from short-term investments, which are primarily invested in corporate bonds and mutual funds.
Other (expense) income, net
Other (expense) income, net consists primarily of foreign exchange gains or losses and forgiveness of the unsecured note payable under Paycheck Protection Program (“PPP”) established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”).
Provision for Income Taxes
Provision for income taxes consists of an estimate for state and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a full valuation allowance against our net deferred tax assets because we believe it is more likely than not that these deferred tax assets will not be realized.
Results of Operations
Comparison of the three and nine months ended September 30, 2021 and 2020
The following table sets forth our historical operating results for the periods indicated (amounts in thousands):
	Three Months Ended September 30		$	%
	2021	2020	Change	Change
Operating expenses:
Research and development	$3,684	$2,219	$1,465	66%
General and administrative	4,374	1,046	3,328	318%
Total operating expenses	8,058	3,265	4,793	147%
Loss from operations	(8,058)	(3,265)	(4,793)	(147)%
Other income:
Interest income	160	—	160	nm(1)%
Other (expense) income, net	(94)	(47)	(47)	(100)%
Total other income, net	66	(47)	113	240%
Loss before income taxes	(7,992)	(3,312)	(4,680)	(141)%

	Three Months Ended September 30		$	%
	2021	2020	Change	Change
Provision for income taxes	(3)	—	(3)	nm(1)%
Net loss	(7,995)	(3,312)	(4,683)	(141)%
Other comprehensive loss:
Foreign currency translation adjustment	(23)	121	(144)	(119)%
Total comprehensive loss	$(8,018)	$(3,191)	$(4,827)	(151)%
	Nine months Ended September 30		$	%
	2021	2020	Change	Change
Operating expenses: Research and development	$10,175	$7,254	$2,921	40%
General and administrative	8,879	2,828	6,051	214%
Total operating expenses	19,054	10,082	8,972	89%
Loss from operations	(19,054)	(10,082)	(8,972)	(89)%
Other income:
Interest income	163	71	92	130%
Other income, net	694	(32)	726	nm(1)%
Total other income, net	857	39	818	nm(1)%
Loss before income taxes	(18,197)	(10,043)	(8,154)	(81)%
Provision for income taxes	(22)	—	(22)	nm(1)%
Net loss	(18,219)	(10,043)	(8,176)	(81)%
Other comprehensive loss:
Foreign currency translation adjustment	48	61	(13)	(21)%
Total comprehensive loss	$(18,171)	$(9,982)	$(8,189)	(82)%

(1)
“nm” means not meaningful.

Operating Expenses: Research and Development
Research and development expenses increased $1.5 million, or 66%, to $3.7 million for the three months ended September 30, 2021, from $2.2 million for the three months ended September 30, 2020. The increase primarily resulted from the $1.1 million increase in personnel cost mainly attributable to our growth in headcount in support of our ongoing research and development efforts of battery cell development, following the re-opening of non-essential businesses and the easing of restrictions on non-essential in-person work stemming from the COVID-19 pandemic and $0.6 million increase in expenses for lab consumables and material supplies related to our increased research and development activities during the three months ended September 30, 2021. An additional driver was a $0.3 million increase in professional fees, outside services, facility and office expenses related to our ongoing research and development activities for the three months ended September 30, 2021.
Research and development expenses increased $2.9 million, or 40%, to $10.2 million for the nine months ended September 30, 2021, from $7.3 million for the nine months ended September 30, 2020. The increase primarily resulted from the $1.9 million increase in personnel cost mainly attributable to our growth in headcount in support of our ongoing research and development efforts, following the re-opening of non-essential businesses and the easing of restrictions on non-essential in-person work stemming from the

COVID-19 pandemic during the nine months ended September 30, 2021. An additional driver was a $1.0 million increase in professional fees, expenses for lab consumables and material supplies related to our increased research and development activities, outside services, facility and office expenses related to our ongoing research and development activities for the nine months ended September 30, 2021.
Operating Expenses: General and Administrative
General and administrative expenses increased $3.3 million, or 318%, to $4.4 million for the three months ended September 30, 2021, from $1.0 million for the three months ended September 30, 2020. The increase in general and administrative expenses primarily resulted from a $1.7 million increase in professional fees associated with external consulting, legal and accounting services, a $0.9 million increase in marketing and public relations expense, and a $0.5 million increase attributable to our growth in headcount in preparation for operating as a public company. Furthermore, there was $0.2 million increase in outside services, facility and office expenses during the three months ended September 30, 2021.
General and administrative expenses increased $6.1 million, or 214%, to $8.9 million for the nine months ended September 30, 2021, from $2.8 million for the nine months ended September 30, 2020. The increase in general and administrative expenses primarily resulted from a $3.8 million increase in professional fees associated with external legal, consulting and accounting services, a $1.3 million increase in marketing and public relations activity, and a $1.0 million increase attributable to our growth in headcount in preparation for operating as a public company.
Interest Income
Interest income for the three months ended September 30, 2021 increased $0.2 million due to a short-term investment made during the second quarter of 2021 from the proceeds of Series D and D plus financing. Interest income for the three months ended September 30, 2020 was immaterial.
Interest income increased $0.1 million, or 130%, to $0.2 million for the nine months ended September 30, 2021, from $0.1 million for the nine months ended September 30, 2020. The increase in interest income was attributable to a short-term investment made during the second quarter of 2021 from the proceeds of Series D and D plus financing.
Other (expense) income, net
Other (expense) income, net increased $47,000, or 100%, to $94,000 for the three months ended September 30, 2021, from $47,000 for the three months ended September 30, 2020. The increase was mainly attributable to foreign exchange loss.
Other (expense) income, net increased to $0.7 million for the nine months ended September 30, 2021, which resulted from an $0.8 million gain recorded as a result of forgiveness of the loan received in 2020 under the PPP established pursuant to the CARES Act. Other (expense) income, net for the nine months ended September 30, 2020 was immaterial.
Provision for Income Taxes
The provision for income tax expense during the three and nine months ended September 30, 2021 and 2020 were immaterial. The effective tax rate was (0.04)% and 0% for the three months ended September 30, 2021 and 2020, respectively. The effective tax rate was (0.12)% and 0% for the nine months ended September 30, 2021 and 2020, respectively. The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21% principally results from losses generated in the U.S. where no benefit was recorded because the Company had fully reserved its deferred tax assets as of September 30, 2021 and December 31, 2020 and the recording of uncertain tax positions and interest expense.
The Company’s deferred tax assets principally result from U.S. net operating loss carryforwards and research credits. Utilization of these attributes is dependent upon future levels of taxable income and may be subject to annual limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code. Such limitations may result in the expiration of these attributes before their utilization. The

Company is evaluating the impact of the equity transactions that have occurred during the nine months ended September 30, 2021, however it does not believe there will be a material impact to the attributes. During the nine months ended September 30, 2021, there were no significant changes to the total amount of unrecognized tax benefits.
Comparison of the Year Ended December 31, 2020 and 2019
The following table sets forth our historical operating results for the periods indicated (amounts in thousands):
	Year Ended December 31		$	%
	2020	2019	Change	Change
Operating expenses:
Research and development	$9,443	$10,514	$(1,071)	(10)%
General and administrative	4,460	4,776	(316)	(7)%
Total operating expenses	13,903	15,290	(1,387)	(9)%
Loss from operations	(13,903)	(15,290)	(1,387)	(9)%
Other income (expense):
Interest income	76	684	(608)	(89)%
Other (expense) income, net	(55)	12	(67)	(558)%
Total other income, net	21	696	(675)	(97)%
Loss before income taxes	(13,882)	(14,594)	(712)	(5)%
Provision for income taxes	(7)	(108)	(101)	(94)%
Net loss	(13,889)	(14,702)	(813)	(6)%
Other comprehensive income (loss):
Foreign currency translation adjustment	188	(62)	(250)	(403)%
Total comprehensive loss	$(13,701)	$(14,764)	$(1,063)	(7)%
Operating Expenses: Research and Development
Research and development expenses decreased $1.1 million, or 10%, to $9.4 million for the year ended December 31, 2020, from $10.5 million for the year ended December 31, 2019. The decrease primarily resulted from the $0.3 million decrease in personnel cost, a decrease of $0.9 million in lab consumables and material supplies to support research and development of battery cell development, a $0.4 million decrease in travel- related expenses and a $0.1 million decrease in other miscellaneous expenses such as professional fees, outside services, facility and office expenses related to research and development. These decreases in expense were mainly attributable to the impact of global COVID-19 pandemic, which caused us to modify our operational plans and reduce employee compensation and employee travel, recommend that all non-essential personnel work from home, and reduce in-person participation in research and development activities. We also were required to implement additional safety protocols for essential workers, which resulted in delays in the timing of project execution. The reduced expenses from lower operational activities in 2020 were partially offset by an increase of $0.6 million related to depreciation and amortization of manufacturing facility located in Shanghai, China which was put in service in early 2020.
Operating Expenses: General and Administrative
General and administrative expenses decreased $0.3 million, or 7%, to $4.5 million for the year ended December 31, 2020, from $4.8 million for the year ended December 31, 2019. The decrease in general and administrative expenses of $0.3 million was primarily attributable to lower legal expenses to acquire certain patents for the purpose of maintaining our competitive advantage. Further, travel expenses declined by $0.1 million in 2020 due to reduced operational activities resulting from COVID-19. These reduced costs were partially offset by an increase of $0.1 million in amortization of amortization of patents.

Interest Income
Interest income decreased $0.6 million, or 89%, to $0.1 million for the year ended December 31, 2020, from $0.7 million for the year ended December 31, 2019. The decrease in interest income was primarily attributable to a reduction in our average balance of cash and cash equivalents invested in money market funds, coupled with a decline in market interest rates.
Other (expense) income, net
Other (expense) income decreased $67,000, or 558%, to an expense of $55,000 for the year ended December 31, 2020, from income of $12,000 for the year ended December 31, 2019. The decrease in other (expense) income, net resulted mainly from foreign exchange gains or losses.
Provision for Income Taxes
The decrease in the provision for income taxes of 94%, to $7,000 for the year ended December 31, 2020 from $108,000 for the year ended December 31, 2019, was primarily due to taxes incurred by our foreign subsidiaries in 2019.
Liquidity and Capital Resources
Historically, our principal sources of liquidity have been financing transactions with investors that have provided us with the necessary funds to support our research and development activities. Through September 30, 2021, we have raised approximately $269.9 million of funding through the issuance of shares of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock. In April and May 2021, we entered into the Series D and Series D plus stock purchase agreements with certain investors for gross proceeds of $188.5 million. As of September 30, 2021, we had cash and cash equivalents, restricted cash and short-term investments of $180.6 million and as of December 31, 2020, we had cash and cash equivalents, short-term investments and restricted cash of $14.9 million. Our cash equivalents are invested in U.S. Treasury money market funds and short-term mutual funds. Our short-term investments are primarily invested in corporate bonds and mutual funds. The proceeds will be used in future research and development activities and which may include the building of manufacturing prototyping lines to facilitate the production of pre-manufacturing batteries by 2024. We have yet to generate any revenue from our business operations, and since inception, we have not achieved profitable operations or positive cash flows from our operations. Our accumulated deficit aggregated $81.3 million as of September 30, 2021 and we expect to incur substantial losses in future periods. As an early-stage growth company in the pre-commercialization stage of development, the net losses we have incurred since inception are consistent with our strategy and budget.
As of the Closing date, on a pro forma basis assuming no redemption and assuming consummation of the Business Combination with cash proceeds of $489.3 million (including gross proceeds of $275.0 million from the PIPE Financing and payment of transaction costs estimated at $52.1 million and deferred offering costs of $9.7 million), our cash and cash equivalents are expected to be $519.6 million. As of the Closing date, on a pro forma basis assuming maximum redemption and assuming consummation of the Business Combination with cash proceeds of $213.2 million (including gross proceeds of $275.0 million from the PIPE Financing and payment of transaction costs estimated at $52.1 million and deferred offering costs of $9.7 million), our cash and cash equivalents are expected to be $243.6 million at Closing.
We plan to finance our operations with a combination of proceeds from the Business Combination, capital from investors, and if required, loans from financial institutions, as well as anticipated future revenue from product sales. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations. We believe that our cash on hand following the Business Combination will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this filing, and also sufficient to fund our operations and our construction of our Pilot Facility and the majority of our Expansion I Facility, as currently contemplated. However, additional funding may be required for a variety of reasons, including, but not limited to, the proceeds of the Business Combination being less than anticipated due to redemptions or the PIPE Financing being consummated for less than the full committed amount, delays in expected development. For more information, see “Information About SES — Certain Company Projected Financial Information.”
As a result of the capital-intensive nature of our business, we expect to sustain substantial operating expenses, without generating sufficient revenues, to cover expenditures for a number of years. Over time, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, the issuance of equity, equity- related or debt securities or through obtaining credit from financial institutions. These funds are expected to finance our principal sources of liquidity, ongoing costs such as research and development relating to our batteries and the construction of manufacturing facilities, including the creation of the remainder of our Expansion I Facility and all of our Expansion II Facility. For more information, see “Information About SES — Our Growth Strategy.”
If we were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing or enter into other arrangements as described above, we believe that our debt-free balance sheet following the Business Combination would enable us to access financing on reasonable terms. However, there can be no assurance that such additional capital would be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. We may be forced to decrease our level of investment in product development or scale back our operations. Furthermore, the cost of debt could be higher than anticipated. There can also be no assurance that positive cash flow from operations can be achieved or sustained.
Cash Flows
For the Nine months ended September 30, 2021 and 2020
The following table provides a summary of our cash flow data for the periods indicated (amounts in thousands):
	Nine months Ended September 30,
	2021	2020
Net cash used in operating activities	$(17,804)	$(8,603)
Net cash used in investing activities	(141,673)	(13,383)
Net cash provided by financing activities	187,341	840
Cash Used in Operating Activities
Our cash flows used in operating activities to date have been primarily comprised of payroll, consumables and supplies related to research and development, facilities expense and professional services for general and administrative activities. As we continue to ramp up hiring for research and development headcount to accelerate our engineering efforts, we expect our cash used in operating activities to increase significantly before we start to generate any material cash inflows from our operations.
During the nine months ended September 30, 2021, operating activities used $17.8 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $18.2 million, which included non-cash expenses of $1.3 million related to depreciation and amortization and $0.3 million related to stock-based compensation, as well as a gain of $0.8 million related to the forgiveness of the PPP note payable. The changes in operating assets and liabilities consist of an increase in receivable from related party of $1.1 million mainly attributable to a Joint Development Agreement (“JDA”), and an increase of $0.5 million in other assets primarily attributable to an increase tax credits.
During the nine months ended September 30, 2020, operating activities used $8.6 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $10.0 million, which included non-cash expenses of $1.3 million related to depreciation and amortization and $0.1 million related to stock- based compensation. The changes in operating assets and liabilities consisted of an increase in prepaid expenses and other assets by $0.3 million, mainly attributable to research and development tax credit.

Cash Used in Investing Activities
Our cash flows pertaining to investing activities, to date, have been composed of investments in short-term securities, purchases of property and equipment mainly related to lab machinery and equipment, various lab tools and instruments and patents attributable to lithium salt production and lithium battery management technologies, which were offset by the proceeds from maturities of our short-term investments. We expect the costs to acquire property and equipment to increase substantially in the near future as we build out our manufacturing for our Pilot Facility.
During the nine months ended September 30, 2021, investing activities used $141.7 million in cash. Among the components of the net cash used in investing activities, cash used for the purchase of short-term investments was $150.8 million and the purchase of property and equipment was $4.0 million, offset by the proceeds from the short-term investment maturities of $13.1 million for the nine months ended September 30, 2021.
During the nine months ended September 30, 2020, investing activities used $13.4 million in cash, primarily for the purchases of short-term investments.
For the Years Ended December 31, 2020 and 2019
The following table provides a summary of our cash flow data for the periods indicated (amounts in thousands):
	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(11,009)	$(14,271)
Net cash used in investing activities	(13,273)	(4,609)
Net cash provided by financing activities	840	1,142
Cash Used in Operating Activities
During the year ended December 31, 2020, operating activities used $11.0 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $13.9 million, including non-cash expenses of $1.7 million related to depreciation and amortization and $0.2 million related to stock-based compensation. The changes in operating assets and liabilities consisted of an increase in prepaid expenses and other assets by $0.3 million mainly attributable to research and development tax credit and VAT tax receivables. This was offset by an increase of $0.6 million in accounts payable due to timing of payments and an increase of $0.7 million in accrued compensation and other liabilities primarily attributable to accrued bonuses.
During the year ended December 31, 2019, operating activities used $14.3 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $14.7 million, including non-cash expenses of $0.9 million related to depreciation and amortization and $0.1 million related to stock-based compensation. The changes in operating assets and liabilities consisted of increase in prepaid expenses and other assets by $0.1 million due to research and development tax credit and VAT tax receivables, a decrease of $0.2 million in accounts payable due to timing of payments, and a decrease of $0.3 million in accrued compensation and other liabilities.
Cash Used in Investing Activities
During the year ended December 31, 2020, investing activities used $13.3 million in cash. The primary factors affecting investing cash flows during this period were cash used for the purchase of property and equipment of $1.0 million, and the purchases of short-term investments in the amount of $17.5 million, offset by the proceeds from the maturities of short-term investments in the amount of $5.2 million.
During the year ended December 31, 2019, investing activities used $4.6 million in cash. The primary factors affecting investing cash flows during this period were purchases of property and equipment of $2.7 million and the purchases of patents in the amount of $1.9 million.

Cash Provided by Financing Activities
During the year ended December 31, 2020, financing activities provided $0.8 million in cash due to funding received from the PPP loan. The PPP loan, including related interest, was forgiven in 2021.
During the year ended December 31, 2019, financing activities provided $1.1 million in cash primarily attributable to the cash received from the sale of Series C plus redeemable convertible preferred stock, net of issuance costs.
Debt
In April 2020, we applied for and received $0.8 million in the PPP loan. We received full forgiveness of all our debt under the terms of the program in February 2021 and recorded a gain of $0.8 million in other income in our condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2021. As of the date of this filing, we have no debt obligations outstanding.
Contractual Obligations and Commitments
The following table summarizes our material contractual obligations and other commitments for cash expenditures and operating lease as of September 30, 2021, and the years in which these obligations are due:
	Payments Due by Period
	Total	Less than 1 Year	1 – 5 Years	More than 5 Years
	(in thousands)
Contractual Obligations:
Operating Lease Obligations	$11,343	$2,704	$8,639	$—
Purchase Obligations	7,227	7,160	67	—
Total	$18,570	$9,864	$8,706	$—
Off-Balance Sheet Arrangements
The Company is not party to any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our financial statements have been prepared in accordance with U.S. GAAP. In the preparation of these consolidated financial statements, we are required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported expenses incurred during the reporting periods.
We consider an accounting estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. We consider the following to be our critical accounting estimates as described below.
Stock-Based Compensation
We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:
•
Expected Term — The expected term represents the period that our stock-based awards are expected to be outstanding. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla”. The Company historically has been a private company and lacks sufficient historical exercise data.
•
Expected Volatility — As our common stock is not publicly traded, the expected volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•
Expected Dividend Yield — We have never paid any cash dividends on common stock and do not anticipate doing so in the foreseeable future.

•
Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected term of the award.

Common Stock Valuations
The grant date fair value of our common stock was determined by our board of directors with the assistance of management and a third-party valuation specialist. Given its pre-revenue stage of development, our management believed that an Option Pricing Model (“OPM”) was the most appropriate method for allocating enterprise value to determine the estimated fair value of common stock prior to the Business Combination. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non- emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
Following the Business Combination, we (as New SES) will be an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of Parent’s IPO (December 31, 2026), (b) the last date of our fiscal year in which our total annual gross revenues are at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Recent Accounting Pronouncements
See Note 2 to the audited consolidated financial statements for the years ended December 31, 2020 and 2019 and our condensed consolidated financial statements for the three and nine months ended September 30, 2021 and 2020 included in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and their potential impact on our financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk
The Company is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.
Interest Rate Risk
The market interest risk in our financial instruments and our financial positions represents the potential loss arising from adverse changes in interest rates. As of September 30, 2021 and December 31, 2020, we had cash and cash equivalents and short-term investments of $180.1 million and $14.7 million, respectively, consisting of interest-bearing money market, mutual funds accounts and corporate bonds securities, for which the fair market value would be affected by a change in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents and short-term investments.
Foreign Currency Risk
The functional currency of our parent and all its subsidiaries is the U.S. dollar, except for our subsidiary in China which has RMB as its functional currency, reflecting its principal operating economic environment. We expect to be exposed to both currency transaction remeasurement and translation risk. To date, we have not had material exposure to foreign currency fluctuations and have not hedged such exposure, although we may do so in the future.
Inflation Risk
We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

SES EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “SES” refer to SES and its subsidiaries prior to the Closing References in this section to “New SES” refer to the Combined Company after Closing.
As an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules, we have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies.” In accordance with such rule, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as specified narrative disclosures regarding executive compensation for our last completed fiscal year.
Introduction
This section discusses the material components of the executive compensation program in the fiscal year ended December 31, 2021 for the executive officers of SES who were, in 2021, “named executive officers” (defined as SES’s Founder and Chief Executive Officer and its two most highly compensated executive officers other than him, who were serving as of December 31, 2021). This section also provides certain compensation information for the fiscal year ending December 31, 2022 for these 2021 “named executive officers.”
This discussion may contain forward-looking statements that are based on SES’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New SES adopts following the completion of the Business Combination may differ materially from the historical, existing and currently planned programs summarized or referred to in this discussion.
The primary objectives of SES’s executive compensation programs are to attract and retain talented executives to effectively manage and lead SES. The compensation packages for SES’s named executive officers generally include a base salary, annual cash bonuses, equity awards and other benefits and perquisites.
Our named executive officers for 2021 were:
•
Dr. Qichao Hu, SES’s Founder and Chief Executive Officer and a director of SES;

•
Mr. Rohit Makharia, SES’s President and Chief Operating Officer, who joined SES in this role in March 2021; and

•
Ms. Jing Nealis, SES’s Chief Financial Officer, who joined SES in this role in March 2021.

Summary Compensation Table
The following table provides summary information concerning compensation of SES’s named executive officers for services rendered to SES during 2021.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Dr. Qichao Hu Founder, Chief Executive Officer and Director	2021	328,333	35,417	—	—	184,446	548,196
	2020	241,667	125,000	—	6,277	54,903	427,847
Mr. Rohit Makharia President and Chief Operating Officer	2021	275,000	150,000	—	674,170	156,448	1,255,618
Ms. Jing Nealis Chief Financial Officer	2021	289,423	150,000	7,480,000	112,809	100,000	8,132,232

(1)
Amounts reflect the named executive officer’s base salary earned during fiscal year 2021.

(2)
Amounts reflect (i) in the case of Dr. Hu, a bonus of $35,417 for performance from January 1, 2021 to March 31, 2021, and (ii) in the case of Mr. Makharia and Ms. Nealis, sign-on bonuses of $150,000 each in connection with their joining SES in March 2021. Additionally, each of the named executive officers was granted annual performance bonuses in 2021 for performance from April 1, 2021 to March 31, 2022. Actual bonus amounts to be paid in 2022 in respect of 2021 performance are expected to be determined by the Company in the second quarter of 2022, and will be disclosed in a Current Report on Form 8-K once determined. For more information, see “Narrative Disclosure to Summary Compensation Table — Annual Performance Bonuses.”

(3)
Amount represents the aggregate grant date fair value of restricted share or stock option awards made to the named executive officer computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”). The fair value of options was calculated using the Black-Scholes value on the grant date. As required by SEC rules, awards are reported in the year of grant.

(4)
Amounts shown in this column represent (i) for all named executive officers, the aggregate amount of a monthly allowance for subsidized childcare benefits and other related benefits and (ii) for Dr. Hu and Mr. Makharia, certain other personal benefits. This allowance is also provided to certain other key employees of the Company. See “Narrative Disclosure to Summary Compensation Table —  Other Benefits.”

Narrative Disclosure to Summary Compensation Table
Employment Agreements
SES entered into employment agreements with Dr. Hu, Mr. Makharia and Ms. Nealis on May 4, 2021, February 15, 2021 and February 16, 2021, respectively, providing for the terms of their at-will employment with SES and including (i) annual base salary, (ii) eligibility for an annual performance bonus, (iii) participation in SES’s benefit plans and vacation in accordance with SES’s policies and (iv) severance benefits in the event of certain terminations of employment. Each of Mr. Makharia’s and Ms. Nealis’s agreements also included a sign-on bonus of $150,000, as well as an entitlement to reimbursement of relocation and/or other related sign-on expenses. Although Dr. Hu received a base salary, bonus and similar benefits in 2020, he was not party to an employment agreement with SES in 2020.
Base Salaries
SES’s named executive officers received in 2021 and currently receive a base salary to compensate them for services rendered to SES. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In March 2021, the Company increased Dr. Hu’s annual base salary and hired Mr. Makharia and Ms. Nealis. As such, the annual base salary for Dr. Hu for 2021 was $250,000 (through February 28, 2021) and $350,000 (beginning March 1, 2021), the annual base salaries for Mr. Makharia and Ms. Nealis for 2021 were $325,000 and $350,000, respectively, and Dr. Hu, Mr. Makharia and Ms. Nealis earned in 2021 aggregate salary payments of $328,333, $275,000 and $289,423, respectively.
Bonuses
SES provided in 2021 and currently provides incentive compensation to its named executive officers in the form of annual performance bonuses, determined by SES’s board, based on both individual performance of the named executive officer and the overall performance of SES, generally in accordance with performance milestones established by SES’s board. The performance goals differ from executive to executive, and each executive’s target annual bonus opportunity is equal to a predetermined percentage of his or her base salary. The bonuses cover performance from April 1 of one fiscal year until March 31 of the following fiscal year. The bonuses may be paid in cash or equity at the discretion of the SES board. For the period from April 1, 2021 to March 31, 2022, the target annual bonus opportunities for Dr. Hu, Mr. Makharia and Ms. Nealis were 50%, 30% and 30%, respectively, of annual base salary for 2021. Dr. Hu also received $35,417 for performance from January 1, 2021 to March 31, 2021, based on a target bonus opportunity of 50% of his base salary of $250,000 from January 1, 2021 to February 28, 2021 and 50% of his base salary of $350,000 from March 1, 2021 to March 31, 2021. Actual bonus amounts to be paid to each of the named executive officers in 2022 in respect of their performance from April 1, 2021 to March 31, 2022 (which are expected to be paid in cash) are expected to be determined by the Company in the second quarter of 2022, and will be disclosed in a Current Report on Form 8-K once determined.
Equity Awards
SES previously maintained the 2018 Share Incentive Plan (the “2018 Plan”), which provided for the discretionary grant of incentive stock options, non-statutory stock options, and restricted share awards to eligible employees, officers, directors, consultants or advisors of SES, including the named executive officers. In March 2021, the Company amended the 2018 Plan with the 2021 Share Incentive Plan (the “2021 Plan”). Upon approval of the 2021 Plan, any shares that, as of the date of stockholder approval, were reserved but not issued pursuant to any awards granted under the Company’s 2018 Plan were rolled into the 2021 Plan. In addition, any shares subject to stock options or similar awards granted under the 2018 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2018 Plan that are forfeited or repurchased by the Company shall roll into the 2021 Plan. The 2021 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, and restricted share awards.
In 2021, SES granted stock options under the 2018 Plan to Mr. Makharia and Ms. Nealis in connection with their joining SES, and a restricted share award under the 2021 Plan to Ms. Nealis in order to align her equity ownership with that of her executive team peers and further align her interests with those of the Company’s stockholders. For information on the grant dates, vesting terms and expiration terms, as applicable, of these equity awards, as well as other outstanding stock options under the 2018 Plan, see the Outstanding Equity Awards at Fiscal Year-End Table.
Pension Benefits
SES’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by SES in 2021.
Nonqualified Deferred Compensation
SES’s named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by SES in 2021.
Retirement Plan
SES maintains a qualified contributory retirement plan, established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all employees, including SES’s named executive officers, who may contribute up to the maximum statutory limits imposed by the Internal Revenue Code (including in 2020). SES did not in 2021 and does not currently provide match contributions under the 401(k) plan.
Other Benefits
The health, safety and well-being of employees is paramount at SES. SES provided in 2021 and currently provides to all of its employees, including its named executive officers, certain broad-based benefits that are intended to attract and retain employees while providing them with health and welfare security. Other than the retirement plan discussed above, broad-based employee benefits are expected to include medical, dental and other benefits. In addition, SES offers a general allowance to certain key employees, including the named executive officers, which are intended to be used for subsidized childcare benefits and other related benefits, and is designed to give these employees the additional support needed to balance building a career and raising a family. For 2021, the general allowance amounts for Dr. Hu, Mr. Makharia and Ms. Nealis were, per month, $15,000, $15,000 and $10,000. These amounts were paid in full each month and not as reimbursements for expenses incurred by the named executive officer.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards made to SES’s named executive officers as of December 31, 2021.
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Dr. Qichao Hu	4/1/2020(1)	15,432	—	0.81	3/31/2030	—	—
Mr. Rohit Makharia	3/1/2021(2)	—	1,195,238	0.93	2/28/2031	—	—
Ms. Jing Nealis	2/10/2021(2)	—	200,000	0.93	2/9/2031	—	—
	8/16/2021(3)	—	—	—	—	250,000	7,480,000

(1)
Reflects stock options that were granted under the 2018 Plan to compensate grantees, including Dr. Hu, for COVID-19-related salary cuts. The stock options became fully vested on the date of grant.

(2)
Reflects time-based stock options that were granted under the 2018 Plan and vest 25% on the first anniversary of the grant date and in equal monthly installments over the following 36 months. For more information, see “Potential Payments Upon Termination or Change in Control — Equity Awards.”

(3)
Reflects a restricted share award that was granted under the 2021 Plan and vests 25% on the first anniversary of the grant date and in equal monthly installments over the following 36 months. For more information, see “Potential Payments Upon Termination or Change in Control —  Equity Awards.”

Executive Officer Compensation Arrangements for 2022
Currently, for 2022, the annual base salaries for Dr. Hu, Mr. Makharia and Ms. Nealis are $350,000, $325,000 and $350,000, respectively, the target annual bonus opportunities for Dr. Hu, Mr. Makharia and Ms. Nealis are 50%, 30% and 30%, respectively, of annual base salary, and the general allowances for Dr. Hu, Mr. Makharia and Ms. Nealis are, per month, $15,000, $15,000 and $10,000, respectively.
Potential Payments Upon Termination or Change in Control
Severance
Under each named executive officer’s employment, in the event that SES terminates a named executive officer without cause or in the event that any named executive officer resigns for good reason (each of “cause” and “good reason” as defined the named executive officer’s offer letters), such named executive officer would receive, in addition to accrued but unpaid base salary, earned but unpaid annual bonus, and reimbursement for all reasonable and necessary expenses incurred in connection with the named executive officer’s performance, the following: (i) continuation of annual base salary for a period of 12 months following the termination date for Dr. Hu, 12 months following the termination date for Mr. Makharia and 9 months following the termination date for Ms. Nealis; and (ii) reimbursement of SES’s portion for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of 12 months for Dr. Hu, 12 months for Mr. Makharia and 12 months for Ms. Nealis, or an earlier date if such named executive officer has secured alternate health insurance coverage. Severance is subject to the execution and non-revocation of a release of claims in favor of SES.
Equity Awards
With respect to the stock options granted to the named executive officers in 2021 and 2020, such options will terminate on the earliest to occur of (i) the date of the expiration of the option (i.e., 10 years after the date of grant), (ii) 30 days following the termination of the named executive officer’s employment by SES for cause (as defined in the option award), (iii) 90 days after the date of a voluntary termination of employment by the named executive officer, (iv) 90 days after the date of a termination of the named executive officer’s employment by SES without cause (as defined in the option award), or (v) 180 days after the permanent and total disability or death of the named executive officer.
Further, with respect to the stock options granted to Mr. Makharia and Ms. Nealis in 2021, in the event of a termination without cause by SES or a resignation by the named executive officer for good reason, these options will accelerate and become 50% vested upon such a termination. In the event of a merger, acquisition or initial public offering (but not the Business Combination), Mr. Makharia’s and Ms. Nealis’s options will become fully vested and exercisable.
With respect to the restricted share award granted to Ms. Nealis in 2021, in the event of a termination without cause by SES or a resignation by her for good reason, the award will vest 50% upon such a termination. In the event of a merger, acquisition or initial public offering (but not the Business Combination), her restricted share award will become fully vested and exercisable.
Director Compensation for 2021
SES did not pay compensation to any of its directors in 2021, other than Dr. Hu, who was paid for his role as Chief Executive Officer. For information on Dr. Hu’s compensation, see the Summary Compensation Table. SES has historically reimbursed all of its directors for any reasonable expenses incurred by them in connection with services provided in such capacity.
Executive Officer and Director Compensation Arrangements to Be Adopted in Connection with the Business Combination
In connection with the Business Combination, the equity-based awards for SES’s named executive officers will be treated in accordance with the terms of the Business Combination Agreement and converted into equity-based awards that settle in shares of New SES Class A common stock. For a description of such treatment, see “The Business Combination Proposal — Consideration to SES Equity-holders in the Business Combination — SES Equity Awards.” Following the Business Combination, no further awards will be issued under the 2018 Plan or the 2021 Plan.
In connection with the Business Combination, subject to stockholder approval, New SES will adopt the SES AI Corporation 2021 Incentive Award Plan (referred to in this proxy statement/prospectus as the “Equity Incentive Plan”). Following the closing of the Business Combination, New SES expects to grant equity awards to its named executive officers under the new equity incentive plan from time to time, but we have not determined at the current time the schedule or amount of such grants. For more information, see “Proposal No. 6 — The Incentive Plan Proposal.” For information about other aspects of New SES executive compensation after the Business Combination, see “Combined Company Management and Governance After the Business Combination — Compensation of Executive Officers and Directors.”
Upon the consummation of the Business Combination, New SES’s board of directors intends to approve a non-employee director compensation program. New SES anticipates determining director compensation in accordance with industry practice and standards.

COMBINED COMPANY MANAGEMENT AND GOVERNANCE AFTER THE
BUSINESS COMBINATION
References in this section to “we”, “our”, “us” and the “Company” generally refer to New SES and its consolidated subsidiaries prior to the Business Combination and the Combined Company and its consolidated subsidiaries after giving effect to the Business Combination, also referred to as the Combined Company.
Executive Officers and Directors After the Business Combination
SES and New SES anticipate that certain executive officers of New SES will become the executive officers of the Combined Company and certain directors of SES and New SES will become directors of the Combined Company. The following persons are expected to serve as the Combined Company’s executive officers and directors following the Business Combination. Ages are shown as of December 31, 2021.
Name	Age	Position
Executive Officers
Dr. Qichao Hu	35	Founder and Chief Executive Officer
Rohit Makharia	43	President and Chief Operating Officer
Jing Nealis	42	Chief Financial Officer
Joanne Ban	41	Chief Legal and Corporate Officer
Yongkyu Son	46	Chief Technology Officer
Dr. Hong Gan	61	Chief Science Officer
Directors
Dr. Qichao Hu	35	Chairman of the Board
Dr. Jang Wook Choi	46	Director Nominee
Robert Friedland	70	Director Nominee
Kent Helfrich	56	Director Nominee
Eric Luo	55	Director Nominee
Dr. Jiong Ma	57	Director Nominee
Michael Noonen	58	Director Nominee
Dr. Qichao Hu.   Upon consummation of the Business Combination, Dr. Hu will serve as the Combined Company’s Chief Executive Officer and Chairman of the Board. Dr. Hu has served as Founder, Chief Executive Officer and Director of SES since 2012. Dr. Hu is also a board member on the MIT Enterprise Forum Cambridge. Dr. Hu is recipient of MIT Technology Review’s “Innovators Under 35” and was named among the 2013 Forbes “30 Under 30.” Dr. Hu earned his PhD in Applied Physics from Harvard University, and his BS in Physics from MIT. We believe that Dr. Hu is qualified to serve both as a member of our management team and the New SES Board because of his visionary leadership of SES from inception to date, his scientific and managerial expertise in the EV battery development industry, his innovative plans for SES’s future and his ability to execute on those plans.
Rohit Makharia.   Upon consummation of the Business Combination, Mr. Makharia will serve as the Combined Company’s President and Chief Operating Officer. He currently serves as the President and Chief Operating Officer of SES, a position he has held since March 2021. Mr. Makharia served as Senior Investment Manager and Partner at GM Ventures, which is a shareholder of SES, from 2014 to 2021. During his tenure at GM Ventures, he served on the board of multiple early-stage and high-growth companies, including SES, as a Director or an Observer. He previously led the battery cell development at GM Global Battery Systems from 2012 to 2014, served as Manager & Senior Staff Engineer, Electrochemical Energy Lab from 2007 to 2012, and Project/Senior Engineer, Fuel Cell Activities, from 2002 to 2006.Mr. Makharia earned a MS from University of Rochester in Chemical Engineering and a BS from Mumbai University in 1999. We believe that Mr. Makharia is qualified to serve as a member of our management team because of his profound knowledge of the battery, fuel cell and automotive industries, and leadership experience in strategic, managerial and financial matters.

Jing Nealis.   Upon consummation of the Business Combination, Ms. Nealis will serve as the Combined Company’s Chief Financial Officer. She currently serves as SES’s Chief Financial Officer, a position she has held since March 2021. Ms. Nealis served as Senior Director, Corporate Finance at View Inc., from 2019 until March 2021. Previously, she served as Chief Financial Officer of SunPower Systems International Ltd. from 2017 until 2019, after having served in the same role in the International Division of Shunfeng International Clean Energy Ltd from 2014 until 2017. From 2012 to 2014, Ms. Nealis was Finance Director/Global Tax Director of Suntech Power, prior to which she was a manager at Deloitte from 2006 to 2012 and worked at Deloitte offices in Chicago, Shanghai, and Hong Kong. Ms. Nealis earned her MS in Accounting from the University of Hawaii and her Bachelor’s in International Business from China University of Petroleum in Beijing. We believe that Ms. Nealis is qualified to serve as a member of our management team because of her significant leadership experience and her extensive knowledge of financial matters.
Joanne Ban.   Upon consummation of the Business Combination, Ms. Ban will serve as the Combined Company’s Chief Legal and Corporate Officer. She currently serves as Chief Legal and Corporate Officer of SES, a position she has held since 2020. Ms. Ban previously served as SES’s Vice President Legal & Corporate Development from 2019 to 2020, and prior to that, was a consultant to SES in her role as a Partner at garage3 ventures in 2018 and 2019. From 2013 to 2017, Ms. Ban was General Counsel at Heptagon Advanced Micro-Optics Pte. Ltd. Prior to that, Ms. Ban was in legal practice in Beijing, China and Singapore with White & Case LLP. Ms. Ban holds dual EMBAs from Tsinghua University School of Economics and Management and INSEAD and her LLB from National University of Singapore. We believe that Ms. Ban is qualified to serve as a member of our management team because of her oversight of SES’s legal and regulatory matters during a transformative period, her extensive experience in legal matters, and her expertise in mergers and acquisitions and capital markets.
Dr. Hong Gan.   Upon consummation of the Business Combination, Dr. Gan will serve as the Combined Company’s Chief Science Officer. He currently serves as SES’s Chief Science Officer, a position he has held since 2020. Dr. Gan was previously SES’s Director of Research & Development from 2018 to 2020. From 2013 to 2018, he was Group Leader of the Energy Storage Group at the Sustainable Energy Department at the Brookhaven National Laboratory, and from 2011 to 2013, he was Senior Director of Research & Development at Enevate Corporation. From 1993 to 2011, Dr. Gan held various positions at Greatbatch Medical, culminating in his roles as Director, Battery Research and Director, Research & Development Power Sources, Primary Battery. Dr. Gan earned his PhD in Chemistry from the University of Chicago in 1990, and his BS in Chemistry from Peking University in 1982. We believe that Dr. Gan is qualified to serve as a member of our management team because of his extensive experience in the battery research and development industry, as well as his deep expertise in Li-ion and Li-Metal anode battery technologies.
Yongku Son.   Upon consummation of the Business Combination, Mr. Son will serve as the Combined Company’s Chief Technology Officer. He currently serves as SES’s Chief Technology Officer, a position he has held since 2020. Prior to that, he was SES’s Director of Cell Engineering from 2018 to 2020 and SES’s Principal Engineer from 2016 to 2018. Mr. Son led LV battery at Apple Inc. from 2015 to 2016. He previously served as a Senior Research Scientist at Johnson Controls Inc. from 2010 to 2015 leading an awarded DOE project - Low cost manufacturing as a principle investigator. He had worked as a cell development engineer at Samsung SDI from 2002 to 2006 and as a material development team manager at A123 Korea from 2008 to 2009 and as a senior cell engineer at SK Innovation from 2009 to 2010 leading PHEV battery development project. Mr. Son earned an MS in Chemistry from Sungkyunkwan University. We believe that Mr. Son is qualified to serve as a member of our management team because of his extensive experience in cell and process development.
Dr. Jang Wook Choi.   Upon consummation of the Business Combination, Dr. Choi will be nominated to serve as a director of the Combined Company. Since September 2020, Dr. Choi has served as Professor at Seoul National University, where he was previously Associate Professor from 2017 to 2020. Prior to joining Seoul National University, he was Associate Professor from 2012 until 2017 and Assistant Professor from 2010 until 2012 at Korea Advanced Institute of Science and Technology. Dr. Choi received his PhD in Chemical Engineering from California Institute of Technology and BS in Chemical Engineering from Seoul National University. We believe that Dr. Choi is qualified to serve as a director of our Board because of his extensive academic experience and expertise in chemistry, engineering and battery technologies.

Robert Friedland.   Upon consummation of the Business Combination, Mr. Friedland will be nominated by Parent to serve as a director of the Combined Company board. For his biographical information, see the section entitled “Information About Parent — Management.”
Kent E. Helfrich. Upon consummation of the Business Combination, Mr. Helfrich will be nominated by GM Ventures to serve as a director of the Combined Company. Mr. Helfrich was appointed Chief Technology Officer and Vice President, Global Research and Development of GM and President of GM Ventures in 2021. In these roles, Mr. Helfrich is responsible for innovation and technology solutions in the development of GM vehicles. From 2019 until 2021, Mr. Helfrich served as GM’s Executive Director of Global Electrification and Battery Systems, where he was responsible for GM electrified vehicle hardware development and the overall electric vehicle propulsion calibration and driving performance. Mr. Helfrich previously served as Executive Director, Connected Ecosystem Integration at GM from 2016 until 2019, where he oversaw the GM mobile and in-vehicle applications and the information technology back office. Prior to rejoining GM in 2016, Mr. Helfrich was Vice President and Chief Technology Officer at Flex Ltd. (“Flex”) from 2014 until 2016. Before joining Flex, Mr. Helfrich served in various roles at GM, where he was globally responsible for all unstyled electrical systems in the vehicle, as well as defining electrical architecture and software architecture strategies. Mr. Helfrich earned his BS in Electrical Engineering from Ohio State University and MBA from the Fuqua School of Business at Duke University. We believe that Mr. Helfrich is qualified to serve as a director of our Board because of his experience in executive leadership positions and expertise in information technology, innovation and software solutions.
Eric Luo. Upon consummation of the Business Combination, Mr. Luo will be nominated to serve as a director of the Combined Company. From 2017 until 2021, Mr. Luo served as Chairman and Chief Executive Officer of GCL System Integration Limited, GCL New Energy USA (“GCL”), an international energy conglomerate specializing in clean and sustainable energy. Prior to his position at GCL, Mr. Luo served as the Chief Executive Officer and Board Member of Shunfeng International Clean Energy Limited (SFCE), a Hong Kong-based supplier of law-carbon and energy saving integrated solutions from 2015 to 2017. Mr. Luo received his MBA from Michigan State University and BS in Operational Management from Zhejiang Gongshang University. We believe that Mr. Luo is qualified to serve as a director of our Board because of his experience in executive leadership positions and expertise in clean and sustainable energy.
Dr. Jiong Ma. Upon consummation of the Business Combination, Dr. Ma will be nominated to serve as a director of the Combined Company. Since 2021, Dr. Ma has served as a Founder and Chief Executive Officer of Chavant Capital Acquisition Corp. (NASDAQ: CLAY) (“Chavant”), a special purpose acquisition company seeking to invest in a high growth technology companies. From 2008 to 2020, Dr. Ma served as a Partner at Braemar Energy Ventures (“Braemar”), a venture capital firm investing in early to mid-stage technology companies operating in the mobility, power, resources and infrastructure sectors. At Braemar, Dr. Ma focused on investments in digitization of industry, resource efficiency, mobility, renewable energy infrastructure, and deeptech. Prior to joining Braemar, Dr. Ma served in the Venture Capital Group at 3i Group plc (“3i”), a global private equity firm, from 2004 to 2008, where she was responsible for investment in the information technology and cleantech sectors. Prior to 3i, Dr. Ma served as Senior Manager of the Optical Networking Group, Technology and Business Leadership at Lucent Technologies and Bell Labs, where she was responsible for product portfolio strategy, new product launches for Optical and Data Networking, and research and product development. Dr. Ma was also a founding team member of Onetta, a fiber networks company. Dr. Ma has served on the boards of Chavant and Anavex Life Sciences (NASDAQ: AVXL) since 2021. Dr. Ma received her PhD in electrical engineering from the University of Colorado at Boulder, MS in electrical engineering from the Worcester Polytechnic Institute in Massachusetts and BS in Physics from Lanzhou University. We believe that Dr. Ma is qualified to serve as a director of our Board because of her extensive experience in research, operations and venture capital, particularly in the technology industry.
Michael Noonen. Upon consummation of the Business Combination, Mr. Noonen will be nominated to serve as a director of the Combined Company. Since June 2019, Mr. Noonen has served as Chief Executive Officer of MixComm Inc., a leader in RFSOI mmWave solutions based in New Jersey, which is being acquired by Sivers Semiconductors. Mr. Noonen brings 25 years of experience in leading technology businesses. Mr. Noonen has held various leadership positions, including as chairman and co-founder of Silicon Catalyst from 2013 to 2015, the world’s first semiconductor incubator and the EE Times 2015 Start-up of the Year, and as chairman of the board of Socle in Taiwan in 2013 (which was acquired by Foxconn), and was also previously Executive Vice President of Global Products, Design, Sales & Marketing at GlobalFoundries from 2011 to 2013. From 2008 and 2011, Mr. Noonen served as Executive Vice President of Worldwide Sales and Marketing at NXP Semiconductors (NASDAQ: NXPI). He also currently serves on the board of Graph Audio and previously served on the board of Energous (NASDAQ: WATT) from 2019 to 2021. Mr. Noonen received his B.S. from Colorado State University in Electrical Engineering and was named the College of Engineering Distinguished Alumni in 2012, was elected to the Global Semiconductor Alliance Board of Directors and holds multiple patents in the areas of Internet telephony and video communications. We believe Mr. Noonen is qualified to serve as a director of our Board because of his experience in executive leadership positions and expertise in information technology, innovation and the electronics industry.
Limitations on Liability and Indemnification of Officers and Directors
In connection with the merger, New SES plans to enter into indemnification agreements with each of New SES’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The indemnification agreements will require New SES to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. For more information, see “Description of the New SES Securities — Limitations on Liability and Indemnification of Officers and Directors.”
New SES plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter, Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
For more details regarding the related party transactions between the Company and its other anticipated executive officers and directors, see the sections entitled “Certain Relationships and Related Party Transactions.”
Corporate Governance
We will structure our corporate governance in a manner SES and New SES believe will closely align our interest with those of our stockholders following the Business Combination. Notable features of this corporate governance include:
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and
at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.
Election of Officers
Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.
Board Composition
Our board of directors will consist of up to seven (7) directors upon closing of the Business Combination. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors may be filled by resolution of our board of directors.
Pursuant to the Business Combination Agreement, our board will consist of (i) Dr. Hu, (ii) Mr. Friedland and (iii) up to five (5) individuals designated by SES. Among the five (5) individuals designated by SES, one director will be nominated by GM Ventures (to serve as a Class II director) pursuant to its contractual nominating rights, who will initially be Mr. Helfrich. For more information, see “Certain Relationships and Related Transactions — SES Related Person Transactions — Director Nomination Agreement.”
Our board of directors has affirmatively determined that each of Drs. Ma and Choi and Messrs. Luo and Friedland is an “independent director” under NYSE listing rules. For more details, see the section entitled “Independence of our Board of Directors.”
Upon the Closing of the Business Combination, our board of directors will be divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term:
our Class I directors will be Dr. Ma, Mr. Noonen and Mr. Luo, and their terms will expire at the first annual meeting of stockholders following the date of this proxy statement/prospectus;
our Class II directors will be Dr. Choi and Mr. Helfrich and their terms will expire at the second annual meeting of stockholders following the date of this proxy statement/prospectus; and
our Class III directors will be Dr. Hu and Mr. Friedland and their terms will expire at the third annual meeting of stockholders following the date of this proxy statement/prospectus.
As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The members of each class will hold office until the annual meeting stated above when their term expires and until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Combined Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.
Our board of directors will be chaired by Dr. Hu. Our board of directors believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that our board of directors and management act with a common purpose. In addition, our board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information. Our board of directors also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of SES, as is the case with Dr. Hu.
Independence of our Board of Directors
Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Committees
Upon the Closing of the Business Combination, our board of directors will have three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
The members of our audit committee will be Mr. Luo, Dr. Ma and Mr. Noonen. Mr. Luo will be the chair of our audit committee. The audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. All of the members of our audit committee are independent under the applicable NYSE and SEC rules. All of the members of our audit committee also meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. In addition, Mr. Luo qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
Our board of directors will adopt a new written charter for the audit committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Compensation Committee
The members of New SES’s compensation committee will be Mr. Luo, Dr. Ma and Mr. Noonen. Dr. Ma will be the chair of New SES’s compensation committee. The compensation committee will determine general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to board of directors regarding director compensation. In addition, the compensation committee will review and determine security-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans. Our compensation committee will also oversee our corporate compensation programs. All members of our compensation committee will be satisfy NYSE’s independence standards for compensation committee members.
Our board of directors will adopt a new written charter for the compensation committee, which will be available on our website after adoption.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee will be Dr. Hu, Dr. Ma and Mr. Luo. Dr. Hu will be the chair of our nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters. The following member(s) of our nominating and corporate governance committee will be independent, as defined under the NYSE listing rules: Dr. Ma and Mr. Luo.
Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our website after adoption.

Role of Our Board of Directors in Risk Oversight
One of the key functions of board of directors is informed oversight of our risk management process. Our board of directors will administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors will be responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
Following the Closing of the Business Combination, our board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct will be available on our website after adoption. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.
Corporate Governance Guidelines
Upon the Closing of the Business Combination, we intend to adopt a set of corporate governance guidelines to provide the framework for the governance of our Board and to assist our Board in the exercise of its responsibilities. These guidelines will reflect our Board’s commitment to monitoring the effectiveness of policy and decision-making both at the board and management levels, with a view to enhancing stockholder value over the long term. The corporate governance guidelines will be available on our website.
Compensation of New SES Executive Officers and Directors
Employment Agreements
SES has entered into employment agreements with certain of its executive officers that are expected to govern certain terms and conditions of such executive officers’ employment as executive officers of New SES following the Business Combination. The employment agreements with Drs. Hu and Gan and Ms. Ban are described above under “SES Executive Officer and Director Compensation — Narrative Disclosure to Summary Compensation Table — Employment Agreements.”
Overview of Anticipated Executive Compensation Program
Following the closing of the Business Combination, decisions with respect to the compensation of New SES’s executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.
We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of its equity-owners and to enhance executive retention.
Annual Bonuses
We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Equity-Based Awards
We expect to use equity-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of its equity holders.
Other Compensation
We expect to offer various employee benefit plans to employees and other benefits to named executive officers of New SES, which are the same or similar to those currently offered by SES. For more information, see “SES Executive Officer and Director Compensation — Narrative Disclosure to Summary Compensation Table.” We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.
Director Compensation
Upon the consummation of the Business Combination, our board of directors intends to approve an on-employee director compensation program. New SES anticipates determining director compensation in accordance with industry practice and standards.

DESCRIPTION OF THE NEW SES SECURITIES
As a result of the Business Combination, Parent shareholders who receive shares of New SES Class A common stock in the transactions will become New SES stockholders. Your rights as New SES stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New SES’s securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the reorganization as part of the Business Combination, Parent will amend and restate its charter and bylaws. The following summary of the material terms of New SES’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and post-Business Combination bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the proposed Bylaws in their entirety for a complete description of the rights and preferences of New SES securities following the Business Combination.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance 2,300,000,000 shares of capital stock, consisting of (i) 2,100,000,000 shares of New SES Class A common stock, par value $0.0001 per share, (ii) 200,000,000 shares of New SES Class B common stock, par value $0.0001 per share, and (iii) 20,000,000 shares of preferred stock, par value $0.0001 per share.
As of December 14, 2021, the record date, Parent had approximately 27,600,000 Class A ordinary shares and 6,900,000 Class B ordinary shares outstanding. Parent also has issued 10,666,667 warrants consisting of 6,666,667 public warrants and 4,000,000 private placement warrants. After giving effect to the Business Combination, New SES will have approximately 288,616,341 shares of Class A common stock outstanding (assuming no redemptions) and approximately 39,949,144 shares of Class B common stock outstanding (assuming no redemptions).
New SES common stock
New SES Class A common stock
Voting Rights
Holders of New SES Class A common stock will be entitled to cast one vote per New SES Class A share. Generally, holders of all classes of New SES common stock vote together as a single class, and an action is approved by New SES stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New SES Class A common stock will not be entitled to cumulate their votes in the election of directors.
New SES Class B common stock
Voting Rights
Holders of New SES Class B common stock will be entitled to cast 10 votes per New SES Class B share. Generally, holders of all classes of New SES common stock vote together as a single class, and an action is approved by New SES stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New SES Class B common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of New SES Class A common stock and New SES Class B common stock will share equally, identically and ratably, if and when any dividend is declared by the New SES Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New SES Class A common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New SES, each holder of New SES Class A common stock and Class B common stock will be entitled, pro rata on a per share basis, to all assets of New SES of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New SES then outstanding.
Preferred Stock
The Proposed Charter provides that the New SES Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New SES’s assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.
The purpose of authorizing the New SES Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New SES outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New SES Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New SES Class A common stock.
Stock Options
At the effective time, each outstanding SES Option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New SES and will be converted into an option to acquire shares of New SES Class A common stock with the same terms and conditions as applied to the SES Option immediately prior to the effective time provided that the number of shares underlying such New SES option will be determined by multiplying the number of Company Shares subject to the corresponding Company Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New SES Class A common stock. The per share exercise price for the New SES Class A common stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the Company Shares subject to the Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
As of March 31, 2021, SES had outstanding options to purchase 3,718,568 ordinary shares, with a weighted average exercise price of $0.86 per share.
Warrants
Public Stockholders’ Warrants
There are currently outstanding an aggregate of 10,666,667 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New SES Class A common stock. Each whole warrant entitles the registered holder to purchase one New SES Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of New SES Class A Common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Redemption of Warrants When the Price Per Share of New SES Class A common stock Equals or Exceeds $18.00
Once the warrants become exercisable, New SES may call the warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the closing price of the New SES Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

New SES will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New SES Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those New SES Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
New SES has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New SES Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of New SES Class A common stock Equals or Exceeds $10.00
Once the warrants become exercisable, New SES may call the warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the closing price of the New SES Class A common stock equals or exceeds $10.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of New SES Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our New SES Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of our New SES Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the warrant agreement, references above to New SES Class A common stock shall include a security other than New SES Class A common stock into which the New SES Class A common stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of such securities to issue upon exercise of the warrants if we are not the surviving entity following our initial business combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below.
If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of New SES Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-or 366-day year, as applicable. For example, if the volume weighted average price of our New SES Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 New SES Class A common stock for each whole warrant.
For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our New SES Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 New SES Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 New SES Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any New SES Class A common stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the New SES Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the New SES Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our New SES Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants When the Price Per New SES Class A common stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
Redemption Procedures
A holder of a warrant may notify New SES in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the New SES Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of New SES Class A common stock is increased by a share capitalization payable in shares of New SES Class A common stock, or by a sub-division of common stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of New SES Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase New SES Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of New SES Class A common stock equal to the product of (i) the number of shares of New SES Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New SES Class A common stock) multiplied by (i) one minus the quotient of (x) the price per share of New SES Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New SES Class A common stock, in determining the price payable for New SES Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New SES Class A common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the New SES Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of New SES Class A common stock on account of such New SES Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New SES Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New SES Class A common stock issuable on exercise of each warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the IPO), (c) to satisfy the redemption rights of the holders of New SES Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of New SES Class A common stock in connection with a stockholders vote to amend our amended and restated memorandum and articles of association to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the period set forth in our amended and restated memorandum and articles of association or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each New SES Class A common stock in respect of such event.
If the number of outstanding shares of New SES Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of New SES Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of New SES Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New SES Class A common stock.
Whenever the number of shares of New SES Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New SES Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New SES Class A common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional New SES Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per New SES Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our New SES Class A common stock during the 10-trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) of our New SES Class A common stock is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (See “— Redemption of Warrants When the Price Per Share of New SES Class A common stock Equals or Exceeds $18.00” and “— Redemption of Warrants When the Price per Share of New SES Class A common stock Equals or Exceeds $10.00”), and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price (See “— Redemption of Warrants When the Price Per Share of New SES Class A common stock Equals or Exceeds $10.00”).
In case of any reclassification or reorganization of the outstanding New SES Class A common stock (other than those described above or that solely affects the par value of such New SES Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding New SES Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New SES Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New SES Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders as provided for in our amended and restated memorandum and articles of association or as a result of the redemption of New SES Class A common stock by us if a proposed initial business combination is presented to our stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding New SES Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New SES Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of New SES Class A common stock in such a transaction is payable in the form of shares of New SES Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New SES Class A common stock. After the issuance of New SES Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the IPO. The private placement warrants (including the New SES Class A common stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us (except as described above under “— Redemption of Warrants When the Price Per Share of New SES Class A common stock Equals or Exceeds $10.00”) so long as they are held by our sponsor, members of our sponsor or their permitted transferees. The sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
Except as described above under “— Public Stockholders’ Warrants — Redemption of Warrants When the Price Per Share of New SES Class A common stock Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New SES Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New SES Class A common stock underlying the warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” will mean the average reported closing price of the New SES Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the New SES Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.
Registration Rights
At the Closing, New SES, the Sponsor and certain other holders of New SES (the “New SES Holders”) will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement,” which will supersede the registration and shareholder rights agreement between Parent and its initial shareholders), pursuant to which, among other things, the Sponsor and the other parties thereof will be granted certain registration rights, on the terms and subject to the conditions therein. See “Related Agreements — Registration Rights Agreement.”

Exclusive Forum
The Proposed Charter provides that, to the fullest extent permitted by law, unless New SES otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action brought (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws or (e) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended.
Anti-Takeover Effects of Provisions of the Proposed Charter, the New SES Bylaws and Applicable Law
Certain provisions of the Proposed Charter, New SES Bylaws, and laws of the State of Delaware, where New SES is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New SES Class A common stock and the New SES Class B common stock. New SES believes that the benefits of increased protection give New SES the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New SES and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New SES Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New SES by means of a proxy contest, tender offer, merger, or otherwise.
Dual Class Stock
As described above, the Proposed Charter provides for a dual class common stock structure which provides New SES Class B Common stock holders with the ability to control the outcome of matters requiring stockholder approval, even though they own significantly less than a majority of the shares of outstanding New SES Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of New SES or its assets.
Number of Directors
The Proposed Charter and the New SES Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the New SES Board; providing, however, that unless approved by (i) if before the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the holders of a majority in voting power of the shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting or by written consent, or (ii) if after the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of

New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders, by the holders of two-thirds (2/3) of the voting power of the shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders. The initial number of directors will be set at six.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The New SES Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New SES Board or a committee of the New SES Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New SES with certain information. Generally, to be timely, a stockholder’s notice must be received at New SES’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The New SES Bylaws also specify requirements as to the form and content of a stockholder’s notice. The New SES Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New SES.
Limitations on Stockholder Action by Written Consent
The Proposed Charter provides that, subject to the terms of any series of New SES Preferred Stock, any action required or permitted to be taken by the stockholders of New SES must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Amendment of the Proposed Charter and New SES Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Proposed Charter provides that it may be amended by New SES in the manners provided therein or prescribed by statute. The Proposed Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New SES entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of New SES, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.
If any of the New SES Class B common stock shares are outstanding, New SES will not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of New SES Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of New SES Class B common stock or other rights, powers, preferences, or privileges of the shares of New SES Class B common stock, (2) to provide for each share of New SES Class A common stock or any other class of common stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New SES Class A common stock other than as provided in the Proposed Charter or required by the DGCL, or (3) to otherwise adversely impact or affect the rights, powers, preferences, or privileges of the shares of New SES Class B common stock.
If any of the New SES Class A common stock shares are outstanding, New SES will not, without the prior affirmative vote of the majority of the outstanding shares of New SES Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of New SES Class A common stock or other rights, powers, preferences, or privileges of the shares of New SES Class A common stock or (2) to provide for each share of New SES Class B common stock to have more than 10 votes per share or any rights to a separate class vote of the holders of shares of New SES Class B common stock other than as provided in the Proposed Charter or required by the DGCL.
The Proposed Charter also provides that the New SES Board shall have the power to adopt, amend, alter, or repeal the New SES Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New SES Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of New SES are prohibited from adopting, amending, altering, or repealing the New SES Bylaws, or to adopt any provision inconsistent with the New SES Bylaws, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the Requisite Stockholder Consent.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1)
prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New SES’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since New SES has not opted out of Section 203 of the DGCL, it will apply to New SES. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New SES for a three-year period. This provision may encourage companies interested in acquiring New SES to negotiate in advance with the New SES Board because the stockholder approval requirement would be avoided if the New SES Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New SES Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New SES’s Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New SES or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The New SES Bylaws provide that New SES must indemnify and advance expenses to New SES’s directors and officers to the fullest extent authorized by the DGCL. New SES also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New SES directors, officers, and certain employees for some liabilities. New SES believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and New SES Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New SES and its stockholders. In addition, your investment may be adversely affected to the extent New SES pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of New SES’s directors, officers, or employees for which indemnification is sought.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New SES’s stockholders will have appraisal rights in connection with a merger or consolidation of New SES. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New SES’s stockholders may bring an action in New SES’s name to procure a judgment in New SES’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New SES’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent for New SES capital stock will be Continental Stock Transfer & Trust Company.
Listing of common stock
Application will be made for the shares of New SES Class A common stock and public warrants to be approved for listing on the NYSE under the symbols “SES” and “SES WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW SES COMMON STOCK
Resales under Rule 144
Under the Securities Act, securities may be sold only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144 under the Securities Act (“Rule 144”).
Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of New SES common stock that constitute “restricted securities” as defined in Rule 144 without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of New SES common stock pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of New SES at the time of the sale, and must not have been an affiliate of New SES during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from New SES or any of its affiliates or (B) if New SES satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from New SES or any of its affiliates.
Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of New SES may sell shares of its stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of New SES (or has been within three months prior to the date of sale) to sell shares of stock of New SES pursuant to Rule 144(b)(2) are as follows (1) if the shares being sold are restricted securities, at least six months must have elapsed since the date of acquisition of the shares of stock from New SES or any of its affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) New SES must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:
•
of the shares of New SES common stock then outstanding as shown by the most recent report or statement published by New SES;

•
the average weekly reported volume of trading in New SES common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•
the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company unless the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New SES will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of shares of New SES common stock.
Rule 145
The shares of New SES common stock to be issued to certain persons or entities pursuant to the registration statement of which this proxy statement/prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”). Under Rule 145, a person or entity that is an affiliate of a party to the Mergers at the time they are submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the Mergers unless the following conditions are met:
•
the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and

•
either (i) the sale occurs at least 90 days after the securities were acquired in the Mergers and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of New SES on the date of sale (and has not been an affiliate of New SES within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the Mergers or (B) if New SES satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the Mergers.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale, such as the registration statement of which this proxy statement/prospectus forms a part, which is also registering the resales of the securities acquired in the Mergers set forth under “Selling Stockholders.”

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to us regarding the beneficial ownership of our (i.e., Ivanhoe’s) ordinary shares as of December 14, 2021 prior to the Business Combination and the expected beneficial ownership of New SES common stock immediately following the Closing of the Business Combination (both assuming that no Class A ordinary shares, or public shares, are redeemed and, alternatively, that 27,600,000 Class A ordinary shares, or public shares, are redeemed). The table sets forth such beneficial ownership information by:
•
each of our current executive officers and directors;

•
all of our current executive officers and directors as a group;

•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is a beneficial owner of more than 5% of our outstanding ordinary shares;

•
each person who is currently a named executive officer of SES (as defined in “SES Executive Officer and Director Compensation”) or will become a director of New SES upon the Closing of the Business Combination;

•
all persons who will be New SES’s executive officers and directors upon the Closing of the Business Combination, as a group; and

•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who will be a beneficial owner of more than 5% of the outstanding New SES Class A common stock or New SES Class B common stock upon the Closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire beneficial ownership of that security within 60 days. For beneficial ownership prior to the Business Combination or prior to the Closing of the Business Combination, ordinary shares or common stock issuable pursuant to options, warrants, restricted stock units or other securities becoming exercisable or vesting within 60 days of December 14, 2021 are deemed to be outstanding for purposes of computing both the beneficial ownership amount and beneficial ownership percentage of the person or group holding such securities, but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person. This includes shares of New SES Class B common stock, which will convert immediately into shares of New SES Class A common stock upon certain transfers by Dr. Hu outside of the SES Founder Group.
The beneficial ownership of our ordinary shares prior to the Business Combination is based on 34,500,000 ordinary shares issued and outstanding as of December 14, 2021, of which 27,600,000 were Class A ordinary shares, or public shares, and 6,900,000 were Class B ordinary shares.
The expected beneficial ownership of New SES Class A common stock following the Closing of the Business Combination, assuming no redemption, is based on an expected 324,912,993 shares issued and outstanding, which assumes (a) the issuance at the Closing at the Business Combination of (i) 235,381,152 shares of New SES Class A common stock to SES Holders other than the SES Founder Group, (ii) 27,500,000 shares of New SES Class A common stock to the PIPE Investors, (iii) 27,600,000 shares of New SES Class A common stock to Parent stockholders (based on the same number of Class A ordinary shares, or public shares, issued and outstanding prior to the Business Combination), (iv) 6,900,000 shares of New SES Class B common stock to the Sponsor (based on the same number of Class B ordinary shares issued and outstanding prior to the Business Combination), which will immediately convert into the same number of shares of New SES Class A common stock at Closing, (v) 2,193,455 restricted shares of New SES Class A common stock to be issued at Closing to pre-Closing recipients of SES restricted share awards and (vi) 25,999,618 Earn-Out Shares in the form of New SES Class A common stock, all of which will be issued and held in escrow and will have voting rights in escrow (including the estimated 23,694,652 to be reserved for issuance to investors and the estimated 2,304,966 to be reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards), and (b) no exercises of the Parent warrants to purchase New SES Class A common stock that will be outstanding immediately following the Closing.

The expected beneficial ownership of New SES Class A common stock following the Closing of the Business Combination, assuming maximum redemption, is based on an expected 299,050,598 shares issued and outstanding, which assumes (a) the redemption of all 27,600,000 Class A ordinary shares, or public shares, by Parent stockholders, (b) the issuance at the Closing at the Business Combination of (i) 236,457,525 shares of New SES Class A common stock to SES Holders other than the SES Founder Group, (ii) 27,500,000 shares of New SES Class A common stock to the PIPE Investors, (iii) 6,900,000 shares of New SES Class B common stock to the Sponsor (based on the same number of Class B ordinary shares issued and outstanding prior to the Business Combination), which will immediately convert into the same number of shares of New SES Class A common stock at Closing, (v) 2,193,455 restricted shares of New SES Class A common stock to be issued at Closing to pre-Closing recipients of SES restricted share awards and (vi) 25,999,618 Earn-Out Shares in the form of New SES Class A common stock, all of which will be issued and held in escrow and will have voting rights in escrow (including the estimated 23,694,652 to be reserved for issuance to investors and the estimated 2,304,966 to be reserved for issuance to SES option holders and pre-Closing recipients of SES restricted share awards), and (c) no exercises of the Parent warrants to purchase New SES Class A common stock that will be outstanding immediately following Closing.
The expected beneficial ownership of New SES Class B common stock following the Closing of the Business Combination, assuming both no and maximum redemption, is based on an expected 43,921,639 shares of New SES Class B common stock to be issued to the SES Founder Group at the Closing, including 4,000,382 Earn-Out Shares, which will be issued and held in escrow and will have voting rights in escrow.
Percentage of voting power following the Closing of the Business Combination is calculated based on one vote per share for each share of New SES Class A common stock and ten votes per share for each share of New SES Class B common stock.
The table is based upon information supplied by officers, directors and principal stockholders, Section 13(d) filings made with the SEC and other SEC filings under Section 16 of the Exchange Act. Unless otherwise indicated, we believe that all persons named in the table have or will have sole voting and investment power with respect to all ordinary shares or shares of New SES common stock owned or to be owned by them.
			Following the Business Combination
	Prior to the Business Combination		No Redemption					Maximum Possible Redemption
Name and Address of Beneficial Owners	Number of ordinary shares	% of ordinary shares	Number of shares of New SES Class A common stock	% of shares of New SES Class A common stock	Number of shares of New SES Class B common stock	% of shares New SES Class B common stock	% of total Voting power (9)	Number of shares of New SES Class A common stock	% of shares of New SES Class A common stock	Number of shares of New SES Class B common stock	% of Shares New SES Class B common stock	% of total voting power
Directors, Nominees and Executive Officers Pre-Business Combination(1):
Robert Friedland	200,000	*	200,000	*	—	—	*	200,000	*	—	—	*
Gary Gartner	—	—	—	—	—	—	—	—	—	—	—	—
Andrew Boyd	—	—	—	—	—	—	—	—	—	—	—	—
Christopher Carter	—	—	—	—	—	—	—	—	—	—	—	—
Hirofumi Katase	—	—	—	—	—	—	—	—	—	—	—	—
Francis P. T. Leung	—	—	—	—	—	—	—	—	—	—	—	—
Edward T. Welburn, Jr.	—	—	—	—	—	—	—	—	—	—	—	—
All pre-Business Combination directors and executive officers as a group (7 individuals)	200,000	*	200,000	*	—	—	*	200,000	*	—	—	*
Directors and Named Executive Officers Post-Business Combination(3):
Robert Friedland	200,000	*	200,000	*	—	—	*	200,000	*	—	—	*
Dr. Qichao Hu(4)	—	—	91,692	*	43,921,639	100%	57.3%	91,692	*	43,921,639	100%	59.5%

			Following the Business Combination
	Prior to the Business Combination		No Redemption					Maximum Possible Redemption
Name and Address of Beneficial Owners	Number of ordinary shares	% of ordinary shares	Number of shares of New SES Class A common stock	% of shares of New SES Class A common stock	Number of shares of New SES Class B common stock	% of shares New SES Class B common stock	% of total Voting power (9)	Number of shares of New SES Class A common stock	% of shares of New SES Class A common stock	Number of shares of New SES Class B common stock	% of Shares New SES Class B common stock	% of total voting power
Dr. Jang Wook Choi	—	—	—	—	—	—	—	—	—	—	—	—
Kent Helfrich	—	—	—	—	—	—	—	—	—	—	—	—
Eric Luo	—	—	—	—	—	—	—	—	—	—	—	—
Dr. Jiong Ma	—	—	—	—	—	—	—	—	—	—	—	—
Rohit Makharia	—	—	—	—	—	—	—	—	—	—	—	—
Jing Nealis	—	—	296,935	*	—	—	—	296,935	*	—	—	—
All post-Business Combination directors and executive officers as a group (15 individuals)(5)	200,000	*	3,865,298	1.2%	43,921,639	100%	57.3%	3,865,298	1.3%	43,921,639	100%	59.5%
Greater than 5% Beneficial Owners:
Ivanhoe Capital Sponsor LLC(2)	6,900,000	20.0%	6,900,000	1.9%	—	—	*	6,900,000	2.0%	—	—	1.0%
Adage Capital Partners, L.P.(6)	1,800,000	5.2%	1,800,000	*	—	—	*	1,800,000	*	—	—	*
Weiss Asset Management LP and Affiliates(7)	2,350,473	6.8%	2,350,473	*	—	—	*	2,350,473	*	—	—	*
Long Siang Pte. Ltd.(8)	—	—	27,305,663	8.4%	—	—	3.6%	27,305,663	9.1%	—	—	3.7%
Vertex Legacy Continuation Fund Pte Ltd(9)	—	—	32,285,542	9.9%	—	—	4.2%	32,285,542	10.8%	—	—	4.4%
General Motors Ventures LLC and General Motors Holdings LLC(10)	—	—	33,085,841	10.1%	—	—	4.3%	33,085,841	11.1%	—	—	4.5%
Tianqi Lithium HK Co., Ltd.(11)	—	—	30,550,478	9.4%	—	—	4.0%	30,550,478	10.2%	—	—	4.1%
Affiliates of Temasek Holdings (Private) Limited(12)	—	—	34,707,672	10.6%	—	—	4.5%	34,707,672	11.6%	—	—	4.7%
SK Inc.(13)	—	—	42,046,422	12.9%	—	—	5.5%	42,046,422	14.1%	—	—	5.7%

*
Represents beneficial ownership or voting power of less than 1%.

(1)
Unless otherwise noted, the business address of each of the directors and executive officers prior to the Business Combination is c/o Ivanhoe Capital Acquisition Corp., 150 Beach Road, 25-03 The Gateway West, 189720 Singapore.

(2)
Ivanhoe Capital Sponsor LLC, or the Sponsor, is the record holder of such Class A ordinary shares. The Sponsor is managed by a board of managers consisting of Robert Friedland, Gary Gartner and Andrew Boyd. Any action by the Sponsor with respect to our company or the Founder Shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of our Sponsor’s managers, none of the managers of our Sponsor is deemed to be a beneficial owner of the Sponsor’s securities, even those in which such manager holds a pecuniary interest. Accordingly, no individual is deemed to have or share beneficial ownership of the Founder Shares held by the Sponsor.

(3)
Unless otherwise noted, the business address of each of the directors and executive officers following the Business Combination is 35 Cabot Road, Woburn, MA 01801.

(4)
Following the Closing of the Business Combination, while Dr. Hu will have a majority of total voting power, Dr. Hu will be deemed to beneficially own 11.9% of all New SES common stock outstanding (assuming no redemption) and 12.8% of all New SES common stock outstanding (assuming maximum redemption).

(5)
In addition to all directors and named executive officers of New SES immediately following the Business Combination, includes other executive officers of New SES at such time, including Mr. Son. Based on a Schedule 13G filing with the SEC, Adage Capital Partners, L.P. (“ACP”) is the record holder of such shares. Adage Capital Partners GP, L.L.C. (“ACPGP”) is a general partner of ACP. Adage Capital Advisors, L.L.C. (“ACA”) is a managing member of ACPGP. Each of Robert Atchinson and

Philip Gross is a managing member of ACA, managing member of ACPGP and general partner of ACP. ACPGP, ACA and Messrs. Atchinson and Gross may thus be deemed to share beneficial ownership over the Class A ordinary shares directly owned by ACP.
(6)
The principal business address of all persons named in this footnote is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(7)
Based on a Schedule 13G filing with the SEC, includes 2,350,473 Class A ordinary shares, including Class A ordinary 1,492,755 shares owned by BIP GP LLC (“BIP GP”). Shares reported for BIP GP include Class A ordinary shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner. Weiss Asset Management LP (“Weiss Asset Management”) is the sole investment manager to the Partnership. WAM GP LLC (“WAM GP”) is the sole general partner of Weiss Asset Management. Andrew M. Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Mr. Weiss and Weiss Asset Management include Class A ordinary shares beneficially owned by the Partnership (and reported above for BIP GP).Each of BIP GP, WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the Class A ordinary shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The principal business address of all persons named in this footnote is 222 Berkeley Street, 16th Floor, Boston, MA 02116.

(8)
Long Siang Pte. Ltd. (“Long Siang”) is the record holder of the shares of New SES Class A common stock. As a shareholder of Long Siang, Xie Huefeng may be deemed to have beneficial ownership over the shares of New SES Class A common stock directly owned by Long Siang. The principal business address of all persons named in this footnote is 238 Orchard Boulevard, #24-05, Singapore 237973.

(9)
Vertex Legacy Continuation Fund Pte Ltd (“VLCF”) is the record holder of the shares of New SES Class A common stock. Vertex Legacy Fund (SG) LP (“VLFSG”) is the 100% shareholder of VLCF. VLC GP Pte. Ltd. (“VLCGP”) is the general partner of VLFSG and has appointed Vertex Ventures SEA Management Pte. Ltd. (“VVSEAMPL”) to serve as the fund manager of VLCF. VVSEAMPL is deemed to have dispositive and voting power over the shares of New SES Class A common stock directly owned by VLCF pursuant to a management agreement between VLFSG and VVSEAMPL, whereby dispositive and voting decisions require the majority approval of the members of an investment committee established by VVSEAMPL. The principal business address of all persons named in this footnote is 250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101.

(10)
GM Ventures is the record holder of 23,196,675 shares of New SES Class A common stock and GM Holdings is the record holder of 9,889,166 shares of New SES Class A common stock. GM Ventures is a wholly owned subsidiary of GM Holdings. GM Holdings is a wholly owned subsidiary of General Motors Company (“GM”). GM may be deemed to share beneficial ownership over the shares of New SES Class A common stock directly owned by GM Ventures and GM Holdings, and GM Holdings may be deemed to share beneficial ownership over the shares of New SES Class A common stock directly owned by GM Ventures. The principal office of each of all persons named in this footnote is 300 Renaissance Center, Detroit, MI, 48265.

(11)
Tianqi Lithium HK Co., Limited (“Tianqi HK”) is the record holder of such shares of New Class A common stock. Tianqi HK is wholly owned by Tianqi Lithium Co., Limited (“Tianqi Limited”), and Tianqi Lithium is wholly owned by Tianqi Lithium Corporation (“Tianqi Lithium”). Tianqi Lithium and Tianqi Lithium may thus be deemed to share beneficial ownership over the shares of New SES Class A common stock owned by Tianqi HK. The principal business address of all persons named in this footnote is No.10 East Gaopeng Road, Chengdu, Sichuan 610041, China.

(12)
Anderson Investments Pte. Ltd. (“Anderson”) is the record holder of 28,504,981 shares of New SES Class A common stock and Aranda Investments Pte. Ltd. (“Aranda”) is the record holder of 6,202,691 shares of New SES Class A common stock. Anderson is a direct wholly-owned subsidiary of Thomson Capital Pte. Ltd. (“Thomson”), which in turn is a direct wholly-owned subsidiary of Tembusu Capital Pte. Ltd. (“Tembusu”). Aranda is a direct wholly-owned subsidiary of Seletar Investments Pte. Ltd. (“Seletar”), which in turn is a direct wholly-owned subsidiary of Temasek Capital (Private) Limited (“Temasek Capital”). Each of Tembusu and Temasek Capital is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek Holdings”). In such capacities, each of Thomson, Tembusu, and Temasek Holdings may be deemed to have beneficial ownership over the shares of New SES Class A common stock directly owned by Anderson, and each of Seletar, Temasek Capital and

Temasek Holdings may be deemed to have beneficial ownership over the shares of New SES Class A common stock directly owned by Aranda. The principal business address of all persons named in this footnote is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.
(13)
SK, Inc. is the record holder and ultimate beneficial owner of such shares of New Class A common stock. The principal business address of SK, Inc. is 26, Jong-ro, Jongno-gu, Seoul, South Korea 03188.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Parent Related Person Transactions
Founder Shares and Private Placements
Our Sponsor paid an aggregate of $25,000 for certain expenses on our behalf in exchange for our issuance of 6,900,000 Class B ordinary shares or Founder Shares.
The Sponsor agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) (v) with respect to 20% of such shares, until consummation of the initial business combination, (w) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the date that is 150 days after the Closing (a “Requisite Trading Period”), (x) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after the initial business combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; provided that in the event that the per-share value of the cash, securities or other property to be received by the shareholders in such liquidation, merger, capital stock exchange or other similar transaction (the “Per-share Transaction Value”) is less than $18.00, then the Founder Shares will be released from these transfer restrictions to the Initial Shareholders on a pro rata basis as follows: (a) to the extent not previously released, all Founder Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per-Share Transaction Value will be released, and (b) the number of Founder Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per-Share Transaction Value (the “Release Threshold”), multiplied by a fraction, the numerator of which equals (x) 2, minus (y) the amount by which the Release Threshold exceeds the Per-share Transaction Value, and the denominator of which equals 2, will be released. Any Founder Shares not released pursuant to the preceding sentence will be forfeited and cancelled.
Simultaneously with the closing of the initial public offering or IPO, pursuant to the Private Placement Warrants Purchase Agreement, Parent completed the private sale of 5,013,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to Parent of $7,520,000. The Private Placement Warrants are identical to the Warrants included as part of the Units sold in the IPO, except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by the Company, (ii) may not (including the Class A Ordinary Shares issuable upon exercise of the warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Company’s initial business combination, (iii) may be exercised on a cashless basis and (iv) are entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
Related Party Loans
On July 22, 2020, our Sponsor agreed to loan us up to $600,000 pursuant to the Note, which was later amended on December 1, 2020. The Note is non-interest bearing, unsecured and due upon the closing of the Public Offering. We borrowed $500,000 under the Note. On January 15, 2021, we repaid the Note in full.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
On April 9, 2021, the Company issued an unsecured convertible promissory note (the “Convertible Note”) to the Company’s Chief Executive Officer, Robert Friedland, pursuant to which the Company may borrow up to $1,500,000 from Mr. Friedland for ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination. The Convertible Note does not bear any interest. All unpaid principal under the Convertible Note will be due and payable in full on the earlier of (i) January 11, 2023 and (ii) the effective date of the Business Combination (such earlier date, the “Maturity Date”). Mr. Friedland will have the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the Convertible Note into warrants to purchase the Company’s Class A ordinary shares, par value $0.0001 per-share, at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per-share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s initial public offering. On April 16, 2021, the Company borrowed $500,000 under the Convertible Note.
Other Transactions
We currently utilize office space at 150 Beach Road, 25-03 The Gateway West, 189720 Singapore from our Sponsor as our executive offices. Commencing on the date of this prospectus, we pay our Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
No compensation of any kind, including finder’s and consulting fees, is paid by the company to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments made to our Sponsor, officers, directors or our or their affiliates.
Any of the foregoing payments to our Sponsor, repayments of loans from our Sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.
On July 12, 2021, Eric Friedland, the brother of our Chief Executive Officer, Robert Friedland, entered into a subscription agreement with Parent, pursuant to which, among other things, he agreed to subscribe for and purchase, and Parent agreed to issue and sell to the Eric Friedland, an aggregate of 150,000 shares of its Class A common stock, for an aggregate purchase price of $1,500,000 on the date of Closing, on the terms and subject to the conditions set forth therein. The Subscription Agreement contains customary representations and warranties of Parent, on the one hand, and Eric Friedland as an Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Business Combination Agreement.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

SES Related Person Transactions
GM Joint Development Agreement
In February 2021, SES executed a JDA with GM Global Technology Operations LLC (“GM Technology”) and General Motors Holdings LLC (“GM Holdings”), with a budget over $50.0 million, to jointly develop an A-Sample battery cell with a capacity of almost 100 Ah and build out a prototype manufacturing line for GM Technology. GM Technology is an affiliate of GM Ventures and a subsidiary of GM Holdings (GM Ventures and GM Holdings collectively, the “GM Funds”), both stockholders of SES and prospective stockholders of New SES. GM Holdings is also a subsidiary of GM. The JDA has an initial term of three years. Under the terms of the JDA, SES will receive reimbursement of research and development and prototype buildout costs. SES will not be required to refund such fees once due to SES regardless of the results of the research and development activities, however, ownership of the prototype line would remain with GM, unless purchased by SES. During the three months ended March 31, 2021, SES invoiced $0.2 million pursuant to the terms of the JDA.
Preferred Stock Purchase Agreements
In April 2021, SES entered into a stock purchase agreement, in which various holders purchased $138.5 million in Series D redeemable convertible preferred stock, $0.000001 par value per share. This included investments by the following investors in the following amounts: $27.0 million by Aranda Investments Pte. Ltd., an entity associated with Temasek Holdings Limited (“Aranda”), $50.0 million by the GM Funds collectively, $36.0 million by SK, and $10.0 million by Vertex affiliates Vertex Legacy Continuation Fund Pte. Ltd. (“Vertex Legacy”) and Vertex Ventures China IV, L.P. (“Vertex Ventures” and, with Vertex Legacy, the “Vertex Funds”) collectively.
PIPE Financing
In connection with the Business Combination, Parent entered into the Original PIPE Financing, which includes subscription agreements with certain institutional and accredited investors who have agreed to purchase, immediately prior to the consummation of the Business Combination, an aggregate of 20 million shares of New SES Class A common stock at a purchase price of $10.00 per-share, for aggregate gross proceeds of $200.00 million. This includes commitments to purchase stock by the following investors in the following amounts: $10.0 million by the GM Funds, $1.0 million by Long Siang Pte. Ltd. (“Long Siang”), $5.0 million by Vertex Legacy and $1.5 million by Eric Friedland, a family member of Robert Friedland. On October 22, Parent entered into a Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor has agreed to purchase, immediately prior to the consummation of the Business Combination, an aggregate of 7.5 million shares of New SES Class A common stock at a price of $10.00 per share, for aggregate gross proceeds of $75.0 million. For more information, “Business Combination Proposal — Related Agreements — PIPE Financing.”
SES Shareholder Support Agreement
Concurrently with the execution of the Business Combination Agreement, certain shareholders of SES representing the requisite votes necessary to approve the Business Combination, including among others, the GM Funds, Dr. Hu and his affiliated trusts, Long Siang, the Vertex Funds, SK, the Temasek Funds (Aranda and Anderson Investments Pte. Ltd.) and Tianqi, entered into a support agreement with Parent and SES. For more information, “Business Combination Proposal — Related Agreements — SES Shareholder Support Agreement.”
Director Nomination Agreement
Concurrently with the execution of the Business Combination Agreement, Parent and SES entered into the Director Nomination Agreement with GM Ventures, pursuant to which, among other things, GM Ventures will have the right to nominate one person for election to the New SES Board from and after the Effective Time for so long as GM Ventures together with its affiliates, collectively continue to beneficially own at least 5% of the fully diluted outstanding equity securities of New SES.

Registration Rights Agreement
At the Closing, New SES, the Sponsor and certain other holders of New SES, including the GM Funds, Dr. Hu and his affiliated trusts, Long Siang, SK, the Temasek Funds, Tianqi and the Vertex Funds,will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor and such other holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New SES Class A common stock and any other equity securities of New SES. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Other Agreements Related to Business Combination
For a description of other agreements related to the Business Combination between SES and the Sponsor or Parent in which Robert Friedland may be deemed to have a material interest as its Chief Executive Officer, see the descriptions of the various agreements under “Business Combination Proposal.”
Indemnification Agreements
We intend to enter into indemnification agreements with New SES directors and executive officers. For more information, see “Combined Company Management and Governance After the Business Combination — Limitation of Liability and Indemnification of Directors and Executive Officers” and “Description of the New SES Securities — Limitations on Liability and Indemnification of Officers and Directors” for additional information.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, Parent’s board of directors intends to adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, Parent’s Audit Committee will be responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, Parent’s Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, Parent’s policy will require Parent’s Audit Committee to consider, among other factors it deems appropriate:
•
the related person’s relationship to Parent and interest in the transaction;

•
the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•
the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•
the benefits to Parent of the proposed transaction;

•
if applicable, the availability of other sources of comparable products or services; and

•
an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee will only approve those transactions that are in, or are not inconsistent with, our best interests and those of Parent’s shareholders, as the Audit Committee determines in good faith.
In addition, under our code of business conduct and ethics, which will be adopted effective upon the consummation of the Business Combination, our employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
All of the transactions described above were entered into prior to the adoption of Parent’s written related party transactions policy, but all were approved by Parent’s Board considering similar factors to those described above.

INFORMATION ON SECURITIES AND DIVIDENDS
Parent
Market Information
Our units, Class A ordinary shares, and public warrants are each listed on the NYSE under the symbols “IVAN.U,” “IVAN” and “IVAN WS,” respectively. Our units commenced public trading on January 6, 2021 and our Class A ordinary shares and public warrants each commenced separate public trading on March 1, 2021.
On July 12, 2021, the trading date before the public announcement of the Business Combination, the closing price of our units, Class A ordinary shares and public warrants was $11.10, $10.46 and $1.86, respectively. The closing price of our units, Class A ordinary shares and public warrants on December 14, 2021, was $10.63, $9.98 and $1.77, respectively.
Holders
On December 14, 2021, our Class A ordinary shares, units and public warrants each had one holder of record, not including beneficial holders whose securities are held in street name.
Dividend Policy of Parent
We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination.
SES
Market Information
Market price information regarding SES is not provided because there is no public market for SES’s securities. See “SES’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
Dividend Policy of the New SES Following the Business Combination
The payment of cash dividends after the Business Combination will be dependent upon the New SES’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Proposed Transaction. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Company Board. For additional information, see “Description of New SES Securities.”

LEGAL MATTERS
Kirkland & Ellis LLP, Houston, Texas has passed upon the validity of the New SES Class A common stock and the New SES Class B common stock offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Ivanhoe Capital Acquisition Corp. as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The consolidated financial statements of SES Holdings Pte. Ltd. and subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, included in this proxy statement/prospectus have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.
If the Business Combination is completed, it is expected that KPMG LLP will be engaged to audit the financial statements of Parent for its 2021 fiscal year.
APPRAISAL RIGHTS
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS AND WARRANT HOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders and warrant holders are permitted to deliver to two or more shareholders and/or warrant holders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of this proxy statement/prospectus to any shareholder or warrant holder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders and warrant holders receiving multiple copies of this proxy statement/prospectus may likewise request that we deliver single copies of any proxy statement/prospectus in the future. Shareholders and warrant holders may notify us of their requests by calling or writing us at our principal executive offices at 65 6337 1818 and 1177 Avenue of the Americas, 5th Floor, New York, New York 10036.
ENFORCEABILITY OF CIVIL LIABILITY
Parent is a Cayman Islands exempted company. If Parent does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Parent. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Parent in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Parent may be served with process in the United States with respect to actions against Parent arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Parent’s securities by serving Parent’s U.S. agent irrevocably appointed for that purpose.
TRANSFER AGENT AND REGISTRAR
The transfer agent for the securities of Parent is Continental Stock Transfer & Trust Company.
SUBMISSION OF SHAREHOLDER PROPOSALS
Our board of directors is aware of no other matter that may be brought before the extraordinary general meeting. Under Cayman Islands law, only business that is specified in the notice of extraordinary general meeting may be transacted at the extraordinary general meeting.

FUTURE SHAREHOLDER PROPOSALS
Shareholders seeking to bring business before the next annual general meeting or to nominate candidates for appointment as directors at the next annual general meeting must deliver notice to the principal executive offices of Parent not less than 120 calendar days before the date of Parent’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Parent did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before Parent begins to print and send its related proxy materials.
In addition to the above, a shareholder proposal must otherwise comply with applicable SEC rules to be considered for inclusion in our proxy materials for the next annual general meeting. You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Current Articles regarding the requirements for making shareholder proposals and nominating director candidates.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Parent’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, the Warrant Amendment or the proposals to be presented at the extraordinary general meeting or Warrant Holders Meeting, you should contact us by telephone or in writing:
Ivanhoe Capital Acquisition Corp.
150 Beach Road
25-03 The Gateway West
189720 Singapore
Telephone: +65 6337 1818
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Shareholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: IVAN.info@investor.morrowsodali.com
If you are a shareholder or warrant holder of Parent and would like to request documents, please do so by January 25, 2022, in order to receive them before the extraordinary general meeting and/or Warrant Holders Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to Parent has been supplied by Parent, and all such information relating to SES has been supplied by SES. Information provided by either Parent or SES does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of Parent for the extraordinary general meeting and Warrant Holders Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or SES that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
IVANHOE CAPITAL ACQUISITION CORP.
Page
Audited Financial Statements of Ivanhoe Capital Acquisition Corp. as of December 31, 2020, for the year ended December 31, 2020 and the period from July 8, 2020 (inception) through December 31, 2020
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of December 31, 2020	F-4
Statement of Operations for the period from July 8, 2020 (inception) through December 31, 2020	F-5
Statement of Changes in Shareholder’s Deficit for the period from July 8, 2020 (inception) through December 31, 2020	F-6
Statement of Cash Flows for the period from July 8, 2020 (inception) through December 31, 2020	F-7
Notes to Financial Statements	F-8
SES HOLDINGS PTE. LTD. AND SUBSIDIARIES
Unaudited Condensed Consolidated Financial Statements of SES Holdings Pte. Ltd. and Subsidiaries as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020
Condensed Consolidated Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-87
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended September 30, 2021 and 2020	F-88
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three and nine months ended September 30, 2021 and 2020	F-89

Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2021 and 2020	F-90
Notes to Condensed Consolidated Financial Statements	F-91

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Ivanhoe Capital Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Ivanhoe Capital Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 8, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 8, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2021

IVANHOE CAPITAL ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
Assets
Current assets
Cash	$161,271
Total current assets	161,271
Deferred offering costs associated with initial public offering	413,039
Total Assets	$574,310
Liabilities and Shareholder’s Deficit
Current liabilities:
Accounts payable	13,785
Accrued expenses	68,346
Note payable – related party	500,000
Total current liabilities	582,131
Commitments and Contingencies (Note 6)
Shareholder’s Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding Class A ordinary shares, $0.0001 par value; 2,000,000,000 shares authorized; none issued and outstanding Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding(1)(2)	690
Additional paid-in capital	24,310
Accumulated deficit	(32,821)
Total shareholders’ deficit	(7,821)
Total Liabilities and Shareholder’s Deficit	$574,310

(1)
This number includes up to 900,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter. On January 11, 2021, the underwriter exercised its over-allotment option, in full; thus these shares are no longer subject to forfeiture (see Note 6).

(2)
Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 2,875,000 Class B ordinary shares to the Company for cancellation for no consideration on December 16, 2020; and (ii) the share capitalization of 1,150,000 shares on January 6, 2021, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding (see Note 6).

The accompanying notes are an integral part of these financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
General and administrative expenses	$32,821
Net loss	$(32,821)
Weighted average shares outstanding, basic and diluted(1)(2)	6,000,000
Basic and diluted net loss per share	$(0.01)

(1)
This number excludes an aggregate of up to 900,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter. On January 11, 2021, the underwriter exercised its over-allotment option, in full; thus these shares are no longer subject to forfeiture (see Note 6).

(2)
Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 2,875,000 Class B ordinary shares to the Company for cancellation for no consideration on December 16, 2020; and (ii) the share capitalization of 1,150,000 shares on January 6, 2021, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding (see Note 6).

The accompanying notes are an integral part of these financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance	—	$—	—	$—	$—	$—	$—
July 8, 2020 (inception)
Issuance of Class B ordinary shares to Sponsor(1)(2)			6,900,000	690	24,310		25,000
Net loss						(32,821)	(32,821)
Balance – December 31, 2020	—	$—	6,900,000	$690	$24,310	$(32,821)	$(7,821)

(1)
This number includes up to 900,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter. On January 11, 2021, the underwriter exercised its over-allotment option, in full; thus these shares are no longer subject to forfeiture (see Note 6).

(2)
Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 2,875,000 Class B ordinary shares to the Company for cancellation for no consideration on December 16, 2020; and (ii) the share capitalization of 1,150,000 shares on January 6, 2021, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding (see Note 6).

The accompanying notes are an integral part of these financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(32,821)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
Changes in operating liabilities
Accrued expenses	6,213
Net cash used in operating activities	(1,608)
Cash Flows from Financing Activities:
Proceeds received from note payable to related party	408,341
Offering costs paid	(245,462)
Net cash provided by financing activities	162879
Net increase in cash	161,271
Cash – beginning of the period	—
Cash – end of the period	$161,271
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$13,785
Offering costs included in accrued expenses	$62,133
Offering costs paid by Sponsor under promissory note	$91,659
The accompanying notes are an integral part of these financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Ivanhoe Capital Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 8, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from July 8, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Ivanhoe Capital Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 6, 2021. On January 11, 2021, the Company consummated its Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 3,600,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million, of which approximately $9.7 million was for deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,013,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $7.5 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $276.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 11, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses). The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and capital resources
As of December 31, 2021, the Company had approximately $161,000 in its operating bank account, and working capital deficit of approximately $421,000.
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of $500,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on January 15, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal depository insurance coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on the account.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.
Use of estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements”, approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Offering costs associated with the Initial Public Offering
Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income taxes
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
On January 11, 2021, the Company consummated its Initial Public Offering of 27,600,000 Units, including 3,600,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million, of which approximately $9.7 million was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,013,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $7.5 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On July 22, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On December 16, 2020, the Sponsor surrendered 2,875,000 Founder Shares to the Company for cancellation for no consideration. On January 6, 2021, the Company effected a share capitalization of 1,150,000 shares, resulting in an aggregate of 6,900,000 Founder Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender and share capitalization. The holders of the Founder Shares have agreed to forfeit up to an aggregate of 900,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 11, 2021, the underwriter fully exercised its over-allotment option; thus, these Founder Shares are no longer subject to forfeiture.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) (v) with respect to 20% of such shares, until consummation of the initial Business Combination, (w) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the date that is 150 days after the Closing (a “Requisite Trading Period”), (x) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; provided that in the event that the per share value of the cash, securities or other property to be received by the shareholders in such liquidation, merger, capital stock exchange or other similar transaction (the “Per Share Transaction Value”) is less than $18.00, then the Founder Shares will be released from these transfer restrictions to the Initial Shareholders on a pro rata basis as follows: (a) to the extent not previously released, all Founder Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per Share Transaction Value will be released, and (b) the number of Founder Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per Share Transaction Value (the “Release Threshold”), multiplied by a fraction, the numerator of which equals (x) 2, minus (y) the amount by which the Release Threshold exceeds the Per Share Transaction Value, and the denominator of which equals 2, will be released. Any Founder Shares not released pursuant to the preceding sentence will be forfeited and cancelled.
Related Party Loans
On July 22, 2020, the Sponsor agreed to loan the Company up to $600,000 pursuant to a promissory note (the “Note”), which was later amended on December 1, 2020. The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed $500,000 under the Note. On January 15, 2021, the Company repaid the Note in full.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the management team.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.
NOTE 6. COMMITMENTS & CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On January 11, 2021, the underwriter fully exercised its over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $9.7 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 7. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On July 22, 2020, the Company issued 8,625,000 Class B ordinary shares. On December 16, 2020, the Sponsor surrendered 2,875,000 Class B ordinary shares to the Company for cancellation for no consideration. On January 6, 2021, the Company effected a share capitalization of 1,150,000 shares, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender and share capitalization. Of the 6,900,000 Class B ordinary shares outstanding, up to 900,000 Class B ordinary shares were subject to forfeiture to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On January 11, 2021, the underwriter fully exercised its over-allotment option; thus, these 900,000 Class B ordinary shares are no longer subject to forfeiture.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
In a vote to continue the company in jurisdiction outside the Cayman Islands (which required the approval of at least two thirds of the votes of all ordinary shares), holders of the Founder Shares will have ten votes for every Founder Share and holders of the Class A ordinary shares will have one vote for every Class A ordinary share.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (See “— Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $18.00” and “— Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00”), and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. (See “— Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $10.00”).
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in party’

•
at a price of $0.01 per warrant

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than previously described in these financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$254,887	$161,271
Prepaid expenses	761,404	—
Total current assets	1,016,291	161,271
Investments held in Trust Account	276,052,152	—
Deferred offering costs associated with the initial public offering	—	413,039
Total Assets	$277,068,443	$574,310
Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$42,862	$13,785
Due to related party	10,532	—
Accrued expenses	198,011	68,346
Note payable – related party	—	500,000
	251,405	582,131
Accrued liabilities	4,483,777	—
Convertible note – related party	1,064,140	—
Deferred underwriting commissions	9,660,000	—
Derivative warrant liabilities	20,759,730	—
Total liabilities	36,219,052	582,131
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,600,000 and -0- shares issued and outstanding at $10.00 per share as of September 30, 2021 and December 31, 2020, respectively	276,000,000	—
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	690	690
Additional paid-in capital	—	24,310
Accumulated deficit	(35,151,299)	(32,821)
Total shareholders’ deficit	(35,150,609)	(7,821)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$277,068,443	$574,310
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021	For the Period From July 8, 2020 (Inception) Through September 30, 2020
General and administrative expenses	$2,468,694	$5,919,125	$20,233
General and administrative expenses – related party	30,000	90,000	—
Total operating expenses	(2,498,694)	(6,009,125)	(20,233)
Other income (expenses):
Income from investments held in Trust Account	4,168	52,152	—
Change in fair value of derivative warrant liabilities	5,856,830	1,388,270	—
Change in fair value of convertible note – related party	11,814	(119,446)	—
Offering costs – derivative warrant liabilities	—	(855,043)	—
Net income (loss)	$3,374,118	$(5,543,192)	$(20,233)
Basic and diluted weighted average shares outstanding, Class A ordinary shares	27,600,000	26,589,011	—
Basic and diluted net income (loss) per ordinary share, Class A ordinary shares	$0.10	$(0.17)	$—
Basic and diluted weighted average ordinary shares outstanding, Class B ordinary shares	6,900,000	6,867,033	6,000,000
Basic and diluted net income (loss) per ordinary share, Class B ordinary shares	$0.10	$(0.17)	$(0.00)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
	For the Three And Nine Months Ended September 30, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	6,900,000	$690	$24,310	$(32,821)	$(7,821)
Accretion of Class A ordinary shares subject to redemption	—	—	—	—	(24,310)	(29,575,286)	(29,599,596)
Net income	—	—	—	—	—	1,528,079	1,528,079
Balance – March 31, 2021 (unaudited), as restated	—	—	6,900,000	690	—	(28,080,028)	(28,079,338)
Net loss	—	—	—	—	—	(10,445,389)	(10,445,389)
Balance – June 30, 2021 (unaudited), as restated	—	—	6,900,000	690	—	(38,525,417)	(38,524,727)
Net income	—	—	—	—	—	3,374,118	3,374,118
Balance – September 30, 2021 (unaudited)	—	$—	6,900,000	$690	$—	$(35,151,299)	$(35,150,609)
	For the Period From July 8, 2020 (Inception) Through September 30, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 8, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	—	—	(20,233)	(20,233)
Balance – September 30, 2020 (unaudited)	—	$—	6,900,000	$690	$24,310	$(20,233)	$4,767
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine months ended Ended September 30, 2021	For the Period From July 8, 2020 (Inception) Through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(5,543,192)	$(20,233)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from investments held in Trust Account	(52,152)	—
Change in fair value of derivative warrant liabilities	(1,388,270)	—
Change in fair value of convertible note – related party	119,446	—
Offering costs – derivative warrant liabilities	855,043	—
Changes in operating assets and liabilities:
Prepaid expenses	(761,404)	20,233
Accounts payable	29,077	—
Due to related party	10,532	—
Accrued expenses	86,799	—
Accrued liabilities	4,483,777	—
Net cash used in operating activities	(2,160,344)	—
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(276,000,000)	—
Net cash used in investing activities	(276,000,000)	—
Cash Flows from Financing Activities:
Payment of note payable to related party	(500,000)	—
Proceeds received from initial public offering, gross	276,000,000	—
Proceeds received from private placement	7,520,000	—
Offering costs paid	(5,710,734)	—
Proceeds from convertible note to related party	944,694	—
Net cash provided by financing activities	278,253,960	—
Net change in cash	93,616	—
Cash – beginning of the period	161,271	—
Cash – end of the period	$254,887	$—
Supplemental disclosure of noncash financing activities:
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Deferred offering costs included in accounts payable	$—	$148,494
Offering costs included in accrued expenses	$42,867	$48,531
Deferred offering costs paid by Sponsor under promissory note	$—	$91,658
Deferred underwriting commissions	$9,660,000	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Ivanhoe Capital Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 8, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
On June 28, 2021, the Company formed a wholly owned subsidiary, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares (“Amalgamation Sub”).
As of September 30, 2021, the Company had not yet commenced operations. All activity for the period from July 8, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and since the closing of the Initial Public Offering, the search for a prospective Business Combination, including activities in connection with the proposed acquisition of SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on its investments held in the trust account from the proceeds of its Initial Public Offering. The Company incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
The Company’s sponsor is Ivanhoe Capital Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 6, 2021. On January 11, 2021, the Company consummated its Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 3,600,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million, of which approximately $9.7 million was for deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,013,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $7.5 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $276.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 11, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses). The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On July 12, 2021, the Company entered into a Business Combination Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”) with Amalgamation Sub and SES. The Agreement and the transactions contemplated thereby (collectively, the “Proposed Business Combination”) were unanimously approved by the boards of directors of each of the Company, Amalgamation Sub and SES.
Pursuant to the Agreement, and upon the terms and subject to the conditions set forth therein, and in accordance with the Companies Act, Chapter 50 of Singapore and other applicable law, Amalgamation Sub and SES will amalgamate (the “Amalgamation”), with SES surviving the Amalgamation as the amalgamated

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
company (SES, in its capacity as the company surviving the Amalgamation, the “Amalgamated Company”). Prior to consummation of the Proposed Business Combination, the Company will migrate out of the Cayman Islands and domesticate as a Delaware corporation (the “Domestication”) and be renamed “SES AI Corporation” (the Company, following the Domestication, “New SES”).
As a result of the Domestication, (i) each Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A ordinary shares”), issued and outstanding immediately prior to the Domestication will convert into one share of Class A common stock, par value $0.0001 per share, of New SES (the “Class A common stock”); (ii) each Class B ordinary share, par value $0.0001 per share, of the Company (the “Class B ordinary shares”), issued and outstanding immediately prior to the Domestication will convert into one share of Class B common stock, par value $0.0001 per share, of New SES (the “Class B common stock”); (iii) each Company’s warrant to purchase Class A ordinary shares issued and outstanding immediately prior to the Domestication will convert into one warrant to purchase shares of Class A common stock and (iv) each Company’s unit issued and outstanding immediately prior to the Domestication will convert into one unit of New SES (such units to be split into their component parts of one share of Class A common stock and one-third of one warrant to purchase shares of Class A common stock. Immediately following the Domestication, each issued and outstanding share of Class B common stock will convert into one share of Class A common stock (the “Conversion”).
The total consideration to be paid to the shareholders of SES equals $2,810,000,000 and will be payable in shares of Class A common stock (valued at $10.00 per share). At the effective time of the Amalgamation (the “Effective Time”), each ordinary share and each preference share of SES issued and outstanding immediately prior to the Effective Time (collectively, the “SES Shares”) (other than SES Shares held in SES’s treasury (collectively, the “Excluded Shares”), the SES Restricted Shares (as defined below) and the SES Shares held by Qichao Hu and certain entities affiliated with Mr. Hu (collectively, the “SES Founder Group”)) will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of Class A common stock equal to the Exchange Ratio (as defined below), plus cash in lieu of fractional shares. Additionally, each SES Share held by the SES Founder Group issued and outstanding immediately prior to the Effective Time will be cancelled and automatically represent the right to receive a number of fully paid and nonassessable shares of Class B common stock equal to the Exchange Ratio, plus cash in lieu of fractional shares. The shares of Class B common stock will have the same economic rights as the shares of Class A common stock, but following the Effective Time, each share of Class B common stock will be entitled to 10 votes, and each share of Class A common stock will be entitled to 1 vote, in each case, on each matter submitted for a vote of the New SES stockholders. For purposes of the Agreement, “Exchange Ratio” means the quotient obtained by dividing 281,000,000 by (a) the aggregate number of SES Shares that are issued and outstanding immediately prior to the Effective Time and that are issuable upon the exercise of all vested SES Options (as defined below) and SES Restricted Shares issued and outstanding as of immediately prior to the Effective Time minus (b) the Excluded Shares.
In addition to the consideration described above, the SES shareholders and option holders will be entitled to receive 30,000,000 shares of Class A common stock (valued at $10.00 per share) (the “Earn-Out Shares”) if the closing price of shares of Class A common stock of New SES is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Proposed Business Combination (the “Closing”) and ending on the date that is five years following the Closing. SES option holders will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such option holder’s service with New SES terminates prior to the vesting.
In connection with the Amalgamation, each SES restricted share (the “SES Restricted Shares”) that is issued and outstanding immediately prior to the Effective Time will be assumed by New SES and converted into a number of shares of Class A common stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of SES ordinary shares subject to such SES Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. In addition, each SES option (the “SES Options”) that is outstanding and unexercised immediately prior to the Effective Time (whether

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
vested or unvested) will be assumed by New SES and converted into an option to acquire Class A common stock at an adjusted exercise price per share, with the number of shares of Class A common stock subject to each option determined by multiplying the number of SES Shares subject to the corresponding SES Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Class A common stock.
On September 20, 2021, the Company, SES and Amalgamation Sub entered into Amendment No. 1 to the Original Business Combination Agreement (the “BCA Amendment”) to provide that pre-Closing recipients of SES restricted share awards will also be entitled to receive Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such recipients’ service with New SES terminates prior to the vesting. The BCA Amendment also provides that the Earn-Out Shares payable to Qichao Hu and certain entities affiliated with Dr. Hu (the “Founder Group”) at the Closing will be, like the other consideration payable to the Founder Group under the Original Business Combination Agreement, in the form of shares of Class B common stock, par value $0.0001 per share, of New SES that have the same economic rights as the shares of Class A common stock, but are entitled to 10 votes instead of the one vote to which shares of Class A common stock are entitled. The BCA Amendment does not affect the aggregate number of Earn-Out Shares.
PIPE Financing
Concurrently with the execution of the Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, immediately prior to Closing, an aggregate of 20,000,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $200,000,000.
On October 22, 2021, the Company entered into an additional subscription agreement (the “New Subscription Agreement”), dated as of October 22, 2021, in connection with its proposed PIPE financing related to its Proposed Business Combination with SES.
The New Subscription Agreement is with a strategic investor and is in substantially the same form as the Initial Subscription Agreements. Pursuant to the New Subscription Agreement, the Company agreed to issue and sell, in the PIPE Financing, an aggregate of an additional 7.5 million shares of New SES Class A common stock, at a purchase price of $10.00 per share, for an aggregate purchase price of $75 million, bringing the aggregate amount of commitments from under the initial Subscription Agreements and the New Subscription Agreement (together, the “Subscription Agreements”) to $275 million. The additional commitments help ensure that the Company will satisfy the closing condition in the Agreement that the Company have at least $200 million of available cash from its trust account and proceeds from the PIPE Financing at the Closing.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and capital resources
As of September 30, 2021, the Company had approximately $255,000 in its operating bank account and working capital of approximately $765,000.
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of $500,000

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on January 15, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). On April 9, 2021, the Company issued a Convertible Note (as defined in Note 5) to the Company’s Chief Executive Officer, pursuant to which the Company may borrow up to $1,500,000 for ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination. The Convertible Note does not bear any interest. All unpaid principal under the Convertible Note will be due and payable in full on the earlier of (i) January 11, 2023 and (ii) the effective date of the Business Combination (such earlier date, the “Maturity Date”). As of September 30, 2021, $945,000 was drawn on the convertible note — related party, presented at its fair value of approximately $1.1 million on the accompanying unaudited condensed consolidated balance sheets. There were no amounts outstanding under the Convertible Note as of December 31, 2020.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include normal recurring adjustments, necessary for the fair statement of the balances and results for the period presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 31, 2021.
Restatement of Previously Reported Financial Statements
In connection with the preparation of the Company’s unaudited condensed consolidated financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480 10-S99, redemption provisions not solely within the control of the Company, require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these unaudited condensed consolidated financial statements, the Company revised this interpretation to include temporary equity in net tangible assets.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:
As of March 31, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$277,256,530	$—	$277,256,530
Total liabilities	$29,335,868	$—	$29,335,868
Class A ordinary shares subject to possible redemption	242,920,660	33,079,340	276,000,000
Preference shares	—	—	—
Class A ordinary shares	331	(331)	—
Class B ordinary shares	690	—	690
Additional paid-in capital	$3,503,723	(3,503,723)	—
Retained earnings (accumulated deficit)	$1,495,258	(29,575,286)	$(28,080,028)
Total shareholders’ equity (deficit)	$5,000,002	$(33,079,340)	$(28,079,338)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$277,256,530	$—	$277,256,530
The Company’s statement of shareholders’ equity (deficit) has been restated to reflect the changes to the impacted shareholders’ equity (deficit) accounts described above.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:
Supplemental Disclosure of Noncash Financing Activities:	As Reported	Adjustment	As Restated
Initial value of Class A ordinary shares subject to possible redemption	$240,513,990	$(240,513,990)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(8,038,720)	$8,038,720	$—
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:
As of June 30, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$277,467,799	$—	$277,467,799
Total liabilities	$39,992,526	$—	$39,992,526
Class A ordinary shares subject to possible redemption	232,475,270	43,524,730	276,000,000
Preference shares	—	—	—
Class A ordinary shares	435	(435)	—
Class B ordinary shares	690	—	690
Additional paid-in capital	$13,949,009	(13,949,009)	—
Accumulated deficit	$(8,950,131)	(29,575,286)	$(38,525,417)
Total shareholders’ equity (deficit)	$5,000,003	$(43,524,730)	$(38,524,727)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$277,467,799	$—	$277,467,799
The Company’s statement of shareholders’ equity (deficit) has been restated to reflect the changes to the impacted shareholders’ equity (deficit) accounts described above.
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:
Supplemental Disclosure of Noncash Financing Activities:	As Reported	Adjustment	As Restated
Initial value of Class A ordinary shares subject to possible redemption	$240,513,990	$(240,513,990)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(8,038,720)	$8,038,720	$—

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the Affected Quarterly Periods:
	Earnings Per Share for Class A ordinary shares
	As Reported	Adjustment	As Restated
For the three months ended March 31, 2021
Net income	$1,528,079	$—	$1,528,079
Weighted average shares outstanding	27,600,000	(3,066,667)	24,533,333
Basic and diluted earnings per ordinary share	$—	$0.05	$0.05
For three months ended June 30, 2021
Net loss	$(10,445,389)	$—	$(10,445,389)
Weighted average shares outstanding	27,600,000	—	27,600,000
Basic and diluted earnings per ordinary share	$—	$(0.30)	$(0.30)
For the six months ended June 30, 2021
Net loss	$(8,917,310)	$—	$(8,917,310)
Weighted average shares outstanding	27,600,000	(1,524,862)	26,075,138
Basic and diluted earnings per ordinary share	$—	$(0.27)	$(0.27)
	Earnings Per Share for Class B ordinary shares
	As Reported	Adjustment	As Restated
For the three months ended March 31, 2021
Net income	$1,528,079	$—	$1,528,079
Weighted average shares outstanding	6,800,000	—	6,800,000
Basic and diluted earnings per ordinary share	$0.22	$(0.17)	$0.05
For three months ended June 30, 2021
Net loss	$(10,445,389)	$—	$(10,445,389)
Weighted average shares outstanding	6,900,000	—	6,900,000
Basic and diluted earnings per ordinary share	$(1.51)	$1.21	$(0.30)
For the six months ended June 30, 2021
Net loss	$(8,917,310)	$—	$(8,917,310)
Weighted average shares outstanding	6,850,276	—	6,850,276
Basic and diluted earnings per ordinary share	$(1.31)	$1.04	$(0.27)
Principles of Consolidation
The condensed consolidated financial statements of the Company include its wholly-owned subsidiary, Wormhole Merger Sub Pte. Ltd., which was incorporated in Singapore on June 28, 2021, in connection with the planned business combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021 and December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000 and any cash held in Trust Account. As of September 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed balance sheets.
The Company has elected the fair value option to account for its Convertible Note with its Sponsor as defined and more fully described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of Convertible Note — related party on the condensed statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Subtopic 815-15 “Derivatives and Hedging — Embedded Derivatives” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants (as defined in Note 4) (collectively, the “Warrant”) are recognized as derivative

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares are charged against their carrying value upon the completion of the Initial Public Offering. Deferred underwriting commissions are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of Initial Public Offering, 27,600,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s unaudited condensed consolidated balance sheets. As of December 31, 2020, there were no Class A ordinary shares subject to possible redemption.
Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 14,213,333 Class A ordinary share in the calculation of diluted income (loss) per ordinary share, because their exercise is contingent upon future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per share ordinary for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per ordinary share as the redemption value approximates fair value.
The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per ordinary share for each class of ordinary shares:
	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021		For the Period From July 8, 2020 (Inception) Through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$2,699,294	$674,824	$(4,405,422)	$(1,137,770)	$—	$(20,233)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	27,600,000	6,900,000	26,589,011	6,867,033	—	6,000,000
Basic and diluted net income (loss) per ordinary share	$0.10	$0.10	$(0.17)	$(0.17)	$—	$(0.00)
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
using the modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.
Note 3 — Initial Public Offering
On January 11, 2021, the Company consummated its Initial Public Offering of 27,600,000 Units, including 3,600,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million, of which approximately $9.7 million was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,013,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $7.5 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
On July 22, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On December 16, 2020, the Sponsor surrendered 2,875,000 Founder Shares to the Company for cancellation for no consideration. On January 6, 2021, the Company effected a share capitalization of 1,150,000 shares, resulting in an aggregate of 6,900,000 Founder Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender and share capitalization. The holders of the Founder Shares have agreed to forfeit up to an aggregate of 900,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 11, 2021, the underwriter fully exercised its over-allotment option; thus, these Founder Shares are no longer subject to forfeiture.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) (v) with respect to 20% of such shares, until consummation of the initial Business Combination, (w) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the initial Business Combination (a “Requisite Trading Period”), (x) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; provided that in the event that the per share value of the cash, securities or other property to be received by the shareholders in such liquidation, merger, capital stock exchange or other similar transaction (the “Per Share Transaction Value”) is less than $18.00, then the Founder Shares will be released from these transfer restrictions to the Initial Shareholders on a pro rata basis as follows: (a) to the extent not previously released, all Founder Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per Share Transaction Value will be released, and (b) the number of Founder Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per Share Transaction Value (the “Release Threshold”), multiplied by a fraction, the numerator of which equals (x) 2, minus (y) the amount by which the Release Threshold exceeds the Per Share Transaction Value, and the denominator of which equals 2, will be released. Any Founder Shares not released pursuant to the preceding sentence will be forfeited and cancelled.
Related Party Loans
On July 22, 2020, the Sponsor agreed to loan the Company up to $600,000 pursuant to a promissory note (the “Note”), which was later amended on December 1, 2020. The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed $500,000 under the Note. On January 15, 2021, the Company repaid the Note in full. Subsequent to the repayment, the facility was no longer available to the Company.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
On April 9, 2021, the Company issued an unsecured convertible promissory note (the “Convertible Note”) to the Company’s Chief Executive Officer, pursuant to which the Company may borrow up to $1,500,000 for ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination. The Convertible Note does not bear any interest. All unpaid principal under the Convertible Note will be due and payable in full on the earlier of (i) January 11, 2023 and (ii) the effective date of the Business Combination (such earlier date, the “Maturity Date”). The Chief Executive Officer will have the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the Convertible Note into warrants to purchase the Company’s Class A ordinary shares, par value $0.0001 per share, at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s initial public offering. As of September 30, 2021, $945,000 was drawn on the convertible note — related party, presented at its fair

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
value of approximately $1.1 million on the accompanying unaudited condensed consolidated balance sheets. There were no amounts outstanding under the Convertible Note as of December 31, 2020.
Administrative Services Agreement
Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the management team. Administrative expenses were included within general and administrative expenses — related party in the unaudited condensed consolidated statements of operations. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $90,000 in administrative expenses, respectively. As of September 30, 2021, $10,000 has been included in due to related party on the unaudited condensed consolidated balance sheets. There were no administrative expenses incurred for the period from July 8, 2020 (inception) through September 30, 2020.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. As of September 30, 2021, approximately $1,000 is included in due to related party on the accompanying unaudited condensed consolidated balance sheets. There were no balances outstanding as of December 31, 2020.
Note 6 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On January 11, 2021, the underwriter fully exercised its over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $9.7 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7 — Derivative Warrant Liabilities
As of September 30, 2021, the Company had 9,200,000 Public Warrants and 5,013,333 Private Warrants outstanding. There were no warrants outstanding as of December 31, 2020.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (See “— Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $18.00” and “— Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00”), and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. (See “— Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $10.00”).
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:
Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each ordinary share. As of September 30,

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
2021, there were 27,600,000 shares of Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the unaudited condensed consolidated balance sheet.
The Class A ordinary shares subject to possible redemption reflected on the unaudited condensed consolidated balance sheet is reconciled on the following table:
Gross proceeds from Initial Public Offering	$276,000,000
Less:
Fair value of Public Warrants at issuance	(14,628,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(14,971,596)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	29,599,596
Class A ordinary shares subject to possible redemption	$276,000,000
Note 9 — Shareholders’ Equity (Deficit)
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021, there were 27,600,000 Class A ordinary shares outstanding, all of which are subject to possible redemption and have been classified as temporary equity (see Note 8). As of December 31, 2020, there were no Class A ordinary shares issued and outstanding.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 6,900,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
In a vote to continue the company in jurisdiction outside the Cayman Islands (which required the approval of at least two thirds of the votes of all ordinary shares), holders of the Founder Shares will have ten votes for every Founder Share and holders of the Class A ordinary shares will have one vote for every Class A ordinary share.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 10 — Fair Value Measurements
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$276,052,152	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$13,340,000	$—	$—
Derivative warrant liabilities – Private Placement Warrants	$—	$—	$7,419,730
Convertible note – related party	$—	$—	$1,064,140
As of December 31, 2020, there were no assets or liabilities that are measured at fair value on a recurring basis.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in February 2021, when the Public Warrants were separately listed and traded. There were no other transfers to/from Levels 1, 2, and 3 during the three and nine months ended September 30, 2021.
Level 1 assets include investments in money market funds that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The fair value of the Public Warrants as of September 30, 2021 was measured utilizing the Level 1 input of the observable listed trading price for such warrants.
Level 3 instruments are comprised of derivative warrant liabilities measured at fair value using a Monte Carlo simulation and Black-Scholes Option Pricing Model. The estimated fair value of the Private Placement Warrants and the Public Warrants, prior to being separately listed and traded, was determined using Level 3 inputs. The estimated fair value of warrants that may be issued upon conversion of the Convertible Note was determined using Level 3 inputs. Inherent in a Monte Carlo simulation and Black-Scholes Option Pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Black-Scholes analysis relies upon appropriate inputs derived from the Monte Carlo simulation of the public warrants; namely, the underlying stock price and the implied volatility from the traded Public Warrant price. The Company estimates the volatility of its ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2021
Option term (in years)	5.09
Stock price	$9.90
Volatility	21.1%
Risk-free interest rate	0.99%
Expected dividends	—%
The following table provides quantitative information regarding Level 3 fair value measurements inputs used by the estimated fair value of warrants that may be issued upon conversion of the Convertible Note at their measurement dates:
	As of September 30, 2021	As of April 15, 2021 (Draw Down Date)
Option term (in years)	0.21	0.55
Stock price	$1.48	$1.38
Volatility	72.0%	67.5%
Risk-free interest rate	0.05%	0.04%
Expected dividends	—%	—%
The change in the fair value of the derivative warrant liabilities measured using Level 3 inputs for the three and nine months ended September 30, 2021 is summarized as follows:
Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	22,148,000
Transfer of Public Warrants to Level 1 measurement	(14,628,000)
Change in fair value of derivative warrant liabilities	(451,200)
Derivative warrant liabilities at March 31, 2021	7,068,800
Change in fair value of derivative warrant liabilities	2,576,360
Derivative warrant liabilities at June 30, 2021	9,645,160
Change in fair value of derivative warrant liabilities	(2,225,430)
Derivative warrant liabilities at September 30, 2021	$7,419,730
The change in the fair value of the convertible note — related party measured with Level 3 inputs for the three and the nine months ended September 30, 2021 is summarized as follows:
Fair Value at January 1, 2021	$—
Initial fair value of convertible note – related party – second quarter	500,000
Change in fair value of convertible note – related party	131,260
Fair Value of convertible note – related party, June 30, 2021	631,260
Initial fair value of convertible note – related party – third quarter	444,694
Change in fair value of convertible note – related party	(11,814)
Fair Value of convertible note – related party, September 30, 2021	$1,064,140
Note 11 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date of the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Ivanhoe Capital Acquisition Corp.
Opinion on the Financial Statement
We have audited the accompanying balance sheet of Ivanhoe Capital Acquisition Corp. (“Company”) as of January 11, 2021, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of January 11, 2021, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statement
As discussed in Note 2 to the financial statement, the January 11, 2021 financial statement has been restated to correct certain misstatements.
Basis for Opinion
This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
January 15, 2021 except for the effects of the restatement disclosed in Notes 2, 8, 9, 10, and 11 as to which the date is December 21, 2021

IVANHOE CAPITAL ACQUISITION CORP.
BALANCE SHEET
January 11, 2021
(As Restated — See Note 2)
Assets
Current assets:
Cash	$2,156,253
Prepaid expenses	26,800
Total current assets	2,183,053
Cash held in Trust Account	276,000,000
Total Assets	$278,183,053
Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$226,057
Accrued expenses	135,000
Note payable – related party	500,000
Total current liabilities	861,057
Deferred underwriting commissions	9,660,000
Derivative warrant liabilities	22,148,000
Total liabilities	32,669,057
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,600,000 shares issued and outstanding at $10.00 per share	276,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no non-redeemable shares issued or outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding	690
Additional paid-in capital	—
Accumulated deficit	(30,486,694)
Total shareholders’ deficit	(30,486,004)
Total Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit	$278,183,053
The accompanying notes are an integral part of the financial statement.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Ivanhoe Capital Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 8, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of January 11, 2021, the Company had not yet commenced operations. All activity for the period from July 8, 2020 (inception) through January 11, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Ivanhoe Capital Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 6, 2021. On January 11, 2021, the Company consummated its Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 3,600,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million, of which approximately $9.7 million was for deferred underwriting commissions (Note 7).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,013,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $7.5 million (Note 5).
Upon the closing of the Initial Public Offering and the Private Placement, $276.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provided that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 11, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
shareholders and the board of directors, liquidate and dissolve, subject, in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses). The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and capital resources
As of January 11, 2021, the Company had approximately $2.2 million in its operating bank account, and working capital of approximately $1.3 million.
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of $500,000 from the Sponsor pursuant to the Note (see Note 6), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on January 15, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of January 11, 2021, there were no amounts outstanding under any Working Capital Loan.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2.   RESTATEMENT OF PREVIOUSLY FILED BALANCE SHEET
The Company concluded it should restate its previously issued balance sheet to classify all Class A ordinary shares subject to redemption in temporary equity and to classify its outstanding warrants as liabilities. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with this balance sheet, the Company revised this interpretation to include temporary equity in net tangible assets.
Additionally, the Company reevaluated the accounting treatment of (i) the 9,200,000 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its Initial Public Offering and (ii) the 5,013,333 Private Placement Warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the Initial Public Offering (together with the Public Warrants, the “Warrants”). The Company previously classified the Warrants in shareholders’ equity. In further consideration of the guidance in FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”), the Company concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each subsequent reporting date, with changes in fair value recognized in income and losses.
In accordance with FASB ASC Topic 340, “Other Assets and Deferred Costs,” as a result of the classification of the Warrants as derivative liabilities, the Company expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the Public Warrants and Class A ordinary shares included in the Units.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed balance sheet that contained the error, reported in the Company’s Form 8-K filed with the SEC on January 15, 2021 (the “Post-IPO Balance Sheet”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Post-IPO Balance Sheet should be restated to present all outstanding Class A ordinary shares subject to possible redemption as temporary equity, to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering, and to classify all outstanding Warrants as liabilities. As such, the Company is reporting these restatements to the January 11, 2021 balance sheet that is filed as an exhibit to the Company’s Form 8-K/A. The previously presented Post-IPO Balance Sheet should no longer be relied upon.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
The following tables summarize the effect of the revision on each financial statement line item as of the date indicated:
As of January 11, 2021	8-K Originally Filed	Adjustment	As Restated
Total assets	$278,183,053	$—	$278,183,053
Total current liabilities	$861,057	$—	$861,057
Deferred underwriting commissions	9,660,000	—	9,660,000
Derivative warrant liabilities	—	22,148,000	22,148,000
Total liabilities	$10,521,057	$22,148,000	$32,669,057
Class A ordinary shares subject to possible redemption	262,661,990	13,338,010	276,000,000
Preference shares	—	—	—
Class A ordinary shares	133	(133)	—
Class B ordinary shares	690	—	690
Additional paid-in capital	5,040,999	(5,040,999)	—
Accumulated deficit	(41,816)	(30,444,878)	(30,486,694)
Total shareholders’ equity (deficit)	$5,000,006	$(35,486,010)	$(30,486,004)
Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ equity (deficit)	$278,183,053	$—	$278,183,053
NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statement is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At January 11, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of January 11, 2021.
Cash held in Trust Account
At January 11, 2021, the Company had $276.0 million in cash held in the Trust Account.
Use of estimates
The preparation of financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Public Warrants and the Private Placement Warrants (as defined in Note 5) are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were measured at fair value using a Monte Carlo simulation model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering costs associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares are charged against their carrying value upon the completion of the Initial Public Offering. Deferred underwriting commissions are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A ordinary shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at January 11, 2021, 27,600,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of January 11, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to tax examinations since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.
NOTE 4.   INITIAL PUBLIC OFFERING
On January 11, 2021, the Company consummated its Initial Public Offering of 27,600,000 Units, including 3,600,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million, of which approximately $9.7 million was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 10).
NOTE 5.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,013,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $7.5 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
NOTE 6.   RELATED PARTY TRANSACTIONS
Founder Shares
On July 22, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On December 16, 2020, the Sponsor surrendered 2,875,000 Founder Shares to the Company for cancellation for no consideration. On January 6, 2021, the Company effected a share capitalization of 1,150,000 shares, resulting in an aggregate of 6,900,000 Founder Shares outstanding. The holders of the Founder Shares had agreed to forfeit up to an aggregate of 900,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 11, 2021, the underwriter fully exercised its over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) (v) with respect to 20% of such shares, until consummation of the initial Business Combination, (w) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination (a “Requisite Trading Period”), (x) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such shares, until the closing price of Class A ordinary shares equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; provided that in the event that the per share value of the cash, securities or other property to be received by the shareholders in such liquidation, merger, capital stock exchange or other similar transaction (the “Per Share Transaction Value”) is less than $18.00, then the Founder Shares will be released from these transfer restrictions to the Initial Shareholders on a pro rata basis as follows: (a) to the extent not previously released, all Founder Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per Share Transaction Value will be released, and (b) the number of Founder Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per Share Transaction Value (the “Release Threshold”), multiplied by a fraction, the numerator of which equals (x) 2, minus (y) the amount by which the Release Threshold exceeds the Per Share Transaction Value, and the denominator of which equals 2, will be released. Any Founder Shares not released pursuant to the preceding sentence will be forfeited and cancelled.
Related Party Loans
On July 22, 2020, the Sponsor agreed to loan the Company pursuant to a promissory note, which was later amended on December 1, 2020 (the “Note”) up to $600,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and unsecured. The Company borrowed approximately $500,000 under the Note. On January 15, 2021, the Company repaid the Note in full.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of January 11, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the management team.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.
NOTE 7.   COMMITMENTS & CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On January 11, 2021, the underwriter fully exercised its over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $9.7 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
NOTE 8.   CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each ordinary share. As of January 11, 2021, there were 27,600,000 shares of Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the balance sheet.
The Class A ordinary shares subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Gross proceeds from Initial Public Offering	$276,000,000
Less:
Fair value of Public Warrants at issuance	(14,628,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(14,971,596)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	29,599,596
Class A ordinary shares subject to possible redemption	$276,000,000
NOTE 9.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At January 11, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At January 11, 2021, there were 27,600,000 Class A ordinary shares outstanding, all of which are subject to possible redemption and have been classified as temporary equity (see Note 8).
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On July 22, 2020, the Company issued 8,625,000 Class B ordinary shares. On December 16, 2020, the Sponsor surrendered 2,875,000 Class B ordinary shares to the Company for cancellation for no consideration. On January 6, 2021, the Company effected a share capitalization of 1,150,000 shares, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding. Of the 6,900,000 Class B ordinary shares outstanding, up to 900,000 Class B ordinary shares were subject to forfeiture to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On January 11, 2021, the underwriter fully exercised its over-allotment option; thus, these 900,000 Class B ordinary shares were no longer subject to forfeiture.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
In a vote to continue the company in jurisdiction outside the Cayman Islands (which required the approval of at least two thirds of the votes of all ordinary shares), holders of the Founder Shares will have ten votes for every Founder Share and holders of the Class A ordinary shares will have one vote for every Class A ordinary share. The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 10.   DERIVATIVE WARRANT LIABILITIES
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (See “— Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $18.00” and “— Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00”), and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. (See “— Redemption of Warrants When the Price Per Class A Ordinary Share Equals or Exceeds $10.00”).
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:   Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “Closing Price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
•
if, and only if, the Closing Price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 11 — FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis as of January 11, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities – Public Warrants	$—	$—	$14,628,000
Derivative warrant liabilities – Private Placement Warrants	$—	$—	$7,520,000
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.
Level 3 instruments are comprised of derivative warrant liabilities measured at fair value using a Monte Carlo simulation and Black-Scholes Option Pricing Model. The estimated fair value of the Private Placement Warrants and the Public Warrants was determined using Level 3 inputs. Inherent in a Monte Carlo simulation and Black-Scholes Option Pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Black-Scholes analysis relies upon appropriate inputs derived from the Monte Carlo simulation of the public warrants; namely, the underlying stock price and the implied volatility from the traded Public Warrant price. The Company estimates the volatility of its ordinary shares’ warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement date:
As of January 11, 2021
Option term (in years)	6.47
Stock price	$9.91

IVANHOE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENT
(AS RESTATED)
As of January 11, 2021
Volatility	14.0%
Risk-free interest rate	0.75%
Expected dividends	0.00%
NOTE 12.   SUBSEQUENT EVENTS
On January 15, 2021, the Company repaid the Note of $500,000 in full.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued (January 15, 2021). Based upon this review, the Company did not identify any subsequent events, except as noted above and for the effects of the restatement in Note 2, that would have required adjustment or disclosure in the financial statement.

SES Holdings Pte. Ltd., and Subsidiaries
Consolidated Financial Statements
December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
SES Holdings Pte. Ltd.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of SES Holdings Pte. Ltd. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Albany, New York
August 10, 2021

SES Holdings Pte. Ltd., and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$2,439	$25,399
Short-term investments	12,291	—
Prepaid expenses and other current assets	373	486
Total current assets	15,103	25,885
Property and equipment, net	6,044	7,185
Intangible assets, net	1,728	1,856
Restricted cash	217	289
Other assets	1,497	1,211
Total assets	$24,589	$36,426
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,032	$640
Accrued compensation	1,216	586
Note payable	840	—
Accrued expenses and other current liabilities	788	1,013
Total current liabilities	3,876	2,239
Other liabilities	738	665
Total liabilities	4,614	2,904
Commitments and contingencies (Note 8)
Redeemable Convertible Preferred Stock, $0.000001 par value – 29,496,153 shares authorized at December 31, 2020 and 2019; 29,496,153 and 29,496,153 shares issued and outstanding at December 31, 2020 and 2019, respectively (aggregate liquidation preference of $82,643 at December 31, 2020 and 2019)	82,044	82,044
Stockholders’ deficit:
Common stock, $0.000001 par value – 45,000,000 and 39,000,000 shares authorized at December 31, 2020 and 2019, respectively; 10,245,074 and 10,245,074 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	836	682
Accumulated other comprehensive income (loss)	133	(55)
Accumulated deficit	(63,038)	(49,149)
Total stockholder’s deficit	(62,069)	(48,522)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$24,589	$36,426
The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
	Year Ended December 31,
	2020	2019
Operating expenses:
Research and development	$9,443	$10,514
General and administrative	4,460	4,776
Total operating expenses	13,903	15,290
Loss from operations	(13,903)	(15,290)
Other income (expense):
Interest income	76	684
Other (expense) income, net	(55)	12
Total other income, net	21	696
Loss before income taxes	(13,882)	(14,594)
Provision for income taxes	(7)	(108)
Net loss	(13,889)	(14,702)
Other comprehensive income (loss):
Foreign currency translation adjustment	188	(62)
Total comprehensive loss	(13,701)	(14,764)
Net loss per share, basic and diluted	$(1.36)	$(1.44)
Weighted-average shares outstanding, basic and diluted	10,245,074	10,223,375
The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and
Stockholders’ Deficit
(in thousands, except share amounts)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	29,263,571	$80,919	10,205,074	$—	$542	$(34,447)	$7	$(33,898)
Issuance of Series C plus preference shares net of issuance costs of $55	232,582	1,125	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	40,000	—	17	—	—	17
Stock-based compensation	—	—	—	—	123	—	—	123
Foreign currency translation adjustments	—	—	—	—	—	—	(62)	(62)
Net loss	—	—	—	—	—	(14,702)	—	(14,702)
Balance – December 31, 2019	29,496,153	$82,044	10,245,074	$—	$682	$(49,149)	$(55)	$(48,522)
Stock-based compensation	—	—	—	—	154	—	—	154
Foreign currency translation adjustments	—	—	—	—	—	—	188	188
Net loss	—	—	—	—	—	(13,889)	—	(13,889)
Balance – December 31, 2020	29,496,153	$82,044	10,245,074	$—	$836	$(63,038)	$133	$(62,069)
The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	For The Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,889)	$(14,702)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,706	918
Stock-based compensation	154	123
Changes in operating assets and liabilities that provide (use) cash:
Prepaid expenses and other current assets	(364)	(192)
Other assets	31	45
Accounts payable	608	(188)
Accrued compensation	630	59
Accrued expenses and other liabilities	115	(334)
Net cash used in operating activities	(11,009)	(14,271)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(982)	(2,691)
Purchase of short-term investments	(17,487)	—
Maturities of short-term investments	5,196	—
Purchases of intangible assets	—	(1,918)
Net cash used in investing activities	(13,273)	(4,609)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series C plus redeemable convertible preferred stock, net of issuance costs of $55	—	1,125
Proceeds from note payable	840	—
Proceeds from exercise of stock options	—	17
Net cash provided by financing activities	840	1,142
Effect of exchange rates on cash and cash equivalents	188	(62)
Net decrease in cash, cash equivalents and restricted cash	(23,254)	(17,800)
Cash, cash equivalents and restricted cash at beginning of period	25,982	43,782
Cash, cash equivalents and restricted cash at end of period	$2,728	$25,982
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Accounts payable and accrued expenses related to purchases of property and equipment	$145	$628
Recognition of asset retirement obligation included in property and equipment, net	$—	$78
The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
1.   Nature of Business
Organization
SES Holdings Pte. Ltd., and Subsidiaries (together the “Company”) consists of SES Holdings Pte. Ltd. (“SES Holdings” or the “Parent”), and its wholly owned subsidiaries: SolidEnergy Systems, LLC (the “SES LLC”), SolidEnergy Systems (Shanghai) Co., Ltd. (the “SES Shanghai”), SolidEnergy Systems Securities Corporation (the “ SES Securities”) and Viking Power Systems Pte. Ltd. (the “SES Viking”).
SES Holdings Pte. Ltd. is a Singapore private limited company and was formed in November 2018. SolidEnergy Systems, LLC is a Delaware limited liability company formed in November 2018 as a result of the conversion from a corporation to a limited liability company by SolidEnergy Systems Corp, a Delaware corporation formed in April 2012. SolidEnergy (Shanghai) Enterprise Management Co., Ltd. was registered in Shanghai, China in November 2018. SolidEnergy Systems Securities Corporation was incorporated in December 2017 as a Massachusetts Security Corporation.
The Company is engaged in the research and development of hybrid Lithium-Metal (“Li-Metal”) rechargeable batteries for electric vehicles (“EV”). Since the Company’s founding in 2012, the Company has been committed to developing the world’s most advanced EV batteries. The Company’s Li-Metal batteries have been designed to combine the high energy density of Li-Metal with cost-effective manufacturability at scale. The Company’s corporate headquarters are located in Singapore, with research and development facilities in Boston, Massachusetts and Shanghai, China.
Principal operations had not yet commenced as of December 31, 2020, and the Company has not derived revenue from its principal business activities.
2.   Basis of Presentation and Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation.
Impact of Novel Coronavirus (“COVID-19”)
On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a pandemic. Since that point, the outbreak has spread globally and has led governments and other authorities around the world to impose varying degrees of measures intended to reduce its spread. Depending on the jurisdiction, these measures have continued to remain in place, becoming more or less restrictive based on the changing conditions in the respective jurisdictions, and this will continue to evolve based on the recent availability and distribution of developed vaccines, as well as public perceptions of the vaccines. The global spread of COVID-19 has created significant volatility, uncertainty, and economic disruption worldwide. The effects and potential effects of COVID-19 include, but are not limited to, its impact on general economic conditions, trade and financing markets and changes in customer behavior, and significant uncertainty in the overall continuity in business operations. The spread of COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of EV manufacturers and suppliers and EV batteries, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in the demand for EV batteries if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain at levels that do not create an incentive to accelerate the migration from internal combustion engine vehicles to EVs, an increase in costs resulting from the efforts of manufacturers of EVs or EV batteries to mitigate the effects of COVID-19, and delays in EV manufacturers’ schedules to full commercial production of EVs and disruptions to these supply chains, among other negative effects.
Governments in affected regions have implemented, and may continue to implement safety precautions, which include quarantines, travel bans and restrictions, shelter-in-place and stay-at-home orders, business closures, and other public health safety measures. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect the Company’s start-up and manufacturing plans.
Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets as stated above. As a precaution, the Company took certain preventive measures in light of this pandemic and reduced certain operational activities during the year ended December 31, 2020. In particular, the Company temporarily reduced employee compensation, recommended that all non-essential personnel work from home, and reduced in-person participation in research and development activities. As a result, our personnel costs and travel related costs were lower in 2020. The Company was also required to implement additional safety protocols for essential workers, which resulted in delays in the timing of project execution. The Company has assessed the impact and is not aware of any other specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of these consolidated financial statements. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.
It is difficult to predict what the lasting impact of the pandemic will be, and what the impact might be if the Company or any of the third parties with whom it engages were to experience additional shutdowns or other prolonged business disruptions. The Company’s ability to conduct its business in the manner and on the timelines presently planned could have a material adverse impact on the Company’s business, results of operations, and financial condition. In addition, depending on the duration and impact of the recurrence or resurgence of COVID-19 cases or continued evolution of further strains of COVID-19 and depending on where the infection rates are highest, the Company’s business, results of operations and financial condition may be negatively impacted. The Company will continue to monitor developments as it deals with the disruptions and uncertainties relating to the COVID-19 pandemic on all aspects of its business and geographies, employees, suppliers, business partners and potential eventual distribution channels and customers. Even after the COVID-19 pandemic has subsided, the Company may continue to suffer an adverse effect to its business due to the global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to electric vehicle purchases and other governmental support programs. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.
Liquidity
Historically, the Company’s principal sources of liquidity have been the result of a series of financing transactions with investors that have provided the Company with the necessary cash and cash equivalents to support its research and development activities. Through December 31, 2020, the Company has raised approximately $82.0 million of funding through the sales of its redeemable convertible preferred stock. See Note 10 for further information.
Since inception, the Company has not achieved profitable operations or positive cash flows from operations, and it expects to incur losses in future periods. As of December 31, 2020, the Company had cash and cash equivalents and short-term investments of $14.7 million and an accumulated deficit of $63.0 million. The Company’s ability to fund its ongoing efforts is dependent on the ability to continue to raise the necessary capital through future financing and capital transactions, as well as the success of the Company’s development and commercialization efforts and, ultimately, upon the market acceptance of the Company’s products.

In addition to the funding achieved through the aforementioned financing and capital transactions, in April 2020 the Company applied for and received a loan in the amount of $0.8 million under Paycheck Protection Program (the “PPP”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”) (“PPP Note”). The Company was not obligated to make any payments of principal and interest for a period of 10 months. In February 2021, the Company applied for the loan forgiveness and received the forgiveness confirmation for the PPP Note from SBA.
In April 2021, the Company entered into a stock purchase agreement whereby certain investors agreed to purchase $138.5 million in Series D redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in April 2021, the investors purchased 4,869,854 shares of Series D redeemable convertible preferred stock. In May 2021, the Company entered into a stock purchase agreement whereby an investor agreed to purchase $50.0 million in Series D plus redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in May 2021, the investor purchased 1,698,088 shares of Series D plus redeemable convertible preferred stock. The proceeds from the issuance of Series D and Series D plus redeemable convertible preferred stock will be used in future research and development activities and which may include the building of manufacturing prototyping lines for A-Sample battery cells in the Company’s existing Shanghai facility and the production of pre-production batteries in the Company’s anticipated 1 GWh Pilot Facility by 2024.
These consolidated financial statements have been prepared on a going concern basis. Management believes that the Company’s current cash and cash equivalents and short-term investments, combined with the recent additional financing proceeds, are adequate to meet its needs for the next twelve months from the issuance of these consolidated financial statements.
Significant Accounting Policies
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Company’s consolidated financial statements, as well as the revenues, if any, and expenses incurred during the reporting periods. On an ongoing basis, the Company evaluates judgments and estimates, including those related to the fair value of common stock and other assumptions used to measure stock-based compensation, and valuation of deferred tax assets and uncertain income tax positions. The Company bases its estimates on historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results could differ materially from those estimates.
Cash and cash equivalents
Cash and cash equivalents include all highly liquid investments, including money market funds with original maturity periods of three months or less when purchased. Money market funds are reported at fair value based upon quoted market prices.
Restricted cash
Restricted cash are money market funds held in collateral accounts that are restricted to secure letters of credit for corporate lease activity. The letters of credit are required to be maintained throughout the terms of the leases. If the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, restricted cash is not included within cash and cash equivalents and is reported separately on the consolidated balance sheet. If the date of availability or disbursement is less than one-year, restricted cash is reported within prepaid expenses and other current assets, and amounted to $0.1 million and $0.3 million at December 31, 2020 and 2019, respectively.

Short-term investments
The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The short-term investments consist of corporate bonds and mutual funds which are classified as available-for-sale.
Corporate bonds and mutual funds are carried at fair value based upon quoted market prices. Unrealized gains and losses on available-for-sale securities have not been material as of December 31, 2020. Realized gains and losses earned upon the sale or maturity of available-for-sale securities are derived using the specific-identification method and have been included in other (expense) income, net on the consolidated statements of operations and comprehensive loss.
Concentrations of credit risk
Financial instruments that subject the Company to significant concentrations of credit risk consist of cash, cash equivalents, restricted cash and short-term investments. The Company seeks to mitigate its credit risk with respect to such concentrations by holding its deposits with large, reputable financial institutions and investing in high credit rated shorter-term instruments.
Fair Value Measurements
Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:
Level 1
Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2
Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3
Unobservable inputs in which there are little or no market data and which require the Company to develop its own assumptions.

The carrying amounts of cash equivalents and accounts payable approximate their fair value due to the short-term nature of these assets and liabilities. The carrying amount of the note payable approximates fair value due to its short-term maturity.
Property and equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as shown below:
Estimated Useful Life (in years)
Laboratory machinery and equipment	5 – 10
Office and computer equipment	3 – 5
Furniture and fixtures	5
Leasehold improvements	Shorter of useful life or lease term

The Company will periodically assess the useful lives of the assets to determine whether events or circumstances may indicate that a revision to the useful life is warranted. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred. Construction-in-process is stated at cost, which includes the cost of construction and other direct costs attributable to placing the asset in service.
Intangible Assets
Intangible assets are stated at cost less accumulated amortization and are comprised of patents. The patents are amortized straight-line over the estimated useful life of 15 years and are reviewed annually for impairment.
Impairment of long-lived assets
The Company evaluates long-lived assets for impairment whenever events indicate that a potential impairment may have occurred. If such events arise, the Company will compare the carrying amount of the asset group comprising the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the asset group. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the asset group, an impairment charge is recorded as the amount by which the carrying amount of the asset group exceeds the fair value of the assets, as based on the expected discounted future cash flows attributable to those assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. There were no impairments of long-lived assets during the years ended December 31, 2020 and 2019.
Leases
Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company records an asset and liability for capital leases at present value of the minimum lease payments based on the incremental borrowing rate. Assets are depreciated over the useful life in accordance with the Company’s depreciation policy while rental payments and interest on the liability are accounted for using the effective interest method.
Leases that are not classified as capital leases are accounted for as operating leases. For leases that contain rent abatements or escalating rent payments, the Company recognizes rent expense on a straight-line basis over the lease term, with any lease incentives amortized as a reduction of rent expense over the lease term.
Redeemable Convertible Preferred Stock
The Company records all shares of redeemable convertible preferred stock at their respective fair values less issuance costs on the dates of issuance. The redeemable convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain liquidation events considered not solely within the Company’s control, such as a change in control event and sale of all or substantially all of the Company’s assets, the redeemable convertible preferred stock will become redeemable at the option of the holders. If it becomes probable that the shares will become redeemable, the Company will re-measure the carrying value of the shares to the redemption value through the redemption date. As of December 31, 2020 and 2019, no remeasurements were required, as management determined that the shares were not probable of becoming redeemable.
Segment and geographic information
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating and reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. All long-lived assets of the Company are located in the United States, China and Singapore (see Note 15).
Research and development costs
Research and development costs are expensed as incurred. Research and development costs consist of expenses incurred in performing research and development activities, including compensation and benefits for full-time research and development employees, materials and supplies, payments to consultants, patent related legal costs, facility costs, depreciation, and travel expenses. Payments received by the Company under agreements with partners are being recognized as a reduction to research and development expense in the consolidated statements of operations and comprehensive loss.
Stock-based compensation
The Company measures compensation expense for all stock options made to employees, directors, and non-employees based on estimated fair values as of the grant date and recognizes on a straight-line basis over the requisite service period. Nonemployee stock-based awards have not been material through December 31, 2020.
The Company has only granted stock option awards with service-based vesting conditions. Accordingly, the fair value of options granted is estimated using the Black-Scholes option valuation model, which requires the Company to make assumptions and judgments about the variables used in the calculation, including the fair value of the underlying common stock, the expected term of the stock option (weighted-average period of time that the options granted are expected to be outstanding), the expected volatility of the price of the Company’s common stock, the expected risk-free interest rate and the expected dividend yield of the Company’s common stock. The Company accounts for forfeitures when they occur. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.
Income taxes
Income tax expense has been provided using the asset and liability method. Deferred tax assets and liabilities are determined based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. The Company provides a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.
The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related income tax liability within accrued expenses and other current liabilities on its consolidated balance sheets.
Other Comprehensive Loss
Other Comprehensive income (loss) includes changes in the balances of items that are reported directly as a separate component of stockholders’ deficit on the consolidated balance sheets. The components of comprehensive loss are net loss and foreign currency translation adjustments. The Company does not provide for income taxes on foreign currency translation adjustments since it does not provide for taxes on the unremitted earnings of its foreign subsidiaries. The changes in accumulated other comprehensive loss are included in the Company’s consolidated statements of operations and comprehensive loss.
Net loss per common share
Basic and diluted net loss per share is presented in conformity with the two-class method required for participating securities such that net income is attributed to common stockholders and participating securities based on their participation rights. All outstanding redeemable convertible preferred stock are considered to be participating securities as such stockholders participate in undistributed earnings with common stockholders. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of its redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities outstanding for the period. For purposes of calculating the diluted net loss per share attributable to common stockholders, the redeemable convertible preferred stock and common stock options are considered to be dilutive securities. Because the Company reported a net loss for the years ended December 31, 2020 and 2019, the inclusion of the dilutive securities would be antidilutive, and, accordingly, diluted net loss per share is the same as basic net loss per share for both periods presented.
Recent Accounting Pronouncements Adopted
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Under ASU 2016-18, the statement of cash flows shall explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The Company adopted this ASU beginning on January 1, 2019 using a retrospective transition method to each period presented. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), to include share-based payment transactions for acquiring goods and services from non-employees. The ASU 2018-07 amendments specify that the guidance applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments are effective for fiscal years beginning after December 15, 2019. The Company adopted this ASU on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in ASU 2018-13 are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance requires the Company to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance also allows the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. The Company adopted this ASU on January 1, 2020 and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued several updates, amendments, and technical improvements to ASU 2016-02. The guidance requires recognition of lease right-of-use (“ROU”) assets and lease liabilities by lessees for those leases previously classified as operating. The standard also requires additional disclosures about leasing arrangements related to discount rates, lease terms, and the amount, timing, and uncertainty of cash flows arising from leases. Topic 842 is effective for financial statements issued for fiscal years beginning after December 15, 2021. The Company expects to adopt this guidance in 2022. The adoption of this guidance will result in recognition of ROU assets and leases liabilities on the consolidated balance sheets. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.
3.   Cash, Cash Equivalents, and Restricted Cash
Cash, cash equivalents, and restricted cash consisted of the following (in thousands):
	December 31,
	2020	2019
Cash	$1,335	$201
Cash equivalents:
Money market funds	1,104	25,198
Restricted cash:
Certificates of deposit	289	583
Total cash, cash equivalents, and restricted cash	$2,728	$25,982
4.   Fair Value
The following table presents information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents in money market funds	$1,104	$—	$—	$1,104
Restricted cash	—	289	—	289
Short-term investments:
Corporate bonds	—	4,299	—	4,299
Mutual funds	—	7,992	—	7,992
	$1,104	$12,580	$—	$13,684
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents in money market funds	$25,198	$—	$—	$25,198
Restricted cash	—	583	—	583
	$25,198	$583	$—	$25,781

5.   Property and Equipment, net
Property and equipment, net consisted of the following (in thousands):
	December 31,
	2020	2019
Laboratory machinery and equipment	$6,227	$5,878
Office and computer equipment	234	213
Leasehold improvements	3,369	3,306
	9,830	9,397
Less: Accumulated depreciation	(3,786)	(2,212)
Property and equipment, net	$6,044	$7,185
Depreciation expense was $1.6 million and $0.9 million in the years ended December 31, 2020 and 2019, respectively.
6.   Intangible Assets, net
In April and June of 2019, the Company purchased certain patents to maintain its competitive advantage for $1.9 million.
Intangible assets, net consisted of the following (in thousands):
	December 31,
	2020	2019
Intangible assets – Patents	$1,918	$1,918
Less: Accumulated amortization	(190)	(62)
Intangible assets, net	$1,728	$1,856
Patents are amortized on a straight-line basis over their estimated useful life of 15 years. Amortization expense was $0.1 million and $0.1 million in the years ended December 31, 2020 and 2019, respectively.
The estimated future amortization expenses for patent assets are as follows (in thousands):
Year Ending
2021	$128
2022	128
2023	128
2024	128
2025	128
Thereafter	1,088
Total	$1,728
7.   Accrued compensation, accrued expenses and other current liabilities
The table below summarizes accrued expenses and other liabilities which consists of the following (in thousands):
Accrued compensation consisted of the following (in thousands):
	December 31,
	2020	2019
Accrued bonus	$1,068	$441
Other	148	145
Accrued compensation	$1,216	$586

Accrued expenses and other current liabilities consisted of the following (in thousands):
	December 31,
	2020	2019
Deferred rent liabilities	$231	$153
Accrual related to purchase of property and equipment	69	334
Income taxes payable	115	108
Other	373	418
Accrued expenses and other current liabilities	$788	$1,013
8.   Commitments and Contingencies
Operating Leases
In August 2016, the Company entered into an operating lease agreement to lease an office space in Woburn, Massachusetts with the lease term expiring in August 2021. Under the lease agreement, the Company has one five-year renewal option through August 2026. In May 2020, the Company extended the term of the lease by 5 years through August 2026. The annual rent payment per lease is $0.8 million subject to annual cost of living increases up to 3%.
In September 2018, the Company entered into an operating lease agreement to lease a manufacturing space in Shanghai, China with the lease term expiring in August 2023 with renewal terms that can extend the lease term by providing application for renewal at least 90 days before the expiry. The annual rent payment per lease is $0.6 million subject to annual cost increase of 3%.
Upon execution of the agreements inclusive of escalating rent payments, expense is being recognized on a straight-line basis and the difference between the recognized rent expense and the amounts paid under the operating leases are being recorded as deferred rent and included in other short-term and long-term liabilities on the consolidated balance sheets as follows (in thousands):
	December 31,
	2020	2019
Deferred rent included in accrued expenses and other current liabilities	$231	$153
Deferred rent included in other liabilities	607	541
Total deferred rent	$838	$694
Rent expense was $1.3 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively.
The future minimum payments at December 31, 2020 under all operating leases are as follows (in thousands):
Year Ending
2021	$1,408
2022	1,390
2023	1,111
2024	823
2025	837
Thereafter	567
Total future minimum lease payments	$6,136
Standby Letter of Credit
During the course of ordinary business, the Company’s financial institution issues standby letters of credit on behalf of the Company to certain vendors of the Company. As of December 31, 2020, and 2019, the total value of the letters of credit issued by the financial institution are $0.3 million and $0.6 million, respectively. The letter of credit are related to deposit which the Company is required to make under its operating lease. No amounts have been drawn under the standby letter of credit.
Legal Contingencies
From time-to-time, the Company could be subject to claims arising in the ordinary course of business or be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, the Company’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, would not have a material effect on the Company’s financial condition, results of operations or cash flows.
9.   Note payable
In April 2020, the Company applied for and received $0.8 million in PPP Note. Under the terms of the PPP Note, interest accrues on the outstanding principal at the rate of 1% per annum. Interest expense under the PPP Note was not material for the year ended December 31, 2020.
The PPP Note is a forgivable loan and subsequent to year end, the Company received full forgiveness of all principal and interest in February 2021.
10.   Redeemable Convertible Preferred Stock
Redeemable Convertible Preferred Stock.
The Company has the following redeemable convertible preferred stock issued and outstanding (in thousands, except share and per share data):
Series	December 31, 2020 and 2019
	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series A	$0.8340	5,395,685	5,395,685	$4,500	$4,413
Series B	$2.2513	5,108,073	5,108,073	11,500	$11,362
Series C	$2.8652	12,789,050	12,789,050	36,643	$36,324
Series C plus	$4.8361	6,203,345	6,203,345	30,000	$29,945
		29,496,153	29,496,153	$82,643	$82,044
Issuance of Redeemable Convertible Preferred Stock
On November 6, 2018, the Company entered into a purchase agreement whereby the investors agreed to purchase 5,970,763 Series C plus redeemable convertible preferred stock, $0.000001 par value per share, at a per share price of $4.8361 for $28.9 million. The first closing of the financing transaction was completed in November 2018. The second closing of the financing transaction was completed in February 2019 and July 2019, whereby the investors purchased 232,582 shares of Series C plus redeemable convertible preferred stock in exchange for $1.1 million.
Voting
The holders of Series A, Series B, Series C and Series C plus redeemable convertible preferred stock are entitled to vote on all matters on which the common stockholders are entitled to vote. On such matters, holders of Series A, Series B, Series C and Series C plus redeemable convertible preferred and common stock vote together with the holders of common stock as a single class. Each holder of the Series A, Series B, Series C and Series C plus redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of redeemable convertible preferred stock held by such holder could then be converted.

Conversion
Shares of redeemable convertible preferred stock are convertible into common stock at the holders’ option at any time after the date of issuance of such share or automatically (i) immediately prior to the closing of a firm commitment underwritten public offering of the Company’s common stock at a price per share at least 2 times the Series C issuance price and with gross proceeds to the Company of at least $100 million, net of underwriting commission and discounts or (ii) upon the vote or receipt by the Company of a written request for such conversion from the holders of the 66% of the redeemable convertible preferred stock then outstanding, voting as a single class and on an as-converted basis. Each share of the Series A, Series B, Series C and Series C plus redeemable convertible preferred stock is convertible into the number of shares of common stock at the then effective conversion ratio. The initial conversion price per share for the Series A, Series B, Series C and Series C plus redeemable convertible preferred stock is $0.8340, $2.2513, $2.8652 and $4.8361 per share, respectively, subject to anti-dilution adjustments, if any.
Liquidation
In the event of any liquidation of the Company, sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C and Series C plus redeemable convertible preferred stock will be entitled to receive, in preference to any distribution to the holders of common stock, an amount per share equal to the applicable issuance price together with any other dividends declared but unpaid thereon on each share of redeemable convertible preferred stock.
If the assets of the Company legally available for distribution to the holders of given Series of redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full amounts of a given Series, then the assets of the Company will be distributed on a pro rata basis among the holders of such Series of redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference.
After the payment to the holders of redeemable convertible preferred stock of the full amounts above, the remaining assets of the Company will be distributed with equal priority and pro rata among the holders of the redeemable convertible preferred stock on an as-converted basis and common stock.
Dividends
The holders of the Series A, Series B, Series C and Series C plus redeemable convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors subject to adjustment for stock splits, stock dividends, combination of shares, reorganization, recapitalization, reclassification, or other similar event. The dividends are payable in preference and priority to any payment of any dividend on the common stock of the Company and are noncumulative. No dividends were declared by the Board of Directors for the years ended December 31, 2020 and 2019, respectively.
Redemption
The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.
11.   Stock-Based Compensation
On May 3, 2013, the Company established the 2013 Share Incentive Plan (the “2013 Plan”) in which 3,721,986 shares of common stock were reserved for the issuance of incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to employees, officers, directors, consultants and advisors. On November 7, 2018, the Company replaced the 2013 Plan with the 2018 Share Incentive Plan (the “2018 Plan”). Upon approval of the 2018 Plan, each option to acquire shares of Company’s common stock outstanding under the 2013 Plan, whether or not vested or exercisable, were, without any action on the part of the holder thereof, or any other person, converted into an option to acquire shares of Company’s common stock outstanding under the 2018 Plan. Each outstanding option so converted shall continue to have, and shall be subject to, the same terms and conditions as applied to such option immediately prior to the conversion date. Any shares that, as of November 7, 2018, were reserved but not issued pursuant to any awards granted under the Company’s 2013 Plan were rolled into the 2018 Plan. In addition, any shares subject to stock options or similar awards granted under the 2013 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2018 Plan that are forfeited or repurchased by the Company shall roll into the 2018 Plan. As of December 31, 2020, the Company had 2,564,190 shares of common stock reserved for future grants of equity awards under the 2018 Plan.
On March 30, 2021, the Company amended the 2018 Plan with the 2021 Share Incentive Plan (the “2021 Plan”) and the total shares reserved for future issuance under the 2021 Plan were increased by 486,975 shares. Upon approval of the 2021 Plan, any shares that, as of the date of stockholder approval, were reserved but not issued pursuant to any awards granted under the Company’s 2018 Plan were rolled into the 2021 Plan. In addition, any shares subject to stock options or similar awards granted under the 2018 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2018 Plan that are forfeited or repurchased by the Company shall roll into the 2021 Plan. The 2021 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, and restricted stock awards.
Option awards are granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant. Generally, options granted will vest 25% upon completion of one year of service and 1/48 per month thereafter; however, in certain instances options have been granted with immediate vesting. Options under all plans generally expire 10 years from the date of grant.
The following table summarizes the activity under the Company’s stock option plan (in thousands, except per share data and contractual term):
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding – January 1, 2019	2,982,792	779,166	$0.44	7.0	$336
Options granted	(537,200)	537,200	0.87
Options exercised	—	(40,000)	0.41	—	18
Options cancelled and forfeited	372,694	(372,666)	0.45
Outstanding – December 31, 2019	2,818,286	903,700	$0.69	8.4	$138
Options granted	(287,720)	287,720	0.81
Options exercised	—	—	—	—	—
Options cancelled and forfeited	33,624	(33,651)	0.75
Outstanding – December 31, 2020	2,564,190	1,157,769	$0.72	7.8	$243
Vested and expected to vest – December 31, 2019		903,700	$0.69	8.4	$138
Exercisable – December 31, 2019		260,205	$0.45	7.0	$94
Vested and expected to vest – December 31, 2020		1,157,769	$0.72	7.8	$243
Exercisable – December 31, 2020		701,122	$0.66	7.4	$187
The weighted-average grant date fair value per share of stock options granted for the years ended December 31, 2020 and 2019 was $0.48 and $0.51, respectively. The total grant date fair value of stock options vested was $204,000 and $47,000 during the years ended December 31, 2020 and 2019, respectively.
Valuation
The Company records stock-based compensation expense for stock options based on the estimated fair value of stock options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of redeemable convertible preferred stock and common, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option-pricing models based on the following assumptions:
	Year Ended December 31,
	2020	2019
Expected term (in years)	5.0 – 6.1	6.1 – 6.1
Risk-free interest rate	0.4% to 0.9%	1.6% to 2.5%
Expected volatility	61.8% to 67.5%	61.8% to 62.7%
Expected dividend rate	0%	0%
Expected volatility — As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Expected term — The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term, which is based on the average of the time-to-vesting and the contractual life of the options.
Expected dividend rate — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.
Risk-free interest rate — The risk-free interest rate is based on the yield of the U.S. Treasury notes as of the grant date with terms commensurate with the expected term of the awards.
Stock-based Compensation Expense
The Company’s stock-based compensation included in its consolidated statements of operations and comprehensive loss was as follows (in thousands):
	Year Ended December 31,
	2020	2019
Research and development	$72	$37
General and administrative	82	86
Total stock-based compensation	$154	$123
No income tax benefit was recognized for this compensation expense in the consolidated statements of operations and comprehensive loss, as the Company does not anticipate realizing any such benefit in the future. As of December 31, 2020, there was $0.2 million of total unrecognized stock-based compensation cost related to unvested stock options, which the Company expects to recognize over an estimated weighted-average period of 2.5 years.
12.   Stockholders’ Equity
As of December 31, 2020, the Company has authorized the issuance of up to 45,000,000 shares of common stock, $0.000001 par value, and 29,496,153 shares of preferred stock, $0.000001 par value.

Holders of the common stock are entitled to dividends when, as, and if, declared by the Company’s Board of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends. As of December 31, 2020, the Company had not declared any dividends. The holder of each share of common stock is entitled to one vote.
The Company has the following shares of common stock available for future issuance on an as-if converted basis:
	December 31,
	2020	2019
Redeemable convertible preferred stock	29,496,153	29,496,153
Common stock options outstanding	1,157,796	903,700
Shares reserved for issuance under the 2018 Plan	2,564,190	2,818,286
	33,218,139	33,218,139
13.   Income Taxes
The following table presents domestic and foreign components of income (loss) before income taxes (in thousands):
	December 31,
	2020	2019
US	$(9,696)	$(12,672)
Foreign	(4,186)	(1,922)
	$(13,882)	$(14,594)
A summary of the income tax provision is as follows (in thousands):
	December 31,
	2020	2019
Current:
Federal	$—	$—
State	1	1
Foreign	6	107
	7	108
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
	$7	$108

The reconciliation of the federal statutory income tax rate of 21% to the Company’s effective income tax rate is as follows (in percentage):
	December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
Foreign Tax	(0.1)%	(0.7)%
Foreign income taxed at non-US rates	(0.2)%	(0.0)%
Other permanent items	(0.9)%	(1.1)%
Research and development tax credits	2.2%	3.0%
Unrecognized tax benefits	(0.7)%	(0.7)%
Increase in Valuation Allowance	(21.7)%	(21.8)%
Others	0.3%	(0.4)%
	(0.1)%	(0.7)%
As discussed in Note 1, SES Holdings Pte. Ltd. is a Singapore private limited company and was formed in November 2018. As a result of the reorganization the Company undertook in 2018, SES Holdings Pte. Ltd. is also treated as a U.S. taxpayer for U.S. Federal income tax purposes in accordance with Internal Revenue Code Section 7874. SES Holdings Pte. Ltd. is the parent of the U.S. Federal consolidated income tax group.
Significant components of the Company’s net deferred tax assets as of December 31, 2020 and 2019, are as follows (in thousands):
	December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$12,033	$9,142
Research and development tax credits	1,079	709
Accruals and Reserves	624	612
Stock-based compensation	93	65
Other	3	—
Gross deferred tax assets	13,832	10,528
Valuation Allowance	(13,711)	(10,276)
Total deferred tax assets	121	252
Deferred tax liabilities:
Fixed Assets	(121)	(252)
Total deferred tax liabilities	(121)	(252)
Total net deferred tax assets	$—	$—
Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance, cumulative net losses, and projected future losses, the Company has determined that it is not more likely than not that its net deferred tax assets will be realized. As a result, the Company has provided a full valuation allowance against its net deferred tax assets. The Company’s valuation allowance increased by $3.4 million and $4.1 million for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, the Company had Federal net operating loss carryforward of approximately $45.7 million, of which $9.2 million is for pre-2018 and $36.4 million is post-2017. As of December 31, 2019, the Company had Federal net operating loss carryforward of approximately $33.4 million, of which $9.2 million is for pre-2018 and $24.1 million is post-2017. The pre-2018 net operating losses will begin to expire in 2033. The post-2017 Federal net operating losses of $36.4 million will carryforward indefinitely, but can only offset 80% of annual taxable income. The Company also has Massachusetts net operating loss carryforward of approximately $37.8 million, which begins to expire in 2033.
As of December 31, 2020, the Company had Federal research credit carryforward of approximately $0.9 million, which begins to expire in 2033, and Massachusetts research credit carryforward of approximately $0.8 million, which begins to expire in 2030. As of December 31, 2019, the Company had Federal research credit carryforward of approximately $0.6 million, which begins to expire in 2033, and Massachusetts research credit carryforward of approximately $0.6 million, which begins to expire in 2030.
The utilization of the Company’s net operating losses and R&D tax credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions under Section 382 of the Internal Revenue Code, and similar state provisions. An “ownership change” is generally defined as a greater than 50 percent change (by value) in its equity ownership over a three-year period. The annual limitation may result in the expiration of the net operating loss carryforwards before their utilization. Through December 31, 2018, the Company had completed several financings since its inception, and performed the related analysis which concluded that changes in ownership had occurred, as defined by Sections 382 and 383 of the Internal Revenue Code. Based on the Section 382 analysis, the annual limitation to apply to the pre-2018 net operating losses and research credits is $0.5 million. To the extent that the Company raises additional equity financing or other changes in the ownership interest of significant stockholders occurs, additional tax attributes may become subject to an annual limitation. This could further limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities.
The Company is subject to income taxes in the U.S. Federal, state, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination within the U.S. for all years, until such time as the net operating losses are initially utilized. The Company’s tax years remain open for examination by foreign authorities beginning with the tax year ended December 31, 2018.
The Company records unrecognized tax benefits in accordance with ASC 740-10, Income Taxes. ASC 740-10 which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows (in thousands):
	December 31,
	2020	2019
Beginning of the year	$707	$—
Increase – current year positions	760	600
Increase – prior year positions	—	107
End of the year	$1,467	$707
As of December 31, 2020 and 2019, the total amount of unrecognized tax benefits was $1.5 million and $0.7 million which would affect income tax expense, if recognized, after consideration of any valuation allowance. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.
The Company includes interest and penalties related to unrecognized tax benefits within the benefit from (provision for) income taxes. As of the years ended December 31, 2020 and 2019, the total amount of gross interest accrued in each year was not material.

14.   Net Loss per Share
The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):
	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(13,889)	$(14,702)
Denominator:
Weighted-average shares of common stock outstanding	10,245,074	10,223,375
Net loss per common share – basic and diluted	$(1.36)	$(1.44)
The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:
	Year Ended December 31,
	2020	2019
Redeemable convertible preferred stock	29,496,153	29,496,153
Options to purchase common stock	1,157,796	903,700
Total	30,653,949	30,399,853
15.   Segment and Geographic information
The Company operates as one reportable segment as described in Note 2 to the consolidated financial statements.
The Company’s long-lived assets consist primarily of property and equipment and intangible assets and are attributed to the geographic location in which they are located. Long-lived assets by geographical area were as follows (in thousands):
	December 31,
	2020	2019
Property and equipment, net:
United States	$3,700	$4,618
China	2,344	2,567
Total property and equipment, net	6,044	7,185
Intangible assets, net:
Singapore	1,728	1,856
Total intangible assets, net	1,728	1,856
Total long-lived assets	$7,772	$9,041
16.   Employee benefit plan
The Company offers a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. There were no contributions by the Company during the years ended December 31, 2020 and 2019.

17.   Related-Party Transactions
As of December 31, 2020 and 2019, the following were considered related parties due to their role in the Company and/or voting interest on a fully diluted basis:
Name	Role	Voting Interest in 2020 and 2019 on a fully diluted basis
Dr. Qichao Hu	Chief Executive Officer, Founder and Board representation	15.47%
Long Siang Pte. Ltd.	Board representation	9.58%
Vertex Legacy Continuation Fund Pte. Ltd.	Board representation	10.79%
General Motors Ventures LLC	Board representation	7.25%
Tianqi Lithium HK Co., Ltd.	Board representation	10.76%
Anderson Investments Pte. Ltd.	Board representation	10.04%
SK Holdings	Board representation	11.89%
There were no material transactions with any of the related parties during the years ended December 31, 2020 and 2019.
18.   Subsequent Events
The Company evaluated subsequent events through August 10, 2021, the date these consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosures in the notes to the consolidated financial statements herein except as follows:
Lease Agreement
In February and March 2021, the Company amended the lease agreement for its office space in Woburn, Massachusetts. Under the terms of these amendments, the Company increased its leased space and the total base rental payments increased from approximately $0.8 million to approximately $1.5 million per year. The expiration date of the amended lease coincides with the expiration date of the original lease in accordance with the terms of prior amendments, as described in Note 8 “Commitments and Contingencies”.
Stock Purchase Agreements
In April 2021, the Company entered into a stock purchase agreement whereby certain investors agreed to purchase $138.5 million in Series D redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in April 2021, the investors purchased 4,869,854 shares of Series D redeemable convertible preferred stock. In May 2021, the Company entered into a stock purchase agreement whereby an investor agreed to purchase $50.0 million in Series D plus redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in May 2021, the investor purchased 1,698,088 shares of Series D plus redeemable convertible preferred stock. The proceeds from the issuance of Series D and Series D plus redeemable convertible preferred stock will be used in future research and development activities and which may include the building of manufacturing prototyping lines for A-Sample battery cells in the Company’s existing Shanghai facility and the production of pre-production batteries in the Company’s anticipated 1 GWh Pilot Facility by 2024.
Partnerships
General Motors (“GM”) is an existing investor in the Company and had participated in the previous redeemable convertible preferred stock financings. In February 2021, the Company executed a Joint Development Agreement (“JDA”) with GM, valued at over $50.0 million, to jointly develop an A-Sample battery cell. In April 2021, GM purchased $50.0 million in Series D redeemable convertible preferred stock.
The Company established a partnership with Hyundai Motor Company (“Hyundai”) in December 2020 when it entered into a pre-A-Sample JDA. In May 2021, Hyundai purchased $50.0 million in Series D plus redeemable convertible preferred stock. Concurrently with the investment in Series D plus redeemable convertible preferred stock, the Company executed a JDA with Hyundai to jointly develop an A-Sample battery.
Business Combination Agreement and PIPE Agreement
On July 12, 2021, the Company entered into a business combination agreement with Ivanhoe Capital Acquisition Corp. (“Ivanhoe”), a Cayman Islands exempted company, and Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a wholly owned subsidiary of Ivanhoe (“Amalgamation Sub”), pursuant to which, among other things, Amalgamation Sub will amalgamate with the Company, with the Company surviving the Business Combination as a wholly-owned subsidiary of Ivanhoe (the “Business Combination”). In connection with the Business Combination, Ivanhoe will migrate out of the Cayman Islands and domesticate as a Delaware corporation prior to the closing of the Business Combination and will change its name to “SES AI Corporation” (“New SES”). Upon the consummation of the Business Combination, the following shall occur:
•
the Company’s outstanding ordinary shares, excluding shares held by Dr. Qichao Hu (the Company’s founder and Chief Executive Officer) and certain entities affiliated with Dr. Hu (collectively, the “SES Founder Group”), and redeemable convertible preferred shares will be cancelled and convert into the right to receive shares of Class A common stock of New SES;

•
the Company’s outstanding ordinary shares held by the SES Founder Group will be cancelled and convert into the right to receive shares of Class B common stock of New SES;

•
the Company’s outstanding and unexercised options, whether vested or unvested, will be assumed by New SES and converted into an option to acquire Class A common stock of New SES at an adjusted exercise price per-share with the same terms; and

•
the Company’s restricted shares that are issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time, if any, will be assumed by New SES and converted into shares of restricted New SES Class A common stock.

Additionally, Company’s shareholders, option holders and holders of restricted shares will be entitled to receive 30,000,000 shares of New SES Class A common stock (valued at $10.00 per share) (the “Earn-out Shares”) if the closing price of shares of New SES Class A common stock is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Business Combination (the “Closing”) and ending on the date that is five years following the Closing. SES option-holders and holders of restricted shares will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such option-holders service with New SES terminates prior to the vesting.
Concurrently with the execution of the business combination agreement, Ivanhoe entered into subscription agreements with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, immediately prior to the consummation of the Business Combination, an aggregate of 20,000,000 shares of New SES Class A common stock at a purchase price of $10.00 per-share, for aggregate gross proceeds of $200.00 million, including $67.0 million from Company’s existing shareholders.

SES Holdings Pte. Ltd., and Subsidiaries
Condensed Consolidated Financial Statements
September 30, 2021 and 2020

SES HOLDINGS PTE. LTD., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,093	$2,439
Short-term investments	150,000	12,291
Receivable from related party	1,138	—
Prepaid expenses and other current assets	953	373
Total current assets	182,184	15,103
Property and equipment, net	5,656	6,044
Intangible assets, net	1,632	1,728
Restricted cash	475	217
Deferred offering costs	2,679	—
Other assets	5,108	1,497
Total assets	$197,734	$24,589
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,637	$1,032
Accrued compensation	2,009	1,216
Note payable	—	840
Accrued expenses and other current liabilities	1,352	788
Total current liabilities	6,998	3,876
Other liabilities	672	788
Total liabilities	7,670	4,614
Commitments and contingencies (Note 6)
Redeemable Convertible Preferred Stock, $0.000001 par value – 36,064,095 and 29,496,153 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 36,064,095 and 29,496,153 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; (aggregate liquidation preference of $271,148 as of September 30, 2021)	269,941	82,044
Stockholders’ deficit:
Common stock, $0.000001 par value – 45,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 10,265,613 and 10,245,074 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively.	—	—
Additional paid-in capital	1,199	836
Accumulated other comprehensive income	181	133
Accumulated deficit	(81,257)	(63,038)
Total stockholders’ deficit	(79,877)	(62,069)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$197,734	$24,589
The accompanying notes are an integral part of these condensed consolidated financial statements.

SES HOLDINGS PTE. LTD., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
LOSS (UNAUDITED)
(in thousands, except share and per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$3,684	$2,219	$10,175	$7,254
General and administrative	4,374	1,046	8,879	2,828
Total operating expenses	8,058	3,265	19,054	10,082
Loss from operations	(8,058)	(3,265)	(19,054)	(10,082)
Other income (expense):
Interest income	160	—	163	71
Other (expense) income, net	(94)	(47)	694	(32)
Total other (expense) income, net	66	(47)	857	39
Loss before income taxes	(7,992)	(3,312)	(18,197)	(10,043)
Provision for income taxes	(3)	—	(22)	—
Net loss	(7,995)	(3,312)	(18,219)	(10,043)
Other comprehensive loss:
Foreign currency translation adjustment	(23)	121	48	61
Total comprehensive loss	(8,018)	(3,191)	(18,171)	(9,982)
Net loss per share, basic and diluted	$(0.78)	$(0.32)	$(1.78)	$(0.98)
Weighted-average shares outstanding, basic and diluted	10,258,463	10,245,074	10,249,586	10,245,074
The accompanying notes are an integral part of these condensed consolidated financial statements.

SES HOLDINGS PTE. LTD., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)
(in thousands, except share amounts)
	Nine months ended September 30, 2021 and 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital		Accumulated Other Comprehensive Income/(Loss)	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount		Deficit
Balance – December 31, 2019 .	29,496,153	$82,044	10,245,074	$—	$682	$(49,149)	$(55)	$(48,522)
Stock-based compensation .	—	—	—	—	21	—	—	21
Foreign currency translation adjustments .	—	—	—	—	—	—	(67)	(67)
Net loss .	—	—	—	—	—	(3,690)	—	(3,690)
Balance – March 31, 2020	29,496,153	82,044	10,245,074	—	703	$(52,839)	(122)	$(52,258)
Stock-based compensation	—	—	—	—	93	—	—	93
Foreign currency translation adjustments .	—	—	—	—	—	—	7	7
Net loss	—	—	—	—	—	(3,041)	—	(3,041)
Balance – June 30, 2020 .	29,496,153	$82,044	10,245,074	—	796	$(55,880)	(115)	$(55,199)
Stock-based compensation .	—	—	—	—	(19)	—	—	(19)
Foreign currency translation adjustments .	—	—	—	—	—	—	121	121
Net loss	—	—	—	—	—	(3,312)	—	(3,312)
Balance – September 30, 2020	29,496,153	$82,044	10,245,074	$—	$777	$(59,192)	$6	$(58,409)
Balance – December 31, 2020	29,496,153	$82,044	10,245,074	$—	836	$(63,038)	$133	$(62,069)
Stock-based compensation	—	—	—	—	72	—	—	72
Foreign currency translation adjustments .	—	—	—		—	—	(14)	(14)
Net loss	—	—	—	—	—	(3,595)	—	(3,595)
Balance – March 31, 2021	29,496,153	82,044	10,245,074	—	908	(66,633)	119	(65,606)
Issuance of Series D and Series D plus redeemable convertible preferred stock, net of issuance costs of $608	6,567,942	187,897	—	—	—	—	—	—
Stock-based compensation .	—	—	—	—	114	—	—	114
Foreign currency translation adjustments .	—	—	—	—	—	—	85	85
Net loss .	—	—	—	—	—	(6,629)	—	(6,629)
Balance – June 30, 2021	36,064,095	$269,941	10,245,074	—	1,022	(73,262)	204	(72,036)
Stock-based compensation	—	—	—	—	157	—	—	157
Foreign currency translation adjustments	—	—	—	—	—	—	(23)	(23)
Option exercises .	—	—	20,539	—	20	—	—	20
Net loss	—	—	—	—	—	(7,995)	—	(7,995)
Balance – September 30, 2021	36,064,095	$269,941	10,265,613	$—	$1,199	$(81,257)	$181	$(79,877)
The accompanying notes are an integral part of these condensed consolidated financial statements.

SES HOLDINGS PTE. LTD., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)
	Nine months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,219)	$(10,043)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,298	1,264
Stock-based compensation	343	95
Note payable forgiveness	(840)	—
Changes in operating assets and liabilities that provide (use) cash:
Receivable from related party	(1,138)	—
Prepaid expenses and other current assets	(580)	(319)
Other assets	(488)	(89)
Accounts payable	617	(151)
Accrued compensation	793	577
Accrued expenses and other liabilities	410	63
Net cash used in operating activities	(17,804)	(8,603)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,964)	(588)
Purchase of short-term investments	(150,810)	(12,795)
Maturities of short-term investments	13,101	—
Net cash used in investing activities	(141,673)	(13,383)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series D and Series D plus redeemable convertible preferred stock, net of issuance costs	187,897	—
Proceeds from stock option exercises .	20	—
Payment of deferred offering costs	(576)	—
Proceeds from note payable	—	840
Net cash provided by financing activities	187,341	840
Effect of exchange rates on cash and cash equivalents	48	(60)
Net increase (decrease) in cash, cash equivalents and restricted cash	27,912	(21,086)
Cash, cash equivalents and restricted cash at beginning of period	2,728	25,982
Cash, cash equivalents and restricted cash at end of period	$30,640	$4,896
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Accounts payable and accrued expenses related to purchases of property and equipment	$(118)	$348
Deferred offering costs included in accounts payable and accrued expenses and other liabilities	$2,103	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

SES HOLDINGS PTE. LTD., AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1.
Nature of Business

Organization
SES Holdings Pte. Ltd., and Subsidiaries (together the “Company”) consists of SES Holdings Pte. Ltd. (“SES Holdings” or the “Parent”), and its wholly owned subsidiaries: SolidEnergy Systems, LLC (the “SES LLC”), SolidEnergy Systems (Shanghai) Co., Ltd. (the “SES Shanghai”), SolidEnergy Systems Securities Corporation (the “SES Securities”), Viking Power Systems Pte. Ltd. (the “SES Viking”), and Massachusetts Solid Energy Co., Ltd. (Korea) which was formed on November 3, 3021.
The Company is engaged in the research and development of hybrid Lithium-Metal (“Li-Metal”) rechargeable batteries for electric vehicles (“EV”). Since the Company’s founding in 2012, the Company has been committed to developing the world’s most advanced EV batteries. The Company’s Li-Metal batteries have been designed to combine the high energy density of Li-Metal with cost-effective manufacturability at scale. The Company’s headquarters are located in Boston with research and development facilities located there and in Shanghai, China.
Principal operations had not yet commenced as of September 30, 2021, and the Company has not derived revenue from its principal business activities.
2.
Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation
The accompanying condensed consolidated financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). Management believes that all adjustments necessary for the fair presentation of results, consisting of normally recurring items, have been included in the unaudited condensed consolidated financial statements for the interim periods presented. All material intercompany balances and transactions have been eliminated in consolidation.
During the nine months ended September 30, 2021, there were no significant changes to the Company’s significant accounting policies as described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020, except as described below:
Deferred offering costs
Deferred offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Company becoming a publicly traded company are capitalized. The deferred offering costs will be charged to stockholders’ equity upon the completion of the proposed transaction. In the event the offering is terminated, these deferred offering costs, as well as additional expenses to be incurred, will be expensed.
Impact of Novel Coronavirus (“COVID-19”)
On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a pandemic. Since that point, the outbreak has spread globally and has led governments and other authorities around the world to impose varying degrees of measures intended to reduce its spread. Depending on the jurisdiction, these measures have continued to remain in place, becoming more or less restrictive based on the changing conditions in the respective jurisdictions, and this will continue to evolve based on the recent availability and distribution of developed vaccines, as well as public perceptions of the vaccines. The global spread of COVID-19 has created significant volatility, uncertainty, and economic disruption worldwide. The effects and potential effects of COVID-19 include, but are not limited to, its impact on general economic conditions, trade and financing markets and changes in customer behavior, and significant uncertainty in the overall continuity in business operations. The spread of COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of EV manufacturers and suppliers and EV batteries, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in the demand for EV batteries if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain at levels that do not create an incentive to accelerate the migration from internal combustion engine vehicles to EVs, an increase in costs resulting from the efforts of manufacturers of EVs or EV batteries to mitigate the effects of COVID-19 and delays in EV manufacturers’ schedules to full commercial production of EVs and disruptions to these supply chains, among other negative effects.
Governments in affected regions have implemented, and may continue to implement safety precautions, which include quarantines, travel bans and restrictions, shelter-in-place and stay-at-home orders, business closures, and other public health safety measures. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect the Company’s start-up and manufacturing plans.
Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets as stated above. As a precaution, the Company took certain preventive measures in light of this pandemic and reduced certain operational activities during the year ended December 31, 2020. In particular, the Company temporarily reduced employee compensation, recommended that all non-essential personnel work from home, and reduced in-person participation in research and development activities. As a result, our personnel costs and travel related costs were lower in 2020. The Company was also required to implement additional safety protocols for essential workers, which resulted in delays in the timing of project execution. The Company has assessed the impact and is not aware of any other specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of these consolidated financial statements. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.
It is difficult to predict what the lasting impact of the pandemic will be, and what the impact might be if the Company or any of the third parties with whom it engages were to experience additional shutdowns or other prolonged business disruptions. The Company’s ability to conduct its business in the manner and on the timelines presently planned could have a material adverse impact on the Company’s business, results of operations, and financial condition. In addition, depending on the duration and impact of the recurrence or resurgence of COVID-19 cases or continued evolution of further strains of COVID-19 and depending on where the infection rates are highest, the Company’s business, results of operations and financial condition may be negatively impacted. The Company will continue to monitor developments as it deals with the disruptions and uncertainties relating to the COVID-19 pandemic on all aspects of its business and geographies, employees, suppliers, business partners and potential eventual distribution channels and customers. Even after the COVID-19 pandemic has subsided, the Company may continue to suffer an adverse effect to its business due to the global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to electric vehicle purchases and other governmental support programs. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.
Liquidity
Historically, the Company’s principal sources of liquidity have been the proceeds from series of financing transactions with investors that have provided the Company with the necessary cash and cash equivalents to support its research and development activities. Through September 30, 2021, the Company had raised approximately $269.9 million of funding through the sales of its redeemable convertible preferred stock. See Note 7 for further information.

Since inception, the Company has not achieved profitable operations or positive cash flows from operations, and it expects to incur losses in future periods. As of September 30, 2021, the Company had total cash, cash equivalents, restricted cash and short-term investments of $180.6 million and an accumulated deficit of $81.3 million. The Company’s ability to fund its ongoing efforts is dependent on the ability to continue to raise the necessary capital through future financing and capital transactions, as well as the success of the Company’s development and commercialization efforts and, ultimately, upon the market acceptance of the Company’s products.
These condensed consolidated financial statements have been prepared on a going concern basis. Management believes that the Company’s current cash and cash equivalents and short-term investments are adequate to meet its needs for the next twelve months from the issuance of these condensed consolidated financial statements.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued several updates, amendments, and technical improvements to ASU 2016-02. The guidance requires recognition of lease right-of-use (“ROU”) assets and lease liabilities by lessees for those leases previously classified as operating. The standard also requires additional disclosures about leasing arrangements related to discount rates, lease terms, and the amount, timing, and uncertainty of cash flows arising from leases. Topic 842 is effective for financial statements issued for fiscal years beginning after December 15, 2021. The Company expects to adopt this guidance in 2022. The adoption of this guidance will result in recognition of ROU assets and leases liabilities on the consolidated balance sheets. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.
There have been no other newly issued or newly applicable accounting pronouncements that do not require adoption until a future date that have had, or are expected to have, a significant impact on the Company’s condensed consolidated financial statements.
3.
Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consisted of the following (in thousands):
	September 30, 2021	December 31, 2020
	(Unaudited)
Cash	$25,098	$1,335
Cash equivalents:
Money market funds.	4,995	1,104
Restricted cash:
Certificates of deposit.	547	289
Total cash, cash equivalents, and restricted cash	$30,640	$2,728
Restricted cash are money market funds held in collateral accounts that are restricted to secure letters of credit for corporate lease activity. The letters of credit are required to be maintained throughout the terms of the leases. If the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, restricted cash is not included within cash and cash equivalents and is reported separately on the condensed consolidated balance sheets. If the date of availability or disbursement is less than one-year, restricted cash is reported within prepaid expenses and other current assets, and amounted to $0.5 million and $0.1 million at September 30, 2021 and December 31, 2020, respectively.

4.
Fair Value

The following table presents information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):
	September 30, 2021 (Unaudited)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents in money market funds	$4,995	$—	$—	$4,995
Restricted cash :	—	547	—	547
Short-term investments:
Time deposit	—	150,000	—	150,000
	$4,995	$150,547	$—	$155,542

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents in money market funds	$1,104	$—	$—	$1,104
Restricted cash	—	289	—	289
Short-term investments:
Corporate bonds	—	4,299	—	4,299
Mutual funds	—	7,992	—	7,992
	$1,104	$12,580	$—	$13,684
As of September 30, 2021, the short-term investments consist of interest-bearing time deposit placed with major commercial bank in Singapore. The time deposit is classified as held-to-maturity as the Company has the intent and ability to hold it to its maturity date. The Company records this time deposit investment at cost, which approximates fair value, in the condensed consolidated balance sheets. As of December 31, 2020, the short-term investments consist of corporate bonds and mutual funds which are classified as available-for-sale.
5.
Accrued compensation, accrued expenses and other current liabilities

The table below summarizes accrued expenses and other liabilities which consists of the following (in thousands):
Accrued compensation consisted of the following (in thousands):
	September 30, 2021	December 31, 2020
	(Unaudited)
Accrued bonus	$1,014	$1,068
Other	995	148
Accrued compensation	$2,009	$1,216

Accrued expenses and other current liabilities consisted of the following (in thousands):
	September 30, 2021	December 31, 2020
	(Unaudited)
Deferred rent liabilities	$239	$231
Payments received under joint development agreements	136	160
Accrued professional services	403	—
Income taxes payable	137	115
Other	437	282
Accrued expenses and other current liabilities	$1,352	$788

6.
Commitments and Contingencies

Operating Leases
In August 2016, the Company entered into an operating lease agreement to lease an office space in Woburn, Massachusetts with the lease term expiring in August 2021. Under the lease agreement, the Company has one five-year renewal option through August 2026. In May 2020, the Company extended the term of the lease by 5 years through August 2026. In February and March 2021, the Company amended the lease agreement. Under the terms of these amendments, the Company increased its leased space and the total base rental payments increased from approximately $0.8 million to approximately $1.5 million per year subject to annual cost of living increases up to 3%. The expiration date of the amended lease coincides with the expiration date of the original lease in accordance with the terms of prior amendments.
In September 2018, the Company entered into an operating lease agreement to lease a manufacturing space in Shanghai, China with the original lease term expiring in August 2023 with renewal terms that can extend the lease term by providing application for renewal at least 90 days before the expiry. The annual rent payment per lease is $0.6 million subject to annual cost increase of 3%. In September 2021, the Company amended the lease agreement for its facility in Shanghai, China. Under the terms of this amendment, the Company increased its leased space and the total base rental payments increased to approximately $1.3 million per year. The expiration date of the amended lease will be August 2026.
Upon execution of the agreements inclusive of escalating rent payments, expense is being recognized on a straight-line basis and the difference between the recognized rent expense and the amounts paid under the operating leases are being recorded as deferred rent and included in other short-term and long-term liabilities on the condensed consolidated balance sheets as follows (in thousands):
	September 30, 2021	December 31, 2020
	(Unaudited)
Deferred rent included in accrued expenses and other current
liabilities	$239	$231
Deferred rent included in other liabilities	537	607
Total deferred rent	$776	$838
Rent expense was $0.5 million and $0.3 million for the three months ended September 30, 2021 and 2020, respectively. Rent expense was $1.2 million and $0.9 million for the nine months ended September 30, 2021 and 2020, respectively.

The future minimum payments at September 30, 2021 under all operating leases are as follows (in thousands):
Year Ending
Remainder of 2021	$358
2022	2,696
2023	2,449
2024	2,188
2025	2,235
Thereafter	1,389
Total future minimum lease payments	$11,315
Legal Contingencies
From time-to-time, the Company could be subject to claims arising in the ordinary course of business or be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, the Company’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, would not have a material effect on the Company’s financial condition, results of operations or cash flows.
7.
Redeemable Convertible Preferred Stock

In April 2021, the Company entered into a stock purchase agreement whereby certain investors agreed to purchase $138.5 million in Series D redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in April 2021, the investors purchased 4,869,854 shares of Series D redeemable convertible preferred stock. In May 2021, the Company entered into a stock purchase agreement whereby an investor agreed to purchase $50.0 million in Series D plus redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in May 2021, the investor purchased 1,698,088 shares of Series D plus redeemable convertible preferred stock. The proceeds from the issuance of Series D and Series D plus redeemable convertible preferred stock will be used in future research and development activities and which may include the building of manufacturing prototyping lines for A-Sample battery cells in the Company’s existing Shanghai facility and the production of pre- production batteries in the Company’s anticipated pilot facility by 2024.
The Company has the following redeemable convertible preferred stock issued and outstanding (in thousands, except share and per share data):
	September 30, 2021
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series A	$0.8340	5,395,685	5,395,685	$4,500	$4,413
Series B	$2.2513	5,108,073	5,108,073	11,500	11,362
Series C	$2.8652	12,789,050	12,789,050	36,643	36,324
Series C plus	$4.8361	6,203,345	6,203,345	30,000	29,945
Series D	$28.4413	4,869,854	4,869,854	138,505	138,257
Series D plus	$29.4449	1,698,088	1,698,088	50,000	49,640
		36,064,095	36,064,095	$271,148	$269,941

	December 31, 2020
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series A	$0.8340	5,395,685	5,395,685	$4,500	$4,413
Series B	$2.2513	5,108,073	5,108,073	11,500	11,362
Series C	$2.8652	12,789,050	12,789,050	36,643	36,324
Series C plus	$4.8361	6,203,345	6,203,345	30,000	29,945
		29,496,153	29,496,153	$82,643	$82,044
Voting
The holders of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock are entitled to vote on all matters on which the common stockholders are entitled to vote. On such matters, holders of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred and common stock vote together with the holders of common stock as a single class. Each holder of the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of redeemable convertible preferred stock held by such holder could then be converted.
Conversion
Shares of redeemable convertible preferred stock are convertible into common stock at the holders’ option at any time after the date of issuance of such share or automatically (i) immediately prior to the closing of a firm commitment underwritten public offering of the Company’s common stock at a price per share at least 2 times the Series D and Series D plus issuance price and with gross proceeds to the Company of at least $100 million, net of underwriting commission and discounts or (ii) upon the vote or receipt by the Company of a written request for such conversion from the holders of the 66% of the redeemable convertible preferred stock then outstanding, voting as a single class and on an as-converted basis. Each share of the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock is convertible into the number of shares of common stock at the then effective conversion ratio. The initial conversion price per share for the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock is $0.8340, $2.2513, $2.8652, $4.8361, $28.4413 and $29.4449 per share, respectively, subject to anti-dilution adjustments, if any.
Liquidation
In the event of any liquidation of the Company, sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock will be entitled to receive, in preference to any distribution to the holders of common stock, an amount per share equal to the applicable issuance price together with any other dividends declared but unpaid thereon on each share of redeemable convertible preferred stock.
If the assets of the Company legally available for distribution to the holders of given Series of redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full amounts of a given Series, then the assets of the Company will be distributed on a pro rata basis among the holders of such Series of redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference.
After the payment to the holders of redeemable convertible preferred stock of the full amounts above, the remaining assets of the Company will be distributed with equal priority and pro rata among the holders of the redeemable convertible preferred stock on an as-converted basis and common stock.

Dividends
The holders of the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors subject to adjustment for stock splits, stock dividends, combination of shares, reorganization, recapitalization, reclassification, or other similar event. The dividends are payable in preference and priority to any payment of any dividend on the common stock of the Company and are noncumulative. No dividends were declared by the Board of Directors during the nine months ended September 30, 2021.
Redemption
The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.
8.
Stock-Based Compensation

The Company’s 2018 Stock Incentive Plan (the “2018 Plan”) permits the granting of incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to employees, officers, directors, consultants and advisors. On March 30, 2021, the Company amended the 2018 Plan with the 2021 Share Incentive Plan (the “2021 Plan”) and the total shares reserved for future issuance under the 2021 Plan were increased by 486,975 shares. Upon approval of the 2021 Plan, any shares that, as of the date of stockholder approval, were reserved but not issued pursuant to any awards granted under the Company’s 2018 Plan were rolled into the 2021 Plan. In addition, any shares subject to stock options or similar awards granted under the 2018 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2018 Plan that are forfeited or repurchased by the Company shall roll into the 2021 Plan. The 2021 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, and restricted stock awards. At September 30, 2021, 491,003 shares remain available for future grants under the 2021 Plan.
Option awards are granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant. The options issued under the 2018 Plan, which were rolled into the 2021 Plan, generally vest 25% upon completion of one year of service and 1/48 per month thereafter, however in certain instances options have been granted with immediate vesting. Options under the Plan generally expire 10 years from the date of grant.
The following table summarizes the activity under the Company’s stock option plan (in thousands, except per share amount and contractual term):

	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding – January 1, 2021	2,564,190	1,157,769	$0.72	7.8	$243
Additional shares authorized	486,975	—
Options granted	(2,587,516)	2,587,516	1.00
Options exercised	—	(20,539)	0.69	—	—
Options cancelled and forfeited	27,354	(27,354)	0.65
Outstanding – September 30, 2021	491,003	3,697,392	$0.92	8.7	$231
Vested and expected to vest – September 30, 2021		3,697,392	$0.92	8.7	$231
Exercisable – September 30, 2021		867,272	$0.70	6.8	$202

	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding – January 1, 2020	2,818,286	903,700	$0.69	7.0	$138
Options granted	(188,920)	188,920	0.82
Options exercised	—	—	—	—	—
Options cancelled and forfeited	30,641	(30,641)	0.82
Outstanding – September 30, 2020	2,660,007	1,061,979	$0.71	7.9	$135
Vested and expected to vest – September 30, 2020		1,061,979	$0.71	7.9	$135
Exercisable – September 30, 2020		751,267	$0.68	7.7	$112
The weighted-average grant date fair value per share of stock options granted for the three months ended September 30, 2021 and 2020 was $0.93 and $0.47, respectively. The total grant date fair value of stock options vested was not material during the three and nine months ended September 30, 2021 and 2020.
Valuation
The Company records stock-based compensation expense for stock options based on the estimated fair value of stock options on the date of the grant using the Black-Scholes option-pricing model.
The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of redeemable convertible preferred stock and common, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
The estimated grant date fair values of the employee stock options were calculated using the Black- Scholes option-pricing models based on the following assumptions:
	Three Months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expected term (in years)	6.08	6.08	6.08	2.50 to 6.08
Risk-free interest rate	0.85% to 0.98%	0.37%	0.64% to 1.13%	0.26% to 0.94%
Expected volatility	69.28% to 69.31%	64.43%	67.99% to 69.33%	61.76 to 68.43%
Expected dividend rate	—	—	—	—
Expected volatility — As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Expected term — The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term, which is based on the average of the time-to-vesting and the contractual life of the options.
Expected dividend rate — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

Risk-free interest rate — the risk-free interest rate is based on the yield of the U.S. Treasury notes as of the grant date with terms commensurate with the expected term of the awards.
Stock-based Compensation Expense
The Company’s stock-based compensation included in its condensed consolidated statements of operations and comprehensive loss was as follows (in thousands):
	Three Months Ended September 30		Nine months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Research and development	$34	$6	$89	$66
General and administrative	123	14	254	68
Total stock-based compensation	$157	$20	$343	$134
No income tax benefit was recognized for this compensation expense in the condensed consolidated statements of operations and comprehensive loss, as the Company does not anticipate realizing any such benefit in the future. As of September 30, 2021 and 2020, there was $1.3 million and $0.1 million, respectively, of total unrecognized stock-based compensation cost related to unvested stock options, which the Company expects to recognize over an estimated weighted-average period of 3.3 years and 1.8 years, respectively.
9.
Income Taxes

The effective tax rate was (0.04)% and 0% for the three months ended September 30, 2021 and 2020, respectively. The effective tax rate was (0.12)% and 0% for the nine months ended September 30, 2021 and 2020, respectively. The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21% principally results from losses generated in the U.S. where no benefit was recorded because the Company had fully reserved its deferred tax assets as of September 30, 2021 and December 31, 2020 and the recording of uncertain tax positions and interest expense.
The Company’s deferred tax assets principally result from U.S. net operating loss carryforwards and research credits. Utilization of these attributes is dependent upon future levels of taxable income and may be subject to annual limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code. Such limitations may result in the expiration of these attributes before their utilization. The Company is evaluating the impact of the equity transactions that have occurred during the nine months ended September 30, 2021, however it does not believe there will be a material impact to the attributes.
During the nine months ended September 30, 2021, there were no significant changes to the total amount of unrecognized tax benefits.
10.
Stockholders’ Equity

As of September 30, 2021, the Company has authorized the issuance of up to 45,000,000 shares of common stock, $0.000001 par value, and 36,064,095 shares of preferred stock, $0.000001 par value.
Holders of the common stock are entitled to dividends when, as, and if, declared by the Company’s Board of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends. As of September 30, 2021, the Company had not declared any dividends. The holder of each share of common stock is entitled to one vote.
The Company has the following shares of common stock available for future issuance on an as-if converted basis:

	September 30, 2021	December 31, 2020
	(Unaudited)
Redeemable convertible preferred stock	36,064,095	29,496,153
Common stock options outstanding	3,697,392	3,718,568
Shares reserved for issuance under the Share Incentive Plan	491,003	3,418
	40,252,490	33,218,139

11.
Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share amounts):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Numerator:
Net loss	$(7,995)	$(3,312)	$(18,219)	$(10,043)
Denominator:
Weighted-average shares of common stock outstanding	10,258,463	10,245,074	10,249,586	10,245,074
Net loss per common share – basic and diluted	$(0.78)	$(0.32)	$(1.78)	$(0.98)
The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti- dilutive effect:
	As of September 30,
	2021	2020
	(Unaudited)	(Unaudited)
Redeemable convertible preferred stock	36,064,095	29,496,153
Options to purchase common stock	3,697,392	1,061,979
Total	39,761,487	30,558,132

12.
Related-Party Transactions

As of September 30, 2021 and December 31, 2020, the following were considered as related parties due to their role in the Company and/or voting interest on a fully diluted basis:
Name	Role	Voting Interest in 2021 on a fully diluted basis	Voting Interest in 2020 on a fully diluted basis
Dr. Qichao Hu	Chief Executive Officer, Founder and Board representation	13.4%	15.5%
Long Siang Pte. Ltd	Board representation	8.3%	9.6%
Vertex Legacy Continuation
Fund Pte. Ltd. . . . . . . . . . . . . . . . . . .	Board representation	9.7%	10.8%
General Motors Ventures LLC . . . . . . . . .	Board representation	7.0%	7.3%
Tianqi Lithium HK Co., Ltd. . . . . . . . . . .	Board representation	9.3%	10.8%
Anderson Investments Pte. Ltd. . . . . . . . .	Board representation	8.7%	10.0%
SK Holdings . . . . . . . . . . . . . . . . . . . . .	Board representation	12.9%	11.9%

Refer to Note 13, Partnerships, below for related party transactions with General Motors.
13.
Partnerships

In December 2020, the Company established a partnership with Hyundai Motor Company (“Hyundai”) when it entered into an arrangement to jointly research and develop (“R&D”) li-metal battery technology. During the three and nine months ended September 30, 2021, the Company invoiced $0.3 million and $1.1 million, respectively, pursuant to the terms of this agreement and recorded this as a credit to research and development expense in its condensed consolidated statement of operations and comprehensive loss. As of September 30, 2021 and December 31, 2020, there were no amounts outstanding under this arrangement.
Further, in May 2021, the Company executed a Joint Development Agreements (“JDA”) with Hyundai to jointly develop an A-Sample battery effective August 31, 2021. Under the terms of the JDA, the Company will fund the R&D and prototype buildout costs. In no event, Hyundai will be required to refund such fees to the Company regardless of the results of the JDA activities.
In February 2021, the Company executed a JDA with GM Global Technology Operations LLC (“GM Technology”) and General Motors Holdings LLC (“GM Holdings”), to jointly R&D an A-Sample battery cell and build-out a prototype manufacturing line for GM Technology. GM Technology is an affiliate of GM Ventures and a subsidiary of GM Holdings, both stockholders of the Company. GM Holdings is also a subsidiary of General Motors Company (“GM”). The JDA has an initial term of three years. Under the terms of the JDA, the Company will receive reimbursement of R&D and prototype buildout costs. In no event, the Company will be required to refund such fees once its due to the Company regardless of the results of the R&D activities. During the three and nine months ended September 30, 2021, the Company invoiced $0.8 million and $5.9 million, respectively, pursuant to the terms of the JDA and recorded this as a credit to research and development expense in its condensed consolidated statement of operations and comprehensive loss. As of September 30, 2021, $0.8 million was outstanding as receivable from related party as disclosed in its condensed consolidated balance sheets.
The JDAs with Hyundai and GM do not represent commitments by these manufacturers to purchase the Company’s Li-Metal battery cells and are focused only on development. Although the JDAs have set timeframes for the attainment of certain development milestones, these timeframes are objectives only and may be subject to ongoing elaboration and change by the parties. The JDAs also do not prohibit Hyundai, GM or SES from entering into new agreements with other automobile companies.
14.
Subsequent Events

The Company evaluated subsequent events through November 11, 2021, the date these condensed consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s condensed consolidated financial statements or disclosures in the notes to the condensed consolidated financial statements herein except as follows:
Business Combination Agreement and PIPE Agreement
On July 12, 2021, the Company entered into a business combination agreement with Ivanhoe Capital Acquisition Corp. (“Ivanhoe”), a Cayman Islands exempted company, and Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a wholly owned subsidiary of Ivanhoe (“Amalgamation Sub”), pursuant to which, among other things, Amalgamation Sub will amalgamate with the Company, with the Company surviving the Business Combination as a wholly-owned subsidiary of Ivanhoe (the “Business Combination”). In connection with the Business Combination, Ivanhoe will migrate out of the Cayman Islands and domesticate as a Delaware corporation prior to the closing of the Business Combination and will change its name to “SES AI Corporation” (“New SES”). Upon the consummation of the Business Combination, the following shall occur:
•
the Company’s outstanding ordinary shares, excluding shares held by Dr. Qichao Hu (the Company’s founder and Chief Executive Officer) and certain entities affiliated with Dr. Hu (collectively, the “SES Founder Group”), and redeemable convertible preference shares will be cancelled and convert into the right to receive shares of Class A common stock of New SES;

•
the Company’s outstanding ordinary shares held by the SES Founder Group will be cancelled and convert into the right to receive shares of Class B common stock of New SES;

•
the Company’s outstanding and unexercised options, whether vested or unvested, will be assumed by New SES and converted into an option to acquire Class A common stock of New SES at an adjusted exercise price per-share with the same terms; and

•
the Company’s restricted shares that are issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time, if any, will be assumed by New SES and converted into shares of restricted New SES Class A common stock.

Additionally, Company’s shareholders and option holders will be entitled to receive 30,000,000 shares of New SES Class A common stock (valued at $10.00 per share) (the “Earn-out Shares”) if the closing price of shares of New SES Class A common stock is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Business Combination (the “Closing”) and ending on the date that is five years following the Closing. SES option-holders will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such option-holders service with New SES terminates prior to the vesting.
Concurrently with the execution of the business combination agreement, Ivanhoe entered into subscription agreements with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, immediately prior to the consummation of the Business Combination, an aggregate of 27,500,000 shares of New SES Class A common stock at a purchase price of $10.00 per-share, for aggregate gross proceeds of $275.00 million, including $67.0 million from Company’s shareholders.
On October 22, 2021, Ivanhoe entered into a Subscription Agreement with an additional PIPE Investor, pursuant to which the additional PIPE Investor has agreed to subscribe for and purchase an aggregate of 7,500,000 shares of New SES Class A common stock at a price of $10.00 per share, for aggregate proceeds of $75.0 million. As a result of which, the aggregate PIPE investment now stands at 27,500,000 shares of New SES Class A common stock at a purchase price of $10.00 per-share, for aggregate gross proceeds of $275.0 million.
15.
Subsequent Events

The Company evaluated subsequent events through November 11, 2021, the date these condensed consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s condensed consolidated financial statements or disclosures in the notes to the condensed consolidated financial statements herein except as follows:
Business Combination Agreement and PIPE Agreement
On July 12, 2021, the Company entered into a business combination agreement with Ivanhoe Capital Acquisition Corp. (“Ivanhoe”), a Cayman Islands exempted company, and Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a wholly owned subsidiary of Ivanhoe (“Amalgamation Sub”), pursuant to which, among other things, Amalgamation Sub will amalgamate with the Company, with the Company surviving the Business Combination as a wholly-owned subsidiary of Ivanhoe (the “Business Combination”). In connection with the Business Combination, Ivanhoe will migrate out of the Cayman Islands and domesticate as a Delaware corporation prior to the closing of the Business Combination and will change its name to “SES AI Corporation” (“New SES”). Upon the consummation of the Business Combination, the following shall occur:
•
the Company’s outstanding ordinary shares, excluding shares held by Dr. Qichao Hu (the Company’s founder and Chief Executive Officer) and certain entities affiliated with Dr. Hu (collectively, the “SES Founder Group”), and redeemable convertible preference shares will be cancelled and convert into the right to receive shares of Class A common stock of New SES;

•
the Company’s outstanding ordinary shares held by the SES Founder Group will be cancelled and convert into the right to receive shares of Class B common stock of New SES;

•
the Company’s outstanding and unexercised options, whether vested or unvested, will be assumed by New SES and converted into an option to acquire Class A common stock of New SES at an adjusted exercise price per-share with the same terms; and

•
the Company’s restricted shares that are issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time, if any, will be assumed by New SES and converted into shares of restricted New SES Class A common stock.

Additionally, Company’s shareholders and option holders will be entitled to receive 30,000,000 shares of New SES Class A common stock (valued at $10.00 per share) (the “Earn-out Shares”) if the closing price of shares of New SES Class A common stock is equal to or greater than $18.00 during the period beginning on the date that is one year following the closing of the Business Combination (the “Closing”) and ending on the date that is five years following the Closing. SES option-holders will receive their Earn-Out Shares in the form of restricted shares of New SES at Closing, which will be subject to vesting based on the same terms as the Earn-Out Shares and will also be subject to forfeiture if such option-holders service with New SES terminates prior to the vesting.
Concurrently with the execution of the business combination agreement, Ivanhoe entered into subscription agreements with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, immediately prior to the consummation of the Business Combination, an aggregate of 27,500,000 shares of New SES Class A common stock at a purchase price of $10.00 per-share, for aggregate gross proceeds of $275.00 million, including $67.0 million from Company’s shareholders.
On October 22, 2021, Ivanhoe entered into a Subscription Agreement with an additional PIPE Investor, pursuant to which the additional PIPE Investor has agreed to subscribe for and purchase an aggregate of 7,500,000 shares of New SES Class A common stock at a price of $10.00 per share, for aggregate proceeds of $75.0 million. As a result of which, the aggregate PIPE investment now stands at 27,500,000 shares of New SES Class A common stock at a purchase price of $10.00 per-share, for aggregate gross proceeds of $275.0 million.

Annex A
Execution Version
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
IVANHOE CAPITAL ACQUISITION CORP.,
WORMHOLE MERGER SUB PTE. LTD.
AND
SES HOLDINGS PTE. LTD.
DATED AS OF JULY 12, 2021

A-i

A-ii

EXHIBITS
Exhibit A Form of Parent Charter	A-83
Exhibit B Form of Parent Bylaws	A-84
Exhibit C Form of Support Agreement	A-85
Exhibit D Form of Sponsor Agreement	A-86
Exhibit E Form of A&R Registration Rights Agreement	A-87

A-iii

A-iv

BUSINESS COMBINATION AGREEMENT
THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of July 12, 2021, by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and SES Holdings Pte. Ltd., Singapore private company limited by shares (the “Company”). Each of the Company, Parent and Amalgamation Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended from time to time in accordance with the terms hereof, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.
RECITALS
WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Parent shall migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Cayman Islands Companies Act (2021 Revision), as amended and restated from time to time (the “Companies Act”);
WHEREAS, concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of Delaware and adopt amended and restated bylaws consistent with the laws of the State of Delaware (in substantially the forms attached hereto as Exhibit A and Exhibit B, respectively);
WHEREAS, (A) by virtue of the Domestication, (i) each issued and outstanding Parent Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001, per share of Parent (after the Domestication) (the “Delaware Parent Class A Common Stock”); (ii) each issued and outstanding Parent Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Delaware Parent Class B Common Stock; (iii) each then issued and outstanding warrant of Parent shall convert automatically into a warrant to acquire one share of Delaware Parent Class A Common Stock (“Delaware Parent Warrant”); and (iv) each then issued and outstanding Parent Unit shall convert automatically into a unit of Parent (after the Domestication) (the “Delaware Parent Units”), with each Delaware Parent Unit representing one share of Delaware Parent Class A Common Stock and one-third of one Delaware Parent Warrant and (B) immediately following the Domestication, each then issued and outstanding share of Delaware Parent Class B Common Stock shall be converted, on a one-for-one basis, into one share of Delaware Parent Class A Common Stock (the conversion described in this clause (B), the “Recapitalization”);
WHEREAS, pursuant to the Domestication, Parent will change its name from “Ivanhoe Capital Acquisition Corp.” to “SES AI Corporation”;
WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Domestication qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Singapore Companies Act and other applicable Law, the Parties intend to enter into a business combination transaction by which Amalgamation Sub and the Company will amalgamate under Sections 215A to 215G of the Singapore Companies Act (the “Amalgamation”), with the Company surviving the Amalgamation as the amalgamated company (the Company, in its capacity as the company surviving the Amalgamation, is sometimes referred to as the “Amalgamated Company”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that (i) the Amalgamation constitutes a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) or (ii) the Amalgamation, the Recapitalization and the PIPE Investment together constitute an integrated transaction that qualifies under Section 351(a) of the Code;
WHEREAS, the board of directors of the Company has unanimously: (i) determined that it is in the best interests of the Company and Company Shareholders, and declared it advisable, to approve and to enter into this Agreement providing for the Amalgamation in accordance with the Singapore Companies Act; and (ii) approved this Agreement and the Transactions, including the Amalgamation in accordance with the Singapore Companies Act, on the terms and subject to the conditions of this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Shareholders collectively holding at least 75% of the outstanding voting power of the Company Shares issued and outstanding as of the date hereof (voting as a single class and on an as-converted basis) and at least two-thirds (2/3) of the outstanding Company Preference Shares (voting as a single class) (each such Company Shareholder, a “Written Consent Party”), have entered into support agreements with Parent in substantially the form attached hereto as Exhibit C (each, a “Support Agreement”).
WHEREAS, the board of directors of Parent and, where relevant, Amalgamation Sub, has unanimously: (i) determined that it is in the best interests of Parent and Amalgamation Sub, and declared it advisable, to approve (in the case of Parent) the Domestication in accordance with applicable law and (in the case of Parent and Amalgamation Sub) to enter into this Agreement providing for the Amalgamation in accordance with the Singapore Companies Act; and (ii) approved this Agreement and the Transactions, including (in the case of Parent) the Domestication in accordance with the Companies Act and applicable law and (in the case of Parent and Amalgamation Sub) the Amalgamation in accordance with the Singapore Companies Act, on the terms and subject to the conditions of this Agreement;
WHEREAS, as a condition and an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Sponsor and Parent have entered into a letter agreement (the “Sponsor Agreement”), in substantially the form attached hereto as Exhibit D, pursuant to which, in connection with the Closing, Sponsor shall agree to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the Transaction Agreements) and the transactions contemplated hereby and thereby, including the Amalgamation and (ii) waive certain rights in respect of anti-dilution and subject its ability to sell certain of its shares of Delaware Parent Common Stock to the achievement of certain milestones, upon the terms and subject to the conditions set forth therein;
WHEREAS, on or about the date hereof, Parent has entered into Subscription Agreements (as defined below) with certain investors (the “PIPE Investors”) for a private placement of Delaware Parent Class A Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, (i) Parent, Sponsor and certain other parties thereto are party to a Registration Rights Agreement, dated as of January 6, 2021, and (ii) in connection with the consummation of the Amalgamation, Parent, Sponsor and certain other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit E; and
WHEREAS, in connection with the consummation of the Amalgamation, Parent, Sponsor and each Insider will enter into an amendment to that certain Letter Agreement, dated as of January 6, 2021, by and among Parent, Sponsor and each Insider (the “IPO Letter Agreement Amendment”), in substantially the form attached hereto as Exhibit F.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
THE CLOSING TRANSACTIONS
Section 1.1   Closing.   Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the Transactions (the “Closing”), other than the filing of the Amalgamation Documents, shall take place electronically through the exchange of documents via email or other electronic transmission, at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”).
Section 1.2   Closing Deliverables.
(a)   At the Closing, Parent or Amalgamation Sub, as applicable, shall deliver to the Company:
(i)   copies of the Amalgamation Documents, duly executed by Amalgamation Sub, Amalgamation Sub’s directors and Parent (as applicable);
(ii)   a certified copy of the Parent Charter;
(iii)   a copy of the A&R Registration Rights Agreement, duly executed by Parent and Sponsor;
(iv)   certified copies of (A) resolutions and actions taken by Parent’s and Amalgamation Sub’s boards of directors and stockholders in connection with the approval of this Agreement and the Transactions and (B) the Amalgamation Sub Shareholder Written Consent, in each case certifying that such resolutions have not been modified, amended or revoked and remain in full force and effect as of the Closing;
(v)   a copy of the IPO Letter Agreement Amendment, duly executed by Parent, Sponsor and each Insider; and
(vi)   a copy of the Earn-Out Escrow Agreement, duly executed by Parent and the Escrow Agent.
(b)   At the Closing, the Company shall deliver, or cause to be delivered, as applicable, to Parent:
(i)   copies of the Amalgamation Documents, duly executed by the Company, the Company’s directors, and the Company Shareholders, as applicable;
(ii)   a copy of the A&R Registration Rights Agreement, duly executed by the Company Shareholders and holders of Company Options set forth on Section 1.2(b)(ii) of the Company Disclosure Letter;
(iii)   certified copies of (A) resolutions and actions taken by the Company’s board of directors and Company Shareholders in connection with the approval of this Agreement, and the Transactions and (B) the Company Shareholder Written Consent, in each case certifying that the resolutions have not been modified, amended or revoked and remain in full force and effect as of the Closing; and
(iv)   a certificate duly executed under penalties of perjury, substantially in the form set forth on Exhibit G and meeting the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, together with a draft notice, substantially in the form set forth on Exhibit G, prepared in accordance with Section 1.897-2(h)(2) of the Treasury Regulations.
Section 1.3   Closing Transactions.
(a)   Prior to the Closing, Parent shall have completed the Domestication in accordance with Section 6.26.
(b)   At or prior to the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i)   Parent shall direct the Trustee to make any payments required to be made by Parent in connection with the Parent Shareholder Redemptions with funds from the Trust Account.
(ii)   Parent shall deposit (or cause to be deposited) with the Exchange Agent the Amalgamation Consideration payable pursuant to Section 2.7(b).
(iii)   Parent shall cause the PIPE Investment to be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.
(iv)   Parent shall pay or cause to be paid by wire transfer of immediately available funds, (A) all accrued and unpaid Parent Transaction Costs as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date, and (B) all accrued and unpaid Company Transaction Costs (“Unpaid Transaction Costs”) as set forth on a written statement to be delivered to Parent by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Costs due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
(v)   Parent shall file, or cause to be filed, the Parent Charter with the Secretary of State of Delaware, effective as of the Effective Time.
ARTICLE II.
THE AMALGAMATION
Section 2.1   Effective Time.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Company and Amalgamation Sub shall cause the Amalgamation Documents to be filed with the Registrar of Companies of Singapore under the Singapore Companies Act (the “Singapore Registrar of Companies”), in accordance with the applicable provisions of the Singapore Companies Act. The Amalgamation Documents shall provide that the Amalgamation shall be consummated at 12:01 AM Singapore Standard Time on the Closing Date (such time being the “Effective Time”) (which, for the avoidance of doubt, shall be the date set forth in the notice of amalgamation confirming the Amalgamation under section 215F of the Singapore Companies Act issued by the Singapore Registrar of Companies).
Section 2.2   The Amalgamation.   At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Singapore Companies Act, Amalgamation Sub and the Company shall amalgamate, following which the separate corporate existence of Amalgamation Sub shall cease and the Company shall continue as the Amalgamated Company after the Amalgamation and as a direct, wholly-owned Subsidiary of Parent.
Section 2.3   Effect of the Amalgamation.   The effect of the Amalgamation shall be as provided in this Agreement, the Amalgamation Documents and the applicable provisions of the Singapore Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Amalgamation Sub and the Company shall become the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Amalgamated Company, which shall include the assumption by the Amalgamated Company of any and all agreements, covenants, duties and obligations of Amalgamation Sub and the Company set forth in this Agreement to be performed after the Effective Time.
Section 2.4   Governing Documents.   In connection with the Amalgamation, the constitution of the Amalgamated Company shall be the same as the constitution of Amalgamation Sub as in effect immediately prior to the Effective Time, except that the name of the Amalgamated Company shall be “SES Holdings Pte. Ltd.”, in each case, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5   Directors and Officers of the Amalgamated Company.
(a)   In connection with the Amalgamation, the Company shall take all necessary action such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Section 2.5(a) of the Company Disclosure Letter shall be appointed to the Board of Directors of the Amalgamated Company, effective as of the Effective Time, and, as of such time, shall be the only directors of the Amalgamated Company. Each person appointed as a director of the Amalgamated Company pursuant to the preceding sentence shall remain in office as a director of the Amalgamated Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the Company’s Charter Documents.
(b)   Persons constituting the executive officers of the Company prior to the Effective Time shall continue to be the executive officers of the Amalgamated Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed in accordance with the Company’s Charter Documents.
Section 2.6   Conversion of Securities.
(a)   [Reserved].
(b)   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation and without any further action on the part of Parent, Amalgamation Sub, the Company or the holders of any of the securities of Parent, Amalgamation Sub or the Company, the following shall occur:
(i)   Each Company Share (other than Company Shares held in the Company’s treasury (collectively, the “Excluded Shares”), Company Restricted Shares and Company Shares held by the Founder Group), issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such Company Share shall be entitled to receive, a number of fully paid and nonassessable shares of Delaware Parent Class A Common Stock equal to the Exchange Ratio. Each Company Share held by the Founder Group issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the Founder Group shall be entitled to receive, a number of fully paid and nonassessable shares of Class B common stock, par value $0.0001, per share of Parent (after the Domestication) (the “Delaware Parent Class B Common Stock” and, together with Delaware Parent Class A Common Stock, the “Delaware Parent Common Stock”) equal to the Exchange Ratio. The aggregate number of shares of Delaware Parent Common Stock issuable pursuant to this Section 2.6(b)(i), together with any cash to be paid in lieu of any fractional shares of Delaware Parent Common Stock in accordance with Section 2.6(b)(iv), is referred to as the “Amalgamation Consideration.” As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Amalgamated Company with respect to any Company Share previously held by such shareholder.
(ii)   Each Company Restricted Share that is issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time shall automatically, without any action on the part of the holders thereof, be assumed by Parent and converted into a number of Delaware Parent Class A Common Stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of Company Ordinary Shares subject to such Company Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (each such resulting share, a “Rollover Restricted Share”). Each Rollover Restricted Share shall be subject to the same terms and conditions as were applicable to such corresponding Company Restricted Share immediately prior to the Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Shares.

(iii)   Each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall automatically be assumed by Parent and converted into an option to acquire Delaware Parent Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 2.6(b)(iii) (each such resulting option, a “Rollover Option”) and shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Effective Time: (A) each such Rollover Option shall be exercisable solely for Delaware Parent Class A Common Stock; (B) the number of shares of Delaware Parent Class A Common Stock subject to each Rollover Option shall be determined by multiplying the number of Company Shares subject to the corresponding Company Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Delaware Parent Class A Common Stock; and (C) the per share exercise price for the Delaware Parent Class A Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the Company Shares subject to the Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; provided, that such conversion shall in all events be done in a manner that complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder regarding the substitution and assumption of stock rights by reason of a corporate transaction. Prior to the Effective Time, the Company shall use commercially reasonable efforts to perform all necessary actions as are required, including amending the Company Share Plans and the awards governing the Company Options, in order to effect the treatment of the Company Options described in this Section 2.6(b)(iii).
(iv)   Immediately following the Effective Time, Parent will grant to each Pre-Closing Optionholder such number of shares of restricted Delaware Parent Class A Common Stock (the “Closing Restricted Shares”) equal to such Pre-Closing Optionholder’s Pro Rata Portion of the Aggregate Closing Restricted Shares. Each Closing Restricted Share will be subject to the vesting and forfeiture conditions specified in Section 2.11(b).
(v)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Delaware Parent Common Stock shall be issued upon the conversion of Company Shares, as applicable pursuant to this Section 2.6, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Delaware Parent Common Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Shares (other than Excluded Shares) who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in Delaware Parent Common Stock to which such holder otherwise would have been entitled but for this Section 2.6(b)(iv), multiplied by (ii) $10.00.
(vi)   Prior to the Effective Time, the board of directors of the Company shall take such actions as are necessary (including adopting any resolutions) to effectuate the treatment of outstanding Company Restricted Shares and Company Options as set forth in this Section 2.6.
(vii)   Each issued and outstanding ordinary share of Amalgamation Sub shall be converted into and become one (1) validly issued and fully paid share, with an issue price of US$1.00 per share, of the Amalgamated Company, which shall constitute the only outstanding shares of the Amalgamated Company.
(viii)   Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.
(ix)   The Company shall use commercially reasonable efforts to provide for the surrender by the Company Shareholders at the Effective Time of all certificates representing Company Shares. All such certificates surrendered by the Company Shareholders shall forthwith be cancelled.

Section 2.7   Disbursement of Amalgamation Consideration.
(a)   Subject to this Section 2.7, promptly following the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of Company Shares the Amalgamation Consideration payable to such holder in respect of the Company Shares held by such holder in accordance with the terms of Section 2.6.
(b)   Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”), which Person shall be reasonably acceptable to the Company, pursuant to an exchange agreement agreed to by Parent, the Company and the Exchange Agent, for the purpose of distributing to each holder of Company Shares the portion of the Amalgamation Consideration payable to such holder of Company Shares and otherwise effectuating the conversion of Delaware Parent Warrants and Delaware Parent Units, in each case, upon the terms and subject to the conditions set forth in this Agreement.
(c)   At the Effective Time, Parent shall cause to be deposited evidence of Delaware Parent Common Stock in book-entry form (or certificates representing such Delaware Parent Common Stock, at Parent’s election) representing the Amalgamation Consideration. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Amalgamation Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.
(d)   Promptly after the receipt of the Requisite Parent Shareholder Approval, the Exchange Agent shall mail to each holder of Company Shares (other than holders of Excluded Shares) all documentation as reasonably required by the Exchange Agent for purposes of distributing to each holder of Company Shares the portion of the Amalgamation Consideration payable to such holder of Company Shares pursuant to the terms hereof. Upon receipt by the Exchange Agent of such completed documentation, the Exchange Agent will deliver to the holder of such Company Shares the portion of the Amalgamation Consideration payable to such holder in respect of the Company Shares held by such holder (as determined based on the electronic register of members of the Company as maintained with the Singapore Registrar of Companies as of immediately prior to the Effective Time) in accordance with the terms of Section 2.6, less any required Tax withholdings as provided in Section 2.8.
(e)   Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund, if applicable) that remains unclaimed by the holders of Company Shares for 180 days after the Effective Time shall be delivered to the Amalgamated Company to hold in trust for the benefit of the relevant holder of Company Shares. Any holder of Company Shares who has not theretofore complied with this Article II shall thereafter look only to the Amalgamated Company for payment of their respective portion of the Amalgamation Consideration (after giving effect to any required Tax withholdings as provided in Section 2.8). Notwithstanding the foregoing, none of the Amalgamated Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.8   Withholding Taxes.   Notwithstanding anything herein to the contrary, each of Parent, Amalgamation Sub, the Company, the Amalgamated Company and their respective Affiliates shall be entitled to deduct and withhold from any consideration or other amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold under the Code or any other applicable Tax Law. To the extent that Parent, Amalgamation Sub, the Company, the Amalgamated Company or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Entity, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Amalgamation treated as compensation for applicable Tax purposes, the Parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), as reasonably requested by the relevant Party.
Section 2.9   Taking of Necessary Action; Further Actions.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the

Amalgamated Company following the Amalgamation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Amalgamation Sub, the officers and directors (or their designees) of the Company and Amalgamation Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 2.10   Tax Treatment of the Domestication and the Amalgamation.   The Parties intend that, for United States federal income tax purposes, (i) the Domestication qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder (such treatment, an “F Reorganization”), and (ii) (A) the Amalgamation constitutes a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations thereunder, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (such treatment, a “Section 368 Reorganization”) or (B) the Amalgamation, the Recapitalization and the PIPE Investment together constitute an integrated transaction that qualifies under Section 351(a) of the Code (such treatment, a “Section 351 Transaction,” and such tax treatments as applied to the particular transaction(s) as described in clauses (i) and (ii) collectively, the “Intended Tax Treatment”). The Transactions shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code. Following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment. For the avoidance of doubt, the qualification of the Amalgamation for the Intended Tax Treatment will not be a condition to Closing.
Section 2.11   Earn-Out.
(a)   Company Shareholders.
(i)   Following the Closing, upon the occurrence of a Triggering Event and as additional consideration in respect of Company Shares, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall deliver or cause to be delivered from the Earn-Out Shares in accordance with the Earn-Out Escrow Agreement to Persons who held Company Shares immediately prior to the Effective Time (the “Company Earn-Out Shareholders”) their Pro Rata Portion of a one-time payment of the Earn-Out Shares.
(ii)   Following the Closing, (A) each Company Earn-Out Shareholder shall be entitled to exercise the voting rights carried by each Earn-Out Share and (B) the holder thereof shall be entitled to receive any dividends or other distributions in respect of such Earn-Out Share, which dividends or distributions paid or made in respect of such Earn-Out Share shall be retained by the Escrow Agent and invested as and to the extent determined by such Company Earn-Out Shareholder and shall be released from escrow to such Company Earn-Out Shareholder (together with any investment earnings thereon) when and to the extent that such Earn-Out Share vests in accordance with this Section 2.11(a).
(iii)   If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then the Earn-Out Shares shall be cancelled by Parent and none of the Company Earn-Out Shareholders shall have any right to receive such Earn-Out Shares or any benefit therefrom.
(b)   Pre-Closing Optionholders.   The Aggregate Closing Restricted Shares shall be issued subject to the following vesting and forfeiture conditions:
(i)   Subject to the forfeiture conditions set forth in Section 2.11(b)(ii) below, upon the occurrence of a Triggering Event, the Closing Restricted Shares held by each Pre-Closing Optionholder shall vest immediately.
(ii)   If a Pre-Closing Optionholder’s employment or service with Parent (or any of its Subsidiaries) is terminated (for any reason) prior to the Closing Restricted Shares becoming vested pursuant to

Section 2.11(b)(i), then such Pre-Closing Optionholder’s rights to any Closing Restricted Shares shall be forfeited without consideration thereon upon termination of employment with Parent (or any of its Subsidiaries). Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.
(iii)   If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then each Pre-Closing Optionholder’s rights to any Closing Restricted Shares shall be forfeited automatically without consideration thereon. Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.
(c)   If, during the Earn-Out Period, the outstanding shares of Delaware Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Parent Target Trading Price will be appropriately and equitably adjusted to provide to the Company Earn-Out Shareholders and Pre-Closing Optionholders the same economic effect as contemplated by this Section 2.11.
(d)   If the number of Earn-Out Shares to which a Company Earn-Out Shareholder is entitled hereunder is a fractional amount, such amount shall be rounded down to the nearest whole number.
(e)   If, during the Earn-Out Period, there is a Change of Control that will result in the holders of Delaware Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Delaware Parent Common Stock) equal to or in excess of the Parent Target Trading Price (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred, (ii) Parent shall deliver or cause to be delivered the applicable Earn-Out Shares to the Company Earn-Out Shareholders (in accordance with their respective Pro Rata Portion), and the Company Earn-Out Shareholders shall be eligible to participate in such Change of Control and (iii) the Closing Restricted Shares shall vest in accordance with this Section 2.11.
(f)   Escrow.
(i)   At the Closing, Parent shall deliver the Earn-Out Shares electronically to the Escrow Agent. Upon receipt of the Earn-Out Shares, the Escrow Agent shall place the Earn-Out Shares in an escrow account established pursuant to an escrow agreement, in form and substance reasonably agreeable to Parent, the Company and the Escrow Agent (the “Earn-Out Escrow Agreement”).
(ii)   Promptly upon the occurrence of the Triggering Event, a representative designated prior to the Closing by Parent and Parent shall jointly prepare and deliver, or cause to be prepared and delivered, in a mutually agreeable written notice to the Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the specific release instructions with respect to the Earn-Out Shares, including, without limitation, the number of Earn-Out Shares to be released and the identity of each Person to whom such Earn-Out Shares shall be released.
(iii)   If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then the Earn-Out Shares held by the Escrow Agent shall be cancelled by Parent and none of the Company Earn-Out Shareholders shall have any right to receive such Earn-Out Shares or any benefit therefrom, including any such dividends or other distributions that have accrued thereon and any investment earnings thereon, which shall be automatically released to Parent,.
(g)   Any issuance and delivery of Earn-Out Shares to Company Earn-Out Shareholders (including any delivery of Earn-Out Shares made upon the occurrence of an Acceleration Event) shall be treated as an adjustment to the Amalgamation Consideration by the Parties for all applicable Tax purposes, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), and such issuance and delivery of Earn-Out Shares and the Earn-Out Escrow Agreement are intended to comply with, and shall be effected in accordance with, IRS Rev. Proc. 84-42, 1984-1 C.B. 521.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the corresponding section of the Company disclosure letter delivered by the Company to Parent and Amalgamation Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Amalgamation Sub as follows:
Section 3.1   Organization and Qualification.   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Singapore and has all requisite corporate power and authority to own, lease and operate its assets, rights and material properties and to carry on its business in all material respects as it is now being conducted. The Company is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. True, correct and complete copies of the constitution (or other comparable instruments relating to governance with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its representatives.
Section 3.2   Company Subsidiaries.
(a)   Section 3.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation for each such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so organized, existing, or to be in good standing, would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and, where applicable, is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or maintain good standing would not have a Company Material Adverse Effect. Each such Subsidiary has the requisite right, power and authority to conduct the businesses in which it is engaged, to own, lease and use the properties and assets that it purports to own, lease or use and to perform its obligations under any Law, Contract or otherwise, except as would not have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the Charter Documents of each Subsidiary of the Company, as amended and currently in effect.
(b)   A true, correct and complete description of the capitalization of each Subsidiary of the Company as of the date of this Agreement is as set forth in Section 3.2(b) of the Company Disclosure Letter. The Company, or a Subsidiary of the Company, as applicable, has good title to and owns beneficially and of record all of the equity interests of each such Subsidiary of the Company set forth opposite its name on Section 3.2(b) of the Company Disclosure Letter (the “Subsidiary Interests”), free and clear of any and all Liens (other than Permitted Liens or any restrictions under applicable Law), and there are no other equity interests of any of the Company’s Subsidiaries that are issued and outstanding. With respect to each such Subsidiary, the Subsidiary Interests are (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable under Law); (ii) issued in compliance with all applicable Laws (including state, provincial and federal securities Laws or exemptions therefrom); and (iii) not subject to or issued in violation of any other equity interests with respect to such shares or any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or similar right under applicable Laws, such Subsidiary’s Charter Documents or any Contract to which such Subsidiary is a party or otherwise bound. Except as set forth on Section 3.2(b) of the Company Disclosure Letter, in respect of each Subsidiary of the Company, there are no: (i) outstanding securities convertible or exchangeable into equity interests of such Subsidiary; (ii) outstanding options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts, contingent or otherwise, that could require such Subsidiary to issue, exchange, transfer, deliver, sell, repurchase or redeem, or cause to be issued, exchanged, transferred, delivered, sold, repurchased or redeemed, any equity interests of such Subsidiary or any security or rights convertible into, exchangeable or exercisable for or measured by reference to any such equity interests or obligating such Subsidiary to issue, grant, extend, accelerate the vesting of, change the price of, otherwise amend or modify or enter into any such option, warrant, equity security, call right, commitment or agreement; (iii) outstanding share appreciation, phantom share, profit participation or similar rights or obligations with respect to such Subsidiary; (iv) authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of the equity interests of such Subsidiary on any matter; or (v) voting trusts, proxies or other Contracts relating to the voting, sale, transfer or other disposition of the equity interests of such Subsidiary.
(c)   Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interests in any other Person (other than the Subsidiary Interests), nor does the Company or any of its Subsidiaries have any obligation (contingent or otherwise) to purchase or acquire equity interests of any other Person.
Section 3.3   Capitalization.
(a)   As of the date hereof, the issued share capital of the Company consists of: (i) Company Ordinary Shares, of which 10,245,074 shares are issued and outstanding; (ii) Company Series A Preference Shares, of which 5,395,685 shares are issued and outstanding; (iii) Company Series B Preference Shares, of which 5,108,073 shares are issued and outstanding; (iv) Company Series C Preference Shares, of which 12,789,050 shares are issued and outstanding; (v) Company Series C+ Preference Shares, of which 6,203,345 shares are issued and outstanding; (vi) Company Series D Preference Shares, of which 4,869,854 shares are issued and outstanding; and (vii) Company Series D+ Preference Shares, of which 1,698,088 shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and have not been issued in violation of any preemptive or similar rights, and each Company Share has been issued in compliance in all material respects with: (A) applicable Law and (B) the Company’s Charter Documents. Section 3.3(a) of the Company Disclosure Letter sets forth a capitalization table of the Company as of the date hereof including, for each holder of Company Shares, the name of the holder of Company Shares and the number and class or series of Company Shares held by such holder and the number of Company Ordinary Shares into which each Company Preference Share would be converted as of the date hereof if such Company Preference Shares were to be converted.
(b)   Section 3.3(b)(i) of the Company Disclosure Letter sets forth, as of the date hereof, the aggregate number of Company Ordinary Shares covered by each outstanding and unexercised Company Option. As of the date hereof, other than the Company Options set forth on Section 3.3(b)(i) of the Company Disclosure Letter, there are no share appreciation, phantom shares, share-based performance unit, share option, profit participation, restricted shares, restricted share unit, equity commitments or other equity or equity-based compensation award or similar rights or agreements with respect to the Company. Except as set forth on Section 3.3(b) of the Company Disclosure Letter, as of the date hereof, the Company has not granted any outstanding options, warrants, rights (including preemptive rights), subscriptions, calls, puts or other securities convertible into or exchangeable or exercisable for Company Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of Company Shares, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital shares. Except as set forth on Section 3.3(b) of the Company Disclosure Letter, as of the date hereof there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. Except for this Agreement and as set forth on Section 3.3(b)(ii) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, shareholder agreement or other agreements or understandings with respect to the Company Shares. Each Company Option (A) was issued in all material respects in accordance with the terms of the applicable incentive equity plan of the Company and all other applicable Law and properly accounted for in all material respects in accordance with GAAP and (B) was granted with a per share exercise price not less than the fair market value of Company Ordinary Shares on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code.
(c)   Except as provided for in this Agreement or accounted for pursuant to the terms hereof, as a result of the consummation of the Transactions, no capital shares, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
Section 3.4   Due Authorization.
(a)   The Company has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Amalgamation), in each case, subject to receipt of the Requisite Company Shareholder Approval and the consents, approvals, authorizations and other requirements described in Section 3.5. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Amalgamation) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company, and, following receipt of the Requisite Company Shareholder Approval, the Company Shareholders as required by the Singapore Companies Act, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been and, upon execution by the Company, such other Transaction Agreements to which it is a party will be, at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming any such agreement constitutes an authorized legal, valid and binding obligation of the counterparties thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Remedies Exception”).
(b)   At a meeting duly called and held, the board of directors of the Company has unanimously: (a) determined that it is fair and in the best interests of the Company and Company Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements providing for the Amalgamation in accordance with the Singapore Companies Act; (b) approved this Agreement and the Transactions, including the Amalgamation in accordance with the Singapore Companies Act, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Transactions be approved, and the Agreement be adopted, by the Company Shareholders in accordance with the Company’s Charter Documents (the “Company Recommendation”).
Section 3.5   No Conflict; Governmental Consents and Filings.
(a)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements by the Company do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Charter Documents of the Company; (iii) violate any provision of or result in a breach, default or acceleration of, or require a notice or consent under, any Company Material Contract, or terminate, cancel or modify the terms, conditions or provisions or result in the termination, cancellation or modification of the terms, conditions or provisions of any Company Material Contract, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination, cancellation, modification or creation of a Lien (other than Permitted Liens) under a Company Material Contract or upon any of the properties or assets of the Company; or (iv) result in a violation or revocation of any Material Permits, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not have a Company Material Adverse Effect.
(b)   Except as set forth on Section 3.5(b) of the Company Disclosure Letter, no action by, consent, notice, permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or notice, approval, consent, waiver or authorization from any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Amalgamation), except for: (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent the consummation of the Transactions; (iii) compliance with any applicable requirements of the securities laws; (iv) the filing of the Amalgamation Documents with the Singapore Registrar of Companies and its approval of the Amalgamation in accordance with the Singapore Companies Act; and (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not result in a Company Material Adverse Effect.
Section 3.6   Legal Compliance; Permits.
(a)   The Company Group has, during the past three (3) years, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not reasonably be expected to be material to the Company Group. During the past three (3) years, the Company Group has not received any written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law, except for failures to comply which would not reasonably be expected to be material to the Company Group.
(b)   The Company Group is in possession of all material Permits necessary to own, lease and operate the properties and assets it purports to own, operate or lease and to carry on its business as it is now being conducted (the “Material Permits”), except where the failure to have such Material Permits would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect: (i) each Material Permit is in full force and effect in accordance with its terms; (ii) no outstanding written, or to the Knowledge of the Company, oral notice of revocation, cancellation or termination of any Material Permit has been received by the Company; (iii) there are, and during the past two (2) years there have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (iv) the Company is in compliance with all Material Permits applicable to the Company Group.
Section 3.7   Financial Statements.
(a)   Set forth on Section 3.7 of the Company Disclosure Letter are true, correct and complete copies of: (i) the unaudited balance sheets as of December 31, 2020 and 2019 and statements of operations, statements of changes in shareholders’ deficit and statements of cash flows of the Company for the years ended December 31, 2020 and 2019 (the “Unaudited Financial Statements”), and (ii) an unaudited balance sheet as of March 31, 2021 (the “Balance Sheet Date”) and statements of operations, statements of changes in shareholders’ deficit and statements of cash flows of the Company as of and for the three (3) month period then ended (the “Interim Financial Statements” and, together with the Unaudited Financial Statements and the PCAOB Audited Financials, the “Financial Statements”).
(b)   The Unaudited Financial Statement and the Interim Financial Statements present, and, when delivered to Parent, the PCAOB Audited Financials will present, fairly, in all material respects, the financial position, cash flows and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects (except in the case of the Interim Financial Statements for the absence of footnotes, or the inclusion of limited footnotes, and other presentation items and for normal year-end adjustments, none of which if included would reasonably be expected to be, individually or in the aggregate, material to the Company) and were derived from (or, in the case of the PCAOB Audited Financial Statements, will be derived from), and accurately reflect (or, in the case of the PCAOB Audited Financial Statement, will accurately reflect) in all material respects, the books and records of the Company.
(c)   There are no outstanding loans or other extensions of credit made by the Company Group to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company Group.
Section 3.8   No Undisclosed Liabilities.   There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company Group of the type that would be required to be provided for in or otherwise reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business and consistent with the past practice of the Company Group (none of which is a liability for breach of contract, tort, misappropriation, or infringement or a claim or lawsuit); (c) incurred in connection with the transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not reasonably be expected to the material to the Company Group.
Section 3.9   Absence of Certain Changes or Events.   Except as expressly contemplated by this Agreement, since January 1, 2020 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business consistent with past practice, except for the COVID-19 Measures, and (b) there has not been any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.9 of the Company Disclosure Letter, the Company Group has not taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of Parent pursuant to Section 5.1(a), (b), (c), (d), (f), (g), (h), (j), (l), (n), (o) or (p).
Section 3.10   Litigation.   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, and except as set forth on Section 3.10 of the Company Disclosure Letter, there are, and for the past three (3) years there have been: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company Group or any of its properties, rights or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company Group with regard to their actions as such; (b) no pending or, to the Knowledge of the Company, threatened audits, examinations or investigations by any Governmental Entity against the Company Group, other than with respect to audits, examinations or investigations conducted by a Governmental Entity in the ordinary course of business pursuant to a Contract; (c) no pending or threatened Legal Proceedings by the Company Group against any third party; (d) no settlements or similar agreements that impose any material ongoing obligations, liabilities or restrictions on the Company Group, taken as a whole; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company Group or its properties or assets, or any of the directors or officers of the Company Group with regard to their actions as such.
Section 3.11   Benefit Plans.
(a)   Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Benefit Plan as of the date hereof. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, phantom shares, share appreciation, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company Group, in each case, (i) which is maintained, sponsored, contributed to or required to be contributed to by the Company Group, or (ii) under or with respect to which the Company Group has or would reasonably be expected to have any current or contingent obligation or liability, in each case other than such plans, agreements, arrangements, policies and programs which are maintained by a Governmental Entity and statutorily mandated in non-U.S. jurisdictions.
(b)   With respect to each material Benefit Plan, the Company has made available to Parent or its representatives copies of: (i) all current plan documents and all amendments thereto, or if unwritten, a written summary of the material terms thereof; (ii) all trust agreements, funding arrangements or insurance Contracts; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent financial statements, actuarial valuation report and annual report on Form 5500 and all attachments thereto (if applicable); (v) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service or any other competent Tax authority (including the Inland Revenue Authority of Singapore); and (vi) any material non-routine correspondence with any Governmental Entity dated during the past three (3) years.

(c)   Except as would not reasonably be expected to result in material liability to the Company Group, taken as a whole, (i) each Benefit Plan has been administered, established, maintained and funded in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements or payments required to be made by the Company Group or any current or former employee of the Company Group under or with respect to any Benefit Plan have been made by the due date thereof (including any valid extension), and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur, with respect to any Benefit Plan. Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a current favorable determination, advisory or opinion letter from the Internal Revenue Service as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and may be relied upon by the adopting employer, and, to the Knowledge of the Company, nothing has occurred and no circumstances exist that could reasonably be expected to adversely affect or result in the loss of the qualification of such plan. The Company Group has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(d)   No Benefit Plan is, and in the past six (6) years, the Company Group has not sponsored, maintained, contributed or been obligated to contribute to, and the Company Group does not have (and is not reasonably expected to incur) any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA; (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)   Except as would not reasonably be expected to result in material liability to the Company Group as a whole, with respect to the Benefit Plans or their administrators or fiduciaries: (i) no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceedings. The Company Group does not have, and is not reasonably expected to incur, any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(f)   None of the Benefit Plans provides for, and the Company Group has no liability or obligation in respect of, post-employment, post-ownership or retiree health, life insurance or other welfare benefits or coverage for any Person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code or similar state or other applicable Law and at the sole expense of such participant or the participant’s beneficiary.
(g)   Except as set forth in Section 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor, director or other individual service provider of the Company Group or under any Benefit Plan or otherwise; (ii) increase the amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor, director or other individual service provider of the Company Group or under any Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any current or former employee, officer, contractor, director or other service provider of the Company Group or under any Benefit Plan or otherwise; or (iv) directly or indirectly cause the Company Group to transfer or set aside any assets to fund any benefits under or result in any limitation on the right to merge, amend or terminate any Benefit Plan.

(h)   The Company Group does not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code.
(i)   Each Benefit Plan that is a ‘nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code in all material respects, and all applicable regulations and notices issued thereunder.
(j)   No payment, amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, shareholder, director or other individual service provider of the Company Group or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(k)   Without limiting the generality of the other provisions of this Section 3.11, with respect to each material Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no material unfunded or underfunded liabilities exist with respect to any Foreign Plan.
Section 3.12   Labor Relations.
(a)   The Company Group is not a party to or bound by any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization (each a “CBA”) and no such agreements or arrangements are currently being negotiated by the Company Group. No employee of the Company Group is represented by a labor union, works council, or other labor organization with respect to their employment by the Company Group. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened within the last three (3) years. To the Knowledge of the Company, there is not, and in the past three (3) years has not been, any actual or threatened organizing activity by any labor union, works council, or other labor organization or group of employees involving the Company Group.
(b)   In the past three (3) years, there have been no strikes, work stoppages, slowdowns, lockouts, picketing, handbilling, labor arbitrations, material labor grievances, unfair labor practice charges or other material labor disputes pending, or, to the Knowledge of the Company, threatened against or involving the Company Group or involving any employee of the Company Group.
(c)   To the Knowledge of the Company, none of the Company Group’s officers or key employees has given notice of any intent to terminate his or her employment with the Company Group following the Closing.
(d)   Except as otherwise listed on Section 3.12(d) of the Company Disclosure Letter, there are no Legal Proceedings against the Company Group pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, engagement, termination of employment or engagement or failure to employ or engage by the Company Group, of any individual except for those Legal Proceedings which would not, individually or in the aggregate reasonably be expected to result in material liability to the Company Group.
(e)   Except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Group, the Company Group is, and for the past three (3) years, has been, in compliance with all applicable Laws relating to labor, employment and employment practices, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination or harassment, civil rights, withholdings and deductions, classification and payment of employees (including exempt and non-exempt classification), independent contractors and consultants, employment equity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN”), collective bargaining, occupational health and safety, workers’ compensation, immigration, terms and conditions of employment, health and safety, whistleblowing or retaliation, disability rights or benefits, equal opportunity, employee trainings and notices, labor relations, employee leave issues, COVID-19 leave requirements, affirmative action and unemployment insurance   . There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company Group within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to result to material liability to the Company Group, the Company Group is not delinquent in payments to any employees or independent contractors or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.
(g)   In the past three (3) years, the Company Group has reasonably investigated and responded in good faith to all sexual harassment, discrimination, or retaliation allegations of which it is aware. The Company Group does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group, that, if known to the public, would bring the Company Group into material disrepute.
(h)   To the Knowledge of the Company, no employee of the Company Group is in any material respect in violation of any term of any employment or consulting agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, nonsolicitation agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company Group or (B) to the knowledge, use or disclosure of Trade Secrets.
(i)   Except as would not, individually or in the aggregate, reasonably be expected to be result in material liability to the Company Group, there is no pending or, to the Knowledge of the Company, threatened, material employment-related Legal Proceedings against the Company Group relating to COVID-19.
(j)   The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company Group to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.
Section 3.13   Real Property; Tangible Property.
(a)   The Company Group does not own and has never owned any real property.
(b)   Section 3.13(b)(i) of the Company Disclosure Letter lists all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group as of the date of this Agreement (the “Leased Real Property”). The Company Group has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, except insofar as enforceability may be limited by the Remedies Exception. Each of the leases, lease guarantees and agreements related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all Company Real Property Leases. The Company Group is not in breach of or default under any Company Real Property Lease, and, except as listed in Section 3.13(b)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, no event has occurred in the last twelve (12) months and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except, in each case, for such breaches or defaults as would not, individually or in the aggregate, be material to the Company Group or that have been cured or waived in writing. The Company Group has not received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any material default, event or circumstance that, with notice or lapse of time, or both, would constitute a material default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto, the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Company Real Property Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Company Real Property Lease. The other party to such Company Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group and the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted, and except as listed in Section 3.13(c) of the Company Disclosure Letter, the Company Group is not aware of any required or anticipated material capital expenditures in respect to the leased property.
(c)   The Company Group owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of the material tangible assets or personal property used in or necessary for the operation of the Company Group’s business as currently conducted, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the contractual rights) of the Company Group: (A) constitute all of the assets, rights and properties that are necessary for the operation of the business of the Company Group as currently conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company Group as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group.
Section 3.14   Taxes.
(a)   All material Tax Returns filed or required to be filed by the Company Group have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.
(b)   The Company Group has timely paid in full all material Taxes which are due and payable (whether or not shown as due on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.
(c)   The Company Group has complied in all material respects with all applicable Laws relating to the withholding of Taxes and Tax information reporting, collection and retention, and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such material amounts required to have been remitted to the appropriate Governmental Entity.
(d)   The Company Group has, in the manner prescribed by applicable Laws, (i) collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(e)   No claim, assessment, deficiency or proposed adjustment for material amounts of Taxes has been asserted or assessed by any Governmental Entity against the Company Group, which has not been paid in full or finally resolved with no payment due   . As of the date hereof, no audit, examination or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against the Company Group with respect to material amounts of Taxes. There are no requests for rulings or determinations in respect of any Tax pending between the Company Group, on the one hand, and any Governmental Entity, on the other hand.
(f)   There are no liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of the Company Group.

(g)   There are no Tax indemnification agreements, Tax sharing agreements, or similar arrangements under which the Company Group could be liable after the Closing Date for the Tax liability of any Person (other than (i) any such agreement or arrangements with another entity of the Company Group or (ii) customary commercial Contracts not primarily related to Taxes such as a loan or a lease).
(h)   The Company Group has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of shares (i) qualifying for tax-deferred treatment under Section 355 of the Code (or so much of section 356 of the Code as relates to Section 355 of the Code) in the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(i)   The Company Group has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(j)   The Company Group does not have any liability for material amounts of Taxes of another Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease). None of the Company or its Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes   , other than a group of which the Company is or was the common parent.
(k)   The Company Group has not consented to extend the time in which any material amounts of Taxes may be assessed or collected by any Governmental Entity, which extension is still in effect, and the Company Group has not requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(l)   Except as set forth in Section 3.14(l) of the Company Disclosure Letter, the Company Group has never had a permanent establishment (within the meaning of an applicable Tax treaty) and has never been subject to income Tax, in a jurisdiction outside the country of its organization.
(m)   The Company Group will not be required to include any item of material amounts of income in, or exclude any material item or material deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing (other than amounts received in the ordinary course of business); (iv) any intercompany item under Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state or local Tax law) or excess loss account under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state or local Tax law); or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing.
(n)   The Company is a foreign corporation treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code and the Treasury Regulations promulgated thereunder.
(o)   No claim has been made in writing to the Company Group by any Governmental Entity in a jurisdiction in which the Company Group does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(p)   The Company Group is not and during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(q)   The Company Group has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company Group and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(r)   To the Knowledge of the Company, the Company Group has not taken or agreed to take any action not contemplated by this Agreement or any other Transaction Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(s)   To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(t)   Notwithstanding anything to the contrary in this Agreement, Section 3.7 (Financial Statements), Section 3.11 (Benefit Plans) and this Section 3.14 (Taxes) contain the sole representations and warranties of the Company Group concerning Taxes.
Section 3.15   Environmental Matters.   Except as would not be material to the Company Group, (a) the Company Group is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws; (b) the Company Group holds, and is, and for the past three (3) years has been, in compliance with all Permits required under Environmental Laws for the Company Group to operate and occupy its properties and assets and to conduct the business of the Company Group; and (c) the Company Group has not received in the past three (3) years any written claims or notices alleging material violations of or material liability under any Environmental Law (or earlier if unresolved) and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group, in each case alleging violations of or liability under any Environmental Law. The Company Group has not treated, stored, disposed of, or arranged for the disposal of, transported, handled, manufactured, sold, marketed, repaired, installed, distributed, exposed any Person to; or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case in a manner that has given or would give rise to a material liability (contingent or otherwise) of the Company Group, including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, or natural resources damages, under any applicable Environmental Laws. The Company Group has not agreed to indemnify any Person for nor assumed the material liability of any other Person arising under applicable Environmental Laws. The Company has made available to Parent copies of all material environmental reports, audits, assessments and studies and all other material environmental, health, and safety documents in the possession or under the reasonable control of the Company Group including with respect to compliance or liabilities under Environmental Law. The representations and warranties in this Section 3.15 and Sections 3.5, 3.7, 3.8, 3.9, 3.14, 3.18, and 3.19 are the sole and exclusive representations and warranties made by the Company Group with respect to any environmental, health or safety matters, including any arising under any Environmental Laws or relating to Hazardous Materials.
Section 3.16   Brokers; Third Party Expenses.   Except as set forth on Section 3.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or the Company Group would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Company Group or any of its Affiliates. The Company has provided to Parent a correct and complete copy of each engagement agreement entered into providing for the fees or commissions listed on Section 3.16 of the Company Disclosure Letter.
Section 3.17   Intellectual Property.
(a)   Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (A) issued Patents and pending applications for Patents, (B) registered Trademarks, pending applications for registration of Trademarks, (C) registered Copyrights and pending applications for Copyright registration, (D) internet domain names registrations (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and owner. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof for the Scheduled Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other Intellectual Property authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect. The Company Group is the registered holder of all Internet domain names set forth on Section 3.17(a) of the Company Disclosure Letter and, in each case, the administrative contact of record for such Internet domain name registration is a current employee of the Company Group.
(b)   Except as set forth on Section 3.17(b) of the Company Disclosure Letter (i) the Owned Intellectual Property, along with the Licensed Intellectual Property, constitutes all of the Intellectual Property used in or necessary for the conduct and operation of the business of the Company Group (together with the Owned Intellectual Property, the “Business IP”), except as would not be, either individually or in the aggregate, material to the Company Group; (ii) the Company Group is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and the Company Group has (and immediately following the Closing, the Amalgamated Company will have) sufficient, valid and continuing rights, pursuant to a valid written IP License, including to use, sell and license (as the case may be) all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company Group in the manner conducted prior to Closing, in each case, except as would not be, either individually or in the aggregate, material to the Company Group; (iii) the Scheduled Intellectual Property is valid, subsisting, and to the Knowledge of the Company and excluding pending applications for Scheduled Intellectual Property, enforceable; and (iv) all Persons who owe any duty of candor, disclosure, and good faith to the USPTO or any other agency responsible for registration of any Scheduled Intellectual Property (including any pending applications) have complied in all material respects with such duties under all applicable laws, including 37 C.F.R. § 1.56.
(c)   To the Knowledge of the Company, the conduct and operation of the business of the Company Group as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company Group), and the use of the Owned Intellectual Property by the Company Group in the conduct of such business as presently conducted do not and have not in the past five (5) years, infringed, misappropriated (or constituted or resulted from a misappropriation of), diluted, or otherwise violated, and are not infringing, misappropriating (or constituting or resulting from the misappropriation of), diluting, or otherwise violating any Intellectual Property rights of any third Person.
(d)   There are no Legal Proceedings pending against the Company Group and the Company Group has not received from any Person, as of the date hereof, and in the past three (3) years, any written notice, complaint, or claim (“Claims or Assertions”) (i) of any infringement, misappropriation, dilution or other violation by the Company Group of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any Intellectual Property. To the Knowledge of the Company, no other Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any material Owned Intellectual Property. There are no Legal Proceedings pending against any third Person asserted by the Company Group (and the Company Group has not in the past five (5) years made any Claims or Assertions against any Person) alleging any of the foregoing referenced in clauses (i) or (ii).
(e)   No past or present director, officer or employee of the Company Group and no R&D Sponsor owns (or has any valid claim to any ownership interest, in or to) any Owned Intellectual Property. Each Person who is or has been engaged in inventing, conceiving, authoring, creating or developing for or on behalf of the Company Group any Owned Intellectual Property has executed and delivered to the Company Group a written agreement, pursuant to which such Person has: (A) agreed to hold all Trade Secrets of the Company Group in confidence; and (B) presently assigned to the Company Group all of such Person’s rights, title and interest in and to all Intellectual Property invented, conceived, authored, created or developed for the Company Group. To the Knowledge of the Company, there has been no breach by any such Person with respect to any such agreement. No funding or facilities of any R&D Sponsor were used in the development of any Owned Intellectual Property or otherwise for or on behalf of the Company Group in a manner that would give such R&D Sponsor any ownership rights to any material Owned Intellectual Property.

(f)   The Company Group has taken all commercially reasonable steps to protect the secrecy, confidentiality and value of its material Trade Secrets and other material confidential and proprietary information included in the Owned Intellectual Property and all material Trade Secrets of any Person to whom the Company Group has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that is material to the business of the Company Group has been authorized to be disclosed, or has actually been disclosed, to any third Person, other than pursuant to a valid, written non-disclosure agreement or other legal obligation restricting the disclosure and use of such Trade Secret. No source code constituting material Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, licensed, or made available or otherwise disclosed by the Company Group to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company Group subject to written agreements restricting the disclosure and use of such source code, and no Person other than the Company Group is in possession of, or has been granted any license or other right to, any such source code.
(g)   No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any material Software owned by the Company Group (including distributed to any of its customers), in each case, in a manner that requires or obligates the Company Group to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software (including any source code) constituting material Owned Intellectual Property; (ii) license any material Software constituting Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) disclose, contribute, distribute, license or otherwise make available to any third Person any portion of any source code constituting material Owned Intellectual Property, (iv) grant to any Person any rights or immunities under any material Owned Intellectual Property (including any patent non-asserts or patent licenses), or (v) otherwise impose any limitation, restriction, or condition on the right or ability of the Company Group to use any material Owned Intellectual Property (other than standard notice and attribution requirements). The Company Group is in material compliance with the terms and conditions of all licenses for Open Source Software used in the business of the Company Group.
(h)   The Company Group owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems used by the Company Group. The Company Group is in material compliance with all obligations under any agreement pursuant to which the Company Group has obtained the right to use any third party Software. In particular the Company Group has purchased a sufficient number of seat licenses for the Company IT Systems. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation and conduct of the business of the Company Group as currently conducted, and to the Knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, malicious code or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems, except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole. The Company Group has taken commercially reasonable precautions designed to protect the confidentiality, integrity, and security of (a) the Company IT Systems that the Company Group owns or uses in the operation of the business of the Company Group and (b) all information stored or contained in or transmitted by the Company IT Systems, in each case of clauses (a) and (b) from any theft, corruption, misuse, loss or unauthorized use, access, interruption or modification or disclosure by any Person. The Company Group uses, and has during the past three (3) years used its commercially reasonable efforts to implement appropriate policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information and trade secrets, except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole. During the past three (3) years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other materially adverse events affecting any Company IT Systems, in each case that have caused or could reasonably be expected to result in the substantial disruption of or substantial interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Company Group.

(i)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, including as a consequence of any Contract to which Company Group is party, cause any of the following: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property. Immediatelyfollowing the Closing, the Business IP and Company IT Systems will be owned by, licensed to, or available for use by, the Amalgamated Company on terms and conditions identical to those under which the Company Group owned, licensed, or used, the Business IP and Company IT Systems immediately prior to the Closing, without the payment of any additional amounts or consideration beyond those that would have been due had the Closing not occurred.
Section 3.18   Privacy.
(a)   The Company Group complies and has at all times during the past three (3) years complied, in all material respects with: (i) all applicable Privacy Laws; and (ii) all of the Company Group’s published policies and notices regarding Personal Information (whether posted to an external-facing website of the Company Group or otherwise made available or communicated to third parties by the Company Group)(“Company Privacy Notices”)(clauses (i) and (ii), collectively, “Data Security Requirements”). The Company Group has not received in the three (3) years prior to the date of this Agreement any notice of any Claims or Assertions (including written notice from third parties acting on its or their behalf) of or been charged with, the violation of, any Privacy Laws (and no such Claims or Assertions or related Legal Proceeding is currently pending or, to the Knowledge of the Company, threatened).
(b)   The Company Group uses commercially reasonable efforts to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company Group have agreed to (i) comply with applicable Privacy Laws and (ii) to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure as required under the Data Security Requirements, except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole.
(c)   (i) There have been no breaches, security incidents, misuse of or unauthorized access to or unauthorized use, transfer, destruction, disclosure or modification of any Personal Information or trade secrets in the possession or control of the Company Group or collected, used or processed by or on behalf of the Company Group, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole, and (ii) the Company Group has not provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure or misuse of Personal Information or event referenced in the foregoing clause (i). The Company Group has reasonable disaster recovery and business continuity plans, to the extent required, to safeguard the data and Personal Information in its possession or control. To the Knowledge of the Company, there are no unresolved or unremediated material data security issues or vulnerabilities identified from data security testing or audits. Neither the Company Group nor, to the Knowledge of the Company, any third party acting at the direction of the Company Group has paid: (x) any perpetrator of any data breach incident or cyber-attack; or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party. The execution, delivery, and performance of this Agreement complies, in all material respects, with all applicable Privacy Laws, and with the privacy policies and applicable contractual obligations of the Company Group.
Section 3.19   Agreements, Contracts and Commitments.
(a)   Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (together with all material amendments, waivers or other changes thereto) in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean each of the following Contracts to which the Company Group is a party:
(i)   Each Contract (other than purchase orders or other Contracts with suppliers or customers entered into in the ordinary course of business) that has involved aggregate annual payments or consideration furnished by or to the Company Group of more than $1,000,000 in the calendar year ended December 31, 2020;
(ii)   Each Contract under which the Company Group has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $500,000; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $250,000; or (C) extended credit to any Person (other than customer payment terms in the ordinary course of business);
(iii)   Each Contract for the acquisition of any personal property, fixed assets, real estate or Person or any business division thereof or the disposition of any material assets of the Company Group occurring in the past three (3) years and under which the Company Group has any remaining material obligations, other than Contracts for the purchase or sale of equipment, inventory or supplies entered into in the ordinary course of business;
(iv)   Each CBA;
(v)   Each Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company Group, taken as a whole;
(vi)   Each Contract that (1) is a material IP License (excluding: (A) non-exclusive licenses of Intellectual Property granted to customers, suppliers, and vendors in the ordinary course of business; (B) Standard Licenses and licenses of Open Source Software; and (C) non-exclusive licenses or services agreements of off-the-shelf or commercially-available Software with license, maintenance, support, and other fees of no more than $500,000 per year); or (2) is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar agreement, in each case, that materially adversely affects the Company Group’s ability to use, enforce, or disclose any material Owned Intellectual Property;
(vii)   Each Contract providing for the authorship, invention, creation, conception or other development of any material Intellectual Property: (A) by the Company Group for any third party; (B) by any third party for the Company Group, other than Contracts entered into with employees, consultants and independent contractors on standard forms in the ordinary course of business, or (C) jointly by the Company Group and any third party;
(viii)   Each Contract relating to the sharing or allocation of material Intellectual Property by and between the Company, on the one hand, and any other Person;
(ix)   Each Contract with any supplier (A) that is a sole source supplier to the Company Group or (B) from which the Company Group sourced substantially all of their supply of any material product or service, in each case, other than purchase orders entered into in the ordinary course of business;
(x)   Each Contract, other than customary non-disclosure agreements, which restricts in any material respect or contains any material limitations on the ability of the Company Group to compete in any line of business or in any geographic territory;
(xi)   Each Contract with an executive officer of the Company Group, or any Contract with any other employee or independent contractor of the Company Group, in each case, with annual base compensation in excess of $300,000 or which provides for change in control, retention, severance or similar payments in excess of $300,000 excluding any such Contract that either is terminable by the Company Group at will without penalty or payment;
(xii)   Each Contract between the Company Group, on the one hand, and any Company Shareholder, on the other hand, excluding any employee benefit plan or other plans, programs, policies, commitments or arrangements that would constitute a Benefit Plan;
(xiii)   Each Contract involving any resolution, conciliation or settlement of any material pending or threatened Legal Proceedings (A) entered into within the last two (2) years, (B) with any Governmental Entity or (C) imposing continuing obligations on the Company Group, including injunctive or other non-monetary relief;

(xiv)   Each Contract with a Governmental Entity for which performance is ongoing;
(xv)   Any shareholder agreement, partnership agreement, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, registration rights agreement or other similar Contract, in each case with a holder of equity securities of the Company Group;
(xvi)   Each Contract that grants to any Person (A) a “most favored nation” or “most favored pricing” provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;
(xvii)   Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $1,000,000;
(xviii)   Each Contract (other than purchase orders entered into in the ordinary course of business) with (A) a Material Customer and (B) a Material Supplier; and
(xix)   Any written offer or proposal which, if accepted, would constitute any of the foregoing.
(b)   All Company Material Contracts: (i) are in full force and effect, except insofar as enforceability may be limited by the Remedies Exception; and (ii) represent the valid, legal and binding obligations of the Company Group and, to the Knowledge of the Company, represent the valid, legal and binding obligations of the other parties thereto, except for such failures to be legal, valid and binding or in full force and effect that would not have a Company Material Adverse Effect. True, correct and complete copies of all Company Material Contracts existing on the date of this Agreement have been made available to Parent. Neither the Company Group nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred within the last twelve (12) months which, with notice or lapse of time or both, would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written claim or notice of any such breach, default or event of default, other than as would not have a Company Material Adverse Effect. No party to any of the Company Material Contracts that is a customer of or supplier to the Company Group has, within the past twelve (12) months, cancelled or terminated its business with, or, to the Knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company Group. To the Knowledge of the Company, there have been no disputes under any Company Material Contract in the last twelve (12) months, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group.
Section 3.20   Insurance.   Section 3.20 of the Company Disclosure Letter contains, as of the date hereof, a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company Group (collectively, the “Insurance Policies”), which policies are in full force and effect, except as would not have a Company Material Adverse Effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. During the twelve (12) month period prior to the date of this Agreement, the Company Group has not received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable have been paid, except as would not have a Company Material Adverse Effect. There is no pending material claim by the Company Group against any insurance carrier for which coverage has been denied, rejected or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
Section 3.21   Affiliate Matters.   Except for: (a) the Benefit Plans, (b) Contracts relating to labor and employment matters set forth on Section 3.12 of the Company Disclosure Letter and (c) Contracts relating to any such Person’s ownership of Company Shares or other securities of the Company Group or such Person’s employment or consulting arrangements with the Company Group, the Company Group is not party to any Contract with any: (i) present or former officer, director of the Company Group or beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital shares or equity interests of the Company Group (each, a “Company Insider”) or a member of his or her immediate family; or (ii) Affiliate of the Company Group.

Section 3.22   Certain Provided Information.   The information relating to the Company Group supplied or to be supplied by the Company Group for inclusion in the Amalgamation Materials does not as of the date of this Agreement, and to the Knowledge of the Company, will not, as of the date on which the Amalgamation Materials are first distributed to holders of Parent Class A Ordinary Shares and Parent Class B Ordinary Shares or at the time of the Parent Special Meeting or at Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent or Amalgamation Sub for inclusion or incorporation by reference in the Amalgamation Materials or any Parent SEC Reports; or (b) any projections or forecasts included in the Amalgamation Materials.
Section 3.23   Indebtedness.   Section 3.23 of the Company Disclosure Letter sets forth the principal amount of all of the outstanding obligations for borrowed money of the Company Group as of the date of this Agreement.
Section 3.24   Absence of Certain Business Practices.
(a)   During the past five (5) years, in connection with or relating to the business of the Company Group: (i) the Company Group, its directors, officers, employees and, to the Knowledge of the Company, agents and third party representatives, in each case acting on behalf of the Company Group, have been in compliance with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable Laws relating to bribery or corruption, and all other applicable Specified Business Conduct Laws; and (ii) the Company Group has not (A) received written or, to the Knowledge of the Company, oral notice from any Governmental Entity or other Person of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or alleged violation of any Specified Business Conduct Law, or (B) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or investigation by or before any Governmental Entity, or written or, to the Knowledge of the Company, oral allegation from any Person, related to any actual or alleged violation of any Specified Business Conduct Law. The Company Group maintains and enforces policies and procedures reasonably designed to promote compliance with applicable Specified Business Conduct Laws.
(b)   Neither the Company Group nor any of its directors, officers, employees nor, to the Knowledge of the Company, any agents or third party representatives, in each case acting on behalf of the Company Group, is currently or has been, since January 1, 2016, (i) organized, resident (at the time of employment with, or engagement by, the Company Group) or located in a country or region that is or the government of which is, or, at the relevant time, was, the subject or target of a comprehensive embargo under Sanctions Laws (Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine) (“Sanctioned Country”), (ii) the subject or target of any sanctions or export-related restrictions administered by OFAC, Commerce, State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union (any such Person described in (i) or (ii) or owned or controlled by any such Person i, a “Sanctioned Person”), or (iii) has transacted business with or for the benefit of any Sanctioned Person or in any Sanctioned Countries.
(c)   Neither the Company Group nor, to the Knowledge of the Company, any officer, or employee of any of the Company Group, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact that must be disclosed to any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Law that would reasonably be expected to be material to the Company Group.
Section 3.25 CFIUS.
(a)   The Company Group, as a result of or in connection with the Transactions, has not agreed to grant access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) to any Foreign Person shareholder or grant any other rights that would cause any Foreign Person shareholder’s participation in the Transactions to be a “covered transaction” as defined in 31 C.F.R. § 800.213 (“Covered Transaction”). Nothing in this Section 3.25(a) relates to the Company’s agreement to grant access to material nonpublic technical information in the ordinary course of business and at all times in compliance with applicable Specified Business Conduct Laws.
(b)   The Company Group has complied with all notice and filing requirements set out in 31 C.F.R. Part 800 and 31 C.F.R. Part 801 in connection with prior investments by any Person in the Company Group.
Section 3.26   Required Vote.   The consent of each Written Consent Party is the only vote of the holders of Company Shares, including any class of Company Preference Shares, that is required to approve this Agreement and the Transactions (including the Amalgamation and, for the avoidance of doubt, pursuant to the Singapore Companies Act).
Section 3.27   Disclaimer of Other Warranties.   THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR THE TRANSACTION AGREEMENTS, NONE OF PARENT, AMALGAMATION SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, AMALGAMATION SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF PARENT, AMALGAMATION SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND AMALGAMATION SUB TO THE COMPANY IN ARTICLE IV; AND (B) NONE OF PARENT, AMALGAMATION SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR AMALGAMATION SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, AMALGAMATION SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, AMALGAMATION SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST PARENT, AMALGAMATION SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR THE TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB
Except: (a) as set forth in the corresponding section of the Parent disclosure letter delivered by Parent and Amalgamation Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); or (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About Market Risk” and any other disclosures therein, in each case, to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Amalgamation Sub represent and warrant to the Company as follows:
Section 4.1   Organization and Qualification.
(a)   Each of Parent and Amalgamation Sub has been duly incorporated and is validly existing as a corporation or exempted company in good standing under the Laws of its jurisdiction of incorporation.
(b)   Each of Parent and Amalgamation Sub has the requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and Amalgamation Sub, taken as a whole.
(c)   Each of Parent and Amalgamation Sub is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not have a Parent Material Adverse Effect. True, correct and complete copies of the Charter Documents of Parent and Amalgamation Sub as amended and currently in effect, have been made available to the Company or its representatives.
(d)   Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Amalgamation Sub. Amalgamation Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations incident to this Agreement. Amalgamation Sub is an entity that has been formed solely for the purpose of engaging in the Transactions, and except as contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its respective formation.
Section 4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized share capital of Parent consists of (i) 1,000,000 preference shares, par value $0.0001 per share (“Parent Preferred Stock”), of which no shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares, par value $0.0001 per share (“Parent Class A Ordinary Shares”), of which 27,600,000 are issued and outstanding; (iii) 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Parent Class B Ordinary Shares” and, together with the Parent Preferred Stock and the Parent Class A Ordinary Shares, the “Parent Ordinary Shares”), of which 6,900,000 are issued and outstanding; (iv) 5,013,333 warrants to purchase one share of Parent Class A Ordinary Share issued pursuant to a private placement (the “Private Placement Warrants”) which are issued and outstanding; and (v) 9,200,000 warrants to purchase one share of Parent Class A Ordinary Share that are publicly traded (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”), all of which are issued and outstanding. All outstanding Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, are fully paid and non-assessable, and are not subject to preemptive rights or similar rights.
(b)   The issued share capital of Amalgamation Sub consists of one (1) ordinary share, with an issue price of $1.00 per share (the “Amalgamation Sub Ordinary Shares”). All outstanding shares of Amalgamation Sub Ordinary Shares have been duly authorized, validly issued, are fully paid and are not subject to preemptive or similar rights, and are held beneficially and of record by Parent, free and clear of any and all Liens (other than Permitted Liens).

(c)   Except for the Parent Warrants and the Subscription Agreements and as set forth in the Transaction Agreements, there are no outstanding options, restricted stock, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other commitments or Contracts of any kind to which Parent or Amalgamation Sub is a party or by which any of them is bound obligating Parent or Amalgamation Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Ordinary Shares, Amalgamation Sub Ordinary Shares or any other shares of capital stock other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Ordinary Shares, Amalgamation Sub Ordinary Shares or any other shares of capital stock or other interest or participation in Parent or Amalgamation Sub, and there are no voting trusts, proxies or other Contracts relating to the voting, sale, transfer or other disposition of the equity interests of Parent or Amalgamation Sub.
(d)   Each Parent Ordinary Share, Amalgamation Sub Ordinary Share and Parent Warrant: (i) has been duly authorized and validly issued in compliance with: (A) applicable Law and (B) the Charter Documents of Parent or Amalgamation Sub, as applicable; and (ii) was not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Charter Documents of Parent or Amalgamation Sub, as applicable, or any Contract to which any of Parent or Amalgamation Sub is a party or otherwise bound by, including the Trust Agreement.
(e)   All outstanding shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens and Liens arising pursuant to applicable securities Laws).
(f)   Subject to obtaining the Requisite Parent Shareholder Approval, the Delaware Parent Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent.
(g)   With respect to Parent Ordinary Shares held by them, each of Sponsor and Parent’s officers and directors has agreed (i) to vote all such Parent Ordinary Shares in favor of approving the Transactions and (ii) not to elect to redeem any Parent Ordinary Shares pursuant to Parent’s Charter Documents.
Section 4.3   Authority Relative to this Agreement.   Each of Parent and Amalgamation Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Amalgamation). The execution, delivery and performance by Parent and Amalgamation Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Amalgamation Sub of the Transactions (including the Amalgamation), have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Amalgamation Sub, and no other proceedings on the part of Parent or Amalgamation Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than obtaining the Requisite Parent Shareholder Approval. This Agreement has been and the other Transaction Agreements to which each of them is a party will be, at or prior to the Closing, duly and validly executed and delivered by Parent and Amalgamation Sub and, assuming the due authorization, execution and delivery thereof by the other Parties (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto), constitute the legal, valid and binding obligations of Parent and Amalgamation Sub (as applicable), enforceable against Parent and Amalgamation Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.
Section 4.4   No Conflict; Required Filings and Consents.
(a)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4(b) and the Domestication Approval, the execution, delivery and performance by Parent or

Amalgamation Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and (assuming the Requisite Parent Shareholder Approval is obtained) the consummation of the Transactions do not and will not: (i) conflict with or violate their respective Charter Documents; (ii) violate any provision of, or result in the breach of, any applicable Law to which Parent and Amalgamation Sub are subject or by which any of their properties or assets are bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of any Parent Material Contracts, except, with respect to clauses (ii) and (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.
(b)   The execution and delivery by each of Parent and Amalgamation Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any action by, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Amalgamation Documents with the Singapore Registrar of Companies and its approval of the Amalgamation in accordance with the Singapore Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act or any similar foreign Law and the expiration of the required waiting period thereunder; (iv) in connection with the Domestication, the applicable requirements and required approval of the Cayman Islands Registrar of Companies and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.5   Compliance; Permits.   Since its incorporation, each of Parent and Amalgamation Sub has complied in all material respects with and has not been in violation of any applicable Law with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or, to the Knowledge of Parent, threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance with any applicable Law has been received by any of Parent or Amalgamation Sub. Each of Parent and Amalgamation Sub is in possession of all material Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not be material to Parent. All such Permits are valid and have not been terminated. There are and, since the incorporation of each of Parent and Amalgamation Sub, there have been, no Legal Proceedings pending or, to the Knowledge of Parent, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any material Permit of Parent or Amalgamation Sub, and Parent and Amalgamation Sub are in compliance with all material Permits applicable to Parent or Amalgamation Sub, as applicable.
Section 4.6   Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.
(a)   Parent has timely filed or furnished (as applicable) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act or any other applicable federal securities laws since Parent’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”) and, as of the Closing and through the Closing Date, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to applicable federal securities laws (including, as applicable, the Sarbanes-Oxley Act any rules and regulations promulgated thereunder) through the Closing (the “Additional Parent SEC Reports”). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The Parent SEC Reports did not at the time they were filed with the SEC (and in the case of the Additional Parent SEC Reports, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 4.6(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.
(b)   The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, in all material respects (and in the case of the Additional Parent SEC Reports, will fairly present in all material respects) the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance and compliance with: (i) GAAP; and (ii) applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(c)   There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports or the Additional Parent SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports or the Additional Parent SEC Reports in the ordinary course of the operation of business of Parent; (iii) incurred in connection with the transactions contemplated by this Agreement; or (iv) that would not be material to the business of Parent and its Subsidiaries, taken as a whole.
Section 4.7   Absence of Certain Changes or Events.   Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since March 31, 2021, there has not been: (a) any Parent Material Adverse Effect or (b) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of the Company.
Section 4.8   Litigation.   There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or otherwise relating to Parent or the Amalgamation Sub, before any Governmental Entity: (a) challenging or seeking to enjoin, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent or the Amalgamation Sub.
Section 4.9   Business Activities.   Since their respective dates of formation or incorporation, as applicable, neither Parent nor Amalgamation Sub has conducted any business activities other than activities: (a) in connection with or ancillary to its organization, including activities customary for the formation and operation of special purpose acquisition companies; (b) directed toward or incidental to the accomplishment of a Business Combination; or (c) required by Law in connection with the foregoing. Except as set forth in Parent’s Charter Documents, there is no Contract or Order binding upon Parent or Amalgamation Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted as of the Closing. Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Neither Parent nor Amalgamation Sub has, and neither of them is liable for, any Indebtedness. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
Section 4.10   Parent Material Contracts.   Section 4.10 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Amalgamation Sub is party, including Contracts by and among Parent or

Amalgamation Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”). As of the date hereof, all Parent Material Contracts: (i) have not been terminated and are in full force and effect; and (ii) represent the valid, legal and binding obligations of Parent and Amalgamation Sub (as applicable) and, to the Knowledge of Parent, represent the valid, legal and binding obligations of the other parties thereto, subject to enforceability may be limited by the Remedies Exception. True, correct and complete copies of all Parent Material Contracts have been made available to the Company. Neither the Parent or Amalgamation Sub, nor, to the Knowledge of Parent, any other party thereto, is in breach or default under, and no event has occurred within the last twelve (12) months which, with notice or lapse of time or both, would become a breach or default under, any of the Parent Material Contracts, and no party to any Parent Material Contract has given any written claim or notice of any such breach, default or event of default, other than as would not be material to Parent.
Section 4.11   Parent Listing.   The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “IVAN”. The issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IVAN”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IVAN.WS”. Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE, and Parent has not been notified by NYSE that it does not comply with any NYSE listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the NYSE continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Class A Ordinary Shares or Public Warrants or terminate the listing of the Parent Units, the Parent Class A Ordinary Shares or Public Warrants on NYSE, other than Legal Proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Parent Units, the Parent Class A Ordinary Shares or Public Warrants under the Exchange Act.
Section 4.12   PIPE Investment Amount.   Parent has delivered to the Company true, correct and complete copies of each of the executed subscription agreements, each substantially in the forms attached hereto as Exhibit H (the “Subscription Agreements”) entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $200,000,000 (the “PIPE Investment Amount”). The Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is (i) a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, and (ii) enforceable against Parent and, to Parent’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by the Remedies Exception. Other than the other Transaction Agreements, there are no agreements, side letters, or arrangements between Parent and any PIPE Investor that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. Each Subscription Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.
Section 4.13   Trust Account.
(a)   As of the date hereof, Parent has approximately $276,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of January 6, 2021, by and between Parent and Continental Stock

Transfer & Trust Company, a New York corporation (the “Trustee”) for the benefit of its public stockholders, with such funds invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.
(b)   The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception. Parent has performed all material obligations required to be performed by it under, and complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (x) stockholders of Parent who elect to redeem their Parent Class A Ordinary Shares pursuant to Parent’s Charter Documents, (y) the underwriters of Parent’s initial public offering with respect to any deferred underwriting compensation and (z) Parent with respect to income earned on the proceeds in the Trust Account in order to pay taxes in accordance with Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and Tax obligations; (B) in accordance with the Trust Agreement; and (C) to redeem Parent Class A Ordinary Shares in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, none of Parent’s stockholders shall be entitled to receive any amount from the Trust Account except to the extent pursuant to a Parent Shareholder Redemption. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Parent does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.
Section 4.14   Taxes.
(a)   All material Tax Returns filed or required to be filed by Parent and its Subsidiaries have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.
(b)   Each of Parent and its Subsidiaries has timely paid all material Taxes in full which are due and payable by it (whether or not shown as due on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(c)   Parent has complied in all material respects with all applicable Laws relating to the withholding of Taxes and Tax information reporting, collection and retention, and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such material amounts required to have been remitted to the appropriate Governmental Entity.
(d)   Neither Parent nor any of its Subsidiaries is required under applicable Laws to collect and remit material amounts of sales, use, value added or similar Taxes with respect to payments made by it.
(e)   No claim, assessment, deficiency or proposed adjustment for material amounts of Taxes has been asserted or assessed by any Governmental Entity against Parent or any of its Subsidiaries, which has not been paid in full or finally resolved with no payment due   . As of the date hereof, no audit, examination, or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against Parent or any of its Subsidiaries with respect to material amounts of Taxes. There are no requests for rulings or determinations in respect of any Tax pending between Parent or its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.
(f)   There are no liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of Parent or its Subsidiaries.
(g)   There are no Tax indemnification agreements, Tax sharing agreements or similar arrangements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent and its Subsidiaries (other than (i) any such agreement or arrangements with the Parent or its Subsidiaries, as applicable, or (ii) customary commercial Contracts not primarily related to Taxes such as a loan or a lease).
(h)   Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of section 356 of the Code as relates to Section 355 of the Code) in the past two (2) years.
(i)   None of Parent nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(j)   Neither Parent nor any of its Subsidiaries (i) has any liability for the Taxes of another Person (other than Parent or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease); or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent   .
(k)   None of Parent nor any of its Subsidiaries has consented to extend the time in which any material amounts of Taxes may be assessed or collected by any Governmental Entity, which extension is still in effect, and neither Parent nor any of its Subsidiaries has requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(l)   None of Parent nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or has ever been subject to income Tax, in a jurisdiction outside the country of its organization.
(m)   None of Parent nor any of its Subsidiaries will be required to include any item of material amounts of income in, or exclude any material item or material deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing (other than amounts received in the ordinary course of business); (iv) any intercompany item under Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state or local Tax law) or excess loss account under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state or local Tax law); or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing.
(n)   No claim has been made in writing to Parent or any of its Subsidiaries by any Governmental Entity in a jurisdiction in which such entity does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(o)   None of Parent nor any of its Subsidiaries is, or during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code has ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p)   Parent and its Subsidiaries have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with Parent or its Subsidiaries and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(q)   Neither Parent nor any of its Subsidiaries has knowingly taken or agreed to take any action not contemplated by this Agreement or any other Transaction Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(r)   To the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(s)   Notwithstanding anything to the contrary in this Agreement, Sections 4.6(b) and (c) and this Section 4.14 (Taxes) contains the sole representations and warranties of Parent and its Subsidiaries concerning Taxes.
Section 4.15   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Amalgamation Materials does, as of the date of this Agreement, or will, at the date when the Registration Statement (as defined below) is declared effective or mailed to stockholders of Parent or at the time of the Parent Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Amalgamation Materials; or (b) any projections or forecasts included in the Amalgamation Materials.
Section 4.16   Board Approval; Stockholder and Shareholder Vote.   The boards of directors of Parent and Amalgamation Sub (including any required committee or subgroup of the board of directors of Parent or Amalgamation Sub, as applicable) have unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the Parent and the stockholders of Parent and shareholders of Amalgamation Sub (as applicable). Other than obtaining the Requisite Parent Shareholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.
Section 4.17   Brokers.   Except as set forth on Section 4.17 of the Parent Disclosure Letter, none of Parent, Amalgamation Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions. Parent has provided to the Company a correct and complete copy of each engagement agreement entered into providing for the fees or commissions listed on Section 4.17 of the Parent Disclosure Letter.
Section 4.18   Sponsor Agreement.   Parent has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (in each case, except insofar as enforceability may be limited by the Remedies Exception) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.
Section 4.19   Investment Company Act; JOBS Act.   Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).
Section 4.20   Disclaimer of Other Warranties.   PARENT AND AMALGAMATION SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, AMALGAMATION SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY SHAREHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), THE COMPANY OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, AMALGAMATION SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND AMALGAMATION SUB IN ARTICLE III OR IN THE TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, AMALGAMATION SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND AMALGAMATION SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. EACH OF PARENT AND AMALGAMATION SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND AMALGAMATION SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III OR THE TRANSACTION DOCUMENTS BY SUCH PERSON.

ARTICLE V.
CONDUCT PRIOR TO THE CLOSING DATE
Section 5.1   Conduct of Business by the Company.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause its Subsidiaries to, (A) carry on its business in the ordinary course consistent with past practice in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (B) use commercially reasonable efforts to maintain its goodwill and relationships with material customers, suppliers, employees and other material business relations of the Company and its Subsidiaries taken as a whole, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement or Section 5.1 of the Company Disclosure Letter; or (c) as required by applicable Law. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures so long as, to the extent reasonably practicable under the circumstances, the Company provides Parent with advance notice of such anticipated action and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Section 5.1 in any way, and (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Section 5.1 of the Company Disclosure Letter, or as required by applicable Law or as a result of or in connection with a COVID-19 Measure (but subject to the proviso in the immediately preceding sentence), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:
(a)   except as required by any existing Benefit Plan, this Agreement or applicable Law: (i) take any action to accelerate the vesting, funding or timing of, or otherwise increase or grant any increase in the compensation (including equity or equity-based compensation), bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000 after any increase; (ii) grant, pay or increase any material severance, change in control, deferred compensation, retention, equity or equity-based (including, without limitation, any Company Options) or other similar payment or benefit to any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000, (iii) adopt, enter into, materially amend or terminate any material Benefit Plan or any benefit or compensation plan, program, agreement or arrangement that would be a material Benefit Plan if in effect as of the date hereof; (iv) accelerate the time of payment, vesting or funding of any compensation under any existing Benefit Plan or otherwise; (v) enter into any new employment, consulting or other compensation agreement with any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000; or (vi) hire, engage or terminate (other than for cause) the employment or service of any employee, officer, independent contractor or other individual service provider whose total annual base compensation exceeds $300,000;
(b)   transfer, sell, assign, license, sublicense, encumber, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain or otherwise dispose of any material Owned Intellectual Property, in each case, other than (i) non-exclusive licenses to any Owned Intellectual Property granted by the Company Group to customers, vendors, or suppliers in the ordinary course of business, or (ii) otherwise in the ordinary course of business consistent with past practice;
(c)   (i) make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, shares or property) to the Company Shareholders in their capacities as shareholders; (ii) except in connection with the exercise of any Company Option outstanding as of the date hereof in accordance with its terms, authorize for issuance, grant, issue, sell, transfer, pledge, encumber, dispose of or allot any additional shares in its share capital or securities convertible into or exchangeable for shares in its share capital, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted share unit, share appreciation right or other commitment for the issuance of its shares, or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its shares or other equity interests or securities of the Company Group; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its shares or other equity interests, except for: (A) the acquisition by the Company Group of any shares, membership interests or other equity interests of the Company Group issued and outstanding as of the date hereof in connection with the forfeiture or cancellation of such equity interests; (B) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Equity Awards outstanding as of the date hereof in accordance with the terms of such Company Equity Awards and (C) transactions among the Company Group;
(d)   except as contemplated by Section 6.6, amend its Charter Documents, or form or establish any Subsidiary;
(e)   (i) merge, amalgamate, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging, amalgamating or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
(f)   sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, any assets or properties valued in excess of $3,000,000, other than (i) any sale, lease or disposition in the ordinary course of business consistent with past practice or (ii) as set forth on Section 5.1(f) of the Company Disclosure Letter;
(g)   (i) issue or sell any debt securities or rights to acquire any debt securities of the Company Group or guarantee any debt securities of another Person; (ii) make, incur, create or assume any borrowed money Indebtedness, loans, advances or capital contributions to, or investments in, or guarantee any borrowed money Indebtedness of, any Person; (iii) cancel or forgive any material indebtedness for borrowed money owed to the Company Group in excess of $3,000,000; or (iv) make, incur or commit to make or incur any material capital expenditures, other than in the ordinary course of business consistent with past practice;
(h)   settle or agree to settle any Legal Proceeding involving monetary obligations of the Company Group in excess of $3,000,000;
(i)   except in the ordinary course of business consistent with past practice or as is otherwise permitted by this Section 5.1, except with respect to customer Contracts, and except for any Company Material Contract with respect to amounts less than $3,000,000: (A) modify, amend or terminate (other than terminations in accordance with the terms thereof) in a manner that is materially adverse to the Company Group, any Company Material Contract (other than any Benefit Plans); (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company Group to pay in excess of $3,000,000 in any 12-month period;
(j)   except as required by GAAP or applicable Law, make any material change in accounting methods, principles or practices;
(k)   except in the ordinary course of business, (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material amounts of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of material amounts of Taxes; (vii) fail to pay any material amount of Tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; (ix) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract not primarily related to Taxes and excluding any such agreement or arrangements to which the entities of the Company Group are the only parties); or (x) file any material Tax Return inconsistent with past practice;

(l)   authorize or announce a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, reorganization or winding-up of the Company Group;
(m)   enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders, Company Insiders or other Affiliates, other than in the ordinary course of business consistent with past practice and payments or distributions to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 5.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;
(n)   implement or announce any layoffs or furloughs, facility closures or material work schedule changes affecting more than ten (10) employees or individual service providers of the Company Group;
(o)   (i) negotiate, modify, extend, terminate, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company Group;
(p)   other than in the ordinary course of business consistent with past practice, intentionally and materially delay or postpone payment of any material amount of accounts payable or commissions or any other material liability, or materially accelerate sales or the collection of (or materially discount) of any material amount of accounts or notes receivable;
(q)   knowingly take any action, or knowingly fail to take any commercially reasonable action within the Company’s control, where such action or failure to act would reasonably be expected to impair, impede, or prevent the qualification of the Intended Tax Treatment; or
(r)   agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.1(a) through (q) above.
Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company Group prior to the Closing(s) . Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
Section 5.2    Conduct of Business by Parent and Amalgamation Sub.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment and the Domestication). Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as expressly required by applicable Law, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:
(a)   declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share or capital stock (or warrant) or split, combine or reclassify any share or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share or capital stock or warrant, or effect any like change in capitalization;
(b)   other than in connection with the Parent Shareholder Redemptions or as otherwise required by Parent’s Charter Documents, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;
(c)   other than pursuant to the Subscription Agreements, grant, issue, allot, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;
(d)   amend its Charter Documents or form or establish any Subsidiary;
(e)   (i) merge, amalgamate, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging, amalgamating or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;
(f)   incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on arm’s length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed $100,000 in the aggregate;
(g)   commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;
(h)   except as required by GAAP or applicable Law, make any change in accounting methods, principles or practices;
(i)   except in the ordinary course of business, (i) make, change or rescind any material Tax election (other than in the ordinary course for a newly formed entity) (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes (other than in the ordinary course for a newly formed entity); (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material amounts of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of material amounts of Taxes; (vii) fail to pay any material amount of Tax that becomes due and payable (including estimated payments); (viii) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract not primarily related to Taxes and excluding any such agreement or arrangements to which Parent and its Subsidiaries are the only parties); (ix) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or (x) file any material Tax Return inconsistent with past practice;
(j)   create any material Liens on any material property or assets of Parent or Amalgamation Sub;
(k)   liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Amalgamation Sub;
(l)   knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to impair, impede, or prevent the qualification of the Intended Tax Treatment;
(m)   enter into, renew or amend any transaction or Contract with an Affiliate of Parent or Amalgamation Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(n)   enter into any new line of business;
(o)   amend the Trust Agreement or any other agreement related to the Trust Account;
(p)   pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements or commitments (or proposed agreements or commitments to be entered into prior to the Closing) set forth on Section 5.2(p) of the Parent Disclosure Letter; or

(q)   agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.2(a) through (p) above.
ARTICLE VI.
ADDITIONAL AGREEMENTS
Section 6.1   Company No Solicitation.
(a)   From and after the date of this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:
(i)   solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;
(ii)   furnish any information to any Person (other than Parent or its Representatives) regarding the Company Group in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Acquisition Proposal;
(iii)   engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal; or
(iv)   approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal.
(b)   If the Company Group receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than forty eight (48) hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Company Acquisition Proposal and a summary of the material terms and conditions thereof).
(c)   Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made on or prior to the date hereof. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its Affiliates is a party.
Section 6.2   Parent No Solicitation.
(a)   From and after the date of this Agreement, Parent will not, and will cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:
(i)   make, solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;
(ii)   furnish any information to any Person (other than the Company Group or its Representatives) regarding Parent or any Subsidiary of Parent in connection with, for the purpose of making, soliciting, initiating, encouraging or facilitating, or in response to, a Parent Acquisition Proposal;
(iii)   engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv)   approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal.
(b)   If Parent receives a Parent Acquisition Proposal or any inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than forty eight (48) hours after its receipt of such Parent Acquisition Proposal or request) notify the Company in writing of such Parent Acquisition Proposal or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a summary of the material terms and conditions thereof).
(c)   Promptly following the execution and delivery of this Agreement, Parent shall, and shall instruct and cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than the Company and its Representatives) relating to any Parent Acquisition Proposal made on or prior to the date hereof. Parent shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Affiliates is a party.
Section 6.3   Registration Statement; Proxy Statement.
(a)   Parent and the Company shall cooperate to jointly prepare and file as promptly as reasonably practicable following the date hereof a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC pursuant to which (i) the Domestication Approval is proposed to be approved and (ii) following the completion of the Domestication, the shares of Delaware Parent Common Stock issuable in the Amalgamation will be registered with the SEC, including the registration for resale of the shares of Delaware Parent Common Stock issuable in the Amalgamation to certain shareholders of the Company to be designated by the Company, which shall include a proxy statement in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act (the “Parent Proxy Statement”) in order to (A) provide Parent’s shareholders with the opportunity to elect to have their Delaware Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (such elections made by Parent’s shareholders, the “Parent Shareholder Redemptions”); and (B) facilitate the solicitation by Parent of proxies from the holders of Parent Ordinary Shares to approve at the Parent Special Meeting, by the requisite vote of Parent’s shareholders under the Companies Act, Parent’s Charter Documents, the NYSE rules and regulations and applicable Law (the “Requisite Parent Shareholder Approval”): (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of the number of shares of Delaware Parent Common Stock to be issued in connection with the Amalgamation; (3) the Parent Charter Documents to be effective from and after the Domestication, including as set forth in substantially the form of the Parent Charter and the Parent Bylaws; (4) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company in substantially the form attached hereto as Exhibit I (the “Employee Incentive Plan”), which will provide for awards for a number of shares of Delaware Parent Common Stock equal to ten percent (10%) (or such higher percentage as may be mutually agreed between Parent and the Company) of the aggregate number of shares of Delaware Parent Common Stock issued and outstanding immediately after the Closing (after giving effect to the Parent Shareholder Redemptions, if any) (including evergreen annual increases) (the “Employee Incentive Plan Share Reserve”); (5) the appointment of the members of the board of directors of Parent in accordance with Section 6.17; (6) the issuance of Delaware Parent Common Stock to the PIPE Investors; and (7) any other proposals the Parties mutually deem necessary or desirable to consummate the Transactions (collectively, the “Parent Shareholder Matters”). Notwithstanding anything to the contrary in this Agreement, in the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement or the Parent Proxy Statement, nothing in this Agreement shall require (i) counsel to the Company or its tax advisors to provide an opinion that the Domestication qualifies as an F Reorganization or (ii) counsel to the Parent or its tax advisors to provide an opinion that the Amalgamation qualifies as a Section 368 Reorganization or that the Amalgamation, the Recapitalization and the PIPE Investment qualify as a Section 351 Transaction.

(b)   The Company and Parent shall each use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) promptly provide responses to the SEC with respect to all comments received on Amalgamation Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions contemplated hereby. Parent shall cause the definitive Amalgamation Materials (as applicable) to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within four (4) Business Days) following the date upon which the Registration Statement becomes effective (the date on which such mailing is commenced, the “Mailing Date”). The Company Group shall furnish all information concerning it and its Affiliates to Parent and provide such other assistance as may be reasonably requested by Parent to be included in the Amalgamation Materials and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Amalgamation Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company, in each case, reasonably requested by Parent for inclusion in the Amalgamation Materials and (ii) shall cause the directors, officers and employees of the Company Group to be reasonably available to, and to provide any documents reasonably requested by, Parent and its counsel in connection with the drafting of the Amalgamation Materials and responding in a timely manner to comments on the Amalgamation Materials from the SEC. For purposes of this Agreement, the term “Amalgamation Materials” shall mean the Registration Statement, including the prospectus forming a part thereof, the Parent Proxy Statement, and any amendments thereto.
(c)   If any information relating to the Company Group or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Amalgamation Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and the Company and Parent shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by and in compliance with applicable Law, disseminated to the stockholders of the Company and Parent. Parent shall promptly notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Amalgamation Materials or for additional information concerning the Amalgamation Materials or the Amalgamation and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Amalgamation Materials or the Amalgamation. Parent will advise the Company, promptly after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment that has been filed, of the issuance of a stop order relating thereto or of the suspension of the qualification of the Delaware Parent Common Stock issuable in the Amalgamation, and Parent and the Company will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Amalgamation Materials, or response to any comments from the SEC or the staff of the SEC relating to the Amalgamation Materials, will be made by Parent without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Parent shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder; provided that, prior to Parent making any such filings, the Company shall be given a reasonable opportunity to review and provide comments, which comments Parent will consider in good faith. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC, the NYSE or their respective staff in connection with the Transactions unless it consults with, in the case of Parent, the Company, or in the case of the Company, Parent in advance and, to the extent not prohibited by the SEC or the NYSE, gives, in the case of Parent, the Company, or in the case of the Company, Parent, the opportunity to attend and participate in such meeting or discussion.
Section 6.4   Amalgamation Documents; Company Shareholder Approval.
(a)   As promptly as reasonably practicable following the date hereof, the Company and Amalgamation Sub shall jointly take all actions as may be required under the Singapore Companies Act to effect the amalgamation between the Company and Amalgamation Sub in accordance with Article II, including, without limitation, preparing and executing all such documents contemplated in Section 215E(1) of the Singapore Companies Act (including the amalgamation proposal) (collectively, the “Amalgamation Documents”).
(b)   On the Mailing Date, the Company shall deliver to the Company Shareholders the Amalgamation Documents and any other notices and documents required under Section 215C of the Singapore Companies Act. The Company shall use reasonable best efforts to cause the Written Consent Parties to duly execute and deliver shareholder written consents (the “Company Shareholder Written Consent”) in a form reasonably acceptable to Parent and the Company in respect of the Company Shares beneficially owned by each such Written Consent Party (which represent at least 75% of the outstanding voting power of each class of Company Shares issued and outstanding as of the date of such delivery (voting as a single class and on an as-converted basis) and at least two-thirds (2/3) of the outstanding Company Preference Shares (voting as a single class), in accordance with the Company’s Charter Documents and the Singapore Companies Act, which Company Shareholder Written Consent shall become effective upon the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by there are to be satisfied at the Closing, but subject to the satisfaction and waiver of those conditions at the Closing). As promptly as practicable following the execution and delivery of the Company Shareholder Written Consent by the requisite Company Shareholders, the Company shall deliver to Parent a copy of such Company Shareholder Written Consent in accordance with Section 10.1.
(c)   The Amalgamation Documents shall include the Company Recommendation. Neither the board of directors of the Company nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Shareholders) the Company Recommendation, or fail to include the Company Recommendation in the Amalgamation Documents; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company Group (other than the Transactions) shall have been commenced by any third party other than Parent and its Affiliates, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of the Company recommends rejection of such tender or exchange offer); (iv) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions) (any action described in clauses “(i)” through “(iv)” being referred to as a “Company Change in Recommendation”); or (v) cause or permit the Company Group to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Company Acquisition Transaction.
(d)   Nothing contained in this Agreement shall prohibit the Company, the board of directors of the Company or their Representatives from directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 6.4; provided, however, that no such communication or statement that would constitute a Company Change in Recommendation shall be permitted.
Section 6.5   Parent Special Meeting; Parent Change in Recommendation; Amalgamation Sub Shareholder Approval.
(a)   Parent shall, as promptly as practicable following the date upon which the Registration Statement becomes effective, cause a special meeting of its shareholders (the “Parent Special Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite Parent Shareholder Approval and Parent shall use its reasonable best efforts to obtain the Requisite Parent Shareholder Approval at the Parent Special Meeting. In connection therewith, promptly following the date upon which the Registration Statement becomes effective, the board of directors of Parent shall set a record date for determining the stockholders of Parent entitled to vote at the Parent Special Meeting. Parent shall comply with Law applicable to such meeting, including Parent’s Charter Documents and the Exchange Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Special Meeting only: (i) to ensure that any supplement or amendment to the Parent Proxy Statement that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable Law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the Parent Special Meeting; (ii) if, as of the time for which the Parent Special Meeting is scheduled, there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Special Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining the Requisite Parent Shareholder Approval; provided, that (A) in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Parent Special Meeting shall be reconvened as promptly as practicable after the date that such matters are resolved and (B) in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, each such postponement or adjournment shall not exceed a period of ten (10) Business Days, and Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit proxies from shareholders for purposes of obtaining approval of the Parent Shareholder Matters; provided, further, that, in no event shall the Parent Special Meeting be postponed or adjourned to a date that is less than five (5) Business Days prior to the Outside Date.
(b)   The Parent Proxy Statement shall include the recommendation of the board of directors of Parent to vote in favor of the Domestication and the issuance of the Delaware Parent Common Stock in the Amalgamation (the “Parent Recommendation”). Neither the board of directors of Parent nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the Parent Recommendation, or fail to include the Parent Recommendation in the Parent Proxy Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent (other than the Transactions) shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 6.5(a)), a statement disclosing that the board of directors of Parent recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of Parent in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of Parent recommends rejection of such tender or exchange offer); (iv) if requested by the Company, fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 6.5(a)), a press release reaffirming the Parent Recommendation (any action described in clauses “(i)” through “(iv)” being referred to as a “Parent Change in Recommendation”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Parent Acquisition Transaction.
(c)   Nothing contained in this Agreement shall prohibit Parent, the board of directors of Parent or their Representatives from (i) taking and disclosing to Parent’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to Parent’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 6.5; provided, however, that in the case of clause (ii) above, no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken.

(d)   On the Mailing Date, Amalgamation Sub shall deliver to Parent (in its capacity as the sole shareholder of Amalgamation Sub) the Amalgamation Documents and any other notices and documents required under Section 215C of the Singapore Companies Act. Parent (in its capacity as the sole shareholder of Amalgamation Sub) shall duly execute and deliver a shareholder written consent (the “Amalgamation Sub Shareholder Written Consent”) in accordance with Amalgamation Sub’s Charter Documents and the Singapore Companies Act, which Amalgamation Sub Shareholder Written Consent shall become effective upon the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). As promptly as practicable following the execution and delivery of the Amalgamation Sub Shareholder Written Consent, Parent shall deliver to the Company a copy of such Amalgamation Sub Shareholder Written Consent in accordance with Section 10.1.
(e)   Following the execution and delivery of this Agreement, if reasonably requested by the Company, Parent shall prepare and disseminate to the holders of Parent Warrants a consent solicitation in accordance with the Parent Warrants, the Warrant Agreement, Parent’s Charter Documents, applicable Law (including the Companies Act) and NYSE rules, in form and substance reasonably acceptable to the Company and Parent, to be delivered to the holders of Parent Warrants (the “Consent Solicitation”) for the purpose of soliciting approvals or consents from such holders to effect such amendments to the Warrant Agreement that, after consultation with the Company’s independent auditors, are expected to qualify the Parent Warrants for classification as equity instruments (rather than liabilities) of Parent from and after the effectiveness of such amendments under GAAP and other applicable accounting standards (the “Parent Warrant Proposal”). Parent shall use commercially reasonable efforts (which shall not require the payment of any cash or securities to the holders of the Parent Warrants) to obtain the Parent Warrantholder Approval prior to the Closing.
Section 6.6   Regulatory Approvals.
(a)   Within ten (10) Business Days after the date hereof, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Neither Parent nor the Company shall, and each shall use its commercially reasonable efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a Party may reasonably designate any competitively sensitive material provided to another Party under this Section 6.6 as “Outside Counsel Only”. Parent, on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act but excluding the filing fees to be paid to the SEC with respect to the Amalgamation Materials, which shall be borne by Parent. Neither Parent nor the Company shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entities without the written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).
(b)   The Company will not, as a result of or in connection with the Transactions, grant any Foreign Person shareholder access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) or any other rights that would cause a Foreign Person shareholder’s participation in the Transactions to be a Covered Transaction, provided that nothing in this Agreement shall preclude a Foreign Person shareholder that is a Company Shareholder already possessing any such rights with respect to the Company from continuing to have such rights following completion of the Transactions. Nothing in this Section 6.6 restricts the Company from granting access to material nonpublic technical information in the ordinary course of business and at all times in compliance with applicable Specified Business Conduct Laws.
Section 6.7   Other Filings; Press Release.
(a)   Promptly after the execution of this Agreement, Parent and the Company shall issue a mutually agreeable joint press release announcing the execution of this Agreement. As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).
(b)   At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each Party shall, upon the reasonable request by the other Party, furnish all information concerning it and its Affiliates to the other Party and provide such other assistance as may be reasonably requested by the other Party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and reasonably cooperate with the other Party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.
(c)   From the date hereof through the Effective Time, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
(d)   Parent shall, at all times during the period from the date hereof through the Effective Time: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Parent pursuant to this Section 6.7(d) shall be deemed to constitute a violation of Section 5.2 in and of itself.
Section 6.8   Confidentiality; Communications Plan; Access to Information.
(a)   Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)   Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent or any of its Affiliates (including Sponsor), or Parent, in the case of a public announcement by the Company Shareholders or the Company or any of the Company’s Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, the Company Shareholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) internal announcements to employees, contractors and consultants of the Company Group; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.7 or this Section 6.8(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement and (vi) communications to customers, suppliers and lenders of the Company Group for purposes of seeking any consents and approvals required in connection with the Transactions solely to the extent such communications are consistent with a public statement, press release or other communication previously approved in accordance with Section 6.7 or this Section 6.8(b).
(c)   Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure or would conflict with any Contract or confidentiality obligations to which the Company is subject (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice (e-mail to suffice), to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in writing (e-mail to suffice) in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and in compliance with COVID-19 Measures. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to Parent by third parties that may be in Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure or would conflict with any Contract or confidentiality obligations to which Parent is subject (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable

Law, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice (e-mail to suffice), to the properties, books, records and management personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in writing (e-mail to suffice) in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent and in compliance with COVID-19 Measures.
Section 6.9   Reasonable Best Efforts.   Except as otherwise set forth herein, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Amalgamation and the other Transactions, including using its reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied (but not waived); (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Section 3.5 of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Section 6.9(iv) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).
Section 6.10   No Parent Securities Transactions.   Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the filing of the Registration Statement without the prior written consent of Parent.
Section 6.11   No Claim Against Trust Account.   For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company hereby irrevocably waives, on behalf of itself and its Affiliates, notwithstanding anything to the contrary in this Agreement, any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account (and any monies therein) or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Shareholder Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Parent Shareholder Redemptions) and any assets that have been purchased or acquired with any such funds) (collectively, including subject to the foregoing limitations set forth in sub-clauses (a) and (b) the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.
Section 6.12   Disclosure of Certain Matters.   Each of Parent, Amalgamation Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) would cause or is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; or (b) would require any amendment or supplement to the Amalgamation Materials; provided, however, that no such notification or the failure to provide such notification shall, in and of itself, effect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VII; provided, further, that for the avoidance of doubt, any such information actually contained in such foregoing notification may affect the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result in the failure of a condition set forth in Article VII.
Section 6.13   Securities Listing.   Parent will use its reasonable best efforts to cause the shares of Delaware Parent Common Stock issued in connection with the Transactions to be approved for listing on NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable efforts to keep (i) the Parent Ordinary Shares and the Public Warrants and (ii) following the Domestication, the Delaware Parent Class A Common Stock and Delaware Parent Warrants, in each case listed for trading on NYSE. After the Closing, Parent shall use its reasonable best efforts to continue the listing for trading of the Delaware Parent Common Stock and Delaware Parent Warrants on NYSE.
Section 6.14   Trust Account.
(a)   If (i) the amount of cash available in the Trust Account immediately prior to Closing, after deducting the amounts required to satisfy the Parent Shareholder Redemptions (and after taking into account the payment of all Parent Transaction Costs and Company Transaction Costs), plus (ii) the PIPE Investment Amount actually received by Parent prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Parent Cash”) is equal to or greater than $200,000,000 (the “Minimum Available Parent Cash Amount”), then the condition set forth in Section 7.2(e) shall be satisfied.
(b)   Upon satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement and Parent’s Charter Documents, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; (ii) shall use reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who have validly elected to have their Parent Class A Ordinary Shares redeemed for cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of the initial public offering of Parent with respect to any deferred underwriting compensation; (D) for any Parent Transaction Costs, (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (F) as payment to stockholders as cash in lieu of the issuance of any fractional shares pursuant to Section 2.6(b)(iv); and (iii) use reasonable best efforts to cause the Trustee to distribute to Parent all remaining amounts then available in the Trust Account in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 6.15   Indemnification; Directors’ and Officers’ Insurance.
(a)   Parent Indemnification; Directors’ and Officers’ Insurance.

(i)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Parent, as provided in the applicable Parent Charter Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.15(a) of the Parent Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Amalgamated Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period, in each case to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Amalgamated Company shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Parent Charter Documents or other applicable agreements disclosed in Section 6.15(a) of the Parent Disclosure Letter as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Parent’s Charter Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Parent (the “Parent D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Parent D&O Person was a director or officer of Parent immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.
(ii)   The Amalgamated Company shall not have any obligation under this Section 6.15 to any Parent D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Parent D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(iii)   Parent shall purchase prior to Closing, and for a period of six (6) years after the Closing Date, the Amalgamated Company shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Parent as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Parent’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Parent shall not be obligated to pay a premium for such “tail” policy in excess of three hundred fifty percent (350%) of the most recent annual premium paid by Parent prior to the date of this Agreement. In the event, that the premium for such “tail” policy is in excess of three hundred fifty percent (350%), then Parent shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by Parent prior to the date of this Agreement.
(iv)   If the Amalgamated Company or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge, amalgamate into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, merger or amalgamation or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 6.15(a).
(v)   The Parent D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.15(a) are intended to be third-party beneficiaries of this Section 6.15(a). This Section 6.15(a) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Company and the Amalgamated Company, respectively.
(b)   Company Indemnification; Directors’ and Officers’ Insurance.
(i)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company Group, as provided in the Company Group’s Charter Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.15(b) of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Amalgamated Company will cause the Company Group to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Amalgamated Company shall cause the Company Group to advance expenses in connection with such indemnification as provided in the Company Group’s Charter Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 6.15(b) of the Company Disclosure Letter. The indemnification and liability limitation or exculpation provisions of the Company Group’s Charter Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Company Group (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of the Company Group immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.
(ii)   The Company Group shall have no obligation under this Section 6.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determines (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(iii)   The Company shall purchase, at or prior to the Closing, and for a period of six (6) years after the Closing Date, the Amalgamated Company shall maintain, or cause to be maintained, without lapses in coverage, directors’ and officers’ liability insurance that provides coverage for the individual persons who are directors and officers of the Company as of the date of this Agreement. Such insurance shall provide coverage on terms (with respect to coverage and amount afforded to individual directors and officers) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) coverage provided to individual directors and officers of the Company by the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided, that such obligation may be fulfilled: (i) by the annual renewal of a directors’ and officers’ liability insurance policy (the “Annual Policy”), which policy may also provide coverage for the directors and officers of Parent after the Closing the (“Annual Renewal Option”), or (ii) through the purchase of a “tail policy” for the directors’ and officers’ liability insurance policies in effect for the directors and officers of the Company prior to the date of this Agreement (provided, that the Company shall pay a premium for such “tail” policy not to exceed three hundred fifty percent (350%) of the most recent annual premium paid for the D&O insurance program in place immediately prior to the date of this Agreement). In the event the Company elects the Annual Renewal Option and, at any time following the Closing and prior to the six-year anniversary of Closing Date, the Company for any reason does not renew the Annual Policy (the “Lapsed Policy”), then the Amalgamated Company shall purchase a tail policy for such Lapsed Policy, which “tail” policy shall survive until the six-year anniversary of the Closing Date; provided, that the Amalgamated Company shall pay a premium for such “tail” policy of no more than of three hundred fifty percent (350%) of the most recent annual premium paid for the Lapsed Policy, and in such event, the Amalgamated Company shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid for the Lapsed Policy.
(iv)   If the Amalgamated Company or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge or amalgamate into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, merger or amalgamation or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Amalgamated Company shall assume all of the obligations set forth in this Section 6.15(b).
(v)   The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.15(b) are intended to be third-party beneficiaries of this

Section 6.15(b). This Section 6.15(b) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Parent and the Amalgamated Company.
Section 6.16   Section 16 Matters.   Prior to the Effective Time, the board of directors of Parent (or an appropriate committee of “non-employee directors (as defined in Rule 16b-3 under the Exchange Act) thereof) shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of all of the equity securities or derivative securities of Parent, the Company and the Amalgamated Company that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, the Company and the Amalgamated Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 6.17   Board of Directors.   Subject to the terms of Parent’s Charter Documents and any limitation imposed under applicable Laws and NYSE listing requirements, Parent shall take all actions necessary or appropriate such that, immediately following the Effective Time, the board of directors of Parent shall consist of up to seven (7) directors, which shall initially include: (i) Qichao Hu, (ii) Robert Friedland and (iii) the remaining director nominees to be designated by the Company pursuant to written notice to Parent as promptly as reasonably practicable following the date of this Agreement. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the board of directors of Parent upon the Closing, which indemnification agreements shall continue to be effective following the Closing.
Section 6.18   Affiliate Matters.   Prior to the Closing, the Company shall terminate, or cause to be terminated, all Contracts set forth on Section 6.18 of the Company Disclosure Letter, in each case without any outstanding liabilities or obligations (financial or otherwise) to the Amalgamated Company following the Closing.
Section 6.19   PIPE Investment.
(a)   Unless otherwise approved in writing by the Company, neither Parent nor its Affiliates shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to the Company or Parent. Parent shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and by: (i) satisfying in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise complying with its obligations thereunder, (ii) in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates exclusively control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) delivering any required notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them, in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at the Closing), to fund their obligations at or prior to or concurrently with the Closing; and (iv) without limiting the Company’s rights to enforce such Subscription Agreements pursuant to Section 10.6, enforcing its rights under the Subscription Agreements in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.
(b)   Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice: (i) of any proposed amendment to any Subscription Agreement, together with a copy of such proposed amendment; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any breach or default) by any party to any

Subscription Agreement known to Parent; (iii) of the receipt of any notice or other communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.
(c)   The Parties acknowledge that, from and after the date of this Agreement, the Company may identify one or more additional PIPE Investors to contribute to Parent an additional PIPE investment of up to $75,000,000. Upon the Company’s reasonable request, Parent shall reasonably cooperate with the Company to permit such additional PIPE Investors to enter into Subscription Agreements with Parent on terms and conditions that are reasonably acceptable to the Company and Parent.
Section 6.20   Tax Matters.
(a)   Each of the Parties hereto shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party and at such requesting party’s sole cost and expense, including in connection with the filing of relevant Tax Returns and any Tax audit, examination or other action. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information that are reasonably available (or can be obtained using commercially reasonable efforts) and reasonably relevant to any tax audit, examination or other action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the pre-Closing holders of Parent Class A Ordinary Shares, Parent Warrants or Parent Class B Ordinary Shares of information that is reasonably available (or can be obtained using commercially reasonable efforts) and reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Domestication.
(b)   The Parties hereto shall, and shall cause their Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters requested by either party or required to be filed in connection with the Registration Statement, and (ii) deliver to Kirkland & Ellis LLP and White & Case LLP, in each case, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such counsel dated as of the date requested by such counsel, containing such customary representations and warranties as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.
Section 6.21   Sponsor Agreement.   Unless otherwise approved in writing by the Company, Parent shall not make any amendment or modification to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.
Section 6.22   Certain Transaction Agreements.   At the Closing, (a) Parent shall use reasonable best efforts to cause each stockholder of Parent that mutually agreed to be party to the A&R Registration Rights Agreement to deliver to the Company a copy of such agreement duly executed by such stockholder of Parent, and (b) the Company shall use reasonable best efforts to cause each Company Shareholder that mutually agreed to be a party thereto to deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by such Company Shareholder.
Section 6.23   Company Share Plans.   At or prior to the Effective Time, the Company and the Company board of directors (including any committee thereof which governs or administers the Company Share Plans or the Company Equity Awards), as applicable, shall adopt any resolutions, obtain any consents, provide any notices and take any actions which are necessary and sufficient to cause (i) the Company

Share Plans to terminate and (ii) all Company Equity Awards that are outstanding as of the Effective Time to be assumed by Parent (subject to the approval of the Parent Shareholder Matters as contemplated in Section 6.3(a)), as provided for in Section 2.6.
Section 6.24   Equity Incentive Plan.   Prior to the Closing Date, Parent shall approve and adopt the Employee Incentive Plan, in substantially the form attached hereto as Exhibit I. Within five (5) Business Days following the expiration of the sixty (60)-day period following the date the Amalgamated Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Amalgamated Company shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the equity awards issuable under the Employee Incentive Plan, and the Amalgamated Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectus contained therein) for so long as awards granted pursuant to the Employee Incentive Plan remain outstanding.
Section 6.25   PCAOB Audited Financials.   The Company shall deliver to Parent true and complete copies of the audited balance sheets as of December 31, 2020, and 2019 and statements of operations, statements of changes in shareholders’ deficit and statements of cash flows of the Company Group for the years ended December 31, 2020, and 2019 together with the auditor’s reports thereon, each audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (collectively, the “PCAOB Audited Financials”) not later than 30 days from the date hereof.
Section 6.26   Domestication.   Subject to receipt of the Domestication Approval, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Certificate of Incorporation of Parent in substantially the form attached as Exhibit A to this Agreement (the “Parent Charter”) , in each case, in accordance with the provisions thereof and applicable Law, (b) adopting bylaws in substantially the form attached as Exhibit B to this Agreement (the “Parent Bylaws”), (c) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication as required pursuant to Part XII of the Companies Act, and (d) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, (i) all then issued and outstanding Parent Class A Ordinary Shares shall convert automatically, on a one-for-one basis, into Delaware Parent Class A Common Stock; (ii) all then issued and outstanding Parent Class B Ordinary Shares shall convert automatically, on a one-for-one basis, into Delaware Parent Class B Common Stock; (iii) each then issued and outstanding warrant of Parent shall convert automatically into a Delaware Parent Warrant; and (iv) each then issued and outstanding Parent Unit shall convert automatically into a Delaware Parent Unit. Further, immediately following the Domestication, and in any event, prior to the Effective Time, the Recapitalization will occur, whereby each then issued and outstanding share of Delaware Parent Class B Common Stock shall be converted, on a one-for-one basis, into one share of Delaware Parent Class A Common Stock.
ARTICLE VII.
CONDITIONS TO THE TRANSACTION
Section 7.1   Conditions to Obligations of Each Party’s Obligations.   The respective obligations of each Party to this Agreement to effect the Amalgamation and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)   The Company Shareholder Written Consent, constituting the Requisite Company Shareholder Approval, shall have been delivered to Parent, and shall remain in full force and effect.
(b)   At the Parent Special Meeting (including any postponements or adjournments thereof permitted by Section 6.5(a)), the Requisite Parent Shareholder Approval and the Domestication Approval shall have been obtained.
(c)   Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Ordinary Shares issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with Parent’s Charter Documents.
(d)   All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.
(e)   No provision of any applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent Order enjoining or making illegal the consummation of the Transactions will be in effect.
(f)   The shares of Delaware Parent Common Stock to be issued in connection with the Closing shall have been approved for listing on the NYSE, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance.
(g)   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.
Section 7.2   Additional Conditions to Obligations of the Company.   The obligations of the Company to consummate and effect the Amalgamation and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:
(a)   (i) The Fundamental Representations of Parent and Amalgamation Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of Parent and Amalgamation Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent or Amalgamation Sub to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)   Parent and Amalgamation Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.
(c)   Parent shall have delivered to the Company a certificate, signed by an executive officer or authorized person of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).
(d)   The Domestication shall have been completed as provided in Section 6.26 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.
(e)   The Available Parent Cash shall be no less than the Minimum Available Parent Cash Amount.
(f)   The Sponsor Agreement shall not have been terminated and shall remain in full force and effect.
Section 7.3   Additional Conditions to the Obligations of Parent and Amalgamation Sub.   The obligations of Parent and Amalgamation Sub to consummate and effect the Amalgamation and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent:
(a)   (i) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”

or any similar limitation contained herein) on the Closing Date as if made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of the Company set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if made on that date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)   The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.
(c)   Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(d)   The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).
ARTICLE VIII.
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated at any time prior to the Closing:
(a)   by mutual written agreement of Parent and the Company at any time;
(b)   by either Parent or the Company if the Transactions shall not have been consummated by February 12, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)   by either Parent or the Company if a Governmental Entity shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Amalgamation, which Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;
(d)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Amalgamation Sub, or if any representation or warranty of Parent or Amalgamation Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent or Amalgamation Sub is curable by Parent or Amalgamation Sub prior to the Closing, then the Company must first provide written notice of such breach and opportunity to cure and may not terminate this Agreement under this Section 8.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent and Amalgamation Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if: (A) the Company shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by Parent or Amalgamation Sub is cured during such 30-day period);
(e)   by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by the Company is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and opportunity to cure and may not terminate this Agreement under this Section 8.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if: (A) Parent shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the Company is cured during such 30-day period);
(f)   by either Parent or the Company, if, at the Parent Special Meeting (including any adjournments thereof), the Requisite Parent Shareholder Approval shall not have been obtained; or
(g)   by the Company, if the board of directors of Parent has made a Parent Change in Recommendation.
Section 8.2   Notice of Termination; Effect of Termination.
(a)   Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
(b)   In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, and there shall be no further liability hereunder on the part of any Party, except for and subject to the following: (i) Section 6.8(a) (Confidentiality), Section 6.11 (No Claim Against Trust Account), this Section 8.2, Article X (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement or Actual Fraud.
ARTICLE IX.
NO SURVIVAL
Section 9.1   No Survival.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.
ARTICLE X.
GENERAL PROVISIONS
Section 10.1   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to Parent or Amalgamation Sub, to:
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas 5th Floor
New York, NY 10036
Attention:   Gary Gartner
E-mail:     ggartner@alchemycp.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:   Sean T. Wheeler, P.C.
           Debbie Yee, P.C.
           Travis J. Distaso
E-mail:     sean.wheeler@kirkland.com
            debbie.yee@kirkland.com
           travis.distaso@kirkland.com
if to the Company, prior to the Closing, to:
1 Robinson Road
#18-00 AIA Tower
Singapore 048542
Attention:   Qichao Hu, Chief Executive Officer
           Joanne Ban, Chief Legal Officer
E-mail:     qichao@ses.ai
           jban@ses.ai
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention:   Chang-Do Gong
           Joel Rubinstein
           Jonathan Rochwarger
E-mail:     cgong@whitecase.com
           joel.rubinstein@whitecase.com
           jonathan.rochwarger@whitecase.com
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
Section 10.2   Interpretation.   The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided to the Party to which such information or material is to be provided or furnished no later than 9:00 a.m. ET at least two Business Days prior to the date of this Agreement via upload to the Project Wormhole virtual “data room” hosted by Datasite set up by the Company in connection with this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.
Section 10.3   Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, may be effected by means of an exchange and release of electronically transmitted signatures (including by electronic mail in .pdf format). Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
Section 10.4   Entire Agreement; Third Party Beneficiaries.   This Agreement and the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.15 (Directors’ and Officers’ Liability Insurance) and Section 10.14 (No Recourse) (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.
Section 10.5   Severability.   In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
Section 10.6   Other Remedies; Specific Performance.   Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.
Section 10.7   Governing Law.   This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that the consummation and effectiveness of the Amalgamation shall be governed by, and construed in accordance with, the Singapore Companies Act.
Section 10.8   Consent to Jurisdiction; Waiver of Jury Trial.
(a)   Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 10.8, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.
(b)   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.9   Rules of Construction.   Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 10.10   Expenses.   Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions; provided, that if the Closing shall occur, Parent shall (x) pay or cause to be paid, the Unpaid Transaction Costs, and (y) pay or cause to be paid, any Parent Transaction Costs, in each of case (x) and (y), in accordance with Section 1.3(b)(iv).
Section 10.11   Assignment.   No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 10.12   Amendment.   This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.
Section 10.13   Extension; Waiver.   At any time prior to the Closing, Parent (on behalf of itself and Amalgamation Sub), on the one hand, and the Company (on behalf of itself and the holders of Company Interests) may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
Section 10.14   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Released Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Released Related Party of a Party and no personal liability shall attach to any Released Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Released Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of the Parties.
Section 10.15   Legal Representation.   Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that White & Case LLP (or any successor) may represent the holders of Company Interests, the Company, any Subsidiary of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Waiving Party Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not White & Case LLP provides legal services to the Company after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Waiving Party Group and its counsel, including White & Case LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Amalgamation, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).
Section 10.16   Disclosure Letters and Exhibits.   The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure in and of itself be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent and Amalgamation Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or Parent Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or Parent Material Adverse Effect. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.
IVANHOE CAPITAL ACQUISITION CORP.
By:
/s/ Robert Friedland

Name:   Robert Friedland
Title:    Chief Executive Officer
[SIGNATURE PAGE TO BUSINESS COMBINATINON AGREEMENT]

WORMHOLE MERGER SUB PTE. LTD.
By:
/s/ Silvana Patricia Hleap

Name:   Silvana Patricia Hleap Title:    Director
[SIGNATURE PAGE TO BUSINESS COMBINATINON AGREEMENT]

SES HOLDINGS PTE. LTD.
By:
/s/ Qichao Hu

Name: Qichao Hu
Title: Founder and CEO
[SIGNATURE PAGE TO BUSINESS COMBINATINON AGREEMENT]

SCHEDULE A
DEFINED TERMS
Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:
“Acceleration Event”	Section 2.11(e)
“Actual Fraud”	Schedule A
“Affiliate”	Schedule A
“Aggregate Closing Restricted Shares”	Schedule A
“Aggregate Fully Diluted Company Shares”	Schedule A
“Agreement”	Preamble
“Amalgamated Company”	Recitals
“Amalgamation”	Recitals
“Amalgamation Consideration”	Section 2.6(b)(i)
“Amalgamation Documents”	Section 6.4(a)
“Amalgamation Materials”	Section 6.3(b)
“Amalgamation Sub”	Preamble
“Amalgamation Sub Ordinary Shares”	Section 4.2(b)
“Amalgamation Sub Shareholder Written Consent”	Section 6.5(d)
“Annual Policy”	Section 6.15(b)(iii)
“Annual Renewal Option”	Section 6.15(b)(iii)
“Antitrust Laws”	Schedule A
“A&R Registration Rights Agreement”	Recitals
“Available Parent Cash”	Section 6.14(a)
“Balance Sheet Date”	Section 3.7(a)
“Benefit Plan”	Section 3.11(a)
“Business Combination”	Schedule A
“Business Day”	Schedule A
“Business IP”	Section 3.17(b)
“CARES Act”	Schedule A
“CFIUS”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Charter Documents”	Section 3.1
“Chosen Courts”	Section 10.8(a)
“Claims or Assertions”	Section 3.17(d)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Form 8-K”	Section 6.7(b)
“Closing Press Release”	Section 6.7(b)
“Closing Restricted Shares”	Section 2.6(b)(iv)
“Code”	Schedule A
“Commerce”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Common Share Price”	Schedule A

“Communications Plan”	Section 6.8(b)
“Companies Act”	Recitals
“Company”	Preamble
“Company Acquisition Proposal”	Schedule A
“Company Acquisition Transaction”	Schedule A
“Company Change in Recommendation”	Section 6.4(c)
“Company Disclosure Letter”	Article III
“Company Earn-Out Shareholders”	Section 2.11(a)
“Company Equity Awards”	Schedule A
“Company Group”	Schedule A
“Company Insider”	Section 3.21
“Company Interests”	Schedule A
“Company IT Systems”	Schedule A
“Company Material Adverse Effect”	Schedule A
“Company Material Contract”	Section 3.19(a)
“Company Option”	Schedule A
“Company Ordinary Shares”	Schedule A
“Company Preference Shares”	Schedule A
“Company Privacy Notices”	Section 3.18
“Company Real Property Leases”	Section 3.13(b)
“Company Recommendation”	Section 3.4(b)
“Company Restricted Share”	Schedule A
“Company Series A Preference Shares”	Schedule A
“Company Series B Preference Shares”	Schedule A
“Company Series C Preference Shares”	Schedule A
“Company Series C± Preference Shares”	Schedule A
“Company Series D Preference Shares”	Schedule A
“Company Series D± Preference Shares”	Schedule A
“Company Share Plans”	Schedule A
“Company Shareholder”	Schedule A
“Company Shareholder Written Consent”	Section 6.4(b)
“Company Shares”	Schedule A
“Company Transaction Costs”	Schedule A
“Confidentiality Agreement”	Schedule A
“Consent Solicitation”	Section 6.5(e)
“Contract”	Schedule A
“Copyrights”	Schedule A (Definition of “Intellectual Property”)
“Covered Transaction”	Section 3.25(a)
“COVID-19”	Schedule A
“COVID-19 Measures”	Schedule A
“Data Security Requirements”	Section 3.18
“Delaware Parent Common Stock”	Recitals
“Delaware Parent Units”	Recitals

“Delaware Parent Warrant”	Recitals
“DGCL”	Recitals
“Domestication”	Recitals
“Domestication Approval”	Schedule A
“Earn-Out Escrow Agreement”	Section 2.11(f)(i)
“Earn-Out Period”	Schedule A
“Earn-Out Shares”	Schedule A
“Effective Time”	Section 2.1
“Employee Incentive Plan”	Section 6.3(a)
“Employee Incentive Plan Share Reserve”	Section 6.3(a)
“Environmental Law”	Schedule A
“ERISA”	Schedule A
“ERISA Affiliate”	Schedule A
“Escrow Agent”	Schedule A
“Exchange Act”	Schedule A
“Exchange Agent”	Section 2.7(b)
“Exchange Fund”	Section 2.7(c)
“Exchange Ratio”	Section 2.6(b)(i)
“Excluded Company Equity Awards”	Schedule A
“Excluded Shares”	Section 2.6(b)(i)
“F Reorganization”	Section 2.10
“Families First Act”	Schedule A
“Financial Derivative/Hedging Arrangement”	Schedule A
“Financial Statements”	Section 3.7(a)
“Foreign Person”	Schedule A
“Foreign Plan”	Section 3.11(k)
“Founder Group”	Schedule A
“Fundamental Representations”	Schedule A
“GAAP”	Schedule A
“Government Contract”	Schedule A
“Governmental Entity”	Schedule A
“Hazardous Material”	Schedule A
“HSR Act”	Schedule A
“Included Company Equity Awards”	Schedule A
“Indebtedness”	Schedule A
“Insurance Policies”	Section 3.20
“Intellectual Property”	Schedule A
“Intended Tax Treatment”	Section 2.10
“Interim Financial Statements”	Section 3.7(a)
“IP License”	Schedule A
“IPO Letter Agreement Amendment”	Recitals
“JOBS Act”	Section 4.19
“Knowledge”	Schedule A
“Lapsed Policy”	Section 6.15(b)(iii)

“Law”	Schedule A
“Leased Real Property”	Section 3.13(b)
“Legal Proceeding”	Schedule A
“Licensed Intellectual Property”	Schedule A
“Lien”	Schedule A
“Mailing Date”	Section 6.3(b)
“Material Customers”	Schedule A
“Material Permits”	Section 3.6(b)
“Material Suppliers”	Schedule A
“Minimum Available Parent Cash Amount”	Section 6.14(a)
“NYSE”	Section 4.11
“OFAC”	Schedule A
“Open Source Software”	Schedule A
“Order”	Schedule A
“Outside Date”	Section 8.1(b)
“Owned Intellectual Property”	Schedule A
“Parent”	Preamble
“Parent Acquisition Proposal”	Schedule A
“Parent Acquisition Transaction”	Schedule A
“Parent Bylaws”	Schedule A
“Parent Charter”	Section 6.26
“Parent Class A Ordinary Shares”	Section 4.2(a)
“Parent Class B Ordinary Shares”	Section 4.2(a)
“Parent Disclosure Letter”	Article IV
“Parent Material Adverse Effect”	Schedule A
“Parent Material Contracts”	Section 4.10
“Parent Ordinary Shares”	Section 4.2(a)
“Parent Preferred Stock”	Section 4.2(a)
“Parent Proxy Statement”	Section 6.3(a)
“Parent Recommendation”	Section 6.5(b)
“Parent SEC Reports”	Section 4.6(a)
“Parent Shareholder Matters”	Section 6.3(a)
“Parent Shareholder Redemptions”	Section 6.3(a)
“Parent Special Meeting”	Section 6.5(a)
“Parent Transaction Costs”	Schedule A
“Parent Units”	Schedule A
“Parent Warrant Proposal”	Section 6.5(e)
“Parent Warrantholder Approval”	Schedule A
“Parent Warrants”	Section 4.2(a)
“Parties”	Preamble
“Party”	Preamble
“Patents”	Schedule A (Definition of “Intellectual Property”)
“Payroll Tax Executive Order”	Schedule A

“PCAOB Audited Financials”	Section 6.25
“Permit”	Schedule A
“Permitted Lien”	Schedule A
“Person”	Schedule A
“Personal Information”	Schedule A
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 4.12
“PIPE Investors”	Recitals
“Privacy Laws”	Schedule A
“Private Placement Warrants”	Section 4.2(a)
“Privileged Communications”	Section 10.15
“Public Warrants”	Section 4.2(a)
“R&D Sponsor”	Schedule A
“Recapitalization”	Recitals
“Registration Statement”	Section 6.3(a)
“Release Notice”	Section 2.11(f)
“Released Claims”	Section 6.11
“Released Related Parties”	Schedule A
“Remedies Exception”	Section 3.4
“Representatives”	Schedule A
“Requisite Parent Shareholder Approval”	Section 6.3(a)
“Rollover Option”	Section 2.6(b)(iii)
“Rollover Restricted Share”	Section 2.6(b)(ii)
“Sanctions Laws”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Scheduled Intellectual Property”	Section 3.17(a)
“SEC”	Schedule A
“Section 351 Transaction”	Section 2.10
“Section 368 Reorganization”	Section 2.10
“Securities Act”	Schedule A
“Singapore Companies Act”	Schedule A
“Singapore Registrar of Companies”	Section 2.1
“Software”	Schedule A
“Specified Business Conduct Laws”	Schedule A
“Sponsor”	Schedule A
“Sponsor Agreement”	Recitals
“State”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Subscription Agreements”	Section 4.12
“Subsidiary”	Schedule A
“Subsidiary Interests”	Section 3.2(b)
“Support Agreement”	Recitals
“Tax/Taxes”	Schedule A
“Tax Return”	Schedule A

“Trade Secrets”	Schedule A (Definition of “Intellectual Property”)
“Trademarks”	Schedule A (Definition of “Intellectual Property”)
“Transaction Agreements”	Schedule A
“Transactions”	Schedule A
“Treasury Regulations”	Schedule A
“Triggering Event”	Schedule A
“Trust Account”	Section 4.13(a)
“Trust Agreement”	Section 4.13(a)
“Trust Termination Letter”	Section 6.9
“Trustee”	Section 4.13(a)
“Unaudited Financial Statements”	Section 3.7(a)
“Unpaid Transaction Costs”	Section 1.3(b)(iv)
“Waiving Parties”	Section 10.15
“Waiving Party Group”	Section 10.15
“WARN”	Section 3.12(e)
“Warrant Agreement”	Schedule A
“Written Consent Party”	Recitals
Additional Terms.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Actual Fraud” shall mean with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III or IV (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if (a) any of the individuals included on Section 1.2 of the Company Disclosure Letter (in the case of the Company) or Section 1.2 of the Parent Disclosure Letter (in the case of Parent) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of Parent, Article IV as qualified by the Parent Disclosure Letter, were actually breached when made, (b) such Person intended to deceive another Party, to induce him, her or it to enter into this Agreement, (c) another Party, in justifiable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entered into this Agreement, and (d) such other Party suffered damage by reason of such reliance.
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall Sponsor or any investment fund or portfolio company controlling or under common control with any Written Consent Party or the Sponsor be considered an Affiliate of the Company, Parent or Amalgamation Sub.
“Aggregate Closing Restricted Shares” shall mean a number of shares of restricted Delaware Parent Class A Common Stock equal to 30,000,000 multiplied by a fraction equal to the percentage ownership in the Company represented by the total number of shares that would be issued upon the exercise, on a cashless basis, of all Pre-Closing Optionholders’ Company Options (whether vested or unvested) immediately prior to the Closing.
“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Effective Time and (ii) that are issuable upon the exercise of all Company Options and Company Restricted Shares that are Included Company Equity Awards, calculated using the treasury stock method of accounting, in each case that are issued and outstanding immediately prior to the Effective Time), minus (b) the Company Shares held in the Company’s treasury. For the avoidance of doubt, the Company Shares that are subject to Excluded Company Equity Awards shall not be considered in calculating the Aggregate Fully Diluted Company Shares.
“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.
“Base Purchase Price” shall mean $2,810,000,000.
“Business Combination” has the meaning ascribed to such term in the Amended and Restated Articles of Association of Parent dated January 6, 2021.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York and Singapore are authorized or required by Law to close.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.
“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring 50% or more of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”. “Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Share Price” shall mean the closing price of Delaware Parent Class A Common Stock as reported on NYSE achieved for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Delaware Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Delaware Parent Class A Common Stock).
“Company Acquisition Proposal” shall mean any inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.
“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:
(a)   any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company Group;
(b)   any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company Group; or (ii) in which the Company Group issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company Group (after giving effect to such transaction);

(c)   any sale, exchange, transfer, acquisition or disposition of 25% or more of the assets of the Company Group or of any business or businesses that constitute or account for 25% or more of the revenues or income of the Company Group;
(d)   any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of the Company Group; or
(e)   any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company Group or of the revenues, income or assets of the Company Group involved is 25% or more.
“Company Equity Awards” means each Company Option, each Company Restricted Share and each other compensatory award to any current or former director, officer, employee or other service provider of the Company Group of rights of any kind to receive any Company Shares under the Company Share Plans or otherwise.
“Company Group” means the Company and each of its Subsidiaries and, where applicable, any of the Company or any of its Subsidiaries (and, after the Effective Time, the Amalgamated Company and each of its Subsidiaries).
“Company Interests” shall mean the Company Shares and Company Options.
“Company IT Systems” shall mean any and all information technology and computer systems, Software, firmware, hardware, networks and infrastructure, servers, interfaces, platforms, related systems, databases, and data communication equipment and lines, websites, facilities, and equipment owned or licensed by the Company Group and used by or for, or relied on by the Company Group to process, store, transmit, maintain, backup or operate data, information and functions, whether or not in electronic format, including all associated documentation.
“Company Material Adverse Effect” shall mean any change, event, development, circumstance, or occurrence, that, individually or when aggregated with other changes, events, developments, circumstances or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred pursuant to the foregoing clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, strike, embargo, labor disturbance, riot, protest, civil unrest or terrorism, cyberattacks, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19), epidemics or other natural or man-made disasters or weather-related or meteorological event; (iii) the taking of any action required by this Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any change in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company Group operates including increases in interest rates, the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, development, circumstance or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions permitted hereby or taken in compliance with the terms of this Agreement; provided, however, that if a change or effect related to clauses (i), (ii) and (iv) through (vii) materially and disproportionately adversely affects the Company Group, compared to other Persons operating in the same industry and geographies as the Company Group, then such disproportionate impact (to the extent thereof) may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company Option” shall mean an option to purchase any Company Ordinary Share pursuant to the Company Share Plans or otherwise.
“Company Ordinary Shares” shall mean the ordinary shares of the Company.
“Company Preference Shares” shall mean the Company Series A Preference Shares, Company Series B Preference Shares, Company Series C Preference Shares, Company Series C+ Preference Shares, Company Series D Preference Shares and Company Series D+ Preference Shares.
“Company Restricted Share” shall each Company Ordinary Share that is subject to any vesting, forfeiture, repurchase or other lapse restriction pursuant to the Company Share Plans or otherwise.
“Company Series A Preference Shares” shall mean the Series A preference shares of the Company.
“Company Series B Preference Shares” shall mean the Series B preference shares of the Company.
“Company Series C Preference Shares” shall mean the Series C preference shares of the Company.
“Company Series C± Preference Shares” shall mean the Series C+ preference shares of the Company.
“Company Series D Preference Shares” shall mean the Series D preference shares of the Company.
“Company Series D± Preference Shares” shall mean the Series D+ preference shares of the Company.
“Company Shares” shall mean the Company Ordinary Shares and the Company Preference Shares.
“Company Share Plans” shall mean the 2018 Share Incentive Plan of the Company established and adopted on November 7, 2018, as amended on March 31, 2021.
“Company Shareholder” shall mean a holder of a Company Share issued and outstanding immediately prior to the Effective Time.
“Company Transaction Costs” shall mean all fees, costs and expenses of the Company Group, in each case, incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and in furtherance of the consummation of the Transactions, that remain unpaid immediately prior to the Closing, including: (a) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) all severance, change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses and all other compensation or benefits that may be payable at the Closing or thereafter become payable, in each case of this clause (b), solely to the extent resulting from, or in combination with the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts (but excluding, for the avoidance of doubt, any such payments that arise from any termination of employment following the Closing or any actions taken by Parent or the Company or any of their respective Subsidiaries) and (c) all filing fees payable by the Company or any of its Subsidiaries to any Governmental Entities in connection with the transactions contemplated hereby, including Section 6.6.
“Confidentiality Agreement” shall mean that the confidentiality agreement entered into between the Parties or their Affiliates in connection with the Transactions, as amended, supplemented or modified from time to time.
“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, undertaking, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.
“Domestication Approval” means the approval of the Domestication by the shareholders of Parent in accordance with the Parent’s Amended and Restated Memorandum and Articles of Association, including the adoption of the Parent Charter Documents.
“Earn-Out Period” shall mean the period beginning on the first Business Day immediately following the first anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.
“Earn-Out Shares” shall mean the aggregate number of shares of Delaware Parent Class A Common Stock equal to (a) 30,000,000 minus (b) the number of Aggregate Closing Restricted Shares.
“Environmental Law” shall mean any and all Laws relating to pollution or protection of the environment or natural resources, or public or worker health or safety (to the extent public or worker health or safety relate to Hazardous Materials).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any Person or trade or business (whether or not incorporated) that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” shall mean Continental Stock Transfer & Trust Company.
“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Ratio” shall mean the quotient obtained by dividing (i) the Exchange Ratio Delaware Parent Common Stock, by (ii) the Aggregate Fully Diluted Company Shares.
“Exchange Ratio Delaware Parent Common Stock” shall mean the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.
“Excluded Company Equity Award” shall mean such portion of any Company Option or Company Restricted Share that is issued and outstanding and that is subject to any unsatisfied performance-, service- or time-based vesting condition immediately prior to the Effective Time.
“Families First Act” shall mean the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.
“Financial Derivative/Hedging Arrangement” shall mean any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Foreign Person” has the meaning set forth in 31 C.F.R. § 800.224.
“Founder Group” shall mean, collectively, (i) Qichao Hu, (ii) The Qichao Hu 2021 Irrevocable Trust U/A/D March 31, 2021, (iii) The Qichao Hu Family Delaware Trust U/A/D March 31, 2021, (iv) The Qichao Hu 2021 Annuity Trust Dated March 31, 2021 and (v) their respective Affiliates (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.1 (Organization and Qualification); Section 3.2(a) (Company Subsidiaries); Section 3.3(a) (Capitalization); Section 3.4 (Due Authorization); and Section 3.16(Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2(a) (Capitalization); Section 4.3 (Authority Relative to this Agreement); Section 4.9 (Business Activities); and the first two sentences of Section 4.13 (Trust Account).
“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company Group and a Governmental Entity or entered into by the Company Group as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.
“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, any political subdivision thereof, regulatory or administrative agency, governmental commission, department, board, bureau, body, authority, rate setting agency, division, office, agency or instrumentality, arbitrator or arbitral body (public or private), court or tribunal.
“Hazardous Material” shall mean any substance, material, chemical or waste that is listed, classified, defined, characterized or otherwise regulated as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, or for which liability or standards may be imposed, under any Environmental Law, including any radioactive materials, petroleum products or byproducts, lead, noise, mold, odor, asbestos and asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.
“Included Company Equity Award” shall mean any Company Option or Company Restricted Share that is issued and outstanding immediately prior to the Effective Time, other than Excluded Company Equity Awards.
“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, debt security, promissory note, mortgage or other similar instruments; (c) any obligations, contingent or otherwise, to pay the deferred purchase price for assets, property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations.
“Insider” shall mean each of Robert Friedland, Gary Gartner, Andrew Boyd, Christopher Carter, Hirofumi Katase, Francis P. T. Leung and Edward T. Welburn, Jr.
“Intellectual Property” shall mean all rights in the following: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including industrial designs and certificates of invention and any applications for either of the foregoing) (collectively, “Patents”); (b) all trademarks, service marks, brand names, trade dress rights, logos, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, and all rights therein, pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all rights in Software (including all source code, object code, firmware, development tools, files, records, and all documentation related to any of the foregoing) and internet domain names and social media accounts; (e) trade secrets or any of the following that constitutes confidential and proprietary information: know-how, technology, source code, discoveries and improvements, inventions, works, innovations, ideas, research and development, formulas, algorithms, compositions, processes and techniques, Personal Information, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, manuals, and other information (collectively “Trade Secrets”); (f) moral rights and rights of publicity; and (g) all other intellectual property, intellectual property rights, proprietary information and equivalent proprietary rights of any type in any jurisdiction.
“IP License” shall mean (a) any grant (or covenant not to assert) by the Company Group to another Person of or regarding any right relating to or under the Owned Intellectual Property, and (b) any grant (or covenant not to assert) by another Person to the Company Group or regarding any right relating to or under any third Person’s Intellectual Property.
“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event (after reasonable inquiry) of: (a) with respect to the Company, the individuals listed on Section 1.2 of the Company Disclosure Letter; and (b) with respect to Parent or Amalgamation Sub, the individuals listed on Section 1.2 of the Parent Disclosure Letter.
“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, act, constitution, treaty, principle of common law, resolution, ordinance, code, edict, rule, regulation, Order or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, complaint, audit, lawsuit, litigation, investigation (formal or informal), review, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.
“Licensed Intellectual Property” shall mean all Intellectual Property licensed to the Company Group pursuant to a valid, written IP License.
“Lien” shall mean any mortgage, pledge, security interest, easement, option, right of first refusal, encumbrance, lien, license, license restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“Material Customers” shall mean the Company Group’s top ten (10) customers of goods and services purchased from the Company Group as measured by the dollar amount of such purchases, for the twelve months ended December 31, 2020.
“Material Suppliers” shall mean the Company Group’s top ten (10) suppliers and vendors of goods and services to the Company Group as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended December 31, 2020.
“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.
“Open Source Software” shall mean (i) any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (ii) any Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License or any other licenses approved by the Open Source Initiative (including all licenses listed at https://opensource.org/osd and http://opensource.org/licenses/alphabetical) or any other “open source”, “copyleft,” “free,” or similar license.
“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.
“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported by the Company Group to be owned by the Company Group.
“Parent Acquisition Proposal” shall mean any inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.
“Parent Acquisition Transaction” shall mean (a) any “initial business combination” as defined under the final prospectus of Parent, dated as of January 6, 2021, and filed with the U.S. Securities and Exchange Commission (File No. 333-251493) on January 8, 2021 (other than with the Company and its Affiliates) or (b) any agreement, arrangement or understanding that would reasonably be expected to materially and adversely affect the ability of Parent to consummate the Transactions in a timely manner.
“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences that would reasonably be expected to prevent or materially delay the ability of Parent or Amalgamation Sub to consummate the Transactions.
“Parent Target Trading Price” shall mean $18.00 per share of Delaware Parent Class A Common Stock.
“Parent Transaction Costs” shall mean the out-of-pocket fees, costs and expenses of Parent incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and in furtherance of the consummation of the Transactions that remain unpaid immediately prior to the Closing, including (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses owed by Parent, the Sponsor or their respective Affiliates (to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers (including proxy solicitors, financial printers, consultants and administrative service providers); (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders that will be repaid at Closing; (c) costs and expenses related to (x) directors’ and officers’ liability insurance as expressly provided herein or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Parent SEC Filings, and (d) filing fees required by Governmental Entities pursuant to Section 6.6.
“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Ordinary Shares and one-third of one Public Warrant.
“Parent Warrantholder Approval” means the approval of the Parent Warrant Proposal by an affirmative vote of the requisite holders of the outstanding Parent Warrants under the Warrant Agreement and under any other applicable Contract or applicable Law.
“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).
“Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, certification, permit, approval, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property for amounts not yet delinquent or for amounts that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of real property, any Liens of record, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title or that would be shown by an accurate survey or physical inspection of the applicable real property, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company Group; (e) Liens securing the Indebtedness of Company Group; (f) in the case of Intellectual Property, non-exclusive license agreements granted by the Company Group in the ordinary course of business; and (g) Liens incurred in connection with capital lease obligations of the Company Group.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Company Group in any of its privacy policies, notices, Contracts or other public-facing statements, all information that identifies, could be used to identify, could reasonably be linked, directly or indirectly, with, or is otherwise associated or reasonably capable of being associated with, a natural Person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, and any individual’s name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, and (b) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“Pre-Closing Optionholders” means all Persons who hold one or more Company Options immediately prior to the Effective Time.
“Privacy Laws” shall mean any and all applicable Laws and legal requirements (including of any applicable foreign jurisdiction) relating to privacy, data security, or Personal Information, and similar consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including to the extent applicable to the Company Group, the Federal Trade Commission Act, Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and any and all applicable Laws governing breach notification in connection with Personal Information.
“Pro Rata Portion” means, (i) with respect to each Company Shareholder (other than the holders of Dissenting Shares), a fraction, the numerator of which is the sum of the aggregate number of Company Shares held by such Company Shareholder immediately prior to the Effective Time, and the denominator of which is the aggregate number of Company Shares held by all Company Shareholders immediately prior to the Effective Time and (ii) with respect to each Pre-Closing Optionholder, a fraction, the numerator of which is the aggregate number of Company Shares underlying all Company Options (whether vested or unvested) held by such Pre-Closing Optionholder immediately prior to the Effective Time, and the denominator of which is the aggregate number of Company Shares underlying all Company Options held by all Pre-Closing Optionholders immediately prior to the Effective Time.

“R&D Sponsor” shall mean any Governmental Entity or any university, college or other educational institution or research center.
“Released Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of their respective successors and assigns.
“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.
“Requisite Company Shareholder Approval” shall mean the solicitation by the Company of written consents from the Company Shareholders to approve, by the requisite consent of the Company Shareholders under the Singapore Companies Act and the Company’s Charter Documents, this Agreement, the Amalgamation and the other Transactions.
“Sanctioned Person” shall have the meaning assigned to it in Section 3.24(b).
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Singapore Companies Act” shall mean the Companies Act, Chapter 50 of Singapore, as amended, and the rules and regulations promulgated thereunder.
“Software” shall mean any and all software or computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code, databases, and all documentation related to any of the foregoing.
“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable Laws relating to bribery or corruption; (b) all Laws imposing economic or trade sanctions on any Person, including all sanctions Laws and embargoes administered by OFAC or imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union (collectively “Sanctions Laws”); (c) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), the International Traffic in Arms Regulations administered by the U.S. Department of State (“State”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Laws relating to money laundering; (e) the anti-boycott Laws administered by Commerce and the Internal Revenue Service; and (f) all Laws relating to the Committee on Foreign Investment in the United States (“CFIUS”), including Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800-802.
“Sponsor” shall mean Ivanhoe Capital Sponsor LLC, a Cayman Islands limited liability company.
“Standard Licenses” mean (i) any non-exclusive, incidental trademark or feedback licenses; (ii) implied licenses contained in non-disclosure agreements entered in the ordinary course of business; and (iii) licenses contained in standard Contracts with the Company Group’s employees or contractors.
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the appointment of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including gross receipts, income, gross income, alternative or add-on minimum, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, compensation, employment, escheat or unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges (whether disputed or not and however denominated), together with all interest, deficiencies, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent Charter, the Parent Bylaws, the Sponsor Agreement, the IPO Letter Agreement Amendment, the Amalgamation Documents and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Amalgamation and the Domestication.
“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Triggering Event” shall mean the date during the Earn-Out Period on which the per share closing price of Delaware Parent Class A Common Stock on the NYSE or other stock exchange where such shares are traded is greater than or equal to the Parent Target Trading Price.
“Warrant Agreement” means the Warrant Agreement, dated as of January 6, 2021, between Parent and Continental Stock Transfer & Trust Company.

EXHIBIT A
Form of Parent Charter

EXHIBIT B
Form of Parent Bylaws

EXHIBIT C
Form of Support Agreement

EXHIBIT D
Form of Sponsor Agreement

EXHIBIT E
Form of Amended and Restated Registration Rights Agreement

EXHIBIT F
Form of IPO Letter Agreement Amendment

EXHIBIT G
Form of FIRPTA Certificate

EXHIBIT H
Form of Subscription Agreement

EXHIBIT I
Employee Incentive Plan

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “First Amendment”) is entered into as of September 20, 2021 (the “Effective Date”), by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and SES Holdings Pte. Ltd., Singapore private company limited by shares (the “Company” and together with Parent and Amalgamation Sub, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
RECITALS
WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of July 12, 2021 (as may be amended, modified or supplemented from time to time, the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement in accordance with Section 10.12 thereof as more fully set forth herein.
NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
AGREEMENT
1.
Amendments Regarding Conversion of Securities and Earn-Out.

(a)   Section 2.6(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:
“(ii)   Each Company Restricted Share that is issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time shall automatically, without any action on the part of the holders thereof, be assumed by Parent and converted into an equivalent award of a number of shares of Delaware Parent Class A Common Stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of Company Ordinary Shares subject to such Company Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (each such resulting share, a “Rollover Restricted Share”). Each Rollover Restricted Share shall be subject to the same terms and conditions as were applicable to such corresponding Company Restricted Share immediately prior to the Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Shares.”
(b)   Section 2.6(b)(iv) of the Agreement is hereby amended and restated in its entirety as follows:
“(f) Immediately following the Effective Time, Parent will grant to each Pre-Closing Optionholder and each Pre-Closing Restricted Shareholder such number of shares of restricted Delaware Parent Class A Common Stock (the “Closing Restricted Shares”) equal to such Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholders’ Pro Rata Portion of the Aggregate Closing Restricted Shares. Each Closing Restricted Share will be subject to the vesting and forfeiture conditions specified in Section 2.11(b).”
(c)   Section 2.11(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:
“(i) Following the Closing, upon the occurrence of a Triggering Event and as additional consideration in respect of Company Shares, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall deliver or cause to be delivered from the Earn-Out Shares in accordance with the Earn-Out Escrow Agreement to Persons who held Company Shares (other than Company Restricted Shares) immediately prior to the Effective Time (the “Company Earn-Out Shareholders”) their Pro Rata Portion of a one-time payment of the Earn-Out Shares; provided that, solely in the case of the Founder Group, any Earn-Out Shares so delivered to the Founder Group shall consist of shares of Delaware Parent Class B Common Stock.”

(d)   Section 2.11(b) of the Agreement is hereby amended and restated in its entirety as follows:
“(b) Pre-Closing Optionholders and Pre-Closing Restricted Shareholders. The Aggregate Closing Restricted Shares shall be issued subject to the following vesting and forfeiture conditions:
(i)   Subject to the forfeiture conditions set forth in Section 2.11(b)(ii) below, upon the occurrence of a Triggering Event, the Closing Restricted Shares held by each Pre-Closing Optionholder and Pre-Closing Restricted Shareholder shall vest immediately.
(ii)   If a Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholder’s employment or service with Parent (or any of its Subsidiaries) is terminated (for any reason) prior to the Closing Restricted Shares becoming vested pursuant to Section 2.11(b)(i), then such Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholder’s rights to any Closing Restricted Shares shall be forfeited without consideration thereon upon termination of employment with Parent (or any of its Subsidiaries). Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.
(iii)   If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then each Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholder’s rights to any Closing Restricted Shares shall be forfeited automatically without consideration thereon. Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.”
(e)   Section 2.11(c) of the Agreement is hereby amended and restated in its entirety as follows:
“(c) If, during the Earn-Out Period, the outstanding shares of Delaware Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Parent Target Trading Price will be appropriately and equitably adjusted to provide to the Company Earn-Out Shareholders, Pre-Closing Optionholders and Pre-Closing Restricted Shareholders the same economic effect as contemplated by this Section 2.11.”
(f)   Schedule A of the Agreement is hereby amended by amending and restating the following definitions as follows:
“Aggregate Closing Restricted Shares” shall mean a number of shares of restricted Delaware Parent Class A Common Stock equal to 30,000,000 multiplied by a fraction equal to the percentage ownership in the Company represented by (i) the total number of shares that would be issued upon the exercise, on a cashless basis, of all Pre-Closing Optionholders’ Company Options (whether vested or unvested) immediately prior to the Closing, and (ii) the total number of Company Restricted Shares held by all Pre-Closing Restricted Shareholders immediately prior to the Closing.
“Company Restricted Share” shall mean each Company Ordinary Share that is subject to any vesting, forfeiture, repurchase or other lapse restriction pursuant to the Company Share Plans or otherwise (including any restricted share awards granted under the Company Share Plans after the date hereof and prior to the Closing with respect to which Company Ordinary Shares are not issued at grant, but which are issued upon vesting of the award).
“Earn-Out Shares” shall mean the aggregate number of shares of Delaware Parent Common Stock equal to (a) 30,000,000 minus (b) the number of Aggregate Closing Restricted Shares, which Earn-Out Shares shall consist of shares Delaware Parent Class A Common Stock (except with respect the Founder Group’s Pro Rata Portion which shall consist of shares of Delaware Parent Class B Common Stock).
“Pre-Closing Restricted Shareholders” means all Persons who hold one or more Company Restricted Shares immediately prior to the Effective Time.
“Pro Rata Portion” means, (i) with respect to each Company Shareholder (other than the holders of Dissenting Shares), a fraction, the numerator of which is the sum of the aggregate number of Company Shares held by such Company Shareholder immediately prior to the Effective Time, and the denominator of which is the aggregate number of Company Shares held by all Company Shareholders immediately prior to the Effective Time, and (ii) with respect to each Pre-Closing Optionholder and Pre-Closing Restricted

Shareholder, a fraction, the numerator of which is the aggregate number of Company Shares underlying all Company Options (whether vested or unvested) held by such Pre-Closing Optionholder immediately prior to the Effective Time or the aggregate number of Company Restricted Shares held by such Pre-Closing Restricted Shareholder immediately prior to the Effective Time, as applicable, and the denominator of which is the sum of (x) the aggregate number of Company Shares underlying all Company Options held by all Pre-Closing Optionholders immediately prior to the Effective Time and (y) the aggregate number of Company Restricted Shares held by all Pre-Closing Restricted Shareholders immediately prior to the Effective Time.
2.   Confirmation.   Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.
3.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.   Section 10.7 and Section 10.8 of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis.
4.   Headings.   The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.
5.   Counterparts.   This First Amendment may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the Effective Date.
IVANHOE CAPITAL ACQUISITION CORP.
By:
/s/ Robert Friedland

Name:   Robert Friedland
Title:     CEO
Signature Page to First Amendment to Business Combination Agreement

WORMHOLE MERGER SUB PTE. LTD.
By:
/s/ Silvana P Hleap

Name:   Silvana P Hleap
Title:     Director
Signature Page to First Amendment to Business Combination Agreement

SES HOLDINGS PTE. LTD.
By:
/s/ Qichao Hu

Name:   Qichao Hu
Title:     Founder and CEO
Signature Page to First Amendment to Business Combination Agreement

Annex B
FINAL FORM
SES AI CORPORATION
2021 INCENTIVE AWARD PLAN
1.   Establishment of the Plan; Effective Date; Duration.
(a)   Establishment of the Plan; Effective Date.   Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation and be renamed SES AI Corporation prior to the Closing) (the “Company”), hereby establishes this incentive compensation plan to be known as the “SES AI Corporation 2021 Incentive Award Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and Performance Compensation Awards. The Plan shall become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.
(b)   Duration of the Plan.   The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 14. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date, provided, however, in the case of an Award that is an Incentive Stock Option, no Incentive Stock Option shall be granted on or after ten years from the earlier of (i) the date the Plan is approved by the Board and (ii) date the Company’s stockholders approve the Plan.
2.   Purpose.   The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.
3.   Definitions.   Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:
(a)   “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b)   “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded.
(c)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and/or Performance Compensation Award granted under the Plan.

(d)   “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.
(e)   “Board” means the Board of Directors of the Company.
(f)   “Business Combination Agreement” shall mean that certain Business Combination Agreement, by and among Ivanhoe Capital Acquisition Corp., Wormhole Merger Sub Pte. Ltd. and SES Holdings Pte. Ltd, dated as of July 12, 2021 as amended from time to time
(g)   “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights or (G) material violation or breach of the documented code of ethics, code of conduct or similar document of the Company or an Affilliate or fiduciary duties to the Company or an Affiliate.
(h)   “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:
(i)   any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Shares) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;
(ii)   the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;
(iii)   the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)   the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or
(v)   any other event specified as a “Change in Control” in an applicable Award Agreement.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(i)   “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.
(j)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(k)   “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.
(l)   “Common Shares” means shares of the Company’s Class A common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).
(m)   “Company” means Ivanhoe Capital Acquisition Corp., a Delaware corporation or its successor.
(n)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(o)   “Dividend Equivalent” means a right awarded under Section 11 to receive the equivalent value (in cash or Common Shares) of ordinary dividends that would otherwise be paid on the Common Shares subject to an Award that is a full-value award but that have not been issued or delivered.
(p)   “Effective Date” shall mean the date on which the transactions contemplated by the Business Combination Agreementare consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
(q)   “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(r)   “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he begins employment with or begins providing services to the Company or its Affiliates, provided that the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).
(s)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.
(t)   “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(u)   “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:
(i)   If the Common Shares are listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii)   If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)   In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).
(iv)   Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.
(v)   “Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii).
(w)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan for incentive stock options.
(x)   “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
(y)   “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of the Plan. The Committee may utilize one or more Independent Third Parties.
(z)   “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.
(aa)   “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(bb)   “Option” means an Award granted under Section 7 of the Plan.
(cc)   “Optionholder Earnout Shares” shall have the meaning set forth in the Business Combination Agreement.
(dd)   “Option Period” has the meaning given such term in Section 7(c) of the Plan.
(ee)   “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.
(ff)   “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan
(gg)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(hh)   “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 12 of the Plan.
(ii)   “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan pursuant to Section 12 of the Plan.
(jj)   “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the applicable Performance Period.
(kk)   “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria pursuant to Section 12 of the Plan.
(ll)   “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(mm)   “Permitted Transferee” shall have the meaning set forth in Section 15(b)(ii) of the Plan.
(nn)   “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.
(oo)   “Plan” means this SES AI Corporation 2021 Incentive Award Plan, as amended from time to time.
(pp)   “Prior Plan”: means the SES Holdings Pte. Ltd. 2021 Share Incentive Plan, adopted on March 31, 2021, which replaced the SES Holdings Pte. Ltd. 2018 Share Incentive Plan, which was established and adopted on November 7, 2018..
(qq)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(rr)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(ss)   “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(tt)   “SAR Period” has the meaning given such term in Section 8(c) of the Plan.
(uu)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(vv)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ww)   “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(xx)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)   any partnership (or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(yy)   “Substitute Award” has the meaning given such term in Section 5(e).
4.   Administration.
(a)   The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act and Applicable Law (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.
(c)   The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)   No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable

Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.   Grant of Awards; Shares Subject to the Plan; Limitations.
(a)   The Committee may, from time to time, grant Awards to one or more Eligible Persons.
(b)   Subject to adjustment as provided in Section 13 of the Plan, the maximum number of Common Shares that may be delivered in satisfaction of Awards under the Plan as of the Effective Date is (i) [33,043,985] shares, plus (ii) the number of Common Shares underlying awards under the Prior Plan that on or after the Effective Date expire or become unexercisable, or are forfeited, cancelled, settled in cash or otherwise terminated, in each case, without delivery of shares therefor (in the case of this subclause (ii), not to exceed [23,188,080] shares of Stock in the aggregate), plus (iii) any Optionholder Earnout Shares, as applicable, which are forfeited by reason of a termination of service or employment following the Effective Date (in the case of this subclause (iii), not to exceed [2,362,794] shares of Stock in the aggregate). In addition, subject to adjustment as provided in Section 13, such maximum number of Common Shares will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to two (2)%) of the total number of shares of Stock outstanding on December 31st of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Common Shares. The maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The New York Stock Exchange or other securities exchange on which the Common Shares are traded) may make exceptions to this limit (up to $1,500,000) for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
(c)   In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis.

Common Shares underlying Awards under the Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.
(d)   Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(e)   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.
6.   Eligibility.   Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.   Options.
(a)   Generally.   Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 13, the maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is [•] Common Shares, which, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 5(b)(i). Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c)   Vesting and Expiration.   Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.
(d)   Method of Exercise and Form of Payment.   No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(f)   Compliance With Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable; any other Applicable Law; the applicable rules and regulations of the Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.   Stock Appreciation Rights.
(a)   Generally.   Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Strike Price.   The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.
(c)   Vesting and Expiration.   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.
(d)   Method of Exercise.   SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares having a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9.   Restricted Stock and Restricted Stock Units.
(a)   Generally.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)   Restricted Accounts; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)   Vesting.   Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.
(d)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participants name without any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).
(ii)   Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (B) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of Applicable Law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.
10.   Other Stock-Based Awards and Other Cash-Based Awards..
(a)   Other Stock-Based Awards.   The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Shares), in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.
(b)   Other Cash-Based Awards.   The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.
(c)   Value of Awards.   Each Other Stock-Based Award shall be expressed in terms of Common Shares or units based on Common Shares, as determined by the Committee, and each Other Cash-Based Awards shall be shall be expressed in terms of cash, as determined by the Committee. The Committee may establish Performance Goals in its discretion pursuant to Section 12, and any such Performance Goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such Performance Goals are met.
(d)   Payment of Awards.   Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award

Agreement, in cash, Common Shares or a combination of cash and Common Shares, as the Committee determines.
(e)   Vesting.   The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee), or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee and will be included in the applicable Award Agreement but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.
11.   Dividend Equivalents.   No adjustment shall be made in the Common Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Shares prior to issuance of such Common Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Shares that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Shares or converted to full-value Awards, calculated based on such formula, as may be determined by the Committee.
12.   Performance Compensation Awards.
(a)   Generally.   The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.
(b)   Discretion of Committee with Respect to Performance Compensation Awards.   The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.
(c)   Performance Criteria.   The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) personal targets, goals or completion of projects; and (xxxiv) such other criteria as established by the Committee in its discretion from time to time. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparable or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
(d)   Modification of Performance Goal(s).   The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.
(e)   Terms and Condition to Receipt of Payment.   Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Unless otherwise determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.
13.   Changes in Capital Structure and Similar Events.   In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Code Sections 409A, 421, and 422, if applicable, including without limitation any or all of the following:

(a)   adjusting any or all of (i) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(b)   providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;
(c)   accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;
(d)   modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;
(e)   deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;
(f)   providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and
(g)   canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.
14.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b)   Amendment of Award Agreements; Repricing.   The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A. In addition, the Committee shall, without the approval of the stockholders of the Company, have the authority to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
15.   General.
(a)   Award Agreements.   Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)   Tax Withholding and Deductions.
(i)   A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.
(ii)   Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.
(d)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)   International Participants.   With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.
(f)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his spouse or, if the Participant is unmarried at the time of death, his estate.
(g)   Termination of Employment/Service.   Unless determined otherwise by the Committee at any time following such event and subject to Section 15(r) of the Plan: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.
(h)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.
(i)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j)   Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(l)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.
(m)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.
(n)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
(p)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)   Code Section 409A.
(i)   Notwithstanding any provision of the Plan to the contrary, all Awards made under the Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.
(ii)   If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.
(iii)   Any adjustments made pursuant to Section 13 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.
(s)   Expenses; Gender; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(t)   Other Agreements.   Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.
(u)   Payments.   Participants shall be required to pay, to the extent required by Applicable Law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v)   Erroneously Awarded Compensation.   All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Applicable Law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

Annex C
FINAL FORM
CERTIFICATE OF INCORPORATION OF
SES AI CORPORATION
ARTICLE I
NAME
The name of the corporation is “SES AI Corporation” (hereinafter called the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [•] shares, consisting of [•] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), [•] shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and [•] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares of Class A Common Stock, Class B Common Stock or Preferred Common Stock, as the case may be, then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.
The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.   CLASS A COMMON STOCK AND CLASS B COMMON STOCK.
Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.
1.   Equal Status; General.   Except as otherwise provided in this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.
2.   Voting.   Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, (i) each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and (ii) (A) prior to the effective time of the Amalgamation (the “Amalgamation Effective Time”), each holder of Class B Common Stock, as such, shall have the right to one (1) vote per share of Class B Common Stock held of record by such holder and (B) effective upon the Amalgamation Effective Time, each holder of Class B Common Stock, as such, shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law. There shall be no cumulative voting.
3.   Dividend and Distribution Rights.   Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
4.   Subdivisions, Combinations or Reclassifications.   Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
5.   Liquidation, Dissolution or Winding Up.   Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (i) for the avoidance of doubt, payments to be made or received by a holder of Class A Common Stock or Class B Common Stock in connection with any such liquidation, dissolution, distribution of assets or winding up pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purposes of this Section 5, and (ii) shares of Class A Common Stock and Class B Common Stock may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such liquidation, dissolution, distribution of assets or winding up in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to ten (10) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.
6.   Certain Transactions.
6.1   Merger or Consolidation.   In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that (i) for the avoidance of doubt, payments to be made or received by a holder of Class A Common Stock or Class B Common Stock in connection with any such consolidation, merger or other transaction pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purposes of this Section 6.1, and (ii) shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to ten (10) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.
6.2   Third-Party Tender or Exchange Offers.   The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that (i) for the avoidance of doubt, payments to be made or received by a holder of Class A Common Stock or Class B Common Stock in connection with any such consolidation, merger or other transaction pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purposes of this Section 6.2, and (ii) shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to ten (10) times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.
7.   Conversion.
7.1   Optional Conversion of Class B Common Stock.   Following the Amalgamation Effective Time, each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Section 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.
7.2   Automatic Conversion of Class B Common Stock.   Immediately following the Domestication, each share of Class B Common Stock issued to the Sponsor in connection with the Domestication (and any other shares of Class B Common Stock issued and outstanding immediately prior to the Amalgamation Effective Time, if any) shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock. In addition, to the extent set forth below, following the Amalgamation Effective Time, each applicable share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (a “Mandatory Class B Conversion Event”):
(a)   Transfers.   Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the closing of such Transfer (other than a Permitted Transfer).
(b)   Reduction in Voting Power.   Following the Amalgamation Effective Time, each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first date on which the Founder Group, together with all other Qualified Stockholders, collectively cease to beneficially own at least 20 % of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founder Group and the Qualified Stockholders as of the Effective Date.
(c)   Affirmative Vote.   Following the Amalgamation Effective Time, each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Class B Common Stock, voting as a separate class.
7.3   Certificates.   Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Section 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Section 7.1 or Section 7.2 shall thereupon automatically be retired and shall not be available for reissuance.
7.4   Policies and Procedures.   The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event). The Corporation may request that the holder of shares of Class B Common Stock furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to verify ownership of Class B Common Stock and determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.
8.   Reservation of Stock.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. If at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
9.   Protective Provisions.   Following the consummation of the Business Combination, unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds (2/3rd) of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article IV (or adopt any provision inconsistent therewith), or (ii) except for the shares of Class B Common Stock issued pursuant to the Business Combination and as provided in Section 10 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.
10.   Issuance of Additional Shares.   From and after the consummation of the Business Combination, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder. Any shares of Class B Common Stock that are acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
11.   Definitions.   For purposes of this Certificate of Incorporation:
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Amalgamation” means the amalgamation of Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares (“Amalgamation Sub”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES Holdings”), subject to the terms and conditions set forth in the Business Combination Agreement.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 12, 2021, by and among the Corporation (f/k/a Ivanhoe Capital Acquisition Corp.), Amalgamation Sub and SES Holdings.
“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.
“Domestication” has the meaning set forth in the Business Combination Agreement.
“Effective Date” means the date on which this Certificate of Incorporation is first effective.
“Family Member” means, with respect to any natural person who is a Qualified Stockholder, (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.
“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.
“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain outstanding.
“Founder” means Qichao Hu.
“Founder Group” means, collectively, (i) Founder, (ii) The Qichao Hu 2021 Irrevocable Trust U/A/D March 31, 2021, (iii) The Qichao Hu Family Delaware Trust U/A/D March 31, 2021, (iv) The Qichao Hu 2021 Annuity Trust Dated March 31, 2021 and (v) their respective Affiliates (other than, for the avoidance of doubt, SES Holdings or any of its subsidiaries).
“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.
“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
“Permitted Entity” means:
(a)   a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);
(b)   any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;
(c)   any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;
(d)   an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under

Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;
(e)   the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;
(f)   a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or
(g)   a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.
Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.
“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:
(a)   by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;
(b)   by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or
(c)   any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”
For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.
“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.
“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.
“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.

“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.
“Qualified Stockholder” means (i) any member of the Founder Group and (ii) any Person that is a Permitted Transferee of a Qualified Stockholder.
“Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders, and (ii) on and after the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
“Sponsor” has the meaning set forth in the Business Combination Agreement.
“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:
(a)   the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;
(b)   entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;
(c)   the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;
(d)   any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity, provided that following such change such Permitted Entity continues to be a Permitted Entity;
(e)   (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through

(E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);
(f)   any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Class B Common Stock;
(g)   entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(h)   in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;
(i)   due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and
(j)   entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.
“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
“Voting Threshold Date” means the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
B.   PREFERRED STOCK
Subject to Article IV, Part A, Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.
Subject to Article IV, Part A, Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of two-thirds (2/3rd) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, IX, X, XI and XII; provided further, so long as any shares of Class B Common Stock remain outstanding, following the consummation of the Business Combination, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds (2/3rd) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock or any other class of common stock of the Corporation to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, that so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Part B (as qualified by Article IV, Part A, Section 9) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation (including the definition of Requisite Stockholder Consent and Voting Threshold Date) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.

ARTICLE VI
AMENDMENT OF THE BYLAWS
In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, without the vote of stockholders. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the Requisite Stockholder Consent.
ARTICLE VII
BOARD OF DIRECTORS
This Article VII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.
1.   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.
2.   Number of Directors.   Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by a majority of the Board. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
3.   Classified Board.   On the Effective Date, directors of the Board shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each director then in office to be designated as a “Class I Director”, a “Class II Director” or a “Class III Director”, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Date; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal in accordance with this Article VII, Section 5.   The Board is authorized to assign each director already in office as of the Effective Date, as well as each director elected or appointed to a newly created directorship due to an increase in the size of the Board, to Class I, Class II or Class III. The provisions of this Article VII, Section 3 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.
4.   Vacancies; Newly Created Directorships.   Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from the death, resignation, disqualification, removal from office or other cause shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders; provided, that when one or more directors resign and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a director who has so resigned but whose resignation has not yet become effective shall be included in the majority of directors who have the power to fill such vacancy or vacancies. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.

5.   Removal.   Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Certification of Incorporation, prior to the Voting Threshold Date, any director or the entire Board may be removed from office at any time with or without cause and for any or no reason; provided, however, that from and after the occurrence of the Voting Threshold Date, any director of the entire Board may be removed from office at any time, but only for cause and only upon the Requisite Stockholder Consent.
6.   Committees.   Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
7.   Stockholder Nominations and Introduction of Business.   Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
8.   Ballot; Election of Directors.   Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
9.   Preferred Stock.   During any period when the holders of any series of Preferred Stock have the special right to elect additional directors pursuant to the provisions of any certificate of designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any certificate of designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors cease to hold such right pursuant to this Certificate of Incorporation (including any such certificate of designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY
To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article VIII shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article VIII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE IX
INDEMNIFICATION
1.   To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.
2.   The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
3.   Neither any amendment nor repeal of this Article IX, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article IX, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.
ARTICLE X
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING
Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.
ARTICLE XI
SPECIAL MEETING OF STOCKHOLDERS
Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other Person or Persons; provided that, prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
ARTICLE XII
FORUM SELECTION
1.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) of the Corporation to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws or (e) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article XII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner) of the Corporation, to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article XII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
2.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
3.   Notwithstanding the foregoing, the foregoing provisions of this Article XII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
ARTICLE XIII
MISCELLANEOUS
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.
To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed this [•], 2021.
SES AI CORPORATION
By:
	Name:	[•]
	Title:	[•]

Annex D
BYLAWS OF
SES AI CORPORATION
(a Delaware corporation)

D-i

D-ii

BYLAWS OF
SES AI CORPORATION
ARTICLE I — CORPORATE OFFICES
A.   Registered Office.
The address of the registered office of SES AI Corporation (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
B.   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
ARTICLE II — MEETINGS OF STOCKHOLDERS
A.   Place of Meetings.
Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.
B.   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.
C.   Special Meeting.
Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
D.   Advance Notice Procedures for Business Brought before a Meeting.
1.   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.

The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws of the Corporation (these “Bylaws”). For purposes of this Section 2.4 and Section 2.5 of these Bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these Bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these Bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these Bylaws.
2.   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [•], 2021); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
3.   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:
3.1   As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these Bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
3.2   As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;
3.3   As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
3.4   A statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.
4.   For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
5.   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).
6.   Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these Bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.
7.   In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).
8.   For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
E.   Advance Notice Procedures for Nominations of Directors.
1.   Annual Meeting of Stockholders.   Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these Bylaws or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.
1.1   The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.
1.2   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these Bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these Bylaws shall not exceed the number of directors to be elected at such annual meeting.
1.3   To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:
(A)
As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these Bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B)
As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C)
A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person; and

(D)
As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).
1.4   A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).
1.5   To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

1.6   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.
2.   Special Meetings of Stockholders.   No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these Bylaws or (2) provided that the Board (or a stockholder exercising its right to call a special meeting pursuant to the Certificate of Incorporation) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
3.   General.
3.1   For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.
3.2   Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.
3.3   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
3.4   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these Bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting.

If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
2.6   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
G.   Manner of Giving Notice; Affidavit of Notice.
Notice of any meeting of stockholders shall be deemed given:
1.
if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(a)
if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

2.
if electronically transmitted as provided in Section 8.1 of these Bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
H.   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented.
I.   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

J.   Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
K.   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.
L.   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
M.   Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.
N.   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.
O.   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.
Such inspectors shall:
1.
determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

2.
count all votes or ballots;

3.
count and tabulate all votes;

4.
determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

5.
certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
P.    Virtual Meeting.
The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Q.   Delivery to the Corporation.
Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
ARTICLE III — DIRECTORS
A.   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

B.   Number of Directors.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
C.   Election, Qualification and Term of Office of Directors.
Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.
D.   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.
Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.
E.   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
F.   Regular Meetings.
Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.
G.    Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
1.
delivered personally by hand or by courier;

2.
sent by United States first-class mail, postage prepaid;

3.
sent by facsimile or electronic mail; or

4.
sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
H.   Quorum.
Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
I.    Action by Unanimous Consent Without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
J.   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
K.   Removal.
Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.
L.   Presiding Director.
The Board may designate a representative to preside over all meetings of the Board, provided that if the Board does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the chairperson of the Board, if one is elected, shall preside over all meetings of the Board, or if the chairperson of the Board is unable to so preside or is absent, then the vice chairperson of the Board, if one is elected, shall preside over all meetings of the Board. If the designated presiding director, if one is so designated, the chairperson of the Board, if one is elected, and the vice chairperson of the Board, if one is elected, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.
ARTICLE IV — COMMITTEES
A.   Committees of Directors.
The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
B.   Committee Minutes.
Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
C.   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
1.
Section 3.5 (place of meetings and meetings by telephone);

2.
Section 3.6 (regular meetings);

3.
Section 3.7 (special meetings and notice);

4.
Section 3.9 (action by unanimous consent without a meeting);

5.
Section 3.12 (presiding director); and

6.
Section 7.11 (waiver of notice),

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
1.
the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

2.
special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
ARTICLE V — OFFICERS
A.   Officers.
The officers of the Corporation shall include a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board and a vice chairperson of the Board from among its members, a chief executive officer (who, absent action by the Board stating otherwise, shall also be the president for purposes of the DGCL), a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.
B.   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.
C.   Subordinate Officers.
The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.
D.   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
E.   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.
F.    Representation of Securities of Other Entities.
The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.
G.   Tenure, Authority and Duties of Officers.
Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
ARTICLE VI — RECORDS
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder,

and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.
Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE VII — GENERAL MATTERS
A.   Execution of Corporate Contracts and Instruments.
The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
B.   Stock Certificates.
The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
C.   Lost Certificates.
The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
D.   Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

E.   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
F.   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.
G.    Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
H.   Transfer of Stock.
Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.
I.   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
J.   Registered Stockholders.
The Corporation:
1.
shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

2.
shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

K.   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
ARTICLE VIII- NOTICE BY ELECTRONIC TRANSMISSION
A.   Notice by Electronic Transmission.
Except as otherwise specifically required in these Bylaws or by applicable law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
B.   Definition of Electronic Transmission.
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
ARTICLE IX — INDEMNIFICATION
A.   Indemnification of Directors and Officers.
The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.
Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):
(a)
for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)
for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)
for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)
initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)
if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

B.   Indemnification of Others.
The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
C.   Prepayment of Expenses.
The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.
D.   Determination; Claim.
If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
E.    Non-Exclusivity of Rights.
The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
F.   Insurance.
The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
G.   Other Indemnification.
The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
H.   Continuation of Indemnification.
Subject to the terms of any provision of the Certificate of Incorporation or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.
I.   Amendment or Repeal; Interpretation.
Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these Bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.
ARTICLE X — DEFINITIONS
As used in these Bylaws, unless the context otherwise requires, the term:
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

~~Exhibit 4.1~~ANNEX E
AMENDED AND RESTATED WARRANT AGREEMENT
THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of ~~January 6~~[·], 2021, is by and between Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”, and also referred to herein as the “Transfer Agent”).
WHEREAS, the Company ~~is engaged in~~completed an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), and one-third of one redeemable Public Warrant (as defined below) (the “Public Units”) and, in connection therewith, ~~has determined to~~ issued and delivered ~~up to 8,000,000 warrants (or up to~~ 9,200,000 warrants ~~if the Over-allotment Option (as defined below) is exercised in full)~~ to public investors in the Offering (the “Public Warrants”);
WHEREAS, the Company ~~has~~ filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-251493 (the “Registration Statement”), and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Public Units, the Public Warrants and the Ordinary Shares included in the Public Units;
WHEREAS, the Company ~~has entered~~and the Warrant Agent entered into that certain Warrant Agreement dated as of January 6, 2021 (the “Original Agreement”) in connection with the Company’s entry into that certain Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”) with Ivanhoe Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of ~~4,533,333 warrants (or up to~~ 5,013,333 warrants ~~if the Over-allotment Option is exercised in full)~~ simultaneously with the closing of the Offering ~~(and the closing of the Over-allotment Option, if applicable)~~ bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant;
WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 warrants at a price of $1.50 per warrant (the “Working Capital Warrants”);
WHEREAS, following the consummation of the Offering, the Company may issue additional warrants (the “Post-IPO Warrants” and, together with the Public Warrants, the Private Placement Warrants and the Working Capital Warrants, the “Warrants”) in connection with, or following the consummation by the Company of, a Business Combination;
~~WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;~~
WHEREAS, Section 9.8 of the Original Agreement permits amendment of the terms thereof with the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Original Agreement with respect to the Private Placement Warrants, 50% of the then-outstanding Private Placement Warrants (the “Holder Consent”); and
WHEREAS, the Company desires to, upon receipt of the Holder Consent, amend and restate the Original Agreement as set forth herein and to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant

Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.   Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2.   Warrants.
2.1   Form of Warrant.   Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).
2.2   Effect of Countersignature.   If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3   Registration.
2.3.1   Warrant Register.   The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as provided above.
2.3.2   Registered Holder.   Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4   Detachability of Warrants.   The Ordinary Shares and Public Warrants comprising the Public Units ~~shall begin~~became eligible for separate trading on ~~the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Morgan Stanley & Co. LLC, as representative of the several underwriters, but in no event shall the Ordinary Shares and the Public Warrants comprising the Public Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Public Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and (B) the Company issues a press release and files with the Commission a Current Report on Form 8-K announcing when such separate trading shall begin.~~March 1, 2021.
2.5   Fractional Warrants.   The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one Ordinary Share and one-third of one Warrant. If,upon the detachment of Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number of Warrants to be issued to such holder.
2.6   Private Placement Warrants and Working Capital Warrants.   The Private Placement Warrants and ~~the~~ Working Capital Warrants shall be identical to the Public Warrants, except that ~~so long as they are held by the Sponsor, Andrew Boyd or any of their Permitted Transferees (as defined below),~~ the Private Placement Warrants and ~~the~~ Working Capital Warrants~~:~~ (i~~) may be exercised for cash or on a “cashless basis”, pursuant to subsection 3.3.1(c) hereof, (ii~~) may not be transferred, assigned or sold until ~~the date that is~~ thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (ii~~i~~) shall not be redeemable by the Company ~~pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof)~~; provided, however, that ~~in the case of (ii),~~ the Private Placement Warrants ~~and the Working Capital Warrants and any Ordinary Shares held by the Sponsor, Andrew Boyd or any of their Permitted Transferees and issued upon exercise of the Private Placement Warrants and the~~or Working Capital Warrants may be transferred by the holders thereof:
(a)   to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any member~~s~~ of the Sponsor or any of their affiliates;
(b)   in the case of an individual, ~~by~~as a gift to ~~a member of such individual’s~~such person’s immediate family or to a trust, the beneficiary of which is a member of such ~~individual’s~~person’s immediate family, an affiliate of such ~~individual~~person or to a charitable organization;
(c)   in the case of an individual, by virtue of laws of descent and distribution upon death of such person;
(d)   in the case of an individual, pursuant to a qualified domestic relations order;
(e)   by private sales or transfers made in connection with the consummation of ~~an initial~~the Business Combination at prices no greater than the price at which the Private Placement Warrants or Working Capital Warrants, as applicable, were originally purchased;
(f)   by virtue of the laws of the Cayman Islands or the ~~limited partnership agreement of the~~ Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;
~~(g)   bto the Company for no value for cancellation in connection with the consummation of an initial Business Combination;~~
(~~h~~g)   in the event of the Company’s liquidation prior to the ~~consummation of a~~ completion of its initial Business Combination; or

(~~i~~h)   in the event that, subsequent to the consummation of a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and the Company’s officers and directors.
2.7   Working Capital Warrants.   Each of the Working Capital Warrants shall be identical to the Private Placement Warrants.
2.8   Post-IPO Warrants.   The Post-IPO Warrants, when and if issued, shall have the same terms and be in the same form as the Public Warrants except as may be agreed upon by the Company.
3.   Terms and Exercise of Warrants.
3.1   Warrant Price.   Each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants. The term “Business Day” means a day other than a Saturday, Sunday or federal holiday on which banks in New York City are generally open for normal business.
3.2   Duration of Warrants.   A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the ~~later of: (i) the~~ date that is thirty (30) days after the first date on which the Company completes a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), and (~~ii) the date that is twelve (12) months from the date of the closing of the Offering, and (~~B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the ~~earlier to occur of: (i) the~~ date that is five (5) years after the date on which the Company completes its initial Business Combination, (~~ii~~y) the liquidation of the Company~~, (iii~~ in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Company fails to complete a Business Combination, and (z) other than with respect to the Private Placement Warrants and the Working Capital Warrants ~~then held by the Sponsor, Andrew Boyd or any of their Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof,~~, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date; provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant or ~~a~~ Working Capital Warrant” ~~then held by the Sponsor, Andrew Boyd or any of their Permitted Transferees in connection with a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof)~~) in the event of a redemption (as set forth in Section 6 hereof), each ~~outstanding~~ Warrant (other than a Private Placement Warrant or ~~a~~ Working Capital Warrant ~~then held by the Sponsor, Andrew Boyd or any of their Permitted Transferees in the event of a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof~~) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.
3.3   Exercise of Warrants.
3.3.1   Payment.   Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a ~~Book-Entry~~ Warrant ~~Certificate~~represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant ~~Certificate~~, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:
(a)   in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent; or ~~by wire transfer of immediately available funds;~~
~~(b)    [Reserved];~~
~~(c)   with respect to any Private Placement Warrant or Working Capital Warrant, so long as such Private Placement Warrant or Working Capital Warrant is held by the Sponsor, Andrew Boyd or their Permitted Transferees, by surrendering the Warrants for that number of Ordinary Shares equal to (i) if in connection with a redemption of Private Placement Warrants or Working Capital Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise (as defined below) and (ii) in all other scenarios, the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)), over the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Private Placement Warrant or Working Capital Warrant is sent to the Warrant Agent;~~
~~(d)   as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or~~
(~~e~~b)   as provided in Section 7.4 hereof.
3.3.2   Issuance of Ordinary Shares on Exercise.   As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Ordinary Shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under

Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless~~, in which case the purchaser of a Unit containing such Warrants shall have paid the full purchase price for the Unit solely for the Ordinary Shares underlying such Unit~~. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of ~~Public~~ Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder. For the avoidance of doubt, in no event will the Company be required to pay cash to the holder of any Warrant.
3.3.3   Valid Issuance.   All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4   Date of Issuance.   Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Ordinary Shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.5   Maximum Percentage.   A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify)(the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.   Adjustments.
4.1   Share Capitalizations.
4.1.1   Split-Ups.   If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a share capitalization payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of the Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a share capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2   Extraordinary Dividends.   If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (as amended from time to time, the “Charter”) to modify the substance or timing of the Company’s obligation to redeem 100% of the Ordinary Shares included in the Public Units sold in the Offering (the “Public Shares”) if the Company does not complete the initial Business Combination within the period set forth in the Charter or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity or (e) in connection with the redemption of the Public Shares included in the Public Units sold in the Offering upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”) in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Public Units in the Offering).
4.2   Aggregation of Shares.   If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.
4.3   Adjustments in Warrant Price.
~~4.3.1~~   Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.
~~4.3.2   If (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial shareholders (as defined in the Prospectus) or their affiliates, without taking into account any Class B Ordinary Shares (as defined below) held by such shareholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Ordinary Shares during the ten (10) trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described in Section 6.1 and Section 6.2 shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described in Section 6.2 shall be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.~~
4.4   Replacement of Securities upon Reorganization, etc.   In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that ~~(i)~~ if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the holders of the Warrants shall have the same right of election as to the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable ~~shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Charter or as a result of the redemption of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4~~; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of ~~ordinary~~ shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference ~~(but in no event less than zero)~~ of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for (x) with respect to a Public Warrant, a Capped American Call, and (y) with respect to a Private Placement Warrant or Working Capital Warrant, an Uncapped American Call, in each case, as provided on Bloomberg Financial Markets (“Bloomberg”).
For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.
4.5   Notices of Changes in Warrant.   Upon every adjustment of the Warrant Price or the number of Ordinary Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6   No Fractional Shares.   Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.
4.7   Form of Warrant.   The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
4.9   No Adjustment.   For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Company’s Class B ordinary shares (the “Class B Ordinary Shares”) into Ordinary Shares or the conversion of the shares of Class B Ordinary Shares into Ordinary Shares, in each case, pursuant to the Charter.
5.   Transfer and Exchange of Warrants.
5.1   Registration of Transfer.   The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a certificated Warrant, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2   Procedure for Surrender of Warrants.   Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants and the Working Capital Warrants), the Warrant Agent shall not cancel such Warrant and issue new

Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3   Fractional Warrants.   The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.
5.4   Service Charges.   No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5   Warrant Execution and Countersignature.   The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
~~5.6   Transfer of Warrants.   Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.~~
6.   Redemption.
6.1   Redemption of Warrants for Cash.   ~~Subject to Section 6.5 hereof,~~ Not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Public Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Public Warrant; provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).
~~6.2   Redemption of Warrants for Ordinary Shares.   Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant; provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants and Working Capital Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.~~
6.2   [RESERVED].

~~Redemption Fair Market Value of Class A Ordinary Shares~~
~~Redemption Date (period  to expiration  of warrants)~~ 	~~≤$10.00~~ 	~~$11.00~~ 	~~$12.00~~ 	~~$13.00~~ 	~~$14.00~~ 	~~$15.00~~ 	~~$16.00~~ 	~~$17.00~~ 	~~≥$18.00~~
~~60 months~~ 	~~0.261~~	~~0.281~~	~~0.297~~	~~0.311~~	~~0.324~~	~~0.325~~	~~0.348~~	~~0.358~~	~~0.361~~
~~57 months~~ 	~~0.257~~	~~0.277~~	~~0.294~~	~~0.310~~	~~0.324~~	~~0.324~~	~~0.348~~	~~0.358~~	~~0.361~~
~~54 months~~ 	~~0.252~~	~~0.272~~	~~0.291~~	~~0.307~~	~~0.322~~	~~0.323~~	~~0.347~~	~~0.357~~	~~0.361~~
~~51 months~~ 	~~0.246~~	~~0.268~~	~~0.287~~	~~0.304~~	~~0.320~~	~~0.321~~	~~0.346~~	~~0.357~~	~~0.361~~
~~48 months~~ 	~~0.241~~	~~0.263~~	~~0.283~~	~~0.301~~	~~0.317~~	~~0.337~~	~~0.344~~	~~0.356~~	~~0.361~~
~~45 months~~ 	~~0.235~~	~~0.258~~	~~0.279~~	~~0.298~~	~~0.315~~	~~0.337~~	~~0.343~~	~~0.356~~	~~0.361~~
~~42 months~~ 	~~0.228~~	~~0.252~~	~~0.274~~	~~0.294~~	~~0.312~~	~~0.335~~	~~0.342~~	~~0.355~~	~~0.361~~
~~39 months~~ 	~~0.221~~	~~0.246~~	~~0.269~~	~~0.290~~	~~0.309~~	~~0.333~~	~~0.340~~	~~0.354~~	~~0.361~~
~~36 months~~ 	~~0.213~~	~~0.239~~	~~0.263~~	~~0.285~~	~~0.305~~	~~0.332~~	~~0.339~~	~~0.353~~	~~0.361~~
~~33 months~~ 	~~0.205~~	~~0.232~~	~~0.257~~	~~0.280~~	~~0.301~~	~~0.330~~	~~0.337~~	~~0.352~~	~~0.361~~
~~30 months~~ 	~~0.196~~	~~0.224~~	~~0.250~~	~~0.274~~	~~0.297~~	~~0.328~~	~~0.335~~	~~0.351~~	~~0.361~~
~~27 months~~ 	~~0.185~~	~~0.214~~	~~0.242~~	~~0.268~~	~~0.291~~	~~0.325~~	~~0.332~~	~~0.350~~	~~0.361~~
~~24 months~~ 	~~0.173~~	~~0.204~~	~~0.233~~	~~0.260~~	~~0.285~~	~~0.323~~	~~0.329~~	~~0.348~~	~~0.361~~
~~21 months~~ 	~~0.161~~	~~0.193~~	~~0.223~~	~~0.252~~	~~0.279~~	~~0.320~~	~~0.326~~	~~0.347~~	~~0.361~~
~~18 months~~ 	~~0.146~~	~~0.179~~	~~0.211~~	~~0.242~~	~~0.271~~	~~0.316~~	~~0.322~~	~~0.345~~	~~0.361~~
~~15 months~~ 	~~0.130~~	~~0.164~~	~~0.197~~	~~0.230~~	~~0.262~~	~~0.313~~	~~0.317~~	~~0.342~~	~~0.361~~
~~12 months~~ 	~~0.111~~	~~0.146~~	~~0.181~~	~~0.216~~	~~0.250~~	~~0.308~~	~~0.312~~	~~0.339~~	~~0.361~~
~~9 months~~ 	~~0.090~~	~~0.125~~	~~0.162~~	~~0.199~~	~~0.237~~	~~0.304~~	~~0.305~~	~~0.336~~	~~0.361~~
~~6 months~~ 	~~0.065~~	~~0.099~~	~~0.137~~	~~0.178~~	~~0.219~~	~~0.298~~	~~0.296~~	~~0.331~~	~~0.361~~
~~3 months~~ 	~~0.034~~	~~0.065~~	~~0.104~~	~~0.150~~	~~0.197~~	~~0.291~~	~~0.286~~	~~0.326~~	~~0.361~~
~~0 months~~ 	~~—~~	~~—~~	~~0.042~~	~~0.115~~	~~0.179~~	~~0.282~~	~~0.281~~	~~0.323~~	~~0.361~~
~~The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.~~
~~The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Warrant Price is adjusted, (a) in the case of an adjustment pursuant to Section 4.3.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment).~~

6.3   Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value.   In the event that the Company elects to redeem all of the Public Warrants pursuant to Sections 6.1 ~~or 6.2~~, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such period, the “Redemption Period”) to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Public Warrant at which any Public Warrants are redeemed pursuant to Section ~~s~~ 6.1 ~~or 6.2~~ and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.
6.4   Exercise After Notice of Redemption.   The Public Warrants may be exercised for cash ~~(or on a “cashless basis” in accordance with Section 6.2 of this Agreement)~~ at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.
~~6.5   Exclusion of Certain Warrants.   The Company agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants, the Working Capital Warrants or the Post-IPO Warrants (if such Post-IPO Warrants provide that they are non-redeemable by the Company) if at the time of the redemption such Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants continue to be held by the Sponsor or any of its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants, the Working Capital Warrants or the Post-IPO Warrants (if such Post-IPO Warrants provide that they are non-redeemable by the Company) if at the time of the redemption such Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants continue to be held by the Sponsor or any of its Permitted Transferees. However, once such Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants, the Working Capital Warrants or the Post-IPO Warrants (if the Post-IPO Warrants permit such redemption by their terms) pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants to exercise the Private Placement Warrants, the Working Capital Warrants or the Post-IPO Warrants prior to redemption pursuant to Section 6.4 hereof. The Private Placement Warrants, Working Capital Warrants and Post-IPO Warrants (if such Post-IPO Warrants provide that they are non-redeemable by the Company) that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants and shall become Public Warrants under this Agreement.~~
7.   Other Provisions Relating to Rights of Holders of Warrants.
7.1   No Rights as Shareholder.   A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.
7.2   Lost, Stolen, Mutilated, or Destroyed Warrants.   If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3   Reservation of Ordinary Shares.   The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
~~7.4   Registration of Ordinary Shares; Cashless Exercise at Company’s Option~~.
7.4~~.1~~   Registration of the Ordinary Shares.   The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement registering, under the Securities Act, the issuance of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the initial Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the initial Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Ordinary Shares equal to the ~~lesser of (A) the~~ quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value ~~and (B) 0.361~~. Solely for purposes of this subsection 7.4~~.1~~, “Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a ~~Public~~ Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4~~.1~~ is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. ~~Except as provided in subsection 7.4.2,~~ For the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4~~.1~~.
~~7.4.2   Cashless Exercise at Company’s Option.   If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (i) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary or (ii) if the Company does not so elect, the Company agrees to use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrants under the applicable blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.~~
8.   Concerning the Warrant Agent and Other Matters.
8.1   Payment of Taxes.   The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Ordinary Shares.
8.2   Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1   Appointment of Successor Warrant Agent.   The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2   Notice of Successor Warrant Agent.   In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.
8.2.3   Merger or Consolidation of Warrant Agent.   Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3   Fees and Expenses of Warrant Agent.
8.3.1   Remuneration.   The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2   Further Assurances.   The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4   Liability of Warrant Agent.
8.4.1   Reliance on Company Statement.   Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, President, Executive Vice President,

Vice President, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2   Indemnity.   The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.
8.4.3   Exclusions.   The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and non-assessable.
8.5   Acceptance of Agency.   The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.
8.6   Waiver.   The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.   Miscellaneous Provisions.
9.1   Successors.   All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2   Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Ivanhoe Capital Acquisition Corp.
150 Beach Road
25-03 The Gateway West
189720 Singapore
Attention: Robert Friedland
email: robert@ivanhoe.net
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
in each case, with copies to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Joel L. Rubinstein, Esq. and Elliott M. Smith, Esq.
Email: joel.rubinstein@whitecase.com, elliott.smith@whitecase.com
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Christian O. Nagler
Email: cnagler@kirkland.edu
9.3   Applicable Law and Exclusive Forum.   The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
9.4   Persons Having Rights under this Agreement.   Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.5   Examination of the Warrant Agreement.   A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.
9.6   Counterparts.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7   Effect of Headings.   The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8   Amendments.   This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants or any provision of this Agreement with respect to the Private Placement Warrants or Working Capital Warrants, 50% of the number of then outstanding Private Placement Warrants and Working Capital Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.
9.9   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
IVANHOE CAPITAL ACQUISITION CORP.
By:
~~/s/ Robert Friedland~~

Name: ~~Robert Friedland~~
Title: ~~Chairman and Chief Executive Officer~~
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
~~/s/ James F. Kiszka~~

Name: ~~James F. Kiszka~~
Title: ~~Vice President~~
[Signature Page to Warrant Agreement]

EXHIBIT A
Form of Warrant Certificate
~~EXHIBIT A~~
~~Form of Warrant Certificate~~
[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW IVANHOE CAPITAL ACQUISITION CORP.
Incorporated Under the Laws of the Cayman Islands
CUSIP G4R87P114
Warrant Certificate
This Warrant Certificate certifies that                                   , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A Ordinary Shares, $0.0001 par value per share (the “Ordinary Shares”), of Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Warrant Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.
IVANHOE CAPITAL ACQUISITION CORP.
By:

Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:

Name:
Title:

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to a Amended and Restated Warrant Agreement dated as of ~~January 6~~[·], 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                     Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Ivanhoe Capital Acquisition Corp. (the “Company”) in the amount of $                 in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of                      , whose address is            ~~and~~           and that such Ordinary Shares be delivered to                      , whose address is                      . If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of                      , whose address is                       and that such Warrant Certificate be delivered to                      , whose address is                    .
~~In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.~~
~~In the event that the Warrant is a Private Placement Warrant or a Working Capital Warrant that is to be exercised on a “cashless basis” pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.~~
In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of                      , whose address ~~is~~           is             and that such Warrant Certificate be delivered to                      , whose address is                      .
[Signature Page Follows]

Date:                       , ~~20~~  20
Signature
~~Signature~~

(Address)

(Tax Identification Number)
Signature Guaranteed~~:~~

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

~~EXHIBIT B~~PRIVATE PLACEMENT WARRANTS LEGEND
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG IVANHOE CAPITAL ACQUISITION CORP. (THE “COMPANY”), IVANHOE CAPITAL SPONSOR LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”

Annex F
Confidential
FORM OF SUBSCRIPTION AGREEMENT
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas
5th Floor
New York, New York 10036
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Ivanhoe”), and the undersigned Investor (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Ivanhoe, SES Holdings Pte. Ltd. (the “Company”), and Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned subsidiary of Ivanhoe (“Amalgamation Sub”), pursuant to which, among other things, the Company and Amalgamation Sub will amalgamate under Sections 215A to 215G of the Singapore Companies Act, with the Company continuing as the amalgamated company (the “Transaction”). Prior to the closing of the Transaction (and as more fully described in the Business Combination Agreement), Ivanhoe will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). In connection with the Transaction, Ivanhoe is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of Ivanhoe’s Class A common stock, par value $0.0001 per share (the “Common Stock” and such shares to be purchased, the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Price Per Share”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” Substantially concurrently with the execution of this Subscription Agreement, Ivanhoe is entering into separate subscription agreements with certain investors (the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) acquiring Shares at the same Price Per Share.
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Ivanhoe acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby subscribes for and agrees to purchase from Ivanhoe, and Ivanhoe agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of Common Stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the date of and immediately prior to the closing of the Transaction (such date, the “Closing Date”). At least five (5) business days prior to the anticipated Closing Date, Ivanhoe shall deliver a written notice (the “Closing Notice”) to the Investor, specifying (a) the anticipated Closing Date and (b) wire instructions for the account(s) into which the Investor shall fund the Subscription Amount. [No later than two (2) business days prior to the Closing Date, the Investor shall deliver (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Ivanhoe in the Closing Notice (such funds shall be held in escrow by Ivanhoe until Closing) and (ii) any other information that is reasonably requested in the Closing Notice in order for Ivanhoe to issue the subscribed Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or

F-1

W-8, as applicable. On the Closing Date, Ivanhoe shall deliver to the Investor the number of Shares set forth on the signature page to this Subscription Agreement in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those set forth in this Subscription Agreement, arising under any written agreement to which the Investor is a party or arising under applicable securities laws) in the name of the Investor (or its nominee in accordance with its delivery instructions) by causing such Shares to be registered on Ivanhoe’s share register, and the Subscription Amount shall be released from escrow automatically and without further action by Ivanhoe or the Investor.]1 [No later than two (2) business days prior to the Closing Date, the Investor shall provide Ivanhoe information that is reasonably requested in the Closing Notice in order for Ivanhoe to issue the Shares, including, without limitation, the name of the person in whose name such Shares are to be issued (or a nominee as indicated by the Investor) and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, (a) promptly following receipt of evidence of issuance of the Shares as set forth in clause (b) the Investor shall deliver the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Ivanhoe in the Closing Notice (which shall not be escrow accounts) and (b) Ivanhoe shall deliver to the Investor the Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those set forth in this Subscription Agreement, arising under any written agreement to which the Investor is a party or arising under applicable securities laws), in the name of the Investor (or its nominee in accordance with its delivery instructions) by causing such Shares to be registered on Ivanhoe’s share register and will provide the Investor evidence of such issuance from Ivanhoe’s transfer agent.]2 In the event the closing of the Transaction does not occur within two (2) business days of the anticipated Closing Date specified in the Closing Notice, unless otherwise instructed by the Investor, Ivanhoe shall promptly (but not later than one (1) business day thereafter) return from escrow the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, in full, without any deduction or penalty of any kind, for or on account of any tax, withholding, charges, set-off or otherwise, and any book entries evidencing the issuance of the Shares shall be deemed cancelled. Notwithstanding such return or cancellation, until this Agreement is terminated in accordance with its terms, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Section 3 to be satisfied or waived on or prior to the Closing Date, and (y) the Investor shall remain obligated (A) to redeliver funds to Ivanhoe following Ivanhoe’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in Section 3. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.
3.   Closing Conditions.
(a)   The obligations of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement are subject to the satisfaction or valid waiver by Ivanhoe, on the one hand, or the Investor, on the other hand, of the following conditions, as of the Closing Date:
(i)   no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(iii)   all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to

1
For non-mutual fund investors.

2
For mutual fund investors.

F-2

the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement, but subject to the satisfaction or waiver of such conditions at the closing of the Transaction) and the closing of the Transaction shall be scheduled to occur, in accordance with the terms of the Business Combination Agreement, on the Closing Date, substantially concurrently with or immediately following the Closing.
(b)   The obligation of Ivanhoe to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall also be subject to satisfaction or valid waiver of the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement be true and correct in all material respects on and as of the Closing Date (unless made as of a specified date in which case they shall be true and correct in all material respects as of such date), and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date under this Subscription Agreement shall have been performed in all material respects.
(c)   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall also be subject to satisfaction or valid waiver of the conditions that (i) all representations and warranties of Ivanhoe contained in this Subscription Agreement be true and correct (without giving effect to any limitation as to “materiality”, “Ivanhoe Material Adverse Effect” (as defined herein) or any similar limitation contained herein) as of the Closing Date (other than those representations made as of a specified date, which shall be true and correct as of such date), except where the failure of such representations and warranties of Ivanhoe to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Ivanhoe Material Adverse Effect (as defined herein); (ii) all obligations, covenants and agreements of Ivanhoe required to be performed by it at or prior to the Closing Date shall have been performed in all material respects and (iii) there have been no amendments or modifications to the Business Combination Agreement (as in effect on the date hereof, a copy of which Ivanhoe has been furnished to the Investor) that would reasonably be expected to materially and adversely affect the economic benefits of the Investor pursuant to this Subscription Agreement.
4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   Ivanhoe Representations and Warranties.   Ivanhoe represents and warrants to the Investor that:
(a)   Ivanhoe is as of the date of this Agreement duly incorporated, validly existing and in good standing in the Cayman Islands (to the extent such concept exists in such jurisdiction) and will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware as of the Closing Date. Ivanhoe has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor in exchange for the Subscription Amount in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, security interests or claims, and will not have been issued in violation of any preemptive or similar rights created under Ivanhoe’s organizational documents (including as amended as of the Closing Date) or under the General Corporation Law of the State of Delaware. For the avoidance of doubt, the Shares, when issued, shall be free of any preemptive rights, liens or encumbrance other than those enjoyed by or beneficial to the Investor.

F-3

(c)   This Subscription Agreement and the Business Combination Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by Ivanhoe and, assuming that the Transaction Documents constitute the valid and binding agreement of the other parties thereto, the Transaction Documents are valid and binding obligations of Ivanhoe, enforceable against Ivanhoe in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d)   The execution, delivery and the performance of this Subscription Agreement and the other Transaction Documents, including the issuance and sale of the Shares and the compliance by Ivanhoe with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein and therein, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Ivanhoe or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Ivanhoe or any of its subsidiaries is a party or by which Ivanhoe or any of its subsidiaries is bound or to which any of the property or assets of Ivanhoe is subject that would reasonably be expected to have, individually or in the aggregate, an Ivanhoe Material Adverse Effect; (ii) result in any violation of the provisions of the organizational documents of Ivanhoe or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Ivanhoe or any of its subsidiaries or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, an Ivanhoe Material Adverse Effect. For purposes of this Subscription Agreement, “Ivanhoe Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Ivanhoe and its subsidiaries, taken as a whole that would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Ivanhoe and its subsidiaries, individually or taken as a whole, affects the validity of the Shares, or prevents or materially impairs the ability of Ivanhoe to consummate the transactions contemplated by the Transaction Documents, including the issuance and sale of Shares.
(e)   As of the date of this Subscription Agreement, the authorized capital stock of Ivanhoe consists of (i) 1,000,000 preference shares of Ivanhoe, par value $0.0001 per share (the “Preference Shares”), of which no Preference Shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), of which 27,600,000 Class A Ordinary Shares are issued and outstanding; (iii) 20,000,000 Class B ordinary shares of Ivanhoe, par value $0.0001 per share (the “Class B Ordinary Shares”), of which 6,900,000 Class B Ordinary Shares are issued and outstanding; (iv) 5,013,333 warrants to purchase one Class A Ordinary Share (the “Private Placement Warrants”), all of which are outstanding; and (v) 9,200,000 warrants to purchase one Class A Ordinary Share (the “Cayman Public Warrants,” collectively with the Private Placement Warrants, the “Cayman Warrants”), all of which are outstanding. All outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are not subject to preemptive or similar rights. All Class A Ordinary Shares issuable upon exercise of the Cayman Warrants have been duly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Cayman Warrants, will be validly issued, fully paid and not subject to preemptive or similar rights. Immediately following the Domestication and prior to the consummation of the Transaction, the capital stock of Ivanhoe will consist of (i) no issued or outstanding preferred stock; (ii) Common Stock of Ivanhoe, of which 34,500,000 shares of Common Stock will be issued and outstanding; (iii) 5,013,333 warrants to purchase one share of Common Stock (the “US Private Placement Warrants”), all of which will be outstanding; and (iv) 9,200,000 warrants to purchase one share of Common Stock (the “US Public Warrants,” collectively with the US Private Placement Warrants, the “US Warrants,” and collectively with the Cayman Warrants, the “Warrants”), all of which will be outstanding. Except as set forth above and pursuant to the Domestication, the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to in the

F-4

Business Combination Agreement, as of the date hereof, there are no outstanding, and between the date hereof and the Closing, Ivanhoe will not issue, sell or cause to be outstanding any (A) shares, equity interests or voting securities of Ivanhoe, (B) securities of Ivanhoe convertible into or exchangeable for shares or other equity interests or voting securities of Ivanhoe, (C) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of Ivanhoe to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of Ivanhoe to issue, any shares or other equity interests or voting securities of Ivanhoe, or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (D) equity equivalents or other similar rights of or with respect to Ivanhoe, or (E) obligations of Ivanhoe to repurchase, redeem or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights (other than as provided in Ivanhoe’s organizational documents). As of the date hereof, Ivanhoe has no subsidiaries other than Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Ivanhoe is a party or by which it is bound relating to the voting of any securities of Ivanhoe, other than (1) as set forth in the SEC Documents (as defined below) required to be filed by Ivanhoe with the U.S. Securities and Exchange Commission (the “SEC”) and (2) as contemplated by the Business Combination Agreement.
(f)   The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Class A Ordinary Shares are, and the Common Stock will be, listed for trading on the New York Stock Exchange (“NYSE”). There is no suit, action, proceeding or investigation pending or, to the knowledge of Ivanhoe, threatened against Ivanhoe by NYSE or the SEC with respect to any intention by such entity to deregister such shares or prohibit, suspend or terminate the listing of the Class A Ordinary Shares or Common Stock on NYSE. Ivanhoe has taken no action that is designed to terminate the registration of such shares under the Exchange Act.
(g)   Ivanhoe is not, and immediately after receipt of payment for the Shares will not be, (i) an “investment company” or a company “controlled” by an “Investment company” within the meaning of the Investment Company Act of 1940, as amended, and as such subject to registration as an “investment company” under the Investment Company Act or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act.
(h)   The Other Subscription Agreements, side letters or other similar agreements reflect the same Price Per Share and other material terms with respect to the purchase of the Shares that are not more favorable to the Other Investors thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such Other Investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares.
(i)   Notwithstanding anything in this Subscription Agreement to the contrary, no representation or warranty is made in this Subscription Agreement as to the accounting treatment of Ivanhoe’s issued and outstanding Warrants, or as to any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures) solely arising from the treatment of such Warrants as equity rather than liabilities in Ivanhoe’s financial statements.
(j)   Ivanhoe is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including the issuance of the Shares), other than (i) notice filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 7 of this Subscription Agreement, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D of the Securities Act, if applicable; (iv) those required by the NYSE, including with respect to obtaining shareholder approval, (v) those required to

F-5

consummate the Transaction as provided under the Business Combination Agreement, (vi) the filing of notification under any antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not have an Ivanhoe Material Adverse Effect.
(k)   Ivanhoe has made available to Investor (including via the SEC’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by Ivanhoe with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Ivanhoe makes no such representation or warranty with respect to the proxy statement/prospectus included in the Registration Statement to be filed in connection with the approval of the Business Combination Agreement by the stockholders of Ivanhoe or any other information relating to the Company or any of its affiliates included in any SEC Document or filed as an exhibit thereto. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
(l)   Neither Ivanhoe nor any person acting on its behalf has, directly or indirectly, engaged or will engage prior to the Closing in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares, and the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(m)   Ivanhoe confirms that the Investor will not acquire by virtue of this Subscription Agreement (i) control, (ii) access to any material nonpublic technical information in the possession of Ivanhoe or the Company, (iii) membership or observer rights, or the right to nominate an individual to a position on, the board of directors of Ivanhoe or the Company, and/or (iv) any involvement, other than voting of shares, in the substantive decision making of Ivanhoe or the Company regarding the use, development, or release of critical technologies (as defined in 31 C.F.R. Part 800).
(n)   Ivanhoe acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor that is effecting such pledge of Shares shall not be required to provide Ivanhoe with any notice thereof; provided further, that such pledge shall not violate Regulations T, U or X, as applicable, and that neither Ivanhoe nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge.
(o)   As of the date hereof, there are no pending or, to the knowledge of Ivanhoe, threatened, suits, claim, actions, investigation, arbitration, review or inquiry or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Ivanhoe Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon Ivanhoe which would, individually or in the aggregate, reasonably be expected to have an Ivanhoe Material Adverse Effect. As of the date hereof, Ivanhoe is, and has been since its inception, in compliance with all applicable laws, except where such non-compliance would not reasonably be expected, individually or in the aggregate to have an Ivanhoe Material Adverse Effect.

F-6

(p)   Other than the Placement Agent, Ivanhoe has not entered into any agreement or arrangement with any broker, finder, or other financial consultant in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Investor.
(q)   Each of Ivanhoe, the Amalgamation Sub, any of their respective directors and officers and, any of Ivanhoe’s and Amalgamation Sub’s and its affiliate’s employees, representatives, agents and any person acting on its or their behalf is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.
(r)   Each of Ivanhoe, the Amalgamation Sub, any of their respective directors and officers and any of their respective directors and officers and any of Ivanhoe’s and the Amalgamation Sub’s and its affiliate’s employees, representatives, agents and any person acting on its or their behalf has not engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction (including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended), (ii) Ivanhoe and the Amalgamation Sub have instituted and maintain systems, policies and procedures designed to prevent violation of such laws, regulations and rules, and (iii) no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator having jurisdiction over Ivanhoe or the Amalgamation Sub with respect to such laws, regulations and rules is pending and, to Ivanhoe’s knowledge, no such actions, suits or proceedings are threatened or contemplated.
(s)   As of the date hereof, to the knowledge of Ivanhoe, none of the documents or written information provided to the Investor or any of its advisors or representatives or by or on behalf of Ivanhoe and its affiliates in connection with the transactions contemplated by this Subscription Agreement, (i) contains any untrue statement of a material fact or omits to state a material fact necessary, in each case relating to Ivanhoe and its affiliates, in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (ii) the financial projections relating to Ivanhoe or any affiliate, if any, delivered to the Investor or its advisors or representatives are made in good faith and are based upon reasonable assumptions, and Ivanhoe is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect. For the avoidance of doubt, Company and its affiliates are not affiliates of Ivanhoe as of the date hereof.
(t)   The Investor’s purchase of the Shares shall not result in the Investor holding securities of Ivanhoe at the time of Closing representing more than 10% of (i) the votes attaching to the outstanding voting securities of Ivanhoe or (ii) the outstanding equity securities of Ivanhoe.
(u)   Upon consummation of the Transaction, Ivanhoe will own all of the equity securities of the Company (or its successor, as applicable).
6.   Investor Representations and Warranties.   The Investor represents and warrants to Ivanhoe that:
(a)   The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for the Investor’s own account

F-7

and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The representations and warranties set forth on Schedule B are true and correct as of the date of this Subscription Agreement and will be true and correct as of the Closing Date. Furthermore, the Investor agrees that its signature to this Subscription Agreement shall constitute a signature on Schedule B hereto regardless of whether the Investor returns a signed copy of Schedule B.
(b)   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged (other than in connection with ordinary course prime brokerage relationships) or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Ivanhoe or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act (iii) pursuant to Rule 144 under the Securities Act, provided that all the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to the so-called Section 4(a)(1 1∕2)) exemption, and, in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the applicable records of Ivanhoe and its transfer agent wherein the book entries recording ownership of the Shares (and, if applicable, any certificates representing the Shares) shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Investor has been advised to consult with its legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(c)   The Investor acknowledges and agrees that the Investor is purchasing the Shares from Ivanhoe and that Ivanhoe will become a Delaware corporation on or before the Closing Date. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Ivanhoe, the Company, any of their respective affiliates or any control persons, direct or indirect equityholders, officers, managers, directors, employees, consultants, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Ivanhoe expressly set forth in this Subscription Agreement.
(d)   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Ivanhoe, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review the SEC Documents. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
(e)   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Ivanhoe, the Company or a representative of Ivanhoe or the Company or Morgan Stanley & Co. LLC (the “Placement Agent”) and the Shares were offered to the Investor solely by direct contact between the Investor and Ivanhoe, the Company or a representative of Ivanhoe, the Company or the Placement Agent. The Investor did not become

F-8

aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Ivanhoe, the Company, the Placement Agent, any of their respective affiliates or any control persons, direct or indirect equityholders, officers, managers, directors, employees, consultants, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Ivanhoe contained in of this Subscription Agreement, in making its investment or decision to invest in Ivanhoe.
(f)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Documents. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.
(g)   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Ivanhoe. The Investor acknowledges specifically that a possibility of total loss exists. The Investor is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
(h)   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of either Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Ivanhoe, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(i)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Documents.
(j)   The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(k)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and (i) will not constitute or result in a material breach of, or would reasonably be expected to prevent or delay the Investor’s timely performance of its obligations under this Subscription Agreement (including the purchase of the Shares), (ii) will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable or (iii) as applicable, any Canadian securities laws (each of clause (i) and (ii) in the foregoing, and “Investor Material Adverse Effect”). Assuming that this Subscription Agreement constitutes the valid and binding agreement of Ivanhoe, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(l)   The Investor is not, to its knowledge, (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office

F-9

of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents and warrants that, to the extent applicable to the Investor and as required by applicable law, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Investor further represents and warrants that, to the extent applicable to the Investor and as required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.
(m)   If the Investor is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”).
(n)   If Investor is, or is acting (directly or indirectly) on behalf of, an employee benefit plan that is subject to Title I of ERISA, a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any Similar Law, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, then the Investor represents and warrants that (i) it has notified Ivanhoe in writing of its status as a Plan and will provide such additional information as may be requested by the Company in connection therewith, (ii) none of Ivanhoe, the Company nor any of their respective employees, representatives or affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and (iii) none of the Transaction Parties has provided any advice or recommendation, including, without limitation, in a fiduciary capacity, with respect to its decision to acquire and hold the Shares.
(o)   [Reserved]
(p)   The Investor acknowledges that no disclosure or offering document has been provided to it by the Placement Agent in connection with the offer and sale of the Shares.
(q)   The Investor acknowledges that neither Placement Agent, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any representation or warranty with respect to Ivanhoe, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Ivanhoe.

F-10

(r)   In connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.
(s)   The Investor when required to deliver payment to Ivanhoe pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
(t)   [Reserved]
(u)   The Investor agrees that, from the date of this Subscription Agreement, none of the Investor nor any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any Short Sales with respect to securities of Ivanhoe prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in this transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales.
(v)   The Investor is aware, and acknowledges, that Morgan Stanley & Co. LLC will receive deferred underwriting commissions as disclosed in the Prospectus (as defined herein) upon the closing of the Transaction.
7.   Registration Rights.
(a)   Ivanhoe agrees that, as soon as practicable but in any event within 30 calendar days after the consummation of the Transaction (the “Filing Date”), Ivanhoe will file with the Commission (at Ivanhoe’s sole cost and expense) a registration statement (the “Registration Statement”), registering the resale of the Shares, which Registration Statement may register the issuance or resale of other shares of the Common Stock, including, without limitation, shares of the Common Stock issuable upon exercise of the Warrants, and Ivanhoe shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Ivanhoe that it will “review” the Registration Statement) following the Filing Date and (ii) the tenth (10th) business day after the date Ivanhoe is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (or, in either case of (i) or (ii) above, if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, the next business day on which the SEC is open for business) (such earlier date, the “Effectiveness Date”); provided, however, that Ivanhoe’s obligations to include the Shares in the Registration Statement are contingent upon the Investor furnishing in writing to Ivanhoe such information regarding the Investor, the securities of Ivanhoe held by the Investor and the intended method of disposition of the Shares as shall be reasonably requested by Ivanhoe to effect the registration of the Shares, and the Investor shall execute such documents in connection with such registration as Ivanhoe may reasonably request that are customary of a selling stockholder in similar situations, including providing that Ivanhoe shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer registrable Shares. Notwithstanding the foregoing, if the SEC prevents Ivanhoe from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of

F-11

Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional registrable Shares under Rule 415 of the Securities Act, Ivanhoe shall file a new Registration Statement to register such registrable Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable. Upon notification by the SEC that the Registration Statement has been declared effective by the SEC, within two (2) business days thereafter, Ivanhoe shall file the final prospectus under Rule 424 of the Securities Act. Ivanhoe will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. For purposes of clarification, any failure by Ivanhoe to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Ivanhoe of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
(b)   In the case of the registration effected by Ivanhoe pursuant to this Subscription Agreement, Ivanhoe shall, upon reasonable request, inform the Investor as to the status of such registration. At its expense Ivanhoe shall:
(i)   except for such times as Ivanhoe is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, use its commercially reasonable efforts to keep such registration continuously effective with respect to the Investor, and to keep the Registration Statement (or any subsequent shelf registration statement that registers the resale of the Shares by the Investor, which shall constitute the Registration Statement following its effectiveness) free of any material misstatements or omissions, until the earlier of the following: (i) the Investor ceases to hold any of the Shares or (ii) the date all of the Shares held by the Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Ivanhoe to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) two (2) years from the Effectiveness Date.
(ii)   advise the Investor (or, if directed by the Investor in writing, its counsel) within two (2) business days:
(1)   when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;
(2)   of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information with respect to the Investor;
(3)   of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;
(4)   of the receipt by Ivanhoe of any notification with respect to the suspension of the qualification of the Shares included in the Registration Statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(5)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus included therein so that, as of such date, the Registration Statement does not contain an untrue statement of a material fact or does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus included therein does not include an untrue statement of a material

F-12

fact or does not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Notwithstanding anything to the contrary set forth herein, Ivanhoe shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding Ivanhoe other than to the extent that providing notice to the Investor of the occurrence of the events listed in clauses (1) through (5) above constitutes material, nonpublic information regarding Ivanhoe;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated above, except for a Suspension (as defined below), Ivanhoe shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all of the Shares to be listed on each securities exchange or market, if any, on which the Common Stock issued by Ivanhoe have been listed as promptly as reasonably practicable following the Effectiveness Date;
(vi)   use its commercially reasonable efforts to take all other steps necessary to effect and keep effective the registration of the Shares contemplated hereby and to enable the Investor to sell the Shares under Rule 144; and
(vii)   subject to receipt from the Investor by Ivanhoe and its transfer agent of customary representations and other documentation reasonably acceptable to Ivanhoe and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of counsel, in form and substance reasonably acceptable to Ivanhoe’s counsel and the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that Ivanhoe remove any legend from the book entry position evidencing the Shares following the earliest of such time as the Shares (A) are subject to or have been or are about to be sold or transferred pursuant to an effective registration statement or (B) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for the Shares pursuant to the foregoing, Ivanhoe shall, in accordance with the provisions of this section and reasonably promptly (within three Business Days) following any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for the Shares. Ivanhoe shall be responsible for the fees of its transfer agent associated with such issuance.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, Ivanhoe shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Investor not to sell under the Registration Statement or to suspend the effectiveness thereof (such event being referred to as a “Suspension”), if (x) the use of the Registration Statement registration statement would require the inclusion of financial statements that are unavailable for reasons beyond Ivanhoe’s control or (y) the negotiation or consummation of a transaction by Ivanhoe or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Ivanhoe reasonably believes, upon the advice of legal counsel, would require additional disclosure by Ivanhoe in the Registration Statement of information that Ivanhoe has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Ivanhoe, upon the

F-13

advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Ivanhoe shall not be entitled to cause a Suspension on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period; provided that Ivanhoe shall use commercially reasonable efforts to make such Registration Statement available for sale by the Investor of the Shares as soon as reasonably practicable thereafter. Upon receipt of any written notice from Ivanhoe of the happening of a Suspension during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Investor agrees that (i) it will promptly discontinue offers and sales of the Shares under the Registration Statement until the Investor receives copies of a supplemental or amended prospectus (which Ivanhoe shall promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Ivanhoe that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Ivanhoe unless otherwise required by law or subpoena; provided that the Investor may disclose such information to its representatives or affiliates who have agreed to maintain the confidentiality of such information. Notwithstanding anything to the contrary set forth herein, Ivanhoe shall not, when so advising the Investor of a Suspension Event, provide the Investor with any material, nonpublic information regarding Ivanhoe (other than to the extent that providing notice to the Investor of the occurrence of a Suspension Event may itself constitute material, nonpublic information regarding Ivanhoe). If so directed by Ivanhoe, the Investor will deliver to Ivanhoe or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)   Ivanhoe shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Investor (to the extent a seller under the Registration Statement), its directors, officers, agents and employees and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to Ivanhoe by the Investor expressly for use therein or the Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Ivanhoe, which shall not be unreasonably withheld, conditioned or delayed, nor shall Ivanhoe be liable for any Losses to the extent they arise out of or are based upon a violation which

F-14

occurs (A) in reliance upon and in conformity with written information furnished by the Investor, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by Ivanhoe in a timely manner or (C) in connection with any offers or sales effected by or on behalf of the Investor in violation of Section 7(c)) hereof. Ivanhoe shall notify the Investor reasonably promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Ivanhoe receives notice in writing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Investor.
(e)   The Investor shall, severally and not jointly, indemnify and hold harmless Ivanhoe, its directors, officers, agents and employees, and each person who controls Ivanhoe (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or in any amendment or supplement thereto or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) arising out of or based upon any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or arising out of or relating to any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to (i) and/or (ii), to the extent, but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding the Investor furnished in writing to Ivanhoe by the Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7(e) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Investor. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares giving rise to such indemnification obligation. The Investor shall notify Ivanhoe promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7(e) of which the Investor is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Investor.
(f)   If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any

F-15

further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (c) the Outside Date (as defined in the Business Combination Agreement), if the Closing has not occurred by such date (the termination events described in clauses (a)  — (c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Ivanhoe shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Ivanhoe in connection herewith shall promptly (and in any event within one (1) business day) following a Termination Event be returned to the Investor, in full, by wire transfer of immediately available funds to the account specified by Investor, without deduction or penalty.
9.   Trust Account Waiver.   The Investor acknowledges that Ivanhoe is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Ivanhoe and one or more businesses or assets. The Investor further acknowledges that, as described in Ivanhoe’s final prospectus dated as of January 6, 2021 (the “Prospectus”), relating to its initial public offering available at www.sec.gov, substantially all of Ivanhoe’s assets consist of the cash proceeds of Ivanhoe’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Ivanhoe, its public shareholders and the underwriters of Ivanhoe’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Ivanhoe to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Ivanhoe entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of liability (the “Released Claims”); provided, that the Released Claims shall not include any claims that the Investor may have solely in the Investor’s capacity as a record or beneficial holder of any shares acquired by any means other than this Subscription Agreement, including (without limitation) pursuant to a validly exercised redemption right with respect to any such shares; provided that nothing in this Section 9 (x) shall serve to limit or prohibit the Investor’s right to pursue a claim against Ivanhoe for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Investor may have in the future against Ivanhoe’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit the Investor’s right, title, interest, or claim to the Trust Account by virtue of such Investor’s record or beneficial ownership of securities of Ivanhoe acquired by any means other than pursuant to this Subscription Agreement, including any redemption right with respect to any such securities of Ivanhoe, except to the extent that the Investor has otherwise agreed with Ivanhoe not to exercise such right. This Section 9 shall survive the termination of this Subscription Agreement for any reason.
10.   Covenants of Ivanhoe.
(a)   With a view to making available to the Investor the benefits of Rule 144 or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of Ivanhoe to the public without registration, Ivanhoe agrees, until the Shares are registered for resale under the Securities Act, to:
(i)   make and keep public information available, as those terms are understood and defined in Rule 144;

F-16

(ii)   file with the SEC in a timely manner all reports and other documents required of Ivanhoe under the Securities Act and the Exchange Act so long as Ivanhoe remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(iii)   furnish to the Investor so long as it owns Shares, promptly upon request, (A) a written statement by Ivanhoe, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual report of Ivanhoe and such other reports and documents so filed by Ivanhoe and (C) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.
11.   Miscellaneous.
(a)   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of the other party hereto; provided that this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to one or more of its affiliates (including any investment fund or account managed or advised by the same investment manager as the Investor or by an affiliate of such investment manager) without the prior consent of Ivanhoe; provided further that (x) prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof and (y) no such assignment shall relieve the Investor of its obligations hereunder if any such assignee fails to fully perform such obligations.
(b)   Ivanhoe may request from the Investor such additional information as Ivanhoe may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures; provided that Ivanhoe expressly agrees to keep any such information provided by the Investor confidential except to the extent such disclosure is required for use in any registration statement to be filed pursuant to this Subscription Agreement or at the request of the staff of the Commission or other regulatory agency or under the regulations of any national securities exchange on which Ivanhoe’s securities are listed for trading. The Investor acknowledges that Ivanhoe may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Ivanhoe.
(c)   The Investor acknowledges that Ivanhoe, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate. The Investor agrees that the purchase by the Investor of Shares from Ivanhoe will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
(d)   Each of Ivanhoe and the Investor is entitled to rely upon this Subscription Agreement and each is authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein. The Investor acknowledges that Ivanhoe may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of the Company. The Investor shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company. Notwithstanding anything to the contrary contained in this Subscription Agreement, without Investor’s prior written consent, neither Ivanhoe nor the Company shall publicly disclose, directly or indirectly, the name of the Investor or any affiliate or investment adviser of the Investor, or include, directly or indirectly, the name of the Investor or any affiliate

F-17

or investment adviser of the Investor in any press release, public statement or filing unless such disclosure is required by law. Each of Ivanhoe and the Company agrees that it shall not advertise or distribute any information or materials which contain a reference to the Investor or any of their affiliates without the prior written consent of the Investor. Each of Ivanhoe and the Company further agrees that it shall not in any manner disclose or use the name, trade name, or trademarks of the Investor or any of their affiliates in any manner in any of its advertising or marketing literature, customer lists, web sites or any other document or communication (in electronic or paper form), without the prior written consent of the Investor.
(e)   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.
(f)   This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Ivanhoe of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except for certain limited rights of the Company and the Placement Agent described in Section 11(c), 11(d) and 11(f), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and permitted assigns. For avoidance of doubt, any reference to third-party beneficiary(ies) in Section 11(m) below is limited only to the Company and the Placement Agent, and only to the extent of their limited rights described in Section 11(c), 11(d) and 11(f) of this Subscription Agreement.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf or by www.docusign.com or similar service) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to

F-18

prevent breaches or threatened breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The right to specific enforcement shall include the right of each party hereto to cause the other party hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement.
(l)   THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS (INCLUDING ANY ACTION, SUIT, LITIGATION, ARBITRATION, MEDIATION, CLAIM, CHARGE, COMPLAINT, INQUIRY, PROCEEDING, HEARING, AUDIT, INVESTIGATION OR REVIEWS BY OR BEFORE ANY GOVERNMENTAL ENTITY RELATED HERETO), INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.
(m)   Each party hereto and any person asserting rights hereunder as a third-party beneficiary may do so only if he, she or it irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (each, a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third-party beneficiary hereunder may do so only if he, she or it hereby irrevocably waives, and shall not assert as a defense in any Legal Dispute, that (i) such party is not personally subject to the jurisdiction of the above named courts for any reason, (ii) such action, suit or proceeding may not be brought or is not maintainable in such court, (iii) such party’s property is exempt or immune from execution, (iv) such action, suit or proceeding is brought in an inconvenient forum, or (v) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREUNDER MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREUNDER SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY

F-19

HEREUNDER SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(n)   [Reserved]
(o)   Ivanhoe shall, by 9:30 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, non-public information that Ivanhoe or the Company has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon filing of the Disclosure Document, the Investor shall not be in possession of any material, non-public information received from Ivanhoe, the Company, any of their respective subsidiaries or any of their respective officers, directors, employees, affiliates or agents or the Placement Agent that is not disclosed in the Disclosure Document or in prior filings with the SEC. In addition, effective upon the filing of the Disclosure Document, Ivanhoe acknowledges and agrees that Investor shall no longer be subject to any confidentiality or similar obligations under any agreement, whether written or oral, relating to the transactions contemplated by this Subscription Agreement or otherwise. Ivanhoe understands and confirms that the Investor and its affiliates will rely on the foregoing representations in effecting transactions in securities of Ivanhoe.
(p)   If any change in the number, type or classes of authorized shares of Ivanhoe (including the Shares) shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor and the price per share shall be appropriately adjusted to reflect such change.
(q)   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:
if to Investor, to such address or addresses set forth on the signature page hereto;
if to Ivanhoe, to:
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas
5th Floor
New York, New York 10036
Attention: Chief Financial Officer
E-mail: ggartner@alchemycp.com
with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn: Sean T. Wheeler, P.C.; Debbie P. Yee, P.C.; Cephas Sekhar
Email: sean.wheeler@kirkland.com; debbie.yee@kirkland.com; cephas.sekhar@kirkland.com
Telephone No.: (713) 836-3600
The parties hereto acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms

F-20

or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(r)   Other than the Placement Agent (which has been engaged by Ivanhoe in connection with this offering of Shares), each of Ivanhoe and the Investor represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto.
(s)   For the avoidance of doubt, all obligations of the Investor under this Subscription Agreement are separate and several from the obligations of Other Investors. The decision of the Investor to purchase the Shares pursuant to this Subscription Agreement has been made by the Investor independently of any Other Investors or any other subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Ivanhoe, the Company, or any of their respective subsidiaries which may have been made or given by any Other Investor or subscriber or by any agent or employee of any Other Investor or subscriber, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor or subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investors or other subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors or other subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or subscriber to be joined as an additional party in any proceeding for such purpose.
[SIGNATURE PAGES FOLLOW]

F-21

Confidential
IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By: Name: Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address – Street:	Mailing Address – Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Ivanhoe in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.
Signature Page to Form of Subscription Agreement

Confidential
IN WITNESS WHEREOF, Ivanhoe Capital Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.
IVANHOE CAPITAL ACQUISITION CORP.
By:

Name:
Title:
Date:                 , 2021
Signature Page to Form of Subscription Agreement

Confidential
SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):
☐   We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
**OR**
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):
1.   ☐   We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”
2.   ☐   We are not a natural person.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who Ivanhoe reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company, as described in Rule 501(a)(1) or (2);

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); or

☐
Any entity in which all of the equity owners are accredited investors.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.
Schedule A
to Form of Subscription Agreement

Confidential
SCHEDULE B
Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Re:
Purchase of Common Stock, par value $0.0001 per share (the “Securities”), issued by Ivanhoe Capital Acquisition Corp. (the “Company”)

Ladies and Gentlemen:
In connection with the offer and sale of the Securities to be issued by the Company, we represent, warrant, agree and acknowledge as follows:
1.   No disclosure or offering document has been provided to the undersigned in connection with the offer and sale of the Securities by Morgan Stanley & Co. LLC or any of its affiliates (the “Placement Agent”).
2.   (a) We have conducted our own investigation of the Company, the proposed transaction (the “Transaction”) between the Company and SES Holdings Pte. Ltd. (“SES”), the business of SES and its subsidiaries and the Securities and we have not relied on any statements or other information provided by the Placement Agent concerning the Company, the Transaction, the business of SES and its subsidiaries or the Securities or the offer and sale of the Securities, (b) we have had access to, and an adequate opportunity to review, financial and other information as we deem necessary to make our decision to purchase the Securities, (c) we have been offered the opportunity to ask questions of the Company and received answers thereto, as we deemed necessary in connection with our decision to purchase the Securities; and (d) we have made our own assessment and have satisfied ourselves concerning the relevant tax and other economic considerations relevant to our investment in the Securities.
3.   To our knowledge, the Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Transaction, the business of SES and its subsidiaries or the Securities or the accuracy, completeness or adequacy of any information supplied to us by the Company.
4.   In connection with the issue and purchase of the Securities, the Placement Agent has not acted as our financial advisor or fiduciary.
5.   We are (x) a qualified institutional buyer (as defined in Rule 144A of the Securities Act of 1933 as amended (the “Securities Act”)), or (y) an accredited investor (as defined in Rule 501(a)(1), (2), (3), (7) or (8) of the Securities Act). Accordingly, we acknowledge that the offering to the undersigned Investor meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
6.   We (i) are an institutional account as defined in FINRA Rule 4512(c), (ii) are a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) have exercised independent judgment in evaluating our participation in the purchase of the Securities.
7.   We are aware that the sale to us is being made in reliance on a private placement exemption from registration under the Securities Act and are acquiring the Securities for our own account or for an account over which we exercise sole discretion for another qualified institutional buyer or accredited investor.
8.   We are able to fend for ourselves in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Securities; and have the ability to bear the economic risks of our prospective investment and can afford the complete loss of such investment.
Schedule B
to Form of Subscription Agreement

9.   The Securities have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.
Very truly yours,
[NAME OF INVESTOR]
By:

Name:
Title:
Date:
Schedule B
to Form of Subscription Agreement

Annex G
Confidential
FORM OF SUBSCRIPTION AGREEMENT
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas
5th Floor
New York, New York 10036
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Ivanhoe”), and the undersigned Investor (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Ivanhoe, SES Holdings Pte. Ltd. (the “Company”), and Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned subsidiary of Ivanhoe (“Amalgamation Sub”), pursuant to which, among other things, the Company and Amalgamation Sub will amalgamate under Sections 215A to 215G of the Singapore Companies Act, with the Company continuing as the amalgamated company (the “Transaction”). Prior to the closing of the Transaction (and as more fully described in the Business Combination Agreement), Ivanhoe will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). In connection with the Transaction, Ivanhoe is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of Ivanhoe’s Class A common stock, par value $0.0001 per share (the “Common Stock” and such shares to be purchased, the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Price Per Share”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” Substantially concurrently with the execution of this Subscription Agreement, Ivanhoe is entering into separate subscription agreements with certain investors (the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) acquiring Shares at the same Price Per Share.
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Ivanhoe acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby subscribes for and agrees to purchase from Ivanhoe, and Ivanhoe agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of Common Stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the date of and immediately prior to the closing of the Transaction (such date, the “Closing Date”). At least five (5) business days prior to the anticipated Closing Date, Ivanhoe shall deliver a written notice (the “Closing Notice”) to the Investor, specifying (a) the anticipated Closing Date and (b) wire instructions for the account(s) into which the Investor shall fund the Subscription Amount. No later than two (2) business days prior to the Closing Date, the Investor shall deliver (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Ivanhoe in the Closing Notice (such funds shall be held in escrow by Ivanhoe until Closing) and (ii) any other information that is reasonably requested in the Closing Notice in order for Ivanhoe to issue the subscribed Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, Ivanhoe shall deliver to the Investor the number of Shares set forth on the signature page to this Subscription Agreement in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those set forth in this Subscription Agreement, arising under any written agreement to which the Investor is a party or arising under applicable securities laws) in the name of the Investor (or its nominee in accordance with its delivery instructions) by causing such Shares to be registered on Ivanhoe’s share register, and the Subscription Amount shall be released from escrow automatically and without further action by Ivanhoe or the Investor. In the event the closing of the Transaction does not occur within two (2) business days of the anticipated Closing Date specified in the Closing Notice, unless otherwise instructed by the Investor, Ivanhoe shall promptly (but not later than one (1) business day thereafter) return from escrow the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, in full, without any deduction or penalty of any kind, for or on account of any tax, withholding, charges, set-off or otherwise, and any book entries evidencing the issuance of the Shares shall be deemed cancelled. Notwithstanding such return or cancellation, until this Agreement is terminated in accordance with its terms, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Section 3 to be satisfied or waived on or prior to the Closing Date, and (y) the Investor shall remain obligated (A) to redeliver funds to Ivanhoe following Ivanhoe’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in Section 3. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.
3.   Closing Conditions.
      (a)   The obligations of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement are subject to the satisfaction or valid waiver by Ivanhoe, on the one hand, or the Investor, on the other hand, of the following conditions, as of the Closing Date:
(i)   no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(iii)   all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement, but subject to the satisfaction or waiver of such conditions at the closing of the Transaction) and the closing of the Transaction shall be scheduled to occur, in accordance with the terms of the Business Combination Agreement, on the Closing Date, substantially concurrently with or immediately following the Closing.
      (b)   The obligation of Ivanhoe to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall also be subject to satisfaction or valid waiver of the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement be true and correct in all material respects on and as of the Closing Date (unless made as of a specified date in which case they shall be true and correct in all material respects as of such date), and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date under this Subscription Agreement shall have been performed in all material respects.
      (c)   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall also be subject to satisfaction or valid waiver of the conditions that (i) all representations and warranties of Ivanhoe contained in this Subscription Agreement be true and correct (without giving effect to any limitation as to “materiality”, “Ivanhoe Material Adverse Effect” (as defined herein) or any similar limitation contained herein) as of the Closing Date (other than those representations made as of a specified date, which shall be true and correct as of such date), except where the failure of such representations and warranties of Ivanhoe to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Ivanhoe Material Adverse Effect (as defined herein); (ii) all obligations, covenants and agreements of Ivanhoe required to be performed by it at or prior to the Closing Date shall have been performed in all material respects and (iii) there have been no amendments or modifications to the Business Combination Agreement (as in effect on the date hereof, a copy of which Ivanhoe has been furnished to the Investor) that would reasonably be expected to materially and adversely affect the economic benefits of the Investor pursuant to this Subscription Agreement.
4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   Ivanhoe Representations and Warranties.   Ivanhoe represents and warrants to the Investor that:
      (a)   Ivanhoe is as of the date of this Agreement duly incorporated, validly existing and in good standing in the Cayman Islands (to the extent such concept exists in such jurisdiction) and will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware as of the Closing Date. Ivanhoe has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
      (b)   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor in exchange for the Subscription Amount in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, security interests or claims, and will not have been issued in violation of any preemptive or similar rights created under Ivanhoe’s organizational documents (including as amended as of the Closing Date) or under the General Corporation Law of the State of Delaware. For the avoidance of doubt, the Shares, when issued, shall be free of any preemptive rights, liens or encumbrance other than those enjoyed by or beneficial to the Investor.
      (c)   This Subscription Agreement and the Business Combination Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by Ivanhoe and, assuming that the Transaction Documents constitute the valid and binding agreement of the other parties thereto, the Transaction Documents are valid and binding obligations of Ivanhoe, enforceable against Ivanhoe in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
      (d)   The execution, delivery and the performance of this Subscription Agreement and the other Transaction Documents, including the issuance and sale of the Shares and the compliance by Ivanhoe with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein and therein, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Ivanhoe or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Ivanhoe or any of its subsidiaries is a party or by which Ivanhoe or any of its subsidiaries is bound or to which any of the property or assets of Ivanhoe is subject that would reasonably be expected to have, individually or in the aggregate, an Ivanhoe Material Adverse Effect; (ii) result in any violation of the provisions of the organizational documents of Ivanhoe or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Ivanhoe or any of its subsidiaries or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, an Ivanhoe Material Adverse Effect. For purposes of this Subscription Agreement, “Ivanhoe Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Ivanhoe and its subsidiaries, taken as a whole that would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Ivanhoe and its subsidiaries, individually or taken as a whole, affects the validity of the Shares, or prevents or materially impairs the ability of Ivanhoe to consummate the transactions contemplated by the Transaction Documents, including the issuance and sale of Shares.
      (e)   As of the date of this Subscription Agreement, the authorized capital stock of Ivanhoe consists of (i) 1,000,000 preference shares of Ivanhoe, par value $0.0001 per share (the “Preference Shares”), of which no Preference Shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), of which 27,600,000 Class A Ordinary Shares are issued and outstanding; (iii) 20,000,000 Class B ordinary shares of Ivanhoe, par value $0.0001 per share (the “Class B Ordinary Shares”), of which 6,900,000 Class B Ordinary Shares are issued and outstanding; (iv) 5,013,333 warrants to purchase one Class A Ordinary Share (the “Private Placement Warrants”), all of which are outstanding; and (v) 9,200,000 warrants to purchase one Class A Ordinary Share (the “Cayman Public Warrants,” collectively with the Private Placement Warrants, the “Cayman Warrants”), all of which are outstanding. All outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are not subject to preemptive or similar rights. All Class A Ordinary Shares issuable upon exercise of the Cayman Warrants have been duly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Cayman Warrants, will be validly issued, fully paid and not subject to preemptive or similar rights. Immediately following the Domestication and prior to the consummation of the Transaction, the capital stock of Ivanhoe will consist of (i) no issued or outstanding preferred stock; (ii) Common Stock of Ivanhoe, of which 34,500,000 shares of Common Stock will be issued and outstanding; (iii) 5,013,333 warrants to purchase one share of Common Stock (the “US Private Placement Warrants”), all of which will be outstanding; and (iv) 9,200,000 warrants to purchase one share of Common Stock (the “US Public Warrants,” collectively with the US Private Placement Warrants, the “US Warrants,” and collectively with the Cayman Warrants, the “Warrants”), all of which will be outstanding. Except as set forth above and pursuant to the Domestication, the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to in the Business Combination Agreement, as of the date hereof, there are no outstanding, and between the date hereof and the Closing, Ivanhoe will not issue, sell or cause to be outstanding any (A) shares, equity interests or voting securities of Ivanhoe, (B) securities of Ivanhoe convertible into or exchangeable for shares or other equity interests or voting securities of Ivanhoe, (C) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of Ivanhoe to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of Ivanhoe to issue, any shares or other equity interests or voting securities of Ivanhoe, or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (D) equity equivalents or other similar rights of or with respect to Ivanhoe, or (E) obligations of Ivanhoe to repurchase, redeem or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights (other than as provided in Ivanhoe’s organizational documents). As of the date hereof, Ivanhoe has no subsidiaries other than Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Ivanhoe is a party or by which it is bound relating to the voting of any securities of Ivanhoe, other than (1) as set forth in the SEC Documents (as defined below) required to be filed by Ivanhoe with the U.S. Securities and Exchange Commission (the “SEC”) and (2) as contemplated by the Business Combination Agreement.
      (f)   The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Class A Ordinary Shares are, and the Common Stock will be, listed for trading on the New York Stock Exchange (“NYSE”). There is no suit, action, proceeding or investigation pending or, to the knowledge of Ivanhoe, threatened against Ivanhoe by NYSE or the SEC with respect to any intention by such entity to deregister such shares or prohibit, suspend or terminate the listing of the Class A Ordinary Shares or Common Stock on NYSE. Ivanhoe has taken no action that is designed to terminate the registration of such shares under the Exchange Act.
      (g)   Ivanhoe is not, and immediately after receipt of payment for the Shares will not be, (i) an “investment company” or a company “controlled” by an “Investment company” within the meaning of the Investment Company Act of 1940, as amended, and as such subject to registration as an “investment company” under the Investment Company Act or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act.
      (h)   The Other Subscription Agreements, side letters or other similar agreements reflect the same Price Per Share and other material terms with respect to the purchase of the Shares that are not more favorable to the Other Investors thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such Other Investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares.
      (i)   Notwithstanding anything in this Subscription Agreement to the contrary, no representation or warranty is made in this Subscription Agreement as to the accounting treatment of Ivanhoe’s issued and outstanding Warrants, or as to any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures) solely arising from the treatment of such Warrants as equity rather than liabilities in Ivanhoe’s financial statements.
      (j)   Ivanhoe is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including the issuance of the Shares), other than (i) notice filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 7 of this Subscription Agreement, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D of the Securities Act, if applicable; (iv) those required by the NYSE, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Business Combination Agreement, (vi) the filing of notification under any antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not have an Ivanhoe Material Adverse Effect.
      (k)   Ivanhoe has made available to Investor (including via the SEC’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by Ivanhoe with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Ivanhoe makes no such representation or warranty with respect to the proxy statement/prospectus included in the Registration Statement to be filed in connection with the approval of the Business Combination Agreement by the stockholders of Ivanhoe or any other information relating to the Company or any of its affiliates included in any SEC Document or filed as an exhibit thereto. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
      (l)   Neither Ivanhoe nor any person acting on its behalf has, directly or indirectly, engaged or will engage prior to the Closing in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares, and the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
      (m)   Ivanhoe confirms that the Investor will not acquire by virtue of this Subscription Agreement (i) control, (ii) access to any material nonpublic technical information in the possession of Ivanhoe or the Company, (iii) membership or observer rights, or the right to nominate an individual to a position on, the board of directors of Ivanhoe or the Company, and/or (iv) any involvement, other than voting of shares, in the substantive decision making of Ivanhoe or the Company regarding the use, development, or release of critical technologies (as defined in 31 C.F.R. Part 800).

      (n)   Ivanhoe acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor that is effecting such pledge of Shares shall not be required to provide Ivanhoe with any notice thereof; provided further, that such pledge shall not violate Regulations T, U or X, as applicable, and that neither Ivanhoe nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge.
      (o)   As of the date hereof, there are no pending or, to the knowledge of Ivanhoe, threatened, suits, claim, actions, investigation, arbitration, review or inquiry or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Ivanhoe Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon Ivanhoe which would, individually or in the aggregate, reasonably be expected to have an Ivanhoe Material Adverse Effect. As of the date hereof, Ivanhoe is, and has been since its inception, in compliance with all applicable laws, except where such non-compliance would not reasonably be expected, individually or in the aggregate to have an Ivanhoe Material Adverse Effect.
      (p)   Other than Morgan Stanley & Co. LLC, (the “Placement Agent”), Ivanhoe has not entered into any agreement or arrangement with any broker, finder, or other financial consultant in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Investor.
      (q)   Each of Ivanhoe, the Amalgamation Sub, any of their respective directors and officers and, any of Ivanhoe’s and Amalgamation Sub’s and its affiliate’s employees, representatives, agents and any person acting on its or their behalf is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.
      (r)   Each of Ivanhoe, the Amalgamation Sub, any of their respective directors and officers and any of their respective directors and officers and any of Ivanhoe’s and the Amalgamation Sub’s and its affiliate’s employees, representatives, agents and any person acting on its or their behalf has not engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction (including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended), (ii) Ivanhoe and the Amalgamation Sub have instituted and maintain systems, policies and procedures designed to prevent violation of such laws, regulations and rules, and (iii) no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator having jurisdiction over Ivanhoe or the Amalgamation Sub with respect to such laws, regulations and rules is pending and, to Ivanhoe’s knowledge, no such actions, suits or proceedings are threatened or contemplated.
      (s)   As of the date hereof, to the knowledge of Ivanhoe, none of the documents or written information provided to the Investor or any of its advisors or representatives or by or on behalf of Ivanhoe and its affiliates in connection with the transactions contemplated by this Subscription Agreement, (i) contains any untrue statement of a material fact or omits to state a material fact necessary, in each case relating to Ivanhoe and its affiliates, in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (ii) the financial projections relating to Ivanhoe or any affiliate, if any, delivered to the Investor or its advisors or representatives are made in good faith and are based upon reasonable assumptions, and Ivanhoe is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect. For the avoidance of doubt, Company and its affiliates are not affiliates of Ivanhoe as of the date hereof.
      (t)   The Investor’s purchase of the Shares shall not result in the Investor holding securities of Ivanhoe at the time of Closing representing more than 10% of (i) the votes attaching to the outstanding voting securities of Ivanhoe or (ii) the outstanding equity securities of Ivanhoe.
      (u)   Upon consummation of the Transaction, Ivanhoe will own all of the equity securities of the Company (or its successor, as applicable).
6.   Investor Representations and Warranties.   The Investor represents and warrants to Ivanhoe that:
      (a)   The Investor is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Schedule A, and is acquiring the Shares only for the Investor’s own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The representations and warranties set forth on Schedule B are true and correct as of the date of this Subscription Agreement and will be true and correct as of the Closing Date. Furthermore, the Investor agrees that its signature to this Subscription Agreement shall constitute a signature on Schedule B hereto regardless of whether the Investor returns a signed copy of Schedule B.
      (b)   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged (other than in connection with ordinary course prime brokerage relationships) or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Ivanhoe or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act (iii) pursuant to Rule 144 under the Securities Act, provided that all the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to the so-called Section 4(a)(1 1∕2)) exemption, and, in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the applicable records of Ivanhoe and its transfer agent wherein the book entries recording ownership of the Shares (and, if applicable, any certificates representing the Shares) shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Investor has been advised to consult with its legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
      (c)   The Investor acknowledges and agrees that the Investor is purchasing the Shares from Ivanhoe and that Ivanhoe will become a Delaware corporation on or before the Closing Date. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Ivanhoe, the Company, any of their respective affiliates or any control persons, direct or indirect equityholders, officers, managers, directors, employees, consultants, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Ivanhoe expressly set forth in this Subscription Agreement.
      (d)   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Ivanhoe, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review the SEC Documents. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
      (e)   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Ivanhoe, the Company or a representative of Ivanhoe or the Company and the Shares were offered to the Investor solely by direct contact between the Investor and Ivanhoe, the Company or a representative of Ivanhoe or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Ivanhoe, the Company, the Placement Agent, any of their respective affiliates or any control persons, direct or indirect equityholders, officers, managers, directors, employees, consultants, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Ivanhoe contained in of this Subscription Agreement, in making its investment or decision to invest in Ivanhoe.
      (f)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Documents. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.
      (g)   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Ivanhoe. The Investor acknowledges specifically that a possibility of total loss exists. The Investor is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
      (h)   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of either Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Ivanhoe, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
      (i)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Documents.
      (j)   The Investor has the requisite power and authority to enter into, deliver and perform his, her or its obligations under this Subscription Agreement.
      (k)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor and (i) will not constitute or result in a material breach of, or would reasonably be expected to prevent or delay the Investor’s timely performance of its obligations under this Subscription Agreement (including the purchase of the Shares). Assuming that this Subscription Agreement constitutes the valid and binding agreement of Ivanhoe, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
      (l)   The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”)

or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person prohibited by any OFAC sanctions program, (ii) acting on behalf of, one or more persons that are named on the OFAC List, (iii) located, resident or born in, or a citizen or national of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law.
      (m)   If Investor is, or is acting (directly or indirectly) on behalf of, an employee benefit plan that is subject to Title I of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, then the Investor represents and warrants that (i) it has notified Ivanhoe in writing of its status as a Plan and will provide such additional information as may be requested by the Company in connection therewith, (ii) none of Ivanhoe, the Company nor any of their respective employees, representatives or affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and (iii) none of the Transaction Parties has provided any advice or recommendation, including, without limitation, in a fiduciary capacity, with respect to its decision to acquire and hold the Shares.
      (n)   [Reserved]
      (o)   The Investor has had no contact with the Placement Agent with respect to the issue and purchase of the Shares.
      (p)   The Investor acknowledges that neither Placement Agent, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any representation or warranty with respect to Ivanhoe, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Ivanhoe.
      (q)   In connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.
      (r)   The Investor when required to deliver payment to Ivanhoe pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
      (s)   The Investor acknowledges and agrees that it has not received any recommendation with respect to the Subscription from the Placement Agent and thus will not be deemed to form a relationship with the Placement Agent in connection with the Subscription that would require the Placement Agent to treat Subscriber as a “retail customer” for purposes of Regulation Best Interest pursuant to Rule 11-1 of the Exchange Act, or a “retail investor” for purposes of Form CRS pursuant to Rule 17a-14 of the Exchange Act. Accordingly, the Investor acknowledges and agrees that it is not entitled to the protections or disclosures required by Regulation Best Interest or Form CRS with respect to the Subscription.
      (t)   The Investor agrees that, from the date of this Subscription Agreement, none of the Investor nor any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any Short Sales with respect to securities of Ivanhoe prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in this transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales.
      (u)   The Investor is aware, and acknowledges, that Morgan Stanley & Co. LLC will receive deferred underwriting commissions as disclosed in the Prospectus (as defined herein) upon the closing of the Transaction.
7.   Registration Rights.
      (a)   Ivanhoe agrees that, as soon as practicable but in any event within 30 calendar days after the consummation of the Transaction (the “Filing Date”), Ivanhoe will file with the Commission (at Ivanhoe’s sole cost and expense) a registration statement (the “Registration Statement”), registering the resale of the Shares, which Registration Statement may register the issuance or resale of other shares of the Common Stock, including, without limitation, shares of the Common Stock issuable upon exercise of the Warrants, and Ivanhoe shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Ivanhoe that it will “review” the Registration Statement) following the Filing Date and (ii) the tenth (10th) business day after the date Ivanhoe is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (or, in either case of (i) or (ii) above, if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, the next business day on which the SEC is open for business) (such earlier date, the “Effectiveness Date”); provided, however, that Ivanhoe’s obligations to include the Shares in the Registration Statement are contingent upon the Investor furnishing in writing to Ivanhoe such information regarding the Investor, the securities of Ivanhoe held by the Investor and the intended method of disposition of the Shares as shall be reasonably requested by Ivanhoe to effect the registration of the Shares, and the Investor shall execute such documents in connection with such registration as Ivanhoe may reasonably request that are customary of a selling stockholder in similar situations, including providing that Ivanhoe shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer registrable Shares. Notwithstanding the foregoing, if the SEC prevents Ivanhoe from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional registrable Shares under Rule 415 of the Securities Act, Ivanhoe shall file a new Registration Statement to register such registrable Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable. Upon notification by the SEC that the Registration Statement has been declared effective by the SEC, within two (2) business days thereafter, Ivanhoe shall file the final prospectus under Rule 424 of the Securities Act. Ivanhoe will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. For purposes of clarification, any failure by Ivanhoe to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Ivanhoe of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
      (b)   In the case of the registration effected by Ivanhoe pursuant to this Subscription Agreement, Ivanhoe shall, upon reasonable request, inform the Investor as to the status of such registration. At its expense Ivanhoe shall:

(i)   except for such times as Ivanhoe is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, use its commercially reasonable efforts to keep such registration continuously effective with respect to the Investor, and to keep the Registration Statement (or any subsequent shelf registration statement that registers the resale of the Shares by the Investor, which shall constitute the Registration Statement following its effectiveness) free of any material misstatements or omissions, until the earlier of the following: (i) the Investor ceases to hold any of the Shares or (ii) the date all of the Shares held by the Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Ivanhoe to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) two (2) years from the Effectiveness Date.
(ii)   advise the Investor (or, if directed by the Investor in writing, its counsel) within two (2) business days:
(1)   when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;
(2)   of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information with respect to the Investor;
(3)   of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;
(4)   of the receipt by Ivanhoe of any notification with respect to the suspension of the qualification of the Shares included in the Registration Statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(5)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus included therein so that, as of such date, the Registration Statement does not contain an untrue statement of a material fact or does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus included therein does not include an untrue statement of a material fact or does not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Notwithstanding anything to the contrary set forth herein, Ivanhoe shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding Ivanhoe other than to the extent that providing notice to the Investor of the occurrence of the events listed in clauses (1) through (5) above constitutes material, nonpublic information regarding Ivanhoe;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated above, except for a Suspension (as defined below), Ivanhoe shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all of the Shares to be listed on each securities exchange or market, if any, on which the Common Stock issued by Ivanhoe have been listed as promptly as reasonably practicable following the Effectiveness Date;

(vi)   use its commercially reasonable efforts to take all other steps necessary to effect and keep effective the registration of the Shares contemplated hereby and to enable the Investor to sell the Shares under Rule 144; and
(vii)   subject to receipt from the Investor by Ivanhoe and its transfer agent of customary representations and other documentation reasonably acceptable to Ivanhoe and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of counsel, in form and substance reasonably acceptable to Ivanhoe’s counsel and the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that Ivanhoe remove any legend from the book entry position evidencing the Shares following the earliest of such time as the Shares (A) are subject to or have been or are about to be sold or transferred pursuant to an effective registration statement or (B) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for the Shares pursuant to the foregoing, Ivanhoe shall, in accordance with the provisions of this section and reasonably promptly (within three Business Days) following any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for the Shares. Ivanhoe shall be responsible for the fees of its transfer agent associated with such issuance.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, Ivanhoe shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Investor not to sell under the Registration Statement or to suspend the effectiveness thereof (such event being referred to as a “Suspension”), if (x) the use of the Registration Statement registration statement would require the inclusion of financial statements that are unavailable for reasons beyond Ivanhoe’s control or (y) the negotiation or consummation of a transaction by Ivanhoe or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Ivanhoe reasonably believes, upon the advice of legal counsel, would require additional disclosure by Ivanhoe in the Registration Statement of information that Ivanhoe has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Ivanhoe, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Ivanhoe shall not be entitled to cause a Suspension on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period; provided that Ivanhoe shall use commercially reasonable efforts to make such Registration Statement available for sale by the Investor of the Shares as soon as reasonably practicable thereafter. Upon receipt of any written notice from Ivanhoe of the happening of a Suspension during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Investor agrees that (i) it will promptly discontinue offers and sales of the Shares under the Registration Statement until the Investor receives copies of a supplemental or amended prospectus (which Ivanhoe shall promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Ivanhoe that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Ivanhoe unless otherwise required by law or subpoena; provided that the Investor may disclose such information to its representatives or affiliates who have agreed to maintain the confidentiality of such information. Notwithstanding anything to the contrary set forth herein, Ivanhoe shall not, when so advising the Investor of a Suspension Event, provide the Investor with any material, nonpublic information regarding Ivanhoe (other than to the extent that providing notice to the Investor of the occurrence of a Suspension Event may itself constitute material, nonpublic information regarding Ivanhoe). If so directed by Ivanhoe, the Investor will deliver to Ivanhoe or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)   Ivanhoe shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Investor (to the extent a seller under the Registration Statement), its directors, officers, agents and employees and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to Ivanhoe by the Investor expressly for use therein or the Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Ivanhoe, which shall not be unreasonably withheld, conditioned or delayed, nor shall Ivanhoe be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by the Investor, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by Ivanhoe in a timely manner or (C) in connection with any offers or sales effected by or on behalf of the Investor in violation of Section 7(c)) hereof. Ivanhoe shall notify the Investor reasonably promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Ivanhoe receives notice in writing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Investor.
(e)   The Investor shall, severally and not jointly, indemnify and hold harmless Ivanhoe, its directors, officers, agents and employees, and each person who controls Ivanhoe (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or in any amendment or supplement thereto or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) arising out of or based upon any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or arising out of or relating to any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to (i) and/or (ii), to the extent, but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding the Investor furnished in writing to Ivanhoe by the Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7(e) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Investor. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares giving rise to such indemnification obligation. The Investor shall notify Ivanhoe promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this

Section 7(e) of which the Investor is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Investor.
(f)   If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (c) the Outside Date (as defined in the Business Combination Agreement), if the Closing has not occurred by such date (the termination events described in clauses (a)  — (c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Ivanhoe shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Ivanhoe in connection herewith shall promptly (and in any event within one (1) business day) following a Termination Event be returned to the Investor, in full, by wire transfer of immediately available funds to the account specified by Investor, without deduction or penalty.
9.   Trust Account Waiver.   The Investor acknowledges that Ivanhoe is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Ivanhoe and one or more businesses or assets. The Investor further acknowledges that, as described in Ivanhoe’s final prospectus dated as of January 6, 2021 (the “Prospectus”), relating to its initial public offering available at www.sec.gov, substantially all of Ivanhoe’s assets consist of the cash proceeds of Ivanhoe’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Ivanhoe, its public shareholders and the underwriters of Ivanhoe’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Ivanhoe to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Ivanhoe entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of liability (the “Released Claims”); provided, that the Released Claims shall not include any claims that the Investor may have solely in the Investor’s capacity as a record or beneficial holder of any shares acquired by any means other than this Subscription Agreement, including (without limitation) pursuant to a validly exercised redemption right with respect to any such shares; provided that nothing in this Section 9 (x) shall serve to limit or prohibit the Investor’s right to pursue a claim against Ivanhoe for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Investor may have in the future against Ivanhoe’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit the Investor’s right, title, interest, or claim to the Trust Account by virtue of such Investor’s record or beneficial ownership of securities of Ivanhoe acquired by any means other than pursuant to this Subscription Agreement, including any redemption right with respect to any such securities of Ivanhoe, except to the extent that the Investor has otherwise agreed with Ivanhoe not to exercise such right. This Section 9 shall survive the termination of this Subscription Agreement for any reason.
10.   Covenants of Ivanhoe.
(a)   With a view to making available to the Investor the benefits of Rule 144 or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of Ivanhoe to the public without registration, Ivanhoe agrees, until the Shares are registered for resale under the Securities Act, to:
(i)   make and keep public information available, as those terms are understood and defined in Rule 144;
(ii)   file with the SEC in a timely manner all reports and other documents required of Ivanhoe under the Securities Act and the Exchange Act so long as Ivanhoe remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(iii)   furnish to the Investor so long as it owns Shares, promptly upon request, (A) a written statement by Ivanhoe, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual report of Ivanhoe and such other reports and documents so filed by Ivanhoe and (C) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.
11.   Miscellaneous.
(a)   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of the other party hereto; provided that this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to one or more of its affiliates (including any investment fund or account managed or advised by the same investment manager as the Investor or by an affiliate of such investment manager) without the prior consent of Ivanhoe; provided further that (x) prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof and (y) no such assignment shall relieve the Investor of its obligations hereunder if any such assignee fails to fully perform such obligations.
(b)   Ivanhoe may request from the Investor such additional information as Ivanhoe may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures; provided that Ivanhoe expressly agrees to keep any such information provided by the Investor confidential except to the extent such disclosure is required for use in any registration statement to be filed pursuant to this Subscription Agreement or at the request of the staff of the Commission or other regulatory agency or under the regulations of any national securities exchange on which Ivanhoe’s securities are listed for trading. The Investor acknowledges that Ivanhoe may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Ivanhoe.

(c)   The Investor acknowledges that Ivanhoe, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate. The Investor agrees that the purchase by the Investor of Shares from Ivanhoe will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
(d)   Each of Ivanhoe and the Investor is entitled to rely upon this Subscription Agreement and each is authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein. The Investor acknowledges that Ivanhoe may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of the Company. The Investor shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company. Notwithstanding anything to the contrary contained in this Subscription Agreement, without Investor’s prior written consent, neither Ivanhoe nor the Company shall publicly disclose, directly or indirectly, the name of the Investor or any affiliate or investment adviser of the Investor, or include, directly or indirectly, the name of the Investor or any affiliate or investment adviser of the Investor in any press release, public statement or filing unless such disclosure is required by law. Each of Ivanhoe and the Company agrees that it shall not advertise or distribute any information or materials which contain a reference to the Investor or any of their affiliates without the prior written consent of the Investor. Each of Ivanhoe and the Company further agrees that it shall not in any manner disclose or use the name, trade name, or trademarks of the Investor or any of their affiliates in any manner in any of its advertising or marketing literature, customer lists, web sites or any other document or communication (in electronic or paper form), without the prior written consent of the Investor.
(e)   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.
(f)   This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Ivanhoe of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except for certain limited rights of the Company and the Placement Agent described in Section 11(c), 11(d) and 11(f), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and permitted assigns. For avoidance of doubt, any reference to third-party beneficiary(ies) in Section 11(m) below is limited only to the Company and the Placement Agent, and only to the extent of their limited rights described in Section 11(c), 11(d) and 11(f) of this Subscription Agreement.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf or by www.docusign.com or similar service) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The right to specific enforcement shall include the right of each party hereto to cause the other party hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement.
(l)   THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS (INCLUDING ANY ACTION, SUIT, LITIGATION, ARBITRATION, MEDIATION, CLAIM, CHARGE, COMPLAINT, INQUIRY, PROCEEDING, HEARING, AUDIT, INVESTIGATION OR REVIEWS BY OR BEFORE ANY GOVERNMENTAL ENTITY RELATED HERETO), INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.
(m)   Each party hereto and any person asserting rights hereunder as a third-party beneficiary may do so only if he, she or it irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (each, a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third-party beneficiary hereunder may do so only if he, she or it hereby irrevocably waives, and shall not assert as a defense in any Legal Dispute, that (i) such party is not personally subject to the jurisdiction of the above named courts for any reason, (ii) such action, suit or proceeding may not be brought or is not maintainable in such court, (iii) such party’s property is exempt or immune from execution, (iv) such action, suit or proceeding is brought in an inconvenient forum, or (v) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREUNDER MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREUNDER SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREUNDER SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(n)   [Reserved]
(o)   Ivanhoe shall, by 9:30 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, non-public information that Ivanhoe or the Company has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon filing of the Disclosure Document, the Investor shall not be in possession of any material, non-public information received from Ivanhoe, the Company, any of their respective subsidiaries or any of their respective officers, directors, employees, affiliates or agents or the Placement Agent that is not disclosed in the Disclosure Document or in prior filings with the SEC. In addition, effective upon the filing of the Disclosure Document, Ivanhoe acknowledges and agrees that Investor shall no longer be subject to any confidentiality or similar obligations under any agreement, whether written or oral, relating to the transactions contemplated by this Subscription Agreement or otherwise. Ivanhoe understands and confirms that the Investor and its affiliates will rely on the foregoing representations in effecting transactions in securities of Ivanhoe.
(p)   If any change in the number, type or classes of authorized shares of Ivanhoe (including the Shares) shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor and the price per share shall be appropriately adjusted to reflect such change.
(q)   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:
if to Investor, to such address or addresses set forth on the signature page hereto;
if to Ivanhoe, to:
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas
5th Floor
New York, New York 10036
Attention: Chief Financial Officer
E-mail: ggartner@alchemycp.com

with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn: Sean T. Wheeler, P.C.; Debbie P. Yee, P.C.; Cephas Sekhar
Email: sean.wheeler@kirkland.com; debbie.yee@kirkland.com; cephas.sekhar@kirkland.com
Telephone No.: (713) 836-3600
The parties hereto acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(r)   Other than the Placement Agent (which has been engaged by Ivanhoe in connection with this offering of Shares), each of Ivanhoe and the Investor represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto.
(s)   For the avoidance of doubt, all obligations of the Investor under this Subscription Agreement are separate and several from the obligations of Other Investors. The decision of the Investor to purchase the Shares pursuant to this Subscription Agreement has been made by the Investor independently of any Other Investors or any other subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Ivanhoe, the Company, or any of their respective subsidiaries which may have been made or given by any Other Investor or subscriber or by any agent or employee of any Other Investor or subscriber, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor or subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investors or other subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors or other subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or subscriber to be joined as an additional party in any proceeding for such purpose.
[SIGNATURE PAGES FOLLOW]

Confidential
IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name in which Shares are to be registered
(if different):
Date:            , 2021
Investor’s EIN:
Mailing Address – Street:
City, State, Zip:
Attn:
Telephone No.:
Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $          Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Ivanhoe in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.
Signature Page to Form of Subscription Agreement

Confidential
IN WITNESS WHEREOF, Ivanhoe Capital Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.
IVANHOE CAPITAL ACQUISITION CORP.
By: Name: Title:
Date: , 2021
Signature Page to Form of Subscription Agreement

Confidential
SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.   ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.   ☐      I am an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which I qualify as an “accredited investor.”
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who Ivanhoe reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company, as described in Rule 501(a)(1) or (2);

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii);

☐
Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐
Any entity in which all of the equity owners are accredited investors.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.
Schedule A
to Form of Subscription Agreement

Confidential
SCHEDULE B
Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Re:
Purchase of Common Stock, par value $0.0001 per share (the “Securities”), issued by Ivanhoe Capital Acquisition Corp. (the “Company”)

Ladies and Gentlemen:
In connection with the offer and sale of the Securities to be issued by the Company, we represent, warrant, agree and acknowledge as follows:
1.   No disclosure or offering document has been provided to the undersigned in connection with the offer and sale of the Securities by Morgan Stanley & Co. LLC or any of its affiliates (the “Placement Agent”).
2.   I (a) have conducted my own investigation of the Company, the proposed transaction (the “Transaction”) between the Company and SES Holdings Pte. Ltd. (“SES”), the business of SES and its subsidiaries and the Securities and I have not relied on any statements or other information provided by the Placement Agent concerning the Company, the Transaction, the business of SES and its subsidiaries or the Securities or the offer and sale of the Securities, (b) have had access to, and an adequate opportunity to review, financial and other information as we deem necessary to make our decision to purchase the Securities, (c) have been offered the opportunity to ask questions of the Company and received answers thereto, as I deemed necessary in connection with my decision to purchase the Securities; and (d) have made my own assessment and have satisfied myself concerning the relevant tax and other economic considerations relevant to my investment in the Securities.
3.   To my knowledge, the Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Transaction, the business of SES and its subsidiaries or the Securities or the accuracy, completeness or adequacy of any information supplied to me by the Company.
4.   In connection with the issue and purchase of the Securities, the Placement Agent has not acted as my financial advisor or fiduciary.
5.   I am an accredited investor (as defined in Rule 501(a) of the Securities Act).
6.   I am (i) a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) have exercised independent judgment in evaluating my participation in the purchase of the Securities.
7.   I am aware that the sale to me is being made in reliance on a private placement exemption from registration under the Securities Act and am acquiring the Securities for my own account or for an account over which I exercise sole discretion for another qualified institutional buyer or accredited investor.
8.   I am able to fend for myself in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of my prospective investment in the Securities; and have the ability to bear the economic risks of my prospective investment and can afford the complete loss of such investment.
Schedule B
to Form of Subscription Agreement

Schedule B
to Form of Subscription Agreement
9.   The Securities have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.
Very truly yours,
[NAME OF INVESTOR]
By: Name: Title: Date:
Schedule B
to Form of Subscription Agreement

Annex H
Execution Version
July 12, 2021
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas, 5th Floor
New York, NY 10036
Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as amended from time to time, the “Business Combination Agreement”), by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which will domesticate as a Delaware corporation prior to the Closing) (“Parent”), SES Holdings Pte. Ltd., a Singapore private company limited by shares (the “Company”), and Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned Subsidiary of Parent.
This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent and Ivanhoe Capital Sponsor LLC, a Cayman Islands exempted limited liability company (“Sponsor”), in connection with the transactions contemplated by the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.
In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Sponsor hereby agree as follows:
1.
Sponsor hereby agrees to vote at any meeting of the shareholders of Parent, and in any action by written consent or resolution of the shareholders of Parent, all of the Subject Securities (together with any other equity securities of Parent that Sponsor holds of record or beneficially, as of the date of this Letter Agreement, or acquires record or beneficial ownership after the date hereof) in favor of the Domestication and each of the other Parent Shareholder Matters and will not withdraw or rescind such vote or otherwise take action to make such vote ineffective.

2.
Subject to the satisfaction or waiver of each of the conditions to Closing set forth in the Business Combination Agreement and subject to the terms of the Business Combination Agreement, effective immediately prior to and conditioned upon the Closing, Sponsor hereby waives, for itself and for its successors, heirs and assigns, any and all rights it has or will have to adjustment or other anti-dilution protection with respect to the rate that the Parent Class B Ordinary Shares held by Sponsor convert into Parent Class A Ordinary Shares, including under Article 17 of Parent’s Amended and Restated Articles of Association, dated January 6, 2021, to receive more than one Parent Class A Ordinary Share upon conversion of Parent Class B Ordinary Shares in connection with the Transactions, it being understood and agreed that, subject to the terms of the Business Combination Agreement, at the Closing, all Parent Class B Ordinary Shares shall convert into Parent Class A Ordinary Shares on a one-for-one basis and that this provision shall apply, mutatis mutandis, to any shares of Delaware Parent Common Stock received in the Domestication (the “Parent Ordinary Shares”).

3.
Except for this Letter Agreement or as described in the Business Combination Agreement or Parent’s prospectus dated January 6, 2021 and filed with the Securities and Exchange Commission on January 8, 2021 (“Parent Prospectus”), from and after the date of this Letter Agreement and until the Termination Date (as defined below), prior to the receipt of the Requisite Parent Stockholder Approval, Sponsor agrees not to, directly or indirectly, (i) enter into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor (including any Delaware Parent Common Stock and any Parent Warrants) or deposit any such equity securities into a voting trust, (ii) grant any proxy, consent or power of attorney with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor (including any Delaware Parent Common Stock and any Parent Warrants), (iii) enter into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement or (iv) sell, assign, transfer (including by operation of law), place a Lien on, pledge, dispose of (by amalgamation, merger, by scheme of arrangement, by testamentary disposition, by operation of law or otherwise) or otherwise encumber any of its Parent Ordinary Shares or other equity securities of Parent owned by Sponsor (including any Delaware Parent Common Stock and any Parent Warrants), either voluntarily or involuntarily, or otherwise agree to do any of the foregoing (each, a “Transfer”); provided, however, that the foregoing shall not apply to any Transfer (A) to Parent’s officers or directors, any affiliates or family member of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) (and any other subsequent transferees) must enter into a written agreement agreeing to be bound by this Letter Agreement prior to the occurrence of such Transfer. In furtherance of the foregoing, Parent hereby agrees to (i) place a revocable stop order on all Parent Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock and any Parent Warrants) subject to this Section 3, including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Parent Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock and any Parent Warrants) subject to this Section 3, and direct Parent’s transfer agent not to process any attempts by Sponsor to Transfer any Parent Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock) subject to this Section 3, except in compliance with this Section 3. For the avoidance of doubt, the obligations of Parent under this Section 3 shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Parent Class A Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock) subject to this Section 3.
4.
Sponsor hereby represents and warrants to Parent as follows:

(a)   As of the date hereof, Sponsor holds (i) 6,900,000 of the issued and outstanding Parent Class B Ordinary Shares and (ii) 5,013,333 Parent Class A Ordinary Shares underlying Private Placement Warrants (collectively, the “Subject Securities”).
(b)   Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by Sponsor and constitutes a legally valid and binding obligation of Sponsor enforceable against it in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception.
(c)   The execution and delivery of this Letter Agreement by Sponsor does not, and the performance by Sponsor of the obligations under this Letter Agreement and the compliance by Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Ordinary Shares owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair or delay the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Sponsor in connection with the execution and delivery of this Letter Agreement or the consummation by Sponsor of the transactions contemplated hereby, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(e)   As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(f)   Except for this Letter Agreement or as described in the Parent Prospectus, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement.
(g)   Sponsor understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Letter Agreement.
5.
Sponsor hereby agrees to be bound by and subject to (i) Section 6.8 (Confidentiality; Communications Plan; Access to Information) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement as if Sponsor were a party thereto, and (ii) Section 6.2 (Parent No Solicitation) of the Business Combination Agreement to the same extent as such provisions apply to Parent as if Sponsor were a party thereto.

6.
The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and, solely in the event that there is a breach hereof by Sponsor that prevents the consummation of the transactions contemplated by the Business Combination Agreement, shall be entitled to enforce the provisions hereof as if it was a party hereto.

7.
This Letter Agreement, together with the Business Combination Agreement to the extent referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

8.
No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

9.
This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement. In the event of any conflict between the terms of this Letter Agreement and the Business Combination Agreement, the terms of the Business Combination Agreement shall govern. The provisions set forth in Sections 9.1 (No Survival), 10.3 (Counterparts; Electronic Delivery), 10.5 (Severability), 10.6 (Other Remedies; Specific Performance), 10.7 (Governing Law), 10.8 (Consent to Jurisdiction; Waiver of Jury Trial), 10.12 (Amendment) and 10.13 (Extension; Waiver) of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

10.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the

Business Combination Agreement, with (a) notices to Parent being sent to the addresses set forth therein, in each case with all copies as required thereunder, and (b) notices to Sponsor being sent to:
Ivanhoe Capital Sponsor LLC
1177 Avenue of the Americas 5th Floor
New York, NY 10036
Attention:
Andrew Boyd

E-mail:
andy@bramaleapartners.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:
Sean T. Wheeler, P.C.
Debbie Yee, P.C.
Travis J. Distaso

E-mail:
sean.wheeler@kirkland.com
debbie.yee@kirkland.com
travis.distaso@kirkland.com

11.
This Letter Agreement shall immediately and automatically terminate, and have no further force and effect, upon the earlier of (i) the Effective Time or (ii) the termination of the Business Combination Agreement in accordance with its terms prior to the Effective Time (“Termination Date”). Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 11 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Letter Agreement prior to such termination or Actual Fraud, which liability shall survive any termination of this Agreement. For purposes of this Section 11, “willful breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Letter Agreement.

12.
In the event that (a) any Parent Ordinary Shares, Parent Warrants or other equity securities of Parent are issued to Sponsor after the date of this Letter Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Ordinary Shares or Parent Warrants of, on or affecting the Parent Ordinary Shares or Parent Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Parent Ordinary Shares, Parent Warrants or other equity securities of Parent after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Parent Ordinary Shares or other equity securities of Parent after the date of this Sponsor Agreement (such Parent Shares, Parent Warrants or other Equity Interests of Parent, collectively the “New Securities”), then such New Securities shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.
Very truly yours,
Ivanhoe Capital Sponsor LLC
By:
/s/ Robert Friedland

Name:
Robert Friedland

Title:
President

Acknowledged and agreed as of the date of this Letter Agreement:
Ivanhoe Capital Acquisition Corp.
By:
/s/ Robert Friedland

Name:
Robert Friedland

Title:
Chairman and Chief Executive Officer

Signature Page to Sponsor Agreement

Annex I
EXECUTION VERSION
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 12, 2021, by and between Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which will domesticate as a Delaware corporation prior to the Closing) (“Parent”), and the undersigned shareholders of the Company (as defined below) (collectively, the “Company Shareholders” and each a “Company Shareholder”). Capitalized terms used and not defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, it is contemplated that, pursuant to the Business Combination Agreement, dated as of the date hereof (as amended from time to time, the “Business Combination Agreement”), by and among Parent, SES Holdings Pte. Ltd., a Singapore private company limited by shares (the “Company”), and Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned Subsidiary of Parent (“Amalgamation Sub”), Amalgamation Sub and the Company will amalgamate (the “Amalgamation”), with the Company surviving the Amalgamation as the Amalgamated Company;
WHEREAS, as of the date hereof, each Company Shareholder is the legal and beneficial owner (including under the Singapore Companies Act) of the number of Company Shares set forth across from such Company Shareholder’s name on Schedule 1 attached hereto (and, together with any additional Company Interests in which such Company Shareholder acquires legal and beneficial ownership of after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, upon exercise or conversion of any securities, the “Equity Securities”);
WHEREAS, the Company Shareholders will receive substantial benefits from the consummation of the transactions contemplated by the Business Combination Agreement;
WHEREAS, the representations, warranties, covenants and other agreements set forth herein were a material inducement to Parent to enter into the Business Combination Agreement and to perform its obligations thereunder; and
WHEREAS, Parent is relying on the representations, warranties, covenants and other agreements of this Agreement and Parent would not enter into the Business Combination Agreement or be willing to consummate the Amalgamation without the representations, warranties, covenants and other agreements of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Voting; Waiver of Rights; Waiver of Transfer Restrictions.   Subject to the earlier termination of this Agreement in accordance with Section 2, each Company Shareholder, solely in its capacity as a holder of the Equity Securities, agrees as follows: during the period beginning on the date of this Agreement and ending on the Termination Date (as defined below), (a) such Company Shareholder hereby irrevocably and unconditionally waives and agrees not to exercise or assert any rights, or make any demand or claims of oppression relating to the Amalgamation or any other transaction contemplated by the Business Combination Agreement that such Company Shareholder may have (under the Singapore Companies Act or otherwise) by virtue of, or with respect to, any outstanding Equity Securities legally or beneficially owned by such Company Shareholder; and (b) such Company Shareholder will, with respect to all of such Company Shareholder’s Equity Securities, vote at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation, and will not withdraw or rescind such vote or otherwise take action to make such vote ineffective. In furtherance of the provisions set forth in this Section 1, each Company Shareholder shall execute and deliver the Company Shareholder Written Consent in accordance with the terms and conditions set forth in the Business Combination Agreement, and shall not thereafter withdraw or rescind such consent or otherwise take action to make such consent ineffective. In addition, in accordance with Section 6.7 of that certain Second Amended and Restated Investors’ Rights Agreement, dated as of May 12, 2021, by and among the Company and certain of the holders of Company Shares (the “Investors’ Rights Agreement”), each Company Shareholder, solely in its capacity as a holder of the Equity Securities, hereby agrees to waive the provisions of Section 4 of the Investors’ Rights Agreement to the extent such provisions would be triggered by virtue of the consummation of the Transactions, including the Amalgamation.
2.   Termination.
(a)   Subject to Section 2(b), this Agreement shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Business Combination Agreement in accordance with its terms; and (iii) the time this Agreement is terminated upon the mutual written agreement of Parent and the Company Shareholders (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”).
(b)   Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that the provisions set forth in Section 1(a), Section 5(a) and Section 5(c) (in each of the foregoing cases, solely in the case of termination under clause (i) of Section 2(a)), Section 5(b) and Section 6 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to such termination.
(c)   Notwithstanding anything to the contrary, the Company Shareholders shall have the right to terminate this Agreement if and to the extent that the Business Combination Agreement has been amended to reduce the consideration payable to the Company Shareholders or to extend the Outside Date.
(d)   The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
3.   Representations and Warranties of the Company Shareholder.
(a)   Each Company Shareholder hereby represents and warrants to Parent, on behalf of itself, that the Equity Securities set forth across from such Company Shareholder’s name on Schedule 1 attached hereto constitute all of the Company Shares legally or beneficially owned by such Company Shareholder as of the date hereof. Each Company Shareholder has good and valid title to such Equity Securities set forth across from such Company Shareholder’s name on Schedule 1 attached hereto and as of the Effective Time will have good and valid title to all Equity Securities held by such Company Shareholder free and clear of all Liens (other than transfer restrictions under applicable securities Laws).
(b)   Each Company Shareholder hereby represents and warrants to Parent, on behalf of itself, that: (A) (i) in the event that such Company Shareholder is an individual, such Company Shareholder has all requisite capacity to execute and deliver this Agreement and the Transaction Agreements to which he or she is a party and to perform his or her obligations hereunder and thereunder, and (ii) in the event such Company Shareholder is a legal entity, (1) such Company Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder and (2) the execution, delivery and performance by such Company Shareholder of this Agreement and its obligations hereunder have been duly and validly authorized by such Company Shareholder and no other act or proceeding on the part of such Company Shareholder is necessary to authorize the execution, delivery or performance of this

Agreement, (B) this Agreement has been duly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of such Company Shareholder, enforceable in accordance with its terms, subject to the Remedies Exception, and (C) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) if such Company Shareholder is a legal entity, conflict with or result in any material breach of any provision of the Charter Documents of such Company Shareholder, (ii) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by such Company Shareholder (other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Singapore Companies Act and other than those set forth as conditions to Closing in the Business Combination Agreement), or (iii) violate in any material respect any material Law applicable to such Company Shareholder, except, in the case of the foregoing clauses (ii) and (iii), for violations which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(c)   Effective as of the Mailing Date, each Company Shareholder hereby agrees to irrevocably appoint as its proxy and attorney-in-fact, Parent and any person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Equity Securities as indicated in Section 1 above. Each Company Shareholder intends this proxy to be irrevocable and unconditional as of the Mailing Date and during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Company Shareholder with respect to the Equity Securities (and such Company Shareholder hereby represents that any such proxy is revocable). The proxy granted by each Company Shareholder shall be automatically revoked upon the occurrence of the Termination Date and Parent may further terminate this proxy at any time at its sole election by written notice provided to such Company Shareholder.
4.   Business Combination Agreement Obligations.
(a)   Other than as expressly permitted by the Business Combination Agreement or the other Transaction Agreements, until the Termination Date, each Company Shareholder will not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by amalgamation, merger, by scheme of arrangement, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, Lien, hypothecation or similar disposition of (by amalgamation, merger, by scheme of arrangement, by testamentary disposition, by operation of law or otherwise), any of his, her or its Equity Securities, (ii) deposit any Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii) of this Section 4; provided, however, that nothing herein shall prohibit such Company Shareholder from transferring his, her or its Equity Securities to an Affiliate of such Company Shareholder or, if the Company Shareholder is an individual, to any member of such Company Shareholder’s immediate family or to a trust solely for the benefit of such Company Shareholder or any member of such Company Shareholder’s immediate family; provided, that (x) any such transfers shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of such Company Shareholder under, and to be bound by all of the terms of, this Agreement and (y) any such permitted transfer shall not relieve such Company Shareholder of its obligations under this Agreement.
(b)   Until the Termination Date, each Company Shareholder hereby agrees to be bound by the terms and conditions set forth Section 6.1 (Company No Solicitation), Section 6.11 (No Claim Against Trust Account) and, to the extent applicable to any of the foregoing, the remaining provisions of Article X (General Provisions) of the Business Combination Agreement (and any

relevant definitions used in such Sections) fully and to the same extent as if such Company Shareholder were a party and signatory to such provisions of the Business Combination Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary: (i) none of the Company Shareholders shall be responsible for the actions of the Company or the Company board of directors (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), with respect to any of the matters contemplated by Section 4(b); (ii) none of the Company Shareholders makes any representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 6.1 of the Business Combination Agreement shall not, in and of itself, be considered a breach of Section 4(b) (it being understood for the avoidance of doubt that each Company Shareholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of Section 4(b)).
5.   Covenants.
(a)   Further Assurances.   From time to time and without additional consideration, each Company Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. Each Company Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates (including Amalgamation Sub), the Sponsor, the Company, the Amalgamated Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement (including the per share Amalgamation Consideration) or the consummation of the transactions contemplated hereby and thereby.
(b)   Acknowledgment.   EACH COMPANY SHAREHOLDER ACKNOWLEDGES AND AGREES THAT SUCH COMPANY SHAREHOLDER IS ENTERING INTO THIS AGREEMENT ON SUCH COMPANY SHAREHOLDER’S OWN FREE WILL AND NOT UNDER ANY DURESS OR UNDUE INFLUENCE. EACH COMPANY SHAREHOLDER HAS ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION, SUCH COMPANY SHAREHOLDER HAS BEEN ADVISED BY PARENT TO CONSULT WITH COUNSEL OF SUCH COMPANY SHAREHOLDER’S CHOICE WITH REGARD TO THE EXECUTION OF THIS AGREEMENT AND SUCH COMPANY SHAREHOLDER’S COVENANTS HEREUNDER, SUCH COMPANY SHAREHOLDER HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH SUCH COUNSEL AND EITHER SO CONSULTED OR FREELY DETERMINED IN SUCH COMPANY SHAREHOLDER’S OWN DISCRETION NOT TO SO CONSULT WITH SUCH COUNSEL, SUCH COMPANY SHAREHOLDER UNDERSTANDS THAT PARENT HAS BEEN ADVISED BY COUNSEL, AND SUCH COMPANY SHAREHOLDER HAS READ THIS AGREEMENT AND THE BUSINESS COMBINATION AGREEMENT AND FULLY AND COMPLETELY UNDERSTANDS THIS AGREEMENT AND THE BUSINESS COMBINATION AGREEMENT AND EACH OF SUCH COMPANY SHAREHOLDER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS HEREUNDER AND THEREUNDER. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED AS HAVING BEEN DRAFTED JOINTLY BY THE COMPANY SHAREHOLDERS AND PARENT AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY HERETO BY VIRTUE OF THE AUTHORSHIP OF ANY OR ALL OF THE PROVISIONS OF THIS AGREEMENT.
(c)   Disclosure.   Each Company Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC such Company Shareholder’s identity and ownership of the Equity Securities and the nature of such Company Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided such Company Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.
6.   General Provisions.
(a)   Amendment; Waiver.   This Agreement may not be amended except by an instrument signed by Parent and each Company Shareholder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
(b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
(i)   if to Parent:
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas, 5th Floor
New York, NY 10036
Attention:
Andrew Boyd

E-mail:
andy@bramaleapartners.com

with a copy (which shall not constitute notice to Parent) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:
Sean T. Wheeler, P.C.
Debbie Yee, P.C.
Travis J. Distaso

E mail:
sean.wheeler@kirkland.com
debbie.yee@kirkland.com
travis.distaso@kirkland.com

(ii)
if to the Company Shareholders, to: the addresses listed on Schedule 1 hereto. with a copy (which shall not constitute notice to the Company Shareholder) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention:
Chang-Do Gong
Joel Rubinstein
Jonathan Rochwarger

E-mail:
cgong@whitecase.com
joel.rubinstein@whitecase.com
jonathan.rochwarger@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

(c)   Interpretation.   Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes,” “including” and words of similar import do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the term “or” will not be deemed to be exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) the terms “day” and “days” mean and refer to calendar day(s), (viii) the terms “year” and “years” mean and refer to calendar year(s), (ix) references to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder, (x) references to any person include the successors and permitted assigns of that person, and (xi) references from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. All Section and Schedule references herein are to Sections and Schedules of this Agreement, unless otherwise specified. Each Company Shareholder acknowledges that White & Case LLP is acting as legal counsel to the Company in connection with the Business Combination Agreement and the Transactions, and is not acting as counsel to such Company Shareholder.
(d)   Section Headings; Defined Terms.   The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The defined terms contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.
(f)   Entire Agreement; No Third Party Beneficiaries.   The agreement of the parties that is comprised of this Agreement and the provisions of the Business Combination Agreement referenced in Section 4 herein to which each Company Shareholder has expressly agreed to be bound constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements, and understandings, whether oral or written, relating to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. For the avoidance of doubt, this Agreement does not and shall not affect any prior understandings, agreements or representations with respect to any similar subject matter entered into in connection with or as a result of any Company Shareholder’s direct or indirect ownership of any Company Shares or any provision of services to the Company.
(g)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
(h)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 4(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto. Any purported assignment in violation of this Section 6(h) shall be null and void ab initio.
(i)   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Legal Proceedings related hereto), including matters of validity, construction, effect, performance and remedies.
(j)   Consent to Jurisdiction, Etc.
(i)   Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6(b), and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6(j), either party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.
(ii)   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NEITHER PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NEITHER PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(k)   Specific Performance.   Each party hereto agrees that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that either party hereto does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each party hereto acknowledges and agrees that each party shall therefore be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, each party hereto would not have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party hereto has an adequate monetary or other remedy at law. Each party hereto acknowledges and agrees that if the other party hereto seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such other party shall not be required to provide any bond or other security in connection with any such order or injunction.
(l)   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Equity Securities of the Company Shareholders. All rights, ownership and economic benefits (but excluding, for the avoidance of doubt, any voting rights to the extent described herein) of and relating to the Equity Securities of each Company Shareholder shall remain fully vested in and belong to any such Company Shareholder, and Parent shall have no authority to direct such Company Shareholder in the voting or disposition of any of the Company Shareholder’s Equity Securities, except as otherwise provided herein.
(m)   Capacity as a Shareholder.   Notwithstanding anything herein to the contrary, each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a shareholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of such Company Shareholder (or any affiliate, employee or designee of such Company Shareholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
[Signature Pages Follow]

IN WITNESS WHEREOF, Parent and the Company Shareholders have caused this Support Agreement to be executed as of the date first written above.
PARENT:
IVANHOE CAPITAL ACQUISITION CORP.
By:
/s/ Robert Friedland

Name:
Robert Friedland

Title:
Chairman and Chief Executive Officer

Signature Page to Support Agreement

IN WITNESS WHEREOF, Parent and the Company Shareholder have caused this Support Agreement to be executed as of the date first written above.
QICHAO HU
/s/ Qichao Hu

THE QICHAO HU FAMILY DELAWARE TRUST U/A/D MARCH 31, 2021
By:
/s/ Seth R. Ralvetz

Name:
Seth R. Ralvetz, Esq.

Title:
Trust Officer/AVP, First State Trust Company

THE QICHAO HU 2021 ANNUITY TRUST DATED MARCH 31, 2021
By:
/s/ Qichao Hu

Name:
Qichao Hu

Title:
Trustee

THE QICHAO HU 2021 IRREVOCABLE TRUST U/A/D MARCH 31, 2021
By:
/s/ Seth R. Ralvetz

Name:
Seth R. Ralvetz, Esq.

Title:
Trust Officer/AVP, First State Trust Company

LONG SIANG PTE. LTD.
By:
/s/ Lingyang Xue

Name:
Lingyang Xue

Title:
Director

Signature Page to Support Agreement

VERTEX LEGACY CONTINUATION FUND PTE. LTD.
By:
/s/ Tay Choon Chong

Name:
Tay Choon Chong

Title:
Authorised Signatory

VERTEX VENTURES CHINA IV, L.P.
By:
/s/ Tham Sin Hui

Name:
Tham Sin Hui

Title:
Authorised Signatory

Signature Page to Support Agreement

SHANGHAI ACHIEVER LTD.
By:
/s/ Tan Bing

Name:
Tan Bing

Title:
CEO

Signature Page to Support Agreement

IN WITNESS WHEREOF, Parent and the Company Shareholder have caused this Support Agreement to be executed as of the date first written above.
GENERAL MOTORS HOLDINGS LLC
By:
/s/ Matthew Tsien

Name:
Matthew Tsien

Title:
Executive VP & CTO

GENERAL MOTORS VENTURES LLC
By:
/s/ Matthew Tsien

Name:
Matthew Tsien

Title:
President

Signature Page to Support Agreement

APPLIED VENTURES, LLC
By:
/s/ Anand Kamannavar

Name:
Anand Kamannavar

Title:
Managing Director/Global Head

Signature Page to Support Agreement

IN WITNESS WHEREOF, Parent and the Company Shareholder have caused this Support Agreement to be executed as of the date first written above.
SAIC TECHNOLOGIES FUND I, LLC
By:
/s/ Wenhua Huang

Name:
Wenhua Huang

Title:
President

SAIC TECHNOLOGY FUND II, LLC
By:
/s/ Wenhua Huang

Name:
Wenhua Huang

Title:
President

Signature Page to Support Agreement

IN WITNESS WHEREOF, Parent and the Company Shareholder have caused this Support Agreement to be executed as of the date first written above.
SHANGQI PARTNERS, LLC
By:

Name:
Title:
Signature Page to Support Agreement

TIANQI LITHIUM HK CO., LTD.
By:
/s/ Jun Zou

Name:
Jun Zou

Title:
Director

Signature Page to Support Agreement

ANDERSON INVESTMENTS PTE. LTD.
By:
/s/ Poy Weng Chuen

Name:
Poy Weng Chuen

Title:
Director

ARANDA INVESTMENTS PTE. LTD.
By:
/s/ Rohit Sipahimalani

Name:
Rohit Sipahimalani

Title:
Authorised Signatory

Signature Page to Support Agreement

SK INC.
By:
/s/ Dong Uk Choz

Name:
Dong Uk Choz

Title:
VP of Advanced Materials Investment Center

Signature Page to Support Agreement

IN WITNESS WHEREOF, Parent and the Company Shareholder have caused this Support Agreement to be executed as of the date first written above.
HYUNDAI MOTOR COMPANY
By:
/s/ Jae Hoon Chang

Name:
Jae Hoon Chang

Title:
President

KIA CORPORATION
By:
/s/ Ho Sung Song

Name:
Ho Sung Song

Title:
President

Signature Page to Support Agreement

CHRISTIAN TANG-JESPERSEN
By:
/s/ Christian Tang-Jespersen

Name:
Christian Tang-Jespersen

Title:
Signature Page to Support Agreement

Schedule 1
Equity Securities
Company Shareholder	Physical and Email Addresses for Notice	Class, Number and Type of Company Interests
Qichao Hu	Physical Address: 94 Beacon Street #82 Somerville, MA 02143 Email Address: qichao@ses.ai	Ordinary Shares: 4,705,555
First State Trust Company, As Trustee of the Qichao Hu 2021 Irrevocable Trust U/A/D	Physical Address: 94 Beacon Street #82 Somerville, MA 02143 Email Address: qichao@ses.ai	Ordinary Shares: 672,222
First State Trust Company, As Trustee of the Qichao Hu Family Delaware Trust U/A/D	Physical Address: 94 Beacon Street #82 Somerville, MA 02143 Email Address: qichao@ses.ai	Ordinary Shares: 672,222
Qichao Hu, As the Trustee of The Qichao Hu 2021 Annuity Trust	Physical Address: 94 Beacon Street #82 Somerville, MA 02143 Email Address: qichao@ses.ai	Ordinary Shares: 672,222
Long Siang Pte. Ltd.
Physical Address:
6 Shenton Way #32-01
Singapore
With a copy to:
Shanghai Qianyang Investment
Management Consulting Co. Ltd.
Room 605, Block A, Haiwaitan
Financial Centre,
818 East Longhua Rd.,
Shanghai, China
Attn: Xue Wenxiang/Rolian Lu
Email Addresses:
Wenxiang Xue
13311771556@163.com
Daniel Xue
Xue3987@outlook.com
Series A Preferred Shares: 2,517,986 Series B Preferred Shares: 732,800 Series C Preferred Shares: 680,468 Series C Plus Preferred Shares: 232,582
Vertex Legacy Continuation Fund Pte. Ltd.	Physical Address: Unit 2113-2116, Level 21 China World Tower I No 1 Jian Guo Men Wai Avenue Beijing 100004, China Attention: Tay Choon Chong Email Address: cctay@vertexventures.com	Series A Preferred Shares: 2,158,275 Series B Preferred Shares: 644,072 Series C Preferred Shares: 1,689,864 Series C Plus Preferred Shares: 196,776 Series D Preferred Shares: 175,801
Vertex Ventures China IV, L.P.	Physical Address: Unit 2113-2116, Level 21 China World Tower I No 1 Jian Guo Men Wai Avenue Beijing 100004, China Attention: Tay Choon Chong Email Address: cctay@vertexventures.com	Series D Preferred Shares: 175,801
Shanghai Achiever Ltd.	Physical Address: P.O. Box 957 Offshore Incorporations Centre	Ordinary Shares: 310,000 Series A Preferred Shares: 719,424 Series B Preferred Shares: 177,700

Company Shareholder	Physical and Email Addresses for Notice	Class, Number and Type of Company Interests
	Road Town, Tortola British Virgin Islands With a copy to: Shanghai Qianyang Investment Management Consulting Co. Ltd. Email Address: tanbing888@gmail.com	Series C Preferred Shares: 171,251 Series D Preferred Shares: 209,958
General Motors Ventures LLC	Physical Address: Mail Code 480-106-RA1 30470 Harley Earl Boulevard Warren, MI 48092 Attention: President Email Addresses: daniel.dub@gm.com wade.sheffer@gm.com	Series B Preferred Shares: 1,776,751 Series C Preferred Shares: 1,126,842 Series C Plus Preferred Shares: 249,150 Series D Preferred Shares: 351,601
General Motors Holdings LLC	Physical Address: 300 Renaissance Center Detroit, Michigan 48265 Attention: Assistant General Counsel — Corporate Finance and Global Innovation Email Addresses: daniel.dub@gm.com wade.sheffer@gm.com	Series D Preferred Shares: 1,406,405
Applied Ventures, LLC	3050 Bowers Avenue Santa Clara, CA 95054-3299 Attention: General Manager Email Addresses: Anand Kamannavar Anand_Kamannavar@amat.com Blair Georgakas Blair_Georgakas@amat.com	Series B Preferred Shares: 666,281 Series C Preferred Shares: 299,832 Series C Plus Preferred Shares: 42,319 Series D Preferred Shares: 133,028
SAIC Technologies Fund I, LLC	Physical Address: 2680 Zanker Road, San Jose, CA 95134 Attention: Gordon Wan Email Address: gwan@saicusa.com	Series B Preferred Shares: 1,110,469 Series C Preferred Shares:95,399
SAIC Technology Fund II, LLC	Physical Address: 2680 Zanker Road, San Jose, CA 95134 Attention: Gordon Wan Email Address: gwan@saicusa.com	Series D Preferred Shares: 105,480
Shangqi Partners LLC	Physical Address: 2680 Zanker Road, San Jose, CA 95134 Attention: Gordon Wan Email Address: gwan@saicusa.com	Series D Preferred Shares: 43,950
Tianqi Lithium HK Co., Ltd.	Physical Address: Tianqi Lithium Corporation #10, East Gaopeng Road, High-tech development Zone Chengdu, People’s Republic of	Series C Preferred Shares: 4,362,697 Series C Plus Preferred Shares: 313,064

Company Shareholder	Physical and Email Addresses for Notice	Class, Number and Type of Company Interests
China 600041 Attention: Guo Li Email Addresses: Frank Lee frank.lee@tianqilithium.com Pepe Huang huangpy@tianqilithium.com Siqian Li linsq@tianqilithium.com
Anderson Investments Pte. Ltd.	Physical Address: 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 Email Addresses: mingyou@temasek.com.sg serhan@temasek.com.sg	Series C Preferred Shares: 4,362,697
Aranda Investments Pte. Ltd.	Physical Address: 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 Email Addresses: mingyou@temasek.com.sg serhan@temasek.com.sg	Series D Preferred Shares: 949,324
SK Inc	Physical Address: 26, Jong-ro, Jongno-gu Seoul, South Korea 03188 Email Addresses: Seungwon Yang yang21@sk.com Naeyoung Jung jungnaeyoung@sk.com	Series C Plus Preferred Shares: 5,169,454 Series D Preferred Shares: 1,265,765
Hyundai Motor Company	12, Heolleung-ro, Seocho-gu Seoul, 06797, Korea Attention: Son Chang Eob Email Address: Woo Joo Kimm.wkim@hyundai.com	Series D Plus Preferred Shares: 1,018,853
Kia Corporation	12, Heolleung-ro, Seocho-guSeoul, 06797, Korea Attention: Son Chang Eob Email Address: Woo Joo Kimm.wkim@hyundai.com	Series D Plus Preferred Shares: 679,235
Christian Tang-Jespersen	Physical Address: Høyrups Alle 30 DK — 2900 Hellerup Denmark Email Address: christian@8299.eu	Series D Preferred Shares: 17,580

Exhibit J
July 12, 2021
Ivanhoe Capital Acquisition Corp.
150 Beach Road
25-03 The Gateway West
189720 Singapore
Re:   Amendment to IPO Letter Agreement
Ladies and Gentlemen:
Reference is hereby made to (i) that certain letter agreement, dated as of January 6, 2021 (the “Letter Agreement”), delivered to Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (including following the Domestication (as defined in the Business Combination Agreement), the “Company”), by Ivanhoe Capital Sponsor LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors, advisory board and/or management team (each such individual, an “Insider” and collectively, the “Insiders”), in connection with the Company’s initial public offering of units and (ii) that certain Business Combination Agreement, dated as of the date hereof (as the same may be amended, modified or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company (“Amalgamation Sub”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”), pursuant to which the Company will acquire SES and consummate its initial business combination (such transactions, the “SES Business Combination”).
In order to induce the Company and SES to enter into the Business Combination Agreement and to proceed with the transactions contemplated thereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the Insiders, hereby agrees to amend the Letter Agreement (this “Amendment”) as follows:
1.
Upon the closing of the SES Business Combination, Section 6 of the Letter Agreement shall be amended and restated in its entirety and be replaced with the following:

“(a)   The Sponsor and each Insider agrees that it, he or she shall not Transfer any shares of Class A Common Stock received upon the conversion of the Founder Shares in connection with the SES Business Combination (the “Subject Shares”) until the earlier of (i) (v) with respect to 20% of such shares, until the date that is 180 days after the consummation of the SES Business Combination (the “SES Closing”), (w) with respect to 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the date that is 150 days after the SES Closing (the “Requisite Trading Period”), (x) with respect to 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the SES Business Combination that results in all of the stockholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the event that the per-share value of the cash, securities or other property to be received by the holders of Class A Common Stock in such liquidation, merger, capital stock exchange or other similar transaction (the “Per Share Transaction Value”) is less than $18.00, then the Subject Shares will be released from these transfer restrictions to the Initial Shareholders on a pro rata basis as follows: (x) to the extent not previously released, all Subject Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per Share Transaction Value will be released, and (y) the number of Subject Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per Share Transaction Value (the “Release Threshold”), multiplied by (b) a fraction, the numerator of which equals (x) 2, minus (y) the amount by which the Release Threshold exceeds the Per Share Transaction Value, and the denominator of which equals 2, will be released. Any Subject Shares not released pursuant to the preceding sentence will be forfeited and cancelled. For example, if the Per Share Transaction Value equaled $15.00 and 6,900,000 shares of Class A Common Stock are issued to the Initial Shareholders in the SES Business Combination, then the number of Subject Shares released to the Initial Shareholders would be (1) any unreleased Subject Shares that were subject to release upon the achievement of the $12.00 and $14.00 share price requirements, plus (2) 690,000, or 50% of the Subject Shares that would have been released if the $16.00 share price threshold has been achieved, and the remaining 2,070,000 unreleased Subject Shares would be forfeited and cancelled (the “Founder Shares Lock-up Period”).
(b)   The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or any shares of Class A Common Stock underlying the Private Placement Warrants), until 30 days after the completion of the SES Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).
(c)   Notwithstanding the provisions set forth in paragraphs 6(a) and (b), Transfers of the Subject Shares, Private Placement Warrants and the shares of Class A Common Stock underlying the Private Placement Warrants that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of Delaware or the Sponsor’s partnership agreement upon dissolution of the Sponsor; or (f) in the event of the Company’s liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Company’s completion of the SES Business Combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.
2.
Upon the closing of the SES Business Combination, Section 10 of the Letter Agreement is hereby amended by (i) replacing the defined term “Ordinary Shares” with: “Ordinary Shares” shall mean the Class A Common Stock and Class B common stock, par value $0.0001 per share, of the Company.” and (ii) adding the following defined terms as clause (ix) and (x) thereto:

(ix)   “Class A Common Stock” shall mean the shares of Class A common stock, par value $0.0001 per share, of the Company.
(x)   “SES Business Combination” shall mean the business combination and other transactions contemplated by that certain Business Combination Agreement, dated as of the date hereof, by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company, and SES Holdings Pte. Ltd., a Singapore private company limited by shares.
3.
The provisions of the Letter Agreement, as amended by this Amendment, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Letter Agreement shall be deemed references to the Letter Agreement, as amended by this Amendment. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to the terms thereof for any reason, this Amendment shall automatically terminate and cease to be of further force and effect.

4.
This Amendment and the Letter Agreement, as amended pursuant to this Amendment, the Business Combination Agreement and the other Transaction Agreements (as defined in the

Business Combination Agreement) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Amendment may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
5.
Sections 13, 14, 15, 16, 17 and 18 of the Letter Agreement are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.

[Signature Page Follows]

Sincerely,
IVANHOE CAPITAL SPONSOR LLC
By:
/s/ Robert Friedland

Name:   Robert Friedland
Title:   President
By:
/s/ Robert Friedland

Robert Friedland
By:
/s/ Gary Gartner

Gary Gartner
By:
/s/ Andrew Boyd

Andrew Boyd
By:
/s/ Christopher Carter

Christopher Carter
By:
/s/ Hirofumi Katase

Hirofumi Katase
By:
/s/ Francis P.T. Leung

Francis P.T. Leung
By:
/s/ Edward T. Welburn Jr.

Edward T. Welburn Jr.
Acknowledged and Agreed:
IVANHOE CAPITAL ACQUISITION CORP.
By:
/s/ Robert Friedland

Name:   Robert Friedland
Title:
Chairman and Chief Executive Officer

[Signature Page to Letter Agreement Amendment]

Annex K
FINAL FORM
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among SES AI Corporation, a Delaware corporation (formerly, Ivanhoe Capital Acquisition Corp.) (the “Company”), Ivanhoe Capital Sponsor LLC, a Cayman Islands exempted limited liability company (the “Sponsor”), and certain former stockholders of SES Holdings Pte. Ltd., a Singapore private company limited by shares (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of January 6, 2021 (the “Original RRA”);
WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of July 12, 2021 (the “Business Combination Agreement”), by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned subsidiary of the Company (“Amalgamation Sub”), and Target, pursuant to which Amalgamation Sub and Target amalgamated, with the Target continuing as the amalgamated company and becoming a direct, wholly owned subsidiary of the Company;
WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, certain of the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”);
WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the Founder (as defined in the Business Combination Agreement) received shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which may be converted to shares of Class A Common Stock pursuant to the terms thereof;
WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, holders of Company Options (as defined in the Business Combination Agreement) received Rollover Options (as defined in the Business Combination Agreement) (the “Options”);
WHEREAS, on the date hereof, certain investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [•] shares of Class A Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of July 12, 2021, entered into by and between the Company and each of the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority in interest of the Registrable Securities as of the date hereof; and
WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 6.10.
“Additional Holder Common Stock” shall have the meaning given in Section 6.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.
“Agreement” shall have the meaning given in the Preamble hereto.
“Amalgamation Sub” shall have the meaning given in the Recitals hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Class A Common Stock” shall have the meaning given in the Recitals hereto.
“Class B Common Stock” shall have the meaning given in the Recitals hereto.
“Closing” shall have the meaning given in the Business Combination Agreement.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall mean collectively, the Class A Common Stock and Class B Common Stock.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 6.7.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holder” and “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Joinder” shall have the meaning given in Section 6.10.
“Lock-up” shall have the meaning given in Section 5.1.
“Lock-up Parties” shall mean the Target Holders and their respective Permitted Transferees.
“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date.
“Lock-up Shares” shall mean the shares of Class A Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Class A Common Stock held by the Target Holders immediately following the Closing or shares of Class A Common Stock issued with respect to or in exchange for Options or pursuant to the Business Combination Agreement on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Class A Common Stock acquired in the public market).
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Options” shall have the meaning given in the Recitals hereto.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
“Permitted Transferees” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Private Placement Warrants” shall mean the warrants issued to the Sponsor pursuant to the Business Combination Agreement in exchange for the warrants purchased by the Sponsor in a private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Class A Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase shares of Class A Common Stock and shares of Class A Common Stock issued or issuable upon the exercise or conversion of any other equity security, including shares of Class B Common Stock) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any Investor Shares), any Additional Holder Common Stock, and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Class A Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including fees for standard “comfort letters”); and
(F)   in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $35,000 without the consent of the Company).
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.
“Subscription Agreement” and “Subscription Agreements” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Target” shall have the meaning given in the Preamble hereto.
“Target Holders” shall have the meaning given in the Preamble hereto.
“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, make any short sale or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   Within thirty (30) calendar days following the Closing Date, the Company shall use its commercially reasonable efforts to submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier)

by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Sponsor Members and the Target Holders.
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, any Sponsor Member, or a Target Holder (any of the Sponsor, any Sponsor Member or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that (a) a majority-in-interest of the then outstanding number of Registrable Securities held by the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities shall be in the form of an Underwritten Offering, and (b) the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders with a total offering price of at least $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and all other shares of Class A Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Class A Common Stock or other equity securities proposed to be sold by other holders of Class A Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown at least three business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Registrable Securities; provided that the Sponsor, any Sponsor Member or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, any Sponsor Member, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall still constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, any Sponsor Member or a Target Holder elects to continue an Underwritten

Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, any Sponsor Member or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities held by such Holder pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)   if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by any lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4   Block Trades; Other Coordinated Offerings.
2.4.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $50 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5   A Demanding Holder may in the aggregate demand no more than one (1) Block Trade or Other Coordinated Offering pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, through the timely filing of reports required pursuant to Section 13(a) or 15(d) of the Exchange Act, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2   Registration Expenses.   Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Registration Statement in Offerings.    Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.
3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, such Registration would be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for such period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification..
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’

fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1   Lock-Up.   Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).
5.2   Permitted Transferees.   Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) in the case of an entity, to the Lock-up Party’s directors, managers, officers, stockholders, partners, limited partners, members or Affiliates or an investment fund or other entity controlled or managed by the Lock-up Party or any of its Affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, or upon dissolution of the Lock-up Party, (g) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, (h) to the Company, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.
ARTICLE VI
MISCELLANEOUS
6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1 Robinson Road, #18-00 AIA Tower, Singapore 048542, Attention: Qichao Hu, Chief Executive Officer, and Joanne Ban, Chief Legal Officer, or by email: qichao@ses.ai, and jban@ses.ai, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.
6.2   Assignment; No Third Party Beneficiaries.
6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2   Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities.
6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.
6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment setting forth the name of the assignor, the name and address of the assignee, and the number of Registrable Securities so transferred, as provided in Section 6.1 hereof, and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
6.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
6.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.7   Other Registration Rights.   Other than the certain Holders and Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and the Original RRA, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.8   Term.   This Agreement shall terminate on the earlier of (a) the fifth (5th) anniversary of the date of this Agreement and (b) with respect to any Holder, the date (i) that such Holder no longer holds any Registrable Securities or (ii) the Holders of all Registrable Securities are permitted to sell such Registrable Securities without registration pursuant to Rule 144A (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.
6.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
6.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
6.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.12   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
6.13   Adjustments.   If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
SES AI CORPORATION
By:

Name:
Title:
HOLDERS:
IVANHOE CAPITAL SPONSOR LLC
By:

Name:   Robert Friedland
Title:   President
[TARGET HOLDERS TO COME]
[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1
Target Holders
[TO COME]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among SES AI Corporation, a Delaware corporation (formerly, Ivanhoe Capital Acquisition Corp.) (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock or shares of Class A Common Stock underlying any rights then owned by the undersigned shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the                   day of                  , 20  .

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
                 , 20
[                 ]
By:

Name:
Its:

Annex L
EXECUTION VERSION
DIRECTOR NOMINATION AGREEMENT
This Director Nomination Agreement (this “Agreement”), dated as of July 12, 2021, is entered into by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Parent”), SES Holdings Pte. Ltd., a Singapore private company limited by shares (the “Company”), and General Motors Ventures LLC, a Delaware limited liability company (“GM”). Each of Parent, the Company and GM may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 2 of this Agreement.
RECITALS
WHEREAS, pursuant to that certain Business Combination Agreement, dated as of July 12, 2021 (the “Business Combination Agreement”), by and among Parent, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and wholly owned subsidiary of Parent (“Amalgamation Sub”), and the Company, Amalgamation Sub and the Company will amalgamate, the separate existence of Amalgamation Sub will thereupon cease, and the Company will become a wholly owned subsidiary of Parent;
WHEREAS, pursuant to the Business Combination Agreement, the equity securities of the Company issued and outstanding immediately prior to Closing will be exchanged for equity securities of Parent upon the terms of and subject to the conditions set forth in the Business Combination Agreement; and
WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Parties wish to set forth their understandings with respect to certain director nomination rights following the Effective Time.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1.   Board of Directors.
(a)   Subject to the terms and conditions of this Agreement, from and after the Effective Time, GM or its Affiliates shall have the right to nominate one (1) person (including any successor, each, a “Nominee”) for election to the board of directors of Parent (the “Board”) as provided in Section 1(c) below in connection with the annual or special meeting of stockholders of Parent, as the case may be, in which members of the Board are to be elected (each, a “Meeting”), by giving written notice to Parent not later than ten days after notice of the date of such Meeting is provided to GM; provided, however, that the Board as of the Effective Time shall include the GM Director (as defined herein) as set forth in Section 1(b) below.
(b)   The Parties shall take all necessary actions within their control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the GM Director (as defined below) (who shall be Matthew Tsien) will be appointed to the Board as a Class II Director with a term ending at Parent’s 2022 Annual Meeting.
(c)   Subject to the terms and conditions of this Agreement, from and after the Effective Time, the Parties shall, as promptly as reasonably practicable, take all necessary and desirable actions within their control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that, for so long as GM (together with its Affiliates) Beneficially Owns at least five percent (5%) of the fully diluted equity securities of Parent at any time, GM and its Affiliates shall have the right to nominate one (1) Class II Director to the Board (the “GM Director”). At such time as GM (together with its

Affiliates) ceases to Beneficially Own at least five percent (5%) of the fully diluted equity securities of Parent, GM and its Affiliates shall cause the GM Director to promptly furnish his or her resignation to the Board, which the Board may accept or reject in its sole discretion.
(d)   Subject to the terms and conditions of this Agreement, from and after the Effective Time, the Parties shall take all necessary actions within their control to ensure that: (i) the Nominee is included in the Board’s slate of nominees to the stockholders of Parent for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing directors; and (ii) the Nominee up for election is included in the proxy statement prepared by management of Parent in connection with Parent’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of Parent called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Parent or the Board with respect to the election of members of the Board.
(e)   If a vacancy occurs because of the death, disability, disqualification, resignation or removal of the GM Director for any other reason and GM is otherwise entitled to have a Nominee serve on the Board pursuant to this Agreement, then GM shall be entitled to designate such person’s successor, and the Parties shall, within ten days of such designation, take all necessary actions within their control such that such vacancy shall be filled with such successor designee, it being understood that any such successor designee shall serve the remainder of the term of the GM Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such GM Director shall not be filled pending such designation and appointment, unless GM fails to designate such replacement for more than fifteen (15) days, after which Parent may appoint an interim successor Director (an “Interim Director”) until GM makes such designation.
(f)   If the Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason and GM is otherwise entitled to have a Nominee serve on the Board pursuant to this Agreement, GM or any of its Affiliates shall be entitled to nominate promptly another Nominee and the Parties shall take all necessary actions within their control such that the director position for which such Nominee was nominated shall not be filled pending such nomination or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such nomination. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such nomination and appointment, unless GM fails to nominate such Nominee for more than fifteen (15) days, after which Parent may appoint an Interim Director who may serve as a director if duly elected until GM makes such nomination.
(g)   The GM Director, if not an employee or Affiliate of GM, shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards. In addition, Parent shall pay the reasonable, documented out-of-pocket expenses incurred by the GM Director on the same terms and conditions as other non-employee Directors in connection with the GM Director’s services provided to or on behalf of Parent, including attending meetings or events attended on behalf of Parent at Parent’s request.
(h)   Parent shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as the GM Director nominated to the Board pursuant to the terms of this Agreement serves as a Director of Parent, maintain such coverage for the benefit of the GM Director.
(i)   For so long as the GM Director serves as a Director of Parent, Parent shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any such Director, as applicable, nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in Parent’s Organizational Documents (except to the extent such amendment or alteration permits Parent to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(j)   Parent acknowledges and agrees that the GM Director may share any information concerning Parent and its subsidiaries received by the GM Director, from or on behalf of Parent or its designated representatives, with GM, its Affiliates and their designated representatives; provided, however, that GM and such of its Affiliates and their designated representatives receiving any such information shall be required to execute and deliver to Parent an agreement to abide by all Parent policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to Parent to protect confidential information of Parent or confidential information of third parties that Parent is required to hold in confidence, or for other similar reasons; provided, further, that the GM Director shall not share any such information if Parent informs such Director that such sharing could be reasonably expected to compromise or otherwise adversely affect Parent’s and/or its Affiliates’ ability to assert any attorney-client privilege.
(k)   Any Nominee will be subject to Parent’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, Parent may reasonably object to any Nominee (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such Nominee was convicted in a criminal Legal Proceeding or is a named subject of a pending criminal Legal Proceeding (excluding traffic violations, misdemeanors and other minor offenses); (2) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice relevant to the Company’s business, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such Nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; (5) such Nominee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations; or (6) such Nominee would not otherwise be qualified under any applicable Law to serve as a director of the Company. In the event the Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (6) and reasonably objects to the identified director, GM and its Affiliates shall be entitled to propose a different nominee to the Board within thirty (30) days of Parent’s notice to GM of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.
Section 2.   Definitions.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Amalgamation Sub” has the meaning set forth in the recitals.
“Annual Meeting” means any meeting of the stockholders of Parent held for the purpose of electing the Directors of Parent.
“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.
“Board” has the meaning set forth in Section 1(a).
“Business Combination Agreement” has the meaning set forth in the recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore are authorized or required by Law to close.
“Class II Director” has the meaning set forth in the Certificate of Incorporation of Parent.
“Closing” has the meaning ascribed to it in the Business Combination Agreement.
“Company” has the meaning set forth in the preamble.
“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.
“Effective Time” has the meaning ascribed to it in the Business Combination Agreement.
“GM” has the meaning set forth in the preamble.
“GM Director” has the meaning set forth in Section 1(c).
“Interim Director” has the meaning set forth in Section 1(e).
“Law” has the meaning ascribed to it in the Business Combination Agreement.
“Legal Proceeding” has the meaning ascribed to it in the Business Combination Agreement.
“Meeting” has the meaning set forth in Section 1(a).
“Nominee” has the meaning set forth in Section 1(a).
“Organizational Documents” means Parent’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.
“Parent” has the meaning set forth in the preamble.
“Party” has the meaning set forth in the preamble.
“Person” means any individual, firm, corporation, partnership, limited liability Parent, incorporated or unincorporated association, joint venture, joint stock Parent, governmental agency or instrumentality or other entity of any kind.
“SEC” means the Securities and Exchange Commission.
Section 3.   Assignment; Benefit of Parties.   This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. None of the Parties shall have the right to assign any of its rights or obligations hereunder without the prior written consent of the other Parties. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.
Section 4.   Remedies.   The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.
Section 5.   Notices.   All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to a Party shall be sent to the addresses indicated below:
(a)   if to Parent or Amalgamation Sub, to:
Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas 5th Floor
New York, NY 10036
Attention:
Andrew Boyd

E-mail:
andy@bramaleapartners.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:
Sean T. Wheeler, P.C.
Debbie Yee, P.C.
Travis J. Distaso

E-mail:
sean.wheeler@kirkland.com
debbie.yee@kirkland.com
travis.distaso@kirkland.com

(b)   if to the Company, prior to the Closing, to:
1 Robinson Road
#18-00 AIA Tower
Singapore 048542
Attention:
Qichao Hu, Chief Executive Officer
Joanne Ban, Chief Legal Officer

E-mail:
qichao@ses.ai
jban@ses.ai

with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention:
Chang-Do Gong
Joel Rubinstein
Jonathan Rochwarger

E-mail:
cgong@whitecase.com
joel.rubinstein@whitecase.com
jonathan.rochwarger@whitecase.com

(c)   if to GM, to:
General Motors Holdings LLC
300 Renaissance Center
Detroit, MI 48265
Attention:
Assistant General Counsel — Corporate Finance and Global Innovation elena.centeio@gm.com

General Motors Ventures LLC
Mail Code 480-106-RA1
30470 Harley Earl Boulevard
Warren, MI 48092
Attention:
President
matt.tsien@gm.com

Section 6.   No Strict Construction.   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
Section 7.   No Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.
Section 8.   Further Assurances.   Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.
Section 9.   Counterparts.   This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.
Section 10.   Governing Law.   The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
Section 11.   Jurisdiction; WAIVER OF TRIAL BY JURY.   Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to the federal court sitting in the State of Delaware, in any action or Legal Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Legal Proceeding shall be heard and determined in any such court and agrees not to bring any Legal Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Legal Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR LEGAL PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Section 12.   Entire Agreement.   This Agreement, together with the Business Combination Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Business Combination Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.
Section 13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.
Section 14.   Amendment and Waiver.   Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 15.   Termination.   Notwithstanding anything to the contrary contained herein, this Agreement shall expire and terminate automatically upon the earlier of (i) the termination of the Business Combination Agreement by the parties thereto in accordance with the terms thereof or (ii) following the Effective Time, the time, if any, when GM (together with their respective Affiliates and permitted assignees) ceases to Beneficially Own at least five percent (5%) of the fully diluted equity securities of Parent; provided, however, that Sections 1(h) through (i), Sections 2 through 7, Sections 10 through 14, this Section 15 and Section 16 shall survive the termination of this Agreement.
Section 16.   Enforcement.   Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of Parent.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.
IVANHOE CAPITAL ACQUISITION CORP.
By:
/s/ Robert Friedland

Name: Robert Friedland
Title: Chairman and Chief Executive Officer
SES HOLDINGS PTE. LTD.
By:
/s/ Qichao Hu

Name: Qichao Hu
Title: Founder and CEO
GENERAL MOTORS VENTURES LLC
By:
/s/ Matthew Tsien

Name: Matthew Tsien
Title: President
[Signature Page to Director Nomination Agreement]

Annex M
EXECUTION VERSION
BOARD OBSERVATION AGREEMENT
This Board Observation Agreement (this “Agreement”), dated July 12, 2021, is entered into by and between Hyundai Motor Company (the “Holder”), Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted limited company (the “Company”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”). Each of the Holder and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Business Combination Agreement (as defined below).
WHEREAS, concurrently with the execution of this Agreement, the Company is entering into a business combination agreement (the “Business Combination Agreement”) by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and wholly owned subsidiary of the Company (“Amalgamation Sub”), and SES;
WHEREAS, pursuant to the Business Combination Agreement, the equity securities of SES issued and outstanding immediately prior to the Closing will be exchanged for equity securities of the Company upon the terms of and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, SES is a party to that certain Second Amended and Restated Investors’ Rights Agreement, dated as of May 12, 2021 (the “Series D±IRA”), whereby, subject to the terms and conditions of the Series D+ IRA, SES has agreed to afford Holder a continuing right, after the consummation of the Business Combination, to cause a representative of Holder (or, at the Holder’s discretion, a representative of Kia Corporation) to attend in a nonvoting observer capacity all meetings of the board of directors of SES, or other governing body of the surviving company, after the consummation of the Business Combination; and
WHEREAS, in connection with the consummation of the Business Combination, the Holder and the Company wish to set forth certain understandings among the Parties, including with respect to certain corporate governance matters.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
BOARD OBSERVER
Section 1.01   Appointment of Board Observer.   From and after the Effective Time (as defined in the Business Combination Agreement), and for so long as the Holder and its Affiliates collectively beneficially own (directly or indirectly) at least 2% of the issued and outstanding Company Common Stock determined on a fully diluted basis (after giving effect to any stock split, stock dividend or other recapitalization), the Holder shall be entitled to designate, in the Holder’s sole discretion and by delivery of written notice to the Company (identifying such individual by name, title and employer), one individual to act in the role of a non-voting observer (the “Board Observer”) to the Board of Directors of the Company (the “Board”). The Holder shall promptly notify the Company in writing if any Board Observer is no longer qualified to serve as a Board Observer hereunder or if the Holder in its sole discretion determines to remove or replace the Board Observer pursuant to Section 1.03(b) below.
Section 1.02   Rights of Board Observer.   (a) Subject to the exceptions set forth herein, the Board Observer shall have the right to attend all meetings (including telephonically) of the Board, and the Company shall give the Board Observer copies of all notices, minutes, consents and other materials that it provides to the Board and any committee of the Board (the “Board Material”).
(b)   Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Board Observer from any portion of a meeting of the Board (but not the entire meeting) if (i) access to such information or attendance at such portion of the meeting could adversely affect the attorney-client privilege between the Company and its counsel, serve to waive the work product doctrine or any other similarly protective privilege or doctrine, or result in disclosure of trade secrets or a breach of any contractual obligation of confidentiality binding on the Company or any of its Subsidiaries, (ii) the relevant Board Materials or discussion relates to the relationship (contractual or otherwise), including any potential transactions, between the Company and/or its Affiliates with the Holder and/or its Affiliates, or (iii) necessary or appropriate in furtherance of the Board discharging its fiduciary duties. For the avoidance of doubt, should the Board Observer be limited from access to any information or attendance during a portion of the meeting of the Board due to (i), (ii) or (iii), the Board Observer shall be entitled to the rest of the information provided to the full Board for such meeting and to attend the remainder of the meeting unless the sole purpose of the Board meeting was to consider the matters described in clauses (i), (ii) or (iii) above.
(c)   Neither the presence of the Board Observer at all or at any part of a meeting of the Board, nor the disclosure to the Board Observer of any confidential information, specifically including any material non-public information, shall provide the Board Observer with a right to require the Company to disclose publicly any information acquired by such Board Observer in his or her capacity as such.
(d)   For the avoidance of doubt, the Board Observer (i) shall not be permitted to: (A) vote at any meeting of the Board, (B) be counted for purposes of determining whether there is a sufficient quorum for the Board to conduct its business, or (C) serve or otherwise perform the functions of a “director” as such term is defined and interpreted for purposes of the United States federal securities laws or other applicable law, (ii) except as otherwise provided in Section 1.02(b) above, shall have the right to attend meetings of, and to receive Board Material provided to, the Board and any committees of the Board, and (iii) shall not be entitled to attend or be present during any part of any meeting of the Board during which the Board or any members thereof are meeting in executive session, unless permitted by affirmative vote of a majority of the members of the Board not affiliated with any Holder or Board Observer, acting in good faith. Except for (and without limitation of) the obligations expressly set forth in this Agreement, the Board Observer shall not have or be deemed to have any duties, fiduciary or otherwise, to the Company or its stockholders.
(e)   The Board Observer shall not be entitled to any compensation from the Company related to his or her acting as Board Observer or to reimbursement from the Company of expenses incurred by him or her in attending meetings of the Board.
Section 1.03   Cessation of Observation Rights.   (a) The Board Observer shall cease to have any rights hereunder automatically on the date that the Holder no longer has the right to designate a Board Observer pursuant to this Agreement.
(b)   The Board Observer may be removed or replaced by the Holder at any time and for any reason upon written notice from the Holder to the Company (which notice shall either identify any replacement Board Observer by name, title and employer, or the expected date by which such information will be provided). If any Board Observer ceases to serve as an observer to the Board by reason of death, disability, resignation, removal or other cessation, the role shall be filled in the sole discretion of the Holder (by a similar notice in writing to the Company).
ARTICLE II
CONFIDENTIALITY
Section 2.01   Treatment of Confidential Information.   To the extent that many information obtained by the Board Observer from the Company or its Subsidiaries (or any director, officer, employee or agent thereof) is Confidential Information (as defined below), the Holder shall, and shall cause its Affiliates and the Board Observer to, and shall use reasonable efforts to cause its Representatives to, treat any such Confidential Information as confidential in accordance with the terms and conditions set forth in this Article II.
Section 2.02   Definition of Confidential Information.   As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company or its Affiliates, whether in oral, visual, written, electronic or other form, which is disclosed to a Board Observer in his or her role as a Board Observer (and not in any other capacity) by the Company, any of its Subsidiaries or any of their respective Representatives (including all Board Material that is non-public information), together with all information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives; provided, however, that “Confidential Information” shall not include information that:
(a)   is or has become generally available to the public other than as a result of disclosure of such information by the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives;
(b)   is independently developed by the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives, without use of Confidential Information provided by the Company, any of its Subsidiaries or of their respective Representatives);
(c)   becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient’s knowledge, prohibited from disclosing such information to the Board Observer, the Holder, any of their respective Affiliates or any of their respective Representatives, by any contractual, legal or fiduciary obligation to the Company or its Affiliates; or
(d)   was known by the Holder, any of its Affiliates, or the Board Observer prior to receipt from the Company, any of its Subsidiaries or any of their respective Representatives.
Section 2.03   Non-Disclosure Obligation.
(a)   The Holder shall, and shall cause its Affiliates and the Board Observer (during the period of time he or she is serving in such role and thereafter) to, and shall use reasonable efforts to cause its Representatives to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other Person (other than disclosures to the Holder, its Affiliates or Representatives who (i) have a need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) the Holder’s and the Board Observer’s rights hereunder, or (ii) pursuant to the direction of the Holder, monitoring, reviewing and analyzing the Holder’s investment in the Company and not for any other purpose; provided, however, that the foregoing shall not apply to the extent the Holder, its Affiliates or Representatives or the Board Observer are compelled to disclose Confidential Information by judicial or administrative process or, on the advice of its outside counsel, by requirements of Law; provided, further, however, that, if legally permissible, prior prompt written notice of such disclosure shall be given to the Company so that the Company may take action, at its sole expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such Person is compelled to disclose.
(b)   The Holder hereby (i) agrees to take all necessary measures in connection with this Agreement to comply with applicable law (including but not limited to the United States federal securities laws) and the Company’s internal policies and procedures (including but not limited to the Company’s Insider Trading Policy) both now and hereinafter in effect, including measures to protect the secrecy of and to prevent the disclosure of, or use of, Confidential Information and (ii) further agrees that the Holder will not, and will cause its Affiliates not to, and will use reasonable efforts to cause its Representatives not to take any action relating to the securities of the Company which would constitute or could reasonably be expected to constitute insider trading, market manipulation, or any other violation of applicable securities law. The Holder agrees to promptly notify the Company in writing of any known breach or threatened breach of this Agreement of which the Holder becomes aware, including any known misuse or misappropriation of any Confidential Information.
ARTICLE III
MISCELLANEOUS
Section 3.01   Execution in Counterparts.   This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 3.02   Binding Effect.   This Agreement shall be binding upon the Company, the Holder and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

Section 3.03   Assignment.   This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Holder may assign this Agreement and its rights hereunder to any of its Affiliates who have agreed in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms of this Agreement; provided further, that no such assignment shall relieve the Holder of its obligations under this Agreement.
Section 3.04   Amendment; Termination.   This Agreement may not be amended or modified without the written consent of each Party and SES, nor shall any waiver be effective against any Party unless in writing and executed by such Party. This Agreement shall terminate automatically without any action by either Party at such time as (i) the Business Combination Agreement is terminated for any reason whatsoever or (ii) following the Effective Time, the time, if any, when the Holder (together with its Affiliates and permitted assigns) ceases to beneficially own at least two percent (2%) of the fully diluted equity securities of Parent; provided, however, that Sections 2.01 through 2.03 and Sections 3.02 through 3.07 shall survive the termination of this Agreement.
Section 3.05   Severability.   If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.
Section 3.06   Governing Law; Submission to Jurisdiction.   This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transactions leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to any principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction), to the extent such principles would permit or require the application of the laws of another jurisdiction. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the appellate courts having jurisdiction of appeals in such court in any action or proceeding arising out of or relating to this Agreement (whether in contract or in tort or otherwise), agrees that all claims in respect of such action or proceeding may be heard and determined in such courts, submits to the personal jurisdiction in such courts and agrees not to bring any such action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law and irrevocably agrees to be bound by any such final judgment from which no appeal may be taken or is available in connection with this Agreement. Nothing in this Section 3.06, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
Section 3.07   WAIVER OF JURY TRIAL.   EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.
IVANHOE CAPITAL ACQUISITION CORP.
By:
/s/ Robert Friedland

Name:
Robert Friedland

Title:
Chairman and Chief Executive Officer

HYUNDAI MOTOR COMPANY
By:
/s/ Jae Hoon Chang

Name:
Jae Hoon Chang

Title:
President

SES HOLDINGS PTE. LTD.
By:
/s/ Qichao Hu

Name:
Qichao Hu

Title:
Founder and CEO

[Signature Page to Board Observation Agreement]

Annex N
Preliminary Proxy Card Subject to CompletionYOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - Q U I C K    E A S YIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailIVANHOE CAPITAL ACQUISITION CORP.PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on [X] [X], 2021.INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.Vote at the Meeting –If you plan to attend the virtual online Special Meeting , you will need your 12 digit control number to vote electronically at the Special Meeting . To attend: https://www.cstproxy.com/[X]/sm2021MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED IVANHOE CAPITAL ACQUISITION CORP.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSImportant Notice Regarding the Internet Availability of Proxy Materials for the Extraordinary General Meeting of ShareholdersThe 2021 Proxy Statement is available at: https://www.cstproxy.com/xxxxxxxx/2021The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice of Extraordinary General Meeting of the Shareholders (the “Extraordinary General Meeting”) of Ivanhoe Capital Acquisition Corp. (the “Company”) and appoints Xxxxxx Xxxxx and Xxxxxx Xxxxx, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the ordinary shares of the Company held of record by the undersigned at the close of business on Xxxx xx, 2021 at the Extraordinary General Meeting to be held at [x], [x] Time, on [x], 2021, at [x] located at [x] and virtually at: https://www.cstproxy.com/[X]/sm2021 or at any adjournment or postponement thereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 THROUGH 8, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.(Continued, and to be marked, dated and signed, on the other side)

PROXY CARDTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.Proposal No. 1 — The Business Combination Proposal—Please mark your votes like thisRESOLVED, as an ordinary resolution under Cayman Islands law that Ivanhoe Capital Acquisition Corp.’s (“Parent”) enry into the Business Combination Agreement, dated July 12, 2021 (as amended on September 20, 2021 and as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Parent,FOR AGAINST ABSTAINAdvisory Charter Proposal 4E —RESOLVED, as a non-binding advisory resolution, that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New SES (the “New SES Board”) present at any regular or special meeting of the New SES Board at which a quorum is present or (y) (i) onFOR AGAINST ABSTAINWormhole Merger Sub Pte. Ltd. (“Amalgamation Sub”) and SES Holdings Pte. Ltd. (“SES”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, immediately following the de-registration of Parent as an exempted company in the Cayman Islands and the continuation and domestication of Parent as a corporation in the State of Delaware, Amalgamation Sub and SES will amalgamate (the “Amalgamation”) with SES surviving the Amalgamation as the amalgamated company (such transaction, the “Amalgamation”) (the time that the Amalgamation becomes effective being referred to as the “Effective Time”).* be and hereby are confirmed, ratified and approved in all respects and that the consummation of the transactions contemplated by the Business Combination Agreement be and hereby are authorized and approved in all respects.or after the first date on which the issued and out-standing shares of New SES Class B common stock represents less than 50% of the voting power of thethen outstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, by the affirmative vote of the holders of at least two- thirds (2/3) of the voting power of the capital stock of New SES or, prior to such time, (ii) by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of New SES then outstanding and entitled to vote in the election of directors at an annual meeting of New SES stockholders, as opposed to the Current Articles, which only require such an amendment to be approved by a special resolution passedProposal No. 2 — The Domestication Proposal — RESOLVED, as a special resolution under Cayman Islands law, that Parent be transferred by way of continuation to Delaware pursuant to Part XII of the Cayman Islands CompaniesFOR AGAINST ABSTAINby holders of at least two-thirds (2/3) of the ordinary shares of Parent who, being present in person or by proxy and entitled to vote thereon, cast votes at a general meeting, be approved;Act and Article 49 of the amended and restated memorandum and articles of association of Parent (the “Current Articles”) and Section 388of the DGCL and, immediately upon being de-registered in the Cayman Islands, Parent be continued and domesticated as a corporation under the laws of the State of Delaware.Advisory Charter Proposal 4F — RESOLVED, as a non-binding advisory resolution that provisions in the Proposed Charter that the number of directors will be fixed from time to time by a majority of the New SES Board, as opposed to the Current Articles, which provide that the number of directors of Parent may beFOR AGAINST ABSTAINProposal No. 3 — The Organizational Documents Proposal — RESOLVED, as a special resolution under Cayman Islands law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, that the amendment and restatement of the Current Articles by theirFOR AGAINST ABSTAINincreased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting, be approved;Advisory Charter Proposal 4G — RESOLVED, as a non-binding advisory resolution, that provisions in the Proposed Charter that provide that any or allFOR AGAINST ABSTAINdeletion and replacement with the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of New SES, which, if approved, would take effect immediately after the Domestication (the “Organizational Documents Proposal”), be approved.Proposal No. 4 — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (we refer to such proposals as the “Advisory Charter Proposals”):directors of New SES may be removed from office at any time with or without cause and for any or no reason prior to the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the thenoutstanding shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders; provided, however, that from or after the occurrence of the first date on which the issued and outstanding shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, any director onAdvisory Charter Proposal 4A — RESOLVED, as a non-binding advisory resolution, that the increase in the share capital authorized under the Current Articles from (i) 221,000,000 shares of capital stock divided into (a) 200,000,000 Class A ordinary shares, par value $0.0001 per-share (the “Class A ordinary shares”), (b) 20,000,000 Class B ordinary shares, parFOR AGAINST ABSTAINthe New SES Board may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of New SES stockholders, as opposed to the Current Articles, which provide that (x) prior to the closing of a Business Combination (as defined in the Current Articles), holders of the Class B ordinary shares of Parent may remove any director oftogether with the Class A ordinary shares, the “ordinary shares”), and (c) 1,000,000 preference shares, par value $0.0001 per share (the “preference shares”), to (ii) [x] shares of capital stock authorized underthe Proposed Charter, consisting of (a) [x] shares of Class A common stock, par value $0.0001 per share (the “New SES Class A common stock”), (b) [x] shares of New SES Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the New SES Class A common stock, the “common stock”), and (c) [x] shares of preferred stock, par value $0.0001 per share; be approved;the board of directors of Parent (the “Parent Board”) by ordinary resolution, being a resolution passed by a simple majority of the holders of Class B ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting, and holders of Class A ordinary shares of Parent have no right to vote on the removal of any director of the Parent Board and (y) following the closing of a Business Combination, directors of Parent Board may be removed by ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy andAdvisory Charter Proposal 4B — RESOLVED, as a non-binding advisory resolution to the provisions in the Proposed Charter that holders of shares of New SES Class A common stock will be entitled to cast one (1) vote for each share of New SES Class A common stock, and holders of shares of New SES Class B common stock will be entitled to cast ten (10) votes for each share of New SES Class B common stock,FOR AGAINST ABSTAINentitled to vote, cast votes at a general meeting be approved;Advisory Charter Proposal 4H — RESOLVED, as a non-binding advisory resolution, that the elimination of various provisions in the Current Articles applicable only to blank check companies and the Parent’s operations as a special purpose acquisition company immediately prior to consummation of aFOR AGAINST ABSTAINin each case with respect to all matters submitted to a vote of stockholders generally, as opposed to the Current Articles, which provide that each Class A ordinary share, and each Class B ordinary share is entitledBusiness Combination (as defined in the Current Articles), including the provisions requiring thatto one vote per share on each matter properly submitted to Parent’s shareholders entitled to vote; Parent have net tangible assets of at least $5,000,001 immediately prior to such a Business Combination;Advisory Charter Proposal 4C — to provide in the Proposed Charter that any action required or permitted to be taken by the stockholders of New SES must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstandingFOR AGAINST ABSTAINandAdvisory Charter Proposal 4I —RESOLVED, as a non-binding advisory resolution that provisions in the Proposed Charter that provide that special meetings of stockholders for any purpose or purposes may be called at any time by the New SES Board, the Chairperson of the New SES Board or the Chief Executive Officer of New SES; provided, however, that prior to the first date on which the issued and outstandingshares of New SES Class B common stock represent less than 50% of the voting power of the then out- standing shares of capital stock of New SES that would then be entitled to vote for the election of directors at an annual meeting of New SES stockholders, any action required or permitted to be taken at any annual or special meeting of New SES may be taken without a meeting and by written consent if such written consent sets forth the action so taken and is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted, as opposed to the Current Articles, which provide that a resolution in writing (in one or more counterparts) signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting;shares of New SES Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New SES that would be entitled to vote in the election of directors at an annual meeting of New SES stockholders, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the holders of a majority of voting power of the shares of capital stock of New SES that would then be entitled to vote in the election of directors at an annual meeting of stockholders; as opposed to the Current Articles, which provide that extraordinary general meetings may be called by a majority in number of the shareholders having the right to attend and vote at such meeting, together not holding less than ninety-five (95) percent in par value of the shares giving that right be approved. Proposal No. 5 — The NYSE Proposal —RESOLVED, as an ordinary FOR AGAINST ABSTAIN resolution under Cayman Islands law, that for the purposes of complying with theAdvisory Charter Proposal 4D — as a non-binding advisory resolution, that certain provisions of the Proposed Charter relating to the rights of New SES Class A common stock and Class B common stock may be amended, altered, changed, adopted or repealed Under the Proposed Charter, in addition to any vote requiredFOR AGAINST ABSTAINapplicable provisions of the NYSE Listing Rule 312.03, the issuance of shares of New SES Class A common stock and New SES Class B common stock pursuantto the Business Combination and shares of New SES Class A common stock in connection with the PIPE Financing and any additional shares pursuant to subscription agreements Parent may enter into prior to Closing, be approved.by the DGCL, amendments, alterations, changes, adoptions or repeals tocertain provisions of the Proposed Charter will require the affirmative vote of the holders of two-thirds (2/3) of the voting power of all shares of capital stock then outstanding and entitled to vote generally in the election of directors, voting together as a single class; provided, however, that (i) so long as any shares of New SES Class B common stock remain outstanding, following the consummation of a Business Combination (as defined in the Proposed Charter), the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New SES Class B common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes any of the voting, conversion, dividend or liquidation provisions of the shares of New SES Class B common stock or other rights, powers, preferences or privileges of the shares of New SES Class B common stock, (2) to provide for each share of New SES Class A common stock or any other class of New SES common stock to have more than one (1) vote per-share or any rights to a separate class vote of the holders of shares of New SES Class A common stock other than as provided by the Proposed Charter or required by the DGCL or (3) to otherwise adversely impact the rights, powers, preferences or privilegesProposal No. 6 — The Incentive Plan Proposal —RESOLVED, AS AN ordinary resolution under Cayman Islands law that the Equity Incentive Plan be approved.Proposal No. 7 — The Director Election Proposal — RESOLVED, as an ordinary resolution under Cayman Islands law, that the election of seven directors who, effective immediately after the Effective Time, will become the directors of New SES until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter, be approved.Proposal No. 8 — The Adjournment Proposal — RESOLVED, as an ordinary resolution under Cayman Islands law, that the adjournment of the extraordinary general meeting (i) to ensure that any supplement or amendment to the proxy statement/prospectus/ that the Parent Board has reasonably de-FOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAINof the shares of New SES Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New SES Class A common stock; and(ii) so long as any shares of New SES Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of New SES Class A common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New SES Class A common stock so as to affect them adversely, or (2) to provide for each share of New SES Class B common stock to have more than ten (10) votes per-share or any rights to a separate class vote of the holders of shares of New SES Class B common stock other than as provided by the Proposed Charter or required by the DGCL, as opposed to the Current Articles, which provide that alterations or additions may be made by a special resolution under Cayman Islands law, being a resolution passed by a majority of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting, be approved;termined in good faith after consultation with Parent’s outside legal counsel is required by applicable law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the extraordinary general meeting; (ii) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient Parent ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; or (iii) in order to solicit additional proxies from shareholders in favor of one or more of the Condition Precedent Proposals, be approved.CONTROL NUMBERSignature Signature, if held jointly Date , 2021Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee,guardian, or corporate officer, please give title as such.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - QUICK EASYIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailYour Internet vote authorizes the named proxiesIVANHOE CAPITAL ACQUISITION CORP.to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on [X] [X], 2021.INTERNET –www.cstproxyvote.com/ivanhoe/2021Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.Vote at the Meeting –If you plan to attend the virtual online Special Meeting , you will need your 12 digit control number to vote electronically at the Special Meeting . To attend: https://www.cstproxy.com/invahoe/2021MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDEDIVANHOE CAPITAL ACQUISITION CORP.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSImportant Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Public and Private Placement Warrant HoldersThe 2021 Proxy Statement is available at: https://www.cstproxy.com/ivanhoe/2021The undersigned, revoking any previous proxies relating to warrants, hereby acknowledges receipt of the Notice of Special Meeting of the Public and Private Placement Warrant Holders of the Shareholders (the “Special Meeting”) of Ivanhoe Capital Acquisition Corp. (the “Company”) and appoints Xxxxxx Xxxxx and Xxxxxx Xxxxx, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the warrants of the Company held of record by the undersigned at the close of business on Xxxx xx, 2021 at the Special Meeting to be held at [x], [x] Time, on [x], 2021, at [x] located at [x] or virtually at: https://www.cstproxy.com/ivanhoe/2021 or at any adjournment or postponement thereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXYWILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.(Continued, and to be marked, dated and signed, on the other side)PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.Preliminary Proxy Card Subject to Completion 21-23877-14 C7.3 P62

PROXY CARDTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.Please mark your votes like thisProposal No. 1 -- The Warrant Amendment Proposal -- to consider and vote upon a proposal to amend the Warrant Agreement, dated as of January 6, 2021 (the “Warrant Agreement”), between Parent and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (“Warrant Agent”), to amend and restate the terms of Parent's public warrants and private placement warrants to implement certain changes that are intended to result in such warrants being accounted for as equity within the balance sheet of Parent, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”);Proposal No. 2 -- The Warrant Holders Adjournment Proposal -- to consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”, and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”)FORAGAINST ABSTAINFOR AGAINST ABSTAINCONTROL NUMBERSignature Signature, if held jointly Date , 2021Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.X21-23877-14 C7.3 P63